Exhibit 99.4

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

THIS JOINT CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this Joint Circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Joint Circular.

If you are in any doubt as to any aspect of this Joint Circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional advisers.

If you have sold or transferred all your shares in Guotai Junan Securities or Haitong Securities, you should at once hand this Joint Circular together with the accompanying form of proxy to the purchaser(s) or the transferee(s) or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or the transferee(s).

The distribution of this Joint Circular in certain jurisdictions may be prohibited by law. The securities to be issued pursuant to the Proposed Merger and the Placement A Shares to be issued under the Proposed Placement have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State of the United States or any other jurisdiction and may not be offered or sold in the United States, or to or for the account or benefit of any U.S. person, except pursuant to an applicable exemption from, or in a transaction not subject to, registration under the Securities Act or securities laws of any State of the United States. No offer or sale of securities has been or will be registered under the Securities Act or under the applicable securities laws of any other jurisdiction.

Confirmation of Your Representation: You acknowledge that the offering has not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States, or any other U.S. regulatory authority. You have accessed this Joint Circular on the basis that you have confirmed your representation to Guotai Junan Securities and Haitong Securities that you are eligible to participate in the Proposed Merger and receive the securities to be issued pursuant to the Proposed Merger in accordance with the laws and regulations of the jurisdiction in which you are located or are otherwise subject to.

You are reminded that you have accessed this Joint Circular on the basis that you are a person into whose possession this Joint Circular may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver or forward this Joint Circular, electronically or otherwise, to any other person. If you have gained access to this transmission contrary to the foregoing restrictions, you may be unable to receive any of the securities to be issued pursuant to the Proposed Merger.

This Joint Circular is for information purposes only and does not constitute an offer or invitation to subscribe for or purchase any securities of Guotai Junan Securities or Haitong Securities, nor is it calculated to invite any such offer or invitation or a solicitation for any voting right or approval in any jurisdiction.

(A joint stock company incorporated in the People’s Republic of China with limited liability)	(A joint stock limited company incorporated in the People’ s Republic of China with limited liability)
(Stock Code: 02611)	(Stock Code: 06837)

(1) PROPOSED MERGER AND SHARE EXCHANGE OF

GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR
GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND

H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE
CONCURRENT ISSUANCE OF A SHARES BY GUOTAI JUNAN
SECURITIES UNDER THE PROPOSED PLACEMENT

(4) SPECIAL DEAL

(5) NOTICE OF THE GUOTAI JUNAN EGM

(6) NOTICE OF THE HAITONG EGM AND

(7) NOTICE OF THE HAITONG H SHAREHOLDERS’ CLASS MEETING

Financial Adviser to Guotai Junan Securities	Financial Adviser to Haitong Securities

Independent Financial Adviser to Guotai Junan IBC and Independent Guotai Junan Shareholders	Independent Financial Adviser to Haitong IBC

A letter from Guotai Junan Board is set out on pages 74 to 104 of this Joint Circular. A letter from Guotai Junan IBC containing its advice and recommendation to the Independent Guotai Junan Shareholders in relation to the Proposed Placement is set out on pages 105 to 106 of this Joint Circular. A letter from Guotai Junan IFA to Guotai Junan IBC in respect of the Proposed Placement is set out on pages 107 to 125 of this Joint Circular. Notice convening the Guotai Junan EGM to be held at 1:30 p.m. on Friday, 13 December 2024 at Xinghui Hall, 2nd Floor, Yan’an Hotel, No. 1111 Yan’an Middle Road, Jing’an District, Shanghai, the PRC is set out on pages N-1 to N-5 of this Joint Circular. The proxy form for use at the Guotai Junan EGM is enclosed herewith and also published on the websites of the Hong Kong Stock Exchange (www.hkexnews.hk) and Guotai Junan Securities (http://www.gtja.com). Whether or not you are able to attend the Guotai Junan EGM, you are reminded to complete, sign and return the proxy form in accordance with the instructions printed thereon. The proxy form shall be lodged at the H share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than twenty-four (24) hours before the time appointed for the holding of the Guotai Junan EGM (i.e. 1:30 p.m. on Thursday, 12 December 2024). Completion and return of the proxy form will not preclude you from attending and voting in person at the Guotai Junan EGM should you so wish.

A letter from Haitong Board is set out on pages 126 to 143 of this Joint Circular. A letter from Haitong IBC containing its advice and recommendation to the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders in relation to the Proposed Merger and the Proposed Placement is set out on pages 144 to 145 of this Joint Circular. A letter from Haitong IFA to Haitong IBC in respect of the Proposed Merger and the Proposed Placement is set out on pages 146 to 211 of this Joint Circular. A notice convening the Haitong EGM at 1:30 p.m. on Friday, 13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the PRC is set out on pages N-6 to N-10 of this Joint Circular. A notice convening the Haitong H Shareholders’ Class Meeting to be held at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the PRC on Friday, 13 December 2024 immediately following the conclusion of the Haitong EGM and the Haitong A Shareholders’ Class Meeting or any adjournment thereof is set out on pages N-11 to N-14 of this Joint Circular. The forms of proxy for the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting are enclosed herewith and have been published on the websites of the Hong Kong Stock Exchange (www.hkexnews.hk) and Haitong Securities (www.htsec.com). Whether or not you are able to attend the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting or any adjournment thereof, you are reminded to complete, sign and return the form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event not less than twenty-four (24) hours before the time appointed for the holding of the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting (i.e. 1:30 p.m. on Thursday, 12 December 2024 for the Haitong EGM and 2:30 p.m. on Thursday, 12 December 2024 for the Haitong H Shareholders’ Class Meeting) or any adjournment thereof (as the case may be), and deposit it together with the notarised power of attorney or other document of authorisation with Haitong Securities’ H share registrar, Computershare Hong Kong Investor Services Limited (for Haitong H Shareholders) at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong. Completion and return of the form of proxy will not preclude you from attending and voting at the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting in person.

This Joint Circular is jointly issued by Guotai Junan Securities and Haitong Securities.

22 November 2024

IMPORTANT

NOTICES TO HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES

Notice to holders of Guotai Junan Shares and Haitong Shares in the U.S.

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to this Joint Circular and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of this Joint Circular. In, and as a result of, accessing this Joint Circular you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the U.S.. The financial statements included in this Joint Circular have been prepared in accordance with the IFRS and the CASBE and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the U.S..

Holders of Guotai Junan Shares or Haitong Shares in the U.S. may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the U.S. and some or all of their respective officers and directors may be residents of a country other than the U.S.. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgement.

Securities may not be offered or sold in the U.S. absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The Placement A Shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act or securities laws of any State of the U.S.. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

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IMPORTANT

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if this Joint Circular is accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

Notice to holders of Guotai Junan Shares and Haitong Shares in Australia

This Joint Circular is not, and is not required to be, an Australian bidder’s statement (as Haitong Securities is not an Australian company) or a prospectus or product disclosure statement (“PDS”) in relation to the Guotai Junan H Shares that are offered as consideration under the Proposed Merger and, accordingly, is not required to contain the information required by the Corporations Act 2001 (Cth) (Australia) for an Australian bidder’s statement, a prospectus or a PDS.

This Joint Circular has not been, and will not be, reviewed by, nor lodged with the Australian Securities and Investments Commission. The distribution of this Joint Circular in Australia has not been authorised by any regulatory authority in Australia.

This offer of Guotai Junan H Shares to Haitong Shareholders with an Australian registered address is being made pursuant to this Joint Circular and to ASIC Corporations (Foreign Scrip Bids) Instrument 2015/357 (Australia) on the basis that, for the purposes of that instrument, this Proposed Merger is a “foreign scrip bid” regulated by or under Hong Kong law and Guotai Junan Securities reasonably believes the Proposed Merger is made in accordance with all relevant Hong Kong regulatory requirements.

Guotai Junan Securities has fixed 23 October 2024 as the time in the 30-day period immediately before the date of despatch of this Joint Circular for determining the relief condition that no more than 10% of Haitong H Shares are held by Australian residents.

Notice to Holders of Guotai Junan Shares and Haitong Shares in the European Economic Area

In any member state of the European Economic Area, no offer has been made, nor will be made, of the Guotai Junan Shares to the public. Notwithstanding the foregoing, an offer of the Guotai Junan Shares may be made in a member state: (i) to any qualified investor as defined in the Prospectus Regulation; (ii) to fewer than 150 natural or legal persons per member state (other than qualified investors as defined in the Prospectus Regulation); (iii) to investors who acquire Guotai Junan Shares for a total consideration of at least EUR 100,000 per investor, for each separate offer; and (iv) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplementary prospectus pursuant to Article 23 of the Prospectus Regulation. The term “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

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IMPORTANT

Notice to holders of Guotai Junan Shares and Haitong Shares in Japan

The Guotai Junan Shares have not been and will not be registered in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) in reliance upon the exemption from the registration requirements since the offering constitutes the small number private placement as provided for in “ha” of Article 2, Paragraph 3, Item 2 of the FIEA.

Notice to holders of Guotai Junan Shares and Haitong Shares in Singapore

This Joint Circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Joint Circular and any other document or material in connection with the Proposed Merger (including the notices of shareholders’ meeting and the forms of proxy in respect of the notices of shareholders’ meeting) may not be circulated or distributed, nor may Guotai Junan Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore except under or pursuant to a prospectus registration exemption under Subdivision (4) of Division 1 of Part 13 of the Securities and Futures Act 2001 of Singapore (the “SFA”) (other than section 280 of the SFA).

Notice to holders of Guotai Junan Shares and Haitong Shares in Switzerland

The offering of the Guotai Junan Shares in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because, among other things, such offering is solely made to existing Haitong Shareholders in connection with the Proposed Merger and equivalent information is provided through this Joint Circular and the Material Information Announcements published by each of Guotai Junan Securities and Haitong Securities, and the Guotai Junan Shares will not be admitted to trading on any trading venue in Switzerland. Neither this Joint Circular, the Material Information Announcements and the related overseas regulatory announcements published by each of Guotai Junan Securities and Haitong Securities, nor any other offering or marketing material relating to the Guotai Junan Shares constitutes a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the Guotai Junan Shares.

Notice to holders of Guotai Junan Shares and Haitong Shares in the United Kingdom

This Joint Circular and any other material in relation to the Guotai Junan Shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this Joint Circular relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Promotions Order of the United Kingdom; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Financial Promotions Order of the United Kingdom; or (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2023 of the United Kingdom) in connection with the issue or sale of any Guotai Junan Shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The Guotai Junan Shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the Guotai Junan Shares will be engaged in only with, the Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this Joint Circular or any of its contents.

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IMPORTANT

No Guotai Junan Shares have been offered or will be offered pursuant to the Proposed Merger to the public in the United Kingdom prior to the publication of a prospectus in relation to the Guotai Junan Shares which has been approved by the Financial Conduct Authority of the United Kingdom, except that the Guotai Junan Shares may be offered to the public in the United Kingdom at any time:

1.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation.

2.	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation); or

3.	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2023 of the United Kingdom.

provided that no such offer of the Guotai Junan Shares shall require Guotai Junan Securities or any of its affiliates to publish a prospectus pursuant to Section 85 of the Financial Services and Markets Act 2023 of the United Kingdom or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Guotai Junan Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Guotai Junan Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Guotai Junan Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Each person in the United Kingdom who acquires any Guotai Junan Shares pursuant to the Proposed Merger will be deemed to have represented, acknowledged, and agreed that it meets the criteria outlined in this section.

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IMPORTANT

ENQUIRY HOTLINE AND EMAIL

Guotai Junan Securities and Haitong Securities have set up an enquiry hotline and email to provide information in relation to the Proposed Merger and the Proposed Placement in response to only administrative or procedural queries. If Guotai Junan Shareholders, Haitong Shareholders and potential investors have any questions of an administrative and procedural nature concerning the Proposed Merger and the Proposed Placement, please reach out to Orient Capital Pty Limited via the following ways:

Phone: +852 3953 7250

Email: gtja.haitong@orientcap.com

Office hours: 9:00 a.m. to 6:00 p.m. Mondays to Fridays (excluding weekends and public holidays in Hong Kong)

This hotline is managed by an external service provider, Orient Capital Pty Limited. For the avoidance of doubt, the designated phone line or email account cannot and will not: (i) provide any information not available in the public domain nor any advice on the merits or risks of the Proposed Merger and Proposed Placement; or (ii) give any financial or legal advice. If you are in doubt as to any aspect of this Joint Circular or action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional advisers.

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EXPECTED TIMETABLE

EXPECTED TIMETABLE OF THE GUOTAI JUNAN EGM, THE HAITONG EGM, THE HAITONG A SHAREHOLDERS’ CLASS MEETING AND THE HAITONG H SHAREHOLDERS’ CLASS MEETING CONVENED FOR CONSIDERING THE PROPOSED MERGER AND THE PROPOSED PLACEMENT:

The expected timetable set out below is indicative only and may be subject to change. Further announcement(s) will be made as and when appropriate.

Unless otherwise expressly stated, references to times and dates in this Joint Circular and the notices are to Hong Kong times and dates.

Latest time for lodging transfers of Guotai Junan H Shares in order to be entitled to attend and vote at the Guotai Junan EGM	4:30 p.m. on Monday, 9 December 2024

Latest time for lodging transfers of Haitong H Shares in order to be entitled to attend and vote at the Haitong EGM and the Haitong H Shareholders’ Class Meeting	4:30 p.m. on Monday, 9 December 2024

Closure of registers for transfers of shares for determination of Guotai Junan H Shareholders entitled to attend and vote at the Guotai Junan EGM	Tuesday, 10 December 2024 to Friday, 13 December 2024

Closure of registers for transfers of shares for determination of Haitong H Shareholders entitled to attend and vote at the Haitong EGM and the Haitong H Shareholders’ Class Meeting	Tuesday, 10 December 2024 to Friday, 13 December 2024

Latest time for lodging proxy forms in respect of the Guotai Junan EGM	1:30 p.m. on Thursday, 12 December 2024

Latest time for lodging proxy forms in respect of the Haitong EGM	1:30 p.m. on Thursday, 12 December 2024

Latest time for lodging proxy forms in respect of the Haitong H Shareholders’ Class Meeting	2:30 p.m. on Thursday, 12 December 2024

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EXPECTED TIMETABLE

Record date for Guotai Junan Shareholders for the Guotai Junan EGM	Friday, 13 December 2024

Record date for Haitong Shareholders for the Haitong EGM and the Haitong H Shareholders’ Class Meeting	Friday, 13 December 2024

Guotai Junan EGM	1:30 p.m. on Friday, 13 December 2024

Haitong EGM.	1:30 p.m. on Friday, 13 December 2024

Haitong A Shareholders’ Class Meeting	2:00 p.m. on Friday, 13 December 2024 or immediately following the conclusion of the Haitong EGM or any adjournment thereof

Haitong H Shareholders’ Class Meeting	2:30 p.m. on Friday, 13 December 2024 or immediately following the conclusion of the Haitong EGM and the Haitong A Shareholders’ Class Meeting or any adjournment thereof

Announcement of poll results of the Guotai Junan EGM	Friday, 13 December 2024

Announcement of poll results of the Haitong EGM, Haitong A Shareholders’ Class Meeting and Haitong H Shareholders’ Class Meeting	Friday, 13 December 2024

Resumption of registers for transfers of shares	9:00 a.m. on Monday, 16 December 2024

Issue of notice and announcement to Guotai Junan Securities’ creditors pursuant to PRC Company Law	Not later than 10 days (for the notice to creditors) and within 30 days (for the announcement) following the Guotai Junan EGM approving the Proposed Merger

Issue of notice and announcement to Haitong Securities’ creditors pursuant to PRC Company Law	Not later than 10 days (for the notice to creditors) and within 30 days (for the announcement) following the Haitong EGM and the Haitong H Shareholders’ Class Meeting approving the Proposed Merger

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EXPECTED TIMETABLE

End of the period during which repayment of indebtedness is required to be handled pursuant to requests from Guotai Junan Securities’ creditors	Within 30 days after the issue of notice to creditors or 45 days after the issue of announcement to creditors (whichever is the latest)

End of the period during which repayment of indebtedness is required to be handled pursuant to requests from Haitong Securities’ creditors	Within 30 days after the issue of notice to creditors or 45 days after the issue of announcement to creditors (whichever is the latest)

Note:     Guotai Junan Securities will issue separate announcement(s) notifying Guotai Junan H Shareholders of the timeline for the exercise of the Guotai Junan Put Option and the exact dates and relevant arrangements for the Share Exchange. Haitong Securities will issue separate announcement(s) notifying Haitong H Shareholders of the timeline for the exercise of the Haitong Put Option, the proposed withdrawal of listing of the Haitong H Shares, the exact dates and relevant arrangements for the Share Exchange, the last day for dealing in Haitong H Shares on the Hong Kong Stock Exchange as well as when the formal delisting of the Haitong H shares will become effective.

LIST OF MAJOR EVENTS LEADING TO IMPLEMENTATION AND COMPLETION OF THE PROPOSED MERGER

Guotai Junan Securities and Haitong Securities will jointly publish announcement(s) on the date when, or as soon as reasonably practicable after, all Effectiveness Conditions to the Merger Agreement have been satisfied and the implementation conditions of the Merger Agreement have been satisfied or waived, as appropriate.

After publication of the above-mentioned announcement(s) and subject to compliance with regulatory requirements and practices, upon the commencement of the announced Guotai Junan Put Option Declaration Period and the announced Haitong Put Option Declaration Period, the Qualified Guotai Junan Dissenting Shareholders and Qualified Haitong Dissenting Shareholders may exercise the Guotai Junan Put Option and Haitong Put Option, respectively, by delivering the share certificates for Guotai Junan H Shares and Haitong H Shares (as the case may be) together with the relevant transfer forms to the H share registrars of Guotai Junan Securities and Haitong Securities, respectively. The detailed arrangements for exercise of the Guotai Junan Put Option and Haitong Put Option (including without limitation in relation to the Guotai Junan Put Option Exercise Date or the Haitong Put Option Exercise Date, declaration, settlement and closing arrangements of the Guotai Junan Put Option or the Haitong Put Option) will be separately announced prior to commencement of the implementation of the Guotai Junan Put Option and Haitong Put Option.

The Share Exchange to implement the Proposed Merger will commence immediately after completion of the implementation of the Guotai Junan Put Option and Haitong Put Option. Separate announcement(s) will be published in relation to the Share Exchange arrangements.

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EXPECTED TIMETABLE

WARNING

The Effectiveness Conditions must be fulfilled before the Merger Agreement becomes effective. Therefore, the Merger Agreement may or may not become effective. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should be aware that the Proposed Merger is subject to the Conditions set out in this Joint Circular being satisfied or waived, as applicable, and neither Guotai Junan Securities nor Haitong Securities provides any assurance that any or all Conditions can be satisfied, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. Guotai Junan Shareholders, Haitong Shareholders and potential investors in the securities of Guotai Junan Securities and/or the securities of Haitong Securities should therefore exercise caution when dealing in Guotai Junan Shares or Haitong Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

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ACTION TO BE TAKEN

ACTION TO BE TAKEN BY GUOTAI JUNAN H SHAREHOLDERS

Guotai Junan H Shareholders who have been registered as holders of Guotai Junan H Shares on the register of members of Guotai Junan Securities kept by the registrar of H shares and who have completed all such necessary registration procedures by no later than 4:30 p.m. on Monday, 9 December 2024 will be entitled to attend the Guotai Junan EGM.

Whether or not you intend to attend the Guotai Junan EGM, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 24 hours before the appointed time for holding the relevant meetings (i.e. 1:30 p.m. on Thursday, 12 December 2024) or any adjournment thereof). After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish. A drop box service will be available for Guotai Junan Shareholders to lodge their proxy forms at Guotai Junan Securities’ share registrar for H shares, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

The register of members of Guotai Junan H Shareholders will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (such dates inclusive), during which no registration of transfers of Guotai Junan H Shares will be processed. If applicable, Guotai Junan H Shareholders intending to attend the Guotai Junan EGM must lodge their respective transfer documents and relevant share certificates with Guotai Junan Securities’ share registrar for H shares, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 9 December 2024.

An announcement will be made by Guotai Junan Securities in relation to the results of the Guotai Junan EGM. Further announcement(s) will be made before/after the satisfaction or waiver, as appropriate, of the Effectiveness Conditions and conditions to implementation of the Merger Agreement.

ACTION TO BE TAKEN BY GUOTAI JUNAN DISSENTING SHAREHOLDERS TO EXERCISE THE GUOTAI JUNAN PUT OPTION

In order to protect the interests of the Guotai Junan Dissenting Shareholders, the Guotai Junan Put Option will be granted to the Guotai Junan Dissenting Shareholders.

If the Proposed Merger is ultimately not implemented, the Guotai Junan Dissenting Shareholders shall have no right to exercise the Guotai Junan Put Option and shall not be entitled to claim any compensation or indemnity from Guotai Junan Securities or any Guotai Junan Put Option Provider.

– x –

ACTION TO BE TAKEN

Entitlement to Exercise the Guotai Junan Put Option

Only those Guotai Junan Dissenting Shareholders who have cast an Effective Dissenting Vote in respect of the relevant resolutions regarding the proposal of the Proposed Merger and the relevant resolution regarding the execution of the Merger Agreement at the Guotai Junan EGM will be eligible to exercise the Guotai Junan Put Option in relation to their Guotai Junan H Shares and/or Guotai Junan A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Guotai Junan Dissenting Shareholder(s)”.

Subject to satisfaction or waiver (as applicable) of all the Conditions, the Qualified Guotai Junan Dissenting Shareholders who exercise the Guotai Junan Put Option will be entitled to sell their Guotai Junan Shares to the Guotai Junan Put Option Providers, (with respect to Guotai Junan A Shares) Shanghai International, at a cash price equal to RMB14.86 per Guotai Junan A Share, and (with respect to Guotai Junan H Shares) Shanghai International (Hong Kong), at a cash price equal to HK$8.54 per Guotai Junan H Share. The cash amounts have been determined according to the highest trading prices of Guotai Junan A Shares and Guotai Junan H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Guotai Junan Shares prior to the date of the Joint Announcement.

The Guotai Junan A Shares and Guotai Junan H Shares acquired by the relevant Guotai Junan Put Option Provider from the Guotai Junan Dissenting Shareholders (if any) will be held by the relevant Guotai Junan Put Option Provider. Guotai Junan Dissenting Shareholders shall not otherwise claim Guotai Junan Put Options from Guotai Junan Securities or Guotai Junan Shareholders who vote in favour of the Proposed Merger.

Procedures for Exercising the Guotai Junan Put Option

The detailed arrangements for exercise of the Guotai Junan Put Option (including without limitation in relation to the relevant actions required to be taken by Guotai Junan Dissenting Shareholders, the Guotai Junan Put Option Exercise Date, declaration, settlement and closing arrangements of the Guotai Junan Put Option) will be determined by Guotai Junan Securities and the Guotai Junan Put Option Providers after negotiation and will be announced in accordance with the Applicable Laws of the SSE, the Hong Kong Stock Exchange and the relevant depository and clearing corporation.

EXERCISE YOUR RIGHT TO VOTE

If you are a Guotai Junan H Shareholder or a beneficial owner of Guotai Junan H Shares, Guotai Junan Securities strongly encourages you to exercise your right to vote or give instructions to the relevant registered owner to vote in person or by proxy at the Guotai Junan EGM. If you keep any Guotai Junan H Shares in a share lending programme or a custodian account, Guotai Junan Securities urges you to recall any outstanding Guotai Junan H Shares on loan or require your custodian to recall any such shares on loan to avoid market participants using borrowed stock to vote.

– xi –

ACTION TO BE TAKEN

If you are a beneficial owner whose Guotai Junan H Shares are deposited in CCASS, Guotai Junan Securities strongly encourages you to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which those shares should be voted at the Guotai Junan EGM without delay (as detailed in the section “Letter from Guotai Junan Board – 10. Guotai Junan EGM”).

If you are a registered owner holding Guotai Junan H Shares on behalf of beneficial owners, Guotai Junan Securities would be grateful if you would inform the relevant beneficial owners about the importance of exercising their vote.

If you are in doubt as to the action to be taken, you are encouraged to consult your stockbroker, bank manager, solicitor or other professional advisers.

INSTRUCTIONS FOR VOTING AT GUOTAI JUNAN EGM BY SOUTHBOUND INVESTORS

Guotai Junan H Shares are eligible for southbound trading through the southbound trading links of the Shanghai-Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect. China Clear acting as nominee shareholder of Southbound Investors participating and voting at the Guotai Junan EGM on behalf of the Southbound Investors shall comply with the requirements of the Business Guidelines. Pursuant to the Business Guidelines, Southbound Investors shall declare their voting instructions via clearing participants anytime from the date of this Joint Circular until one China trading day earlier than the last day for voting set by HKSCC. China Clear will collect voting instructions from Southbound Investors and then submit such voting instructions to HKSCC on behalf of Southbound Investors.

ACTION TO BE TAKEN BY HAITONG H SHAREHOLDERS

Haitong H Shareholders who have been registered as holders of Haitong H Shares on the H share register of members of Haitong Securities kept by the H share registrar of Haitong Securities and who have completed all such necessary registration procedures by no later than 4:30 p.m. on Monday, 9 December 2024 will be entitled to attend the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

Whether or not you intend to attend the Haitong EGM or the Haitong H Shareholders’ Class Meeting, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 24 hours before the appointed time for holding the relevant meetings (i.e. 1:30 p.m. or 2:30 p.m. on Thursday, 12 December 2024) or any adjournment thereof). After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish. A drop box service will be available for Haitong Shareholders to lodge their proxy forms at the H share registrar of Haitong Securities, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

– xii –

ACTION TO BE TAKEN

The H share register of members of Haitong Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (such dates inclusive), during which no registration of transfers of Haitong H Shares will be processed. If applicable, Haitong H Shareholders intending to attend the Haitong EGM and the Haitong H Shareholders’ Class Meeting must lodge their respective transfer documents and relevant share certificates with H share registrar of Haitong Securities, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 9 December 2024.

An announcement will be made by Haitong Securities in relation to the results of the Haitong EGM and the Haitong H Shareholders’ Class Meeting. Further announcement(s) will be made before/after the satisfaction or waiver, as appropriate, of the Effectiveness Conditions and conditions to implementation of the Merger Agreement.

ACTION TO BE TAKEN BY HAITONG DISSENTING SHAREHOLDERS TO EXERCISE THE HAITONG PUT OPTION

In order to protect the interests of the Haitong Dissenting Shareholders, the Haitong Put Option will be granted to the Haitong Dissenting Shareholders.

If the Proposed Merger is ultimately not implemented, the Haitong Dissenting Shareholders shall have no right to exercise the Haitong Put Option and shall not be entitled to claim any compensation or indemnity from Haitong Securities or any Haitong Put Option Provider.

Entitlement to Exercise the Haitong Put Option

Only those Haitong Dissenting Shareholders who have cast an Effective Dissenting Vote in respect of each of the special resolutions regarding the proposal of the Proposed Merger and the relevant special resolution regarding the execution of the Merger Agreement at (a) the Haitong EGM and (b)(i) (for Haitong A Shareholders) the Haitong A Shareholders’ Class Meeting or (ii) (for Haitong H Shareholders) the Haitong H Shareholders’ Class Meeting, as the case may be, will be eligible to exercise the Haitong Put Option in relation to their Haitong H Shares and/or Haitong A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Haitong Dissenting Shareholder(s)”.

Subject to satisfaction or waiver (as applicable) of all the Conditions, the Qualified Haitong Dissenting Shareholders who exercise the Haitong Put Option will be entitled to sell their Haitong Shares to the relevant Haitong Put Option Provider(s) at a cash price equal to RMB9.28 per Haitong A Share and HK$4.16 per Haitong H Share. The cash amounts have been determined according to the highest trading prices of Haitong A Shares and Haitong H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Haitong Shares prior to the date of the Joint Announcement.

– xiii –

ACTION TO BE TAKEN

The Haitong A Shares and Haitong H Shares acquired by the relevant Haitong Put Option Provider(s) from the Qualified Haitong Dissenting Shareholders (if any) will form part of the Haitong Shares to be exchanged into Guotai Junan A Shares and Guotai Junan H Shares respectively at the Exchange Ratio on the Share Exchange Date. Haitong Securities will issue separate announcement(s) notifying Haitong H Shareholders of the Share Exchange Date and relevant arrangements. Haitong Dissenting Shareholders shall not otherwise claim Haitong Put Options from Haitong Securities or Haitong Shareholders who vote in favour of the Proposed Merger.

Procedures for Exercising the Haitong Put Option

The detailed arrangements for exercise of the Haitong Put Option (including without limitation in relation to the relevant actions required to be taken by Haitong Dissenting Shareholders, the Haitong Put Option Exercise Date, declaration, settlement and closing arrangements of the Haitong Put Option) will be determined by Haitong Securities and the Haitong Put Option Provider(s) after negotiation and will be announced in accordance with the Applicable Laws of the SSE, the Hong Kong Stock Exchange and the relevant depository and clearing corporation.

EXERCISE YOUR RIGHT TO VOTE

If you are a Haitong H Shareholder or a beneficial owner of Haitong H Shares, Haitong Securities strongly encourages you to exercise your right to vote or give instructions to the relevant registered owner to vote in person or by proxy at the Haitong EGM and the Haitong H Shareholders’ Class Meeting. If you keep any Haitong H Shares in a share lending programme or a custodian account, Haitong Securities urges you to recall any outstanding Haitong H Shares on loan or require your custodian to recall any such shares on loan to avoid market participants using borrowed stock to vote.

If you are a beneficial owner whose Haitong H Shares are deposited in CCASS, Haitong Securities strongly encourages you to provide HKSCC with instructions or make arrangements with HKSCC in relation to the manner in which those shares should be voted at the Haitong EGM and Haitong H Shareholders’ Class Meeting without delay (as detailed in the section “Letter from Haitong Board – 6. Haitong EGM and Haitong H Shareholders’ Class Meeting”).

If you are a registered owner holding Haitong H Shares on behalf of beneficial owners, Haitong Securities would be grateful if you would inform the relevant beneficial owners about the importance of exercising their vote.

If you are in doubt as to the action to be taken, you are encouraged to consult your stockbroker, bank manager, solicitor or other professional advisers.

– xiv –

ACTION TO BE TAKEN

INSTRUCTIONS FOR VOTING AT HAITONG EGM AND HAITONG H SHAREHOLDERS’ CLASS MEETING BY SOUTHBOUND INVESTORS

Haitong H Shares are eligible for southbound trading through the southbound trading links of the Shanghai-Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect. China Clear acting as nominee shareholder of Southbound Investors participating and voting at the Haitong EGM and the Haitong H Shareholders’ Class Meeting on behalf of the Southbound Investors shall comply with the requirements of the Business Guidelines. Pursuant to the Business Guidelines, Southbound Investors shall declare their voting instructions via clearing participants anytime from the date of this Joint Circular until one PRC trading day earlier than the last day for voting set by HKSCC. China Clear will collect voting instructions from Southbound Investors and then submit such voting instructions to HKSCC on behalf of Southbound Investors.

– xv –

TABLE OF CONTENTS

IMPORTANT	i

EXPECTED TIMETABLE	vi

ACTION TO BE TAKEN	x

DEFINITIONS	1

FORWARD-LOOKING STATEMENTS	22

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT	23

LETTER FROM GUOTAI JUNAN BOARD	74

LETTER FROM GUOTAI JUNAN IBC	105

LETTER FROM GUOTAI JUNAN IFA	107

LETTER FROM HAITONG BOARD	126

LETTER FROM HAITONG IBC	144

LETTER FROM HAITONG IFA	146

– xvi –

TABLE OF CONTENTS

NOTICE OF THE 2024 THIRD EXTRAORDINARY GENERAL MEETING OF GUOTAI JUNAN SECURITIES	N-1

NOTICE OF THE 2024 SECOND EXTRAORDINARY GENERAL MEETING OF HAITONG SECURITIES	N-6

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’ CLASS MEETING OF HAITONG SECURITIES	N-11

– xvii –

DEFINITIONS

In this Joint Circular, unless the context otherwise requires, the following expressions have the meanings set out below:

acting in concert	has the meaning given to it in the Takeovers Code;

Administrative Measures for Restructuring	means the Administrative Measures for the Material Asset Restructuring of Listed Companies (Order of CSRC (No. 214)) (《上市公司重大資產重組管理辦法》 (中國證監會令第214號)) promulgated by the CSRC;

Applicable Laws	means, with respect to any person, any laws, rules, regulations, guidelines, directives, treaties, judgements, decrees, orders or notices of any Governmental Authority that is applicable to such person;

associate(s)	has the meaning given to it in the Hong Kong Listing Rules;

BOC Group	means Bank of China Limited and its subsidiaries, including BOCI Asia;

BOCI Asia	means BOCI Asia Limited, a limited liability company incorporated in Hong Kong, which is an indirect wholly- owned subsidiary of Bank of China Limited and one of the Haitong Put Option Providers (with respect to Haitong H Shares);

BOCI Asia Haitong Put Option Arrangement	means, as part of the Haitong Put Option arrangements, BOCI Asia acting as one of the Haitong Put Option Providers with respect to the Haitong H Shares, which is considered as the Special Deal;

BOCI (China)	means BOC International (China) Co., Ltd.* (中銀國際證券股份有限公司), a joint stock company incorporated in the PRC with limited liability, whose A shares are listed and traded on the SSE (stock code: 601696), the A-share independent financial adviser to Haitong Securities in relation to the Proposed Merger and the Proposed Placement;

DEFINITIONS

BOCI (China) Valuation Report	means the valuation report prepared by BOCI (China) as the valuer in accordance with the Administrative Measures for Restructuring and other Applicable Laws in relation to the Proposed Merger and the Proposed Placement for analysing the fairness and reasonableness of the share exchange price as well as the cash put option price in the Proposed Merger, the full text of which is set out in the Material Information Announcement published by Haitong Securities for the information of Haitong H Shareholders. The BOCI (China) Valuation Report does not involve any profit forecast;

Bright Food	means Bright Food (Group) Co., Ltd.* (光明食品(集團)有限公司), a limited liability company incorporated in the PRC and ultimately held by Shanghai SASAC;

Business Guidelines	means Business Guidelines on Deposit and Clearing of Southbound Trading of China Clear (Shanghai Branch) and/or the Business Guidelines on Deposit and Clearing of Southbound Trading of China Clear (Shenzhen Branch) (as the case may be);

CASBE	means the China Accounting Standards for Business Enterprises (中國企業會計準則) and its supplementary regulations promulgated by the Ministry of Finance of the PRC;

CCASS	means Central Clearing and Settlement System;

China Clear	means China Securities Depository and Clearing Corporation Limited;

China or PRC	means the People’s Republic of China;

China Universal	means China Universal Asset Management Company Limited* (匯添富基金管理股份有限公司), a joint stock company incorporated in the PRC with limited liability and an investee company of Orient Securities and controlled by Orient Securities as defined under the Takeovers Code;

close associate(s)	has the meaning given to it in the Hong Kong Listing Rules;

DEFINITIONS

Closing	means the closing of the Share Exchange on the Closing Date, upon which the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities;

Closing Date	means the date on which Closing occurs, which is the later of the A Share-Share Exchange Date and the H Share-Share Exchange Date (if not occurring on the same date), or such other date as agreed by Guotai Junan Securities and Haitong Securities. As at the Latest Practicable Date, the Closing Date is expected to be the H Share-Share Exchange Date which is expected to be scheduled on or about the third business day after the A Share-Share Exchange Date;

Conditions	means the Effectiveness Conditions and the “Conditions to implementation of the Merger Agreement” as set out in “3. Principal Terms of the Merger Agreement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”;

connected person(s)	has the meaning given to it in the Hong Kong Listing Rules;

controlling shareholder(s)	has the meaning given to it in the Hong Kong Listing Rules;

Cooperation Agreement	means the cooperation agreement entered into between Guotai Junan Securities and Haitong Securities in relation to the Proposed Merger on 5 September 2024;

CSRC	means the China Securities Regulatory Commission;

DBS Group	means DBS Group Holdings Limited and its subsidiaries from time to time, including but not limited to DBS Asia Capital Limited, being the financial adviser to Haitong Securities to the Proposed Merger;

DEFINITIONS

Disinterested Haitong H Shareholders	means such disinterested Haitong H Shareholders as shown in “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” of this Joint Circular, who are not Guotai Junan Securities, Guotai Junan Concert Parties nor the BOC Group;

Disinterested Haitong H Shares	means Haitong H Shares that are held by Disinterested Haitong H Shareholders;

Effective Dissenting Vote(s)	means any dissenting vote(s) in relation to the Proposed Merger effectively cast by a shareholder (including Southbound Investors, Northbound Investors, and shareholders holding shares through a stockbroker, a custodian, a trustee or a nominee (e.g. in the CCASS), whose name appears on the register of members of Guotai Junan Securities or Haitong Securities as a single shareholder (e.g. HKSCC Nominees Limited)) and in accordance with Guotai Junan Articles or Haitong Articles (as the case may be) and Applicable Laws through voting at the relevant shareholders’ meeting;

Effectiveness Condition(s)	means the “Conditions to the Merger Agreement becoming effective” as set out in “3. Principal Terms of the Merger Agreement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”;

Enlarged Group	means the Post-Merger Company and its subsidiaries;

Exchange Ratio	means the ratio of: (a) 0.62 Guotai Junan A Shares being issued by Guotai Junan Securities in exchange for 1 Haitong A Share, and (b) 0.62 Guotai Junan H Shares being issued by Guotai Junan Securities in exchange for 1 Haitong H Share under the Proposed Merger;

Executive	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

DEFINITIONS

Future Return Plan	means the future dividend plan for return to the shareholders for the coming three years (2024-2026) to be approved at the Guotai Junan EGM, details of which are set out in “Future dividend plan for return to the shareholders for the coming three years (2024-2026)” under the section headed “Letter from Guotai Junan Board – 3. Resolutions at the Guotai Junan EGM in relation to the Proposed Merger and the Proposed Placement”;

Governmental Authority(ies)	means any relevant government, governmental, quasi-governmental, administrative, regulatory or judicial body, department (including any relevant securities exchange), commission, authority, tribunal, agency or entity;

GTJA Asset Management	means Shanghai Guotai Junan Securities Asset Management Co., Ltd., a company incorporated in the PRC with limited liability and a subsidiary of Guotai Junan Securities;

Guosheng Group	means Shanghai Guosheng (Group) Co., Ltd.* (上海國盛 (集團)有限公司), a limited liability company incorporated in the PRC and ultimately held by Shanghai SASAC, and its subsidiaries;

Guotai Junan 2023 Final Dividend	means the final dividend of HK$4.395546 per 10 Guotai Junan H Shares or RMB4 per 10 Guotai Junan A Shares for the year ended 31 December 2023, as paid by Guotai Junan Securities on 28 June 2024;

Guotai Junan 2024 Interim Dividend	means the interim dividend of HK$1.641716 per 10 Guotai Junan H Shares or RMB1.5 per 10 Guotai Junan A Shares for the six months ended 30 June 2024, as paid by Guotai Junan Securities on 21 October 2024;

Guotai Junan (Hong Kong)	means Guotai Junan Investments (Hong Kong) Limited, a limited liability company incorporated in Hong Kong and a subsidiary of Guotai Junan Securities;

Guotai Junan A Shareholders	means the holders of Guotai Junan A Shares;

DEFINITIONS

Guotai Junan A Shares	means the ordinary shares issued by Guotai Junan Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in RMB and are listed and traded on the SSE;

Guotai Junan Articles	means the articles of association of Guotai Junan Securities;

Guotai Junan Board	means board of Guotai Junan Directors;

Guotai Junan Concert Parties	means persons who are acting in concert or presumed to be acting in concert with Guotai Junan Securities in respect of Haitong Securities according to the definition of “acting in concert” under the Takeovers Code, including Shanghai International and its subsidiaries, subsidiaries of Guotai Junan Securities which are Haitong Shareholders (i.e. HuaAn Funds and GTJA Asset Management), Mr. LI Junjie, members of the UBS Group (excluding members of the UBS Group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code and are connected for the sole reason that they control, are controlled by or are under the same control as UBS), Orient Securities and China Universal, a company controlled (as defined under the Takeovers Code) by Orient Securities;

Guotai Junan Director(s)	means director(s) of Guotai Junan Securities;

Guotai Junan Dissenting Shareholder	means a Guotai Junan Shareholder (including Southbound Investors, Northbound Investors, and shareholders holding shares through a stockbroker, a custodian, a trustee or a nominee (e.g. in the CCASS), whose name appears on the register of members of Guotai Junan Securities as a single shareholder (e.g. HKSCC Nominees Limited)) who has cast an Effective Dissenting Vote in respect of the relevant resolutions regarding the proposal of the Proposed Merger (i.e. special resolutions numbered 2.1 (including all sub-resolutions thereunder) and 2.3) and the relevant resolution regarding the execution of the Merger Agreement (i.e. special resolution numbered 4) at the Guotai Junan EGM;

DEFINITIONS

Guotai Junan EGM	means Guotai Junan Securities’ extraordinary general meeting to be convened at 1:30 p.m. on Friday, 13 December 2024 at Xinghui Hall, 2nd Floor, Yan’an Hotel, No. 1111 Yan’an Middle Road, Jing’an District, Shanghai, China, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Guotai Junan Group	means Guotai Junan Securities and its subsidiaries;

Guotai Junan H Shareholders	means the holders of Guotai Junan H Shares;

Guotai Junan H Shares	means the ordinary shares issued by Guotai Junan Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the main board of the Hong Kong Stock Exchange;

Guotai Junan IBC	means Guotai Junan Securities’ independent board committee established by Guotai Junan Securities to consider the Proposed Placement, which comprises Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao;

Guotai Junan IFA or Gram Capital	means Gram Capital Limited, a licensed corporation to carry out Type 6 (advising on corporate finance) regulated activity under the SFO, being the independent financial adviser to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement;

Guotai Junan International	means Guotai Junan International Holdings Limited, a limited liability company incorporated in Hong Kong and whose shares are listed on the main board of the Hong Kong Stock Exchange (stock code: 01788);

DEFINITIONS

Guotai Junan Put Option	means the right granted to Guotai Junan Dissenting Shareholders in the Proposed Merger, being that after the satisfaction or waiver (as applicable) of all the Conditions, Qualified Guotai Junan Dissenting Shareholders may, pursuant to the Proposed Merger and during the Guotai Junan Put Option Declaration Period, require the relevant Guotai Junan Put Option Provider to pay cash consideration for all or part of Guotai Junan A Shares or Guotai Junan H Shares held by such shareholders in return for transferring such shares to the relevant Guotai Junan Put Option Provider, namely, the right to have the shares acquired (“收購請求權”);

Guotai Junan Put Option Declaration Period	means the period during which Guotai Junan Dissenting Shareholders may declare to exercise their Guotai Junan Put Option, which will be decided and announced by Guotai Junan Securities;

Guotai Junan Put Option Exercise Date	means the date on which Guotai Junan Put Option Providers pay cash consideration to Qualified Guotai Junan Dissenting Shareholders who validly exercise their Guotai Junan Put Options and has the Guotai Junan A Shares and Guotai Junan H Shares held and effectively declared by such shareholders transferred to the relevant Guotai Junan Put Option Provider, which will be decided and announced by Guotai Junan Securities;

Guotai Junan Put Option Provider(s)	means:

(i) (with respect to Guotai Junan A Shares) Shanghai International, the controlling shareholder of Guotai Junan Securities, who will pay the cash price of RMB14.86 per Guotai Junan A Share, and

(ii) (with respect to Guotai Junan H Shares) Shanghai International (Hong Kong), a wholly-owned subsidiary of Shanghai International, who will pay the cash price of HK$8.54 per Guotai Junan H Share,

to Qualified Guotai Junan Dissenting Shareholders and acquiring their Guotai Junan A Shares and Guotai Junan H Shares respectively on the Guotai Junan Put Option Exercise Date;

DEFINITIONS

Guotai Junan Securities	means Guotai Junan Securities Co., Ltd., a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the main board of the Hong Kong Stock Exchange (stock code: 02611) and the SSE (stock code: 601211), respectively;

Guotai Junan Shareholders	means Guotai Junan A Shareholders and Guotai Junan H Shareholders;

Guotai Junan Shares	means Guotai Junan A Shares and Guotai Junan H Shares;

Haitong 2023 Final Dividend	means the final dividend of HK$1.098679 per 10 Haitong H Shares or RMB1 per 10 Haitong A Shares for the year ended 31 December 2023, as paid by Haitong Securities on 8 August 2024;

Haitong 2024 Interim Dividend	means the interim dividend of HK$0.328343 per 10 Haitong H Shares or RMB0.3 per 10 Haitong A Shares for the six months ended 30 June 2024, as paid by Haitong Securities on 18 October 2024;

Haitong A Shareholders	means the holders of Haitong A Share(s);

Haitong A Shareholders’ Class Meeting	means Haitong Securities’ class meeting to be convened on Friday, 13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, PRC for Haitong A Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

Haitong A Shares	means the ordinary shares issued by Haitong Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in RMB and are listed and traded on the SSE;

Haitong Articles	means the articles of association of Haitong Securities;

Haitong Board	means the board of Haitong Directors;

Haitong Director(s)	means director(s) of Haitong Securities;

DEFINITIONS

Haitong Dissenting Shareholder	means a Haitong Shareholder (including Southbound Investors, Northbound Investors, and shareholders holding shares through a stockbroker, a custodian, a trustee or a nominee (e.g. in the CCASS), whose name appears on the register of members of Haitong Securities as a single shareholder (e.g. HKSCC Nominees Limited)) who has cast an Effective Dissenting Vote in respect of each of the special resolutions regarding the proposal of the Proposed Merger and the relevant special resolution regarding the execution of the Merger Agreement at (a) the Haitong EGM (i.e. in respect of resolution number 2.1, including all sub-resolutions thereunder, and resolution numbers 2.3 and 4) and (b)(i) (for Haitong A Shareholders) the Haitong A Shareholders’ Class Meeting or (ii) (for Haitong H Shareholders) the Haitong H Shareholders’ Class Meeting (i.e. in respect of resolution number 1.1, including all sub-resolutions thereunder, and resolution numbers 1.3 and 2), as the case may be;

Haitong EGM	means Haitong Securities’ extraordinary general meeting to be convened on Friday, 13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the PRC, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger (including the Special Deal), the Proposed Placement and relevant arrangements;

Haitong Group	means Haitong Securities and its subsidiaries;

Haitong H Shareholders	means the holders of Haitong H Shares;

Haitong H Shareholders’ Class Meeting	means Haitong Securities’ class meeting to be convened on Friday, 13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the PRC for the Haitong H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and relevant arrangements;

DEFINITIONS

Haitong H Shares	means the ordinary shares issued by Haitong Securities, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Hong Kong Stock Exchange;

Haitong IBC	means Haitong Securities’ independent board committee established by Haitong Securities for the purposes of considering the Proposed Merger (including the Special Deal) and the Proposed Placement, which comprises all of the non-executive directors and independent non- executive directors of Haitong Securities, being Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang;

Haitong IFA	means Altus Capital Limited, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities as defined under the SFO, which is appointed to act as the independent financial adviser to the Haitong IBC;

Haitong Put Option	means the right granted to Haitong Dissenting Shareholders in the Proposed Merger, being that after the satisfaction or waiver (as applicable) of all the Conditions, Qualified Haitong Dissenting Shareholders may, pursuant to the Proposed Merger and during the Haitong Put Option Declaration Period, require the relevant Haitong Put Option Provider(s) to pay cash consideration for all or part of the Haitong A Shares or Haitong H Shares held by such shareholders in return for transferring such shares to the relevant Haitong Put Option Provider(s);

Haitong Put Option Declaration Period	means the period during which Haitong Dissenting Shareholders may declare to exercise their Haitong Put Option, which will be decided and announced by Haitong Securities;

DEFINITIONS

Haitong Put Option Exercise Date	means the date on which the relevant Haitong Put Option Provider(s) pays cash consideration to Qualified Haitong Dissenting Shareholders who validly exercise their Haitong Put Options and has the Haitong A Shares and Haitong H Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by Haitong Securities;

Haitong Put Option Provider(s)	means:

(i) (with respect to Haitong A Shares) Taiping Life (via its asset manager, Taiping Asset Management Co., Ltd.) and BOCI (China), who will pay the cash price of RMB9.28 per Haitong A Share, and

(ii) (with respect to Haitong H Shares) Taiping Life (via its asset manager, Taiping Assets Management (Hong Kong) Company Limited) and BOCI Asia, who will pay the cash price of HK$4.16 per Haitong H Share, to Qualified Haitong Dissenting Shareholders and acquiring their Haitong A Shares and Haitong H Shares respectively on the Haitong Put Option Exercise Date, and such Haitong A Shares and Haitong H Shares will be subsequently exchanged into Guotai Junan A Shares or Guotai Junan H Shares respectively at the Exchange Ratio pursuant to the Share Exchange. Each of the Haitong Put Option Providers is an independent third party to Guotai Junan Securities and Haitong Securities for the purposes of Chapter 14A of the Hong Kong Listing Rules;

Haitong Securities	means Haitong Securities Co., Ltd., a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the main board of the Hong Kong Stock Exchange (stock code: 06837) and the SSE (stock code: 600837), respectively;

DEFINITIONS

Haitong Share-Exchange Shareholder(s)	means Haitong Shareholders who are registered on the register of members of Haitong Securities after market closes on the Record Date for Share Exchange, including Haitong Shareholders who do not declare, or are ineligible to declare, or invalidly declare to exercise the Haitong Put Option, and (if applicable) the Haitong Put Option Provider(s);

Haitong Shareholders	means Haitong A Shareholders and Haitong H Shareholders;

Haitong Shares	means Haitong A Shares and Haitong H Shares;

Haitong UT Leasing	means Haitong Unitrust International Financial Leasing Co., Ltd., a joint stock company incorporated in the PRC with limited liability and whose H shares are listed on the main board of the Hong Kong Stock Exchange (stock code: 01905);

HK$ or HKD	means Hong Kong dollars, the lawful currency of Hong Kong;

HKSCC	means Hong Kong Securities Clearing Company Limited;

Hong Kong	means the Hong Kong Special Administrative Region of the PRC;

Hong Kong Listing Rules	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Hong Kong Stock Exchange	means The Stock Exchange of Hong Kong Limited;

HuaAn Funds	means HuaAn Funds Management Co., Ltd. (華安基金管理有限公司), a subsidiary of Guotai Junan Securities and a connected person of Guotai Junan Securities (as more than 10% of its shareholding is held by the associates of Shanghai International, the controlling shareholder of Guotai Junan Securities);

IFRS	means the IFRS Accounting Standards issued by the International Accounting Standards Board, which includes international accounting standards as well as the amendments and interpretations thereto;

DEFINITIONS

Independent Guotai Junan Shareholders	means Guotai Junan Shareholders other than Shanghai International and its associates, and HuaAn Funds;

Independent Haitong Shareholders	means Haitong Shareholders other than (i) Guotai Junan Securities, (ii) Guotai Junan Concert Parties and (iii) those Haitong Shareholders who are involved or interested in the BOCI Asia Haitong Put Option Arrangement, being members of the BOC Group;

Joint Announcement	means the joint announcement issued by Guotai Junan Securities and Haitong Securities on 9 October 2024 pursuant to Rule 3.5 of the Takeovers Code in connection with the Proposed Merger and the Proposed Placement;

Joint Circular	means this circular dated 22 November 2024 issued by Guotai Junan Securities and Haitong Securities to Guotai Junan Shareholders and Haitong Shareholders respectively containing, amongst other things, further details of the Proposed Merger and the Proposed Placement;

Last Trading Date	means 5 September 2024, the last trading day prior to the suspension of trading in the A shares and H shares of Guotai Junan Securities and Haitong Securities on the SSE and the Hong Kong Stock Exchange, respectively, pending the issue of the Joint Announcement;

Latest Practicable Date	means 19 November 2024, being the latest practicable date prior to the printing of this Joint Circular for the purpose of ascertaining certain information contained in this Joint Circular;

MAR Report	means the Report (Draft) on Guotai Junan Securities Co., Ltd. Merging with Haitong Securities Co., Ltd. by way of Absorption and Share Exchange, Fundraising and Related Party Transaction (國泰君安証券股份有限公司換股吸收合併海通證券股份有限公司並募集配套資金暨關聯交易報告書(草案)) prepared in accordance with the Administrative Measures for Restructuring and other Applicable Laws relating to the material asset restructuring of Guotai Junan Securities and Haitong Securities, which is published by each of Guotai Junan Securities and Haitong Securities on the SSE on the date of this Joint Circular;

DEFINITIONS

Market Reference Price(s)	means the volume-weighted average prices of the relevant shares for the 60 trading days of the Guotai Junan Shares and Haitong Shares prior to the date of the Joint Announcement, after adjusting for the Guotai Junan 2023 Final Dividend and the Haitong 2023 Final Dividend, respectively;

Material Information Announcements	means the announcements containing extracts of information in the MAR Report with reference value published by each of Guotai Junan Securities and Haitong Securities respectively on the website of the Hong Kong Stock Exchange (www.hkexnews.hk) on 21 November 2024;

Merger Agreement	means the share exchange and merger agreement entered into between Guotai Junan Securities and Haitong Securities on 9 October 2024 which sets forth detailed terms and conditions for implementing the Proposed Merger;

Northbound Investors	means Northbound investors through the northbound trading links of the Shanghai- Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect;

offer period	has the meaning given to it in the Takeovers Code, which commenced on 9 October 2024, being date of the Joint Announcement, and will end on the earlier of the Closing Date and the date when the Proposed Merger is terminated;

Orient Securities	means Orient Securities Company Limited, a joint stock company incorporated in the PRC with limited liability, whose H shares and A shares are listed and traded on the Hong Kong Stock Exchange and the SSE, respectively, the A-share independent financial adviser to Guotai Junan Securities in relation to the Proposed Merger and the Proposed Placement;

DEFINITIONS

Orient Securities Valuation Report	means the valuation report prepared by Orient Securities as the valuer in accordance with the Administrative Measures for Restructuring and other Applicable Laws in relation to the Proposed Merger and the Proposed Placement for analysing the fairness and reasonableness of the share exchange price as well as the cash put option price in the Proposed Merger, the full text of which is set out in the Material Information Announcement published by Guotai Junan Securities for the information of Guotai Junan H Shareholders. The Orient Securities Valuation Report does not involve any profit forecast;

P/B Ratio	means price-to-book ratio;

Placement A Shares	means the new A shares proposed to be issued by Guotai Junan Securities to the Subscriber under the Proposed Placement;

Placement Subscription Agreement	means the conditional placing agreement dated 9 October 2024 and entered into between Guotai Junan Securities and the Subscriber in relation to the Proposed Placement;

Post-Merger Company	means Guotai Junan Securities after the Proposed Merger. The Post-Merger Company will subsequently change its company name;

PRC Company Law	means the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time;

Proposed Merger	means the proposed merger by absorption to be implemented in accordance with the terms of the Merger Agreement and guided by the principles of combining the strengths of two well-recognised businesses in the sector, achieving synergies and implementing a merger of equals, while ensuring that the Proposed Merger can be carried out in compliance with Applicable Laws, and by Guotai Junan Securities merging with Haitong Securities by way of absorption and a share-for-share exchange, and under which the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities upon Closing. Further details of the steps involved are set out in “3. Principal Terms of the Merger Agreement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”;

DEFINITIONS

Proposed Placement	means the proposed conditional placement of Placement A Shares to the Subscriber at a consideration of RMB15.97 and for a total consideration of up to RMB10,000,000,000, which is proposed to be undertaken concurrently with the Share Exchange;

Qualified Guotai Junan Dissenting Shareholder(s)	means any Guotai Junan Dissenting Shareholder who:

	(i)	has been registered on Guotai Junan Securities’ register of shareholders since the record date for the Guotai Junan EGM;

	(ii)	has held Guotai Junan Shares in respect of which it intends to exercise its right until the Guotai Junan Put Option Exercise Date; and

	(iii)	has completed the declaration procedures during the Guotai Junan Put Option Declaration Period;

and excluding the following:

	(i)	any Guotai Junan Shareholder who holds Guotai Junan Shares with Share Restrictions;

	(ii)	any Guotai Junan Shareholder who has undertaken to Guotai Junan Securities that he/she will forfeit the Guotai Junan Put Option; or

	(iii)	any Guotai Junan Shareholder who is not permitted to exercise the Guotai Junan Put Option pursuant to Applicable Laws;

Qualified Haitong Dissenting Shareholder(s)	means any Haitong Dissenting Shareholder who:

	(i)	has been registered on Haitong Securities’ register of shareholders since the record date for the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting;

	(ii)	has held Haitong Shares in respect of which it intends to exercise its right until the Haitong Put Option Exercise Date; and

DEFINITIONS

(iii) has completed the declaration procedures during the Haitong Put Option Declaration Period;

and excluding the following:

(i) any Haitong Shareholder who holds Haitong Shares with Share Restrictions;

(ii) any Haitong Shareholder who has undertaken to Haitong Securities that he/she will forfeit the Haitong Put Option; or

(iii) any Haitong Shareholder who is not permitted to exercise the Haitong Put Option pursuant to Applicable Laws;

Record Date for Share Exchange	means the trading day(s) of the SSE and the Hong Kong Stock Exchange, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which a list of Haitong Shareholders who are eligible to participate in the Share Exchange and the number of shares held by such shareholders will be confirmed;

Relevant Period	means the period commencing from 9 April 2024 (i.e., the date that is 6 months prior to the publication date of the Joint Announcement) and ending on the Latest Practicable Date;

RMB	means Renminbi, the lawful currency of the PRC;

SAMR	means the State Administration for Market Regulation of the PRC;

SFC	means the Securities and Futures Commission of Hong Kong;

SFO	means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time);

Shanghai Bailian	means Shanghai Bailian Group Co., Ltd.* (上海百聯集團股份有限公司), a joint stock company with limited liability incorporated in the PRC, whose A shares are listed on the SSE (stock code: 600827) and with a majority of its shares indirectly held by Shanghai SASAC;

DEFINITIONS

Shanghai Electric Group	means Shanghai Electric Holdings Group Co., Ltd.* (上海電氣控股集團有限公司), a limited liability company incorporated in the PRC and ultimately held by Shanghai SASAC, and its subsidiaries;

Shanghai International	means Shanghai International Group Co., Ltd.* (上海國際集團有限公司), the controlling shareholder of Guotai Junan Securities who, together with its subsidiaries, holds in aggregate 33.36% of the total issued shares of Guotai Junan Securities and is in turn wholly-owned by Shanghai SASAC as at the Latest Practicable Date;

Shanghai International (Hong Kong)	means Shanghai International Group (Hong Kong) Co., Limited, a limited liability company incorporated in Hong Kong and wholly-owned by Shanghai International;

Shanghai Jiushi	means Shanghai Jiushi (Group) Co., Ltd.* (上海久事(集團)有限公司), a limited liability company incorporated in the PRC and ultimately held by Shanghai SASAC;

Shanghai SASAC	means Shanghai Municipal State-owned Assets Supervision and Administration Commission;

Share Exchange	means (i) with respect to the Haitong A Shares, the exchange of Haitong A Shares held by Haitong Share- Exchange Shareholders into Guotai Junan A Shares according to the Exchange Ratio; and (ii) with respect to the Haitong H shares, the exchange of Haitong H Shares held by Haitong Share-Exchange Shareholders into Guotai Junan H Shares according to the Exchange Ratio; and “Share Exchange” means any of the above share exchanges;

Share Exchange Date	means:

(i) with respect to the Haitong A Shares, the date, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which Haitong Share- Exchange Shareholders exchange the Haitong A Shares held by them into Guotai Junan A Shares according to the Exchange Ratio, being the “A Share-Share Exchange Date”;

DEFINITIONS

(ii) with respect to the Haitong H Shares, the date, to be decided and announced by Guotai Junan Securities and Haitong Securities, on which Haitong Share- Exchange Shareholders exchange the Haitong H Shares held by them into Guotai Junan H Shares according to the Exchange Ratio, being the “H Share-Share Exchange Date”; and “Share Exchange Date” means any of the above share exchange dates;

Share Restrictions	means shares held by shareholders that are subject to ownership disputes, pledges, freezing orders, sealing-up orders or other restrictions on transfer under Applicable Laws;

Shenergy	means Shenergy (Group) Company Limited* (申能(集團)有限公司), a limited liability company incorporated in the PRC and ultimately held by Shanghai SASAC;

Southbound Investors	means Southbound investors through the southbound trading links of the Shanghai-Hong Kong Stock Connect and the Shenzhen-Hong Kong Stock Connect;

Special Deal	means the BOCI Asia Haitong Put Option Arrangement, which is considered as a special deal under Rule 25 of the Takeovers Code;

SSE	means the Shanghai Stock Exchange;

SSE Listing Rules	means the Rules Governing the Listing of Stocks on the SSE;

Subscriber or Shanghai SA	means Shanghai State-owned Assets Management Co., Ltd.* (上海國有資產經營有限公司), a 23.06% direct shareholder of Guotai Junan Securities and a wholly- owned subsidiary of Shanghai International;

Taiping Life	means Taiping Life Insurance Company Limited* (太平人壽保險有限公司), a limited liability company incorporated in the PRC;

Takeovers Code	means the Code on Takeovers and Mergers issued by the SFC (as revised, supplemented or otherwise modified from time to time);

DEFINITIONS

trading day(s)	means (i) with respect to A shares, a day on which the SSE is open for dealing or trading in securities; and (ii) with respect to H shares, a day on which the Hong Kong Stock Exchange is open for dealing or trading in securities, as the case may be;

Transitional Period	means the period between the date of the Merger Agreement and the Closing Date;

UBS	means UBS AG (acting through its Hong Kong Branch), a registered institution under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the SFO, the financial adviser to Guotai Junan Securities in connection with the Proposed Merger. UBS AG is incorporated in Switzerland with limited liability;

UBS Group	means UBS Group AG, UBS AG and any subsidiary, branch, affiliate or associate of UBS Group AG or UBS AG;

U.S. or United States	means the United States of America;

U.S. Securities Act	means the U.S. Securities Act of 1933, as amended; and

%	means per cent.

In this Joint Circular: (i) all figures have been rounded to the nearest two decimal places; (ii) certain amounts and percentage figures included in this Joint Circular have been subject to rounding adjustments, and all percentages stated in this Joint Circular are approximations; (iii) for illustration purposes, an exchange rate of HK$1.00 to RMB0.90767 has been applied, being the central parity rate as announced by the People’s Bank of China as at the date of the Joint Announcement; and (iv) for the avoidance of doubt, references to “not less than” a figure and “not more than” a figure shall include the figure mentioned.

*	For identification purposes

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts included in this Joint Circular, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “envisage”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect Guotai Junan Securities’ or Haitong Securities’ (as the case may be) current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties.

Accordingly, actual results may differ materially from those described in such forward- looking statements as a result of a number of factors, including, without limitation:

(a)	the satisfaction or waiver (as the case may be) of the Conditions to the Proposed Merger;

(b)	any changes in the political, economic, legal and social conditions in countries in which Guotai Junan Securities and/or Haitong Securities operate or other countries which have an impact on Guotai Junan Securities’ and/or Haitong Securities’ business activities or investments;

(c)	any changes in interest rates, the monetary and interest rate policies of the countries in which Guotai Junan Securities and/or Haitong Securities operate;

(d)	any changes in inflation or deflation, foreign exchange rates, the performance of the financial markets in the countries in which Guotai Junan Securities and/or Haitong Securities operate and globally; and

(e)	any changes in competition and the pricing environments in the countries in which Guotai Junan Securities and/or Haitong Securities operate and regional or general changes in asset valuations.

Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.

All written and oral forward-looking statements attributable to Guotai Junan Securities or Haitong Securities or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the Latest Practicable Date. Subject to the requirements of Applicable Laws (including the Takeovers Code), neither Guotai Junan Securities nor Haitong Securities undertakes any obligation to update publicly or revise any forward-looking statements contained in this Joint Circular.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

This section forms part of the letter from the Guotai Junan Board as set out in the section headed “Letter from Guotai Junan Board” and the letter from the Haitong Board as set out in the section headed “Letter from Haitong Board”, respectively.

INTRODUCTION

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger. Guided by the principles of combining the strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share-for-share exchange. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities are committed to enriching the advancement of the financial system and services of China and the promotion of Shanghai’s strategic role as an international financial centre, and becoming a global leader in terms of strategic capabilities, professionalism, corporate governance, compliance, risk management, talents and industry culture, by benchmarking with international peers. Upon implementation, the Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares, respectively, in exchange for all of the issued shares of Haitong Securities. To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company and replenish the working capital, the Proposed Placement will be undertaken concurrently with the Share Exchange.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities.

Details of the terms and information of the Proposed Merger and the Proposed Placement are set out in this section below.

1.	BACKGROUND INFORMATION OF THE PROPOSED MERGER

Both Guotai Junan Securities and Haitong Securities are large comprehensive financial institutions, with leading positions in capital scale, profitability and comprehensive capabilities. Both institutions have played an important role in promoting financial market reform and opening-up as well as serving the real economy. They are important players in building China into a ‘financial powerhouse’.

(1)	Overview of Guotai Junan Securities

Guotai Junan Securities is a listed company with its shares listed separately on the SSE (as A shares) and the Hong Kong Stock Exchange (as H shares) since 2015 and 2017, respectively. As at the Latest Practicable Date, Guotai Junan Securities has issued 8,903,730,620 shares in total, including 1,391,827,180 Guotai Junan H Shares and 7,511,903,440 Guotai Junan A Shares. As at the Latest Practicable Date, there are no share options, derivatives, warrants or any other relevant securities which are convertible or exchangeable into Guotai Junan Shares. Shanghai International is the controlling shareholder of Guotai Junan Securities and the Guotai Junan Shares held by Shanghai International and its subsidiaries in aggregate represent approximately 33.36% of the total issued shares in Guotai Junan Securities as at the Latest Practicable Date, while the other Guotai Junan A Shareholders and Guotai Junan H Shareholders hold approximately 54.11% and approximately 12.53% total issued shares in Guotai Junan Securities, respectively.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Guotai Junan Securities engages primarily in wealth management, investment banking, institutional and trading, investment management and international business. As at the Latest Practicable Date, Guotai Junan Securities has 7 directly-held subsidiaries that are wholly- owned or controlled by it. In addition, Guotai Junan International (stock code: 01788) is an indirectly-held subsidiary of Guotai Junan Securities, and whose shares are listed on the main board of the Hong Kong Stock Exchange.

According to Guotai Junan Securities’ consolidated financial statements prepared in accordance with the IFRS, Guotai Junan Securities’ major financial data is as follows:

	31 December	31 December	31 December	30 June
	2021	2022	2023	2024
	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
	(Audited)	(Audited)	(Audited)	(Unaudited)
		(Restated)
Total assets	791,272,815	860,707,917	925,402,484	898,059,606
Net assets	150,636,592	163,845,459	173,378,010	174,812,060

				Six Months
	Year Ended	Year Ended	Year Ended	Ended
	31 December	31 December	31 December	30 June
	2021	2022	2023	2024
	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
	(Audited)	(Audited)	(Audited)	(Unaudited)
		(Restated)
Total revenue	45,933,809	38,857,000	43,504,877	21,191,062
Total revenue and other income	56,411,187	49,086,921	52,303,831	25,779,128
Profit before income tax	19,112,281	14,139,971	12,147,898	6,519,157
Profit for the year/period	15,302,542	11,622,803	9,885,417	5,315,757
Profit for the year/period attributable to equity holders of the company	15,013,480	11,508,784	9,374,143	5,016,017

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

For the summary of the financial information of the Guotai Junan Group for the nine months ended 30 September 2024 under the CASBE as extracted from the quarterly report of the Guotai Junan Group, please refer to the paragraph headed “C. Unaudited Consolidated Financial Statements of Guotai Junan Group for the Nine Months ended 30 September 2024” in Appendix I to this Joint Circular.

There has been no material change to the key business operations of Guotai Junan Securities in the last three years.

(2)	Overview of Haitong Securities

Haitong Securities is a listed company with its A shares listed on the SSE since 2007 and its H shares listed on the Hong Kong Stock Exchange since 2012. As at the Latest Practicable Date, Haitong Securities has issued 13,064,200,000 shares in total, including 3,409,568,820 Haitong H Shares and 9,654,631,180 Haitong A Shares (including 77,074,467 treasury Haitong A Shares). As of the Latest Practicable Date, there are no share options, derivatives, warrants or any other securities which are convertible or exchangeable into Haitong Shares. Haitong Securities does not have a controlling shareholder. As at the Latest Practicable Date, Guosheng Group holds directly and indirectly approximately 10.38% of the total issued shares in Haitong Securities, while the other Haitong A Shareholders and Haitong H Shareholders hold approximately 65.47% and approximately 24.14% of the total issued shares in Haitong Securities, respectively.1 Haitong Securities’ primary businesses are wealth management, investment banking, asset management, trading and institutional client services and financial leasing. As at the Latest Practicable Date, Haitong Securities has 8 directly-held subsidiaries that are wholly-owned or controlled by it. In addition, Haitong UT Leasing (stock code: 01905) is an indirectly-held subsidiary of Haitong Securities, and whose H shares are listed on the main board of the Hong Kong Stock Exchange.

According to Haitong Securities’ consolidated financial statements prepared in accordance with the IFRS, Haitong Securities’ major financial data is as follows:

	31 December	31 December	31 December	30 September
	2021	2022	2023	2024
	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
	(Audited)	(Audited)	(Audited)	(Audited)
		(Restated)
Total assets	744,925,149	753,609,305	754,586,792	693,237,322
Net assets	177,754,786	177,622,058	174,799,559	169,491,482

1            Shareholding percentages in this paragraph may not add up to 100.00% due to rounding.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

				Nine Months
	Year Ended	Year Ended	Year Ended	Ended
	31 December	31 December	31 December	30 September
	2021	2022	2023	2024
	(RMB’000)	(RMB’000)	(RMB’000)	(RMB’000)
	(Audited)	(Audited)	(Audited)	(Audited)
		(Restated)
Revenue	48,403,972	33,451,804	33,020,378	22,406,346
Total revenue, gains and other income	57,809,561	41,980,221	41,765,123	25,419,418
Profit before income tax	18,543,799	7,999,036	1,565,875	908,810
Profit for the year/period	13,747,862	5,196,150	(311,043)	(211,670)
Profit for the year/period attributable to owners of the company	12,826,517	6,545,347	1,008,406	(659,452)

The audited consolidated financial statements of the Haitong Group for the nine-months ended 30 September 2024, which have been prepared in accordance with the IFRS, are set out in the section headed “C. Audited Consolidated Financial Statements of the Haitong Group for the nine months ended 30 September 2024” in Appendix II to this Joint Circular.

(3)	Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement

Guotai Junan Securities and Haitong Securities propose to implement the Proposed Merger by way of a merger by absorption and a share-for-share exchange. Under the Proposed Merger, Guotai Junan Securities will issue Guotai Junan A Shares and Guotai Junan H Shares to Haitong Share-Exchange Shareholders to merge with Haitong Securities by absorption. As part of the Proposed Merger, Guotai Junan Securities proposes to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share and for a total consideration of up to RMB10,000,000,000 to the Subscriber for ancillary fund raising under the Proposed Placement.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The following tables set out the shareholding structures of Guotai Junan Securities and Haitong Securities as at the Latest Practicable Date:

Guotai Junan Securities (as at the Latest Practicable Date)

Shareholders	No. of H shares	Approx. % of total number of issued H shares	No. of A shares	Approx. % of total number of issued A shares	No. of shares	Approx. % of total number of issued shares
(A) Guotai Junan Securities and its subsidiaries(1)	–	–	8,416,480	0.11%	8,416,480	0.09%
(B) Shanghai International(2)	276,000,000	19.83%	2,694,325,457	35.87%	2,970,325,457	33.36%
(C) Mr. LI Junjie (executive director of Guotai Junan Securities)	–	–	599,686	0.01%	599,686	0.01%
(D) UBS(3)	–	–	–	–	–	–
(E) Orient Securities(4)	–	–	27,477,765	0.37%	27,477,765	0.31%
Subtotal (A) + (B) + (C) + (D) + (E)	276,000,000	19.83%	2,730,819,388	36.35%	3,006,819,388	33.77%
Haitong Securities and its subsidiaries(5)	6,211,800	0.45%	903,100	0.01%	7,114,900	0.08%
Other public Guotai Junan A Shareholders(6)	–	–	4,780,180,952	63.63%	4,780,180,952	53.69%
Other public Guotai Junan H Shareholders(6)	1,109,615,380	79.72%	–	–	1,109,615,380	12.46%
Total number of issued shares of Guotai Junan Securities	1,391,827,180	100.00%	7,511,903,440	100.00%	8,903,730,620	100.00%

Notes:

(1)	As at the Latest Practicable Date, HuaAn Funds, a subsidiary of Guotai Junan Securities, as part of its ordinary course of business, issued certain index-tracking fund products where Guotai Junan A Shares form part of the underlying shares and indirectly holds 8,416,480 Guotai Junan A Shares (representing approximately 0.09% of the total issued shares of Guotai Junan Securities) in its capacity as the fund manager of such fund products. Due to the nature of the aforementioned fund management business, which requires HuaAn Funds, to on a non-discretionary basis, deal in issued shares of Guotai Junan Securities when managing index tracking funds, there may be potential fluctuation in respect of these interests during the offer period.

(2)	As at the Latest Practicable Date, Shanghai International, being the controlling shareholder of Guotai Junan Securities, holds (in aggregate with its subsidiaries) approximately 33.36% of the total issued shares of Guotai Junan Securities. Among these shares, the Subscriber holds 2,052,963,748 Guotai Junan Shares, which represents 23.06% of Guotai Junan Securities.

(3)	As at the Latest Practicable Date, UBS is the financial adviser to Guotai Junan Securities in connection with the Proposed Merger. Accordingly, UBS and persons controlling, controlled by or under the same control as UBS (excluding members of the UBS Group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code and are connected for the sole reason that they control, are controlled by or are under the same control as UBS) are presumed to be acting in concert with Guotai Junan Securities in accordance with class (5) of the definition of “acting in concert” under the Takeovers Code.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

As at the Latest Practicable Date, except for Guotai Junan Shares and Haitong Shares held and/or controlled by member(s) of the UBS Group acting in the capacity of exempt principal trader(s) and/or exempt fund manager(s), members of the UBS Group do not own or control any Guotai Junan Shares, Haitong Shares or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of Guotai Junan Securities or Haitong Securities.

(4)	As at the Latest Practicable Date, Orient Securities is the A-share “independent financial adviser” (pursuant to the Administrative Measures for Restructuring and the Administrative Measures for the Financial Consultancy Business in the Merger, Acquisition and Restructuring of Listed Companies (Order of CSRC (No.54))) to Guotai Junan Securities in connection with the Proposed Merger. Accordingly, Orient Securities and persons controlling, controlled by or under the same control as Orient Securities (excluding shares held on behalf of non-discretionary investment clients of Orient Securities) are presumed to be acting in concert with Guotai Junan Securities in accordance with class (5) of the definition of “acting in concert” under the Takeovers Code. Orient Securities holds 2,814,000 Guotai Junan A Shares and China Universal, an investee company of Orient Securities (controlled by Orient Securities as defined under the Takeovers Code), holds 24,663,765 Guotai Junan A Shares.

(5)	As at the Latest Practicable Date, Haitong Securities and its subsidiaries hold 903,100 Guotai Junan A Shares and 6,211,800 Guotai Junan H Shares (together representing approximately 0.08% of the total issued shares of Guotai Junan Securities) from their proprietary trading, derivatives and fund management businesses. Among the aforementioned Guotai Junan Shares, 570,300 Guotai Junan A Shares are held by HFT Investment Management Co., Ltd., a subsidiary of Haitong Securities, as an exempt fund manager in the ordinary course of its fund management business.

(6)	For the purpose of this Joint Circular, taking into account that the number of Guotai Junan Shares held by these other public Guotai Junan A Shareholders and these other public Guotai Junan H Shareholders as at the Latest Practicable Date only being 4,780,180,952 and 1,109,615,380 respectively, (i) the number of H shares of Guotai Junan Securities being held in public hands is not less than 1,109,615,380 shares, representing 12.46% of the total issued shares of Guotai Junan Securities as at the Latest Practicable Date, being 8,903,730,620 shares; and (ii) the aggregate number of A shares and H shares of Guotai Junan Securities being held in public hands is not less than 5,889,796,332 shares, representing 66.15% of the total issued shares of Guotai Junan Securities as at the Latest Practicable Date, being 8,903,730,620 shares.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Haitong Securities (as at the Latest Practicable Date)

		Approx. %		Approx. %		Approx. %
		of total		of total		of total
		number		number		number
		of issued		of issued		of issued
Shareholders	No. of H shares	H shares	No. of A shares	A shares	No. of shares	shares
(A) Guotai Junan Securities and its subsidiaries(1)	–	–	18,384,972	0.19%	18,384,972	0.14%
(B) Guotai Junan Concert Parties:
UBS(2)	–	–	–	–	–	–
Orient Securities(3)	–	–	23,554,702	0.24%	23,554,702	0.18%
(C) Aggregate number of Haitong Shares held by Guotai Junan Securities and Guotai Junan Concert Parties (A) + (B)	–	–	41,939,674	0.43%	41,939,674	0.32
(D) BOC Group(4)	4,024,000	0.12%	3,593,137	0.04%	7,617,137	0.06%
Shanghai SASAC Entities:(5)
(E) Guosheng Group	255,456,400	7.49%	1,100,871,067	11.40%	1,356,327,467	10.38%
(F) Shanghai Electric Group	307,409,200	9.02%	344,546,418	3.57%	651,955,618	4.99%
(G) Bright Food	–	–	480,275,000	4.97%	480,275,000	3.68%
(H) Shenergy	–	–	322,162,086	3.34%	322,162,086	2.47%
(I) Shanghai Jiushi	–	–	235,247,280	2.44%	235,247,280	1.80%
(J) Shanghai Bailian	–	–	214,471,652	2.22%	214,471,652	1.64%
(K) Subtotal (E) + (F) + (G) + (H) + (I) + (J)	562,865,600	16.51%	2,697,573,503	27.94%	3,260,439,103	24.96%
(L) Treasury Haitong A Shares(6)	–	–	77,074,467	0.80%	77,074,467	0.59%
(M) Other public Independent Haitong Shareholders(7)	2,842,679,220	83.37%	6,834,450,399	70.79%	9,677,129,619	74.07%
(M-1) Other public Haitong A shareholders(7)	N/A	N/A	6,834,450,399	70.79%	6,834,450,399	52.31%
(M-2) Other public Haitong H shareholders(7)	2,842,679,220	83.37%	N/A	N/A	2,842,679,220	21.76%
Total number of issued Haitong H Shares held by the Disinterested Haitong H Shareholders	3,405,544,820	99.88%	N/A	N/A	3,405,544,820	26.07%
Total number of issued Haitong Shares held by the Independent Haitong Shareholders	3,405,544,820	99.88%	9,532,023,902	98.73%	12,937,568,722	99.03%
Total number of issued shares of Haitong Securities (C) + (D) + (K) + (L) + (M)	3,409,568,820	100%	9,654,631,180	100%	13,064,200,000	100%

Notes:

(1)	As at the Latest Practicable Date, Guotai Junan Securities and its subsidiaries hold 18,384,972 Haitong A Shares (representing approximately 0.14% of the total issued shares of Haitong Securities) from their proprietary trading, derivatives businesses and index tracking fund management businesses, among which 18,119,372 Haitong A Shares and 1,700 Haitong A Shares are held by HuaAn Funds and GTJA Asset Management respectively (both of which are subsidiaries of Guotai Junan Securities) in their ordinary course of businesses. Due to the nature of the aforementioned proprietary trading, derivatives and index tracking fund management business, which requires HuaAn Funds and GTJA Asset Management, to, on a non-discretionary basis, deal in issued Haitong A Shares when managing index tracking funds, there may be potential fluctuation in respect of these interests during the offer period. For completeness, other than the aforesaid 18,384,972 Haitong A Shares, Guotai Junan Securities, in its ordinary course of its investment business, holds economic interests in an additional 415,800 Haitong A Shares through investing in investment products issued and/or managed by third parties but without holding any ownership or voting rights to such underlying Haitong A Shares. As the composition of the securities underlying such investment products may change under the management of third-party issuers/fund managers beyond the control of Guotai Junan Securities, there may be potential fluctuation in respect of these interests during the offer period. For the avoidance of doubt, each of HuaAn Funds and GTJA Asset Management is a Guotai Junan Concert Party. Haitong A Shares in which Guotai Junan Securities and its subsidiaries are interested will form part of the Haitong Shares to be exchanged for Guotai Junan Shares under the Share Exchange.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(2)	Please refer to note (3) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”.

Notwithstanding the above:

(a)	Haitong Shares held by any member of the UBS Group acting in the capacity of an exempt principal trader connected with Guotai Junan Securities shall not be voted at the Haitong H Shareholders’ Class Meeting in accordance with the requirement of Rule 35.4 of the Takeovers Code; and

(b)	Haitong Shares held by such exempt principal traders may, subject to consent of the Executive, be allowed to be voted at the Haitong H Shareholders’ Class Meeting if: (i) such member of the UBS Group holds the relevant Haitong Shares as a simple custodian for and on behalf of non-discretionary clients; (ii) there are contractual arrangements in place between such member of the UBS Group and such non-discretionary client that strictly prohibit such member of the UBS Group from exercising any voting discretion over such Haitong Shares; (iii) all voting instructions shall originate from such non- discretionary client only (if no instructions are given, then no votes shall be cast for the relevant Haitong Shares held by such member of the UBS Group); and (iv) such non-discretionary client is not Guotai Junan Securities nor a Guotai Junan Concert Party.

(3)	Please refer to note (4) to the shareholding table of Guotai Junan Securities, under the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement”. Orient Securities holds 44,600 Haitong A Shares and China Universal, an investee company of Orient Securities (controlled by Orient Securities as defined under the Takeovers Code), holds 23,510,102 Haitong A Shares.

(4)	BOCI Asia (being one of the Haitong Put Option Providers) is part of the BOC Group. As part of the ordinary course of business of the BOC Group, the BOC Group holds a total of 3,593,137 Haitong A Shares and a total of 4,024,000 Haitong H Shares. Since the BOC Group is a Haitong Shareholder, the BOCI Asia Haitong Put Option Arrangement is considered as the Special Deal, and BOC Group is considered to be involved or interested in the BOCI Asia Haitong Put Option Arrangement for the purposes of Rule 25 of the Takeovers Code. As a result, (i) for the purposes of Rule 25 of the Takeovers Code, any votes cast by the BOC Group on the special resolution concerning the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) at the Haitong EGM will not be counted towards votes attaching to the Haitong Shares held by the Independent Haitong Shareholders; and (ii) for the purposes of Rule 2.10 of the Takeovers Code, any votes cast by the BOC Group on the resolutions relating to the Merger Agreement and the Proposed Merger (i.e. resolution number 1.1, including all sub-resolutions thereunder, and resolution numbers 1.3, 2 and 3) at the Haitong H Shareholders’ Class Meeting will not be counted towards votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders.

(5)	As at the Latest Practicable Date and based on the information available to Haitong Securities, certain shareholders of Haitong Securities (namely Guosheng Group, Shanghai Electric Group, Bright Food, Shenergy, Shanghai Jiushi and Shanghai Bailian) are ultimately controlled by Shanghai SASAC. The Haitong H Shares held by Guosheng Group and Shanghai Electric Group (together representing approximately 16.51% of the total issued Haitong H Shares) form part of the Disinterested Haitong H Shares.

(6)	As at the Latest Practicable Date, the 77,074,467 treasury Haitong A Shares comprise of 41,507,467 Haitong A Shares and 35,567,000 Haitong A Shares that were repurchased by Haitong Securities in 2023 and 2024 respectively. The voting rights attached to the treasury Haitong A Shares held by Haitong Securities are suspended under the Applicable Laws of the PRC and will not be exercised at the Haitong EGM nor at the Haitong A Shareholders’ Class Meeting. The treasury Haitong A Shares will form part of the Haitong Shares to be exchanged for Guotai Junan Shares under the Share Exchange and the Proposed Merger and will become treasury shares of the Post-Merger Company upon Closing. In accordance with the A-share Repurchase Reports by way of Centralised Bidding (《關於以集中競價交易方式回購公司A股股份的回購報告書》) published by Haitong Securities on the SSE in 2023 and 2024, the treasury shares of the Post-Merger Company may be sold by way of a centralised bidding process after 12 months from the date that Haitong Securities published an announcement on the SSE in respect of completion of the relevant share repurchase. If such treasury shares are not sold within 3 years from such announcement date, such unsold treasury shares will be cancelled after completing the relevant procedures. After the Proposed Merger, the Post-Merger Company will make decisions on the specific treatment of the above-mentioned treasury shares.

(7)	For the purpose of this Joint Circular, taking into account that the number of Haitong Shares held by these other public Haitong A Shareholders and these other public Haitong H Shareholders as at the Latest Practicable Date only being 6,834,450,399 and 2,842,679,220 respectively, (i) the number of H shares of Haitong Securities being held in public hands is not less than 2,842,679,220 shares, representing 21.89% of the total issued shares of Haitong Securities (excluding treasury shares) as at the Latest Practicable Date, being 12,987,125,533 shares; and (ii) the aggregate number of A shares and H shares of Haitong Securities being held in public hands is not less than 9,677,129,619 shares, representing 74.51% of the total issued shares of Haitong Securities (excluding treasury shares) as at the Latest Practicable Date, being 12,987,125,533 shares.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(4)	Relationship between Shanghai International and Shanghai SASAC

Shanghai International, the controlling shareholder of Guotai Junan Securities, is wholly-owned as to 100% by Shanghai SASAC. Shanghai SASAC is not acting in concert with Shanghai International for the purpose of the Takeovers Code in respect of matters of, including the exercising of voting power in, Guotai Junan Securities, as Shanghai SASAC has confirmed in writing that:

(a)	Shanghai SASAC, as the state-owned contributor of capital of Shanghai International, does not interfere with the day-to-day operations and decision-making process of Shanghai International other than fulfilling its responsibility as a contributor of capital and provision of oversight over the use of state-owned assets.

(b)	Shanghai International, as the controlling shareholder and de facto controller of Guotai Junan Securities, makes independent decisions and exercises its rights as a shareholder of Guotai Junan Securities (including exercising the voting power at Guotai Junan Securities’ general meetings) based on its own interests in accordance with laws, regulations, and applicable governance documents.

(c)	Regarding matters pertaining to Guotai Junan Securities, Shanghai SASAC shall not give any instructions on matters independently decided by Shanghai International (including exercising the voting power at Guotai Junan Securities’ general meetings) in accordance with laws, regulations, and applicable governance documents, and in all circumstances, the independent decisions by Shanghai International shall prevail.

(5)	Other material information of Guotai Junan Securities and Haitong Securities

In compliance with the Administrative Measures for Restructuring and other Applicable Laws relating to the material asset restructuring of Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities each published the MAR Report on the SSE on the date of this Joint Circular in accordance with the Applicable Laws.

To provide Guotai Junan H Shareholders and Haitong H Shareholders with further information of the Proposed Merger and Proposed Placement contained in the MAR Report, the original Chinese versions and English translations of extracts of information in the MAR Report with reference value to Guotai Junan H Shareholders and Haitong H Shareholders are set out in the Material Information Announcements published by each of Guotai Junan Securities and Haitong Securities respectively on the website of the Hong Kong Stock Exchange (www.hkexnews.hk) on the same day as the date of publication of this Joint Circular. The full text of the MAR Report is published in Chinese on the website of the SSE (www.sse.com.cn) and will be contained in the overseas regulatory announcements of Guotai Junan Securities and Haitong Securities which are expected to be published on the website of the Hong Kong Stock Exchange on the same day as the date of publication of this Joint Circular respectively. The risk factors of the Proposed Merger and the Proposed Placement in section 13 of the MAR Report as set out in the Material Information Announcements published by Guotai Junan Securities and Haitong Securities respectively are incorporated by reference into this Joint Circular and shall form part of this Joint Circular.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(6)	Rights and Interests in Haitong Shares and Derivatives

As at the Latest Practicable Date:

(a)	save as disclosed in “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” in this section, there is no existing holding of voting rights and rights over Haitong Shares which Guotai Junan Securities or its subsidiaries owns or over which it has control or direction;

(b)	save as disclosed in “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” in this section, there is no existing holding of voting rights and rights over Haitong Shares which is owned or controlled or directed by any Guotai Junan Concert Parties;

(c)	there is no existing holding of voting rights and rights over Haitong Shares in respect of which Guotai Junan Securities or any Guotai Junan Concert Parties has received an irrevocable commitment in relation to the voting of the resolutions in respect of the Proposed Merger;

(d)	there is no existing holding of voting rights and rights over Haitong Shares in respect of which Guotai Junan Securities or any Guotai Junan Concert Parties holds convertible securities, warrants or options;

(e)	save for the total return swap arrangements in respect of 1,635,600 Haitong A Shares entered into by Guotai Junan (Hong Kong) (being a subsidiary of Guotai Junan Securities) for back-to-back hedging of the return swap arrangements in respect of 817,800 Haitong A Shares entered into by Guotai Junan Securities, there is no outstanding derivative in respect of securities in Haitong Securities entered into by Guotai Junan Securities or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code);

(f)	there is no arrangement (whether by way of option, indemnity or otherwise) in relation to Guotai Junan Shares or Haitong Shares and which might be material to the Proposed Merger;

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(g)	there is no agreement or arrangement (other than the Merger Agreement) to which Guotai Junan Securities is a party which relates to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition of the Proposed Merger;

(h)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in Haitong Securities which Guotai Junan Securities or any person acting in concert with it has borrowed or lent; and

(i)	save for the BOCI Asia Haitong Put Option Arrangement, there is no understanding, arrangement or agreement which constitutes a special deal (within the ambit of Rule 25 of the Takeovers Code) between (i) any Haitong Shareholder; and (ii) either (a) Guotai Junan Securities or its concert parties; or (b) Haitong Securities or Haitong Securities’ subsidiaries or associated companies.

2.	TERMS OF THE PROPOSED MERGER

(1)	Guotai Junan Securities to issue Guotai Junan A Shares and Guotai Junan H Shares in exchange for Haitong A Shares and Haitong H Shares

Guotai Junan Securities proposes to issue Guotai Junan A Shares and Guotai Junan H Shares to Haitong Share-Exchange Shareholders at the same Exchange Ratio in exchange, respectively, for the Haitong A Shares and Haitong H Shares held by such persons. Qualified Haitong Dissenting Shareholders will be entitled to, upon the valid exercise of the Haitong Put Options, receive cash provided by the relevant Haitong Put Option Provider(s) for the Haitong A Shares and Haitong H Shares held by such persons. The Haitong A Shares and Haitong H Shares (if any) acquired by the relevant Haitong Put Option Provider(s) will form part of the Haitong Shares to be exchanged into Guotai Junan Shares at the Exchange Ratio, which will then be held by the relevant Haitong Put Option Provider(s) following the Share Exchange. Assuming that the Proposed Merger has become unconditional and there is no other change in the share capital structures of Guotai Junan Securities and Haitong Securities immediately before the Share Exchange, Guotai Junan Securities will, in accordance with the terms of the Merger Agreement, issue 8,099,804,000 Guotai Junan Shares, consisting of 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares. Immediately after the Closing Date, the aggregate number of Guotai Junan Shares will be 17,003,534,620, among which 13,497,774,772 will be Guotai Junan A Shares representing approximately 79.38% of its total issued share capital and 3,505,759,848 will be Guotai Junan H Shares representing approximately 20.62% of its total issued share capital.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(2)	Exchange Ratio and Basis of Determination

To ensure that the rights and interests of holders of A shares and holders of H shares are adequately safeguarded so as to achieve equality of treatment between holders of A shares and holders of H shares within the same company, a single Exchange Ratio has been agreed in respect of the Proposed Merger for the exchange of the A shares and H shares of Guotai Junan Securities with the A shares and H shares of Haitong Securities respectively.

The Exchange Ratio, being 0.62 : 1 (rounded to two decimal places), has been agreed after arm’s length negotiations between Guotai Junan Securities and Haitong Securities by taking into account the Market Reference Prices of the A shares of the two companies, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, respectively.

This means that:

(a)	1 Haitong A Share shall be exchanged for 0.62 Guotai Junan A Shares to be issued by Guotai Junan Securities; and

(b)	1 Haitong H Share shall be exchanged for 0.62 Guotai Junan H Shares to be issued by Guotai Junan Securities.

Specifically, the Market Reference Prices for Guotai Junan A Shares and Guotai Junan H Shares are RMB13.98 per share and HK$7.89 per share, respectively, and the Market Reference Prices for Haitong A Shares and Haitong H Shares are RMB8.60 per share and HK$3.61 per share, respectively. After deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend from the Market Reference Prices respectively, the exchange price of Guotai Junan A Shares is RMB13.83 per share and the exchange price of Haitong A Shares is RMB8.57 per share, which leads to the Exchange Ratio of 0.62 : 1; and the exchange price of Guotai Junan H Shares is HK$7.73 per share and the exchange price of Haitong H Shares is HK$4.79 per share, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares.

(3)	Put Options and Dissenting Shareholders who Exercise the Put Options

Guotai Junan Put Options

Pursuant to PRC regulatory requirements, cash put options will be provided to the Guotai Junan Dissenting Shareholders. Subject to the satisfaction or waiver (as applicable) of all the Conditions, the Qualified Guotai Junan Dissenting Shareholders will be entitled to sell their Guotai Junan Shares to the Guotai Junan Put Option Providers, (with respect to Guotai Junan A Shares) Shanghai International, at a cash price equal to RMB14.86 per Guotai Junan A Share, and (with respect to Guotai Junan H Shares) Shanghai International (Hong Kong), at a cash price equal to HK$8.54 per Guotai Junan H Share. Shanghai International (Hong Kong) is wholly-owned by Shanghai International, which is the controlling shareholder of Guotai Junan Securities. Shanghai International (Hong Kong) is an associate of Shanghai International pursuant to Rule 14A.13 of the Hong Kong Listing Rules, and both Shanghai International and Shanghai International (Hong Kong) are connected persons of Guotai Junan Securities.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The cash amounts have been determined according to the highest trading prices of Guotai Junan A Shares and Guotai Junan H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Guotai Junan Shares prior to the date of the Joint Announcement.

The Guotai Junan A Shares and Guotai Junan H Shares acquired by the relevant Guotai Junan Put Option Provider from the Guotai Junan Dissenting Shareholders (if any) will be held by the relevant Guotai Junan Put Option Provider. Guotai Junan Dissenting Shareholders shall not otherwise claim Guotai Junan Put Options from Guotai Junan Securities or Guotai Junan Shareholders who vote in favour of the Proposed Merger.

Haitong Put Options

Pursuant to PRC regulatory requirements, cash put options will be provided to the Haitong Dissenting Shareholders. Subject to the satisfaction or waiver (as applicable) of all the Conditions, the Qualified Haitong Dissenting Shareholders will be entitled to sell their Haitong Shares to the relevant Haitong Put Option Provider(s), being (i) (with respect to Haitong A Shares) Taiping Life (via its asset manager, Taiping Asset Management Co., Ltd.) and BOCI (China) at a cash price equal to RMB9.28 per Haitong A Share, and (ii) (with respect to Haitong H Shares) Taiping Life (via its asset manager, Taiping Assets Management (Hong Kong) Company Limited) and BOCI Asia at a cash price equal to HK$4.16 per Haitong H Share. The cash amounts have been determined according to the highest trading prices of Haitong A Shares and Haitong H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Haitong Shares prior to the date of the Joint Announcement.

The Haitong A Shares and Haitong H Shares acquired by the relevant Haitong Put Option Provider(s) from the Qualified Haitong Dissenting Shareholders (if any) will form part of the Haitong Shares to be exchanged into Guotai Junan A Shares and Guotai Junan H Shares respectively at the Exchange Ratio on the Share Exchange Date. Haitong Dissenting Shareholders shall not otherwise claim Haitong Put Options from Haitong Securities or Haitong Shareholders who vote in favour of the Proposed Merger.

Stock lending transactions, and costs and taxes in relation to the put options

Prior to the start of the Guotai Junan Put Option Declaration Period and Haitong Put Option Declaration Period (as applicable), Guotai Junan Dissenting Shareholders and Haitong Dissenting Shareholders who have given Guotai Junan Shares or Haitong Shares respectively as security for security lending transactions must transfer those Guotai Junan Shares and Haitong Shares (as the case may be) from the relevant credit guarantee account of a securities company to their ordinary securities account, in order to exercise any Guotai Junan Put Options and Haitong Put Options (as applicable). Guotai Junan Dissenting Shareholders and Haitong Dissenting Shareholders who have entered into securities repurchase transactions must complete the relevant repurchase procedures prior to the start of the Guotai Junan Put Option Declaration Period and Haitong Put Option Declaration Period (as applicable), in order to exercise any Guotai Junan Put Options and Haitong Put Options (as applicable).

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Under the Merger Agreement, the costs and taxes arising from the exercise of the Guotai Junan Put Option and the Haitong Put Option shall be borne by the Qualified Guotai Junan Dissenting Shareholders, Qualified Haitong Dissenting Shareholders, Guotai Junan Put Option Providers and/or Haitong Put Option Provider(s) in accordance with the Applicable Laws. In the absence of Applicable Laws, Guotai Junan Securities and Haitong Securities shall resolve the matter by referring to standard market practice.

Implications under Takeovers Code – BOCI Asia Haitong Put Option Arrangement as the Special Deal

BOCI Asia, being part of the BOC Group, is one of the Haitong Put Option Providers with respect to the Haitong H Shares. Under the BOCI Asia Haitong Put Option Arrangement, subject to the satisfaction or waiver (as applicable) of all the Conditions, those Qualified Haitong Dissenting Shareholders who are Haitong H Shareholders will be entitled to sell their Haitong H Shares to BOCI Asia, and BOCI Asia will be obligated to acquire such Haitong H Shares, at the cash price equal to HK$4.16 per Haitong H Share.

As at the Latest Practicable Date, the BOC Group, as part of its ordinary course of business, holds a total of 3,593,137 Haitong A Shares (representing approximately 0.04% of the total issued Haitong A Shares and 0.03% of the total issued Haitong Shares respectively) and a total of 4,024,000 Haitong H Shares (representing approximately 0.12% of the total issued Haitong H Shares and 0.03% of the total issued Haitong Shares respectively) in aggregate.

The BOCI Asia Haitong Put Option Arrangement is not extended to all Haitong Shareholders, and is therefore considered as the Special Deal. As the Special Deal is not capable of being extended to all Haitong Shareholders, it is subject to the consent of the Executive and the approval by the Independent Haitong Shareholders. An application has been made to the Executive for consent to proceed with the Special Deal under Rule 25 of the Takeovers Code. Such consent, if granted, will be subject to (i) the Haitong IFA publicly stating in its opinion that the terms of the Special Deal are fair and reasonable, and (ii) the approval of the Special Deal by the Independent Haitong Shareholders at the Haitong EGM. The Special Deal will only be implemented if such arrangement is approved by the Independent Haitong Shareholders at the Haitong EGM and consent in respect of which is granted by the Executive. Neither the Proposed Merger nor the Proposed Placement are conditional upon the undertaking of the Special Deal. If the Special Deal is not approved, the Proposed Merger, the Proposed Placement and the provision of the Haitong Put Options by the other Haitong Put Option Providers will still proceed.

Save as required under Applicable Laws or otherwise disclosed in this Joint Circular, all Guotai Junan Shareholders and Haitong Shareholders are entitled to vote for, vote against or abstain from voting in respect of the resolutions proposed in connection with the Proposed Merger and the Proposed Placement.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Only those Guotai Junan Shareholders who vote against the Proposed Merger at the Guotai Junan EGM will be eligible to exercise the Guotai Junan Put Option in relation to their Guotai Junan H Shares and/or Guotai Junan A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Guotai Junan Dissenting Shareholder(s)”.

Only those: (i) Haitong H Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong H Shareholders’ Class Meeting; and (ii) Haitong A Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong A Shareholders’ Class Meeting, will be eligible to exercise the Haitong Put Option in relation to their Haitong H Shares and/or Haitong A Shares, subject to satisfaction of the criteria set out in the definition of “Qualified Haitong Dissenting Shareholder(s)”.

If the Proposed Merger is ultimately not implemented, the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders shall have no right to exercise the Guotai Junan Put Option or the Haitong Put Option and shall not be entitled to claim any compensation or indemnity from Guotai Junan Securities, Haitong Securities, the Guotai Junan Put Option Providers or the Haitong Put Option Providers.

After the record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, if the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders sell their respective Guotai Junan Shares or Haitong Shares, the number of Guotai Junan Shares or Haitong Shares eligible for the Guotai Junan Put Option and Haitong Put Option will reduce correspondingly. If the Guotai Junan Dissenting Shareholders and the Haitong Dissenting Shareholders subsequently purchase Guotai Junan Shares or Haitong Shares after the relevant record date for the Guotai Junan EGM and Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, the number of shares eligible for the Guotai Junan Put Option and Haitong Put Option will not increase.

Certain Guotai Junan Shareholders and Haitong Shareholders are entitled to vote on the resolutions relating to the Proposed Merger, but are excluded from being eligible to exercise the Guotai Junan Put Option and the Haitong Put Option, respectively. Please refer to the definition of “Qualified Guotai Junan Dissenting Shareholder” and “Qualified Haitong Dissenting Shareholder” in the “Definitions” section of this Joint Circular for further details.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(4)	Notification to creditors

Under the Merger Agreement, Guotai Junan Securities and Haitong Securities agreed to comply with the relevant procedures relating to creditors’ notification and announcement in accordance with the Applicable Laws of the PRC. If any creditor of Guotai Junan Securities or Haitong Securities requests for early repayment of the indebtedness or requests for any guarantee in relation to such indebtedness within the statutory period, Guotai Junan Securities and Haitong Securities will, in accordance with Applicable Laws, either make or provide or cause a third party to make or provide, early repayment or guarantee to its creditors for such indebtedness.

If the relevant creditor of Guotai Junan Securities or Haitong Securities does not request for early repayment or guarantee within the relevant statutory period, the outstanding indebtedness will be assumed by the Post-Merger Company after the Closing Date.

(5)	Arrangements for employees

Following Closing, the employment contracts of all employees of Guotai Junan Securities (including those of its branches and business departments) will continue with the Post-Merger Company and the employment contracts of all employees of Haitong Securities (including those of its branches and business departments) will be assumed by and continue with the Post-Merger Company.

As of the Latest Practicable Date, each of Guotai Junan Securities and Haitong Securities had separately convened an employees’ representative meeting to review and approve the employee settlement plan following the Proposed Merger.

(6)	Liabilities for breach of the Merger Agreement

According to the Merger Agreement, if Guotai Junan Securities or Haitong Securities breaches any of its representations, warranties, undertakings, makes any misrepresentations, or fails to perform any of its responsibilities or obligations under the Merger Agreement, such party commits a breach of contract. Such defaulting party shall, at the request of the other party, continue to perform its obligations or take measures to remedy the breach or give full, prompt, adequate and effective indemnification. Where the Proposed Merger fails to become effective or to be completed for reasons not attributable to either party of the Merger Agreement, none of the parties shall be liable for breach of contract.

(7)	Costs and taxes in relation to the Proposed Merger

All costs and taxes incurred as a result of the Proposed Merger shall be borne by Guotai Junan Securities and Haitong Securities in accordance with the provisions of the Applicable Laws, relevant documents and contracts.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

3.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into a Merger Agreement which sets forth detailed terms and conditions for implementing the Proposed Merger. In addition to the terms set out in “2. Terms of the Proposed Merger” in this section above, the principal terms and conditions of the Merger Agreement include:

Parties	Guotai Junan Securities and Haitong Securities

Overview of the Proposed Merger

In accordance with the terms of the Merger Agreement and guided by the principles of combining strengths of two well- recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, the Proposed Merger will be implemented by Guotai Junan Securities merging with Haitong Securities by way of absorption and Share Exchange, namely: (1) Guotai Junan Securities will issue Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares; (2) Guotai Junan Securities will apply to have the Guotai Junan A Shares and Guotai Junan H Shares to be issued under the Proposed Merger listed and traded on the SSE and the Hong Kong Stock Exchange, respectively; (3) the Haitong A Shares and Haitong H Shares will be delisted and cancelled; (4) upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities; and (5) after the Closing Date, completion of the cancellation and deregistration of the legal status of Haitong Securities, and the update of the business registration of Guotai Junan Securities.

The Proposed Merger will be effective as provided for by the PRC Company Law and shall be in compliance with the Hong Kong Listing Rules and the Takeovers Code.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Consideration	Guotai Junan Securities will issue 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares at the Exchange Ratio in exchange for 9,654,631,180 Haitong A Shares (including the treasury Haitong A Shares) and 3,409,568,820 Haitong H Shares, respectively, which equates to 0.62 Guotai Junan A Shares being issued in exchange for 1 Haitong A Share, and 0.62 Guotai Junan H Shares being issued for 1 Haitong H Share.

Application will be made to the Hong Kong Stock Exchange and SSE for the Guotai Junan H Shares and Guotai Junan A Shares to be issued under the Proposed Merger to be listed and traded on the Hong Kong Stock Exchange and SSE, respectively.
Treatment of fractions of shares	The number of Guotai Junan H Shares and Guotai Junan A Shares obtained by Haitong Share-Exchange Shareholders shall be in whole numbers. If the number of Guotai Junan H Shares and Guotai Junan A Shares to be obtained by a Haitong Shareholder through a Share Exchange of Haitong H Shares and Haitong A Shares for the respective Guotai Junan H Shares and Guotai Junan A Shares at the Exchange Ratio will not result in a whole number, such shareholders will be ranked in the order of the value of the remaining fraction after the decimal point from high to low, and one additional Guotai Junan H Share or Guotai Junan A Shares (as the case may be) will be given to each such Haitong Shareholder in that order until the number of shares actually exchanged is equal to the total number of shares proposed to be issued. If the number of shareholders with the same fraction is more than the number of remaining shares to be issued, shares will be allocated randomly by a computerised system until the number of shares actually exchanged is equal to the total number of shares proposed to be issued.

Put options for dissenting shareholders	Please refer to “2. Terms of the Proposed Merger – (3) Put Options and Dissenting Shareholders who exercise the Put Option” in this section above for details.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Conditions to the Merger Agreement becoming effective

The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

(a)   the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Merger and the Merger Agreement;

(b)   the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Merger and the Merger Agreement, provided that in terms of the Haitong H Shareholders’ Class Meeting: (i) approval is also given by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H shares held by the Disinterested Haitong H Shareholders; and

(c)   the approval, filing and/or registration (if applicable) with or by Shanghai SASAC, SSE and the CSRC in respect of the Proposed Merger having been obtained and remaining in effect.

As at the Latest Practicable Date, save and except the approval from Shanghai SASAC, none of the above conditions have been fulfilled.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Conditions to implementation of the Merger Agreement	Provided that the Merger Agreement has become effective, Closing shall be subject to satisfaction or appropriate waiver from Guotai Junan Securities and Haitong Securities (except for the conditions referred to in paragraphs (c) and (d) below which shall not be capable of being waived) of the following conditions:

(a)   the necessary approvals, filings or registrations with or by competent Governmental Authorities in relevant jurisdictions (including the CSRC and the SFC) in connection with the Proposed Merger which may be required pursuant to the licences and permits of any member of the Guotai Junan Group and Haitong Group, having been obtained or completed (as the case may be) and remaining in effect;

(b)   for the purposes of the Proposed Merger, Guotai Junan Securities and Haitong Securities having submitted foreign investment, anti-trust and other merger filings or applications to competent Governmental Authorities in relevant jurisdictions (other than the PRC) in relation to the Proposed Merger where notification, approval or no objection is legally required and having obtained or being deemed to have obtained all necessary approvals or having passed a prescribed period without objection (as applicable) from such relevant Governmental Authorities and remaining in effect, or having in place appropriate arrangements that are approved or accepted by such relevant Governmental Authorities in dealing with the relevant assets or businesses of the Guotai Junan Group and Haitong Group;

(c)   the clearance of all necessary PRC anti-trust filings with the SAMR for the Proposed Merger having been obtained; and

(d)   the approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in, on the Hong Kong Stock Exchange the Guotai Junan H Shares to be issued as consideration for the Share Exchange.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

With respect to condition (a) set out above, as at the Latest Practicable Date, other than regulatory approvals in the PRC and Hong Kong, it is anticipated that no other material regulatory approvals may be required in respect of the Proposed Merger pursuant to the licences and permits held by any member of the Guotai Junan Group and Haitong Group.

As at the Latest Practicable Date, the above conditions have not all been satisfied. Condition (c) set out above has been satisfied.

Termination

The Merger Agreement may be terminated in any of the following circumstances:

(a)   if a competent Governmental Authority makes any permanent injunctions, laws, regulations, rules or orders that restricts or prohibits Closing and such restriction or prohibition is final and not capable of being appealed, either Guotai Junan Securities or Haitong Securities will be entitled to terminate the Merger Agreement by written notice;

(b)   if the Merger Agreement cannot be performed for a continuous period of 60 days due to any force majeure event, either Guotai Junan Securities or Haitong Securities will be entitled to terminate the Merger Agreement by written notice. The party affected by the force majeure event shall notify the other party within 10 business days of its occurrence and provide any available evidence; or

(c)   if one party commits a material breach of the Merger Agreement and such material breach is not remedied within 30 days following written notice from the non- defaulting party to the defaulting party, the non-defaulting party will be entitled to unilaterally terminate the Merger Agreement by written notice.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Arrangements during the Transitional Period	During the Transitional Period, except for matters that have been agreed in writing in advance, have been, or should have been known, to Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities shall maintain stability in their assets, businesses, employees and operations and operate independently in accordance with their past practices and operating methods. Guotai Junan Securities and Haitong Securities will not make any significant decisions that are inconsistent with its ordinary course of business nor engage in any activities that may give rise to significant debts, obligations, or liabilities, and that may have a material adverse effect on their operations and financial condition.

During the Transitional Period, except for the Proposed Merger and matters to which Guotai Junan Securities and Haitong Securities have agreed (including in respect of Guotai Junan Securities’ share incentive programme), Guotai Junan Securities and Haitong Securities shall not increase or decrease its respective total share capital or issue convertible bonds or make any adjustments to its respective share capital.

During the Transitional Period, Guotai Junan Securities and Haitong Securities (including their respective subsidiaries) are required to notify in writing and obtain the other party’s prior written consent before implementing the following matters:

(a) provision of external guarantees, or granting of mortgages, pledges or other third party rights over its assets, in each case outside the ordinary course of business;

(b) assume material liabilities other than for the ordinary course of business or as required by Applicable Laws;

(c) waiver of material rights, gift of assets, or forgiveness of third party material liabilities;

(d) conduct material asset transfers, acquisitions, mergers and replacements that are not in the ordinary course of business;

(e) enter into any arrangement that is not in the ordinary course of business and that may have a material adverse effect on the Proposed Merger;

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(f) material amendment to the compensation or benefits of executives or employees other than those customarily carried out in the ordinary course of business; and

(g) other matters that may have a material adverse effect on its assets, finances and continuing operations.

Arrangements for profit distribution and accumulated profits during the Transitional Period	For the period between the date of the Merger Agreement and the Closing Date, save for the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, Guotai Junan Securities and Haitong Securities shall not undertake any ex-rights or ex-dividend actions such as distribution of profits, conversion and capitalisation of reserves into share capital and rights issues. Any accumulated profits of Guotai Junan Securities and Haitong Securities which remain undistributed as at the Closing Date shall be for the benefit of the shareholders of the Post-Merger Company as a whole according to their shareholding ratio.

After Closing, the Post-Merger Company will consider and make decisions on dividend-related matters by taking into account factors including net profits for the year and cashflow requirements.

As at the Latest Practicable Date, Guotai Junan Securities and Haitong Securities have not declared any dividend that has not been paid, and have no intention to declare, make or pay any dividend to the Guotai Junan Shareholders or Haitong Shareholders respectively between the Latest Practicable Date and the earlier of: (a) the Closing Date; and (b) the date that the Proposed Merger is terminated (as the case may be).

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, Guotai Junan Securities and Haitong Securities may only invoke conditions (a) and/or (b) set out in the paragraph headed “Conditions to implementation of the Merger Agreement” in this section or terminate the Merger Agreement in accordance with the paragraph headed “Termination” in this section as a basis for not proceeding with the Proposed Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to Guotai Junan Securities or Haitong Securities in the context of the Proposed Merger.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

4.	GUOTAI JUNAN SECURITIES’ SPECIFIC MANDATE TO ISSUE GUOTAI JUNAN A SHARES AND GUOTAI JUNAN H SHARES UNDER THE PROPOSED MERGER

On 9 October 2024, the Guotai Junan Board resolved to seek, at the Guotai Junan EGM that it be granted an unconditional specific mandate enabling it, when the Proposed Merger is given effect and as required by the Proposed Merger, to determine and implement the issuance of 5,985,871,332 Guotai Junan A Shares (with an aggregate nominal value of RMB5,985,871,332) and 2,113,932,668 Guotai Junan H Shares (with an aggregate nominal value of RMB2,113,932,668), and to have full authority to deal with any and all matters necessary or appropriate for the issuance of the Guotai Junan A Shares and Guotai Junan H Shares and to deal with any details of the issue, registration and transfer of relevant shares as well as matters relating to listing on the SSE and the Hong Kong Stock Exchange (including the right to adjust the proposed price and numbers of new Guotai Junan A Shares and Guotai Junan H Shares to be issued to the extent allowed and in accordance with the Applicable Laws or requirements or requests by the applicable Governmental Authorities). The above specific mandate will be approved as part of the approval of the Proposed Merger.

The Guotai Junan H Shares and Guotai Junan A Shares to be issued by Guotai Junan Securities in accordance with the Proposed Merger will rank pari passu with the existing Guotai Junan Shares, except for any existing restrictions on the rights in respect of any Haitong Share which will remain effective on such new shares to be issued by Guotai Junan Securities.

Guotai Junan Securities will apply to the Hong Kong Stock Exchange for the listing of and permission to deal in the Guotai Junan H Shares to be issued under the Proposed Merger, which will be implemented after approval by the Hong Kong Stock Exchange.

Timetable of issue and commencement of dealings of the Guotai Junan H Shares and Guotai Junan A Shares under the Share Exchange

To ensure equality of treatment of holders of the Guotai Junan H Shares to be issued under the Share Exchange (the “relevant Guotai Junan H Shares”) and the Guotai Junan A Shares to be issued under the Share Exchange (the “relevant Guotai Junan A Shares”, together with the relevant Guotai Junan H Shares, the “relevant Guotai Junan Shares”), arrangements have been made to cater for the differences in regulatory and settlement processes required for the listing of newly issued Guotai Junan H Shares and Guotai Junan A Shares on the Hong Kong Stock Exchange and on the SSE in order for dealings of the relevant Guotai Junan H Shares on the Hong Kong Stock Exchange and the relevant Guotai Junan A Shares on the SSE to commence on the same date (the “expected dealings commencement date”). Pursuant to Rule 3.2.8 of the SSE Listing Rules and other applicable rules under the SSE Listing Rules, a listing announcement has to be made by Guotai Junan Securities the next day after the completion of the Share Exchange of A shares when the relevant Guotai Junan A Shares are issued. The relevant Guotai Junan A Shares can only be listed three business days after the publication of such listing announcement and other relevant documents as required by the SSE. In contrast, in respect of the Share Exchange involving H shares, as the approval from the Hong Kong Stock Exchange for the listing of, and permission to deal in the relevant Guotai Junan H Shares is expected to be applied for and obtained conditionally after the approval of the Proposed Merger and the Proposed Placement at the general meetings of Guotai Junan Securities and Haitong Securities but before the completion of the issuance of the relevant Guotai Junan H Shares, it is expected that the relevant Guotai Junan H Shares will be listed the next business day after the issuance.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The relevant Guotai Junan H Shares will be issued as soon as practicable after the relevant Guotai Junan A Shares are issued. As at the Latest Practicable Date, the issuance of the relevant Guotai Junan H Shares is expected to be on or about the third business day after the issuance of the relevant Guotai Junan A Shares.

Notwithstanding the above, holders of the relevant Guotai Junan A Shares are not in a position to exercise any ownership or voting rights attached to the relevant Guotai Junan A Shares before dealings of relevant Guotai Junan Shares commence on both the SSE and the Hong Kong Stock Exchange, considering holders of the relevant Guotai Junan A Shares cannot trade or deal in such shares off-market before dealings commence on the SSE, and Guotai Junan Securities will also ensure no general meeting will be convened, no record date of entitlement will be set and no other corporate actions affecting rights of the Guotai Junan Shareholders will take place during any time gap between the issuance of the relevant Guotai Junan A Shares and issuance of the relevant Guotai Junan H Shares. In other words, no dealings or transfer of the relevant Guotai Junan A Shares could be effected, no voting rights attached to the relevant Guotai Junan A Shares could be exercised, and no other changes or adjustments to any other rights attached to the Guotai Junan A Shares would take place until dealings commence for all relevant Guotai Junan Shares on the expected dealings commencement date. Therefore, the holders of the relevant Guotai Junan A Shares are not given any rights or benefits that are preferential to those of the holders of the Guotai Junan H Shares in respect of dealing of shares and exercising of voting rights.

Further announcement(s) relating to timetable of issue and commencement of dealings of the relevant Guotai Junan Shares will be made before/after the satisfaction or waiver, as appropriate, of the Effectiveness Conditions and conditions to implementation of the Merger Agreement.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

5.	COMPARISONS OF VALUE

(1)	Comparison of the Exchange Ratio

The Exchange Ratio is 0.62: 1, that is every 1 Haitong Share can be exchanged for 0.62 Guotai Junan Shares. The Exchange Ratio (0.62:1) is higher than the indicative exchange ratios implied by the H share trading prices of Guotai Junan Securities and Haitong Securities, as shown in the table below:

Trading periods leading up to the date of the Joint Announcement
	Last Trading Date(1)	20 Trading Days	60 Trading Days(2)
Volume-weighted average price of Haitong H Shares during the specified trading period after deducting Haitong 2024 Interim Dividend	HK$3.63	HK$3.46	HK$3.58
Volume-weighted average price of Guotai Junan H Shares during the specified trading period after deducting Guotai Junan 2024 Interim Dividend	HK$7.91	HK$7.70	HK$7.73
Volume-weighted average price of Haitong H Shares during the specified trading period after deducting Haitong 2024 Interim Dividend/volume-weighted average price of Guotai Junan H Shares during the specified trading period after deducting Guotai Junan 2024 Interim Dividend	0.46	0.45	0.46

Notes:

(1)	Closing price instead of volume-weighted average price is used for calculation under Last Trading Date.

(2)	The volume-weighted average prices of Guotai Junan Shares and Haitong Shares during the 60 trading days have adjusted for the Guotai Junan 2023 Final Dividend and the Haitong 2023 Final Dividend.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(2)	Comparison of the exchange price

The Proposed Merger will be implemented at the Exchange Ratio. The comparisons below are provided solely for the convenience of Guotai Junan Shareholders, Haitong Shareholders and potential investors. They are illustrations only. Guotai Junan Shareholders and Haitong Shareholders should use the comparisons with care and take into account other disclosures in this Joint Circular, including the reasons and purpose of the Proposed Merger.

The Proposed Merger will be implemented at the Exchange Ratio. Every 1 Haitong Share can be exchange for 0.62 Guotai Junan Shares. For illustrative purpose only, the exchange price for each Haitong H Share of HK$4.79, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares, represents:

(a)	a premium of approximately 31.96% over the closing price of each Haitong H Share of HK$3.63 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Haitong 2024 Interim Dividend;

(b)	a premium of approximately 38.44% over the volume-weighted average price of HK$3.46 of each Haitong H Share on the Hong Kong Stock Exchange for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting the Haitong 2024 Interim Dividend;

(c)	a premium of approximately 33.80% over HK$3.58 of each Haitong H Share, being the Market Reference Price of each Haitong H Share (for the 60 trading days immediately prior to the date of the Joint Announcement) after deducting the Haitong 2024 Interim Dividend;

(d)	a discount of approximately 31.18% over the closing price of each Haitong H Share of HK$6.96 on the Hong Kong Stock Exchange as of the Latest Practicable Date; and

(e)	an implied P/B Ratio of 0.35 and 0.35 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024, respectively. In comparison, the closing price as of the Last Trading Date of Haitong H Share after deducting Haitong 2024 Interim Dividend implies P/B Ratio of 0.27 and 0.26 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024 respectively. The audited net asset value attributable to owners of Haitong Securities per Haitong Shares as of 31 December 2023 is adjusted by deducting the Haitong 2023 Final Dividend and the Haitong 2024 Interim Dividend.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The Proposed Merger will be implemented at the Exchange Ratio. Every 1 Haitong Share can be exchange for 0.62 Guotai Junan Shares. For illustrative purpose only, the exchange price for each Guotai Junan H Share of HK$7.73, being the Market Reference Price after deducting the Guotai Junan 2024 Interim Dividend, represents:

(a)	a discount of approximately 2.28% over the closing price of each Guotai Junan H Share of HK$7.91 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Guotai Junan 2024 Interim Dividend;

(b)	a premium of approximately 0.39% over the volume-weighted average price of HK$7.70 of each Guotai Junan H Share on the Hong Kong Stock Exchange for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend;

(c)	equal to the Market Reference Price (after deducting the Guotai Junan 2024 Interim Dividend) of HK$7.73 of each Guotai Junan H Share on the Hong Kong Stock Exchange for the 60 trading days immediately prior to the date of the Joint Announcement;

(d)	a discount of approximately 33.36% over the closing price of each Guotai Junan H Share of HK$11.60 on the Hong Kong Stock Exchange as of the Latest Practicable Date; and

(e)	an implied P/B Ratio of 0.44 and 0.43 over the audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 30 June 2024, respectively. In comparison, the closing price as of the Last Trading Date of Guotai Junan H Share after deducting Guotai Junan 2024 Interim Dividend implies P/B Ratio of 0.45 and 0.44 over the audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 30 June 2024 respectively. The audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Shares as of 31 December 2023 is adjusted by deducting the Guotai Junan 2023 Final Dividend and the Guotai Junan 2024 Interim Dividend.

For illustrative purpose only, the exchange price for each Haitong A Share of RMB8.57, being the Market Reference Price of each Haitong A Share, after deducting the Haitong 2024 Interim Dividend, represents (i) a discount of approximately 1.95% over the closing price of each Haitong A Share of RMB8.74 on the SSE as of the Last Trading Date, after deducting the Haitong 2024 Interim Dividend; and (ii) a discount of approximately 26.81% over the closing price of each Haitong A Share of RMB11.71 on the SSE as of the Latest Practicable Date.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

For illustrative purpose only, the exchange price for each Guotai Junan A Share of RMB13.83, being the Market Reference Price of each Guotai Junan A Share, after deducting the Guotai Junan 2024 Interim Dividend, represents (i) a discount of approximately 4.95% over the closing price of each Guotai Junan A Share of RMB14.55 on the SSE as of the Last Trading Date, after deducting the Guotai Junan 2024 Interim Dividend; and (ii) a discount of approximately 29.58% over the closing price of each Guotai Junan A Share of RMB19.64 on the SSE as of the Latest Practicable Date.

6.	PROPOSED PLACEMENT

To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company and replenish the working capital, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share, to the Subscriber for a total consideration of up to RMB10,000,000,000. Pursuant to Applicable Laws of the PRC, the issue price is determined on the basis that it shall not be lower than the higher of (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of the Joint Announcement and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of the Joint Announcement of Guotai Junan Securities, and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend.

It is expected that the number of Placement A Shares to be issued under the Proposed Placement will not exceed 626,174,076 (with an aggregate nominal value of RMB626,174,076) or 3.55% of the enlarged total issued share capital of the Post-Merger Company (assuming that, other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company). The final number of Placement A Shares to be issued under the Proposed Placement will be determined by the size of the ancillary funds approved by the SSE and ultimately registered by the CSRC.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Guotai Junan Securities and the Subscriber have entered into the Placement Subscription Agreement on 9 October 2024 pursuant to which Guotai Junan Securities has conditionally agreed to allot and issue, and the Subscriber has conditionally agreed to subscribe for, such number of all of the Placement A Shares for a total consideration of up to RMB10,000,000,000 in accordance with the terms and conditions as set out in the Placement Subscription Agreement. The principal terms of the Placement Subscription Agreement are set out as follows:

Date	:	9 October 2024

Parties	:	(a) Guotai Junan Securities (as issuer); and

(b) Subscriber (as subscriber).

Issuance size	:	Up to RMB10 billion; and up to 626,174,076 Placement A Shares

Issue price	:	The issue price has been set at a fixed price of RMB15.97 per Placement A Share

Conditions Precedent	:	The Placement Subscription Agreement shall become effective upon satisfaction of the following conditions:

(i) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Placement;

(ii) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Placement;

(iii) the approval, filing or registration (if applicable) by Shanghai SASAC, SSE and CSRC in respect of the Proposed Placement having been obtained and remaining in effect;

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(iv) the Merger Agreement becoming effective; and

(v) the approval by the shareholder of the Subscriber in respect of the Proposed Placement having been obtained.

As at the Latest Practicable Date, save and except the approval from Shanghai SASAC, none of the above conditions have been fulfilled.

Source of funds	:	Internal resources of the Subscriber[2].

Completion	:	Upon receiving a payment notice from Guotai Junan Securities, the Subscriber shall pay by cash in one instalment the subscription amount. Such payment notice shall be provided at least 10 working days prior to the payment deadline.

Lock-up	:	Unless transfers are permitted by Applicable Laws, the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall be subject to a lock-up period of 60 months from the date of issue of such Placement A Shares. Any additional Guotai Junan A Shares acquired by the Subscriber as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital with respect to the Placement A Shares shall also be subject to the aforementioned lock-up period. Upon expiry of the lock-up period, transfers of the Placement A Shares shall be conducted in accordance with relevant rules of the CSRC and the SSE.

The aforementioned lock-up period shall be adjusted from time to time according to the latest requirements of the CSRC and the SSE.

The Subscriber undertook to comply with the lock-up provisions as set out above.

2	The Subscriber undertook that (i) its assets are in good condition and there are no adverse factors jeopardizing its obligation to settle the consideration for the Proposed Placement timely in full: (ii) the consideration shall be funded by internal resources of the Subscriber and there are no agreements or other arrangements between the Subscriber and Guotai Junan Securities in relation to provision of financial assistance by Guotai Junan Securities or its substantial shareholders directly or through other parties; and (iii) the Subscriber shall be responsible for any damages caused to Guotai Junan Securities due to a breach of the undertaking.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Liability for breach	:	(i) the party in default of any provision of the Placement Subscription Agreement shall be responsible for the losses and consequences caused by such default;

(ii) it is a breach of the Placement Subscription Agreement if any of the representations or warranties turns out to be untrue, inaccurate or with material omissions, or if such representation or warranty is not performed appropriately and timely; it is also a breach of the Placement Subscription Agreement if any undertaking or obligation is not performed. The party in default shall be responsible for all losses, damages and costs (including but not limited to reasonable legal costs);

(iii) if registration of the Placement A Shares cannot be completed due to reasons attributable to Guotai Junan Securities, Guotai Junan Securities shall be liable for the losses caused to the Subscriber; and

(iv) if any adjustment to or cancellation of the Proposed Placement is required due to a material change in the regulation, decision or requirement of Applicable Laws or by relevant Governmental Authorities, Guotai Junan Securities shall not be liable to the Subscriber, and any legal documents issued by the Subscriber pursuant to the Proposed Placement shall be terminated or shall cease to be effective and shall no longer be binding on the Subscriber.

Pursuant to Applicable Laws, the issue price for Placement A Shares shall not be lower than (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of the Joint Announcement; and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of the Joint Announcement of Guotai Junan Securities and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend. For illustrative purpose only, the issue price for each Placement A Shares of RMB15.97 represents/is:

(a)	a premium of approximately 9.76% over the closing price of each Guotai Junan A Share of RMB14.55 as of the Last Trading Date, after deducting Guotai Junan 2024 Interim Dividend;

(b)	a premium of approximately 12.78% over the volume-weighted average price of RMB14.16 of each Guotai Junan A Share for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting Guotai Junan 2024 Interim Dividend;

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(c)	a premium of approximately 15.47% over the Market Reference Price of RMB13.83 of each Guotai Junan A Share for the 60 trading days immediately prior to the date of the Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend;

(d)	a discount of approximately 18.69% over the closing price of each Guotai Junan A Share of RMB19.64 as of the Latest Practicable Date;

(e)	a premium of approximately 51.66% over the closing price of each Guotai Junan H Share of HK$11.60 as of the Latest Practicable Date; and

(f)	approximately equal to the audited net asset value of RMB15.97 per share attributable to ordinary shareholders of Guotai Junan Securities as of 31 December 2023, after adjusting for the Guotai Junan 2023 Final Dividend and deducting the Guotai Junan 2024 Interim Dividend.

Use of proceeds of the Proposed Placement

The gross proceeds of the Proposed Placement will be no more than RMB10,000,000,000. After deducting intermediaries’ fees, the transaction taxes and other expenses related to the Proposed Merger and the Proposed Placement, the proceeds are intended to be used for international business, trading and investment business, digitalisation and replenishing working capital. The details are as follows:

No.	Purpose of investment	Description	Proposed investment amount
1	International business	To develop the international business of the Post-Merger Company, continuously build up the advantage in cross-border financial services, enhance the international competitiveness, and better participation in global competition, cooperation and resource allocation.	Up to RMB3 billion

2	Trading and investment business	Including but not limited to developing equity business, fixed income, currencies and commodities business and strengthening the development of customer demand-oriented businesses such as over-the-counter derivative business, investment in market-making business, and improving the integrated customer service capability and product innovation capability.	Up to RMB3 billion

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

No.	Purpose of investment	Description	Proposed investment amount
3	Digitalisation	Including but not limited to strengthening the information technology infrastructure, facilitating comprehensive digitalisation of the investment banking business, improving the digital intelligence level of wealth management and enhancing digital operational capability, promoting the construction of digital service platform, developing better functions of mobile application, optimising the intelligent investment advisory system and increasing investment in financial technology application.	Up to RMB1 billion

4	Replenishing working capital	To replenish the working capital of the Post-Merger Company.	Up to RMB3 billion
Total			Up to RMB10 billion

The undertaking of the Proposed Placement is subject to and conditional upon the Proposed Merger, whilst the Proposed Merger is not conditional upon the undertaking of the Proposed Placement. The completion of the Proposed Placement will not affect the implementation of the Proposed Merger. Before the ancillary funds raised are in place, the Post-Merger Company may first apply self-owned or self-raised funds to the above purposes based on the market condition and its actual condition and replace such funds after the funds raised are in place.

If the amount of ancillary funds raised is insufficient to meet the purposes mentioned above, the Post-Merger Company will adjust and make a final decision as to the priorities and amount of investment from the proceeds based on the actual amount of ancillary funds raised. The shortfall will be funded by the self-owned or self-raised funds of the Post-Merger Company.

The net price and the net proceeds of the Guotai Junan A Share to be issued will be disclosed in accordance with the requirements of Hong Kong Listing Rules upon completion of the Proposed Placement and determination of the relevant expenses incurred or to be incurred in relation to the Proposed Placement.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Other than the lock-up restrictions set out under “Lock-up” in this section above, the Placement A Shares will not be subject to any lien, pledge, charge or other restriction, and all relevant rights shall attach to such shares, including the right to receive all dividends and other distributions (if any) declared, made or paid on or after the issue date, and such shares will rank pari passu with the existing Guotai Junan A Shares.

Any accumulated profits of Guotai Junan Securities which remain undistributed prior to the date of issue of the Placement A Shares shall be for the benefit of the shareholders of the Post-Merger Company as a whole.

The Guotai Junan Board expects that the public float requirement under the Hong Kong Listing Rules will continue to be satisfied after Closing and completion of the Proposed Placement.

As at the Latest Practicable Date, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities. The Subscriber is principally engaged in industrial investment, capital operation and asset acquisition and is a wholly-owned subsidiary of Shanghai International. Shanghai International is wholly-owned by Shanghai SASAC.

7.	FINANCIAL EFFECTS OF THE PROPOSED MERGER

Based on the audited consolidated financial statements of Guotai Junan Securities prepared in accordance with the IFRS for the year ended 31 December 2023, as at 31 December 2023, the consolidated total assets of Guotai Junan Securities amounted to approximately RMB925.4 billion, with a gearing ratio3 of 76.77%. Based on the unaudited consolidated financial statements of Guotai Junan Securities prepared in accordance with the IFRS for the six months ended 30 June 2024, as at 30 June 2024, the unaudited consolidated total assets of Guotai Junan Securities amounted to approximately RMB898.1 billion, with a gearing ratio3 of 74.79%. Based on the pro forma financial information of the Enlarged Group prepared by Guotai Junan Securities in accordance with the IFRS set out in the section headed “Unaudited Pro Forma Financial Information of the Enlarged Group” in Appendix III to this Joint Circular, assuming that the Proposed Merger had been completed on 31 December 2023, the unaudited consolidated total assets of the Post-Merger Company would have increased to RMB1,614.3 billion, and the gearing ratio would decrease to 73.90%. On a post-transaction basis after the Proposed Merger and the Proposed Placement, the financial indicators of the Post-Merger Company such as total assets, equity attributable to the equity holders of the company, net assets per share, operating revenue would increase, with its business scale, operating capacity and risk tolerance capability enhanced and its comprehensive competitive strength and operational sustainability further strengthened.

3	Gearing ratio = (total liabilities – accounts payable to brokerage customers – proceeds from underwriting securities received on behalf of customers)/(total assets – accounts payable to brokerage customers – proceeds from underwriting securities received on behalf of customers).

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Differences between the Pro Forma Financial Information of the Enlarged Group in accordance with the CASBE and the IFRS

For the purpose of illustrating the financial effects of the Proposed Merger, Guotai Junan Securities prepared the pro forma financial information of the Enlarged Group under the IFRS in accordance with Rule 4.29 of the Hong Kong Listing Rules, and the pro forma consolidated financial statements of the Enlarged Group under the CASBE pursuant to the requirements in the Standards on the Contents and Formats of Information Disclosures by Companies Publicly Offering Securities No.26 – Material Asset Restructuring of Listed Companies (公開發行證券的公司信息披露內容與格式準則第26號––上市公司重大資產重組) issued by the CSRC. To ensure that equivalent information with reference value is being made available to both A shareholders and H shareholders of Guotai Junan Securities and Haitong Securities and for the purpose of providing information with reference value to the H shareholders and potential investors of Guotai Junan Securities and Haitong Securities in relation to the financial effect of the Proposed Merger, the pro forma consolidated financial statements of the Enlarged Group prepared under the CASBE are also included in the section headed “Unaudited Pro Forma Financial Information of the Enlarged Group” in Appendix III to this Joint Circular.

There are no material differences in accounting treatment between the CASBE and the IFRS. The pro forma financial information of the Enlarged Group prepared in accordance with Rule 4.29 of the Hong Kong Listing Rules is as if the Proposed Merger had taken place on 31 December 2023, whereas the pro forma consolidated financial statements of the Enlarged Group under the CASBE is prepared as if the Proposed Merger had been completed on 1 January 2023. The differences between the pro forma net assets as at 31 December 2023 disclosed in accordance with Rule 4.29 of the Hong Kong Listing Rules and the CASBE are mainly due to the different bases used in compiling the respective pro forma financial information, details of which are set out in Section A and Section C of the Appendix III, respectively.

8.	IMPACT OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT ON THE SHAREHOLDING STRUCTURES OF GUOTAI JUNAN SECURITIES, HAITONG SECURITIES AND POST-MERGER COMPANY

The shareholding structures of Guotai Junan Securities and Haitong Securities as at the Latest Practicable Date and prior to the Proposed Merger are as follows:

	Number of A Shares		Percentage of A Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
Guotai Junan Securities	7,511,903,440		84.37%	1,391,827,180	15.63%	8,903,730,620
Haitong Securities	9,654,631,180	(1)	73.90%	3,409,568,820	26.10%	13,064,200,000

Note:

(1)	Including 77,074,467 treasury Haitong A Shares, which will be exchanged for Guotai Junan Shares under the Share Exchange and the Proposed Merger.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Assuming that other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company, the shareholding structure of the Post-Merger Company immediately after the Closing Date will be as follows:

	Number of A Shares	Percentage of A Shares	Number of H Shares	Percentage of H Shares	Total Number of Issued Shares
Guotai Junan Shares in issue prior to the Proposed Merger	7,511,903,440	84.37%	1,391,827,180	15.63%	8,903,730,620
Guotai Junan Shares in issue after the Share Exchange under the Proposed Merger	13,497,774,772	79.38%	3,505,759,848	20.62%	17,003,534,620
Proposed Placement (to occur concurrently with the Share Exchange)(1)	626,174,076	100.00%	–	–	626,174,076
Total issued shares of the Post-Merger Company	14,123,948,848	80.11%	3,505,759,848	19.89%	17,629,708,696

Note:

(1)	Assuming 626,174,076 Placement A Shares will be issued under the Proposed Placement.

The Proposed Merger constitutes a material asset restructuring of both Guotai Junan Securities and Haitong Securities under the Administrative Measures for Restructuring.

9.	ARRANGEMENTS FOR EMPLOYEES UNDER THE PROPOSED MERGER

Following Closing, the employment contracts of all employees of Guotai Junan Securities (including those of its branches and business departments) will continue with the Post-Merger Company and the employment contracts of all employees of Haitong Securities (including those of its branches and business departments) will be assumed by and continue with the Post-Merger Company.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

10.	REASONS AND BENEFITS OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Proposed Merger

(I)	Background

1.	Accelerate the building of China into a financial powerhouse and creating ‘strong and powerful financial institutions’

China is at a pivotal stage of building itself into a great country and advancing the path of its people’s rejuvenation towards modernisation with Chinese characteristics, by promoting new growth drivers and high-quality development. Under the Chinese path towards modernisation, the Chinese capital market continues to reform and is playing an increasingly important role in optimising resources allocation, driving rapid economic development, promoting long-term social stability, and supporting technological innovation.

In October 2023, the Central Financial Work Conference stressed the importance of the capital market from a top-level perspective and put forward the goal of accelerating the work of building China into a financial powerhouse, with the emphasis of the unwavering steadfast development of such with Chinese characteristics. Such financial powerhouse should encompass a series of core key financial elements, including being in possession of ‘strong and powerful financial institutions’. A strong and powerful financial institution is not only the cornerstone and supporting force of high-quality economic growth within the society, but is also an important vehicle in maintaining the stability of financial markets and enhancing the comprehensive capabilities of the country. Through the creation of strong and powerful financial institutions, Chinese modernisation can be realised through developing high-quality financial services servicing the new open economy, bringing forth efficient incremental rights to global resources allocation, pricing power in the financial markets, governance in the international financial markets, influence in financial theories and servicing higher levels within the new open economy.

2.	Continuously push forward the development of Shanghai as an international financial centre and bringing forth a new stage of elevated capabilities

In 2009, the State Council issued the Opinions of the State Council on Facilitating Shanghai in Accelerating the Development of Modern Service Industry and Advanced Manufacturing Industry to Build an International Financial Centre and International Shipping Centre (《關於推進上海加快發展現代服務業和先進製造業建設國際金融中心和國際航運中心的意見》), stipulating the development of Shanghai into an international financial centre as a national initiative. The Central Financial Work Conference in 2023 clearly put forward the goal of “enhancing the competitiveness and influence of Shanghai as an international financial centre”. In 2024, the third plenary session of the 20th Central Committee of the Communist Party of China adopted A Resolution of the Central Committee of the Communist Party of China on Further Deepening Reform Comprehensively to Advance Chinese Modernisation (《中共中央關於進一步全面深化改革推進中國式現代化的決定》), bringing forth the goal of ‘accelerating the establishment of Shanghai as an international financial centre’.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

After years of unremitting efforts, significant progress has been made in developing Shanghai into an international financial centre. Shanghai has been built into an international financial centre commensurate with China’s economic strength and the international status of the RMB. Firstly, the landscape of the financial market has been improving, and the core function of the financial centre has been continuously enhancing; secondly, the financial reform and opening-up has been further promoted, providing strong support for the development of the real economy; thirdly, the role of the hub and gateway for opening-up of the financial sector has become more prominent, and international connectivity has been continuously expanded; fourthly, the financial operation and business environment have been optimised, and the influence of the financial centre has been significantly enhanced. As of now, Shanghai is continuously optimising its financial markets ecosystem, including that of its products, institutions and infrastructure facilities. The merger and reorganisation of first-class investment banks to create a world-class top-tier investment bank will effectively support Shanghai as an international finance hub to develop and progress towards a new stage with elevated capabilities.

3.	Policies support large financial institutions to become better and stronger, and the industry ushers in historic development opportunities

The Central Financial Work Conference proposed to ‘cultivate first-class investment banks and investment institutions’ and ‘support large state-owned financial institutions to be better and stronger’. In March 2024, the CSRC issued “Opinions on Strengthening the Supervision of Securities Companies and Public Funds to Accelerate the Building of First-class Investment Banks and Investment Institutions (Trial)” (《關於加強證券公司和公募基金監管加快推進建設一流投資銀行和投資機構的意見(試行)》), proposing to form two to three internationally competitive and market-leading investment banks and investment institutions by 2035. In April 2024, the State Council issued “Several Opinions on Strengthening Regulation and Preventing Risks and Promoting the High-quality Development of the Capital Market” (《關於加強監管防範風險推動資本市場高質量發展的若干意見》), which proposes to promote the high-quality development of securities and fund institutions, support leading institutions to improve their core competitiveness through mergers and acquisitions, organizational innovation and other methods, and encourage and guide top players to further consolidate listed companies in the industry value chain based on their core businesses. In September 2024, the CSRC issued “Opinions on Deepening the Reform of the Market for Acquisitions and Reorganizations of Listed Companies” (《中國證監會關於深化上市公司併購重組市場改革的意見》), stating ‘support of mergers and acquisitions of listed securities companies to elevate their core competitiveness and accelerate the development of first-class investment banks’.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The Chinese capital markets are equipped with an investor base that is globally most active and largest in scale, with enormous market potential and broad room for development. The combination of leading institutions within the industry through mergers and acquisitions to become better and stronger will drive and recalibrate the competitive landscape of the industry, generating an ecosystem of diversified financial products and services that will satisfy the needs of investors, nourishing capital market functions that are well coordinated between investments and financing. This will help better establish strategic positioning across the ‘five key chapters’ of technology finance, green finance, inclusive finance, pension finance and digital finance and capture unprecedented development opportunities.

(II)	Purpose

1.	Combination of top players to seize the opportunities of time and accelerate the development of a world-class investment bank

Both Guotai Junan Securities and Haitong Securities are large comprehensive financial institutions, with leading positions in capital scale, profitability and comprehensive capabilities. Both institutions have played an important role in promoting financial market reform and opening-up as well as serving the real economy. They are important players in building China into a ‘financial powerhouse’.

The Proposed Merger will consolidate the top players. Following so, the Post-Merger Company will set foot on the quality foundations of the high degree of openness, economic vitality, abundant resources across industries and solid strengths within technological innovation of Shanghai to optimise the infrastructure and human resources within the financial market. Simultaneously, the Post-Merger Company shall fully rely on its industry-leading advantage, actively capturing policy-driven opportunities and optimise the supply side of the financial market to better promote its capabilities as the ‘service provider’ of direct financing, the ‘gatekeeper’ of the capital market and the ‘manager’ of social wealth, injecting momentum to the innovation and development of capital market and securities industry. The Proposed Merger will help the Post-Merger Company accelerate its transformation into an investment bank with international competitiveness and market influence.

2.	Reinforce complementary advantages and enhance core functionality to fully establish leading core competitiveness

Upon completion of the Proposed Merger, the Post-Merger Company will achieve complementary advantages by integrating and optimising the superior resources of Guotai Junan Securities and Haitong Securities, including their respective customer, assets, talent, branding and shareholder resources. The Post-Merger Company will build comprehensive and balanced business divisions to further reinforce core capabilities, take advantage of its scale and synergies in an effort to seize market opportunities, increase market share, consolidate its dominant position and establish a fully leading core competitiveness.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

In addition, the Post-Merger Company will integrate the respective capabilities and experience of Guotai Junan Securities and Haitong Securities in digital technology, compliance and risk control, which will bring forth more professional leading core technologies and concentrated and efficient operating systems, as well as a more sound and comprehensive compliance and risk management system. This will strengthen the innovation and risk resistance capabilities of the Post-Merger Company, improving quality and efficiency through digitalization and intelligence empowerment, and build a solid bottom line of financial security.

3.	Optimise layout, benchmark against world-class standards with active participation in global competition and resource allocation

The Post-Merger Company will improve its international layout with the establishment of a comprehensive global financial services network covering Shanghai, Hong Kong, Macau, Singapore, New York, London, Tokyo, Mumbai and other major global capital markets, with coverage spanning across developed markets including that of North America and Europe, as well as emerging markets including that of Asia and Latin America.

The Post-Merger Company will comprehensively enhance its cross-border and global integrated capabilities in financial services, improving the linkage between its domestic and overseas businesses, resources and markets, so as to better participate in global competition and resource allocation on behalf of the Chinese financial industry in the global financial arena. This will help provide high quality global wealth management, investment management and cross-border financing services for global retail, corporate and institutional customers, striving to become a world-class investment bank that can meet various cross-border financing and global assets allocation demands from customers.

Proposed Placement

Since the CSRC put forward the concept of strengthening the supervision of capital market in 2024, multiple regulatory policies have been rolled out which set a clear goal to strengthen capital market regulation, guard against risks and promote the high-quality development of capital market after the introduction of the new “National Nine Guidelines”. For securities firms, capital strength is a key driver to develop capital business, improve their ability to serve the real economy, and build core competitiveness. With the Proposed Placement, the Post-Merger Company aims to build up its capital base, enhance capital strength, seize the growth opportunity in the capital market as well as the securities industries, and build differentiated competitiveness to seize strategic opportunities for the company to grow and compete.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Meanwhile, the Proposed Placement can help strengthen the capability of the Post-Merger Company to mitigate risks. With the rapid and innovative development of different businesses among securities firms, there is a growing requirement for securities firms to manage risks. Sufficient capital base plays a critical role to protect against various risks, as the most effective tool. Abundant capital base can provide essential and critical buffer to guard against potential losses caused by various risks, including market risks, transaction risks, information technology risks and operational risks, and support high quality and sustainable growth. It is considered that the Proposed Placement will replenish cash flow of the Post-Merger Company after the Proposed Merger and can strengthen the financial position of the Post-Merger Company and provide additional funding for its business operations and future development.

Placing of new shares is a common approach as ancillary financing activity to a material asset restructuring transaction. Pursuant to the Administrative Measures for Restructuring, a listed company may raise supporting funds in parallel at prices that satisfy relevant provisions should the listed company purchases assets by way of issuance of consideration shares. Further, based on the Shanghai Stock Exchange’s Spokesperson Answered Reporters’ Questions Regarding the Optimisation of Refinancing Regulations (《上交所有關負責人就優化再融資監管安排相關情況答記者問》) published on the SSE’s website, SSE strictly restricted re- financing activities (including public issuance/rights issue and non-public issuance) of listed issuer with certain circumstances. For example, where the closing price of A shares of a listed issuer on any trading day during the 20-trading-day period immediately prior to date of board meeting for re-financing proposal or the commencement of issuance is lower than the net asset value per share for the latest financial year or the latest financial report period of the listed issuer, re-financing activities would be restricted unless all subscribers in the re-financing activities can be confirmed on the board meeting for re-financing of the listed issuer (such subscribers would be controlling shareholders, de facto controller or strategic investors) (the “Excluded Circumstance”). The subscription by the Subscriber (as a controlling shareholder of Guotai Junan Securities under the SSE Listing Rules) in the Proposed Placement is permissible notwithstanding that the closing price of Guotai Junan A Shares for each of the trading day during the 20-trading-day period immediately prior to the Guotai Junan Board meeting on 9 October 2024 approving the Proposed Merger was lower than the latest audited net asset value per Guotai Junan Share as the Proposed Placement falls under the Excluded Circumstance.

The Proposed Placement also demonstrated Shanghai International’s (being the controlling shareholder of Guotai Junan Securities and the sole shareholder of the Subscriber) confidence in the prospects of the Post-Merger Company.

In summary, the Proposed Placement will help the Post-Merger Company to proactively capture strategic opportunities in the capital market, further consolidate the capital strength and resources, and improve its competitive strength and ability to serve the real economy, to support financially strong country and meet the new requirements introduced by the regulation under the current circumstances.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

11.	BUSINESS STRATEGIES, STRATEGIC OBJECTIVES AND SPECIFIC MEASURES OF THE POST-MERGER COMPANY

Following Closing, the Post-Merger Company will implement a series of measures to establish a new corporate governance and management structure, development strategy and corporate culture in accordance with Applicable Laws and the specific circumstances of the Proposed Merger in order to fully utilise its management abilities and achieve synergies for the business of the Post-Merger Company. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities will achieve complementary advantages from the powerful combination and accelerate the development of a first-class investment bank with international competitiveness and market influence:

(1)	Accelerate the development of a first-class investment bank through consolidating top players and seizing opportunities: the Post-Merger Company will give full play to the advantages of two large comprehensive securities companies, and set foot on the quality foundations of the high degree of openness, economic vitality, abundant resources across industries and solid strengths within technological innovation of Shanghai to better seize the policy opportunities arising from the development of Shanghai into an international financial centre and the comprehensive and the further reform of the capital market, and accelerate the development of a first-class investment bank.

(2)	Expedite the enhancement of core capabilities through complementary advantages and in-depth integration: the Post-Merger Company will comprehensively integrate the customer networks, business licenses, workforce and digital platforms. Based on the in-depth complementarity of aspects such as business qualifications and resource capabilities of both parties, the Post-Merger Company will fully take advantage of its scale, brand and synergies delivered by the integration, consolidate and further expand its dominant position and establish a fully leading core competitiveness.

(3)	Expand layout in a prospective manner and further opening up, and accelerate the entry into the global market: the Post-Merger Company will improve its international layout with a more open mind, and comprehensively enhance its cross-border financial and global integrated capabilities in financial services. By strengthening the linkage between the domestic and overseas businesses and integrating and connecting domestic and international markets and resources, the Post-Merger Company will better participate in global competition and resource allocation in the world’s financial platform, and accelerate the achievement of global development.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(4)	Unify planning, improve efficiency, and accelerate economies of scale: The Post-Merger Company will, having considered corporate governance requirements, overall business goals and strategic planning, integrate management and control of business, assets, finance, personnel, establish a unified financial management system, optimise the internal control system, promote the operational management and improve operating efficiency.

12.	FINANCIAL AND TRADING PROSPECTS AND BUSINESS OUTLOOK OF THE POST-MERGER COMPANY

Guotai Junan Securities and Haitong Securities are both among the comprehensive securities companies with the longest history and the largest scale in the PRC securities industry, each with its own strengths and characteristics in terms of operation and management. It is expected that after the Proposed Merger, the Post-Merger Company will take the lead in terms of capital strength, customer base, domestic and overseas network layout, comprehensive business capabilities, and international competitiveness in the world.

(1)	More robust and efficient use of capital. The Post-Merger Company will lead to a stronger and more balanced balance sheet. As stated in “Unaudited Pro Forma Financial Information of the Enlarged Group” in Appendix III to this Joint Circular prepared for the purpose of illustrating the financial effects of the Proposed Merger, assuming that the Proposed Merger had been completed on 31 December 2023, the unaudited consolidated total assets of the Post-Merger Company would have reached RMB1,614.3 billion. The proceeds from the Proposed Placement in the amount up to RMB10 billion will further enhance its capital strength. The more balanced asset structure will also enable the Post-Merger Company to have a stronger risk tolerance and is expected to have a higher efficiency in the use of capital. In addition, the Post-Merger Company is expected to leverage on the optimisation of risk control indicators as a result of its high regulatory rating, and hence to improve the efficiency of capital utilisation through more proactive and more robust asset allocation.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(2)	More professional and comprehensive services capabilities. Through the in-depth complementarity of aspects such as business qualifications, professional capabilities and resources, the Post-Merger Company can significantly consolidate and further enhance its advantages in professional and comprehensive services. In terms of wealth management, the Post-Merger Company has significant leading advantages in the securities and futures brokerage and credit business, and the stronger investment advisory teams and asset allocation capabilities are expected to drive the continuous and steady growth of the scale of wealth management. In terms of investment banking, based on a simple total of the amount of proceeds raised in the initial public offerings on the A-share stock exchanges in 2023, the initial public offering underwriting and the Science and Technology Innovation Board-related business capability of the Post-Merger Company ranks first in the industry. The Post-Merger Company is expected to continue to increase its market share by leveraging on its stronger brand influence and industrial capabilities. In terms of institution and trading business, the public and private offering service capabilities of the Post-Merger Company will be enhanced significantly, and the derivatives business will be strengthened comprehensively. Equipped with complementary licenses and strengthened capabilities, the Post-Merger Company is expected to consolidate the comprehensive service advantages, further expand its ecosystem of institutional clients and increase its overall business scale and rate of return. In terms of asset management business, the Proposed Merger will allow the two companies to complement each other’s advantages in terms of customers, licenses, products and services, and the stronger customer base, more comprehensive business qualifications and enriched products and services will further enhance the asset management scale and contribution of this business segment. In terms of international business, the Post-Merger Company will become a securities firm with the widest overseas presence among its peers in the PRC. The improved network layout in combination with its advantages in cross-border business and management will further enhance its global comprehensive financial service capabilities.

(3)	The Post-Merger Company will take the lead in digital technology. Post-Merger Company will take the lead in digital technology. Through more advanced information technology infrastructure, more professional customer platforms, and more cutting-edge digital intelligence applications, the Post-Merger Company can realise the full capabilities of the leading data accumulation, rich application scenarios and cutting-edge technology innovations of the two companies, thereby enhancing the customer service experience, optimising the business models, and leading the industry’s digital technology development.

(4)	More robust compliance culture of the Post-Merger Company. Guotai Junan Securities is the only company in the industry to be awarded the highest AA regulatory rating in A class for 17 consecutive years, and has continued to be selected into the “white list”, and has received the highest rating in the assessment of industry culture building practices for four consecutive years. The Post-Merger Company will continue to maintain an excellent compliance and risk control rating by sharing and co-constructing the industry’s best compliance and risk control practices.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

(5)	More intensive and efficient operation and management of the Post-Merger Company. The Post-Merger Company will achieve more efficient back-office management through measures such as leveraging the economies of scale, and improving the efficiency in the use of fixed assets. It will also achieve more effective cost control by reducing operating costs through integrating IT and other resources, and reducing financing costs based on high credit ratings. In addition, the Post-Merger Company is expected to be equipped with more management talents and key business staff with rich industry experience, outstanding professional ability and international backgrounds, and it will further strengthen the efforts for selection and utilisation of international, digital and inter-disciplinary talents, so as to lay a solid foundation for the Post-Merger Company to become a first-class investment bank.

13.	ARRANGEMENTS FOR IMPLEMENTATION OF THE MERGER AGREEMENT

Pursuant to the Merger Agreement, Guotai Junan Securities will apply to the Hong Kong Stock Exchange for the listing of and permission to deal in the Guotai Junan H Shares to be issued under the Proposed Merger, which will be implemented upon approval by the Hong Kong Stock Exchange.

Upon satisfaction of all the Conditions to the Proposed Merger, Haitong Securities will (i) apply to the Hong Kong Stock Exchange for a voluntary withdrawal of the listing of Haitong H Shares from the Hong Kong Stock Exchange pursuant to Rule 6.15 of the Hong Kong Listing Rules, which is subject to the requirements under Chapter 6 of the Hong Kong Listing Rules and the approval of the Listing Committee of the Hong Kong Stock Exchange; and (ii) apply to the SSE for a voluntary withdrawal of the listing of Haitong A Shares from the SSE pursuant to the SSE Listing Rules, which is subject to the approval of the SSE.

Haitong Securities will issue separate announcement(s) notifying Haitong H Shareholders of the proposed withdrawal of listing, the exact dates and relevant arrangements for the last day for dealing in Haitong H Shares on the Hong Kong Stock Exchange as well as when the formal delisting of the Haitong H shares will become effective.

The listing of the Haitong H Shares on the Hong Kong Stock Exchange will not be withdrawn if the Proposed Merger is not approved or is terminated or does not become unconditional for any reason.

TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

14.	REGISTRATION AND DELIVERY OF GUOTAI JUNAN SHARES TO BE ISSUED PURSUANT TO THE PROPOSED MERGER

Haitong Share-Exchange Shareholders shall receive Guotai Junan Shares in accordance with the Exchange Ratio. Pursuant to the requirements under Rule 20.1 of the Takeovers Code, the Share Exchange is required to be completed within 7 business days after all the Conditions are satisfied or waived (as applicable). As Guotai Junan Shares and Haitong Shares are listed on the SSE and the Hong Kong Stock Exchange, the Proposed Merger and the Proposed Placement are contingent upon meeting the regulatory and settlement process requirements, as well as ensuring mutual coordination for the listing of the newly issued Guotai Junan A Shares on the SSE and Guotai Junan H Shares on the Hong Kong Stock Exchange. After all the Conditions are satisfied or waived (as applicable), Qualified Guotai Junan Dissenting Shareholders and Qualified Haitong Dissenting Shareholders are entitled to declare and exercise the cash put options pursuant to PRC regulatory requirements. Thereafter, the issuance of Placement A Shares under the Proposed Placement will be undertaken concurrently with the Share Exchange. Guotai Junan Securities has been using its best endeavours to expedite the progress of the Share Exchange as soon as practicable. Notwithstanding this, in light of the aforementioned complexity of the procedures involved which are subject to regulatory procedures and coordination among different parties involved in the settlement process, it is expected that the Share Exchange will occur on a date which will be no more than 30 business days after the satisfaction or waiver of all Conditions. As such, Guotai Junan Securities has applied to the Executive for a waiver from strict compliance with Rule 20.1 of the Takeovers Code for the Proposed Merger, and the Executive has indicated that it is minded to grant such consent.

The Guotai Junan Shares to be received by Haitong Share-Exchange Shareholders shall be calculated in accordance with the Exchange Ratio and paid in full in accordance with the terms of the Merger Agreement irrespective of any lien, set-off right, counter-claim or other similar right that Guotai Junan Securities is entitled to or claims to be entitled to by way of other means against such Haitong Share-Exchange Shareholders.

LETTER FROM GUOTAI JUNAN BOARD

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 02611)

Executive Directors:	Registered Office:
Mr. ZHU Jian	No. 618, Shangcheng Road
Mr. LI Junjie	China (Shanghai) Pilot Free-Trade Zone
Shanghai
Non-executive Directors:	PRC
Mr. LIU Xinyi
Ms. GUAN Wei	Principal Place of Business in Hong Kong:
Mr. ZHONG Maojun	40th Floor
Mr. CHEN Hua	Dah Sing Financial Centre
Mr. SUN Minghui	No. 248 Queen’s Road East
Mr. ZHANG Manhua	Wanchai
Mr. WANG Tao	Hong Kong
Mr. CHEN Yijiang

Independent Non-executive Directors:
Mr. DING Wei
Mr. LI Renjie
Mr. BAI Wei
Mr. WANG Guogang
Mr. YIM, Chi Hung Henry
Mr. PU Yonghao

22 November 2024

Dear Sir or Madam,

(1) PROPOSED MERGER AND SHARE EXCHANGE OF
GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES;

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE

FOR GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND H SHARES
FOR THE PROPOSED MERGER;

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR

THE CONCURRENT ISSUANCE OF A SHARES BY GUOTAI JUNAN SECURITIES
UNDER THE PROPOSED PLACEMENT;

AND

(4) NOTICE OF THE GUOTAI JUNAN EGM

LETTER FROM GUOTAI JUNAN BOARD

1.	INTRODUCTION

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger. Guided by the principles of combining the strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share-for-share exchange. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities are committed to enriching the advancement of the financial system and services of China and the promotion of Shanghai’s strategic role as an international financial centre, and becoming a global leader in terms of strategic capabilities, professionalism, corporate governance, compliance, risk management, talents and industry culture, by benchmarking with international peers. Upon implementation, the Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares, respectively, in exchange for all of the issued shares of Haitong Securities. To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company and replenish the working capital, the Proposed Placement will be undertaken concurrently with the Share Exchange.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities. Following Closing, the Post-Merger Company will adopt a new company name and will implement a series of measures to establish a new corporate governance and management structure, development strategy and corporate culture in accordance with Applicable Laws and the specific circumstances of the Proposed Merger.

The purpose of this Joint Circular is to provide you with, amongst other things:

(a)	further details of the Merger Agreement, the Proposed Merger and other matters in relation to the Proposed Merger;

(b)	relevant information in relation to the Post-Merger Company;

(c)	further details in relation to the grant of a specific mandate to the Guotai Junan Board for the issue of Guotai Junan A Shares and Guotai Junan H Shares for the Proposed Merger and the Proposed Placement;

(d)	a letter of advice issued by the Guotai Junan IFA to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement;

(e)	recommendations and advice from the Guotai Junan IBC in respect of the Proposed Placement; and

(f)	a notice for the Guotai Junan EGM to be convened to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and the relevant arrangements.

LETTER FROM GUOTAI JUNAN BOARD

2.	TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Key terms and information of the Proposed Merger and the Proposed Placement are set out in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular, which forms part of this letter. This letter should be read in conjunction with the full text of the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

3.	RESOLUTIONS AT THE GUOTAI JUNAN EGM IN RELATION TO THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Guotai Junan Board has resolved to propose at the Guotai Junan EGM to approve the proposals of the Proposed Merger and the Proposed Placement, details of which are set out below:

(1)	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements of the relevant laws and regulations in relation to the material asset restructuring of listed companies pursuant to the PRC Company Law, the PRC Securities Law, the Administrative Measures for Restructuring, the Administrative Measures for the Registration of Securities Offering by Listed Companies, the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings, the Guideline No. 6 of Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring, the Rules of the Shanghai Stock Exchange on Review of Material Asset Restructuring of Listed Companies and the requirements of relevant laws and regulations.

(2)	To consider and approve the proposal of the Proposed Merger and the Proposed Placement and related transaction:

Details of the Proposed Merger

(a)	Parties to the Proposed Merger: Guotai Junan Securities and Haitong Securities.

(b)	Method of the Proposed Merger: the Proposed Merger will be implemented by Guotai Junan Securities merging with Haitong Securities by way of absorption and a share-for-share exchange, namely: Guotai Junan Securities will issue Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares; Guotai Junan Securities will apply to have the Guotai Junan A Shares and Guotai Junan H Shares to be issued under the Proposed Merger listed and traded on the SSE and the Hong Kong Stock Exchange, respectively; and the Haitong A Shares and Haitong H Shares will be cancelled and Haitong Securities will be delisted.

LETTER FROM GUOTAI JUNAN BOARD

(c)	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange: Guotai Junan Securities will issue Guotai Junan A Shares (with a RMB denominated par value of RMB1.00 each) to the Haitong Share- Exchange Shareholders holding A shares; and Guotai Junan H Shares (with a RMB denominated par value of RMB1.00 each) to the Haitong Share- Exchange Shareholders holding H shares.

(d)	Share Exchange targets and Record Date for Share Exchange: the targets of the Share Exchange are all registered Haitong Shareholders on the register of shareholders after market closes on the Record Date for Share Exchange. As at the Record Date for Share Exchange, Haitong A Shares and Haitong H Shares held by those Haitong Shareholders who have not declared, have partially declared, have been ineligible to declare or have invalidly declared the exercise of the Haitong Put Option, and Haitong A Shares and Haitong H Shares held by the Haitong Put Option Provider(s) following their provision of the Haitong Put Option will be exchanged into Guotai Junan A Shares and Guotai Junan H Shares issued for Proposed Merger based on the Exchange Ratio.

(e)	Exchange price and Exchange Ratio: After deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend from the Market Reference Prices respectively, the exchange price of Guotai Junan A Shares is RMB13.83 per share and the exchange price of Haitong A Shares is RMB8.57 per share, which leads to the Exchange Ratio of 0.62:1 (rounded to two decimal places); and the exchange price of Guotai Junan H Shares is HK$7.73 per share and the exchange price of Haitong H Shares is HK$4.79 per share, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares.

(f)	Number of Guotai Junan Shares to be issued under the Share Exchange: based on the Exchange Ratio, Guotai Junan Securities will issue 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares for the Share Exchange.

(g)	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange: the Guotai Junan A Shares to be issued under the Share Exchange will be listed and traded on the main board of the SSE; and the Guotai Junan H Shares to be issued under the Share Exchange will be listed and traded on the main board of the Hong Kong Stock Exchange.

(h)	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions: for Haitong Shares that are subject to pledges, freezing orders, or other legal restrictions on transfer, such Haitong Shares will be converted into Guotai Junan Shares during the Share Exchange. The pledge, freezing orders or other restrictions will continue to be effective on the corresponding Guotai Junan Shares upon the Share Exchange. The treasury Haitong A Shares will be exchanged for Guotai Junan A Shares under the Share Exchange and the Proposed Merger and will become treasury shares of the Post-Merger Company upon Closing.

LETTER FROM GUOTAI JUNAN BOARD

(i)	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders: to protect the interests of the Guotai Junan Shareholders, Guotai Junan Put Options will be granted to the Guotai Junan Dissenting Shareholders, details of which are set out in the paragraph headed “2. Terms of the Proposed Merger – (3) Put Options and Dissenting Shareholders who Exercise the Put Options” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

(j)	Protection mechanism for the interests of Haitong Dissenting Shareholders: to protect the interests of the Haitong Shareholders, Haitong Put Options will be granted to the Haitong Dissenting Shareholders, details of which are set out in the paragraph headed “2. Terms of the Proposed Merger – (3) Put Options and Dissenting Shareholders who Exercise the Put Options” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

(k)	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement: Guotai Junan Securities and Haitong Securities will comply with the relevant procedures relating to creditors’ notification and announcement in accordance with the relevant laws and regulations. Guotai Junan Securities and Haitong Securities will, in accordance with the requests raised by their respective creditors within the statutory period, either make or provide or cause a third party to make or provide, early repayment or guarantee to its creditors for such indebtedness in accordance with relevant applicable laws and regulations.

(l)	Transfer of assets: the ownership of all assets of Haitong Securities (including but not limited to all land, real estate, trademarks, patents, software copyrights, franchise rights, projects under construction and other assets) and the rights, interests, liabilities and obligations related to it shall be enjoyed and borne by the Post-Merger Company upon Closing.

(m)	Arrangements for employees: following Closing, the employment contracts of all employees of Guotai Junan Securities (including those of its branches and business departments) will continue with the Post-Merger Company and the employment contracts of all employees of Haitong Securities (including those of its branches and business departments) will be assumed by and continue with the Post-Merger Company.

LETTER FROM GUOTAI JUNAN BOARD

(n)	Arrangements for Transitional Period: during the Transitional Period, except for matters that have been agreed in writing in advance, have been, or should have been known, to Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities shall maintain stability in their assets, businesses, employees and operations and operate independently in accordance with their past practices and operating methods. Guotai Junan Securities and Haitong Securities will not make any significant decisions that are inconsistent with its ordinary course of business nor engage in any activities that may give rise to significant debts, obligations, or liabilities, and that may have a material adverse effect on their operations and financial condition.

(o)	Arrangements for profit distribution and accumulated profits: save for the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, before the Closing Date, Guotai Junan Securities and Haitong Securities shall not undertake any ex-rights or ex-dividend actions such as distribution of profits, conversion and capitalisation of reserves into share capital and rights issues. Any accumulated profits of Guotai Junan Securities and Haitong Securities which remain undistributed as at the Closing Date shall be shared for the benefit of the new and existing shareholders of the Post-Merger Company as a whole according to their shareholding ratio. After the Closing Date, the Post-Merger Company will consider and make arrangements for decisions on the profit distribution related matters by taking into account factors including net profits for the year and cashflow requirements as a whole.

Details of the Proposed Placement

(a)	Fundraising amount under the Proposed Placement: up to RMB10 billion.

(b)	Class and par value of the Placement A Shares: the Placement A Shares are A shares with a RMB denominated par value of RMB1.00 each.

(c)	Pricing basis, date of pricing and issue price of the Placement A Shares: the date of pricing of the Placement A Shares is the date of the announcement of the resolutions of the 28th extraordinary meeting of the sixth session of the Board of Guotai Junan Securities. The issue price is determined on the basis that it shall not be lower than (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of the pricing, and (b) the net asset value per share attributable to ordinary shareholders of the parent company based on the audited consolidated financial statements of the most recent financial year as at the date of the pricing. The net asset value per share will be adjusted accordingly if there is an ex-rights or ex-dividend event from the balance sheet date to the issue date. According to such pricing basis, after deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend, the issue price has been set at a fixed price of RMB15.97 per Placement A Share.

LETTER FROM GUOTAI JUNAN BOARD

(d)	Issuance targets and method of subscription of the Proposed Placement: the Subscriber will subscribe for all the Placement A Shares in cash.

(e)	Number of the shares to be issued under the Proposed Placement: up to RMB10 billion and up to 626,174,076 Placement A Shares based on the issue price which has been set at a fixed price of RMB15.97 per Placement A Share.

(f)	Place of listing of the Placement A Shares: upon expiry of the lock-up period, Placement A Shares will be listed and circulated on the main board of the SSE.

(g)	Lock-up period for the Placement A Shares: the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall be subject to a lock-up period of 60 months from the completion date of the issue of the Placement A Shares, except for transfer permitted by applicable laws. Any additional shares as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital shall also be subject to the aforementioned lock-up period.

(h)	Use of proceeds of the Proposed Placement: intended to be used for purposes including international business, trading and investment business, digitalisation and replenishing working capital (after deducting intermediaries’ fees, the transaction taxes and other expenses related to the Proposed Merger and the Proposed Placement).

(i)	Arrangements for profit distribution and accumulated profits: any accumulated profits which remain undistributed prior to the completion of the Proposed Placement shall be for the benefit of the new and existing shareholders according to their shareholding after the Proposed Placement.

Effective period of the resolution

The resolution shall be effective for 12 months from the date of its approval by the general meeting.

(3)	To consider and approve the MAR Report and its extract prepared in accordance with the Administrative Measures for Restructuring, the Standards for the Contents and Formats of Information Disclosure by Companies Offering Securities to the Public No. 26 – Material Asset Restructurings of Listed Companies and other laws and regulations requirements.

(4)	To consider and approve the execution of the Merger Agreement, which included major terms including the Proposed Merger, the Share Exchange, the Guotai Junan Put Option, the Haitong Put Option, the arrangements during the Transitional Period, the disposal of debts involved in the Proposed Merger, the arrangement for employees, Closing of the Proposed Merger, effectiveness and termination of the Merger Agreement, liabilities for breach of the Merger Agreement, governing law and dispute resolutions.

LETTER FROM GUOTAI JUNAN BOARD

(5)	To consider and approve the execution of the Placement Subscription Agreement, which included major terms such as the Proposed Placement, payment of issue price, completion of the Proposed Placement, lock-up, effectiveness of the Placement Subscription Agreement, and liabilities for breach of Placement Subscription Agreement.

(6)	To consider and approve that the Proposed Merger and the Proposed Placement constitute material asset restructuring of Guotai Junan Securities pursuant to the 2023 audit reports of Guotai Junan Securities and Haitong Securities and the deal size of the Proposed Merger and the Proposed Placement.

(7)	To consider and approve that the Proposed Merger does not constitute a related party/connected transaction of Guotai Junan Securities; while the Proposed Placement constitutes a related party transaction of Guotai Junan Securities and a connected transaction of Guotai Junan Securities under the Hong Kong Listing Rules.

(8)	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under sections 11 and 43 of the Administrative Measures for Restructuring.

(9)	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.

(10)	To consider and approve that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring as there is no change in control of Guotai Junan Securities as a result of the Proposed Merger and the Proposed Placement.

(11)	To consider and approve the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.

(12)	To consider and approve that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guideline No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guideline No. 6 of Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.

LETTER FROM GUOTAI JUNAN BOARD

(13)	To consider and approve that the Proposed Merger and the Proposed Placement have complied with section 11 of the Administrative Measures for the Registration of Securities Offering by Listed Companies.

(14)	To consider and approve that there were no purchases or sales of assets that need to be included in the cumulative calculation of relevant indicators for the Proposed Merger and the Proposed Placement within the 12 months before the Proposed Merger and the Proposed Placement.

(15)	To consider and approve the review report of the pro forma consolidated financial statements of the Enlarged Group for the year ended 31 December 2023 and the nine months ended 30 September 2024 issued by KPMG Huazhen LLP, and the assurance report on the unaudited pro forma financial information of the Enlarged Group as at 31 December 2023 issued by KPMG in relation to the Proposed Merger and the Proposed Placement.

(16)	To consider and approve the Orient Securities Valuation Report in relation to the Proposed Merger and the Proposed Placement, prepared in accordance with the Administrative Measures for Restructuring and other applicable PRC rules and regulations, the full text of which is set out in the Material Information Announcement published by Guotai Junan Securities.

(17)	To consider and approve the independence of Orient Securities as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation, and the fairness of the valuation.

(18)	To consider and approve the dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement, details of which are set out under paragraph headed “Dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement” below.

(19)	To consider and approve the Future Return Plan, details of which are set out under paragraph headed “Future dividend plan for return to the shareholders for the coming three years (2024-2026)” below.

(20)	To consider and approve the grant of authorisation at a general meeting to Guotai Junan Board and its authorised person to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement, details of which are set out under paragraph headed “Authorisation by Guotai Junan EGM to Guotai Junan Board and its authorised persons to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement” below.

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(21)	To consider and approve the grant of specific mandate at a general meeting to the Guotai Junan Board to handle all matters in relation to the Share Exchange and the issue of not more than 5,985,871,332 Guotai Junan A Shares and not more than 2,113,932,668 Guotai Junan H Shares in respect of the Proposed Merger.

(22)	To consider and approve the grant of specific mandate at a general meeting to the Guotai Junan Board to handle all matters in relation to the Proposed Placement and the issue of not more than 626,174,076 Placement A Shares in respect of the Proposed Placement.

The aforesaid resolutions have been considered and approved by Guotai Junan Board and/ or supervisory committee of Guotai Junan Securities (as the case may be) on 9 October 2024 and 21 November 2024 respectively and are hereby proposed at the Guotai Junan EGM as special resolutions for consideration and approval.

Authorisation by Guotai Junan EGM to Guotai Junan Board and its authorised persons to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement

Guotai Junan Board has resolved to propose that the Guotai Junan EGM authorises Guotai Junan Board and agrees that Guotai Junan Board further authorises operational management to exercise full powers to deal with all matters relating to the Proposed Merger and the Proposed Placement. The specific terms of the authorisation are set out below:

(1)	Pursuant to requests from relevant approval authorities and regulatory departments for the Proposed Merger and the Proposed Placement and the actual situation of Guotai Junan Securities, and on the condition of not going beyond the resolutions passed at the Guotai Junan EGM, to make any necessary amendments and adjustments to the proposal relating to the Proposed Merger and the Proposed Placement (other than matters which are required under relevant laws and regulations and Guotai Junan Articles to be re-voted on at the general meeting) and enter into the relevant supplemental agreement (if required);

(2)	As for the matters relating to the Proposed Merger and the Proposed Placement, on the condition of not going beyond the resolutions passed at the Guotai Junan EGM, to handle all procedures such as reviews, registration, filing, approval, consent, reporting, notification involved in the Proposed Merger and the Proposed Placement; to prepare, sign, execute, amend, submit and complete all documents related to the Proposed Merger and the Proposed Placement (including but not limited to the agreement and filing documents of the Proposed Merger and the Proposed Placement), and supplement and adjust the filed documents in accordance with the requests from relevant approval authorities or regulatory departments; carry all information disclosure matters related to the Proposed Merger and the Proposed Placement; respond to the comments or enquiries from the relevant approval authorities or regulatory departments; ratify such documents submitted, procedures carried out and communication made with the relevant departments and bodies in relation to the Proposed Merger and the Proposed Placement prior to the date on which this resolution was approved; to make corresponding adjustments to the exchange price and Exchange Ratio due to any ex-rights or ex-dividend actions made to the Guotai Junan Shares during the period from the date of announcement of the first board resolution approving the Proposed Merger and the Proposed Placement and the Share Exchange Date and in accordance with the relevant laws and regulations or provisions or requirements of the relevant regulatory bodies, and to carry out the relevant procedures; confirm and execute the specific treatment of converting the treasury shares of Haitong Securities to the treasury shares of the Post-Merger Company in the Share Exchange in accordance with the relevant provisions of the Applicable Laws;

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(3)	Determine, announce and implement the implementation proposal for the Guotai Junan Put Option of Guotai Junan Dissenting Shareholders during the merger by absorption and share exchange under the Proposed Merger, and to make corresponding adjustments to the exercise price of the Guotai Junan Put Option due to any ex-rights or ex-dividend actions or the occurrence of any adjustment to the right to have the shares acquired (if any) made to the Guotai Junan Shares between the date of determining the exchange price and the Share Exchange Date and in accordance with relevant laws and regulations or provisions or requirements of the relevant regulatory bodies;

(4)	Based on the outcome of the Proposed Merger and the Proposed Placement, handle the amendment to the relevant provisions of Guotai Junan Securities’ Articles, to carry out the registration and filing procedures of the taxation, industry and commerce and other competent departments involved, and handle the application for the business qualifications and certificates (if necessary) required for the operation due to the change of business scope, and handle all registration procedures necessary for the transfer, delivery and update of assets, liabilities, businesses, interests, employees and all other rights and obligations involved in the Proposed Merger and the Proposed Placement, including execution of relevant legal documents;

(5)	Handle the execution and implementation of the protection plan of the interest of creditor in the Proposed Merger and the Proposed Placement;

(6)	Based on the actual situation, determine all matters relating to the Proposed Placement, such as the issuance size, issue price, pricing method, target and timing of issuance, date of issuance, and specific arrangements on use of proceeds, and make any necessary adjustment to the use of the Proposed Placement proceeds in accordance with the requirements of national regulations and regulatory departments and market conditions; adjust the issue price of the Proposed Placement due to any ex-rights actions made to the Guotai Junan Shares between the date of announcement of this board resolution and the issuance date;

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(7)	Handle matters concerning the registration procedures with the securities registration and settlement departments for shares to be issued by Guotai Junan Securities due to the implementation of the Proposed Merger and the Proposed Placement and the listing and circulation on the SSE and the Hong Kong Stock Exchange;

(8)	Engage intermediaries involved in the Proposed Merger and the Proposed Placement, such as independent financial advisers, financial advisers, legal advisers, auditors and valuation firms; and

(9)	Carry out all actions and matters related to the implementation of the Proposed Merger and the Proposed Placement on behalf of Guotai Junan Securities that he/she/it considers necessary, relevant or appropriate.

The abovementioned authorisation shall be effective for 12 months from the date of its approval by the general meeting.

Guotai Junan Shareholder who has a material interest in the Proposed Merger and/or the Proposed Placement is required to abstain from voting on the relevant resolutions approving the Proposed Merger and/or the Proposed Placement at the Guotai Junan EGM. Subsidiaries of Guotai Junan Securities who are Guotai Junan Shareholders are required to abstain from voting on all of the special resolutions. Haitong Securities and its subsidiaries who are Guotai Junan Shareholders shall abstain from voting on the special resolutions regarding the Proposed Merger (i.e. special resolutions numbered 1, 2.1 (with all sub-resolutions thereunder), 2.3, 3, 4, 6, 8 to 21). Shanghai International and its associates shall abstain from voting on the special resolutions regarding the Proposed Placement (i.e. special resolutions numbered 2.2 (with all sub-resolutions thereunder), 5, 7, and 22).

LETTER FROM GUOTAI JUNAN BOARD

Dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement

A.	Impact of the Proposed Merger and the Proposed Placement on the earnings per share of the Post-Merger Company

According to Guotai Junan Securities’ audited financial statements for the year ended 31 December 2023, the unaudited and unreviewed financial statements for the nine months ended 30 September 2024, the unaudited pro forma consolidated financial statements of the Enlarged Group (as disclosed in Section C of Appendix III to this Joint Circular), the changes in earnings per share of the Post-Merger Company before and after the Proposed Merger as extracted from Section C of Appendix III to this Joint Circular are shown in the following table:

	Nine months ended		Year ended
	30 September 2024		31 December 2023
	Before the	After the	Before the	After the
	Proposed	Proposed	Proposed	Proposed
	Merger	Merger	Merger	Merger
Item	(Actual)	(Pro forma)	(Actual)	(Pro forma)
Operating revenue (RMB hundred million)	290.01	416.11	361.41	590.56
Net profit (RMB hundred million)	99.14	94.38	98.85	97.64
Net profit attributable to equity holders of the company (RMB hundred million)	95.23	86.58	93.74	106.76
Basic earnings per share (RMB/share)	1.01	0.48	0.98	0.59
Diluted earnings per share (RMB/share)	1.01	0.48	0.97	0.59

Note: Pro forma financial information in the above table has not considered impact of the proceeds from the Proposed Placement.

The pro forma financial information disclosed above is prepared in accordance with under the CASBE and the applicable PRC regulations but not for the purpose of compliance with the relevant requirement and local market practice in Hong Kong.

On a post-transaction basis after the Proposed Merger and the Proposed Placement, the current earnings per share of the Post-Merger Company will decrease, but the Post-Merger Company’s business scale will largely increase, and its operating capability and risk tolerance capability will be significantly enhanced.

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B.	Measures in response to the dilution of current returns following the Proposed Merger and the Proposed Placement

To safeguard the interests of the Guotai Junan Shareholders, Guotai Junan Securities intends to take the following remedial measures to enhance the shareholders return capabilities and in response to the risks of the dilution of current returns following the Proposed Merger and the Proposed Placement:

1.	Expediting merger and integration, giving full play to business synergies, and improving the profitability of the Post-Merger Company

After the completion of the Proposed Merger, the Post-Merger Company will accelerate the integration of the advantageous resources of Guotai Junan Securities and Haitong Securities in terms of customer resources, market channels, talents, licenses, information technology and business management, etc., actively optimise the business structure, explore the synergy effect, achieve strong alliances and complementary advantages, and effectively enhance its core competitiveness to accelerate the building of a first-class investment bank. Through comprehensive and efficient resource integration, the Post-Merger Company will significantly improve the quality and efficiency of the use of various assets, and further consolidate and enhance capital strength, comprehensive competitiveness, market influence and risk resistance, which will be conducive to achieving balanced growth of various businesses, improving the profitability of the Post-Merger Company, increasing the earnings per share, and improving the rate of returns for shareholders.

2.	Improving the refined management level of the Post-Merger Company and strengthening cost control capabilities

After the completion of the Proposed Merger, the Post-Merger Company will continue to improve its refined management level, strengthen cost control, reduce operating costs, and enhance profitability. By optimising process mechanisms, improving incentive assessments, and enhancing digital intelligence, the Post-Merger Company will continue to improve operating efficiency and enhance the level of intensive development. At the same time, the Post-Merger Company will further strengthen cost control, conduct a comprehensive review of all types of expenses incurred in the process of business development and management, and strengthen effective management and control before, during, and after events to improve resource utilisation efficiency. In addition, the Post-Merger Company will reasonably use various financing tools and channels to optimise the capital structure, reduce capital costs, improve overall profitability, and enhance shareholder return capabilities.

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3.	Increasing compliance risk management capabilities that are compatible with the development of the Post-Merger Company

The Post-Merger Company will, based on its business features and operational risks level continue to build a professional and efficient compliance and risk management system. By aligning with the needs of business and development, maintaining a dynamic balance between business development and compliance risk management, and focusing on effective risk prevention and control, it will provide all-round support and services for business development in terms of risk identification and measurement, risk assessment and decision-making, risk monitoring and management, and risk response and disposal, and ensure measurable, controllable, and tolerable risks.

4.	Strictly implementing the cash dividend policy to protect the interests of investors

The Post-Merger Company will strictly implement the cash dividend policy stipulated in the articles of association in accordance with the relevant requirements such as the Notice on Matters in relation to Further Implementing Cash Dividend of Listed Companies, the Regulatory Guidelines No. 3 for Listed Companies – Distribution of Cash Dividends of Listed Companies and Guideline No. 1 of Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Standardized Operation, and provide investors with reasonable investment return and protect the interests of investors while maintaining healthy business development of the Post-Merger Company.

After completion of the Proposed Merger and the Proposed Placement, Guotai Junan Securities will strictly implement the articles of association and relevant cash dividend distribution policy in accordance with relevant laws and regulations to protect the interests of investors. After the Closing Date, the Post-Merger Company will comprehensively consider and arrange the profit distribution after taking into account factors such as annual operation plan, profit level and cash flow.

The formulation of the remedial measures concerning compensation for returns by Guotai Junan Securities does not represent a guarantee of Guotai Junan Securities’ future profits, and investors should not rely on such measures to make investment decisions. Guotai Junan Securities shall not be held responsible for any losses incurred as a result of investors’ investment decisions based on such measures.

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C.	Undertakings of the directors, senior management, controlling shareholders and de facto controller of Guotai Junan Securities

In accordance with relevant rules and regulations, the directors and senior management of Guotai Junan Securities have made the following declarations and undertakings:

“1.	Perform duties faithfully and diligently, and safeguard the legitimate rights and interests of Guotai Junan Securities and its shareholders as whole;

2.	Not to transfer benefits to other entities or individuals at nil consideration or on unfair terms, or harm Guotai Junan Securities’ interests in any other manner;

3.	Constrain the spending activities that are related to my duties;

4.	Not to utilise Guotai Junan Securities’ assets for the purpose of investment and spending activities that are not related to the performance of my duties;

5.	Use my best efforts to procure that the remuneration system developed by the Guotai Junan Board or the remuneration appraisal and nomination committee will be linked to the implementation of the Guotai Junan Securities’ measures to compensate for returns;

6.	If Guotai Junan Securities is to adopt an equity incentive plan in the future, to use my best efforts to procure that the conditions for the exercise of the equity incentive to be announced by Guotai Junan Securities will be linked to the implementation of the measures of Guotai Junan Securities concerning compensation for returns;

7.	From the date when the undertakings are made to the completion of Guotai Junan Securities’ implementation of the Proposed Merger and the Proposed Placement, if the regulatory authority has made other requirements with respect to the measures concerning compensation for returns and the relevant regulations imposed on such undertaking, and the above undertakings cannot meet such new regulatory requirements of the regulatory authority, I promise to make a supplementary undertaking in accordance with the relevant requirements; and

8.	I undertake that I will earnestly implement the measures of Guotai Junan Securities concerning compensation for returns and my commitments thereon, and if any loss is incurred to Guotai Junan Securities or investors due to my violation of such commitments, I am willing to be liable for compensation to Guotai Junan Securities or investors in accordance with the laws.”

LETTER FROM GUOTAI JUNAN BOARD

Shanghai SA (the controlling shareholder of Guotai Junan Securities) and Shanghai International (the de facto controller of Guotai Junan Securities) have made the following declarations and undertakings:

“1.	Not to act beyond its authority and interfere with the operation and management of Guotai Junan Securities, or to encroach on the interests of Guotai Junan Securities;

2.	We undertake that we will earnestly implement our relevant commitments made, and if any loss is incurred to Guotai Junan Securities or investors due to its violation of such commitments, we are willing to be liable for compensation to Guotai Junan Securities or investors in accordance with the laws.”

Future dividend plan for return to the shareholders for the coming three years (2024-2026)

A.	Basic principles in the formulation of the Future Return Plan

According to Guotai Junan Securities’ strategic development plan and its sustainable development needs, having considered factors such as the actual operation and development of Guotai Junan Securities, reasonable demands of shareholders and its cash flow position, and in view of the relevant industry regulatory requirements, the requirements of its articles of association and the characteristics of the securities industry, Guotai Junan Securities will prudently determine the profit distribution plan and ensure the continuity and stability of the profit distribution policy. On the premise of meeting the regulatory requirements on net capital and the requirements for the normal operation and long-term development of Guotai Junan Securities, the Company will actively adopt dividend distribution by way of cash.

B.	Key factors considered in the formulation of the Future Return Plan

The Future Return Plan is formulated based on a comprehensive analysis of the actual operation and development, the requests and willingness of shareholders, the social capital cost, the external financing environment and other factors, having fully considered Guotai Junan Securities’ current and future profitability, cash flow position, development stage, funding requirement for operation and development, net capital requirement and external financing environment.

C.	Details of the Future Return Plan

(a)	Order for profit distribution

The Company is required to distribute each year’s after-tax profits in the following order:

1.	To cover the losses incurred in the previous year;

2.	To allocate 10% of its profits into its statutory surplus reserve;

LETTER FROM GUOTAI JUNAN BOARD

3.	To withdraw general risk reserve to cover the losses and transaction risk reserve to cover securities operation loss in accordance with the laws, regulations or regulatory requirements;

4.	Subject to the passing of resolutions at a general meeting, to withdraw discretionary surplus reserve from after-tax profit;

5.	Pay dividends to shareholders.

When the cumulated amount of the statutory surplus reserve of the Company has reached 50% or more of its registered capital, no further withdrawals are required. After making up for the losses and allocations to the surplus reserve fund, statutory surplus reserve fund and discretionary surplus reserve fund, any remaining after-tax profits may be distributed to the shareholders in proportion to their respective shareholdings, except it is stipulated in the articles of association of Guotai Junan Securities that profit distributions shall not be made in accordance with the shareholding proportion. No profits shall be distributed in respect of the shares held by Guotai Junan Securities.

(b)	Conditions and proportion for profit distribution

Guotai Junan Securities may distribute dividends in cash, in shares or in a combination of both cash and shares. Priority should be given to distributing cash dividends provided that the conditions for cash distribution are satisfied. When implementing the cash dividend distribution, Guotai Junan Securities shall consider the internal and external factors, directors’ opinions and shareholders’ expectations. Under the preconditions that there is no material investment plan nor significant cash expenditure, as well as the net profits being realised by Guotai Junan Securities in current year, the accumulated undistributed profits at the end of current year and the capital reserve are positive, the Guotai Junan Board shall, based on the capital of Guotai Junan Securities, suggest annual or interim cash distribution. The profit distributed in cash by Guotai Junan Securities each year (including annual and interim distributions) should not be less than 15% of the distributable profit achieved that year (after deducting fair value changes and other relevant items according to regulations). In distributing profits by shares, Guotai Junan Securities shall take into account the operation position and share capital scale and adequately consider factors such as growth, dilution to net assets per share and so on.

Guotai Junan Board should take various factors into account, including its industry features, the stage of development, its own business model, profitability and whether it has any substantial capital expenditure arrangement, to propose a differentiated policy for cash distribution. Unless otherwise stipulated in the articles of association of Guotai Junan Securities, the cash distribution each time shall not be less than 20% of the actual profit distributed.

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1.	Where Guotai Junan Securities is in a developed stage with no substantial capital expenditure arrangement, cash dividend shall represent at least 80% of the total profit distribution when distributing profits;

2.	Where Guotai Junan Securities is in a developed stage with substantial capital expenditure arrangement, cash dividend shall represent at least 40% of the total profit distribution when distributing profits;

3.	Where Guotai Junan Securities is in a developing stage with substantial capital expenditure arrangement, cash dividend shall represent at least 20% of the total profit distribution when distributing profits.

If it is difficult to determine the stage of development but there is a significant capital expenditure arrangement, profit distribution may be dealt with pursuant to the aforesaid requirements.

If Guotai Junan Securities decided not to make cash dividend or decided to make cash dividend at a ratio lower than the prescribed one under special circumstances, it shall implement the relevant decision-making procedures and make disclosure according to laws, administrative regulations, departmental rules and the provisions of the stock exchanges where the securities of Guotai Junan Securities are listed.

D.	Adjustments to the profit distribution policy

Guotai Junan Securities may adjust the abovementioned proportion of cash dividend distribution by way of passing a resolution by two-thirds or more of the voting rights held by the shareholders who attend the shareholders’ general meeting if any one of the following events takes place:

(a)	there are changes in, or adjustments to, relevant laws and regulations or regulatory requirements;

(b)	the net capital risk control indicators reach the warning levels;

(c)	the operating conditions of Guotai Junan Securities deteriorate;

(d)	the Guotai Junan Board proposes the adjustments.

Before introducing adjustment to the profit distribution plan, the Guotai Junan Board shall fully listen to opinions from independent directors, take the initiative to communicate and interact with minority shareholders through various channels, and carefully respond to questions from shareholders. When convening a shareholders’ general meeting to consider adjustment to the profit distribution plan, in addition to organising on-site meeting, the Company should also allow shareholders to vote through Internet to the extent technically feasible.

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E.	Formulation and implementation of the profit distribution plan

Upon passing of a resolution at the shareholders’ general meeting of Guotai Junan Securities on the profit distribution plan, or after the Guotai Junan Board having formulated a specific plan in line with the interim dividend conditions and caps for the next year which have been considered and approved at an annual general meeting, the dividend (or share) distribution shall be completed within two months.

4.	CONNECTED TRANSACTIONS OF THE POST-MERGER COMPANY

Upon completion of the Proposed Merger, (i) Shanghai International, the controlling shareholder of Guotai Junan Securities, will continue to be a substantial shareholder (as defined under the Hong Kong Listing Rules) of the Post-Merger Company, and (ii) HuaAn Funds, a connected subsidiary of Guotai Junan Securities, will continue to be a connected subsidiary of the Post-Merger Company. As a result, transactions entered into by Shanghai International or HuaAn Funds and their respective associates with Guotai Junan Group or Haitong Group will become connected transactions of the Post-Merger Company upon completion of the Proposed Merger. The Post-Merger Company will comply with the Hong Kong Listing Rules in respect of these connected transactions.

5.	COMPETITION IMPLICATIONS OF THE PROPOSED MERGER ON THE POST-MERGER COMPANY

Reference is made to the prospectus dated 25 June 2010 of Guotai Junan International (stock code: 01788), a non-wholly-owned subsidiary of Guotai Junan Securities. As disclosed in such prospectus, certain non-competition undertakings were given by Guotai Junan Securities (and two of its wholly-owned subsidiaries) in favour of Guotai Junan International pursuant to a deed of non-competition (the “Non-competition Deed”) with Guotai Junan International on 19 June 2010, pursuant to which Guotai Junan Securities and the two subsidiaries have undertaken not to compete with Guotai Junan International and its subsidiaries (“GJ International Group”) with respect of their brokerage business in Hong Kong and/or any other jurisdictions (excluding Mainland China) and other regulated businesses in Hong Kong. GJ International Group currently operates brokerage business in Hong Kong, Macau, Singapore, and Vietnam, and other regulated businesses in Hong Kong including but not limited to businesses involving Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO.

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities. Haitong Securities currently operates, through its subsidiaries, brokerage business in Hong Kong and other overseas jurisdictions including but not limited to Singapore, and the US, other regulated businesses in Hong Kong including but not limited to businesses involving Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO (the “Overlapping Businesses”). The Overlapping Businesses are primarily operated by Haitong Securities through Haitong International Securities Group Limited and its subsidiaries.

LETTER FROM GUOTAI JUNAN BOARD

The respective revenue contribution of the relevant businesses of GJ International Group and the Overlapping Businesses to the historical aggregated revenue of Guotai Junan Group and Haitong Group in 2023 was less than 3%.

Given, among others, the nature and market share of the relevant businesses and competition landscape in relevant markets, there is not expected to be any material or substantial competition between the Overlapping Businesses and GJ International Group’s relevant businesses. Having considered, among others, the overall objective of, and the business of the companies involved in, the Proposed Merger, and the insignificance of any potential competition, after arm’s length discussions in good faith between Guotai Junan Securities and Guotai Junan International, at this stage the two parties have reached mutual understandings that it is (1) in the best interests of the two companies and their respective shareholders for the two parties to continuously gather relevant facts and evaluate the situation, and reach a solution after Closing, taking into account relevant factors such as regulatory requirements, financial implications, operational efficiencies, and strategic alignments, and (2) with the transitional arrangements as further described below in place to protect Guotai Junan International’s interest, and the mutual understandings reached by the boards of both companies, Guotai Junan Securities is not expected to incur any liability for any default under the Non-competition Deed due to the Proposed Merger. It would not be in the best interest of Guotai Junan International and Guotai Junan Securities and their respective shareholders for the two companies to prematurely agree to any specific arrangement with respect to the Overlapping Businesses at this stage.

On 21 November 2024, Guotai Junan Securities issued a non-competition undertaking letter in favour of Guotai Junan International undertaking that it shall, within five years from the Closing, resolve any competition concerns between relevant subsidiaries of the Post- Merger Company and GJ International Group through methods in compliance with the Applicable Laws and permitted by regulatory authorities, including but not limited to asset restructuring and business consolidation. Guotai Junan Securities further undertakes that, following the Closing, the Post-Merger Company shall not operate the Overlapping Businesses in a matter that would be less favourable to GJ International Group than under the current conditions. The above undertaking shall become effective on 21 November 2024 and automatically terminate upon occurrence of any of the followings: (1) the shares of Guotai Junan International are no longer listed on the Hong Kong Stock Exchange; or (2) the Post-Merger Company (together with its associates) is no longer a controlling shareholder of Guotai Junan International as defined under the Hong Kong Listing Rules (the “Relevant Non-competition Period”).

In order to keep the shareholders of both Guotai Junan Securities and Guotai Junan International informed and updated on the progress of the discussions on and resolution of such matter, both companies will disclose relevant information in each forthcoming interim reports/annual reports within such five-year period according to the above undertaking until the competition issue is resolved, and make announcements according to Applicable Laws as and when appropriate.

LETTER FROM GUOTAI JUNAN BOARD

Notwithstanding such additional non-competition undertaking, it is the mutual understanding of Guotai Junan Securities and Guotai Junan International that the Non- competition Deed still remains valid and effective. Upon Closing, the following arrangements as set out in the Non-competition Deed, among other things, will be in place to address any potential conflict of interests in respect of the Post-Merger Company’s role as a controlling shareholder of both Guotai Junan International and relevant Haitong Securities’ subsidiaries conducting the Overlapping Businesses:

•	Guotai Junan Securities shall allow, and shall procure that its associates (other than members of GJ International Group) to allow, during the Relevant Non-competition Period, the independent non-executive directors of Guotai Junan International to review, whereas necessary, at least on an annual basis, Guotai Junan Securities’ compliance with the Non-competition Deed;

•	Guotai Junan Securities shall provide, and shall procure that its associates (other than members of GJ International Group) to provide, during the Relevant Non- competition Period, all information necessary for the annual review by the independent non-executive directors of Guotai Junan International without prejudicing any Applicable Laws or any contractual obligations, in making a fair and reasonable assessment of Guotai Junan Securities’ and/or its associates’ (other than members of GJ International Group) compliance with the Non-competition Deed and the enforcement of the Non-competition Deed by the independent non-executive directors of Guotai Junan International;

•	Guotai Junan Securities shall provide to Guotai Junan International with a declaration annually for inclusion by Guotai Junan International in its annual report, in respect of its compliance with the terms of the Non-competition Deed and disclose such information in the corporate governance report under the annual report of Guotai Junan International; and

•	Guotai Junan Securities shall agree and authorise Guotai Junan International to disclose decisions on matters reviewed by the independent non-executive directors of Guotai Junan International relating to the compliance and enforcement of the Non-competition Deed either through the annual report, or by way of announcements to the public.

Furthermore, upon Closing, in the event that Guotai Junan Securities or its associates (other than members of GJ International Group) were given any business opportunity that is or may involve in direct or indirect competition with the business of GJ International Group that is subject to the scope in the Non-competition Deed, Guotai Junan Securities shall inform and assist GJ International Group in obtaining such business opportunity on the same or more favourable terms being acceptable to GJ International Group. In the event that the board of Guotai Junan International (including all independent non-executive directors but excluding any directors with conflicted interests) decides not to take up such business opportunity within a commercially reasonable period, Guotai Junan Securities and its associates (other than members of GJ International Group) may take up such business opportunity.

LETTER FROM GUOTAI JUNAN BOARD

In addition to the above contractual arrangements, given any transactions between GJ International Group and the Enlarged Group (including entities operating the Overlapping Businesses) would constitute connected transactions of GJ International Group as defined under the Hong Kong Listing Rules upon Closing, any such transactions would be subject to the reporting, announcement and independent shareholders’ approval requirements under the Hong Kong Listing Rules unless exempted, and directors having conflicted interest and the Post-Merger Company would be required to abstain from voting on relevant resolutions approving such transactions on board and general meetings, as the case may be. Such mechanism provided under the Hong Kong Listing Rules will further address any issue of potential conflict of interests in respect of the Post-Merger Company’s role as a controlling shareholder of both Guotai Junan International and relevant Haitong Securities’ subsidiaries conducting the Overlapping Businesses upon Closing.

6.	EQUITY FUNDRAISING ACTIVITIES IN THE PAST 12 MONTHS

Guotai Junan Securities has not had any funds raised on any issue of equity securities in the 12 months immediately preceding the Latest Practicable Date.

7.	IMPLICATIONS UNDER THE TAKEOVERS CODE FOR GUOTAI JUNAN SECURITIES

As at the Latest Practicable Date, Guotai Junan Securities indirectly holds approximately 73.85% of the total issued shares of Guotai Junan International. Accordingly, Guotai Junan International is an indirect non-wholly-owned subsidiary of Guotai Junan Securities. Based on information available as at the Latest Practicable Date, Shanghai International will not acquire statutory control over Guotai Junan Securities after Closing and completion of the Proposed Placement. As such, no obligation to make a mandatory general offer under Note 8 to Rule 26.1 of the Takeovers Code will arise in respect of the shares of Guotai Junan International as a result of the Proposed Merger and the Proposed Placement.

8.	IMPLICATIONS UNDER THE HONG KONG LISTING RULES FOR GUOTAI JUNAN SECURITIES

For the Proposed Merger

The highest relevant percentage ratio for transaction classification under the Hong Kong Listing Rules in respect of the Proposed Merger and the issue and exchange of Guotai Junan A Shares and Guotai Junan H Shares pursuant to the Proposed Merger is more than 25% but less than 100%. As a result, the Proposed Merger will constitute a major transaction for Guotai Junan Securities under Rule 14.06(3) of the Hong Kong Listing Rules. Further, pursuant to Rules 13.36 and 19A.38 of the Hong Kong Listing Rules and the Guotai Junan Articles, the issue of the new Guotai Junan H Shares and Guotai Junan A Shares pursuant to the Proposed Merger will be pursuant to a specific mandate which requires approval by special resolution by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders at the Guotai Junan EGM. Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Merger is required to abstain from voting on the resolutions to approve the Proposed Merger at the Guotai Junan EGM. As at the Latest Practicable Date, Haitong Securities (and its subsidiaries) are Guotai Junan Shareholders and hold approximately 0.08% of the total issued shares of Guotai Junan Securities in its ordinary course of business, and HuaAn Funds, a subsidiary of Guotai Junan Securities, holds approximately 0.09% of the total issued shares of Guotai Junan Securities in its ordinary course of business. As such, Haitong Securities and its subsidiaries and HuaAn Funds are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than Haitong Securities and its subsidiaries and HuaAn Funds, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Merger and is required to abstain from voting on the relevant resolutions approving the Proposed Merger at the Guotai Junan EGM.

LETTER FROM GUOTAI JUNAN BOARD

The Proposed Merger will not result in a change of control of Guotai Junan Securities.

As of the Latest Practicable Date, Haitong Securities and its subsidiaries are third parties independent of Guotai Junan Securities and are not connected persons of Guotai Junan Securities for the purposes of the Hong Kong Listing Rules. Therefore, the Proposed Merger does not constitute a connected transaction of Guotai Junan Securities as defined under the Hong Kong Listing Rules.

Waiver from strict compliance with Rules 14A.36 and 14A.39 of the Hong Kong Listing Rules in respect of the issuance of Guotai Junan A Shares to HuaAn Funds in connection with the Proposed Merger

As of the Latest Practicable Date, HuaAn Funds, a subsidiary of the Guotai Junan Securities, (i) is indirectly owned as to 32% by Shanghai International through its associates and therefore is a connected subsidiary of Guotai Junan Securities; and (ii) is interested in an aggregate of 18,119,372 Haitong A Shares because of its status as a manager of index tracking funds which held Haitong A Shares on a non-discretionary basis in its index tracking fund management business. The issue of shares by Guotai Junan Securities to HuaAn Funds as a shareholder of Haitong Securities in connection with the Proposed Merger and the Share Exchange constitutes a connected transaction.

Guotai Junan Securities has applied for, and the Hong Kong Stock Exchange has granted, a waiver from strict compliance with Rules 14A.36 and 14A.39 of the Hong Kong Listing Rules relating to the shareholders’ approval requirement, the setting up of an independent board committee and the appointment of an independent financial adviser in respect of the issuance of Guotai Junan A Shares to HuaAn Funds in connection with the Proposed Merger on the following bases:

(i)	Passive holding of Haitong A Shares. HuaAn Funds was interested in Haitong A Shares solely because of its status as a manager of index tracking funds which hold Haitong A Shares on a non-discretionary basis in its index tracking fund management business. HuaAn Funds is unable to exercise discretion on dealings in Haitong A Shares when managing the index tracking funds.

LETTER FROM GUOTAI JUNAN BOARD

(ii)	Customarily not exercising voting rights as an index tracking fund manager and not entitled to vote for the Proposed Merger. As an index tracking fund manager, HuaAn Funds does not exercise voting rights over the shares held by its managed index tracking fund portfolios. Hence, HuaAn Funds is unable to influence the outcome of shareholders’ resolutions of any listed issuers of which it holds shares in its index tracking fund portfolio.

(iii)	Segregated client assets. Holdings of Haitong A Shares are treated as segregated client assets for accounting purposes. HuaAn Funds do not beneficially own or control the Haitong A Shares held under its name.

(iv)	No economic interests obtained from the index products. All dividends generated from the shares underlying the index tracking fund products and gathered by the exchange-traded funds (ETFs) will be paid out to its fund investors. HuaAn Funds has no economic interests over dividends declared by the listed companies under its portfolio (including Haitong Securities).

In addition, according to the Applicable Laws in the PRC and based on the terms of the Merger Agreement, should a separate resolution in relation to the issuance of Guotai Junan A Shares to HuaAn Funds in connection with the Proposed Merger be proposed and voted down at the Guotai Junan EGM, the Proposed Merger would fall through, irrespective of the voting results of all other relevant resolutions. As such, it would be prejudicial and seriously detrimental to the interests of Guotai Junan Securities, Haitong Securities and their shareholders.

Given that HuaAn Funds do not exercise voting rights of the Haitong A Shares in which it is interested, it will not become a Haitong Dissenting Shareholder and will not be eligible for exercise of the Haitong Put Option. As a result, HuaAn Funds will have to passively take part in the Share Exchange, which will be on the same terms as offered to all Haitong Share-Exchange Shareholders when the Proposed Merger becomes unconditional. On the above basis, the Guotai Junan Board including its independent non-executive directors are of the view that the issue of shares by Guotai Junan Securities to HuaAn Funds contemplated under the Proposed Merger bears no risk of conferring benefit to HuaAn Funds as a connected subsidiary.

Save as HuaAn Funds, as of the Latest Practicable Date, to the best knowledge of Guotai Junan Securities, Guotai Junan Securities is not aware of any of its connected person who is currently holding or expected to hold Haitong Shares before the Closing.

LETTER FROM GUOTAI JUNAN BOARD

For the Proposed Placement

Guotai Junan Securities proposed to approve the issuance of up to 626,174,076 Placement A Shares to the Subscriber to raise ancillary funds. The Placement A Shares will be allotted and issued under the specific mandate for the Proposed Placement and the Proposed Placement will be subject to the approval by the Independent Guotai Junan Shareholders by special resolution at the Guotai Junan EGM.

As at the Latest Practicable Date, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries, hold approximately 33.36% of the total issued shares in Guotai Junan Securities. Therefore, the Subscriber is a connected person of Guotai Junan Securities. The proposed issuance of Placement A Shares by Guotai Junan Securities to the Subscriber to raise ancillary funds under the Proposed Placement constitutes a connected transaction for Guotai Junan Securities and is subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.

Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Placement is required to abstain from voting on the resolution to approve the Proposed Placement at the Guotai Junan EGM. Shanghai International (the controlling shareholder of Guotai Junan Securities and the Subscriber) and its associates, and HuaAn Funds (a subsidiary of Guotai Junan Securities and which holds Guotai Junan Shares), are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than the above Guotai Junan Shareholders, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Placement and is required to abstain from voting on the relevant resolutions approving the Proposed Placement at the Guotai Junan EGM.

9.	GUOTAI JUNAN IBC AND GUOTAI JUNAN IFA FOR THE PROPOSED PLACEMENT

The Guotai Junan Board and the supervisory committee of Guotai Junan Securities approved the Proposed Merger and the Proposed Placement and its related matters at its respective board and supervisory committee meeting held on 9 October 2024. As Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun and Mr. CHEN Hua, all being non-executive directors of Guotai Junan Securities, were nominated by Shanghai International, they have abstained from voting on the resolutions relevant to the Proposed Placement at the Guotai Junan Board meeting on 9 October 2024. The approval of the resolutions of the Proposed Merger and the Proposed Placement will have a validity period of 12 months from the date of the relevant approvals of the Proposed Merger and the Proposed Placement at the Guotai Junan EGM.

LETTER FROM GUOTAI JUNAN BOARD

To consider the Proposed Placement, the Guotai Junan Board has established the Guotai Junan IBC, consisting of all of the independent non-executive directors of Guotai Junan Securities, being Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao. The Guotai Junan IBC will advise the Independent Guotai Junan Shareholders as to: (a) whether the Proposed Placement is fair and reasonable; and (b) whether to vote in favour of the Proposed Placement at the Guotai Junan EGM. For opinions and advice of the Guotai Junan IBC, please refer to the section headed “Letter from Guotai Junan IBC” in this Joint Circular.

Guotai Junan IBC has approved and appointed Gram Capital Limited as its independent financial adviser to provide advice to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement. For the opinions and advice of the Guotai Junan IFA, please refer to the section headed “Letter from Guotai Junan IFA” in this Joint Circular.

10.	GUOTAI JUNAN EGM

Guotai Junan Securities will convene the Guotai Junan EGM for Guotai Junan Shareholders to consider and, if thought fit, approve matters including the Proposed Merger and the Proposed Placement. Details of the Guotai Junan EGM and the resolutions to be considered at such meetings will be set out in the “Notice of the 2024 Third Extraordinary General Meeting of Guotai Junan Securities” attached to this Joint Circular. Guotai Junan H Shareholders who have been registered as holders of Guotai Junan H Shares on the register of members of Guotai Junan kept by the registrar of H shares and who have completed all such necessary registration procedures by no later than 4:30 p.m. on Monday, 9 December 2024 will be entitled to attend the Guotai Junan EGM.

Closure of Register of Members

Guotai Junan H Shareholders whose names are on the register of members of Guotai Junan will be entitled to attend the Guotai Junan EGM when they have completed all such necessary registration procedures by no later than 4:30 p.m. on Monday, 9 December 2024. The register of members of Guotai Junan H Shareholders will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (such dates inclusive), during which no registration of transfers of Guotai Junan H Shares will be processed. If applicable, holders of H shares intending to attend the Guotai Junan EGM must lodge their respective transfer documents and relevant share certificates with the H share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 9 December 2024.

LETTER FROM GUOTAI JUNAN BOARD

Proxy Forms

Whether or not you intend to attend the Guotai Junan EGM, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 24 hours before the appointed time for holding the relevant meeting or any adjournment thereof). After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish.

Voting at the Guotai Junan EGM

Pursuant to Rule 13.39(4) of the Hong Kong Listing Rules, all resolutions will be passed by way of poll at the Guotai Junan EGM.

For the Proposed Merger

Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Merger is required to abstain from voting on the resolutions to approve the Proposed Merger at the Guotai Junan EGM. As at the Latest Practicable Date, Haitong Securities (and its subsidiaries) are shareholders of Guotai Junan Securities and hold approximately 0.08% of the total issued shares of Guotai Junan Securities in its ordinary course of business, and HuaAn Funds, a subsidiary of Guotai Junan Securities, holds approximately 0.09% of the total issued shares of Guotai Junan Securities in its ordinary course of business. As such, Haitong Securities and its subsidiaries and HuaAn Funds are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than Haitong Securities and its subsidiaries and HuaAn Funds, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Merger and is required to abstain from voting on the relevant resolutions approving the Proposed Merger at the Guotai Junan EGM.

For the Proposed Placement

Pursuant to the Hong Kong Listing Rules, any Guotai Junan Shareholder who has a material interest in the Proposed Placement is required to abstain from voting on the resolution to approve the Proposed Placement at the Guotai Junan EGM. As at the Latest Practicable Date, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries hold approximately 33.36% of the total issued shares in Guotai Junan Securities. Shanghai International (the controlling shareholder of Guotai Junan Securities and the Subscriber) and its associates, and HuaAn Funds (a subsidiary of Guotai Junan Securities and which holds Guotai Junan Shares), are required to abstain from voting on the relevant resolutions at the Guotai Junan EGM. Other than the above Guotai Junan Shareholders, to the best of the Guotai Junan Board’s knowledge, information and belief having made all reasonable enquiries, there is no other Guotai Junan Shareholder who has a material interest in the Proposed Placement and is required to abstain from voting on the relevant resolutions approving the Proposed Placement at the Guotai Junan EGM.

LETTER FROM GUOTAI JUNAN BOARD

11.	TAXATION AND INDEPENDENT ADVICE

Guotai Junan Shareholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of the Proposed Merger or the exercise of the Guotai Junan Put Option or the Proposed Placement. None of Guotai Junan Securities or any of its directors, officers or associates or any other person involved in the Proposed Merger or the Proposed Placement accepts responsibility (other than in respect of themselves, if applicable) for any taxation effects on, or liabilities of, any other persons in respect of the Proposed Merger or other implications of any exercise of the Guotai Junan Put Option or the Proposed Placement.

Hong Kong Stamp Duty

In respect of the exchange of Haitong H Shares for Guotai Junan H Shares, when the Guotai Junan H Shares are issued, Haitong H Shares will be cancelled. Therefore, the Share Exchange does not involve the sale and purchase of Hong Kong stock, and in this respect only, no stamp duty will be payable pursuant to the Stamp Duty Ordinance, Chapter 117 of the Laws of Hong Kong.

For the Guotai Junan Dissenting Shareholders who exercise the Guotai Junan Put Option holding H shares, Hong Kong stamp duty is payable at the rate of 0.1% of the consideration. The stamp duty payable will be deducted from the cash received by the Qualified Guotai Junan Dissenting Shareholders who exercise the Guotai Junan Put Option.

12.	OVERSEAS SHAREHOLDERS

The proposal and implementation of the Proposed Merger to Guotai Junan Shareholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such Guotai Junan Shareholders are located. Such overseas Guotai Junan Shareholders should inform themselves about and observe any applicable legal, tax or regulatory requirements. It is the responsibility of any overseas Guotai Junan Shareholders wishing to take any action in relation to the Proposed Merger to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with any other necessary formalities and the payment of any issue, transfer or other taxes in such jurisdiction.

Any approval by the Guotai Junan Shareholders will be deemed to constitute a representation and warranty from such persons to Guotai Junan Securities and their advisers that those laws and regulatory requirements have been complied with. If you are in doubt as to your position, you should consult your professional advisers.

LETTER FROM GUOTAI JUNAN BOARD

13.	GUOTAI JUNAN DISSENTING SHAREHOLDERS WHOSE GUOTAI JUNAN H SHARES ARE HELD BY AGENT, TRUSTEE OR NOMINEE OR HELD AS COLLATERAL

For Guotai Junan Dissenting Shareholders whose Guotai Junan H Shares are held by an agent, trustee or nominee or held as collateral, please refer to paragraph headed “15. Rights of Guotai Junan Shareholders Dissenting from the Proposed Merger whose H Shares are held by Agent, Trustee or Nominee or held as collateral” in Appendix V to this Joint Circular.

14.	VIEWS AND RECOMMENDATION OF GUOTAI JUNAN BOARD

Having taken into account reasons and benefits of the Proposed Merger as set out in “10. Reasons and Benefits of the Proposed Merger and the Proposed Placement” in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular, Guotai Junan Board is of the view that the terms of the Proposed Merger are fair and reasonable and in the interests of Guotai Junan Securities and its shareholders as a whole, and have been decided through arm’s length negotiations by the parties. None of the Guotai Junan Directors has material interest in the Proposed Merger and should abstain from voting for the Proposed Merger in the relevant Guotai Junan Board meeting.

Having taken into account reasons and benefits of the Proposed Placement as set out in “10. Reasons and Benefits of the Proposed Merger and the Proposed Placement” in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular, Guotai Junan Board (other than Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun and Mr. CHEN Hua, all being non-executive directors of Guotai Junan Securities, who were nominated by Shanghai International and have abstained from voting on the resolutions relevant to the Proposed Placement at the Guotai Junan Board meeting, and members of the Guotai Junan IBC, whose views in relation to the Proposed Placement are given in the section headed “Letter from Guotai Junan IBC” in this Joint Circular) is of the view that the terms of the Proposed Placement are fair and reasonable and in the interests of Guotai Junan Securities and its shareholders as a whole, and have been decided through arm’s length negotiations by the parties.

Therefore, Guotai Junan Board recommends that the Guotai Junan Shareholders vote in favour of the resolutions in relation to the Proposed Merger and the Proposed Placement at the Guotai Junan EGM.

LETTER FROM GUOTAI JUNAN BOARD

15.	OTHER INFORMATION

Your attention is drawn to other information set out in the Appendices to this Joint Circular.

By order of the board of

Guotai Junan Securities Co., Ltd.

ZHU Jian

Chairman

LETTER FROM GUOTAI JUNAN IBC

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 02611)

Dear Sir or Madam,

22 November 2024

CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR

THE CONCURRENT ISSUANCE OF A SHARES BY GUOTAI JUNAN SECURITIES UNDER THE PROPOSED PLACEMENT

Reference is made to the circular jointly issued by Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and Haitong Securities Co., Ltd. dated 22 November 2024 in respect of, among others, the Proposed Placement (the “Joint Circular”) of which this letter forms part. Terms defined in the Joint Circular shall have the same meanings in this letter unless the context otherwise requires.

We have been established by Guotai Junan Board as the Guotai Junan IBC to give a recommendation to Independent Guotai Junan Shareholders in respect of the Proposed Placement. We have approved and appointed Gram Capital Limited as our independent financial adviser to provide advice to us and the Independent Guotai Junan Shareholders in respect of the Proposed Placement.

Having considered the terms of the Proposed Placement and taken into account the advice of Guotai Junan IFA, in particular the factors, reasons and recommendations set out in the letter from the Guotai Junan IFA in the Joint Circular, we are of the view that although the Proposed Placement is not in the ordinary and usual course of business, (1) the terms of the Proposed Placement are fair and reasonable so far as Independent Guotai Junan Shareholders are concerned; (2) the Proposed Placement is on normal commercial terms or better; and (3) the Proposed Placement is in the interests of Guotai Junan Securities and Guotai Junan Shareholders as a whole. Accordingly, we recommend the Independent Guotai Junan Shareholders to vote in favour of the resolutions in relation to the Proposed Placement at the Guotai Junan EGM.

LETTER FROM GUOTAI JUNAN IBC

We wish to draw the attention of Independent Guotai Junan Shareholders to (1) the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” on pages 23 to 73 of the Joint Circular, (2) the letter from Guotai Junan Board set out on pages 74 to 104 of the Joint Circular, (3) the letter from the Guotai Junan IFA set out on pages 107 to 125 of the Joint Circular, and (4) each of the Appendices to the Joint Circular.

Yours faithfully,

For and behalf of the Guotai Junan IBC

			WANG	YIM, Chi
DING Wei	LI Renjie	BAI Wei	Guogang	Hung Henry	PU Yonghao
Independent non-executive director of Guotai Junan Securities	Independent non-executive director of Guotai Junan Securities	Independent non-executive director of Guotai Junan Securities	Independent non-executive director of Guotai Junan Securities	Independent non-executive director of Guotai Junan Securities	Independent non-executive director of Guotai Junan Securities

LETTER FROM GUOTAI JUNAN IFA

Set out below is the text of a letter received from Gram Capital, the Guotai Junan IFA to the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement for the purpose of inclusion in this joint circular.

Room 1209, 12/F.
Nan Fung Tower
88 Connaught Road Central/ 173 Des Voeux Road Central Hong Kong

22 November 2024

To: The independent board committee and the independent shareholders of Guotai Junan Securities Co., Ltd.

Dear Sir/Madam,

CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE CONCURRENT ISSUANCE OF A SHARES BY GUOTAI JUNAN SECURITIES UNDER THE PROPOSED PLACEMENT

INTRODUCTION

We refer to our appointment as the Independent Financial Adviser to advise the Guotai Junan IBC and the Independent Guotai Junan Shareholders in respect of the Proposed Placement, details of which are set out in (i) the letter from Guotai Junan Board (the “Guotai Junan Board Letter”); and (ii) terms and information of the Proposed Merger and the Proposed Placement contained in the Joint Circular dated 22 November 2024 jointly issued by Guotai Junan Securities and Haitong Securities to their respective shareholders, of which this letter forms part. Terms used in this letter shall have the same meanings as defined in the Joint Circular unless the context requires otherwise.

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger.

To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company and replenish the working capital, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share, to the Subscriber for a total consideration of up to RMB10,000,000,000. Accordingly, Guotai Junan Securities and the Subscriber have entered into the Placement Subscription Agreement on 9 October 2024, pursuant to which Guotai Junan Securities has conditionally agreed to allot and issue, and the Subscriber has conditionally agreed to subscribe for, such number of all of the Placement A Shares for a total consideration of up to RMB10,000,000,000 in accordance with the terms and conditions as set out in the Placement Subscription Agreement.

LETTER FROM GUOTAI JUNAN IFA

With reference to the Joint Circular, as at the Latest Practicable Date, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries, hold approximately 33.36% of the total issued shares in Guotai Junan Securities. Therefore, the Subscriber is a connected person of Guotai Junan Securities. The proposed issuance of Placement A Shares by Guotai Junan Securities to the Subscriber to raise ancillary funds under the Proposed Placement constitutes a connected transaction for Guotai Junan Securities and is subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.

The Guotai Junan IBC comprising Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao (all being independent non-executive Directors) has been established to advise the Independent Guotai Junan Shareholders on (i) whether the terms of the Proposed Placement are on normal commercial terms and are fair and reasonable; (ii) whether the Proposed Placement is conducted in the ordinary and usual course of the business of the Guotai Junan Group and is in the interests of Guotai Junan Securities and the Guotai Junan Shareholders as a whole; and (iii) how the Independent Guotai Junan Shareholders should vote in respect of the resolutions of the Proposed Placement at the Guotai Junan EGM. We, Gram Capital Limited, have been appointed as the Guotai Junan IFA to advise the Guotai Junan IBC and the Independent Guotai Junan Shareholders in this respect.

INDEPENDENCE

During the past two years immediately preceding the Latest Practicable Date, Gram Capital was engaged as the independent financial adviser to the independent board committee and independent shareholders of Guotai Junan Securities in relation to continuing connected transactions of Guotai Junan Securities (details of which are set out in Guotai Junan Securities’ circular dated 13 November 2023). Save for the aforesaid engagement, there was no other service provided by Gram Capital to Guotai Junan Securities during the past two years immediately preceding the Latest Practicable Date.

Notwithstanding the aforesaid engagement, we were not aware of any relationships or interests between Gram Capital and Guotai Junan Securities, or any other parties during the past two years immediately preceding the Latest Practicable Date that could be reasonably regarded as hindrance to Gram Capital’s independence to act as the Guotai Junan IFA.

Having considered the above and that (i) none of the circumstances as set out under the Rule 13.84 of the Hong Kong Listing Rules existed as at the Latest Practicable Date; and (ii) the aforesaid past engagement was only an independent financial adviser engagement and will not affect our independence to act as the Guotai Junan IFA, we are of the view that we are independent to act as the Guotai Junan IFA.

LETTER FROM GUOTAI JUNAN IFA

BASIS OF OUR OPINION

In formulating our opinion to the Guotai Junan IBC and the Independent Guotai Junan Shareholders, we have relied on the statements, information, opinions and representations contained or referred to in the Joint Circular and the information and representations as provided to us by the Guotai Junan Directors. We have assumed that all information and representations that have been provided by the Guotai Junan Directors, for which they are solely and wholly responsible, are true and accurate at the time when they were made and continue to be so as at the Latest Practicable Date. We have also assumed that all statements of belief, opinion, expectation and intention made by the Guotai Junan Directors in the Joint Circular were reasonably made after due enquiry and careful consideration. We have no reason to suspect that any material facts or information have been withheld or to doubt the truth, accuracy and completeness of the information and facts contained in the Joint Circular, or the reasonableness of the opinions expressed by Guotai Junan Securities, its advisers and/or the Guotai Junan Directors, which have been provided to us. Our opinion is based on the Guotai Junan Directors’ representation and confirmation that there is no undisclosed private agreement/arrangement or implied understanding with anyone concerning the Proposed Merger and the Proposed Placement. We consider that we have taken sufficient and necessary steps on which to form a reasonable basis and an informed view for our opinion in compliance with Rule 13.80 of the Hong Kong Listing Rules.

The Guotai Junan Directors jointly and severally accept full responsibility for the accuracy of the information contained in the Joint Circular (other than those in relation to Haitong Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in the Joint Circular (other than those expressed by the Haitong Directors) have been arrived at after due and careful consideration and there are no other facts not contained in the Joint Circular the omission of which would make any of the statements in the Joint Circular misleading. We, as the Guotai Junan IFA, take no responsibility for the contents of any part of the Joint Circular, save and except for this letter of advice.

We consider that we have been provided with sufficient information to reach an informed view and to provide a reasonable basis for our opinion. We have not, however, conducted any independent in-depth investigation into the business and affairs of Guotai Junan Securities, the Subscriber or their respective subsidiaries or associates, nor have we considered the taxation implication on the Guotai Junan Group or the Guotai Junan Shareholders as a result of the Proposed Placement. Our opinion is necessarily based on the financial, economic, market and other conditions in effect and the information made available to us as at the Latest Practicable Date. Guotai Junan Shareholders should note that subsequent developments (including any material change in market and economic conditions) may affect and/or change our opinion and we have no obligation to update this opinion to take into account events occurring after the Latest Practicable Date or to update, revise or reaffirm our opinion. In addition, nothing contained in this letter should be construed as a recommendation to hold, sell or buy any Guotai Junan Shares or any other securities of Guotai Junan Securities.

Lastly, where information in this letter has been extracted from published or otherwise publicly available sources, it is the responsibility of Gram Capital to ensure that such information has been correctly extracted from the relevant sources.

LETTER FROM GUOTAI JUNAN IFA

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our opinion in respect of the Proposed Placement, we have taken into consideration the following principal factors and reasons:

1.	Background of and reasons for the Proposed Placement

Information on the Guotai Junan Group

With reference to the Joint Circular, Guotai Junan Securities is a listed company with its shares listed separately on the SSE (as A shares) and the Hong Kong Stock Exchange (as H shares) since 2015 and 2017, respectively. Guotai Junan Securities engages primarily in wealth management, investment banking, institutional and trading, investment management and international business. As at the Latest Practicable Date, Guotai Junan Securities has 7 directly-held subsidiaries that are wholly-owned or controlled by it. In addition, Guotai Junan International (stock code: 01788) is an indirectly-held subsidiary of Guotai Junan Securities, and whose shares are listed on the main board of the Hong Kong Stock Exchange.

Financial performance and position

Set out below are the consolidated financial information of Guotai Junan Securities for the year ended 31 December 2023 (together with comparative figures for the year ended 31 December 2022) and the six months ended 30 June 2024 (together with comparative figures for the six months ended 30 June 2023), which were prepared in accordance with the IFRS, as extracted from Guotai Junan Securities’ annual report for the year ended 31 December 2023 (the “Guotai Junan 2023 Annual Report”) and Guotai Junan Securities’ interim report for the six months ended 30 June 2024 (the “Guotai Junan 2024 Interim Report”):

	For the six months ended 30 June 2024	For the six months ended 30 June 2023	Year-on- year change	For the year ended 31 December 2023	For the year ended 31 December 2022	Year-on- year change
	(unaudited)	(unaudited)		(audited)	(audited) (restated)
	RMB’000	RMB’000%		RMB’000	RMB’000%
Total revenue and other income	25,779,128	26,170,739	(1.50)	52,303,831	49,086,921	6.55
– Fee and commission income	8,840,918	9,083,938	(2.68)	18,748,922	17,731,799	5.74
– Interest income	7,416,964	7,856,402	(5.59)	15,635,577	15,586,674	0.31
– Net investment gains	4,933,180	5,196,607	(5.07)	9,120,378	5,538,527	64.67
– Gain on business combination	–	–	N/A	–	1,478,368	(100.00)
– Other income and gains	4,588,066	4,033,792	13.74	8,798,954	8,751,553	0.54
Profit for the period/year attributable to equity holders of Guotai Junan Securities	5,016,017	5,741,577	(12.64)	9,374,143	11,508,784	(18.55)

LETTER FROM GUOTAI JUNAN IFA

As illustrated in the above table, Guotai Junan Group’s total revenue and other income was approximately RMB52.30 billion for the year ended 31 December 2023 (“FY2023”), representing an increase of approximately 6.55% as compared to that for the year ended 31 December 2022 (“FY2022”). With reference to the Guotai Junan 2023 Annual Report, such increase was mainly due to (i) the increase of approximately 5.74% in fee and commission income for FY2023 as compared to that for FY2022, which was mainly due to the fact that HuaAn Funds was consolidated as a subsidiary for a whole year for FY2023 while the revenue of HuaAn Funds was only consolidated for two months for FY2022; and (ii) the increase of approximately 64.67% in net investment gains for FY2023 as compared to that for FY2022, which was mainly due to an increase in investment gains of financial instruments at fair value through profit or loss. Notwithstanding the aforesaid increase in Guotai Junan Group’s total revenue and other income, the profit for the year attributable to equity holders of Guotai Junan Securities for FY2023 decreased by approximately 18.55% as compared to that for FY2022, which was mainly due to (i) the increase in interest expenses; and (ii) the increase in other operating expenses and costs for FY2023 as compared to those for FY2022 according to the Guotai Junan 2023 Annual Report.

According to the above table, the Guotai Junan Group recorded a slight decrease of approximately 1.50% in the total revenue and other income for the six months ended 30 June 2024 (“1H2024”) as compared to that for the six months ended 30 June 2023 (“1H2023”). With reference to the Guotai Junan 2024 Interim Report, such decrease was the result of the combined effect of (i) the decrease of approximately 2.68% in fee and commission income, which was mainly due to that revenue of brokerage business and investment banking for 1H2024 dropped as compared to that for 1H2023; (ii) the decrease of approximately 5.59% in interest income, which was primarily due to a decline in margin financing and securities lending and stock pledging business for 1H2024 as compared to that for 1H2023; (iii) the decrease of approximately 5.07% in net investment gains, which was mainly due to a decrease in investment gains in financial instruments at fair value through profit or loss for 1H2024 as compared to that for 1H2023; and (iv) the increase of approximately 13.74% in other income and gains, which was mainly due to increase in sales revenue of bulk commodity trading of subsidiaries. In addition, the Guotai Junan Group also recorded a decrease of approximately 12.64% in the profit for the period attributable to equity holders of Guotai Junan Securities for 1H2024 as compared to that for 1H2023. With reference to the Guotai Junan 2024 Interim Report, such decrease was mainly due to (i) the aforesaid decrease in the total revenue and other income; (ii) the increase in fee and commission expenses; and (iii) the increase in accrual of credit loss expense for 1H2024 as compared to those for 1H2023.

As at 30 June 2024, Guotai Junan Group’s cash and cash equivalents were approximately RMB76.08 billion and equity attributable to equity holders of Guotai Junan Securities were approximately RMB168.10 billion.

LETTER FROM GUOTAI JUNAN IFA

Outlook

With reference to Guotai Junan 2024 Interim Report, Guotai Junan Securities will focus on management empowerment, give emphasis to professional services and improve the efficiency of corporate management, so as to continuously enhance the core competitiveness of the main businesses and accelerate its efforts of developing itself into an investment bank that is globally competitive with market influence.

Information on the Subscriber

With reference to the Joint Circular, the Subscriber is principally engaged in industrial investment, capital operation and asset acquisition. As at the Latest Practicable Date, the Subscriber holds 23.06% of the total issued shares in Guotai Junan Securities and is a wholly-owned subsidiary of Shanghai International, which, together with its subsidiaries, hold approximately 33.36% of the total issued shares in Guotai Junan Securities. The Subscriber is a connected person of Guotai Junan Securities.

Reasons for and benefits of the Proposed Placement and use of proceeds

Summarised below are the reasons for and benefits of the Proposed Placement as extracted from the sub-section headed “Proposed Placement” under the section headed “10. Reasons and Benefits of the Proposed Merger and the Proposed Placement” of “Terms and information of the Proposed Merger and the Proposed Placement” of the Joint Circular:

•	Since the CSRC put forward the concept of strengthening the supervision of capital market in 2024, multiple regulatory policies have been rolled out which set a clear goal to strengthen capital market regulation, guard against risks and promote the high-quality development of capital market after the introduction of the new “National Nine Guidelines”. For securities firms, capital strength is a key driver to develop capital business, improve their ability to serve the real economy, and build core competitiveness. With the Proposed Placement, the Post-Merger Company aims to build up its capital base, enhance capital strength, seize the growth opportunity in the capital market as well as the securities industries, and build differentiated competitiveness to seize strategic opportunities for the company to grow and compete.

•	Meanwhile, the Proposed Placement can help strengthen the capability of the Post-Merger Company to mitigate risks. With the rapid and innovative development of different businesses among securities firms, there is a growing requirement for securities firms to manage risks. Sufficient capital base plays a critical role to protect against various risks, as the most effective tool. Abundant capital base can provide essential and critical buffer to guard against potential losses caused by various risks, including market risks, transaction risks, information technology risks and operational risks, and support high quality and sustainable growth. It is considered that the Proposed Placement will replenish cash flow of the Post-Merger Company after the Proposed Merger and can strengthen the financial position of the Post-Merger Company and provide additional funding for its business operations and future development.

LETTER FROM GUOTAI JUNAN IFA

Use of proceeds

With reference to the Joint Circular, the gross proceeds of the Proposed Placement will be no more than RMB10,000,000,000. After deducting intermediaries’ fees, the transaction taxes and other expenses related to the Proposed Merger and the Proposed Placement, the proceeds are intended to be used for international business (up to RMB3 billion), trading and investment business (up to RMB3 billion), digitalisation (up to RMB1 billion) and replenishing working capital (up to RMB3 billion).

Before the ancillary funds raised are in place, the Post-Merger Company may first apply self-owned or self-raised funds to the above purposes based on the market condition and its actual condition and replace such funds after the funds raised are in place.

If the amount of ancillary funds raised is insufficient to meet the purposes mentioned above, the Post-Merger Company will adjust and make a final decision as to the priorities and amount of investment from the proceeds based on the actual amount of ancillary funds raised. The shortfall will be funded by the self-owned or self-raised funds of the Post-Merger Company.

As stated in the Joint Circular, Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into a Merger Agreement which sets forth detailed terms and conditions for implementing the Proposed Merger. Pursuant to the Merger Agreement, the Proposed Merger will be implemented by Guotai Junan Securities merging with Haitong Securities by way of absorption and share exchange, namely: (1) Guotai Junan Securities will issue Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares; (2) Guotai Junan Securities will apply to have the Guotai Junan A Shares and Guotai Junan H Shares to be issued under the Proposed Merger listed and traded on the SSE and the Hong Kong Stock Exchange, respectively; (3) the Haitong A Shares and Haitong H Shares will be delisted and cancelled; (4) upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities; and (5) after the Closing Date, completion of the cancellation and deregistration of the legal status of Haitong Securities, and the update of the business registration of Guotai Junan Securities. Please refer to the Joint Circular for details.

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’ CLASS MEETING OF HAITONG SECURITIES

As stated in the Joint Circular, the purposes of the Proposed Merger are to (i) combine top players to seize the opportunities of time and accelerate the development of a world-class investment bank; (ii) reinforce complementary advantages and enhance core functionality to fully establish leading core competitiveness; and (iii) optimise layout, benchmark against world-class standards with active participation in global competition and resource allocation.

We also noted that PRC government issued various policies regarding the PRC financial and securities industry, in particular, the support of large financial institutions to become better and stronger, and the industry development opportunities. Summarised below are our findings:

•	In November 2023, the website of the Central People’s Government of the PRC issued an article named《著力打造現代金融機構和市場體系》 (Strive to Build a Modern Financial Institution and Market System*), which outlined that cultivating world-class investment banks and investment institutions is an inherent requirement for better performing the hub function of the capital market and promoting the registration-based initial public offering regime to take deeper root and become more substantive.

•	In March 2024, CSRC issued《關於加強證券公司和公募基金監管加快推進建設一流投資銀行和投資機構的意見(試行)》(Opinions on Strengthening the Supervision of Securities Companies and Public Funds to Accelerate the Building of First-class Investment Banks and Investment Institutions (Trial)*), which outlined that the PRC government should (i) appropriately expand the capital space for high-quality financial institutions, and support leading financial institutions to optimise and strengthen themselves through mergers and acquisitions and organizational innovation; and (ii) encourage small and medium-sized financial institutions to pursue differentiated development and specialized operations.

•	In April 2024, the State Council of the PRC issued《國務院關於加強監管防範風險推動資本市場高質量發展的若干意見》(the State Council’s Several Opinions on Strengthening Regulation and Preventing Risks and Promoting the High-quality Development of the Capital Market*), which stated that the PRC government should (i) promote the high-quality development of securities and fund institutions, and drive the industry to strengthen investment banking capabilities and wealth management capabilities; (ii) support leading financial institutions to enhance their core competitiveness through mergers and acquisitions and organizational innovation; and (iii) encourage small and medium-sized financial institutions to pursue differentiated development and specialized operations.

•	In September 2024, the CSRC issued 《中國證監會關於深化上市公司併購重組市場改革的意見》 (China Securities Regulatory Commission’s Opinions on Deepening the Reform of the Market for Acquisitions and Reorganizations of Listed Companies*), which stated that the PRC government should support mergers and acquisitions of listed securities companies to elevate their core competitiveness and accelerate the development of first-class investment banks.

LETTER FROM GUOTAI JUNAN IFA

In respect of the financial and trading prospects and business outlook of the Post-Merger Company, we noted from the Joint Circular that Guotai Junan Securities and Haitong Securities are both among the comprehensive securities companies with the longest history and the largest scale in the PRC securities industry, each with its own strengths and characteristics in terms of operation and management. It is expected that after the Proposed Merger, the Post-Merger Company will take the lead in terms of capital strength, customer base, domestic and overseas network layout, comprehensive business capabilities, and international competitiveness in the world, including the followings: (i) the Post-Merger Company will lead to a stronger and more balanced balance sheet; (ii) through the in-depth complementarity of aspects such as business qualifications, professional capabilities and resources, the Post-Merger Company can significantly consolidate and further enhance its advantages in professional and comprehensive services; (iii) the Post-Merger Company will take the lead in digital technology; (iv) the Post-Merger Company will continue to maintain an excellent compliance and risk control rating by sharing and co-constructing the industry’s best compliance and risk control practices; and (v) the Post-Merger Company will achieve more efficient back-office management through measures such as leveraging the economies of scale, and improving the efficiency in the use of fixed assets and also achieve more effective cost control by reducing operating costs through integrating IT and other resources, and reducing financing costs based on high credit ratings. Please refer to the section headed “12. Financial and Trading Prospects and Business Outlook of the Post-Merger Company” of “Terms and information of the Proposed Merger and the Proposed Placement” of the Joint Circular for details.

Having considered the above, including:

(i)	the Proposed Merger can create a large comprehensive financial institution with a leading business scale, stronger capital strength and greater market influence, which can fully leverage the superior resources of Guotai Junan Securities and Haitong Securities including their respective customer, assets, talent, branding and shareholder resources;

(ii)	the Proposed Merger is in line with the supportive government-issued policies regarding the PRC financial and securities industry as mentioned above; and

(iii)	the Post-Merger Company’s financial and trading prospects and business outlook,

we are of the view that the Proposed Merger is in the interests of Guotai Junan Securities and the Guotai Junan Shareholders as a whole. Accordingly, we consider the use of proceeds from the Proposed Placement to be fair and reasonable.

Financing alternatives

With reference to the Guotai Junan Board Letter, Guotai Junan Securities has not had any funds raised on any issue of equity securities in the 12 months immediately preceding the Latest Practicable Date.

LETTER FROM GUOTAI JUNAN IFA

In respect of the selection of the Proposed Placement as ancillary financing activity to the Proposed Merger, we performed the following works:

•	We discussed with Guotai Junan Directors and understood that the issuance of new shares to specific investors is a very common approach as ancillary financing activity to a material asset restructuring transaction.

We noted from the Administrative Measures for Restructuring that a listed company may raise supporting funds in parallel at prices that satisfy relevant provisions should the listed company purchases assets by way of issuance of consideration shares.

Furthermore, based on our independent research, we identified over 10 initial proposal in respect of material asset restructuring transaction with ancillary financing as published by A-share listed companies from 1 January 2024 to the Last Trading Date, being an approximate eight-month period the duration of which is sufficient for our research purpose and can reflect the recent market practice regarding the ancillary financing of material asset restructuring transaction. According to the aforesaid initial proposal, all relevant listed companies adopted the issuance of new shares to specific investors as ancillary financing activity.

•	We noted from an article named 《上交所有關負責人就優化再融資監管安排相關情況答記者問》(Shanghai Stock Exchange’s Spokesperson Answered Reporters’ Questions Regarding the Optimisation of Refinancing Regulations*) published on the Shanghai Stock Exchange’s website that, among other things, (i) SSE strictly restricted re-financing activities (Note) of listed issuer with certain circumstances, including but not limited to closing price of A shares of a listed issuer on any trading day during the 20-trading day period immediately prior to date of board meeting for re-financing proposal or the commencement of issuance being lower than net asset value per share for the latest financial year or the latest financial report period of the listed issuer; and (ii) re-financing activities with all subscribers (being controlling shareholders, de facto controller or strategic investors) being confirmed on the board meeting for re-financing of the listed issuer will not be subject to the aforesaid restriction on re-financing activities (the “Excluded Circumstance”).

We noted that closing prices of Guotai Junan A Shares for each of 20 trading days immediately prior to the Guotai Junan Board meeting on 9 October 2024 in respect of the Proposed Merger were lower than the latest audited net asset value per Guotai Junan Share.

•	As advised by the Guotai Junan Directors, there will be uncertainties of conducting re-financing activity after the completion of Proposed Merger, e.g. review and approval procedures of regulator(s). In addition, as the Proposed Placement is proposed to be undertaken concurrently with the Share Exchange, the proceeds from the Proposed Placement may be utilised for the Post-Merger Company much earlier than proceeds from re-financing activity after the completion of Proposed Merger.

Note: As advised by the Guotai Junan Directors, the re-financing includes public issuance/rights issue and non-public issuance.

LETTER FROM GUOTAI JUNAN IFA

•	As the Subscriber is a controlling shareholder of Guotai Junan Securities under the SSE Listing Rules, the Subscriber fulfilled the identity requirement of the Excluded Circumstance and Guotai Junan Securities could conduct re-financing activity under this circumstance. Furthermore, the Proposed Placement also demonstrated Shanghai International’s (being the controlling shareholder of Guotai Junan Securities and the sole shareholder of the Subscriber) confidence in the prospects of the Post-Merger Company.

Having considered the above, in particular (i) issuance of new shares to specific investors is a very common approach as ancillary financing activity to a material asset restructuring transaction; (ii) the restriction on re-financing activities for certain circumstances as illustrated in the article and the performance of Guotai Junan A Shares prior to the Guotai Junan Board meeting on 9 October 2024; and (iii) the Proposed Placement falling under the Excluded Circumstance and demonstrating confidence of Guotai Junan Securities’ controlling shareholder in the prospects of the Post-Merger Company, we concur with the Guotai Junan Directors that the Proposed Placement is an appropriate fund raising method currently available to the Guotai Junan Group.

Having also considered the abovementioned reasons, in particular that (i) the Proposed Placement is an appropriate fund raising method currently available to the Guotai Junan Group; (ii) the proposed use of proceeds from Proposed Placement is fair and reasonable; and (iii) the Proposed Placement demonstrated Shanghai International’s (being the controlling shareholder of Guotai Junan Securities) confidence in the prospects of the Post-Merger Company, we are of the opinion that although the Proposed Placement is not conducted in the ordinary and usual course of business of the Guotai Junan Group, the Proposed Placement is fair and reasonable and in the interests of Guotai Junan Securities and the Guotai Junan Shareholders as a whole.

2.	Principal terms of the Proposed Placement

Set out below are the summarised terms of the Proposed Placement as contemplated under the Placement Subscription Agreement, details of which are set out under the section headed “6. Proposed Placement of Placement A Shares” of “Terms and information of the Proposed Merger and the Proposed Placement” of the Joint Circular.

Date:	9 October 2024 (the “Agreement Date”)

Parties:	(a) Guotai Junan Securities (as issuer); and

(b) Subscriber (as subscriber).

Issuance size:	Up to RMB10 billion; and up to 626,174,076 Placement A Shares

LETTER FROM GUOTAI JUNAN IFA

Conditions precedent:	The Placement Subscription Agreement shall become effective upon satisfaction of the following conditions:

(i)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Placement;

(ii)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Placement;

(iii)	the approval, filing or registration (if applicable) by Shanghai SASAC, SSE and CSRC in respect of the Proposed Placement having been obtained and remaining in effect;

(iv)	the Merger Agreement becoming effective; and

(v)	the approval by the shareholder of the Subscriber in respect of the Proposed Placement having been obtained.

Source of funds:	Internal resources of the Subscriber(Note).

Note:	The Subscriber undertook that (i) its assets are in good condition and there are no adverse factors jeopardizing its obligation to settle the consideration for the Proposed Placement timely in full; (ii) the consideration shall be funded by internal resources of the Subscriber and there are no agreements or other arrangements between the Subscriber and Guotai Junan Securities in relation to provision of financial assistance by Guotai Junan Securities or its substantial shareholders directly or through other parties; and (iii) the Subscriber shall be responsible for any damages caused to Guotai Junan Securities due to a breach of the undertaking.

Issue price:

The issue price has been set at a fixed price of RMB15.97 per Placement A Share (the “Issue Price”).

Pursuant to Applicable Laws, the Issue Price for Placement A Shares shall not be lower than the higher of (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of the Joint Announcement; and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of the Joint Announcement of Guotai Junan Securities and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend.

LETTER FROM GUOTAI JUNAN IFA

The Issue Price for each Placement A Shares of RMB15.97 represents/is:

(i)	a premium of (a) approximately 9.76% over the closing price of each Guotai Junan A Share of RMB14.55; and (b) approximately 122.42% over the closing price of each Guotai Junan H Share of HK$7.91 (equivalent to approximately RMB7.18) as of the Last Trading Date, after deducting Guotai Junan 2024 Interim Dividend;

(ii)	a premium of (a) approximately 12.78% over the volume-weighted average price of RMB14.16 of each Guotai Junan A Share; and (b) approximately 128.80% over the volume-weighted average price of each Guotai Junan H Share of HK$7.69 (equivalent to approximately RMB6.98) for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting Guotai Junan 2024 Interim Dividend;

(iii)	a premium of approximately 15.47% over the Market Reference Price of RMB13.83 of each Guotai Junan A Share for the 60 trading days immediately prior to the date of the Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend;

(iv)	a (a) discount of approximately 18.69% to the closing price of each Guotai Junan A Share of RMB19.64; and (b) premium of approximately 51.66% over the closing price of each Guotai Junan H Share of HK$11.60 (equivalent to approximately RMB10.53) as of the Latest Practicable Date; and

(v)	approximately equal to the audited net asset value of RMB15.97 per share attributable to ordinary shareholders of Guotai Junan Securities as of 31 December 2023, after adjusting for the Guotai Junan 2023 Final Dividend and deducting the Guotai Junan 2024 Interim Dividend (the “Adjustment and Deduction for 2023 & 2024 Dividends”).

LETTER FROM GUOTAI JUNAN IFA

Analysis on the issue price

In order to assess the fairness and reasonableness of the Issue Price, we conducted the following analysis:

(a)	Guotai Junan Shares performance

Set out below is a chart showing the movement of the closing prices of Guotai Junan Shares as quoted on the SSE and the Hong Kong Stock Exchange during the period from 3 October 2023 to the Agreement Date, being a period of approximately one year up to and including the Agreement Date (the “Guotai Junan Shares Review Period”), which is commonly adopted for analysis and the duration of such period (number of trading days) is sufficient for us to perform a thorough analysis on the historical performance of Guotai Junan Shares. The comparison of the daily closing price of Guotai Junan Shares and the Issue Price is illustrated as follows:

Historical daily closing price per Guotai Junan Share

Source: Wind Financial Terminal

Notes:

1.	Trading of Guotai Junan A Shares and Guotai Junan H Shares were halted from the start of trading hours on the SSE and the Hong Kong Stock Exchange on 6 September 2024 and resumed form the start of trading hours on the SSE and the Hong Kong Stock Exchange on 10 October 2024.

2.	Trading days of Guotai Junan A Shares and Guotai Junan H Shares may vary.

3.	Closing prices of Guotai Junan H Shares were in RMB equivalent.

LETTER FROM GUOTAI JUNAN IFA

During the Guotai Junan Shares Review Period:

•	the lowest and highest closing prices of Guotai Junan A Shares as quoted on the SSE were RMB13.05 (or RMB12.50 after the Adjustment and Deduction for 2023 & 2024 Dividends) per Guotai Junan A Share recorded on 12 April 2024 and RMB15.29 (or RMB14.74 after the Adjustment and Deduction for 2023 & 2024 Dividends) per Guotai Junan A Share recorded on 6 November 2023 and 15 November 2023, respectively; and

•	the closing prices of Guotai Junan A Shares were substantially higher than the closing prices of Guotai Junan H Shares, with premiums ranging from 88.78% to 129.99% according to Wind Financial Terminal.

The Issue Price of RMB15.97 per Placement A Share is above the Guotai Junan A Shares’ closing price range during the Guotai Junan Shares Review Period, representing a premium of approximately 22.38% (or approximately 27.76% after the Adjustment and Deduction for 2023 & 2024 Dividends) over the lowest closing price of Guotai Junan A Shares and a premium of approximately 4.45% (or approximately 8.34% after the Adjustment and Deduction for 2023 & 2024 Dividends) over the highest closing price of Guotai Junan A Shares during the Guotai Junan Shares Review Period.

From the start of the Guotai Junan Shares Review Period to 18 March 2024, the closing prices of Guotai Junan A Shares fluctuated between RMB14.14 to RMB15.29. Subsequently, the closing prices of Guotai Junan A Shares formed a decreasing trend and hit the lowest at RMB13.05 on 12 April 2024.

Since 13 April 2024, the closing prices of Guotai Junan A Shares followed an upward trend and recorded at RMB14.70 on 5 September 2024 (being the Last Trading Date).

Subsequent to the trading resumption of Guotai Junan Shares from 10 October 2024, the closing prices of Guotai Junan Shares substantially increased from RMB14.70 and HK$8.07 on 5 September 2024 to RMB19.64 and HK$11.60 on the Latest Practicable Date respectively. As advised by the Directors, save for (i) the publication of Joint Announcement; and (ii) recent boost in the PRC stock market due to favourable policies promulgated by the PRC government, the Guotai Junan Directors were not aware of any specific event which may cause the surge of the Guotai Junan Shares prices.

(b)	Comparable transactions

As part of our analysis, we searched for transactions regarding issuance of new A shares by the PRC listed companies for the purpose of ancillary fund raising for acquisition or restructuring which were announced by the PRC listed companies from 1 January 2024 up to and including the Agreement Date with corresponding issue price being fixed as at date of relevant proposal. We (i) identified only two transactions which met the aforesaid criteria; and (ii) noted that the price determination date of issue price for ancillary fund raising contemplated under acquisition or restructuring transactions would be the first day of the issuance period. Based on the aforesaid, we relaxed our selection criteria to include those with price determination date being the first day of the issuance period but issue price having been fixed as such transaction fulfil issuance requirements and falling in the aforesaid review period. We found seven transactions (the “Comparable Transactions”) which met the said criteria and they are exhaustive. Shareholders should note that the businesses, operations and prospects of Guotai Junan Securities are not the same as the subject companies of the Comparable Transactions.

LETTER FROM GUOTAI JUNAN IFA

Company name (stock code)	Price determination date	Premium/(discount) of the issue price over/to the trading price per share on last trading day immediately prior to the price determination date (the “PDD Discount”)		Premium/(discount) of the issue price over/to the average trading price per share for the last 5 consecutive trading days immediately prior to the price determination date (the “5 Days Discount”)		Premium/(discount) of the issue price over/to the average trading price per share for the last 20 consecutive trading days immediately prior to the price determination date (the “20 Days Discount”)		Premium/(discount) of the issue price over/to the average trading price per share for the last 60 consecutive trading days immediately prior to the price determination date (the “60 Days Discount”)
		(%)		(%)		(%)		(%)
CCCC Design & Consulting Group Co., Ltd. (SH600720)	20 September 2024	(14.20)		(12.59)		(15.03)		(19.70)
Rigol Technologies Co., Ltd. (SH688337)	19 September 2024	(7.97)		(11.50)		(8.74)		(8.85)
Avicopter Plc (SH600038)	9 July 2024	(13.71)		(14.82)		(16.45)		(19.33	) (Note)
Shanghai Lujiazui Finance & Trade Zone Development Co., Ltd. (SH600663 & SH900932)	14 June 2024	(17.77)		(18.59)		(19.80	) (Note)	(13.55	) (Note)
Sichuan New Energy Power Company Limited (SZ000155)	28 May 2024	(10.72)		(11.48)		(11.78)		(8.36)
JDM JingDa Machine (Ningbo) Co., Ltd (SH603088)	30 April 2024	(16.19)		(15.15)		(19.90)		(15.27)
Shenzhen Coship Electronics Co., Ltd. (SZ002052)	22 January 2024	(23.30)		(22.17)		(19.80)		(12.71)
	Maximum:	(7.97)		(11.48)		(8.74)		(8.36)
	Minimum:	(23.30)		(22.17)		(19.90)		(19.70)
	Average:	(14.84)		(15.19)		(15.93)		(13.97)
	Median:	(14.20)		(14.82)		(16.45)		(13.55)
Guotai Junan Securities	10 October 2024	10.37	(Note)	10.75	(Note)	12.78	(Note)	15.47	(Note)

Source: Wind Financial Terminal

Note: Relevant interim/final dividend was deducted from the calculation of average trading price.

LETTER FROM GUOTAI JUNAN IFA

As depicted in the above table:

(i)	the PDD Discount of the Comparable Transactions ranged from discount of approximately 23.30% to discount of approximately 7.97%, with average discount of approximately 14.84% and median discount of approximately 14.20%;

(ii)	the 5 Days Discount of the Comparable Transactions ranged from discount of approximately 22.17% to discount of approximately 11.48%, with average discount of approximately 15.19% and median discount of approximately 14.82%;

(iii)	the 20 Days Discount of the Comparable Transactions ranged from discount of approximately 19.90% to discount of approximately 8.74%, with average discount of approximately 15.93% and median discount of approximately 16.45%; and

(iv)	the 60 Days Discount of the Comparable Transactions ranged from discount of approximately 19.70% to discount of approximately 8.36%, with average discount of approximately 13.97% and median discount of approximately 13.55%.

The Issue Price, which represented (i) a premium of approximately 10.37% over the trading price on the Last Trading Date; (ii) a premium of approximately 10.75%, 12.78% and 15.47% over the average closing price for the last 5, 20 and 60 consecutive trading days immediately prior to the price determination date respectively, are all above the market ranges of the Comparable Transactions.

(c)	Our conclusion on the Issue Price

In view of that (i) the comparison between the Issue Price and Guotai Junan Securities’ recent closing prices as mentioned above; (ii) the Issue Price is above the Guotai Junan A Shares’ closing price range (which were substantially higher than the closing prices of Guotai Junan H Shares with premiums ranging from 88.78% to 129.99%) during the Guotai Junan Shares Review Period; (iii) the premium of the Issue Price over Guotai Junan Securities’ recent market prices (i.e. trading price as at the Last Trading Day and average trading price for the last 5, 20 and 60 trading days immediately before the price determination date) are all above the market ranges of the Comparable Transactions, we are of the opinion that the Issue Price is fair and reasonable.

Completion:

Upon receiving a payment notice from Guotai Junan Securities, the Subscriber shall pay by cash in one instalment the subscription amount. Such payment notice shall be provided at least 10 working days prior to the payment deadline.

LETTER FROM GUOTAI JUNAN IFA

The undertaking of the Proposed Placement is subject to and conditional upon the Proposed Merger, whilst the Proposed Merger is not conditional upon the undertaking of the Proposed Placement. Details of the Proposed Merger are set out under the section headed “2. Terms of the Proposed Merger” of “Terms and Information of the Proposed Merger and the Proposed Placement” of the Joint Circular.

Lock-up:

Unless transfers are permitted by Applicable Laws, the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall be subject to a lock-up period of 60 months from the date of issue of such Placement A Shares. Any additional Guotai Junan A Shares acquired by the Subscriber as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital with respect to the Placement A Shares shall also be subject to the aforementioned lock-up period. Upon expiry of the lock-up period, transfers of the Placement A Shares shall be conducted in accordance with relevant rules of the CSRC and the SSE.

The aforementioned lock-up period shall be adjusted from time to time according to the latest requirements of the CSRC and the SSE.

The Subscriber undertook to comply with the lock-up provisions as set out above.

We noted from 《證券公司行政許可審核工作指引第10號–證券公司增資擴股和股權變更》(Guidelines for Administrative Licensing Review of Securities Companies No. 10 – Capital Increase and Equity Change of Securities Companies*) that, the participating shareholders (入股股東) (who is the controlling shareholder of the securities company, or shareholder controlled by it or its de facto owner) shall not transfer their shares in the securities company within 60 months from the date of obtaining such shares.

Based on the above, the lock-up arrangement under the Proposed Placement is in compliance with the relevant requirement by PRC regulations. Hence, we consider such lock-up arrangement under the Proposed Placement to be justifiable.

Accumulated undistributed profits arrangement

Any accumulated profits of Guotai Junan Securities which remain undistributed prior to the date of issue of the Placement A Shares shall be for the benefit of the shareholders of the Post-Merger Company as a whole.

Our conclusion on terms of the Proposed Placement

Having reviewed and considered the terms of the Proposed Placement, in particular the key terms as listed above (including the Issue Price being fair and reasonable, lock-up arrangement to be justifiable; and no abnormal term observed), we are of the view that the terms of the Proposed Placement are on normal commercial terms and are fair and reasonable.

LETTER FROM GUOTAI JUNAN IFA

3.	Possible dilution effect on the shareholding interests of the public shareholders

With reference to the shareholding table in the section headed “(3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” of “Terms and Information of the Proposed Merger and the Proposed Placement” of the Joint Circular, the shareholding interests of the Shareholders other than Shanghai International in the Post-Merger Company (the “Other Post-Merger Company Shareholders”) would be diluted by approximately 2.93 percentage points from approximately 82.53% immediately after the Closing Date to approximately 79.60% immediately after the Proposed Placement (assuming that 626,174,076 Placement A Shares will be issued under the Proposed Placement and none of the Guotai Junan Dissenting Shareholders nor Haitong Dissenting Shareholders exercise their respective Guotai Junan Put Option and Haitong Put Option).

Nonetheless, in view of (i) the reasons for and the possible benefits of the Proposed Placement (i.e. (a) the Proposed Placement is an appropriate fund raising method currently available to the Guotai Junan Group; (b) the proposed use of proceeds from Proposed Placement is fair and reasonable; and (c) the Proposed Placement by the Subscriber (being a wholly-owned subsidiary of Shanghai International) demonstrated Shanghai International’s confidence in the prospects of the Post-Merger Company); and (ii) the terms of the Proposed Placement being fair and reasonable, we are of the view that the aforementioned level of dilution to the shareholding interests of the Other Post-Merger Company Shareholders was acceptable.

RECOMMENDATION

Having taken into consideration the factors and reasons as stated above, we are of the opinion that (i) the terms of the Proposed Placement are on normal commercial terms and are fair and reasonable; and (ii) although the Proposed Placement is not conducted in the ordinary and usual course of business of the Guotai Junan Group, it is in the interests of the Guotai Junan Group and the Guotai Junan Shareholders as a whole. Accordingly, we recommend the Guotai Junan IBC to advise the Independent Guotai Junan Shareholders to vote in favour of the resolutions in relation to the Proposed Placement to be proposed at the Guotai Junan EGM and we recommend the Independent Guotai Junan Shareholders to vote in favour of the resolutions in this regard.

Yours faithfully,
For and on behalf of
Gram Capital Limited Graham Lam
Managing Director

Note:	Mr. Graham Lam is a licensed person registered with the Securities and Futures Commission and a responsible officer of Gram Capital Limited to carry out Type 6 (advising on corporate finance) regulated activity under the SFO. He has around 30 years of experience in investment banking industry.

LETTER FROM HAITONG BOARD

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 06837)

Executive Directors:	Registered Office:
Mr. Zhou Jie (Chairman)	No. 689 Guangdong Road
Mr. Li Jun (General manager)	Shanghai
Mr. Han Jianxin	the PRC

Non-executive Directors:	Business Address:
Mr. Tu Xuanxuan	Haitong Bund Finance Plaza
Mr. Shi Lei	No. 888 South Zhongshan Road
Ms. Xiao Hehua	Huangpu District
Mr. Xu Jianguo	Shanghai
the PRC

Independent Non-executive Directors:	Principal Place of Business in Hong Kong:
Mr. Zhou Yu	15/F, One Island South
Mr. Fan Ren Da Anthony	2 Heung Yip Road
Mr. Mao Fugen	Wong Chuk Hang
Mr. Mao Huigang	Hong Kong

22 November 2024

To Shareholders

Dear Sir or Madam,

1	INTRODUCTION

Guotai Junan Securities and Haitong Securities entered into the Cooperation Agreement on 5 September 2024 in relation to the Proposed Merger. Further to the Cooperation Agreement, on 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger. Guided by the principles of combining the strengths of two well-recognised and renowned businesses in the sector, achieving synergies and implementing a merger of equals, Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share-for-share exchange. Through the Proposed Merger, Guotai Junan Securities and Haitong Securities are committed to enriching the advancement of the financial system and services of China and the promotion of Shanghai’s strategic role as an international financial centre, and becoming a global leader in terms of strategic capabilities, professionalism, corporate governance, compliance, risk management, talents and industry culture, by benchmarking with international peers. Upon implementation, the Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares, respectively, in exchange for all of the issued shares of Haitong Securities. To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company and replenish the working capital, the Proposed Placement will be undertaken concurrently with the Share Exchange.

LETTER FROM HAITONG BOARD

Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities. Following Closing, the Post-Merger Company will adopt a new company name and will implement a series of measures to establish a new corporate governance and management structure, development strategy and corporate culture in accordance with Applicable Laws and the specific circumstances of the Proposed Merger.

Upon satisfaction of all the Conditions to the Proposed Merger, Haitong Securities will also apply to the Hong Kong Stock Exchange and SSE for a voluntary withdrawal of the listing of relevant Haitong Shares from the Hong Kong Stock Exchange and SSE.

The purpose of this Joint Circular is to provide you with, amongst other things:

(i)	further details and other matters in respect of the Merger Agreement, the Proposed Merger and the Proposed Placement;

(ii)	relevant information in relation to the Post-Merger Company;

(iii)	a letter of advice issued by the Haitong IFA to the Haitong IBC in respect of the Proposed Merger and the Proposed Placement;

(iv)	recommendations and advice from the Haitong IBC in respect of the Proposed Merger and the Proposed Placement; and

(v)	notices for the Haitong EGM and the Haitong H Shareholders’ Class Meeting to be convened to consider and, if thought fit, approve the Merger Agreement, the Proposed Merger, the Proposed Placement and the relevant arrangements.

LETTER FROM HAITONG BOARD

2	TERMS AND INFORMATION OF THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

Your attention is drawn to the key terms and information of the Proposed Merger and the Proposed Placement as set out in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular, which form part of this letter and are incorporated by reference into this letter. This letter should be read in conjunction with the full text of the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

With regards to the intention of Guotai Junan Securities as set out in “11. Business Strategies, Strategic Objectives and Specific Measures of the Post-Merger Company” and “9. Arrangements for Employees under the Proposed Merger” in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, the Haitong Board is of the view that the plans for Haitong Securities and its employees are fair and reasonable and in the interests of Haitong Securities’ employees.

3	SPECIAL RESOLUTIONS TO BE PROPOSED AT THE HAITONG EGM AND HAITONG H SHAREHOLDERS’ CLASS MEETING

Haitong Board has resolved to propose the following resolutions at the Haitong EGM and Haitong H Shareholders’ Class Meeting, as applicable, to approve the proposals of the Proposed Merger (including the Special Deal) and the Proposed Placement, details of which are set out below:

(1)	A resolution will be proposed at the Haitong EGM to approve that the Proposed Merger has complied with the requirements of the relevant laws and regulations in relation to the material asset restructuring of listed companies pursuant to the PRC Securities Law, the Administrative Measures for Restructuring, the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings, the Guideline No. 6 of Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring, the Rules of the Shanghai Stock Exchange on Review of Material Asset Restructuring of Listed Companies and other laws and regulations.

(2)	A resolution will be proposed at the Haitong EGM and Haitong H Shareholders’ Class Meeting to approve the proposal of the Proposed Merger and the Proposed Placement:

Details of the Proposed Merger

(a)	Parties to the Proposed Merger: Guotai Junan Securities and Haitong Securities.

LETTER FROM HAITONG BOARD

(b)	Method of the Proposed Merger: the Proposed Merger will be implemented by Guotai Junan Securities merging with Haitong Securities by way of absorption and a share-for-share exchange, namely: Guotai Junan Securities will issue Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares; Guotai Junan Securities will apply to have the Guotai Junan A Shares and Guotai Junan H Shares to be issued under the Proposed Merger listed and traded on the SSE and the Hong Kong Stock Exchange, respectively; and the Haitong A Shares and Haitong H Shares will be delisted and cancelled.

(c)	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange: Guotai Junan Securities will issue Guotai Junan A Shares (with a RMB denominated par value of RMB1.00 each) to the Haitong Share- Exchange Shareholders holding A shares; and Guotai Junan H Shares (with a RMB denominated par value of RMB1.00 each) to the Haitong Share- Exchange Shareholders holding H shares.

(d)	Share Exchange targets and Record Date for Share Exchange: the targets of the Share Exchange are all registered Haitong Shareholders on the register of shareholders after market closes on the Record Date for Share Exchange. As at the Record Date for Share Exchange, Haitong A Shares and Haitong H Shares held by those Haitong Shareholders who have not declared, have partially declared, have been ineligible to declare or have invalidly declared the exercise of the Haitong Put Option, and Haitong Shares held by the Haitong Put Option Provider(s) as a result of their provision of the Haitong Put Option will all be exchanged into Guotai Junan Shares issued for the Proposed Merger based on the Exchange Ratio.

(e)	Exchange price and Exchange Ratio: having taken into account the Market Reference Prices of the A shares of Guotai Junan Securities and Haitong Securities, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, respectively, the exchange price of Guotai Junan A Shares is RMB13.83 per share and the exchange price of Haitong A Shares is RMB8.57 per share, which leads to the Exchange Ratio of 0.62:1; and the exchange price of Guotai Junan H Shares is HK$7.73 per share and the exchange price of Haitong H Shares is HK$4.79 per share, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares.

(f)	Number of Guotai Junan Shares to be issued under the Share Exchange: based on the Exchange Ratio, Guotai Junan Securities will issue 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares for the Share Exchange.

LETTER FROM HAITONG BOARD

(g)	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange: the Guotai Junan A Shares to be issued under the Share Exchange will be listed and traded on the main board of the SSE; and the Guotai Junan H Shares to be issued under the Share Exchange will be listed and traded on the main board of the Hong Kong Stock Exchange.

(h)	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions: for Haitong Shares that are subject to pledges, freezing orders or other legal restrictions on transfer, such Haitong Shares will be converted into Guotai Junan Shares during the Share Exchange. The pledges, freezing orders or other restrictions will continue to be effective on the corresponding Guotai Junan Shares issued under the Share Exchange. The treasury Haitong A Shares will also be exchanged for Guotai Junan A Shares under the Share Exchange and the Proposed Merger and will become treasury shares of the Post-Merger Company upon Closing.

(i)	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders: to protect the interests of the Guotai Junan Shareholders, Guotai Junan Put Options will be provided to the Guotai Junan Dissenting Shareholders, details of which are set out in the paragraph headed “2. Terms of the Proposed Merger – (3) Put Options and Dissenting Shareholders who Exercise the Put Options” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

(j)	Protection mechanism for the interests of Haitong Dissenting Shareholders (including the Special Deal): to protect the interests of the Haitong Shareholders, Haitong Put Options will be provided to the Haitong Dissenting Shareholders, details of which are set out in the paragraph headed “2. Terms of the Proposed Merger – (3) Put Options and Dissenting Shareholders who Exercise the Put Options” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

(k)	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement: Guotai Junan Securities and Haitong Securities will undertake the procedures relating to creditors’ notification and announcement in accordance with the relevant laws and regulations, and will, based on the requests raised by their respective creditors within the statutory period, either make or provide or cause a third party to make or provide early repayment or provide separate guarantee to such creditors for their indebtedness in accordance with the applicable laws and regulations.

LETTER FROM HAITONG BOARD

(l)	Transfer of assets: following the Closing Date, the ownership of all assets of Haitong Securities (including but not limited to all land, real estate, trademarks, patents, software copyrights, franchise rights, projects under construction and other assets) and the rights, interests, liabilities and obligations related to it shall be assumed by the Post-Merger Company.

(m)	Arrangements for employees: following the Closing Date, the employment contracts of all employees of Guotai Junan Securities (including those of its branches and business departments) will continue with the Post-Merger Company and the employment contracts of all employees of Haitong Securities (including those of its branches and business departments) will be assumed by and continue with the Post-Merger Company.

(n)	Arrangements for the Transitional Period: during the Transitional Period, except for matters that have been agreed in writing in advance between, or have been or should have been known to, Guotai Junan Securities and Haitong Securities, Guotai Junan Securities and Haitong Securities shall maintain stability in their assets, businesses, employees and operations and operate independently in accordance with their past practices and operating methods. Guotai Junan Securities and Haitong Securities will not make any significant decisions that are inconsistent with its ordinary course of business nor engage in any activities that may give rise to significant debts, obligations, or liabilities, and that may have a material adverse effect on their operations and financial condition.

(o)	Arrangements for profit distribution and accumulated profits: save for the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend, before the Closing Date, Guotai Junan Securities and Haitong Securities shall not undertake any ex-rights or ex-dividend actions such as distribution of profits, conversion and capitalisation of reserves into share capital and rights issues. Any accumulated profits of Guotai Junan Securities and Haitong Securities which remain undistributed up to the Closing Date shall be shared for the benefit of the new and existing shareholders of the Post-Merger Company according to their shareholding ratio. After the Closing Date, the Post-Merger Company will consider and make arrangements for profit distribution by comprehensively taking into account factors including net profits for the year and cashflow requirements as a whole.

Details of the Proposed Placement

(a)	Fundraising amount under the Proposed Placement: Up to RMB10 billion.

(b)	Class and par value of the Placement A Shares: Placement A Shares are A shares with a RMB denominated par value of RMB1.00 each.

LETTER FROM HAITONG BOARD

(c)	Pricing basis, date of pricing and issue price of the Placement A Shares: The date of pricing of the Proposed Placement is the date of the announcement of the resolutions of the 28th extraordinary meeting of the sixth session of the Guotai Junan Board. The issue price of the Proposed Placement shall not be lower than the higher of (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of pricing and (b) the audited net asset value per share attributable to ordinary shareholders of the parent company of Guotai Junan Securities as of the end of the most recent year to the date of the pricing. If Guotai Junan Securities undertakes any ex-rights or ex-dividend event from the balance sheet date to the issue date, the net asset value per share will be adjusted accordingly. According to such pricing basis, after deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend, the issue price has been set at a fixed price of RMB15.97 per Placement A Share.

(d)	Issuance targets and method of subscription of the Proposed Placement: the Subscriber will subscribe for all the Placement A Shares in cash.

(e)	Number of the Placement A Shares to be issued: up to RMB10 billion. Based on the issue price of RMB15.97 per Placement A Share, the number of Placement A Shares shall be up to 626,174,076 shares.

(f)	Place of listing of the Placement A Shares to be issued: upon expiry of the lock-up period, Placement A Shares will be listed and traded on the main board of the SSE.

(g)	Lock-up period for the Placement A Shares to be issued: the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall not be transferred for a period of 60 months from the completion date of the issue of A shares, except for transfer permitted by Applicable Laws. Any additional shares as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital shall also be subject to the aforementioned lock-up period.

(h)	Use of proceeds of the Proposed Placement: intended to be used for purposes including international business, trading and investment business, digitalisation and replenishing working capital (after deducting intermediaries’ fees, the transaction taxes and other expenses related to the Proposed Merger and the Proposed Placement).

(i)	Arrangements for profit distribution and accumulated profits: any accumulated profits prior to the completion of the Proposed Placement shall be for the benefit of the new and existing shareholders according to their shareholding ratio after the Proposed Placement.

LETTER FROM HAITONG BOARD

Effective period of the resolution

The resolution shall be effective for 12 months from the date of its approval by Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting.

(3)	A resolution will be proposed at the Haitong EGM regarding the MAR Report and its extract prepared in accordance with the Administrative Measures for Restructuring, the Standards for the Contents and Formats of Information Disclosure by Companies Offering Securities to the Public No. 26 – Material Asset Restructurings of Listed Companies and other laws and regulations.

(4)	A resolution will be proposed at the Haitong EGM and Haitong H Shareholders’ Class Meeting regarding the execution of the Merger Agreement, which included terms and arrangements including the Proposed Merger, the Guotai Junan Put Option, the Haitong Put Option, the arrangements during the Transitional Period, the disposal of debts involved in the Proposed Merger, the arrangement for employees, Closing of the Proposed Merger, effectiveness and termination of the Merger Agreement, liabilities for breach of the Merger Agreement, governing law and dispute resolution.

(5)	A resolution will be proposed at the Haitong EGM regarding that the Proposed Merger constitutes material asset restructuring of Haitong Securities pursuant to the 2023 audit reports of Haitong Securities and Guotai Junan Securities.

(6)	A resolution will be proposed at the Haitong EGM regarding that the Proposed Merger does not constitute a related party transaction of Haitong Securities.

(7)	A resolution will be proposed at the Haitong EGM regarding that the Proposed Merger and the Proposed Placement have complied with the requirements under section 11 of the Administrative Measures for Restructuring.

(8)	A resolution will be proposed at the Haitong EGM regarding that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.

(9)	A resolution will be proposed at the Haitong EGM regarding that the Proposed Merger and the Proposed Placement will not lead to a change in control of Guotai Junan Securities, and that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring.

LETTER FROM HAITONG BOARD

(10)	A resolution will be proposed at the Haitong EGM regarding the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.

(11)	A resolution will be proposed at the Haitong EGM regarding that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guideline No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guideline No. 6 of Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.

(12)	A resolution will be proposed at the Haitong EGM regarding that there was no purchase or sale of assets that needs to be included in the cumulative calculation of relevant indicators for the Proposed Merger and the Proposed Placement within the 12 months before the Proposed Merger and the Proposed Placement.

(13)	A resolution will be proposed at the Haitong EGM regarding the audit report and financial statements of Haitong Securities for the year ended 31 December 2022 to the nine months ended 30 September 2024 issued by BDO China Shu Lun Pan Certified Public Accountants LLP, as well as the financial statements for the nine months ended 30 September 2024 prepared by Haitong Securities in accordance with the IFRS and the corresponding audit report issued by Deloitte Touche Tohmatsu, both prepared in relation to the Proposed Merger and the Proposed Placement, the contents of which are respectively set out in the Material Information Announcement published by Haitong Securities and Appendix II in this Joint Circular.

(14)	A resolution will be proposed at the Haitong EGM to approve the BOCI (China) Valuation Report issued by BOCI (China) in relation to the Proposed Merger and the Proposed Placement, prepared in accordance with the Administrative Measures for Restructuring and other applicable PRC rules and regulations, the full text of which is set out in the Material Information Announcement published by Haitong Securities.

(15)	A resolution will be proposed at the Haitong EGM regarding the independence of BOCI (China) as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation, and the fairness of the valuation, details of which are set out in the Material Information Announcement published by Haitong Securities.

LETTER FROM HAITONG BOARD

(16)	A resolution will be proposed at the Haitong EGM and Haitong H Shareholders’ Class Meeting regarding that Haitong Board be authorised, and such authority be delegated to its authorised operational management, to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement in accordance with Applicable Laws, details of which are set out below:

“In order to ensure the smooth progress of the matters relating to the Proposed Merger and the Proposed Placement, in accordance with the PRC Company Law, the PRC Securities Law, Measures for the Administration of Material Asset Restructurings of Listed Companies and other laws and regulations as well as Haitong Articles, it is proposed by the Haitong Board that, at Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, the Haitong Board be authorised, and Haitong Board be authorised to delegate such authority to the operational management of Haitong Securities to deal with all matters relating to the Proposed Merger and the Proposed Placement at their sole discretion as permitted by the relevant laws and regulations, including but not limited to:

(a)	according to requirements of relevant laws and regulations and regulatory documents and the review by relevant regulatory or supervising authorities in respect of the Proposed Merger and the Proposed Placement and taking into account the actual situation of Haitong Securities, and on the condition of not going beyond the resolutions passed at the Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, to make any necessary amendments and adjustments to the proposal relating to the Proposed Merger and the Proposed Placement (other than matters which are required under relevant laws and regulations and Haitong Articles to be re-voted on at the general meetings of Haitong Securities), and entering into the relevant supplemental agreements (if required);

(b)	as for the matters relating to the Proposed Merger and the Proposed Placement, on the condition of not going beyond the resolutions passed at the Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting, to handle all procedures of reviews, registration, filing, approval, consent, reporting and notification involved in the Proposed Merger and the Proposed Placement; to prepare, sign, execute, amend, submit and announce all documents related to the Proposed Merger and the Proposed Placement (including but not limited to the agreements and application documents, circular and other documents involved in the Proposed Merger and the Proposed Placement), and supplement or adjust the filed documents in accordance with the review by relevant regulatory or supervising authorities; to handle all domestic and overseas information disclosure matters related to the Proposed Merger and the Proposed Placement; to respond to comments or enquiries from relevant regulatory departments; and to ratify such documents relating to the Proposed Merger and the Proposed Placement submitted to,procedures carried out and communication made with the relevant departments and bodies prior to the date on which this resolution was approved; to make corresponding adjustments to the exchange price and Exchange Ratio due to any ex-rights or ex-dividend actions made to Haitong Shares during the period from the date of announcement of the first board resolution approving the Proposed Merger and the Proposed Placement to the Closing Date, and in accordance with applicable laws or regulations or requirements of the relevant Governmental Authorities, and to carry out the relevant procedures; and to make a resolution on the dissolution and cancellation of Haitong Securities and to go through the relevant procedures after the Proposed Merger and the Proposed Placement is approved by, filed and registered with the stock exchanges and the CSRC and the relevant domestic and foreign Governmental Authorities;

LETTER FROM HAITONG BOARD

(c)	to determine and announce the implementation proposal for the protection mechanism of the interests of the Haitong Dissenting Shareholders involved in the Proposed Merger, and to implement the proposal; to make corresponding adjustments to the put option price of the Haitong Put Option due to any ex-rights or ex-dividend actions occurring between the reference date for determining the put option price and the Closing Date or the occurrence of any adjustment to the right of the Haitong Dissenting Shareholders to exercise the cash put option (if any) as stipulated in the proposal of the Proposed Merger and the Proposed Placement or pursuant to relevant laws and regulations or requirements of the relevant regulatory authorities;

(d)	to handle the registration procedures regarding the Proposed Merger and the Proposed Placement with or by the relevant managing departments, and the procedures for the transfer of all assets, liabilities, business, employees, contracts, qualifications and all other rights and obligations of Haitong Securities, including but not limited to the execution of relevant legal documents;

(e)	to handle the execution and implementation of the proposal in the Proposed Merger and the Proposed Placement for the protection of the interests of the domestic and overseas creditors (including doing all such acts and things, signing and executing all such documents, deeds and instruments in respect of any transactions contemplated under the Merger Agreement and in respect of any such transactions as it may deem necessary, appropriate and in the interests of Haitong Securities, and making applications with the relevant regulatory authorities and adopting relevant measures, etc.);

(f)	to handle the execution and implementation of the Share Exchange under the Proposed Merger and the Proposed Placement;

LETTER FROM HAITONG BOARD

(g)	to handle the delisting of Haitong H Shares from the Hong Kong Stock Exchange and Haitong A Shares from the SSE resulting from the Proposed Merger and the Proposed Placement;

(h)	to engage H share and A share intermediaries, including independent financial advisers, financial advisers, legal advisers, audit organisations and valuers, in relation to the Proposed Merger and the Proposed Placement; and

(i)	to carry out all actions and matters on behalf of Haitong Securities that it considers relevant, necessary or appropriate to implement the Proposed Merger and the Proposed Placement.

The aforementioned authorisation shall be effective for 12 months from the date of its approval by the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting.”

The aforesaid resolutions have been considered and approved by Haitong Board and supervisory committee of Haitong Securities on 9 October 2024 and 21 November 2024 respectively and are hereby proposed at the Haitong EGM and the Haitong H Shareholders’ Class Meeting, as applicable, as special resolutions for consideration and approval.

4	IMPLICATIONS UNDER THE TAKEOVERS CODE IN RESPECT OF THE PROPOSED MERGER FOR HAITONG SECURITIES

In respect of Haitong Securities – the Merger Agreement and the Proposed Merger

In compliance with Rule 2.10 of the Takeovers Code, the Merger Agreement and the Proposed Merger are conditional on (i) the approval by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H Shares held by the Disinterested Haitong H Shareholders. As at the Latest Practicable Date, none of Guotai Junan Securities or Guotai Junan Concert Parties holds any Haitong H Shares.

Under the Haitong Articles, all of the special resolutions in respect of the Proposed Merger and the Proposed Placement at the Haitong EGM, Haitong A Shareholders’ Class Meeting and Haitong H Shareholders’ Class Meeting are required to be passed by a majority of more than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting. The Applicable Laws of the PRC do not require any Haitong Shareholders to abstain from voting in respect of the Proposed Merger and the Proposed Placement in the Haitong EGM, Haitong A Shareholders’ Class Meeting or Haitong H Shareholders’ Class Meeting.

LETTER FROM HAITONG BOARD

Guotai Junan Securities (and its subsidiaries) hold certain Haitong A Shares amounting to approximately 0.14% of the total issued shares of Haitong Securities in its ordinary course of business and are required to abstain from voting on all resolutions at the Haitong EGM and Haitong A Shareholders’ Class Meeting under the Applicable Laws of Hong Kong.

Under the Applicable Laws of the PRC, there are no restrictions imposed on any Haitong H Shareholder to cast votes on the relevant resolutions at the Haitong H Shareholders’ Class Meeting. Any votes cast by a Haitong Shareholder who is not a Disinterested Haitong H Shareholder on the special resolutions relating to the Merger Agreement and the Proposed Merger (i.e. resolution number 1.1, including all sub-resolutions thereunder, and resolution numbers 1.3, 2 and 3) at the Haitong H Shareholders’ Class Meeting will not be counted towards votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders for the purposes of Rule 2.10 of the Takeovers Code.

In respect of the BOCI Asia Haitong Put Option Arrangement as the Special Deal

The BOCI Asia Haitong Put Option Arrangement is not extended to all Haitong Shareholders, and is therefore considered as the Special Deal. As the Special Deal is not capable of being extended to all Haitong Shareholders, it is subject to the consent of the Executive and the approval by Independent Haitong Shareholders. For further details, please refer to the section headed “(3) Put Options and Dissenting Shareholders who Exercise the Put Options – Implications under Takeovers Code – BOCI Asia Haitong Put Option Arrangement as the Special Deal” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular.

An application has been made to the Executive for consent to proceed with the Special Deal under Rule 25 of the Takeovers Code. Such consent, if granted, will be subject to (i) the Haitong IFA publicly stating in its opinion that the terms of the Special Deal are fair and reasonable, and (ii) the approval of the Special Deal by the Independent Haitong Shareholders at the Haitong EGM. A sub-resolution with respect to the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) will be put forward at the Haitong EGM for consideration, and if thought fit, approval as special resolutions by the requisite Haitong Shareholders under the Applicable Laws of the PRC. For the purposes of Rule 25 of the Takeovers Code, any votes cast by a Haitong Shareholder who is not an Independent Haitong Shareholder on the special resolution concerning the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) at the Haitong EGM will not be counted towards votes attaching to the Haitong Shares held by the Independent Haitong Shareholders.

LETTER FROM HAITONG BOARD

In respect of Haitong UT Leasing

As at the Latest Practicable Date, Haitong Securities indirectly holds approximately 85%of the total issued shares of Haitong UT Leasing. For the purposes of the Takeovers Code, the Proposed Merger will effectively result in the Post-Merger Company acquiring statutory control (as defined under the Takeovers Code) in Haitong UT Leasing upon Closing. An application has been made to the Executive for a confirmation that the Proposed Merger will not trigger a mandatory general offer obligation for the shares of Haitong UT Leasing. The Executive confirmed that no mandatory general offer obligation for the shares of Haitong UT Leasing will be triggered as a result of the Proposed Merger under Note 8 to Rule 26.1 of the Takeovers Code.

5	HAITONG IBC AND HAITONG IFA FOR THE PROPOSED MERGER AND THE PROPOSED PLACEMENT

The Haitong Board and the supervisory committee of Haitong Securities approved the Proposed Merger, the Proposed Placement and its related matters at its respective board and supervisory committee meeting held on 9 October 2024. The approval of the resolutions of the Proposed Merger and the Proposed Placement will have a validity period of 12 months from the date of the relevant approvals of the Proposed Merger and the Proposed Placement at the Haitong EGM, Haitong H Shareholders’ Class Meeting and Haitong A Shareholders’ Class Meeting.

To consider the Proposed Merger and the Proposed Placement, the Haitong Board has established the Haitong IBC, which comprises all of the non-executive directors and independent non-executive directors of Haitong Securities, being Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang. The Haitong IBC will advise the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders as to: (a) whether the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable; and (b) whether to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the relevant shareholders’ class meetings. Please refer to the section headed “Letter from Haitong IBC” in this Joint Circular for details.

The Haitong IBC has approved and appointed Altus Capital Limited as its independent financial adviser to provide advice to the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and Proposed Placement. For the opinions and advice of the Haitong IFA, please refer to the section headed “Letter from Haitong IFA” in this Joint Circular.

LETTER FROM HAITONG BOARD

6	HAITONG EGM AND HAITONG H SHAREHOLDERS’ CLASS MEETING

Haitong Securities will convene the Haitong EGM, the Haitong A Shareholders’ Class Meeting and the Haitong H Shareholders’ Class Meeting for Haitong Shareholders to consider and, if thought fit, approve matters including the Proposed Merger (including the Special Deal), the Proposed Placement and the withdrawal of listing of Haitong H Shares from the Hong Kong Stock Exchange (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong H Shareholders’ Class Meeting) and the withdrawal of listing of Haitong A Shares from the SSE (to be approved as part of the Proposed Merger at the Haitong EGM and Haitong A Shareholders’ Class Meeting). The Haitong EGM will be held at 1:30 p.m. on Friday,13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, PRC. A notice of the Haitong EGM is set out on pages N-6 to N-10 of this Joint Circular. The Haitong H Shareholders’ Class Meeting will be held at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road,Shanghai, PRC immediately following the conclusion of the Haitong EGM and the Haitong A Shareholders’ Class Meeting or any adjournment thereof. A notice of the Haitong H Shareholders’ Class Meeting is set out on pages N-11 to N-14 of this Joint Circular.

Suspension of Registration of Share Transfers

The register of members of Haitong H Shares will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which time no share transfers of Haitong H Shares will be effected. Holders of shares registered as Haitong H Shareholders on the H share register of members of Haitong Securities on Friday, 13 December 2024 are entitled to attend and vote in respect of all resolutions to be proposed at the Haitong EGM and the Haitong H Shareholders’ Class Meeting. In order to attend the Haitong EGM and the Haitong H Shareholders’ Class Meeting, holders of Haitong H Shares should ensure that the relevant share certificates, accompanied by all transfer documents, have been lodged with the H share registrar of Haitong Securities at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong at no later than 4:30 p.m. on Monday, 9 December 2024.

For reference purpose only, the record date for determining the eligibility of holders of Haitong A Shares for attending the Haitong EGM and/or the Haitong A Shareholders’ Class Meeting is Monday, 9 December 2024. For more details, please refer to the notices of the Haitong EGM and the Haitong A Shareholders’ Class Meeting published on the website of the SSE (http://www.sse.com.cn).

Proxy Forms

The forms of proxy for the Haitong EGM and the Haitong H Shareholders’ Class Meeting have been published on the website of Hong Kong Stock Exchange (www.hkexnews.hk).

LETTER FROM HAITONG BOARD

Whether or not you intend to attend the Haitong EGM or the Haitong H Shareholders’ Class Meeting, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. To be valid, for holders of Haitong H Shares, the form of proxy and notarised power of attorney or other documents of authorisation must be delivered to the H share registrar of Haitong Securities not less than 24 hours before the time appointed for holding the Haitong EGM and the Haitong H Shareholders’ Class Meeting (i.e. 1:30 p.m. and 2:30 p.m. on Thursday, 12 December 2024) or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting at the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting in person.

Voting at the Haitong EGM and the Haitong H Shareholders’ Class Meeting

According to Rule 13.39(4) of the Hong Kong Listing Rules and Rule 2.9 of the Takeovers Code, any vote of shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Accordingly, the chairman of the Haitong EGM and/or Haitong H Shareholders’ Class Meeting will demand a poll in relation to all the proposed resolutions at the Haitong EGM and/or Haitong H Shareholders’ Class Meeting in accordance with Article 122 of the Haitong Articles.

In addition, Haitong Securities reminds all Haitong Shareholders that physical attendance in person at the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting is not necessary for the purpose of exercising voting rights. Haitong Shareholders may appoint the chairman of the relevant meetings as their proxy to vote according to their indicated voting instructions as an alternative to attending the Haitong EGM and/or the Haitong H Shareholders’ Class Meeting in person.

In respect of Haitong Securities – the Merger Agreement and the Proposed Merger

The Applicable Laws of the PRC do not require any Haitong Shareholders to abstain from voting in respect of the Proposed Merger and the Proposed Placement in the Haitong EGM, Haitong A Shareholders’ Class Meeting or Haitong H Shareholders’ Class Meeting.

Guotai Junan Securities (and its subsidiaries) hold certain Haitong A Shares amounting to approximately 0.14% of the total issued shares of Haitong Securities in its ordinary course of business and are required to abstain from voting on all resolutions at the Haitong EGM and Haitong A Shareholders’ Class Meeting under the Applicable Laws of Hong Kong.

Under the Applicable Laws of the PRC, there are no restrictions imposed on any Haitong H Shareholder to cast votes on the relevant resolutions at the Haitong H Shareholders’ Class Meeting. Any votes cast by a Haitong Shareholder who is not a Disinterested Haitong H Shareholder on the special resolutions relating to the Merger Agreement and the Proposed Merger (i.e resolution number 1.1, including all sub-resolutions thereunder, and resolution numbers 1.3, 2 and 3) at the Haitong H Shareholders’ Class Meeting will not be counted towards votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders for the purposes of Rule 2.10 of the Takeovers Code.

LETTER FROM HAITONG BOARD

In respect of the BOCI Asia Haitong Put Option Arrangement as the Special Deal

A sub-resolution with respect to the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) will be put forward at the Haitong EGM for consideration, and if thought fit, approval as special resolutions by the requisite Haitong Shareholders under the Applicable Laws of the PRC. For the purposes of Rule 25 of the Takeovers Code, any votes cast by a Haitong Shareholder who is not an Independent Haitong Shareholder on the special resolution concerning the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) at the Haitong EGM will not be counted towards votes attaching to the Haitong Shares held by the Independent Haitong Shareholders.

7	TAXATION AND INDEPENDENT ADVICE

Haitong Shareholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of the Proposed Merger or the exercise of the Haitong Put Option. None of Haitong Securities or its directors, officers or associates or any other person involved in the Proposed Merger accepts responsibility (other than in respect of themselves, if applicable) for any taxation effects on, or liabilities of, any other persons in respect of the Proposed Merger or other implications of any exercise of the Haitong Put Option.

Hong Kong Stamp Duty

In respect of the exchange of Haitong H Shares for Guotai Junan H Shares, when the Guotai Junan H Shares are issued, Haitong H Shares will be cancelled. Therefore, the Share Exchange under the Proposed Merger does not involve the sale and purchase of Hong Kong stock, and in this respect only, no stamp duty will be payable pursuant to the Stamp Duty Ordinance, Chapter 117 of the Laws of Hong Kong.

For the Haitong Dissenting Shareholders who are holders of Haitong H Shares and who exercise the Haitong Put Option, Hong Kong stamp duty is payable at the rate of 0.1% of the consideration. The stamp duty payable will be deducted from the cash received by such Haitong Dissenting Shareholders who exercise the Haitong Put Option.

8	OVERSEAS SHAREHOLDERS

The proposal and implementation of the Proposed Merger to Haitong Shareholders who are not resident in Hong Kong may be subject to the laws of the relevant jurisdictions in which such Haitong Shareholders are located. Such overseas Haitong Shareholders should inform themselves about and observe any applicable legal, tax or regulatory requirements. It is the responsibility of any overseas Haitong Shareholders wishing to take any action in relation to the Proposed Merger to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with any other necessary formalities and the payment of any issue, transfer or other taxes in such jurisdiction.

LETTER FROM HAITONG BOARD

Any approval by the Haitong Shareholders will be deemed to constitute a representation and warranty from such persons to Haitong Securities and their respective advisers that those laws and regulatory requirements have been complied with. If you are in doubt as to your position, you should consult your professional advisers.

9	HAITONG DISSENTING SHAREHOLDERS WHOSE HAITONG H SHARES ARE HELD BY AGENT OR TRUSTEE OR HELD AS COLLATERAL

For Haitong Dissenting Shareholders whose Haitong H Shares are held by an agent or trustee or held as collateral, please refer to paragraph headed “13. Rights of Haitong Shareholders Dissenting from the Proposed Merger whose H Shares are held by Agent or Trustee or held as collateral” in Appendix VI to this Joint Circular.

10	VIEWS AND RECOMMENDATION OF HAITONG BOARD

Having taken into account the reasons for and purpose of the Proposed Merger and the Proposed Placement and its effects as set out in “10. Reasons and Benefits of the Proposed Merger and the Proposed Placement” in the section headed “Terms and Information of the Proposed Merger and the Proposed Placement” in this Joint Circular, the Haitong Board (other than members of the Haitong IBC, whose views pursuant to the Takeovers Code are given in the section headed “Letter from Haitong IBC” in this Joint Circular) is of the view that the terms of the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable and in the interests of Haitong Securities and its shareholders as a whole and have been decided through arm’s length negotiations by the parties. Having considered the terms of the Merger Agreement and taken into account advice from the Haitong IFA, the Haitong IBC is of the view that the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable so far as the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders are concerned; and it recommends the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

Therefore, the Haitong Board recommends that the Haitong Shareholders vote in favour of the resolutions in relation to the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the relevant shareholders’ class meetings.

11	OTHER INFORMATION

Your attention is drawn to other information set out in the Appendices to this Joint Circular.

By order of the board of
Haitong Securities Co., Ltd.
Mr. Zhou Jie
Chairman

LETTER FROM HAITONG IBC

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 06837)

Dear Independent Haitong Shareholders and the Disinterested Haitong H Shareholders,

22 November 2024

PROPOSED MERGER

AND PROPOSED PLACEMENT

Reference is made to the circular jointly issued by Haitong Securities Co., Ltd. (“Haitong Securities”) and Guotai Junan Securities Co., Ltd. dated 22 November 2024 in respect of the Proposed Merger and the Proposed Placement (the “Joint Circular”) of which this letter forms part. Terms defined in the Joint Circular shall have the same meanings in this letter unless the context otherwise requires.

We have been appointed by the Haitong Board as the members of the Haitong IBC to give a recommendation to the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement. We have appointed Altus Capital Limited as our independent financial adviser in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement.

Having considered the terms of the Proposed Merger (including the Special Deal) and the Proposed Placement and taken into account the advice of Altus Capital Limited, in particular the factors, reasons and recommendations set out in the letter from the Haitong IFA in the Joint Circular, we are of the view that the terms of the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable so far as the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders are concerned. Accordingly, we recommend the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders to vote in favour of the resolutions in relation to the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

LETTER FROM HAITONG IBC

We wish to draw the attention of the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders to (1) the letter from Haitong Board set out on pages 126 to 143 of the Joint Circular, (2) the letter from Haitong IFA set out on pages 146 to 211 of the Joint Circular, and (3) each of the Appendices to the Joint Circular.

Yours faithfully,
For and behalf of

Independent Board Committee of

Haitong Securities Co., Ltd.

Mr. TU Xuanxuan	Mr. SHI Lei	Ms. XIAO Hehua	Mr. XU Jianguo
Non-executive director	Non-executive director	Non-executive director	Non-executive director

Mr. ZHOU Yu	Mr. FAN Ren Da Anthony	Mr. MAO Fugen	Mr. MAO Huigang
Independent	Independent	Independent	Independent
non-executive director	non-executive director	non-executive director	non-executive director

LETTER FROM HAITONG IFA

Set out below is the text of a letter received from Altus Capital Limited, the independent financial adviser to the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement for the purpose of inclusion in the Joint Circular.

Altus Capital Limited

21 Wing Wo Street

Central

Hong Kong

22 November 2024

To the Haitong IBC

Haitong Securities Co., Ltd.

15/F, One Island South

2 Heung Yip Road

Wong Chuk Hang

Hong Kong

Dear Sir or Madam,

(1) PROPOSED MERGER AND SHARE EXCHANGE OF
GUOTAI JUNAN SECURITIES AND HAITONG SECURITIES

(2) MAJOR TRANSACTION AND SPECIFIC MANDATE FOR
GUOTAI JUNAN SECURITIES TO ISSUE A SHARES AND
H SHARES FOR THE PROPOSED MERGER

(3) CONNECTED TRANSACTION AND SPECIFIC MANDATE FOR THE

CONCURRENT ISSUANCE OF A SHARES BY GUOTAI JUNAN SECURITIES
UNDER THE PROPOSED PLACEMENT
AND

(4) SPECIAL DEAL

INTRODUCTION

We refer to our appointment as the independent financial adviser to advise the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement. Our appointment as the independent financial adviser has been approved by the Haitong IBC as set out in Joint Announcement dated 9 October 2024. Details of the Proposed Merger (including the Special Deal) and the Proposed Placement are set out in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular dated 22 November 2024, of which this letter forms part. Terms used in this letter shall have the same meanings as those defined in the Joint Circular unless the context requires otherwise.

LETTER FROM HAITONG IFA

Proposed Merger

On 9 October 2024, Guotai Junan Securities and Haitong Securities entered into the Merger Agreement with respect to the Proposed Merger which sets forth detailed terms and conditions for implementing the Proposed Merger.

The Proposed Merger will take the form of a merger by absorption by Guotai Junan Securities issuing, on the basis of a single Exchange Ratio, Guotai Junan A Shares and Guotai Junan H Shares to all the holders of Haitong A Shares and Haitong H Shares respectively, in exchange for all of the issued shares of Haitong Securities. Upon Closing, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities.

The Exchange Ratio, being 0.62:1 (rounded to two decimal places), has been agreed after arm’s length negotiations between Guotai Junan Securities and Haitong Securities by taking into account the Market Reference Prices of the A shares of the two companies, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend respectively.

For the interests of the Disinterested Haitong H Shareholders, this means that 1 Haitong H Share shall be exchanged for 0.62 Guotai Junan H Shares to be issued by Guotai Junan Securities.

Proposed Placement

To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company, and replenish the working capital, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share to the Subscriber for a total consideration of up to RMB10,000,000,000. In this regard, Guotai Junan Securities and the Subscriber entered into the Placement Subscription Agreement on 9 October 2024. The net proceeds from the Proposed Placement are intended to be used for international business, trading and investment business, digitalisation and replenishing working capital.

The Proposed Placement will be undertaken concurrently with the Share Exchange.

Special Deal

The BOCI Asia Haitong Put Option Arrangement is not extended to all Haitong Shareholders, and is therefore considered as the Special Deal. As the Special Deal is not capable of being extended to all Haitong Shareholders, it is subject to the consent of the Executive and the approval of the Independent Haitong Shareholders.

LETTER FROM HAITONG IFA

The Haitong IBC

The Haitong IBC, comprising all of the non-executive directors and independent non-executive directors of Haitong Securities, being Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua, Mr. XU Jianguo, Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang, has been established to make recommendations to the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders as to (i) whether the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable; and (ii) whether to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

THE INDEPENDENT FINANCIAL ADVISER

As the independent financial adviser with respect to the Proposed Merger and the Proposed Placement, our role is to advise the Haitong IBC as to (i) whether the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable; and (ii) whether the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders should vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

We (i) are not associated or connected, financial or otherwise, with Haitong Securities or Guotai Junan Securities, their respective controlling shareholders or any parties acting, or presumed to be acting, in concert with any of them; and (ii) save that we were previously engaged as the independent financial adviser in relation to the privatisation of Haitong International Securities Group Limited (stock code: 665 (delisted)) (“Haitong International Securities”), being a subsidiary of Haitong Securities and the details of which are set out in Haitong International Securities’ scheme document dated 22 November 2023, we have not acted as the financial adviser or independent financial adviser in relation to any transaction of Haitong Securities or Guotai Junan Securities, their respective controlling shareholders or any parties acting in concert with any of them in the last two years prior to the date of the Joint Circular.

Pursuant to Rule 13.84 of the Listing Rules and Rule 2 of the Takeovers Code, and given that (i) remuneration for our engagement to opine on the Proposed Merger (including the Special Deal) and the Proposed Placement is at market level and not conditional upon the outcome of the Proposed Merger (including the Special Deal) and the Proposed Placement; (ii) no arrangement exists whereby we shall receive any fees or benefits from Haitong Securities (other than our said remuneration) or Guotai Junan Securities, their respective controlling shareholders or any parties acting in concert with any of them; and (iii) our engagement is on normal commercial terms and approved by the Haitong IBC, we are independent of Haitong Securities or Guotai Junan Securities, their respective controlling shareholders or any parties acting in concert with any of them and can act as the independent financial adviser to the Haitong IBC in respect of the Proposed Merger (including the Special Deal) and the Proposed Placement.

LETTER FROM HAITONG IFA

BASIS OF OUR ADVICE

In formulating our opinion, we have reviewed, amongst others (i) the Joint Announcement; (ii) the audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024 as set out in Appendix II to the Joint Circular; (iii) the interim report of Haitong Securities for the six months ended 30 June 2024 (the “Haitong 2024 Interim Report”); (iv) the annual report of Haitong Securities for the year ended 31 December 2023 (the “Haitong 2023 Annual Report”); (v) the quarterly report of Guotai Junan for the nine months ended 30 September 2024 (the “Guotai Junan 2024 Third Quarterly Report”); (vi) the interim report of Guotai Junan Securities for the six months ended 30 June 2024 (the “Guotai Junan 2024 Interim Report”); (vii) the annual report of Guotai Junan for the year ended 31 December 2023 (the “Guotai Junan 2023 Annual Report”); and (viii) other information as set out in the Joint Circular.

We have relied on the statements, information, opinions and representations contained or referred to in the Joint Circular and/or provided to us by Haitong Securities, the Directors and the management of Haitong Securities (collectively the “Management”). We have assumed that all statements, information, opinions and representations contained or referred to in the Joint Circular and/or provided to us were true, accurate and complete in all material aspects at the time they were made and continued to be so as at the Latest Practicable Date. Haitong Securities will notify the Disinterested Haitong H Shareholders of any material changes to information contained or referred to in the Joint Circular as soon as practicable in accordance with Rule 9.1 of the Takeovers Code. The Disinterested Haitong H Shareholders will also be informed as soon as practicable when there are any material changes to the information contained or referred to herein as well as changes to our opinion, if any, after the Latest Practicable Date, and before the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

We have no reason to believe that any statements, information, opinions or representations relied on by us in forming our opinion is untrue, inaccurate or misleading, nor are we aware of any material fact the omission of which would render the statements, information, opinions or representations provided to us untrue, inaccurate or misleading. We have assumed that all the statements, information, opinions and representations for matters relating to Haitong Securities contained or referred to in the Joint Circular, and information relating to Haitong Securities provided to us by Haitong Securities and the Management have been reasonably made after due and careful enquiry. We have relied on such statements, information, opinions and representations and consider that we have been provided with and have reviewed sufficient information to reach an informed view and to provide a reasonable basis for our opinion. We have not conducted any independent investigation into the business, financial conditions and affairs or the future prospects of the Haitong Group.

We have not considered the taxation implications on the Disinterested Haitong H Shareholders arising from approval or disapproval of the Proposed Merger, if any, and therefore we will not accept responsibility for any tax effect or liability that may potentially be incurred by the Disinterested Haitong H Shareholders as a result of the Proposed Merger. In particular, the Disinterested Haitong H Shareholders who are subject to Hong Kong or overseas taxation on dealings in securities are urged to seek their own professional advice on tax matters.

LETTER FROM HAITONG IFA

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our advice for the Proposed Merger and the Proposed Placement, we have taken into consideration, among other things, the following:

1.	Business and financial information of Haitong Securities

1.1.	Background of Haitong Securities

Haitong Securities is a listed company with its A shares listed on the SSE since 2007 and its H shares listed on the Hong Kong Stock Exchange since 2012. Haitong Securities’ primary businesses are wealth management, investment banking, asset management, trading and institutional client services and financial leasing.

1.2.	Historical financial performance of Haitong Securities

Set out below is a table summarising certain key financial information of the Haitong Group for its financial years ended 31 December (“FY”) 2022 and 2023 (“FY2022” and “FY2023”) and the six months ended 30 June 2023 and 2024 respectively (“1H2023” and “1H2024”), as extracted from the Haitong 2023 Annual Report and the Haitong 2024 Interim Report.

Consolidated statement of profit or loss

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Total revenue, gains and other income	41,980	41,765	26,027	17,593
Total expenses	(34,768)	(40,743)	(21,255)	(15,616)
Share of results of associates and joint ventures	787	544	480	(71)
Profit for the year/period attributable to equity holders of Haitong Securities	6,545	1,008	3,830	953

LETTER FROM HAITONG IFA

Breakdown by business segment and geographical segment

	FY2022			FY2023			1H2023			1H2024
RMB million	(audited) (restated)			(audited)			(unaudited)			(unaudited)
	Revenue	Segment results	Profit margin	Revenue	Segment results	Profit margin	Revenue	Segment results	Profit margin	Revenue	Segment results	Profit margin
			(%)			(%)			(%)			(%)
Wealth management	15,253	6,411	42.0	14,368	2,336	16.3	7,082	1,737	24.5	6,249	1,317	21.1
Investment banking	4,651	2,182	46.9	4,345	1,554	35.8	2,514	908	36.1	1,249	62	5.0
Asset management	2,858	1,197	41.9	2,476	931	37.6	1,182	328	27.7	1,103	420	38.1
Trading and institutional client services	4,465	(4,223)	(94.6)	5,316	(5,403)	(101.7)	6,040	912	15.1	4,193	(674)	(16.1)
Financial leasing	8,974	1,751	19.5	9,097	1,912	21.0	4,620	927	20.1	4,040	955	23.6
Others	5,779	(106)	(1.8)	6,163	(307)	(5.0)	4,589	(40)	(0.9)	759	(102)	(13.5)
Total revenue, gains and other income	41,980			41,765			26,027			17,593

Wealth management business revenue had overall decreased in FY2023 and 1H2024 due to lower securities broking fee income and decrease of financing business income respectively. Meanwhile, investment banking business revenue was particularly affected in 1H2024, due to a decrease in fund raised from IPOs (initial public offerings), leading to a decline in equity underwriting income.

Revenue of asset management business reduced in line with lower management fee rates in FY2023 and 1H2024. But Haitong Group had mitigated such impact through Asset Under Management (“AUM”) increases by promoting the transformation of businesses and function and continuously improving the level of product innovation and investment and research ability in 1H2024.

Trading and institutional client services segment revenue fluctuated over FY2023 and 1H2024 due to fluctuation of market. This business segment recorded relatively large losses mainly in the overseas business due to fair value changes of the investment securities held as well as increase in finance costs under the high interest rate environment.

Financial leasing business remained stable during the periods as Haitong Group managed to seize opportunities during market recovery by focusing on serving national strategy and serving the real economy which pertains to the production, purchase and flow of goods and services within the economy; in contrast with the financial economy which focuses on transactions of money and other financial assets.

Overall, total revenue, gains and other income remained stable in FY2023 compared with FY2022 but experienced a more pronounced decline in 1H2024 compared with 1H2023 due to the combination of reasons above.

LETTER FROM HAITONG IFA

RMB million	FY2022		FY2023		1H2023		1H2024
	Revenue	Profit margin	Revenue	Profit margin	Revenue	Profit margin	Revenue	Profit margin
		(%)		(%)		(%)		(%)
Domestic business	32,957	33.4	32,255	21.2	18,666	24.7	12,858	26.7
Overseas business	9,023	(41.9)	9,510	(61.0)	7,361	2.3	4,735	(30.6)
Total revenue, gains and other income	41,980	17.2	41,765	2.5	26,027	18.3	17,593	11.2

During FY2023 and 1H2024, Haitong Group’s profitable domestic business was negatively impacted by losses of its overseas business, in particular in Hong Kong due to fair value changes of the investment securities held as well as increase in finance costs under the high interest rate environment.

(I)	Wealth management business

During FY2023, Haitong Group continued its focus on the main theme of serving national strategies and the real economy and had acted on the general principle of pursuing progress while ensuring stability. On the backdrop of a volatile market with low trading liquidity, securities companies saw decrease in brokerage commission rates, decline in the value of traditional channel business (which is to provide clients with broking, dealing and handling services for securities) and narrowing profitability. Meanwhile, the scale of margin financing and securities lending market increased in line with government’s counter-cyclical adjustment policies.

Under the new “National Nine Guidelines” for capital markets, the “1+N” policy regime of the capital market refers to a basket of policies issued by Chinese government, to effectively implement the new National Nine Guidelines along with ancillary market rules and measures. Haitong Group’s wealth management business adopted the “investor oriented” business philosophy, accelerating its transformation towards a customer-centric buyer-side services model.

Retail business and sales of financial products

The table below sets out Haitong Group’s trading volume of stocks and funds:

RMB billion	FY2022	FY2023	1H2023	1H2024
Trading volume of stocks	13,680	12,505	6,651	5,836
Trading volume of funds	3,383	3,502	1,597	1,562
Total	17,063	16,007	8,248	7,398

With the implementation of the institutional transformation of its wealth management business and continuous efforts on its sales of financial products business, Haitong Group had largely been able to sustain its trading volume of stocks and funds during FY2023 and 1H2024 as shown above despite the severe market challenges.

LETTER FROM HAITONG IFA

Separately during 1H2024, the Haitong Group had built a customer-centric full-spectrum product matrix which focused on fixed-income products. This had resulted in the average daily balance of financial products distributed by Haitong Group recording year-on-year increase of approximately 3.6%. In particular, the balance of publicly offered bond investment products increased by approximately 108.9%, and the balance of privately offered fixed income products increased by approximately 81.2%.

Financing business and futures business

The table below sets out Haitong Group’s balances of various categories of financing business:

RMB billion	As at 31 December 2022	As at 31 December 2023	As at 30 June 2024
Balance of margin financing and securities lending business	61.2	65.6	60.9
Balance of stock pledge business	27.4	26.2	22.7
Balance of stock repo transaction	0.2	0.0	0.0
Total	88.8	91.8	83.6

The balances of Haitong Group’s margin financing and securities lending business had maintained relatively stable as at 31 December 2022, 31 December 2023 and as at 30 June 2024 despite market headwinds. Interest income from advances to customers on margin financing however decreased by about 10.0% in FY2023 compared to FY2022 while it decreased by about 13.9% during 1H2024 compared with 1H2023 as shown below.

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Interest income from advances to customers on margin financing	4,644	4,179	2,116	1,822

Haitong Group’s futures business also developed steadily, with the scale of futures asset management business increasing approximately 118% in FY2023 and a further approximately 27% in 1H2024. There was also year-on-year increase of approximately 350% for new sales volume of funds in FY2023 and such volume continued to grow in 1H2024.

LETTER FROM HAITONG IFA

(II)	Investment banking business

Stock issuance in A-share market reduced in FY2023 along with overall slowdown of global economies. The number of IPOs (initial public offerings) and other offerings declined in 1H2024 amidst more robust market regulations. Bond financing meanwhile maintained a growing trend during FY2023 and 1H2024.

Equity financing and bond financing

In FY2023, Haitong Group adhered to its “specialisation” route, focusing on benchmark projects and facilitating technology enterprises in self-reliance. Meanwhile, the underwritten amount for Haitong Group’s bond financing increased on the back of its innovation-driven development. In particular during 1H2024, the Haitong Group conducted an issuance of RMB3.5 billion Yulan bonds (being Chinese corporate bonds denominated in foreign currencies, issued through the Shanghai Clearing House), which is the first of its kind and the largest bond issuance transaction in China.

(III)	Asset management business

Fund management company and HT Asset Management

As at 30 June 2024, the total AUM of Haitong Group’s asset management business totalled over RMB2.0 trillion. Haitong Group’s AUM for its fund management business under Fullgoal Fund Management Co., Ltd and HFT Investment Management Co., Ltd grew during FY2023 and 1H2024.

Total AUM of Fullgoal Fund Management Co., Ltd reached nearly RMB1.5 trillion where AUM of mutual funds exceeded RMB990 billion, and its fixed income products increased significantly.

As at 30 June 2024, the AUM of HFT Investment Management Co., Ltd amounted to RMB422.1 billion, continuing an upward trend. The amount of non-money funds products was RMB114.5 billion, representing an increase of 11.7% as compared to the beginning of 2024. HFT Investment’s bond ETFs surpassed RMB40 billion, positioning it as a market leader in the domestic market with the most extensive range of bond ETFs, highest AUM and richest experience in investment management.

Private equity funds and overseas asset management

In FY2023, Haitong Group invested in 52 new private equity projects and established 10 new funds, increasing the number of funds under management to 63 funds and AUM by 11%, and it has also signed up three master funds. Haitong Group invested in a further 16 projects in 1H2024 and accelerated its master fund business where it completed investment in 17 sub-funds under the master funds.

Against market headwinds, Haitong Group was able to grow its AUM for external customers for its overseas asset management business in FY2023 and 1H2024.

LETTER FROM HAITONG IFA

(IV)	Trading and institutional client services

The A-share and H-share markets were generally lackluster in FY2023 and 1H2024. Meanwhile, bond market performance was on a stable upward trend during these periods.

During FY2023 and 1H2024, Haitong Group had adhered to the strategic requirements on “professionalism and dedication”, “two focuses” of focusing on key industries and the top enterprises within these industries, and practicing “three servings” of serving the real economy, national strategies on scientific and technological innovation and “One Haitong” philosophy; while adopting a prudent investment style.

Trading and institutional client services business recorded relatively large losses in FY2023 and 1H2024 mainly in the overseas business due to fair value changes of the investment securities held as well as increase in finance costs under the high interest rate environment.

Trading business

For fixed-income, Haitong Group adjusted the duration and structure of bonds based on changes in the bond market, and actively served the national strategy while achieving better investment returns, with investments in social responsibility amounting to RMB16.3 billion. It was honored with a number of awards during FY2023 and 1H2024.

For the equity investment, with the objective of “mitigating risk and pursuit of absolute return” and the principle of “focusing on the long-term and seeking stability”, Haitong Group had struck a balance between immediate profits and net asset growth through specialised and refined research. This was achieved during FY2023 and 1H2024 by building its portfolio around high-dividend, low-valuation stocks with high degree of certainty, while selectively incorporating growth stocks that may benefit from market’s structural opportunities.

For the derivative and trading business, Haitong Group offered a wealth of on-balance sheet non-standardized derivative products through over-the-counter derivative instruments to meet clients’ needs. As at 30 June 2024, Haitong Group’s market-making products covered all kinds of products including equity ETFs, cross-border ETFs, bond ETFs, monetary funds and REITs.

Institutional client business

Throughout FY2023 and 1H2024, the institutional client business capitalised on the synergy of the head office and branches of Haitong Group and maintained a high client coverage rate.

LETTER FROM HAITONG IFA

(V)	Financial leasing business

During FY2023 and 1H2024, Haitong Group continued its pursuit of its core mission of supporting national strategies. In FY2023, against the backdrop of optimisation and adjustment of top-level design of national financial regulation, Haitong UT Leasing was able to seize opportunities during market recovery, achieving approximately 5% year-on-year profit growth. In 1H2024, this business segment optimised its debt structure through various measures, and continued to reduce its debt cost, thereby achieving marginal increase in profits compared with 1H2023.

Total revenue, gains and other income

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Commission and fee income	14,668	12,497	6,462	4,942
Interest income	17,515	18,320	9,320	8,188
Finance lease interest income	2,303	1,722	782	765
Investment income and gains (net)	(1,034)	481	3,287	1,791
Other income and gains	8,528	8,745	6,176	1,907
Total revenue, gains and other income	41,980	41,765	26,027	17,593

In FY2023, Haitong Group’s total revenue, gains and other income was stable compared with FY2022 despite an approximate 14.8% decrease in commission and fee income as this was mainly offset by higher interest income as well as investment income and gains (net). Total revenue, other income and gains declined in 1H2024 compared with the previous corresponding period due mainly to the decrease in sales revenue from a subsidiary.

During FY2023 and 1H2024, there was across the board lower commission and fee income, especially from securities and futures brokerage business as well as underwriting and sponsor fee.

Interest income had remained comparatively stable during FY2023 and 1H2024, underpinned by those from sale and leaseback arrangements. Investment income and gains (net) improved from a loss position in FY2022 due to gains from financial instruments but such gain narrowed during 1H2024.

LETTER FROM HAITONG IFA

Composition of expenses

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Depreciation and amortisation	1,581	1,719	839	886
Staff costs	5,785	6,341	3,651	3,038
Commission and fee expenses	3,084	3,144	1,521	1,438
Interest expenses	13,608	15,953	7,918	7,183
Impairment losses under expected credit loss model	1,666	3,189	1,204	870
Impairment losses of other assets	65	308	10	16
Other expenses	8,979	10,089	6,112	2,185
Total	34,768	40,743	21,255	15,616

Haitong Group’s expenses increased during FY2023 compared with FY2022 mainly due to the increase of interest expenses and expected credit loss expenses. In particular, impairment losses under the expected credit loss model for receivables arising from sale and leaseback arrangements and advances to customers on margin financing increased substantially during FY2023 compared to FY2022.

Expenses decreased in 1H2024 compared with 1H2023 due to the decrease of the cost of sales of a subsidiary whose business includes trading in commodity’s spot-futures arbitrage. Other expenses comprised mainly administrative expenses and cost of commodity trading, both expenses of which increased in FY2023 compared with FY2022. Other expenses decreased substantially in 1H2024 compared with 1H2023 as cost of commodity trading reduced significantly since the relevant subsidiary had reduced its trading scale given the prevailing market condition.

Net profit attributable to equity holders of Haitong Securities

In line with a lower revenue on the back of weak macroeconomic and market environment, net profit attributable to equity holders of Haitong Securities decreased to approximately RMB1,008 million in FY2023 and recorded approximately RMB953 million in 1H2024.

LETTER FROM HAITONG IFA

Consolidated statement of financial position

RMB million	As at
	31 December 2022	31 December 2023	30 June 2024
	(audited) (restated)	(audited)	(unaudited)
Non-current assets
Property and equipment	17,017	16,643	16,350
Finance lease receivables	7,103	11,248	10,158
Receivables arising from sale and leaseback arrangements	47,848	40,593	36,084
Debt instruments at fair value through other comprehensive income	45,975	52,676	53,933
Financial assets at fair value through profit or loss	25,043	24,767	26,208
Others	44,528	46,191	43,704
Total non-current assets	187,514	192,118	186,437

Current assets
Advances to customers on margin financing	67,844	68,418	63,944
Financial assets at fair value through profit or loss	184,555	196,506	185,190
Bank balance and cash	153,393	136,387	139,805
Others	160,303	161,158	146,039
Total current assets	566,095	562,469	534,978

Current liabilities
Borrowings, short-term financing bills payables and bonds payables	(133,177)	(146,097)	(147,056)
Accounts payable to brokerage clients	(115,513)	(106,539)	(106,526)
Financial assets sold under repurchase agreements	(101,694)	(111,618)	(98,966)
Others	(39,014)	(55,902)	(55,239)
Total current liabilities	(389,398)	(420,156)	(407,787)

Non-current liabilities
Long-term borrowings	(33,951)	(24,411)	(18,785)
Bonds payable	(121,678)	(115,619)	(109,555)
Others	(30,960)	(19,601)	(14,096)
Total non-current liabilities	(186,589)	(159,631)	(142,436)

Total equity	177,622	174,800	171,192

LETTER FROM HAITONG IFA

Haitong Group’s total equity had remained largely stable between 31 December 2022 and 30 June 2024 at between approximately RMB171.2 billion and RMB177.6 billion level.

In terms of non-current assets, value of debt instruments at fair value through other comprehensive income increased from approximately RMB46.0 billion as at 31 December 2022 to approximately RMB54.0 billion as at 30 June 2024. This was offset by lower amounts of receivables arising from sale and leaseback arrangements which reduced from approximately RMB48.0 billion to approximately RMB36.1 billion over the same period. Impairment allowances of approximately RMB1.2 billion, RMB1.9 billion and RMB2.1 billion were made on receivables arising from sale and leaseback arrangements as at 31 December 2022, 31 December 2023 and 30 June 2024 respectively.

Current assets comprised mainly financial assets at fair value through profit and loss as well as advances to customers on margin financing. We note that Haitong Group had recorded substantial credit impairment loss allowance of approximately RMB2.2 billion, RMB3.5 billion and RMB3.6 billion on advances to customers on margin financing as at 31 December 2022, 31 December 2023 and 30 June 2024 respectively.

Bank balance and cash under current assets decreased between 31 December 2022 and 30 June 2024. This generally corresponded with lower non-current liabilities where aggregate long term borrowings and bonds payable decreased from approximately RMB155.6 billion to approximately RMB128.3 billion over the period.

Audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024

The audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024, which have been prepared in accordance with IFRS, are set out in the section headed “C. Audited Consolidated Financial Statements of the Haitong Group for the nine months ended 30 September 2024” in Appendix II to the Joint Circular.

Overall, from a profit or loss perspective, Haitong Group’s total revenue, gains and other income decreased by approximately 30.5% from approximately RMB36,577 million during the nine months ended 30 September 2023 (“9M2023”) to approximately RMB25,419 million during the nine months ended 30 September 2024 (“9M2024”), mainly due to the decrease of sales revenue from a subsidiary. Due to the lower revenue in 9M2024, whilst total expenses of Haitong Group decreased by approximately 19.9% as compared to the same period last year, Haitong Group recorded net loss attributable to equity holders of Haitong Securities of approximately RMB659 million, as compared to a net profit attributable to equity holders of Haitong Securities of approximately RMB4,362 million in 9M2023. From a financial position perspective, Haitong Group’s total equity amounted to approximately RMB169.5 billion as at 30 September 2024, remaining largely stable as compared to approximately RMB171.2 billion as at 30 June 2024.

LETTER FROM HAITONG IFA

For further discussions relating to Haitong Group’s financial performance in 9M2024, please refer to “Management discussions and analysis on Haitong Group’s performance” as set out in Appendix IV to the Joint Circular.

1.3.	Historical dividends of Haitong H Shares

Dividends per Haitong H Share during the past ten years ended 31 December 2023 are set out below:

Year ended	Dividend per Haitong H Share
(HK$) (approximate)
31 December 2023	0.110
31 December 2022	0.230
31 December 2021	0.350
31 December 2020	0.625
31 December 2019	Nil
31 December 2018	0.170
31 December 2017	0.281
31 December 2016	0.251
31 December 2015	0.533
31 December 2014	0.317
Total	2.869

The aggregate dividend per Haitong H Share for the ten years ended 31 December 2023 was approximately HK$2.869. We observed that Haitong Securities had consistently distributed dividend to Haitong H Shareholders save for in the year of 2019. Meanwhile, the ratio of dividend payout had varied which appeared to correspond to, among others, Haitong Group’s overall profitability and financial position in accordance with its dividend policy.

2.	Business and financial information of Guotai Junan Securities

2.1.	Background of Guotai Junan Securities

Guotai Junan Securities is a listed company with its shares listed separately on the SSE (as A shares) and the Hong Kong Stock Exchange (as H shares) since 2015 and 2017 respectively. Guotai Junan Securities engages primarily in wealth management, investment banking, institutional and trading, investment management and international business.

LETTER FROM HAITONG IFA

2.2.	Historical financial performance of Guotai Junan Securities

Set out below is a table summarising certain key financial information of the Guotai Junan Group for FY2022, FY2023, 1H2023 and 1H2024 respectively, as extracted from the Guotai Junan 2023 Annual Report and the Guotai Junan 2024 Interim Report.

Consolidated statement of profit or loss

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited)	(audited)	(unaudited)	(unaudited)
	(restated)
Total revenue and other income	49,087	52,304	26,171	25,779
Total expenses	(35,700)	(40,535)	(18,822)	(19,390)
Operating profit	13,387	11,768	7,349	6,389
Profit for the year/period attributable to equity holders of Guotai Junan Securities	11,509	9,374	5,742	5,016

Driven by customer demand, the Guotai Junan Group has established a retail, institutional and corporate customer service system, forming the business segments covering the businesses of wealth management, investment banking, institutional and trading, investment management and international business. The Guotai Junan Group generates fee and commission income and interest income mainly through the provision of financial products or services to clients and receives investment gains through securities or equity investments.

Breakdown by business segment

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited)	(audited)	(unaudited)	(unaudited)
	(restated)
Wealth management	18,373	17,442	9,136	8,766
Investment banking	4,216	3,669	1,514	1,106
Institutional and trading	21,535	20,920	10,432	9,746
Investment management	1,718	4,475	2,449	2,116
International business	2,437	4,691	2,076	3,403
Others	808	1,107	564	642
Total	49,087	52,304	26,171	25,779

LETTER FROM HAITONG IFA

In FY2023, the Guotai Junan Group realised total revenue and other income of approximately RMB52.3 billion, representing an increase of approximately 6.6% as compared to FY2022. The approximate 13.0% decline in revenue of investment banking business and marginal declines of wealth management and institutional and trading businesses were offset by growth in revenue from investment management business of approximately 160.4% as well as approximately 92.5% growth from international business.

The Guotai Junan Group’s total revenue and other income decreased marginally by approximately 1.5% during 1H2024 compared with 1H2023, which was primarily caused by lower revenue of investment banking and investment management revenue of approximately 27.0% and 13.6% respectively. Such a decline was mitigated by strong revenue growth of international business. Meanwhile, the two largest revenue contributors (being the businesses of wealth management and institutional and trading) were able to contain their revenue decline within approximately 4% and 7% during 1H2024 respectively.

(I)	Wealth management business

The Guotai Junan Group’s wealth management business mainly provides securities and futures brokerage, financial products, investment advisory, margin financing and securities lending, stock pledging, agreed securities repurchase and other services to clients.

Retail brokerage and wealth management

The table below sets out the market share of Guotai Junan Group’s securities brokerage business in China’s domestic market:

	FY2022	FY2023	1H2023	1H2024
Stocks	4.40%	4.63%	4.57%	4.92%
Securities investment funds	5.81%	5.80%	6.45%	5.54%
Bonds	6.05%	5.75%	6.00%	5.41%

Source: Guotai Junan 2023 Annual Report, Guotai Junan 2024 Interim Report and statistics from members of SSE and Shenzhen Stock Exchange.

During FY2023 and 1H2024, the Guotai Junan Group accelerated the establishment of its “driven by investment advisory and empowered by technology” wealth management model and had adhered to the direction of high-quality customer expansion. Consequently, it had largely maintained its market share in each of the stocks, securities investment funds and bonds brokerage business.

LETTER FROM HAITONG IFA

Futures brokerage

The table below sets out the transaction amount of Guotai Junan Futures Co., Ltd.:

RMB trillion	FY2022	FY2023	1H2023	1H2024
Transaction amount	64.15	84.55	37.84	54.59

Underpinned by Guotai Junan Group’s fully incorporated integrated platform and improved cross-market service capabilities, its futures transaction amount increased by approximately 31.8% in FY2023. With its ability to adapt to policy adjustments, such trends continued in 1H2024 where futures transaction amount increased by approximately 44.3% when compared to the previous corresponding period. At the same time, Guotai Junan Group continued to gain market share for transactions conducted on Shanghai Futures Exchange, Dalian Commodity Exchange, Zhengzhou Commodity Exchange and China Financial Futures Exchange.

Margin financing, securities lending and stock pledging business

The table below sets out Guotai Junan Group’s balance of margin loans and balance of the stock pledging business.

RMB million	As at 31 December 2022	As at 31 December 2023	As at 30 June 2024
Balance of margin loans	80,442	83,346	76,296
Outstanding balance of stock pledging business	26,246	26,531	23,038

Guotai Junan Group continued to optimise its risk control system and business management model during FY2023 and 1H2024 by adhering to counter-cyclical adjustment mechanism. Similarly, the Guotai Junan Group adhered to the prudent and steady development strategy of “diversification, low leverage and high liquidity” for its stock pledging business.

The above efforts were aimed at sustaining Guotai Junan Group’s scale of its margin financing, securities lending and stock pledging business in the face of a weak overall market. Set out below are details of interest income from margin financing and securities lending, and stock-pledged financing and securities repurchase of Guotai Junan Group.

LETTER FROM HAITONG IFA

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Interest income from margin financing and securities lending	6,387	6,083	3,083	2,637
Interest income from stock-pledged financing and securities repurchase	1,860	1,389	710	590

As shown in the table above, interest income from margin financing and securities lending declined by approximately 4.8% in FY2023 as compared to FY2022 and approximately 14.5% in 1H2024 as compared to 1H2023 respectively. Interest income from stock-pledged financing and securities repurchase declined by approximately 25.3% in FY2023 as compared to FY2022 and approximately 16.9% in 1H2024 as compared to 1H2023 respectively.

(II)	Investment banking business

Guotai Junan Group’s investment banking business mainly provides listing sponsorship, equity underwriting, debt underwriting, structured debt financing, M&A (merger and acquisition) financial advisory and diversified corporate solutions to corporate and government clients.

In FY2023 and 1H2024, Guotai Junan Group was able to consolidate its leading market position in the investment banking business.

Its lead underwriting amount for securities increased by approximately 18.8% and 26.4% in FY2023 and 1H2024 when compared to the previous corresponding periods. Strong growth was observed in the underwriting of corporate bonds, in particular science and technology innovation bonds as well as financial bonds. Its market share also increased during these periods. The above increases more than offset the lower underwriting amount for equity interest and IPO projects as Guotai Junan Group responded prudently to changes in the external environment.

(III)	Institution and trading business

Guotai Junan Group’s institutional and trading business mainly consists of research, institutional brokerage, trading and investment and equity investment. Among which, institutional brokerage mainly provides prime brokers, seat leasing, custody and outsourcing, QFII and other services to institutional clients. The trading and investment business mainly includes investment transactions in stocks, fixed income, foreign exchange, large commodities and their derivative financial instruments, as well as providing integrated financial solutions for clients’ investment, financing and risk management.

LETTER FROM HAITONG IFA

Trading and investment business

In FY2023, Guotai Junan Group’s cumulative nominal principal amount of OTC derivatives increased by approximately 16.9% compared to the previous year, in line with the steady development and effect of its brand “Guotai Junan Risk Hedging”. Such amount further increased by approximately 18.0% during 1H2024.

Guotai Junan Group’s volume of spot bond transactions in the inter-bank bond market was approximately RMB7.08 trillion in FY2023 and was approximately RMB4.03 trillion in 1H2024.

Alternative investment business

Guotai Junan Group made 24 new investments and 7 divestments in FY2023, continuing the expansion of its equity investment business. Three new investments were made in 1H2024 with three projects divested.

As at 30 June 2024, the amount of investment projects was approximately RMB5.4 billion, a substantial increase compared to approximately RMB3.8 billion as at 31 December 2022.

(IV)	Investment management business

Guotai Junan Group’s investment management business provides asset management and fund management services to institutions and individuals.

As at 31 December 2023, the scale of asset under management of GTJA Asset Management and HuaAn Funds amounted to approximately RMB543.1 billion and RMB675.3 billion respectively, representing an increase of approximately 25.3% and 8.8% respectively as compared with 31 December 2022. As at 30 June 2024, asset under management of GTJA Asset Management and HuaAn Funds further increased to approximately RMB587.0 billion and RMB739.5 billion respectively.

(V)	International business

In terms of international business, Guotai Junan Group built an international business platform around Guotai Junan Financial Holdings, and conducted brokerage, corporate finance, asset management, loans and financing services, financial products, market-making and investment business in Hong Kong, mainly through Guotai Junan International, with its business presence expanded into the United States, Europe and Southeast Asia.

During 1H2024, Guotai Junan International recorded an approximate 40.7% increase in revenue to approximately HK$2.17 billion compared with 1H2023. Significant revenue increases were recorded for (i) interest income which increased by approximately 30.3% to HK$1.1 billion; and (ii) net trading and investment income which almost doubled to approximately HK$0.7 billion.

LETTER FROM HAITONG IFA

Total revenue and other income

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Fee and commission income	17,732	18,749	9,084	8,841
Interest income	15,587	15,636	7,856	7,417
Net investment gains	5,539	9,120	5,197	4,933
Other income and gains	8,751	8,799	4,034	4,588
Gain on business combinationNote	1,478	–	–	–
Total revenue and other income	49,087	52,304	26,171	25,779

Note:	Guotai Junan Securities acquired 8% interest in HuaAn Funds Management Co., Ltd. (“HuaAn Funds”) on 4 November 2022. After the acquisition, Guotai Junan Securities’ shareholding percentage in HuaAn Funds increased to 51%.

Total revenue and other income increased by approximately 6.6% in FY2023. Fee and commission income, the main contributor to revenue, increased by approximately 5.7% in FY2023 due mainly to the fact that HuaAn Funds was consolidated as a subsidiary for a whole year in FY2023 while the revenue of HuaAn Funds was only consolidated for two months in FY2022. Meanwhile, interest income remained stable in FY2023. Net investment gains increased significantly in FY2023 compared to FY2022 due to an increase in investment gains of financial instruments at fair value through profit or loss.

In 1H2024, Guotai Junan Group’s total revenue and other income declined marginally by approximately 1.5% compared to 1H2023. This was mainly due to (i) a 2.7% decrease in fee and commission income as revenue of brokerage and investment banking businesses dropped; (ii) a 5.6% decrease in interest income due to decline in margin financing and securities lending, as well as stock pledging business; and (iii) a 5.1% decrease in net investment gains due to decline in investment gains in financial instruments at fair value through profit or loss. The above was partially mitigated by a 13.7% increase in other income and gains due to higher sales revenue of bulk commodity trading of subsidiaries.

LETTER FROM HAITONG IFA

Composition of expenses

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Fee and commission expenses	3,532	3,681	1,708	2,464
Interest expenses	10,822	12,833	6,317	6,373
Staff costs	9,537	9,911	4,566	3,998
Depreciation and amortization expenses	1,305	1,514	740	799
Tax and surcharges	215	185	94	62
Other operating expenses and costs	10,729	12,116	5,287	5,431
Provision for impairment losses	24	32	1	26
Credit loss expense	(464)	263	109	237
Total	35,700	40,535	18,822	19,390

Guotai Junan Group’s expenses increased by approximately 13.5% to approximately RMB40.5 billion during FY2023 mainly due to the increase in interest expenses, especially those relating to financial assets sold under repurchase agreements and borrowings. Other operating expenses and costs were approximately 12.9% higher, primarily due to full-year effect of consolidation of HuaAn Funds as a subsidiary. The higher expenses were also due to the fact that credit loss expense was accrued in FY2023 taking into account changes in market environment and project conditions while there were reversals of impairment losses in FY2022.

During 1H2024, Guotai Junan Group’s expenses were higher by approximately 3.0% than 1H2023 despite lower total revenue and other income. Fee and commission expenses, in particular those relating to futures brokerage business, were higher. This was partly mitigated by lower staff costs. The main component of expenses, being interest expense and other operating expenses and costs, maintained largely stable. Taking into account the changes in market environment and project conditions, provisions for impairment losses and credit loss expense were made.

Net profit attributable to equity holders of Guotai Junan Securities

As the increase in expenses outpaced the improvement in revenue, Guotai Junan Group recorded an approximate 18.5% decrease in profit attributable to equity holders of Guotai Junan Securities in FY2023 compared with FY2022.

LETTER FROM HAITONG IFA

As revenue marginally decreased by approximately 1.5% in 1H2024 while expenses marginally increased by approximately 3.0%, Guotai Junan Group’s profit attributable to equity holders in 1H2024 was approximately 12.6% lower at RMB5.0 billion. Set out below is a table showing profits before income tax breakdown by segment.

RMB million	FY2022	FY2023	1H2023	1H2024
	(audited) (restated)	(audited)	(unaudited)	(unaudited)
Wealth management	5,534	3,696	2,470	1,946
Investment banking	1,655	1,682	516	378
Institutional and transaction	6,562	5,287	3,545	2,754
Investment management	1,286	1,791	1,009	960
International business	159	895	377	782
Others	(1,056)	(1,203)	(374)	(301)
Profits before income tax	14,140	12,148	7,543	6,519

Consolidated statement of financial position

RMB million	As at
	31 December 2022	31 December 2023	30 June 2024
	(audited) (restated)	(audited)	(unaudited)
Non-current assets
Property and equipment	3,177	4,345	4,271
Debt instruments at fair value through other comprehensive income	56,360	76,450	51,808
Refundable deposits	58,923	56,788	65,897
Financial assets at fair value through profit or loss	21,127	22,550	13,686
Investments in associates and joint ventures	11,444	12,791	13,016
Others	16,316	17,548	20,366
Total non-current assets	167,347	190,472	169,044

LETTER FROM HAITONG IFA

	31 December	As at 31 December	30 June
RMB million	2022	2023	2024
	(audited)	(audited)	(unaudited)
	(restated)
Current assets
Margin accounts receivable	87,116	89,754	82,947
Financial assets held under resale agreements	70,837	67,883	61,624
Financial assets at fair value through profit or loss	310,274	350,024	336,630
Debt instruments at fair value through other comprehensive income	4,830	17,696	22,187
Cash held on behalf of brokerage customers	158,868	141,939	153,851
Cash and bank balances	30,748	30,740	35,488
Others	30,688	36,895	36,288
Total current assets	693,361	734,931	729,015

Current liabilities
Accounts payable to brokerage customers	(195,719)	(178,055)	(204,229)
Financial assets sold under repurchase agreements	(173,237)	(216,829)	(178,488)
Financial liabilities at fair value through profit or loss	(48,328)	(57,624)	(54,026)
Bonds payable	(33,724)	(32,443)	(34,540)
Others	(122,465)	(145,858)	(143,500)
Total current liabilities	(573,473)	(630,809)	(614,783)

Non-current liabilities
Bonds payable	(94,159)	(101,582)	(96,975)
Financial liabilities at fair value through profit or loss	(26,721)	(17,201)	(9,063)
Others	(2,509)	(2,433)	(2,427)
Total non-current liabilities	(123,389)	(121,216)	(108,465)

Total equity	163,845	173,378	174,812

LETTER FROM HAITONG IFA

Total equity of Guotai Junan Group increased by approximately 6.7% between 31 December 2022 and 30 June 2024, in line with the profits recorded over this period. Current assets accounted for about 80% of total assets and Guotai Junan Group had net current assets position, thus maintaining a reasonable liquidity structure.

In addition, taking into account the impact of market fluctuations, Guotai Junan Group had made impairment allowances for assets with impairment indicators. According to the Guotai Junan 2023 Annual Report, credit risk impairment assessments were conducted for, among others, the following types of assets: (i) bond investments: Guotai Junan Group estimates the probability of default based on the mapping relationship of rating, sets loss given default based on industrial information and market data, and takes forward-looking factors into consideration; (ii) trade receivables: Guotai Junan Group calculates expected credit loss based on historical credit loss experience, adjusted for related information specific to the debtors and the economic environment, etc; and (iii) financial assets held under resale agreements and margin accounts receivable: multiple factors such as credit situation, repayment ability of the debtor, third-party credit enhancement measures, liquidity and disposal cycle of collaterals were considered.

Non-current assets

As at 31 December 2023, debt instruments at fair value through other comprehensive income was higher at approximately RMB76.5 billion compared with RMB56.4 billion as at 31 December 2022 due to the increase in scale of such investments according to the then market environment. It subsequently adjusted the scale of such investments by 30 June 2024, hence the value of such debt instruments declined to approximately RMB51.8 billion. For same reason, financial assets at fair value through profit or loss similarly decreased from approximately RMB22.6 billion as at 31 December 2023 to approximately RMB13.7 billion as at 30 June 2024.

Current assets

Responding to market environment, Guotai Junan Group’s financial assets at fair value through profit and loss initially increased by approximately 12.8% to approximately RMB350.0 billion as at 31 December 2023 compared to as at 31 December 2022. It then scaled down such investments as market evolved and hence financial assets at fair value through profit and loss reduced to approximately RMB336.6 billion as at 30 June 2024.

As at 31 December 2023, cash held on behalf of brokerage customers recorded a decrease of approximately 10.7% when compared with 31 December 2022 primarily due to fluctuations in securities market conditions. Such cash amount then increased by approximately 8.4% as at 30 June 2024.

LETTER FROM HAITONG IFA

Current liabilities

As at 31 December 2022, 31 December 2023 and 30 June 2024, accounts payable to brokerage customers fluctuated from approximately RMB195.7 billion to RMB178.1 billion and then to RMB204.2 billion. Such movements corresponded with securities market conditions. Changes in other current liabilities items generally reflected Guotai Junan Group’s business development needs and in combination with the optimisation of its liability structure.

Non-current liabilities

Guotai Junan Group regularly adjusted its liability structure in accordance with market conditions and in this regard, bond payable increased from approximately RMB94.2 billion as at 31 December 2022 to approximately RMB101.6 billion as at 31 December 2023 and reverted to approximately RMB97.0 billion as at 30 June 2024. Such adjustments similar applied to movements of financial liabilities at fair value through profit or loss.

Summary of the financial information of Guotai Junan Securities for the nine months ended 30 September 2024 under CASBE

We noted that Guotai Junan Securities had announced the unaudited financial statements of the Guotai Junan Securities for the nine months ended 30 September 2024, which have been prepared pursuant to CASBE, on 30 October 2024.

Overall, from a profit or loss perspective, Guotai Junan Securities’ operating revenue increased by approximately 7.3% from approximately RMB27,029 million during 9M2023 to approximately RMB29,001 million during 9M2024, mainly due to a year-on-year increase in gains from changes in fair value. In 9M2024, Guotai Junan Securities recorded net profit attributable to equity holders of the parent company of approximately RMB9,523 million, as compared to a net profit attributable to equity holders of the parent company of approximately RMB8,627 million in 9M2023. From a financial position perspective, Guotai Junan Securities’ total equity attributable to equity holders of the parent company was approximately RMB166.5 billion as at 30 September 2024, remaining largely stable as compared to RMB167.0 billion as at 31 December 2023.

For further discussions relating to Guotai Junan Securities’ financial performance in 9M2024, please refer to Guotai Junan 2024 Third Quarterly Report dated 30 October 2024.

LETTER FROM HAITONG IFA

2.3.	Historical dividends of Guotai Junan H Shares

Dividends per Guotai Junan H Share during the past ten years ended 31 December 2023 are set out below:

Year ended	Dividend per Guotai Junan H Share	Dividend per 0.62 Guotai Junan H Share	Dividend per Haitong H Share
	(HK$)	(HK$)	(HK$)
	(approximate)	(approximate)	(approximate)
31 December 2023	0.440	0.273	0.110
31 December 2022	0.589	0.365	0.230
31 December 2021	0.798	0.495	0.350
31 December 2020	0.672	0.417	0.625
31 December 2019	0.427	0.265	Nil
31 December 2018	0.313	0.194	0.170
31 December 2017	0.494	0.306	0.281
31 December 2016	N/A(note 1)	N/A(note 1)	0.251
31 December 2015	N/A(note 1)	N/A(note 1)	0.533
31 December 2014	N/A(note 1)	N/A(note 1)	0.317

Total	3.733	2.314	1.767(note 2)

Notes:

(1)	The H shares of Guotai Junan Securities were listed on the Hong Kong Stock Exchange since 2017.

(2)	For comparison purpose, this aggregate dividend per Haitong H Share represents summation from the year of 2017 to 2023.

The aggregate dividend per Guotai Junan H Share since its listing on the Hong Kong Stock Exchange in 2017, until the year of 2023, was approximately HK$3.733. Dividend had consistently been paid out every year since the Guotai Junan H Share listing.

For illustrative purposes and assuming all things being equal; after accounting for the Exchange Ratio, the dividend from Guotai Junan H Shares which Haitong H Shareholders would have held was higher than the dividend Haitong H Shareholders would have received from their holding of Haitong H Shares during most of the years, except for the year ended 31 December 2020.

We note that the above illustration is historical and does not reflect financial situation of the Post-Merger Company. Both Haitong Securities and Guotai Junan Securities in the past had their respective cash dividend policy, the amount of distribution may vary subject to a number of factors, such as the actual amount of profits available for distribution for the particular year/period, needs of corporate operation and development and any future plans on usage of funds. Therefore, such historical dividends may not be reflective of future dividend payments of the Post-Merger Company.

LETTER FROM HAITONG IFA

3.	Industry development and outlook

We have reviewed the First-half 2024 Analysis of the Securities Industry Report1 (the “1H SI Report”) issued by China Lianhe Credit Rating Co., Ltd. (“China Lianhe”) on 19 September 2024, one of the largest credit rating agencies in the PRC. Based on publicly available information, China Lianhe was established in 2000 and is 71.8%-owned by Lianhe Credit Information Service Co., Ltd. and 24.2%-owned by the Government of Singapore Investment Corporation. It had over 300 analysts covering more than 3,000 issuers in 2023.

Recent industry developments

According to the 1H SI Report, in the first half of 2024, the PRC stock markets had experienced substantial fluctuations where both the Shanghai Composite Index and Shenzhen Composite Index reached their respective interim lows in February 2024 but rebounded to their highest levels in mid-May 2024; thereafter, they continued a downward trend. As at the end of June 2024, the Shanghai Composite Index had risen by about 0.2% while the Shenzhen Component Index had declined by approximately 5.9% compared to beginning of 2024. Trading amount of A-share markets during the first half of 2024 was approximately 9.3% lower than the first half of 2023, reflecting subdued stock market activities. With regards to the bond market, the outstanding balance of bonds increased by approximately 5.1% as at 30 June 2024 compared to the beginning of the year.

The 1H SI Report noted that the asset scale of securities companies have been increasing along with the continuous expansion of the PRC securities markets. While there remained a trend of overall revenue increase for securities companies, profitability has been under pressure. During the first half of 2024, the aggregate revenue of 147 securities companies recorded year-on-year decrease of approximately 9.4%, principally affected by the year-on- year decline in income from brokerage, credit and investment banking businesses, which was affected by low trading activities of stock markets, the decline in the daily average balance of margin trading and the slowdown in IPO activities.

The 1H SI Report also noted the relatively dominance of large size securities companies in the market, meanwhile the concentration of the securities industry remained relatively high during the first half of 2024 where the 10 largest accounted for about 69% and 56% of the industry’s revenue and net profit. It believes the large size securities companies could expand their leading advantageous position by leveraging on their scale of operations, brand names, platforms as well as favourable policies. Based on data from Wind Information Co., Ltd., a leading data provider in the PRC, the Guotai Junan Group ranked second and the Haitong Group ranked fifth in terms of asset scale among PRC’s securities companies.

1	https://www.lhratings.com/file/fb2bd5a2777.pdf

LETTER FROM HAITONG IFA

Securities industry-related policies

Since beginning of 2024, the China Securities Regulatory Commission (“CSRC”) has continued to release policies on the implementation of the new “National Nine Guidelines” for capital market (資本市場新“國九條”) and the reform of the capital market has been deepened.

Some of the announced policies include:

–	The《關於加強證券公司和公募基金監管加快推進建設一流投資銀行和投資機構的意見(試行)》policy announced in March 2024 which focuses on rectifying deviations in business philosophies of certain securities companies and fund managers, their ineffective operating capabilities and their low awareness on governance issues.

–	In April 2024, the 《中國證監會關於資本市場服務科技企業高水平發展的十六項措施》policy which implements various measures in support of primary and secondary market fund raising, mergers and acquisitions, bond issuance and private equity investments, was announced.

–	The 《國務院關於加強監管防範風險推動資本市場高質量發展的若干意見》policy announced by the State Council of PRC in April 2024 supports leading corporations within industries to reorganise through mergers and acquisitions so as to enhance their core competence and competitive positions.

–	The 《中國證監會關於深化上市公司併購重組市場改革的意見》policy was announced in September 2024 where mergers and acquisitions is recognised as an important tool to support the upgrade and transformation of industries and to realise high quality development of corporations.

Outlook

The 1H SI Report expects competition will continue at disparate levels, medium and small-scale securities companies continue to face development pressure and seek differentiated transformation paths.

The 1H SI Report stated that up to mid-September 2024, seven mergers and acquisitions within the securities industry had been announced. It believes under the encouragement of government policies, there has been an acceleration of such merger and acquisition activities of securities companies in the year.

Based on the aforesaid recent industry development and outlook, we are of the view that the Proposed Merger is consistent with market and regulatory developments. The rationale of the Proposed Merger as further elaborated below is justified by such development and it will be in the interests of Haitong Securities and the Disinterested Haitong H Shareholders.

LETTER FROM HAITONG IFA

4.	Rationale of the Proposed Merger

We have considered the rationale of the Proposed Merger from Haitong Securities’ perspective and from the Disinterested Haitong H Shareholders’ perspective and our analysis is as follows:

4.1.	From Haitong Securities’ perspective

It is noted that the Central Financial Work Conference held in October 2023 stressed the importance to (i) create strong and powerful financial institutions, which in turn, will accelerate the pace for building China into a financial powerhouse; (ii) create world-class top-tier investment banks, which in effect, further support Shanghai as an international finance hub to develop and progress towards a new stage with elevated capabilities; and (iii) drive and recalibrate the competitive landscape of the industry, generating an ecosystem of diversified financial products and services that will satisfy the needs of investors, nourishing capital market functions that are well coordinated between investments and financing. This will help better establish strategic positioning across the “five key chapters” of technology finance, green finance, inclusive finance, pension finance and digital finance and capture unprecedented development opportunities.

The Proposed Merger represents a strategic move with an objective (i) to combine Haitong Securities and Guotai Junan Securities, which respectively are top players in the securities industry, to seize the opportunities of time and accelerate their combined development into a world-class investment bank; (ii) to reinforce their complementary advantages and enhance their core functionality to fully establish leading core competitiveness; and (iii) to optimise their combined layout by benchmarking against world-class standards with active participation in global competition and resource allocation.

4.2.	From the Disinterested Haitong H Shareholders’ perspective

Opportunities to share the benefits arising from a financially stronger and more comprehensive scale combined financial institution

The industry landscape and outlook are elaborated in the section headed “3. Industry development and outlook” above. In particular, it is noted that the market is increasingly being dominated by large size securities companies and large scale of operations provides a host of competitive advantages. By consolidating Haitong Securities and Guotai Junan Securities, being two large size top-tier and comprehensive financial institutions in China, it is expected that the Post-Merger Company would gain enhanced competitiveness. The Post-Merger Company’s dominant position would be further solidified through the integration of the respective competitive strengths and experiences of Haitong Securities and Guotai Junan Securities.

LETTER FROM HAITONG IFA

In response to the authority’s initiative to create strong and powerful financial institutions in China, the objective of the Proposed Merger as mentioned above and the competitive strengths and positive outlook of the Post-Merger Company, we are of the view that the Proposed Merger represents an opportunity for the Disinterested Haitong H Shareholders to participate in a stronger and more dominant combined leading financial institution in the industry.

By retaining equity exposure in the Post-Merger Company, Disinterested Haitong H Shareholders can benefit from the growth potential of a more diversified business portfolio with stronger asset backing than what they currently hold. Moreover, should the Proposed Merger become effective, Disinterested Haitong H Shareholders will hold shares of a financially stronger and more comprehensive scale Post-Merger Company with larger market capitalisation and they can expect to benefit from the resulting larger public float of the shares in the Post-Merger Company. This will likely result in further institutional investors following which may enhanced valuation of the Post-Merger Company and with enhanced trading liquidity which facilitates more efficient investment and realisation activities. Thus, the Proposed Merger in effect not only preserves existing investment value in Haitong Securities’ businesses but also positions Disinterested Haitong H Shareholders to capitalise on future growth prospects across the Post-Merger Company’s broader business segments, as well as possible enhanced valuation after the Proposed Merger.

Opportunity to exchange the Haitong H Shares at a premium to the prevailing market price

The exchange price for each Haitong H Share of HK$4.79 represents a premium of approximately 31.96% over the closing price of each Haitong H Share of HK$3.63 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Haitong 2024 Interim Dividend. The recent market trading price of the Proposed Merger Consideration (as defined below) is at a premium to that of the Haitong H Shares as analysed in the section headed “5.1. Market value of the Proposed Merger Consideration against the market value of Haitong H Shares” below. Per our analysis on historical price performance, it is noted that the closing price of Haitong H Shares had not reached the market value of the Proposed Merger Consideration during the Pre-Announcement Period (as defined below). From the perspective of market trading price of Haitong H Shares, we are of the view that the Proposed Merger offers Disinterested Haitong H Shareholders a reasonable opportunity to exchange their Haitong H Shares at a premium to the prevailing market price into Guotai Junan H Shares.

LETTER FROM HAITONG IFA

5.	The Exchange Ratio

Pursuant to the terms of the Proposed Merger, Guotai Junan Securities proposes to issue Guotai Junan A Shares and Guotai Junan H Shares to Haitong Share-Exchange Shareholders at the same Exchange Ratio in exchange respectively, for the Haitong A Shares and Haitong H Shares held by such persons.

The Exchange Ratio, being 0.62:1 (rounded to two decimal places), has been agreed after arm’s length negotiations between Guotai Junan Securities and Haitong Securities by taking into account the Market Reference Prices of the A shares of the two companies, and after deducting the Guotai Junan 2024 Interim Dividend and Haitong 2024 Interim Dividend respectively. This Exchange Ratio means that one Haitong A Share or Haitong H Share shall be exchanged for 0.62 Guotai Junan A Shares or Guotai Junan H Shares respectively to be issued by Guotai Junan Securities.

According to the Joint Circular, for illustrative purpose only, the exchange price for each Haitong H Share of HK$4.79, being the Exchange Ratio multiplied by the exchange price of Guotai Junan H Shares, represents:

(a)	a premium of approximately 31.96% over the closing price of each Haitong H Share of HK$3.63 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Haitong 2024 Interim Dividend;

(b)	a premium of approximately 38.44% over the volume-weighted average price of HK$3.46 of each Haitong H Share on the Hong Kong Stock Exchange for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting the Haitong 2024 Interim Dividend;

(c)	a premium of approximately 33.80% over HK$3.58 of each Haitong H Share, being the Market Reference Price of each Haitong H Share (for the 60 trading days immediately prior to the date of the Joint Announcement) after deducting the Haitong 2024 Interim Dividend;

(d)	a discount of approximately 31.18% over the closing price of each Haitong H Share of HK$6.96 on the Hong Kong Stock Exchange as of the Latest Practicable Date; and

(e)	an implied P/B Ratio of 0.35 and 0.35 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024 respectively. In comparison, the closing price as of the Last Trading Date of Haitong H Share after deducting Haitong 2024 Interim Dividend implies P/B Ratio of 0.27 and 0.26 over the audited net asset value attributable to owners of Haitong Securities per Haitong Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Haitong Securities per Haitong Share as of 30 June 2024 respectively. The audited net asset value attributable to owners of Haitong Securities per Haitong Shares as of 31 December 2023 is adjusted by deducting the Haitong 2023 Final Dividend and the Haitong 2024 Interim Dividend.

LETTER FROM HAITONG IFA

According to the Joint Circular, the exchange price for each Guotai Junan H Share of HK$7.73, being the Market Reference Price after deducting the Guotai Junan 2024 Interim Dividend, represents:

(a)	a discount of approximately 2.28% over the closing price of each Guotai Junan H Share of HK$7.91 on the Hong Kong Stock Exchange as of the Last Trading Date, after deducting the Guotai Junan 2024 Interim Dividend;

(b)	a premium of approximately 0.39% over the volume-weighted average price of HK$7.70 of each Guotai Junan H Share on the Hong Kong Stock Exchange for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend;

(c)	equal to the Market Reference Price (after deducting the Guotai Junan 2024 Interim Dividend) of HK$7.73 of each Guotai Junan H Share on the Hong Kong Stock Exchange for the 60 trading days immediately prior to the date of the Joint Announcement;

(d)	a discount of approximately 33.36% over the closing price of each Guotai Junan H Share of HK$11.60 on the Hong Kong Stock Exchange as of the Latest Practicable Date; and

(e)	an implied P/B Ratio of 0.44 and 0.43 over the audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 30 June 2024 respectively. In comparison, the closing price as of the Last Trading Date of Guotai Junan H Share after deducting Guotai Junan 2024 Interim Dividend implies P/B Ratio of 0.45 and 0.44 over the audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 31 December 2023 and the unaudited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Share as of 30 June 2024 respectively. The audited net asset value attributable to owners of Guotai Junan Securities per Guotai Junan Shares as of 31 December 2023 is adjusted by deducting the Guotai Junan 2023 Final Dividend and the Guotai Junan 2024 Interim Dividend.

For further details of the Market Reference Prices and basis of determination of the Exchange Ratio, please refer to the paragraph headed “(2) Exchange Ratio and Basis of Determination” under the section headed “2. Terms of the Proposed Merger” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular.

For the interests of the Disinterested Haitong H Shareholders, this Exchange Ratio means that one Haitong H Share shall be exchanged for 0.62 Guotai Junan H Shares to be issued by Guotai Junan Securities (the “Proposed Merger Consideration”).

LETTER FROM HAITONG IFA

Given that both Haitong A Shares and Haitong H Shares will be exchanged at the same Exchange Ratio, and our role is to advise the Haitong IBC, which in turn, will provide recommendation to the Disinterested Haitong H Shareholders, our following analysis will focus on the Haitong H shares.

In assessing the fairness and reasonableness of the Exchange Ratio, we have conducted the following analysis:

(a)	Market value comparison: To provide a direct comparison based on current market conditions and provide an immediate perspective on the Proposed Merger’s attractiveness, section 5.1 presents an analysis on the market value of the Proposed Merger Consideration against the market value of Haitong H Shares.

(b)	Underlying asset value and profitability comparison: In addition to market value comparison, section 5.2 presents an analysis comparing (i) the underlying asset value of the Proposed Merger Consideration (being the underlying asset value of 0.62 Guotai Junan H Shares) against the underlying asset value of each Haitong H Share; and (ii) the profitability attributable to the Proposed Merger Consideration (being the profitability of 0.62 Guotai Junan H Shares) against the profitability of each Haitong H Share. This approach accounts for the inherent value of the companies’ assets and its ability to generate profits.

(c)	Relative market price trend: Since the Proposed Merger comprises the Share Exchange, we also consider the market price trends of Haitong H Shares and Guotai Junan H Shares to ascertain whether our analysis on the market value comparison remains valid up to the Latest Practicable Date.

5.1.	Market value of the Proposed Merger Consideration against the market value of Haitong H Shares

Based on the closing price of HK$8.07 for every Guotai Junan H Share as quoted on the Stock Exchange on the Last Trading Date, the value of the Proposed Merger Consideration is equivalent to approximately HK$5.00 for every Haitong H Share.

Based on the closing price of HK$11.60 for every Guotai Junan H Share as quoted on the Stock Exchange as at the Latest Practicable Date, the value of the Proposed Merger Consideration is equivalent to approximately HK$7.19 for every Haitong H Share.

LETTER FROM HAITONG IFA

The table below sets out the comparison between the Proposed Merger Consideration against the closing price of Haitong H Shares for certain periods, after deducting the Haitong 2024 Interim Dividend or the Guotai Junan 2024 Interim Dividend (where applicable).

Premium/(discount) of the value of
the Proposed Merger Consideration for every
Haitong H Share over/to the closing price
of Haitong H Share, based on the closing
price of HK$7.91 (after deducting the
Guotai Junan 2024 Interim Dividend)
and HK$11.60 for every Guotai Junan H
Share as quoted on the Stock Exchange
	respectively on
	the Last Trading Date	the Latest Practicable Date
	(%)	(%)
Every Haitong H Share as quoted on the Stock Exchange on the Last Trading Date of HK$3.63, after deducting the Haitong 2024 Interim Dividend	35.1	98.1

Average closing price of approximately HK$3.46 for every Haitong H Share as quoted on the Stock Exchange for the 10 trading days up to and including the Last Trading Date, after deducting the Haitong 2024 Interim Dividend	41.7	107.9

Average closing price of approximately HK$3.46 for every Haitong H Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Date, after deducting the Haitong 2024 Interim Dividend	41.7	107.9

Average closing price of approximately HK$3.65 for every Haitong H Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Date, after deducting the Haitong 2024 Interim Dividend	34.4	97.0

Average closing price of approximately HK$3.73 for every Haitong H Share as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Date, after deducting the Haitong 2024 Interim Dividend	31.5	92.8

Every Haitong H Share as quoted on the Stock Exchange on the Latest Practicable Date of HK$6.96	(29.5)	3.3

LETTER FROM HAITONG IFA

Based on the respective closing prices of Guotai Junan H Shares and Haitong H Shares on the Last Trading Date after deducting the Guotai Junan 2024 Interim Dividend and the Haitong 2024 Interim Dividend respectively, the value of the Proposed Merger Consideration represents a premium of approximately 35.1% over the value of each Haitong H Share.

The value of the Proposed Merger Consideration, based on the closing price of Guotai Junan H Shares on the Last Trading Date after deducting the Guotai Junan 2024 Interim Dividend, represents premiums of approximately 41.7%, 41.7%, 34.4% and 31.5% over the average closing prices of Haitong H Shares for the 10, 30, 90 and 180 trading days up to and including the Last Trading Date respectively after deducting the Haitong 2024 Interim Dividend.

The value of the Proposed Merger Consideration, based on the closing price of Guotai Junan H Shares on the Latest Practicable Date, represents premiums of approximately 107.9%, 107.9%, 97.0% and 92.8% over the average closing prices of Haitong H Shares for the 10, 30, 90 and 180 trading days up to and including the Last Trading Date respectively after deducting the Haitong 2024 Interim Dividend.

We are aware that the value of the Proposed Merger Consideration (based on the closing price of Guotai Junan H Shares on the Last Trading Date after deducting the Guotai Junan 2024 Interim Dividend) when compared against the value of each Haitong H Share (based on the closing price on the Latest Practicable Date) represents a discount of approximately 29.5%. We note that there is a period of 49 trading days between the Last Trading Date and the Latest Practicable Date and between these two dates, the closing prices of Haitong H Shares had surged substantially following the publication of the Joint Announcement on 9 October 2024, as further discussed below. For completeness of analysis, we note that the closing prices of Guotai Junan H Shares exhibited similar trading pattern (as further illustrated in the section headed “5.3. Historical relative market price performance” below) between the Last Trading Date and the Latest Practicable Date, indicating that the value of the Proposed Merger Consideration had also moved in tandem. Therefore, from a share exchange perspective, we are of the view that this discount rate which manifested by comparing prices on two different dates (being the Last Trading Date and the Latest Practicable Date during which this significant corporate action of Proposed Merger had been announced) is not a meaningful factor for the Disinterested Haitong H Shareholders when assessing the fairness and reasonableness of the Exchange Ratio.

Based on the respective closing prices of Guotai Junan H Shares and Haitong H Shares on the Latest Practicable Date, the value of the Proposed Merger Consideration represents a premium of approximately 3.3% over the value of each Haitong H Share.

Additionally, we note an alternative illustration of the Exchange Ratio comparison as set out in the paragraph headed “(1) Comparison of the Exchange Ratio” under the section headed “5. Comparisons of value” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular. The Exchange Ratio, being 0.62, is higher than those indicative exchange ratios, being 0.46, 0.45 and 0.46, as implied by the respective (volume-weighted average) H share trading prices of Guotai Junan Securities and Haitong Securities as at the Last Trading Date, 20 and 60 trading days leading up to the date of the Joint Announcement respectively, which is reasonable.

LETTER FROM HAITONG IFA

Set out below is a chart showing (i) the closing prices of Haitong H Shares during the period from 5 September 2023, being one year before the Last Trading Date, to 5 September 2024, being the Last Trading Date (the “Pre-Announcement Period”) and up to the Latest Practicable Date (the “Post-Announcement Period”) (collectively, the “Review Period”); and (ii) the value of the Proposed Merger Consideration based on the closing price of Guotai Junan H Shares as at the Last Trading Date. We are of the view that the price performance of the Haitong H Shares during the Review Period can fairly and sufficiently reflect the recent market perception on Haitong Securities’ performance and outlook.

Source: Hong Kong Stock Exchange website (www.hkex.com.hk)

During the Pre-Announcement Period, the highest and lowest closing prices of Haitong H Shares were HK$4.98 and HK$3.39 per share recorded on 11 September 2023 and 10 July 2024 respectively. The market value of the Proposed Merger Consideration based on the closing price of Guotai Junan H Shares as at the Last Trading Date, being approximately HK$5.00, was above the closing prices of Haitong H Shares throughout the aforesaid period.

As illustrated in the graph above, we note that the closing prices of Haitong H Shares were in general on a downward trend during the Pre-Announcement Period. After recording its highest at HK$4.98 per share on 11 September 2023, the closing price of Haitong H Shares dropped to a low of HK$3.50 per share on 5 February 2024. This was in line with the overall market performance as evidenced by the Hang Seng Index, which decreased from 18,096 to 15,510 during the aforementioned period. Thereafter, closing prices of Haitong H Shares had traded between HK$4.15 per share and HK$3.46 per share during the period from 6 February 2024 to 9 July 2024. After Haitong Securities published its announcement on preliminary results for 1H2024 on 9 July 2024, the closing price of Haitong H Shares recorded its lowest at HK$3.39 per share on 10 July 2024. The closing prices of Haitong H Shares then remained relatively stable up to the Last Trading Date.

During the Post-Announcement Period, and when the trading of Haitong H Shares resumed after the publication of the Joint Announcement, closing price of Haitong H Shares surged substantially and reached HK$7.09 per share on 10 October 2024. This could potentially be attributed to (i) the Proposed Merger announced; and (ii) the overall market performance, as evidenced by the Hang Seng Index during the period when trading of Haitong H Shares was suspended, which increased significantly from 17,197 as of 9 September 2024 to 20,637 as of 9 October 2024. As at the Latest Practicable Date, Haitong H Shares closed at HK$6.96 per share.

LETTER FROM HAITONG IFA

Overall, the market value of the Proposed Merger Consideration represented premiums over the closing prices of Haitong H Shares, and therefore we consider that the Exchange Ratio is fair and reasonable from a market value comparison perspective.

5.2.	Underlying value of the Proposed Merger Consideration against the net asset value and profits attributable to owners of Haitong Securities

In addition to market value comparison, we have also considered from the perspectives of underlying asset value and relative profitability.

Underlying asset value comparison

Set out below is the comparison between the underlying asset value of the Proposed Merger Consideration (being the underlying asset value of 0.62 Guotai Junan H Shares) and the underlying asset value of each Haitong H Share.

	Underlying asset value of the Proposed Merger Consideration	Underlying asset value of each Haitong H Share
Total equity attributable to owners of Guotai Junan Securities/Haitong Securities based on their respective latest published financial information (in RMB) (Approximate)	168,096,267,000(note 1)	161,228,933,000(note 2)

Total number of issued shares (A+H shares) of Guotai Junan Securities/Haitong Securities as at the Latest Practicable Date	8,903,730,620	13,064,200,000

Net asset value per share attributable to owners of Guotai Junan Securities/Haitong Securities (in RMB) (A)	18.88	12.34

Exchange Ratio (B)	0.62	N/A

Underlying asset value (in RMB) (A) x (B)	11.71	12.34

LETTER FROM HAITONG IFA

Notes:

(1)	The figure was extracted from Guotai Junan 2024 Interim Report, where it was rounded to the nearest thousand.

(2)	The figure was extracted from the audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024 as set out in Appendix II to the Joint Circular, where it was rounded to the nearest thousand.

From the table above, the underlying asset value of the Proposed Merger Consideration represents a slight discount of approximately 5.1% to the underlying asset value of each Haitong H Share.

Profitability comparison

Set out below is the comparison between the profit attributable to owners of the Proposed Merger Consideration (being the profit attributable to 0.62 Guotai Junan H Shares) and the profit attributable to owners for each Haitong H Share.

	Profit attributable to owners under the Proposed Merger Consideration	Profit attributable to owners for each Haitong H Share
Profit attributable to owners of Guotai Junan Securities/Haitong Securities based on their respective latest published audited financial information (in RMB) (Approximate)	9,374,143,000(note 1)	1,008,406,000(note 2)

Adjusted weighted average number of ordinary shares (A+H shares) in issue of Guotai Junan Securities during the financial year/Number of shares in issue of Haitong Securities during the financial year (Approximate)	9,047,308,000	13,055,322,000

Basic earnings per share attributable to owners of Guotai Junan Securities/Haitong Securities (in RMB) (A)	0.98	0.08

Exchange Ratio (B)	0.62	N/A

Profit attributable (in RMB) (A) x (B)	0.61	0.08

LETTER FROM HAITONG IFA

Notes:

(1)	The figure was extracted from Guotai Junan 2023 Annual Report, where it was rounded to the nearest thousand.

(2)	The figure was extracted from Haitong 2023 Annual Report, where it was rounded to the nearest thousand.

From the table above, the profit attributable to owners under the Proposed Merger Consideration represents substantial premium of over six times to the profit attributable to owners of each Haitong H Share. The comparatively low level of profit attributable to shareholders of Haitong Securities in FY2023 was mainly affected by relatively large losses of the trading and institutional client service segment of Haitong Group’s overseas business, which were due to fair value changes of the investment securities held as well as increase in finance costs under the high interest rate environment. We noted that the above factors are contingent on market changes.

Based on the above comparisons of underlying asset value and profit attributable to owners under the Proposed Merger Consideration, we are of the view that the discount in terms of underlying asset value is to be weighed against the substantial premium in terms of profit attributable to owners. Overall this renders the Exchange Ratio of Proposed Merger from this perspective fair and reasonable.

Additionally, for the Disinterested Haitong H Shareholders’ information, we have set out the pro forma net asset value per share and earnings per share of the Enlarged Group in the section headed “8. Pro forma financials of the Enlarged Group” below.

5.3.	Historical relative market price performance

In assessing the reasonableness, from the point of view of recent market price trend, we have conducted an analysis on the market prices of Guotai Junan H Shares and Haitong H Shares. Set out below is a chart showing the movement of the closing prices of Guotai Junan H Share and Haitong H Shares during the Review Period, with a base of 100 as at 5 September 2023.

Source: Hong Kong Stock Exchange website (www.hkex.com.hk)

LETTER FROM HAITONG IFA

During the Pre-Announcement Period, the price trends of Haitong H Shares and Guotai Junan H Shares were similar, with both trading below their respective base levels for a substantial portion of the period. During the Post-Announcement Period, while the share prices of Haitong H Share and Guotai Junan H Shares increased substantially compared to their respective base levels as at 5 September 2023, their share price trends have generally remained aligned. This indicates that our analysis on the market value comparison above based on the Exchange Ratio continues to be valid up to the Latest Practicable Date. Since our market value price analysis is time-sensitive, Disinterested Haitong H Shareholders should continue to monitor the relative share price movements of Haitong H Shares and Guotai Junan H Shares.

5.4.	Summary of sections 5.1 to 5.3

Having considered that (i) the value of the Proposed Merger Consideration represented premiums over the closing prices (as well as the average closing prices for the 10, 30, 90 and 180 trading days up to and including the Last Trading Date) of Haitong H Shares as set out under section 5.1 above; (ii) the price trends of Haitong H Shares and Guotai Junan H Shares were generally aligned during the Review Period as set out under section 5.3 above; and (iii) the respective discount and premium to Haitong H Shares from the perspective of underlying asset value and profit attributable to owners as set out under section 5.2 above, we are of the view that the Proposed Merger Consideration, and accordingly the Exchange Ratio, is fair and reasonable.

5.5.	Historical liquidity of Haitong H Shares and Guotai Junan H Shares

As the Disinterested Haitong H Shareholders will own Guotai Junan H Shares if the Proposed Merger is being approved, we have also considered the liquidity of Haitong H Shares and Guotai Junan H Shares. The table below summarises the average daily trading volume of shares on a monthly basis, and the respective percentage of the average daily trading volume of Haitong H Shares and Guotai Junan H Shares during the Review Period. These figures are compared to the total number of issued Haitong H Shares and Guotai Junan H Shares respectively.

LETTER FROM HAITONG IFA

Historical liquidity of Haitong H Shares

		Approximate
		% of average
		daily trading
		volume to total
	Average	issued Haitong
	daily	H Shares as at
	trading	the relevant
	volume	month end
	(shares)
2023
September	4,483,322	0.131%
October	7,320,824	0.215%
November	4,363,041	0.128%
December	5,399,015	0.158%

2024
January	8,574,491	0.251%
February	9,858,951	0.289%
March	7,420,137	0.218%
April	8,465,726	0.248%
May	12,069,358	0.354%
June	12,499,601	0.367%
July	7,681,446	0.225%
August	7,241,390	0.212%
September (up to the Last Trading Date)	10,777,976	0.316%
October (from 10 October 2024)(note)	97,280,182	2.853%
November (up to the Latest Practicable Date)	28,339,317	0.831%

LETTER FROM HAITONG IFA

Historical liquidity of Guotai Junan H Shares

		Approximate %
		of average daily
		trading volume
		to total issued
	Average	Guotai Junan
	daily	H Shares as at
	trading	the relevant
	volume	month end
	(shares)
2023
September	754,278	0.054%
October	601,980	0.043%
November	958,157	0.069%
December	1,097,316	0.079%

2024
January	1,138,632	0.082%
February	931,522	0.067%
March	1,671,050	0.120%
April	1,726,462	0.124%
May	2,923,947	0.210%
June	2,324,413	0.167%
July	1,125,115	0.081%
August	9,136,376	0.656%
September (up to the Last Trading Date)	2,464,100	0.177%
October (from 10 October 2024)(note)	44,047,730	3.165%
November (up to the Latest Practicable Date)	15,672,744	1.126%

Note: Haitong H Shares and Guotai Junan H Shares were suspended for trading from 9 September 9:00 am to 10 October 2024 9:00 am.

Source: Hong Kong Stock Exchange website (www.hkex.com.hk)

LETTER FROM HAITONG IFA

During the Review Period, the average daily trading volume of Haitong H Shares was approximately 13,801,948 shares, representing approximately 0.405% over the number of total issued Haitong H Shares. As illustrated in the above table, the percentage of average daily trading volume of Haitong H Shares in relation to the number of total issued Haitong H Shares ranged from approximately 0.128% to 2.853%.

In relation to Guotai Junan H Shares, the average daily trading volume during the Review Period was approximately 5,014,064 shares, representing approximately 0.360% over the number of total issued Guotai Junan H Shares. This percentage is slightly lower than that of Haitong H Shares as discussed above. As illustrated in the above table, the percentage of average daily trading volume of Guotai Junan H Shares in relation to the number of total issued Guotai Junan H Shares ranged from approximately 0.043% to 3.165%. We note that the trading volume of Guotai Junan H Shares in August 2024, being the month preceding to the Last Trading Date, was significantly higher compared to levels observed during the Pre- Announcement Period. We are not aware of any specific reason for the relatively significant trading volume recorded in August 2024. It is however observed that the trading liquidity of both Guotai Junan H Shares and Haitong H Shares similarly increased substantially after the publication of the Joint Announcement and up to the Latest Practicable Date.

Based on the above observations, whilst the overall trading liquidity of Haitong H Shares appears to be higher than that of Guotai Junan H Shares, we note that the levels of share trading activity were generally in line. In addition, we have also considered that subsequent to the Proposed Merger, the asset and operational scale as well as the market capitalisation of the Post-Merger Company will be significantly larger. The public float (in terms of size) of the Post-Merger Company will also be larger and consisting of shareholder bases of both Haitong Securities and Guotai Junan Securities. These factors will likely attract further institutional investors following and with enhanced trading liquidity. Disinterested Haitong H Shareholders can therefore expect improved liquidity by holding Guotai Junan H Shares compared to holding Haitong H Shares.

LETTER FROM HAITONG IFA

5.6.	Comparable analysis

In evaluating the terms of the Proposed Merger, we have attempted to perform analysis on the price-to-book ratios (the “P/B Ratio”), which is a commonly used valuation yardstick for financial institutions, of companies listed on the Hong Kong Stock Exchange and are engaged in similar businesses to those of Haitong Securities (the “Comparable Companies”). For completeness of analysis, we have also made reference to price-to-earnings ratios (the “P/E Ratio”), being another common parameter in assessing a company’s value.

On the basis that (i) Haitong Securities’ primary businesses are wealth management, investment banking, asset management, trading and institutional client services and financial leasing; (ii) the H shares of Haitong Securities are listed on the main board of the Hong Kong of Stock Exchange; and (iii) Haitong Securities’ revenue for the year ended 31 December 2023 was approximately RMB33.0 billion, we have set out the following selection criteria for the purpose of identifying Comparable Companies:

(i)	the company should be a securities firm with a business scope similar to that of Haitong Securities, with a geographic focus in China;

(ii)	the shares of the company are listed on the main board of the Hong Kong Stock Exchange; and

(iii)	the company should have a comparable scale of operation to Haitong Securities, with latest annual revenue ranging between RMB11.0 billion (approximately one third of Haitong Securities’ revenue for the year ended 31 December 2023) and RMB100.0 billion (approximately three times of Haitong Securities revenue for the year ended 31 December 2023).

LETTER FROM HAITONG IFA

Notes:

(1)	Extracted from the respective annual reports of Haitong Securities and the Comparable Companies for the year ended 31 December 2023.

(2)	Extracted from the respective interim reports of Haitong Securities and the Comparable Companies for the six months ended 30 June 2024.

(3)	The market capitalisation of the Comparable Companies as at the Last Trading Date represents the sum of the market capitalisation of both A shares and H shares. The market capitalisation of A shares and H shares is calculated by multiplying the number of outstanding A shares and H shares as at 30 September 2024 by the respective closing prices of A shares and H shares as at the Last Trading Date. An exchange rate of HK$1.00 to RMB0.90767 has been applied, being the central parity rate as announced by the People’s Bank of China as at the date of the Joint Announcement.

(4)	The market capitalisation of the Comparable Companies as at the Latest Practicable Date represents the sum of the market capitalisation of both A shares and H shares. The market capitalisation of A shares and H shares is calculated by multiplying the number of outstanding A shares and H shares as at 30 September 2024 by the respective closing prices of A shares and H shares as at the Latest Practicable Date. An exchange rate of HK$1.00 to RMB0.90767 has been applied, being the central parity rate as announced by the People’s Bank of China as at the date of the Joint Announcement.

(5)	P/B Ratio was calculated based on the market capitalisation as at the Last Trading Date and divided by the net assets attributable to shareholders as at 30 June 2024.

(6)	P/B Ratio was calculated based on the market capitalisation as at the Latest Practicable Date and divided by the net assets attributable to shareholders as at 30 June 2024.

(7)	P/E Ratio was calculated based on the market capitalisation as at the Last Trading Date and divided by profit attributable to shareholders of the company for the year ended 31 December 2023.

(8)	P/E Ratio was calculated based on the market capitalisation as at the Latest Practicable Date and divided by profit attributable to shareholders of the company for the year ended 31 December 2023.

(9)	The implied market capitalisation of Haitong Securities as at the Last Trading Date represents the sum of the implied market capitalisation of both Haitong A Shares and Haitong H Shares. The implied market capitalisation of Haitong A Shares and Haitong H Shares is calculated by multiplying the number of outstanding Haitong A Shares and Haitong H Shares as at 30 September 2024 by the value of the Proposed Merger Consideration (calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Last Trading Date).

(10)	The implied market capitalisation of Haitong Securities as at the Latest Practicable Date represents the sum of the market capitalisation of both Haitong A Shares and Haitong H Shares. The implied market capitalisation of Haitong A Shares and Haitong H Shares is calculated by multiplying the number of outstanding Haitong A Shares and Haitong H Shares as at the Latest Practicable Date by the value of the Proposed Merger Consideration (calculated based on the respective closing price of Guotai Junan A Shares and Guotai Junan H Shares as at the Latest Practicable Date).

The P/B Ratios of the Comparable Companies as at the Last Trading Date ranged from approximately 0.58 times to 1.27 times, with a mean and median of approximately 0.86 times and 0.90 times respectively. The valuation of Haitong Securities based on the implied market capitalisation arrived at using the Proposed Merger Consideration calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Last Trading Date, translates into an implied P/B Ratio of approximately 0.63 times. This is within the range of those of the Comparable Companies, whilst below the mean and median.

LETTER FROM HAITONG IFA

In addition, we set out the P/B Ratios of the Comparable Companies as at the Latest Practicable Date for the Disinterested Haitong H Shareholders’ reference.

The P/B Ratios of the Comparable Companies as at the Latest Practicable Date ranged from approximately 0.83 times to 1.91 times, with a mean and median of approximately 1.22 times and 1.19 times respectively. The implied P/B Ratio of Haitong Securities as at the Latest Practicable Date (calculated in accordance to the same formula as described above, with the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Latest Practicable Date being adopted) is approximately 0.86 times, which is within the range of those of the Comparable Companies and lower than the mean and median.

The P/E Ratios of the Comparable Companies as at the Last Trading Date ranged from approximately 8.25 times to 24.57 times, with a mean and median of approximately 15.31 times and 13.77 times respectively. The valuation of Haitong Securities based on the implied market capitalisation arrived at using the Proposed Merger Consideration calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Last Trading Date, translates into an implied P/E Ratio of approximately 102.61 times. This is above the range of those of the Comparable Companies. In addition, the implied P/E Ratio of Haitong Securities, based on the implied market capitalisation arrived at using the Proposed Merger Consideration calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Latest Practicable Date, is approximately 138.65 times, which is above the range of those of the Comparable Companies. We note that the relatively high implied P/E Ratio of Haitong Securities is partly due to its nominal level of profit attributable to shareholders recorded for FY2023. For discussion relating to Haitong Securities’ historical financial performance, please refer to the section headed “1.2. Historical financial performance of Haitong Securities” above. In light of this, for reference only, the implied P/E Ratios of Haitong Securities, calculated based on (i) the implied market capitalisation calculated by multiplying the number of outstanding Haitong A Shares and Haitong H Shares as at 30 September 2024 by the value of the Proposed Merger Consideration (calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Last Trading Date and the Latest Practicable Date respectively); and (ii) the profit attributable to shareholders of Haitong Securities for year ended 31 December 2022, are approximately 15.81 times and 21.36 times respectively.

In summary, having considered (i) from a P/B Ratio perspective, the implied ratios of Haitong Securities are within the ranges of those of the Comparable Companies, despite below the mean and median; and (ii) for completeness of analysis, from a P/E Ratio perspective, the implied ratios of Haitong Securities are above the ranges of those of the Comparable Companies, we are of the view that overall, the implied valuation of Haitong Securities under the terms of the Proposed Merger is fair and reasonable from the perspective of market comparable analysis based on the abovementioned commonly adopted yardsticks.

LETTER FROM HAITONG IFA

Additionally, since the Proposed Merger comprises the Share Exchange, we note that the P/B Ratios of Haitong Securities and Guotai Junan Securities were approximately 0.592 times and 0.723 times respectively as at the Last Trading Date. In other words, the Share Exchange entails Disinterested Haitong H Shareholders exchanging its discounted Haitong H Shares for Guotai Junan H Shares which are also discounted in terms of book value. The effects of the aforesaid discounts are therefore mitigated.

6.	Arrangement for Haitong Dissenting Shareholders

Pursuant to PRC regulatory requirements, cash put options will be provided to the Haitong Dissenting Shareholders. Subject to the satisfaction or waiver (as applicable) of all the Conditions, the Qualified Haitong Dissenting Shareholders will be entitled to sell their Haitong Shares to the Haitong Put Option Provider(s), being (i) (with respect to Haitong A Shares) Taiping Life (via its asset manager, Taiping Asset Management Co., Ltd) and BOCI (China), at a cash price equal to RMB9.28 per Haitong A Share; and (ii) (with respect to Haitong H Shares) Taiping Life (via its asset manager, Taiping Assets Management (Hong Kong) Company Limited) and BOCI Asia, at a cash price equal to HK$4.16 per Haitong H Share. The cash amounts have been determined according to the highest trading prices of Haitong A Shares and Haitong H Shares on the SSE and the Hong Kong Stock Exchange, respectively, during the 60 trading days of the Haitong Shares prior to the date of the Joint Announcement. For further details, please refer to the paragraph headed “(3) Put Options and Dissenting Shareholders who Exercise the Put Options” under the section headed “2. Terms of the Proposed Merger” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular.

In this regard, we wish to highlight the following factors and observations for the Disinterested Haitong H Shareholders to consider:

•	Only those Haitong H Shareholders who vote against the Proposed Merger at both the (A) Haitong EGM and (B) Haitong H Shareholders’ Class Meeting, will be eligible to exercise the Haitong Put Option. However, if the Proposed Merger is ultimately not implemented, Haitong Dissenting Shareholders shall have no right to exercise the Haitong Put Option.

[2]	Calculated by dividing the market capitalisation of Guotai Junan Securities as at the Last Trading Date by net assets attributable to the equity holders of Guotai Junan Securities as at 30 June 2024. The market capitalisation of Guotai Junan Securities as at the Last Trading Date represents the sum of the market capitalisation of both Guotai Junan A shares and Guotai Junan H shares based on the respective closing prices of Guotai Junan A shares and Guotai Junan H shares as at the Last Trading Date. An exchange rate of HK$1.00 to RMB0.90767 has been applied, being the central parity rate as announced by the People’s Bank of China as at date of the Joint Announcement.

[3]	Calculated by dividing the market capitalisation of Haitong Securities as at the Last Trading Date by net assets attributable to the shareholders of Haitong Securities as at 30 June 2024. The market capitalisation of Haitong Securities as at the Last Trading Date represents the sum of the market capitalisation of both Haitong A shares and Haitong H shares based on the respective closing prices of Haitong A shares and Haitong H shares as at the Last Trading Date. An exchange rate of HK$1.00 to RMB0.90767 has been applied, being the central parity rate as announced by the People’s Bank of China as at the date of the Joint Announcement.

LETTER FROM HAITONG IFA

It should be noted that one of the conditions for passing the relevant resolution for the Proposed Merger is “(i) approval is given by 75% or more of the votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders that are cast either in person or by proxy at the Haitong H Shareholders’ Class Meeting; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Haitong H shares held by the Disinterested Haitong H Shareholders”.

•	The Proposed Merger Consideration of HK$7.19, calculated based on the closing price of Guotai Junan H Share on the Latest Practicable Date, is higher than the price of HK$4.16 per Haitong H Share.

•	The rationale of the Proposed Merger is elaborated in the section headed “4. Rationale of the Proposed Merger” above, in particular from the perspective of Disinterested Haitong H Shareholders, the Proposed Merger provides the opportunity to retain equity exposure in the financially stronger and more comprehensive scale Post-Merger Company with larger market capitalisation.

With the above factors in mind, despite the availability of cash exit for eligible Disinterested Haitong H Shareholders who vote against the Proposed Merger, our recommendation relating to the Proposed Merger and Proposed Placement in the section headed “Recommendations” below remains, namely to recommend the Haitong IBC to recommend the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

6.1.	BOCI Asia Haitong Put Option Arrangement as the Special Deal

BOCI Asia and Taiping Life (via its asset manager, Taiping Assets Management (Hong Kong) Company Limited) are Haitong Put Option Providers with respect to Haitong H Shareholders. BOCI Asia is part of the BOC Group. As at the Latest Practicable Date, the BOC Group, as part of its ordinary course of business, holds 3,593,137 Haitong A Shares (representing approximately 0.04% of the total issued Haitong A Shares and 0.03% of total issued Haitong Shares respectively) and 4,024,000 Haitong H Shares (representing approximately 0.12% of the total issued Haitong H Shares and 0.03% of total issued Haitong Shares respectively) in aggregate. The BOCI Asia Haitong Put Option Arrangement is not extended to all Haitong Shareholders, and is therefore considered as the Special Deal. As the Special Deal is not capable of being extended to all Haitong Shareholders, it is subject to the consent of the Executive and the approval of the Independent Haitong Shareholders. Neither the Proposed Merger nor the Proposed Placement are conditional upon the undertaking of the Special Deal. If the Special Deal is not approved, the Proposed Merger, the Proposed Placement and the provision of the Haitong Put Options by the other Haitong Put Option Providers will still proceed.

LETTER FROM HAITONG IFA

Since the BOCI Asia Haitong Put Option Arrangement is considered as a special deal under Rule 25 of the Takeovers Code, we, the Haitong IFA, have considered the factors below in assessing the fairness and reasonableness of the BOCI Asia Haitong Put Option Arrangement:

(i)	Cash put options are provided pursuant to PRC regulatory requirements and are mandatory in mergers by absorption transactions of PRC listed companies

The Haitong Put Option is being offered as part of regulatory requirements as similar cash put options are mandatory in mergers by absorption transactions involving PRC-listed companies. We have identified an exhaustive list of three recent mergers by absorption based on the following criteria: (i) mergers by absorption between listed companies in the PRC; and (ii) an initial announcement published within three years preceding the Last Trading Day, being (a) the merger between China Shipbuilding Industry Company Limited (stock code: 601989.SH) and China CSSC Holdings Limited (stock code: 600150.SH) with initial announcement on 3 September 2024), (b) the merger between AVIC Electromechanical Systems Co., Ltd (stock code: 002013.SZ) and China Avionics Systems Co., Ltd. (stock code: 600372.SH) with initial announcement on 6 November 2022), and (c) the merger between and Ningxia Building Materials Group Co., Ltd. (stock code: 600449.SH) and China National Building Materials Technology Co., Ltd (stock code: 834082.NQ) with initial announcement on 28 April 2022). We noted that all these three transactions included cash put options for dissenting shareholders. In addition, in the 2015 merger of CSR Corporation Limited (stock code: 601766.SH) and China CNR Corporation Limited (stock code: 601299.SH) (both of which had A shares and H shares listed prior to the merger, similar to the Proposed Merger), cash put options were also provided to dissenting shareholders.

(ii)	Reasons selecting BOCI Asia as one of the Haitong Put Option Providers

Based on our discussion with the Management, the Haitong Put Option Providers with respect to Haitong H Shares (being BOCI Asia and Taiping Life (via its asset manager, Taiping Asset Management (Hong Kong) Company Limited)) were selected after thorough consideration of their ability, including their financial strength, to take on this role. BOCI Asia is an indirect wholly-owned subsidiary of Bank of China Limited, one of the leading financial institutions in the PRC.

We note that BOC Group’s shareholding in Haitong Securities is nominal comprising approximately 0.06% of total issued Haitong Shares, as at the Latest Practicable Date. We understand from the Management that BOC Group’s small shareholding in Haitong Securities was part of its ordinary course of business and BOC Group had not influenced or exerted any pressure on the Management on the decision of BOCI Asia’s appointment as a Haitong Put Option Provider.

LETTER FROM HAITONG IFA

(iii)	Passive role as a Haitong Put Option Provider and terms of Haitong Put Option being offered

By committing to becoming a Haitong Put Option Provider, BOCI Asia takes on a passive role and becomes obligated to acquire the Haitong Shares which the Haitong Dissenting Shareholders decide to sell. Qualified Haitong Dissenting Shareholders can make their own decision on whether to sell their Haitong Shares under the Haitong Put Option.

In addition, two Haitong Put Option Providers with respect to Haitong H Shares (being BOCI Asia and Taiping Life (via its asset manager, Taiping Asset Management (Hong Kong) Company Limited)) will offer identical terms for the Haitong Put Options.

(iv)	Efforts needed and possible outcome for acting as Haitong Put Option Providers

Based on our observation that the closing price of Haitong H Shares of HK$6.96 as at the Latest Practicable Date is substantially higher than the exercise price of the Haitong Put Option of HK$4.16 per Haitong H Share, we believe, barring drastic decrease in market price of Haitong H Shares, it is likely that the number of Haitong H Shares that will be put to BOCI Asia will be nominal. Also, by this time BOCI Asia would likely have to incur losses if the then prevailing market price of Haitong H Shares are below the exercise price of the Haitong Put Option.

Consequently, based on current circumstances, additional benefit that can be derived by BOCI Asia for acting as a Haitong Put Option Provider is likely nominal or it may even incur losses. In addition, we are of the view that the administrative costs incidental to providing such services, if any, are borne by itself irrespective of the outcome.

We also note that the efforts of BOCI Asia in undertaking this role (such as making pre-commitment and setting aside adequate funding) require resources which may not be generally available to other Haitong H Shareholders and hence such role cannot be generally undertaken by other Haitong H Shareholders.

Based on the above, we are of the view that the terms of the BOCI Asia Haitong Put Option Arrangement, which is considered as the Special Deal, are fair and reasonable so far as the Independent Haitong Shareholders are concerned.

LETTER FROM HAITONG IFA

7.	Effects of shareholding of Disinterested Haitong H Shareholders

With reference to information set out in the paragraph headed “Shareholding structure chart before and after the Proposed Merger and Proposed Placement” under the section headed “1. Background information of the Proposed Merger” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular, below is a table illustrating the potential shareholding effect to Disinterested Haitong H Shareholders as a result of the Proposed Merger.

Shareholding in Haitong Securities as at the Latest Practicable Date

Shareholders	No. of H shares	Approx. % of total number of issued H shares	Approx. % of total number of issued shares
Guosheng Group	255,456,400	7.49%	1.96%

Shanghai Electric Group	307,409,200	9.02%	2.35%

Other Disinterested Haitong H Shareholders	2,842,679,220	83.37%	21.76%

Total Disinterested Haitong H Shareholders	3,405,544,820	99.88%	26.07%

Shareholding in the Post-Merger Company immediately after the Closing Date (without taking into account the effect of the Proposed Placement)

Shareholders	No. of H shares		Approx. % of total number of issued H shares	Approx. % of total number of issued shares
Guosheng Group	158,382,968		4.52%	0.93%

Shanghai Electric Group	190,593,704		5.44%	1.12%

Other Disinterested Haitong H Shareholders	1,762,461,116	(note 1)	50.27%	10.37%

Total Disinterested Haitong H Shareholders	2,111,437,788		60.23%	12.42%

Notes:

(1)	Calculated based on multiplying the number of shares of other Disinterested Haitong H Shareholders as at the Latest Practicable Date by the Exchange Ratio (i.e. 0.62).

(2)	The above table does not take into account any fractional shares.

LETTER FROM HAITONG IFA

As shown in the above table, the shareholding of the Disinterested Haitong H Shareholders will be diluted (i) from approximately 99.88% to approximately 60.23%, in terms of percentage to the total number of issued H shares; and (ii) from approximately 26.07% to approximately 12.42%, in terms of percentage to the total number of issued shares, as a result of the Proposed Merger. Despite a smaller shareholding in the Post-Merger Company as compared to that in Haitong Securities, the shares that the Disinterested Haitong H Shareholders exchanged into are backed by the financially stronger and more comprehensive scale Post-Merger Company with a larger market capitalisation. The larger public float will also facilitate more efficient investment and realisation activities. Overall, we consider that the potential shareholding dilution effect as a result of the Proposed Merger to be acceptable.

8.	Pro forma financials of the Enlarged Group

For the purpose of illustrating the financial effects of the Proposed Merger, the pro forma financial information of the Enlarged Group prepared in accordance with IFRS and CASBE respectively, are set out in the “Unaudited pro forma financial information of the Enlarged Group” in Appendix III to the Joint Circular.

Based on information available in Appendix III to the Joint Circular, (i) the unaudited pro forma consolidated statement of assets and liabilities of the Enlarged Group has been prepared in accordance with IFRS and based on (a) the audited consolidated statement of financial position of the Guotai Junan Group as at 31 December 2023; (b) the audited consolidated statement of financial position of Haitong Group as at 30 September 2024 as set out in Appendix II to the Joint Circular; and (c) after giving effect to other unaudited pro forma adjustments as described in the accompanying notes; and (ii) the unaudited pro forma consolidated income statement and balance sheet of the Enlarged Group for the year ended 31 December 2023 and the nine months ended 30 September 2024 have been prepared under CASBE.

It should be noted that the analysis below is for illustrative purpose only and does not purport to represent how the financial position of the Enlarged Group would become after Closing.

8.1.	Net asset value

Based on the pro forma financial information of the Enlarged Group as set out in Appendix III to the Joint Circular, assuming that the Proposed Merger had been completed on 31 December 2023, the unaudited pro forma net asset value of the Post-Merger Company, prepared in accordance with IFRS, would have been approximately RMB340,666.3 million, which is approximately twice of the audited net assets of Haitong Securities of approximately RMB174,799.6 million as at 31 December 2023.

For illustrative and comparison purpose, based on the Material Information Announcements, the net assets per share of the Post-Merger Company prepared in accordance with CASBE would be approximately RMB18.22 and RMB18.38 as at 31 December 2023 and 30 September 2024 respectively. After multiplying with the Exchange Ratio, the net assets per share would be approximately RMB11.30 and RMB11.40, representing a decrease of approximately 9.6% and 7.6% compared with the net assets per share attributable to owners of Haitong Securities of RMB12.50 and RMB12.34 at the same dates respectively.

LETTER FROM HAITONG IFA

8.2.	Earnings

Based on the pro forma financial information of the Enlarged Group as set out in Appendix III to the Joint Circular, assuming that the Proposed Merger had been completed on 1 January 2023, the unaudited pro forma net profit attributable to equity holders of the Enlarged Group, prepared in accordance with CASBE, would be approximately RMB10,675.6 million as at 31 December 2023 and approximately RMB8,658.0 million as at 30 September 2024.

Based on the Material Information Announcements, the earnings per share attributable to owners of the Post-Merger Company prepared in accordance with CASBE would be approximately RMB0.59 and RMB0.48 for FY2023 and the nine months ended 30 September 2024 respectively. After multiplying with the Exchange Ratio, the earnings per share attributable to owners of the Post-Merger Company would be approximately RMB0.37 and RMB0.30 respectively.

For illustrative and comparison purpose, based on the A share annual report of Haitong Securities for the year ended 31 December 2023 published on the SSE, which was prepared in accordance with CASBE, the basic and diluted earnings per share were both RMB0.08. The aforementioned earnings per share attributable to owners of the Post-Merger Company (after taking into account the Exchange Ratio) for FY2023 therefore represents an increase of approximately 362.5% compared with the prevailing earnings per share of Haitong Securities.

9.	The Proposed Placement

To raise ancillary fundings to increase the capital, support the development for business lines of the Post-Merger Company, and replenish the working capital, Guotai Junan Securities proposed to approve the issuance of such number of Placement A Shares at an issue price of RMB15.97 per Placement A Share, to the Subscriber for a total consideration of up to RMB10,000,000,000. The net proceeds from the Proposed Placement are intended to be used for international business, trading and investment business, digitalisation and replenishing working capital.

The Subscriber, being Shanghai State-owned Assets Management Co., Ltd. (上海國有資產經營有限公司), is a 23.06% direct shareholder of Guotai Junan Securities and a wholly-owned subsidiary of Shanghai International. Shanghai International is wholly-owned as to 100% by Shanghai SASAC. The Subscriber is principally engaged in industrial investment, capital operation and asset acquisition.

It is expected that the number of Placement A Shares to be issued under the Proposed Placement will not exceed 626,174,076 (with an aggregate nominal value of RMB626,174,076) or 3.55% of the enlarged total issued share capital of the Post-Merger Company (assuming that, other than in relation to the Proposed Merger and Proposed Placement, there will be no change to the shareholding structure of the Post-Merger Company). The final number of Placement A Shares to be issued under the Proposed Placement will be determined by the size of the ancillary funds approved by the SSE and ultimately registered by the CSRC.

The Proposed Placement will be undertaken concurrently with the Share Exchange.

LETTER FROM HAITONG IFA

9.1.	Principal terms of the Proposed Placement

Guotai Junan Securities and the Subscriber have entered into the Placement Subscription Agreement on 9 October 2024. Set out below is key terms of the Proposed Placement. For details, please refer to the section headed “6. Proposed Placement” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular.

Parties	:	(a)	Guotai Junan Securities (as issuer); and

(b)	Subscriber (as subscriber).

Issuance size	:	Up to RMB10 billion; and up to 626,174,076 Placement A Shares

Issue price	:	RMB15.97 per Placement A Share (the “Issue Price”)

Conditions Precedent	:	The Placement Subscription Agreement shall become effective upon satisfaction of the following conditions:

(i)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Guotai Junan Shareholders present and voting in person or by proxy at the Guotai Junan EGM to approve the Proposed Placement;

(ii)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Haitong Shareholders present and voting in person or by proxy at each of the Haitong EGM, the Haitong H Shareholders’ Class Meeting and the Haitong A Shareholders’ Class Meeting to approve the Proposed Placement;

(iii)	the approval, filing or registration (if applicable) by Shanghai SASAC, SSE and CSRC in respect of the Proposed Placement having been obtained and remaining in effect;

(iv)	the Merger Agreement becoming effective; and

(v)	the approval by the shareholder of the Subscriber in respect of the Proposed Placement having been obtained.

LETTER FROM HAITONG IFA

Lock-up	:	Unless transfers are permitted by Applicable Laws, the Placement A Shares subscribed by the Subscriber pursuant to the Proposed Placement shall be subject to a lock-up period of 60 months from the date of issue of such Placement A Shares. Any additional Guotai Junan A Shares acquired by the Subscriber as a result of certain circumstances including bonus issues or conversion of capital reserves into share capital with respect to the Placement A Shares shall also be subject to the aforementioned lock-up period. Upon expiry of the lock-up period, transfers of the Placement A Shares shall be conducted in accordance with relevant rules of the CSRC and the SSE.

The aforementioned lock-up period shall be adjusted from time to time according to the latest requirements of the CSRC and the SSE.

The Subscriber undertook to comply with the lock-up provisions as set out above.

The Issue Price

For illustrative purpose only, the Issue Price is RMB15.97 per Placement A Share, represents/is:

(a)	a premium of approximately 9.76% over the closing price of each Guotai Junan A Share of RMB14.55 as of the Last Trading Date, after deducting Guotai Junan 2024 Interim Dividend;

(b)	a premium of approximately 12.78% over the volume-weighted average price of RMB14.16 of each Guotai Junan A Share for the 20 trading days immediately prior to the date of the Joint Announcement, after deducting Guotai Junan 2024 Interim Dividend;

(c)	a premium of approximately 15.47% over the Market Reference Price of RMB13.83 of each Guotai Junan A Share for the 60 trading days immediately prior to the date of the Joint Announcement, after deducting the Guotai Junan 2024 Interim Dividend;

(d)	a discount of approximately 18.69% over the closing price of each Guotai Junan A Share of RMB19.64 as of the Latest Practicable Date;

(e)	a premium of approximately 51.66% over the closing price of each Guotai Junan H Share of HK$11.60 as of the Latest Practicable Date; and

(f)	approximately equal to the audited net asset value of RMB15.97 per share attributable to ordinary shareholders of Guotai Junan Securities as of 31 December 2023, after adjusting for the Guotai Junan 2023 Final Dividend and deducting the Guotai Junan 2024 Interim Dividend.

LETTER FROM HAITONG IFA

We note that pursuant to the Applicable Laws, the issue price for Placement A Shares shall not be lower than (a) 80% of the volume-weighted average price for the 20 trading days of Guotai Junan A Shares immediately prior to the date of the Joint Announcement; and (b) the net asset value per share attributable to ordinary shareholders of the listed company based on the audited consolidated statements of the most recent financial year prior to the date of the Joint Announcement of Guotai Junan Securities and deducting the Guotai Junan 2024 Interim Dividend and Guotai Junan 2023 Final Dividend. Based on the above analysis and illustrations, the Proposed Placement Issue Price is therefore in compliance with the Applicable Laws.

To further assess the fairness and reasonableness of the Issue Price, we have conducted the following analysis:

Share price performance analysis

Set out below is a chart showing the movement of the daily closing prices of Guotai Junan A Shares as well as the Issue Price during the period from 5 September 2023 (being the 12-month period precedent to the Last Trading Date) to the Last Trading Date (the “Placement Review Period”) and up to the Latest Practicable Date. We consider the Placement Review Period of 12 months adequately reflects recent market perception of the value of Guotai Junan A Shares. For completeness, we also present the daily closing prices of Guotai Junan H Shares (translated into RMB value) in the same chart for reference.

Historical daily closing price of Guotai Junan A Shares and Guotai Junan H Shares

Source: SSE and Hong Kong Stock Exchange

LETTER FROM HAITONG IFA

During the Placement Review Period, the Issue Price was higher than the closing prices of Guotai Junan A Shares. For reference, the Issue Price was higher than the closing prices of Guotai Junan H Shares as well during the Placement Review Period and up to the Latest Practicable Date.

The lowest and highest closing prices of Guotai Junan A Shares were RMB13.05 (or RMB12.50 after adjusting for the final dividend declared by Guotai Junan Securities for 2023 and the Guotai Junan 2024 Interim Dividend) per Guotai Junan A Share recorded on 12 April 2024, and RMB15.29 (or RMB14.74 after adjusting for the final dividend declared by Guotai Junan Securities for 2023 and the Guotai Junan 2024 Interim Dividend) per Guotai Junan A Share recorded on 6 November 2023 and 15 November 2023 respectively.

The Issue Price represents a premium of approximately 4.45% (or 8.34% after adjusting for the final dividend declared by Guotai Junan Securities for 2023 and the Guotai Junan 2024 Interim Dividend) over the highest closing price of Guotai Junan A Shares during the Placement Review Period.

Subsequent to the Last Trading Date and after the publication of the Joint Announcement on 9 October 2024, the closing price of Guotai Junan A Shares surged to RMB19.64 per share on the Latest Practicable Date. The Issue Price represents a discount of approximately 18.69% to such closing price. We note that this trend is in line with the H share movement as discussed in the section headed “5.3. Historical relative market price performance” above. Except for (i) the publication of Joint Announcement; and (ii) the recent rise in the PRC stock market driven by favourable policies introduced by the PRC government, we are not aware of any particular events that could have caused the significant increase in Guotai Junan Shares prices.

While the Guotai Junan A Shares and Guotai Junan H Shares trade in different stock markets at different prices, we have also made comparisons of their trading prices. We note that the Issue Price is also significantly higher than the historical market price of Guotai Junan H Shares throughout the Placement Review Period and up to the Latest Practicable Date. As at the Latest Practicable Date, the closing price of Guotai Junan H Shares was HK$11.60 per share (equivalent to approximately RMB10.53 per share). The Issue Price represents a premium of approximately 51.66% to such closing price.

In summary, having considered that (i) the Issue Price is above the closing prices of Guotai Junan A Shares during the Placement Review Period, while subsequent to the Last Trading Date and after the publication of the Joint Announcement on 9 October 2024, the closing price of Guotai Junan A Shares surged to RMB19.64 per share on the Latest Practicable Date which is above the Issue Price; and (ii) the Issue Price is significantly higher than the closing prices of Guotai Junan H Shares throughout the Placement Review Period and up to the Latest Practicable Date, from the perspective of the historical price performance of Guotai Junan A Shares as well as the Guotai Junan H Shares which the Disinterested Haitong H Shareholders will be exchanging into, we are of the view that the Issue Price is fair and reasonable.

LETTER FROM HAITONG IFA

Comparable transactions analysis

We have identified transactions involving issuance of new A shares by PRC listed companies for the purpose of ancillary fund raising for acquisition or restructuring which (i) have a price determination date within the period from 10 May 2024 to 9 October 2024 (being the six-month period preceding the date of the Joint Announcement which reflects the recent sentiment and prevailing practice in the PRC); and (ii) have been completed as at the Latest Practicable Date (the “Comparable Transaction(s)”). We found an exhaustive list of five Comparable Transactions based on the above criteria, as set out in the table below.

Disinterested Haitong H Shareholders should note that although the businesses, operations, market capitalisation and prospects of Guotai Junan Securities as well as the Post-Merger Company are not the same as the subject companies of the Comparable Transactions, the Comparable Transactions can provide a fair and representative reference as to how the recent market generally perceives ancillary fund raisings for acquisition or restructuring, including their prevailing terms.

Company name (stock code)	Price determination date	Premium/(discount) of the issue price over/to the closing price per share on last trading day immediately prior to the price determination date	Premium/(discount) of the issue price over/to the average closing price per share for the last 20 consecutive trading days immediately prior to the price determination date		Premium/(discount) of the issue price over/to the average closing price per share for the last 60 consecutive trading days immediately prior to the price determination date
CCCC Design & Consulting Group Co., Ltd. (600720.SH)	20 September 2024	(14.20)%	(15.03)%		(19.70)%

Rigol Technologies Co., Ltd. (688337.SH)	19 September 2024	(7.97)%	(8.74)%		(8.85)%

Avicopter Plc (600038.SH)	09 July 2024	(13.71)%	(16.45)%		(19.33	)% (Note)

Shanghai Lujiazui Finance & Trade Zone Development Co., Ltd. (600663.SH)	14 June 2024	(17.77)%	(19.80	)% (Note)	(13.37	)% (Note)

LETTER FROM HAITONG IFA

Company name (stock code)	Price determination date	Premium/(discount) of the issue price over/to the closing price per share on last trading day immediately prior to the price determination date		Premium/(discount) of the issue price over/to the average closing price per share for the last 20 consecutive trading days immediately prior to the price determination date		Premium/(discount) of the issue price over/to the average closing price per share for the last 60 consecutive trading days immediately prior to the price determination date
Sichuan New Energy Power Company Limited (000155.SZ)	28 May 2024	(10.72)%		(11.78)%		(8.36)%

	High end	(7.97)%		(8.74)%		(8.36)%
	Low end	(17.77)%		(19.80)%		(19.70)%
	Average	(12.87)%		(14.36)%		(13.92)%

Guotai Junan Securities	10 October 2024	10.37	% (Note)	12.78	% (Note)	15.47	% (Note)

Source: SSE and Shenzhen Stock Exchange

Note: Relevant interim/final dividend was deducted from the calculation of average trading price.

As shown in the table above, the respective issue prices of the Comparable Transactions represent discounts to (i) the closing price per share on last trading day immediately prior to the respective price determination dates; and (ii) the average closing price per share for the last 20 and 60 consecutive trading days immediately prior to the respective price determination dates. In comparison, the Issue Price represents premiums to the closing price and average closing prices of Guotai Junan A Shares as summarised in the table above.

As such, we are of the view that the Issue Price is fair and reasonable from the perspective of comparable transaction analysis.

Lock-up

We note that the Placement A Shares subscribed by the Subscriber under the Proposed Placement shall be subject to a lock-up period of 60 months from the date of issue of such Placement A Shares, unless transfers are permitted by Applicable Laws. Since the lock-up arrangement further aligns the interests of the Subscriber and Shanghai International with those of Disinterested Haitong H Shareholders during the lock-up period following the completion of the Proposed Merger, we are of the view that it is fair and reasonable, and in the interest of the Disinterested Haitong H Shareholders.

LETTER FROM HAITONG IFA

Summary

Based on the above analysis, we are of the view that the terms of the Proposed Placement is fair and reasonable so far as the Disinterested Haitong H Shareholders are concerned.

9.2.	Rationale of the Proposed Placement

According to the paragraph headed “Proposed Placement” under the section headed “10. Reasons and benefits of the Proposed Merger and the Proposed Placement” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular, the Proposed Placement aims to strengthen the Post-Merger Company’s capital base, thereby reinforcing its ability to mitigate risks and improve its competitive position to capitalise on opportunities in the capital market.

We note that this is in line with the background and purpose of the Proposed Merger to create a financially stronger financial institution with comprehensive scale and services as discussed in the section headed “4. Rationale of the Proposed Merger” above. As the net proceeds from the Proposed Placement will be applied to the development of international business, trading and investment business, digitalisation and replenishing working capital of the Post-Merger Company, we concur that the Proposed Placement will be advantageous in positioning the Post-Merger Company to better seize market opportunities and bolster its leading position. In addition, based on our independent research conducted on Comparable Transactions under section 9.1 above, we note that issuing new shares to raise ancillary fund in relation to acquisition or restructuring exercise is not uncommon in the A share market.

Further, we note that the Subscriber is a wholly-owned subsidiary of Shanghai International, the controlling shareholder of Guotai Junan Securities. We believe that the Proposed Placement can also demonstrate the firm confidence from the existing controlling shareholder in the future development of the Post-Merger Company, which is beneficial in boosting market confidence in the Post-Merger Company and could send positive signals to investors and potential investors alike.

9.3.	Shareholding dilution effect

As illustrated in the paragraph headed “Shareholding structure chart before and after the Proposed Merger and Proposed Placement” under the section headed “1. Background information of the Proposed Merger” in the “Terms and information of the Proposed Merger and the Proposed Placement” contained in the Joint Circular, the shareholding interests of Shareholders in the Post-Merger Company, other than Shanghai International, will be slightly diluted from approximately 82.53% (immediately after the Closing Date) to approximately 79.60% (immediately after the Proposed Placement, which will be undertaken concurrently with the Share Exchange).

LETTER FROM HAITONG IFA

Considering in conjunction with the rationale of the Proposed Placement as set out in section 9.2 above, as well as our analysis on the terms of the Proposed Placement as set out in section 9.1 above, we are of the view that the said nominal level of dilution to the shareholding interests of Shareholders in the Post-Merger Company (other than Shanghai International) as a result of the Proposed Placement to be acceptable.

9.4.	Section conclusion

In conclusion, having considered the factors discussed above, we are of the view that the Proposed Placement is fair and reasonable so far as the Disinterested Haitong H Shareholders are concerned.

RECOMMENDATIONS

In summary, we have considered, in particular, the below factors and reasons in reaching our conclusion and recommendations regarding the Proposed Merger and the Proposed Placement:

(a)	the Proposed Merger represents a strategic move to combine Haitong Securities and Guotai Junan Securities, which respectively are top players in the securities industry and to develop a world-class investment bank; by retaining equity exposure in the Post-Merger Company, Disinterested Haitong H Shareholders can benefit from the growth potential of a more diversified business portfolio with stronger asset backing than what they currently hold;

(b)	from a market value comparison perspective, the Proposed Merger Consideration is above the closing prices of Haitong H Shares throughout the Pre-Announcement Period, represents a premium of approximately 35.1% over the closing price of Haitong H Shares as quoted on the Hong Kong Stock Exchange on the Last Trading Date (after deducting the Haitong 2024 Interim Dividend), and continued to represent a premium of approximately 3.3% as at the Latest Practicable Date; meanwhile, the price trends of Haitong H Shares and Guotai Junan H Shares were generally aligned during the Review Period, indicating that our market value comparison analysis remained valid up to the Latest Practicable Date;

(c)	from an underlying asset value comparison perspective, the Proposed Merger Consideration represents a slight discount of approximately 5.1% to the underlying asset value of each Haitong H Share; from a profitability comparison perspective, the profit attributable to owners under the Proposed Merger Consideration represents substantial premium of over six times to the profit attributable to owners of each Haitong H Share. Overall, the discount in terms of underlying asset value is to be weighed against the substantial premium in terms of profit attributable to owners and this renders the Exchange Ratio of Proposed Merger from this perspective fair and reasonable;

LETTER FROM HAITONG IFA

(d)	whilst the overall trading liquidity of Haitong H Shares appears to be higher than that of Guotai Junan H Shares, the levels of share trading activity were generally in line. Additionally, subsequent to the Proposed Merger, the asset and operational scale as well as the market capitalisation of the Post-Merger Company will be significantly larger. The public float (in terms of size) of the Post-Merger Company will also be larger and consisting of shareholder bases of both Haitong Securities and Guotai Junan Securities. These factors will likely attract further institutional investors following and with enhanced trading liquidity. Disinterested Haitong H Shareholders can therefore expect improved liquidity by holding Guotai Junan H Shares compared to holding Haitong H Shares;

(e)	in terms of comparable analysis based on the commonly adopted and practicably available references, (i) from P/B Ratio perspective, which is a commonly used valuation yardstick for financial institutions, the implied P/B Ratio of Haitong Securities (based on the Proposed Merger Consideration calculated based on the respective closing prices of Guotai Junan A Shares and Guotai Junan H Shares as at the Last Trading Date and the Latest Practicable Date) is within the respective P/B Ratio ranges of the Comparable Companies, despite below the mean and median; and (ii) for completeness of analysis, we have also considered P/E Ratio, where the implied P/E Ratio of Haitong Securities’ is higher than those of the Comparable Companies;

(f)	in respect to the Proposed Placement, the Issue Price is above the closing prices of Guotai Junan A Shares throughout the Placement Review Period;

(g)	in terms of comparable transaction analysis, the respective issue prices of the Comparable Transactions represent discounts to (i) the closing price per share on last trading day immediately prior to the respective price determination dates; and (ii) the average closing price per share for the last 20 and 60 consecutive trading days immediately prior to the respective price determination dates. In comparison, the Issue Price represents premiums to the closing price and the respective average closing prices of Guotai Junan A Shares;

(h)	the Proposed Placement is in line with the background and purpose of the Proposed Merger, and enabling the Post-Merger Company to better seize market opportunities and bolster its leading position; and

(i)	the terms of the BOCI Asia Haitong Put Option Arrangement, which is considered as the Special Deal, are fair and reasonable.

In light of the above, we (i) are of the opinion that the Proposed Merger (including the Special Deal) and the Proposed Placement are fair and reasonable; and (ii) recommend the Haitong IBC to recommend the Independent Haitong Shareholders and the Disinterested Haitong H Shareholders to vote in favour of the Proposed Merger (including the Special Deal) and the Proposed Placement at the Haitong EGM and the Haitong H Shareholders’ Class Meeting.

LETTER FROM HAITONG IFA

As different Independent Haitong Shareholders and Disinterested Haitong H Shareholders would have different investment criteria, objectives or risk appetite and profiles, we recommend any Independent Haitong Shareholders and Disinterested Haitong H Shareholders who may require advice in relation to any aspect of the Circular, or as to the action(s) to be taken, to consult a licensed securities dealer, bank manager, solicitor, professional accountant, tax adviser or other professional adviser.

Independent Haitong Shareholders and Disinterested Haitong H Shareholders are reminded that they should make their decisions to dispose of or retain their investments, having regard to their own circumstances and investment objectives and are reminded to closely monitor the market price and liquidity of Haitong H Share and Guotai Junan H Share during the offer period, and they may consider selling their Haitong H Share in the open market, where possible, if the net proceeds (after deducting all transaction costs) exceed the market value of the Proposed Merger Consideration.

Yours faithfully,
For and behalf of

Altus Capital Limited

Jeanny Leung	Chang Sean Pey
Responsible Officer	Responsible Officer

Ms. Jeanny Leung (“Ms. Leung”) is a Responsible Officer of Altus Capital Limited licensed to carry on Type 6 (advising on corporate finance) regulated activity under the SFO and permitted to undertake work as a sponsor. She is also a Responsible Officer of Altus Investments Limited licensed to carry on Type 1 (dealing in securities) regulated activity under the SFO. Ms. Leung has over 30 years of experience in corporate finance advisory and commercial field in Greater China, in particular, she has participated in sponsorship work for initial public offerings and acted as financial adviser or independent financial adviser in various corporate finance advisory transactions.

Mr. Chang Sean Pey (“Mr. Chang”) is a Responsible Officer of Altus Capital Limited licensed to carry on Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO and permitted to undertake work as a sponsor. He is also a Responsible Officer of Altus Investments Limited licensed to carry on Type 1 (dealing in securities) regulated activity under the SFO. Mr. Chang has over 25 years of experience in banking, corporate finance advisory and investment management. In particular, he has participated in sponsorship work for initial public offerings and acted as financial adviser or independent financial adviser in various corporate finance advisory transactions.

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

A.	FINANCIAL INFORMATION OF THE GUOTAI JUNAN GROUP

Financial information of the Guotai Junan Group prepared in accordance with the IFRS for each of the three financial years ended 31 December 2021, 2022 and 2023 and for the six months ended 30 June 2024 (including the material accounting policy information) are disclosed in the following documents which have been published on the websites of the Hong Kong Stock Exchange (http://www.hkexnews.hk) and Guotai Junan Securities (http://www.gtja.com) and can be accessed by the direct hyperlink below:

•	the annual report of Guotai Junan Securities for the year ended 31 December 2021 published on 26 April 2022 (pages 219 to 376): https://www1.hkexnews.hk/listedco/listconews/sehk/2022/0426/2022042601722.pdf

•	the annual report of Guotai Junan Securities for the year ended 31 December 2022 published on 20 April 2023 (pages 221 to 383): https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0420/2023042000381.pdf

•	the annual report of Guotai Junan Securities for the year ended 31 December 2023 published on 19 April 2024 (pages 227 to 391): https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0419/2024041900378.pdf

•	the interim report of Guotai Junan Securities for the six months ended 30 June 2024 published on 16 September 2024 (pages 155 to 245): https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0916/2024091600310.pdf

Financial information of the Guotai Junan Group prepared in accordance with CASBE for the nine months ended 30 September 2024 is disclosed in the following document which has been published on the websites of the Hong Kong Stock Exchange (http://www.hkexnews.hk) and Guotai Junan Securities (http://www.gtja.com) and can be accessed by the direct hyperlink below:

•	the quarterly report of Guotai Junan Securities for the nine months ended 30 September 2024 published on 30 October 2024 (pages 3 to 31): https://www1.hkexnews.hk/listedco/listconews/sehk/2024/1030/2024103001489.pdf

B.	SUMMARY OF FINANCIAL INFORMATION OF THE GUOTAI JUNAN GROUP

The following table is a summary of the financial information of the Guotai Junan Group for the six months ended 30 June 2024 and the three financial years ended 31 December 2021, 2022 and 2023 which are prepared in accordance with the IFRS, as extracted from the interim report of the Guotai Junan Group for the six months ended 30 June 2024 and the annual reports of the Guotai Junan Group for the years ended 31 December 2021, 2022 and 2023.

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

	For the
	six months
	ended 30 June	For the year ended
(Amounts expressed in thousands of RMB)	2024	2023	2022	2021
			(Restated)
Revenue
Fee and commission income	8,840,918	18,748,922	17,731,799	19,880,642
Interest income	7,416,964	15,635,577	15,586,674	15,752,963
Net investment gains	4,933,180	9,120,378	5,538,527	10,300,204
Total revenue	21,191,062	43,504,877	38,857,000	45,933,809
Gain on business combination/Gain on losing control of a subsidiary	–	–	1,478,368	1,138,769
Other income and gains	4,588,066	8,798,954	8,751,553	9,338,609
Total revenue and other income	25,779,128	52,303,831	49,086,921	56,411,187
Fee and commission expenses	(2,463,855)	(3,681,163)	(3,532,038)	(3,930,995)
Interest expenses	(6,373,498)	(12,832,969)	(10,822,099)	(10,162,410)
Staff costs	(3,997,815)	(9,910,878)	(9,537,139)	(10,286,478)
Depreciation and amortisation expenses	(799,424)	(1,514,452)	(1,305,198)	(1,267,222)
Tax and surcharges	(62,443)	(185,331)	(214,789)	(190,678)
Other operating expenses and costs	(5,430,887)	(12,115,669)	(10,728,581)	(11,658,102)
Provision for impairment losses	(25,979)	(32,399)	(24,261)	(721)
(Accrual)/reversal of credit loss expenses	(236,579)	(262,518)	464,575	(341,023)
Total expenses	(19,390,480)	(40,535,379)	(35,699,530)	(37,837,629)
Operating profit	6,388,648	11,768,452	13,387,391	18,573,558
Share of profits of associates and joint ventures	130,509	379,446	752,580	538,723
Profit before income tax	6,519,157	12,147,898	14,139,971	19,112,281
Income tax expense	(1,203,400)	(2,262,481)	(2,517,168)	(3,809,739)
Profit for the period/year	5,315,757	9,885,417	11,622,803	15,302,542
Attributable to:
Equity holders of the Company	5,016,017	9,374,143	11,508,784	15,013,480
Non-controlling interests	299,740	511,274	114,019	289,062
Total	5,315,757	9,885,417	11,622,803	15,302,542
Other comprehensive income for the period/year, net of tax	253,022	256,678	342,091	(316,486)
Total comprehensive income for the period/year	5,568,779	10,142,095	11,964,894	14,986,056
Attributable to:
Equity holders of the Company	5,236,553	9,580,863	11,550,479	14,786,670
Non-controlling interests	332,226	561,232	414,415	199,386
Dividends	1,335,560	3,561,492	4,719,402	6,056,537
Dividends per Share (RMB)	0.15	0.40	0.53	0.68
Earnings per share attributable to ordinary equity holders of the Company
– Basic (RMB/share)	0.52	0.98	1.25	1.65
– Diluted (RMB/share)	0.52	0.97	1.23	1.62

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

Save as disclosed above, there was no item of any income or expense which was material in respect of the consolidated financial statements of the Guotai Junan Group for the six months ended 30 June 2024 and for each of the three financial years ended 31 December 2021, 2022 and 2023. The unaudited condensed consolidated financial statements of the Guotai Junan Group for the six months ended 30 June 2024 were reviewed by KPMG and the consolidated financial statements of the Guotai Junan Group for the three financial years ended 31 December 2021, 2022 and 2023 were audited by KPMG.

No modified opinion, nor any emphasis of matter or material uncertainty related to going concern was given by KPMG in respect of the Guotai Junan Group’s audited consolidated financial statements for each of the three financial years ended 31 December 2021, 2022 and 2023.

C.	UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GUOTAI JUNAN GROUP FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

The following table is a summary of the financial information of the Guotai Junan Group for the nine months ended 30 September 2024 under the CASBE, as extracted from the quarterly report of the Guotai Junan Group. While there are some reclassification adjustments between the Guotai Junan Group’s consolidated financial statements prepared under the CASBE and the IFRS, historically there were no differences between the net asset and net profit in those consolidated financial statements.

	(Amounts expressed in RMB)
	The first three	The first three
	quarters of	quarters of
	2024 (January	2023 (January
Items	to September)	to September)
Total operating revenue	29,000,991,014	27,029,463,581
Net fee and commission income	9,436,026,843	11,181,390,836
Including: Net fee income from brokerage business	4,453,833,578	5,103,696,923
Net fee income from investment banking business	1,798,159,313	2,657,440,215
Net fee income from asset management business	2,862,167,628	3,124,804,850
Net interest income	1,567,258,189	1,607,869,633
Including: Interest income	10,968,400,453	11,282,847,349
Interest expenses	9,401,142,264	9,674,977,716
Investment gains	6,388,973,053	8,074,639,130
Including: Gains from investment in associates and joint ventures	210,616,675	285,435,287
Gains from changes in fair value (losses presented by “-”)	4,536,462,846	-53,806,906

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

	The first three quarters of	The first three quarters of
	2024 (January	2023 (January
Items	to September)	to September)
Foreign exchange gains (losses presented by “-”)	35,559,397	108,566,159
Gains on disposal of assets (losses presented by “-”)	434,939	-237,495
Other gains	658,411,309	1,000,054,078
Other operating income	6,377,864,438	5,110,988,146
Total operating expenses	16,904,971,145	15,803,678,233
Tax and surcharges	128,324,558	134,119,583
General and administrative expenses	10,431,321,828	10,494,558,698
Credit loss expense	75,148,971	165,949,791
Other asset impairment loss	-13,139,022	6,939,628
Other operating expenses	6,283,314,810	5,002,110,533
Operating profit	12,096,019,869	11,225,785,348
Add: Non-operating revenue	3,006,466	27,777,941
Less: Non-operating expenses	-8,065,379	-16,801,394
Total profit	12,107,091,714	11,270,364,683
Less: Income tax expense	2,193,152,414	2,218,506,052
Net profit	9,913,939,300	9,051,858,631
Classified by operation continuity
1. Net profit from continuing operations	9,913,939,300	9,051,858,631
2. Net profit from discontinued operations	–	–
Classified by ownership
1. Net profit attributable to equity holders of the parent company	9,523,020,776	8,627,487,447
2. Profit or loss attributable to non-controlling interests	390,918,524	424,371,184
Other comprehensive income (net of tax)	584,868,685	25,644,382
Other comprehensive income attributable to equity holders of the parent company (net of tax)	593,207,643	-72,036,799
Other comprehensive income that may not be reclassified into profit or loss	558,794,987	-5,400,886
1. Other comprehensive income that may not be transferred to profit or loss under equity method	57,684,062	15,759,229
2. Changes in fair value of other equity instrument investments	501,110,925	-21,160,115
Other comprehensive income that will be reclassified into profit or loss	34,412,656	-66,635,913
1. Other comprehensive income that may be transferred to profit or loss under equity method	4,722,766	-4,392,815
2. Changes in fair value of other debt investments	78,522,924	-339,480,109
3. Credit loss provision for other debt investments	9,160,220	3,627,708

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

	The first three	The first three
	quarters of	quarters of
	2024 (January	2023 (January
Items	to September)	to September)
4. Exchange differences on translation of financial statements in foreign currencies	-57,993,254	273,609,303
Other comprehensive income attributable to non-controlling interests (net of tax)	-8,338,958	97,681,181
Total comprehensive income	10,498,807,985	9,077,503,013
Total comprehensive income attributable to equity holders of the parent company	10,116,228,419	8,555,450,648
Total comprehensive income attributable to non-controlling interests	382,579,566	522,052,365
Earnings per share:
(1) Basic earnings per share (RMB/share)	1.01	0.92
(2) Diluted earnings per share (RMB/share)	1.01	0.90

D.	INDEBTEDNESS STATEMENT

As at the close of business on 30 September 2024, being the most recent practicable date for the purpose of this indebtedness statement prior to the printing of this Joint Circular, the details of the Guotai Junan Group’s indebtedness were set out as follows:

(RMB in millions)
Loans and borrowings – unsecured and unguaranteed	9,676
Short-term debt instruments – unsecured and unguaranteed	12,666
Placements from other financial institutions – unsecured and unguaranteed	8,097
Bonds payable – unsecured and unguaranteed	115,044
Bonds payable – unsecured and guaranteed	13,190
Lease liabilities – secured and unguaranteed	1,684

Total	160,357

As at 30 September 2024, the Guotai Junan Group’s unsecured and guaranteed bonds payable are guaranteed by Guotai Junan Securities.

In addition to the issued short-term debt instruments above, as at 30 September 2024, the Guotai Junan Group has outstanding authorised but unissued short-term debt instruments of approximately RMB40,664 million.

APPENDIX I	FINANCIAL INFORMATION ON GUOTAI JUNAN GROUP

In addition to the issued bonds payable above, as at 30 September 2024, the Guotai Junan Group has outstanding authorised but unissued bonds payable of approximately RMB40,500 million.

Save as aforesaid or as otherwise disclosed herein and apart from intra-group liabilities, as at the close of business on 30 September 2024, the Guotai Junan Group did not have any outstanding loan capital or debt securities issued or authorised or otherwise created but unissued, bank overdrafts, loans or other similar indebtedness, liabilities under acceptances or acceptance credits, debentures, mortgages, charges, hire purchases or lease commitments, guarantees or material contingent liabilities.

E.	MATERIAL CHANGE

The Guotai Junan Directors confirm that, there is no material change in the financial or trading position or outlook of the Guotai Junan Group since 31 December 2023, being the date to which the latest published audited consolidated financial statements of Guotai Junan Group were made up, up to and including the Latest Practicable Date.

F.	WORKING CAPITAL STATEMENT

Taking into account the financial resources available to the Enlarged Group, including internally generated funds, the available banking facilities and the proceeds from the Proposed Placement, the Guotai Junan Directors are of the opinion that the Enlarged Group has sufficient working capital for its present requirements, that is for at least the next 12 months from the date of this Joint Circular.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

A.	SUMMARY OF FINANCIAL INFORMATION OF THE HAITONG GROUP

The following table is a summary of (i) the audited consolidated financial results of the Haitong Group for each of the three years ended 31 December 2021, 2022 and 2023 as extracted from the annual reports of the Haitong Group for the years ended 31 December 2021, 2022 and 2023, respectively, and (ii) the audited consolidated financial results of the Haitong Group for the nine months ended 30 September 2024 as set out in section C below, in each case, prepared in accordance with the IFRS.

				Nine months ended
	Year ended 31 December			30 September
(Amounts expressed in thousands of RMB)	2021	2022	2023	2023	2024
				(Unaudited)
Revenue
– Commission and fee income	18,762,734	14,668,674	12,497,095	9,865,106	7,475,672
– Interest income	15,625,976	17,514,777	18,319,806	13,876,025	12,067,084
– Finance lease income	3,336,406	2,302,792	1,722,243	1,276,510	1,088,189
– Investment income and gains (net)	10,678,856	(1,034,439)	481,234	3,692,162	1,775,401
	48,403,972	33,451,804	33,020,378	28,709,803	22,406,346
Other income and gains	9,405,589	8,528,417	8,744,745	7,867,262	3,013,072
Total revenue, gains and other income	57,809,561	41,980,221	41,765,123	36,577,065	25,419,418
Commission and fee expenses	(3,770,637)	(3,083,635)	(3,144,130)	(2,432,134)	(2,127,116)
Interest expenses	(12,341,619)	(13,607,710)	(15,953,502)	(11,879,195)	(10,443,803)
Depreciation and amortisation	(1,569,341)	(1,581,428)	(1,719,390)	(1,263,527)	(1,307,133)
Staff costs	(9,025,250)	(5,785,269)	(6,340,923)	(5,528,125)	(4,648,812)
Impairment losses under expected credit loss model	(3,351,674)	(1,665,649)	(3,188,708)	(1,464,333)	(1,709,332)
Impairment losses on other assets	(499,168)	(65,121)	(307,518)	(27,613)	(36,009)
Other expenses	(10,357,962)	(8,978,954)	(10,088,615)	(8,156,188)	(4,355,559)
Total expenses	(40,915,651)	(34,767,766)	(40,742,786)	(30,751,115)	(24,627,764)
Share of results of associates and joint ventures	1,649,889	786,581	543,538	419,574	117,156
Profit before income tax	18,543,799	7,999,036	1,565,875	6,245,524	908,810
Income tax expense	(4,795,937)	(2,802,886)	(1,876,918)	(1,731,142)	(1,120,480)
Profit for the year/period	13,747,862	5,196,150	(311,043)	4,514,382	(211,670)
Attributable to:
Shareholders of the Company	12,826,517	6,545,347	1,008,406	4,361,744	(659,452)
Non-controlling interests	921,345	(1,349,197)	(1,319,449)	152,638	447,782
Total	13,747,862	5,196,150	(311,043)	4,514,382	(211,670)
Other comprehensive income for the year/period	(351,298)	(138,962)	127,486	459,939	475,933
Total comprehensive income for the year/period	13,396,564	5,057,188	(183,557)	4,974,321	264,263

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

				Nine months ended
	Year ended 31 December			30 September
	2021	2022	2023	2023	2024
				(Unaudited)
Attributable to:
Shareholders of the Company	12,932,504	5,285,587	1,056,543	4,652,148	(129,609)
Non-controlling interests	464,060	(228,399)	(1,240,100)	322,173	393,872
Dividends	3,919,260	2,743,482	1,298,713	–	389,614
Dividends per Share (RMB)	0.30	0.21	0.10	–	0.03
Earnings per share (Expressed in RMB per share)
– Basic	0.98	0.50	0.08	0.33	(0.05)
– Diluted	0.98	0.50	0.08	0.33	(0.05)

Save as disclosed above, there was no item of any income or expense which was material in respect of the consolidated financial statements of the Haitong Group for each of the three financial years ended 31 December 2021, 2022 and 2023 and the nine months ended 30 September 2024.

The consolidated financial statements of the Haitong Group for each of the three financial years ended 31 December 2021, 2022 and 2023 were audited by PricewaterhouseCoopers. No qualified or modified opinion, nor any emphasis of matter or material uncertainty related to going concern was given by PricewaterhouseCoopers in respect of the Haitong Group’s audited consolidated financial statements for each of the three financial years ended 31 December 2021, 2022 and 2023.

The consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024 as set forth in section C below have been audited by Deloitte Touche Tohmatsu. No qualified or modified opinion, nor any emphasis of matter or material uncertainty related to going concern was given by Deloitte Touche Tohmatsu in respect of the Haitong Group’s audited consolidated financial statements for the nine months ended 30 September 2024. The net profits for the nine months ended 30 September 2024 and the net assets as at 30 September 2024 as stated in the audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024 prepared in accordance with the IFRS are consistent with those stated in the unaudited third quarterly financial statements of the Haitong Group for the third quarter ended 30 September 2024 prepared in accordance with the CASBE.

There are no other interim statement or preliminary announcement made by the Haitong Group since the last published audited accounts of the Haitong Group (namely, its audited consolidated financial statements for the nine months ended 30 September 2024).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

B.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE HAITONG GROUP FOR THE THREE FINANCIAL YEARS ENDED 31 DECEMBER 2021, 2022 AND 2023 AND THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE HAITONG GROUP FOR THE SIX MONTHS ENDED 30 JUNE 2024

Haitong Securities is required to set out or refer to in this Joint Circular the consolidated statement of profit or loss, the consolidated statement of financial position, consolidated statement of cash flows and any other primary statement as shown in (i) the audited consolidated financial statements of the Haitong Group for the year ended 31 December 2021 and the significant accounting policies together with any points from the notes to the relevant published accounts which are of major relevance to the appreciation of the above financial information (the “2021 Haitong Financial Statements”); (ii) the audited consolidated financial statements of the Haitong Group for the year ended 31 December 2022 and the significant accounting policies together with any points from the notes to the relevant published accounts which are of major relevance to the appreciation of the above financial information (the “2022 Haitong Financial Statements”); (iii) the audited consolidated financial statements of the Haitong Group for the year ended 31 December 2023 and the significant accounting policies together with any points from the notes to the relevant published accounts which are of major relevance to the appreciation of the above financial information (the “2023 Haitong Financial Statements”) and (iv) the unaudited consolidated financial statements of the Haitong Group for the six months ended 30 June 2024 and the significant accounting policies together with any points from the notes to the relevant published accounts which are of major relevance to the appreciation of the above financial information (the “2024 Interim Haitong Financial Statements”).

•	The 2021 Haitong Financial Statements are set out from page 281 to page 476 in the annual report of Haitong Securities for the year ended 31 December 2021 (the “2021 Haitong Annual Report”), which was published on 21 April 2022. The 2021 Haitong Annual Report is posted on the websites of the Hong Kong Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2022/0421/2022042100417.pdf) and Haitong Securities (https://www.htsec.com/ChannelHome/2828173/5885624.shtml).

•	The 2022 Haitong Financial Statements are set out from page 292 to page 488 in the annual report of Haitong Securities for the year ended 31 December 2022 (the “2022 Haitong Annual Report”), which was published on 20 April 2023. The 2022 Haitong Annual Report is posted on the websites of the Hong Kong Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0420/2023042000413.pdf) and Haitong Securities (https://www.htsec.com/ChannelHome/2828173/5892063.shtml).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

•	The 2023 Haitong Financial Statements are set out from page 277 to page 470 in the annual report of Haitong Securities for the year ended 31 December 2023 (the “2023 Haitong Annual Report”), which was published on 19 April 2024. The 2023 Haitong Annual Report is posted on the websites of the Hong Kong Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0419/2024041900348.pdf) and Haitong Securities (https://www.htsec.com/ChannelHome/2828173/5901949.shtml).

•	The 2024 Haitong Interim Financial Statements are set out from page 150 to page 228 in the interim report of Haitong Securities for the six months ended 30 June 2024 (the “2024 Haitong Interim Report”), which was published on 19 September 2024. The 2024 Haitong Interim Report is posted on the websites of the Hong Kong Stock Exchange (https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0919/ 2024091900765.pdf) and Haitong Securities (https://www.htsec.com/ChannelHome/ 2828173/5903968.shtml).

The 2021 Haitong Financial Statements, the 2022 Haitong Financial Statements, the 2023 Haitong Financial Statements and the 2024 Interim Haitong Financial Statements are incorporated by reference into this Joint Circular and form part of this Joint Circular.

C.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE HAITONG GROUP FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

Haitong Securities is required to set out or refer to in this Joint Circular the consolidated statement of profit or loss, the consolidated statement of financial position, consolidated statement of cash flows and any other primary statement as shown in the audited consolidated financial statements of the Haitong Group for the nine months ended 30 September 2024 and the significant accounting policies together with any points from the notes to the relevant published accounts which are of major relevance to the appreciation of the above financial information (the “2024 Q3 Haitong Financial Statements”), which are set out below.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The following is the text of a report set out on pages II-5 to II-136, received from the Company’s reporting accountants, Deloitte Touche Tohmatsu, Certified Public Accountants, Hong Kong, for the purpose of incorporation in this Joint Circular.

ACCOUNTANTS’ REPORT ON HISTORICAL FINANCIAL INFORMATION OF HAITONG SECURITIES CO., LTD AND ITS SUBSIDIARIES

To the directors of Guotai Junan Securities and Haitong Securities

Introduction

We report on the historical financial information of Haitong Securities Co., Ltd. (the “Haitong Securities”) and its subsidiaries (together, the “Haitong Group” or the “Group”) set out on pages II-7 to II-136, which comprises the consolidated statements of financial position of the Haitong Group as at 30 September 2024 and the consolidated statements of profit or loss and the consolidated statements of total comprehensive income, the consolidated statements of changes in equity and the consolidated statements of cash flows of the Haitong Group for nine months ended 30 September 2024 (the “Relevant Period”) and material accounting policy information and other explanatory information (together, the “Historical Financial Information”). The Historical Financial Information set out on pages II-7 to II-136 forms an integral part of this report, which has been prepared for inclusion in the joint circular of Guotai Junan Securities Co., Ltd. (the “Guotai Junan Securities”) and Haitong Securities dated 22 November 2024 (the “Joint Circular”) in connection with the proposed merger and share exchange of Guotai Junan Securities and Haitong Securities.

Directors’ responsibility for the Historical Financial Information

The directors of the Haitong Securities are responsible for the preparation of the Historical Financial Information that gives a true and fair view in accordance with the basis of preparation set out in Note 3 to the Historical Financial Information, and for such internal control as the directors of the Haitong Securities determine is necessary to enable the preparation of the Historical Financial Information that is free from material misstatement, whether due to fraud or error.

The directors of Guotai Junan Securities and Haitong Securities are responsible for the contents of this Joint Circular in which the Historical Financial Information of Haitong Group is included, and such information is prepared based on accounting policies materially consistent with those of Guotai Junan Securities.

Reporting accountants’ responsibility

Our responsibility is to express an opinion on the Historical Financial Information and to report our opinion to you. We conducted our work in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 200 “Accountants’ Reports on Historical Financial Information in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”). This standard requires that we comply with ethical standards and plan and perform our work to obtain reasonable assurance about whether the Historical Financial Information is free from material misstatement.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Our work involved performing procedures to obtain evidence about the amounts and disclosures in the Historical Financial Information. The procedures selected depend on the reporting accountants’ judgement, including the assessment of risks of material misstatement of the Historical Financial Information, whether due to fraud or error. In making those risk assessments, the reporting accountants consider internal control relevant to the entity’s preparation of Historical Financial Information that gives a true and fair view in accordance with the basis of preparation set out in Note 3 to the Historical Financial Information in order to design procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Our work also included evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors of the Haitong Securities, as well as evaluating the overall presentation of the Historical Financial Information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the Historical Financial Information gives, for the purposes of the accountants’ report, a true and fair view of Haitong Group’s financial position as at 30 September 2024 and of Haitong Group’s financial performance and cash flows for the Relevant Period in accordance with the basis of preparation set out in Note 3 to the Historical Financial Information.

Report on matters under the Rules Governing the Listing of Securities on the Stock Exchange and the Companies (Winding Up and Miscellaneous Provisions) Ordinance

Adjustments

In preparing the Historical Financial Information, no adjustments to the Underlying Financial Statements as defined on page II-7 have been made.

Dividends

We refer to Note 66 to the Historical Financial Information which contains information about the dividends declared and paid by Haitong Group in respect of the Relevant Period.

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

22 November 2024

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

HISTORICAL FINANCIAL INFORMATION OF HAITONG GROUP

Preparation of Historical Financial Information

Set out below is the Historical Financial Information which forms an integral part of this accountants’ report.

The consolidated financial statements of Haitong Group for the Relevant Period, on which the Historical Financial Information is based, have been prepared in accordance with the International Financial Reporting Standards (“IFRS Accounting Standards”) issued by International Accounting Standards Board (the “IASB”) and were audited by Deloitte Touche Tohmatsu Certified Public Accountants in accordance with International Standards on Auditing issued by International Auditing and Assurance Standards Board (“Underlying Financial Statements”).

The Historical Financial Information is presented in Renminbi (“RMB”) and all values are rounded to the nearest thousand (RMB’000) except when otherwise indicated.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

(All amounts in RMB’000 unless otherwise stated)

		Nine months ended
		30 September
	Notes	2024	2023
			(Unaudited)
Revenue
– Commission and fee income	6	7,475,672	9,865,106
– Interest income	7	12,067,084	13,876,025
– Finance lease income	7	1,088,189	1,276,510
– Investment income and gains (net)	8	1,775,401	3,692,162

		22,406,346	28,709,803

Other income and gains	9	3,013,072	7,867,262

Total revenue, gains and other income		25,419,418	36,577,065

Commission and fee expenses	10	(2,127,116)	(2,432,134)
Interest expenses	11	(10,443,803)	(11,879,195)
Depreciation and amortisation	12	(1,307,133)	(1,263,527)
Staff costs	13	(4,648,812)	(5,528,125)
Impairment losses under expected credit loss model	14	(1,709,332)	(1,464,333)
Impairment losses on other assets	15	(36,009)	(27,613)
Other expenses	16	(4,355,559)	(8,156,188)

Total expenses		(24,627,764)	(30,751,115)

Share of results of associates		117,156	419,574

Profit before income tax		908,810	6,245,524
Income tax expense	17	(1,120,480)	(1,731,142)

(Loss)/profit for the period		(211,670)	4,514,382

Attributable to:
Shareholders of the Company		(659,452)	4,361,744
Non-controlling interests		447,782	152,638

		(211,670)	4,514,382

Earnings per share (Expressed in RMB per share)
– Basic	18	(0.05)	0.33

– Diluted	18	(0.05)	0.33

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

CONSOLIDATED STATEMENT OF TOTAL COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

(All amounts in RMB’000 unless otherwise stated)

	Nine months ended
	30 September
	2024	2023
		(Unaudited)
(Loss)/profit for the period	(211,670)	4,514,382

Other comprehensive income/(losses):
Items that will not be reclassified subsequently to profit or loss:
Actuarial gains/(losses) on defined benefit obligations	10,989	(2,099)
Fair value gains/(losses) on equity instruments measured at fair value through other comprehensive income	700,353	(34,049)
Income tax impact	(323,157)	12,679

Subtotal	388,185	(23,469)

Items that will be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(137,736)	351,331
Fair value (losses)/gains on hedging instrument designated in cash flow hedges	(20,509)	63,691
Fair value gains/(losses) on hedges of net investments in foreign operations	32,796	(34,892)
Fair value gains on debt instruments measured at fair value through other comprehensive income
– Net fair value changes during the period	519,378	396,138
– Reclassification adjustment to profit or loss on disposal	(304,910)	(154,822)
– Reclassification adjustment to profit or loss for expected credit loss	68,670	(107,189)
– Income tax relating to components of other comprehensive income	(69,439)	(33,384)
Share of other comprehensive (expense)/income of associates and joint ventures, net of related income tax	(502)	2,535

Subtotal	87,748	483,408

Other comprehensive income for the period (net of tax)	475,933	459,939

Total comprehensive income for the period	264,263	4,974,321

Attributable to:
Shareholders of the Company	(129,609)	4,652,148
Non-controlling interests	393,872	322,173

	264,263	4,974,321

Total comprehensive income for the period attributable to shareholders of the Company arising from:
Continuing operations	264,263	4,974,321
Discontinued operations	–	–

	264,263	4,974,321

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT 30 SEPTEMBER 2024

(All amounts in RMB’000 unless otherwise stated)

		As at	As at
		30 September	31 December
	Notes	2024	2023
Non-current assets
Property and equipment	19	16,333,065	16,643,326
Right-of-use assets	20	1,652,472	1,763,167
Investment properties	21	2,429,155	2,635,841
Goodwill	22	3,462,855	3,468,589
Other intangible assets	23	662,748	691,445
Investments accounted for using equity method	25	8,125,908	8,115,626
Finance lease receivables	26	9,250,991	11,248,040
Receivables arising from sale and leaseback arrangements	27	35,603,278	40,593,188
Equity instruments at fair value through other comprehensive income	28	12,515,063	8,010,844
Debt instruments at fair value through other comprehensive income	29	39,977,629	52,676,210
Debt instruments measured at amortised cost	30	3,993,190	5,035,193
Financial assets at fair value through profit or loss	31	22,011,751	24,766,774
Financial assets held under resale agreements	32	331,302	2,013,400
Other loans and receivables	33	18,756	548,019
Loans and advances	34	5,430,711	5,155,382
Deferred tax assets	35	3,105,536	4,187,114
Deposits with exchanges	36	155,408	163,344
Restricted bank balances and cash	37	1,990,901	1,980,005
Other non-current assets	39	2,680,497	2,422,443

Total non-current assets		169,731,216	192,117,950

Current assets
Advances to customers on margin financing	40	62,665,780	68,418,208
Accounts receivable	41	9,484,891	12,167,275
Finance lease receivables	26	7,183,948	8,644,405
Receivables arising from sale and leaseback arrangements	27	36,323,124	38,923,317
Debt instruments at fair value through other comprehensive income	29	1,995,524	8,634,537
Debt instruments measured at amortised cost	30	1,187,832	1,762,587
Financial assets at fair value through profit or loss	31	160,638,717	196,506,316
Derivative financial assets	42	1,524,885	2,278,555
Financial assets held under resale agreements	32	31,334,948	34,769,832
Other loans and receivables	33	4,805,246	4,742,213
Loans and advances	34	323,918	460,278
Other current assets	43	3,414,087	5,015,395
Placements to banks and other financial institutions	44	234,110	330,295
Deposits with exchanges	36	24,536,270	23,480,478
Clearing settlement funds	45	16,491,726	15,584,378
Deposits with central banks	46	4,191,428	4,252,200
Deposits with other banks	46	104,345	111,445
Bank balances and cash	37	157,065,327	136,387,128

Total current assets		523,506,106	562,468,842

Total assets		693,237,322	754,586,792

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

		As at	As at
		30 September	31 December
	Notes	2024	2023
Current liabilities
Borrowings	47	46,595,632	48,942,398
Short-term financing bills payables	48	17,097,944	18,853,059
Bonds payable	49	75,365,969	78,301,231
Accounts payable to brokerage clients	50	130,087,170	106,538,717
Customer accounts	51	5,527,923	4,828,712
Contract liabilities		–	19,174
Other payables and accruals	52	22,973,472	22,538,352
Lease liabilities	20	278,213	319,896
Provisions	53	146,376	193,964
Income tax liabilities		642,683	851,562
Financial liabilities at fair value through profit or loss	54	9,776,453	13,130,414
Derivative financial liabilities	42	878,518	1,190,945
Financial assets sold under repurchase agreements	55	73,063,160	111,617,827
Placements from banks and other financial institutions	56	11,545,832	12,740,366
Deposits from central banks		91,693	89,568

Total current liabilities		394,071,038	420,156,185

Net current assets		129,435,068	142,312,657

Total assets less current liabilities		299,166,284	334,430,607

Non-current liabilities
Long-term payables	62	4,456,419	4,923,274
Deferred tax liabilities	35	723,546	835,048
Customer accounts	51	2,475,398	1,581,203
Long-term borrowings	47	17,247,689	24,410,822
Bonds payable	49	98,763,261	115,619,049
Other payables and accruals	52	1,223,272	1,242,428
Financial liabilities at fair value through profit or loss	54	1,371,669	7,322,991
Financial assets sold under repurchase agreements	55	775,040	946,966
Lease liabilities	20	721,792	777,269
Placements from banks and other financial institutions	56	1,916,716	1,971,998

Total non-current liabilities		129,674,802	159,631,048

Total liabilities		523,745,840	579,787,233

Equity
Share capital	57	13,064,200	13,064,200
Capital reserve		75,874,706	75,764,593
Treasury shares	58	(717,408)	(414,335)
Revaluation reserve	59	320,460	(401,324)
Translation reserve		(958,345)	(903,252)
General reserve	60	33,841,651	33,798,461
Retained earnings	60	39,803,669	42,335,647

Equity attributable to shareholders the Company		161,228,933	163,243,990
Non-controlling interests		8,262,549	11,555,569

Total equity		169,491,482	174,799,559

Total equity and liabilities		693,237,322	754,586,792

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

(All amounts in RMB’000 unless otherwise stated)

	Nine months ended
	30 September
	2024	2023
		(Unaudited)
OPERATING ACTIVITIES
Profit before income tax	908,810	6,245,524
Adjustments for
Interest expenses	10,443,803	11,879,195
Share of results of associates	(117,156)	(419,574)
Depreciation and amortisation	1,307,133	1,263,527
Impairment losses under expected credit loss model	1,709,332	1,464,333
Impairment losses on other assets	36,009	27,613
Share-based payment of a subsidiary	–	5,298
Losses on disposal of property and equipment and other intangible assets	1,121	21,197
Foreign exchange losses, net	333,671	234,116
Interest income from debt instruments at fair value through other comprehensive income	(1,155,541)	(1,232,572)
Interest income from debt instruments measured at amortised cost	(210,889)	(201,642)
Dividend income from equity instruments at fair value through other comprehensive income	(415,053)	(204,353)
Net gains arising from debt instruments at fair value through other comprehensive income	(549,401)	(171,787)
Net realised gains arising from financial assets at fair value through profit or loss	(32,351)	(67,015)
Fair value change of financial instruments at fair value through profit or loss	1,514,102	1,131,464
Others	(50,906)	9,373

Operating cash flows before movements in working capital	13,722,684	19,984,697

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	Nine months ended
	30 September
	2024	2023
		(Unaudited)
Decrease in finance lease receivables and receivables arising from sale and leaseback arrangements	10,313,412	2,526,908
Decrease/(increase) in financial assets at fair value through profit or loss and derivative financial assets	37,797,615	(13,747,246)
Decrease/(increase) in financial assets held under resale agreements	5,113,797	(995,416)
Decrease in other loans and receivables	459,150	485,254
Increase in loans and advances	(133,609)	(250,346)
Decrease in advances to customers on margin financing	5,506,242	390,779
Decrease in accounts receivables and other current assets	3,332,395	150,724
Decrease/(increase) in placements to banks and other financial institutions	96,259	(269,686)
Increase in deposits with exchanges	(1,071,577)	(2,749,346)
Decrease in deposits with central banks	3,578	2,498
Decrease in restricted bank deposits	251,546	242,644
(Increase)/decrease in cash held on behalf of clients	(13,277,333)	14,037,045
Increase/(decrease) in accounts payable to brokerage clients and other payables and accruals	23,240,099	(7,476,165)
Increase in customer accounts	1,593,406	302,987
Decrease in contract liabilities	–	(6,794)
(Decrease)/increase in provisions	(47,588)	54
(Decrease)/increase in financial liabilities at fair value through profit or loss and derivative financial liabilities	(9,617,710)	1,120,583
Decrease in financial assets sold under repurchase agreements	(38,586,242)	(20,012,214)
(Decrease)/increase in placements from banks and other financial institutions	(1,206,791)	7,342,327
Increase/(decrease) in deposit from central banks	2,125	(2,129,534)
Decrease in deposits from other banks	–	(913,670)

Cash from operations	37,491,458	(1,963,917)

Income taxes paid	(798,637)	(2,576,920)
Interest paid	(3,404,587)	(3,392,307)

Net cash inflow/(outflow) from operating activities	33,288,234	(7,933,144)

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	Nine months ended
	30 September
	2024	2023
		(Unaudited)
INVESTING ACTIVITIES
Dividends received from associates and other investments	410,658	324,087
Dividends received from equity instruments at fair value through other comprehensive income	415,053	204,353
Interest from the debt instruments at fair value through other comprehensive income and amortised cost	1,459,689	1,396,195
Purchases of property and equipment and other intangible assets	(701,113)	(540,815)
Proceeds on disposal of property and equipment	127,768	25,326
Cash paid for investments accounted for using equity method	(456,567)	(690,000)
Proceeds from partial disposal of associates and joint ventures	121,231	137,978
Purchases of
Debt instruments at fair value through other comprehensive income	(38,589,444)	(16,059,551)
Financial assets at fair value through profit or loss	(595,840)	(1,452,768)
Equity instruments at fair value through other comprehensive income	(5,029,817)	(3,357,982)
Debt instruments measured at amortised cost	(1,109,186)	(1,807,781)
Proceeds from disposal of
Equity instruments at fair value through other comprehensive income	806,842	1,689,791
Debt instruments at fair value through other comprehensive income	58,772,704	24,450,943
Debt instruments measured at amortised cost	2,805,578	638,945
Financial assets at fair value through profit or loss	746,125	1,004,463

Net cash inflow from investing activities	19,183,681	5,963,184

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	Nine months ended
	30 September
	2024	2023
		(Unaudited)
FINANCING ACTIVITIES
Dividends paid and interest paid for borrowings and bonds	(9,397,147)	(11,197,608)
Capital injection from non-controlling shareholders	3,010	64,302
Payments on capital returned to non-controlling shareholders	(2,932,662)	(46,659)
Borrowings raised	39,210,988	46,192,592
Interest paid for perpetual notes	(86,642)	(60,279)
Issuance cost paid for short-term bonds, non-convertible bonds and others	(108,936)	(151,053)
Repayment of lease liabilities	(331,058)	(280,087)
Repayment of borrowings, short-term bonds, non-convertible bonds and others	(124,643,213)	(136,176,060)
Proceeds from non-convertible bonds and short-term financing bills payables and others	54,687,338	90,226,678
Acquisition of treasury shares	(303,073)	(303,578)

Net cash outflow from financing activities	(43,901,395)	(11,731,752)

Net increase/(decrease) in cash and cash equivalents	8,570,520	(13,701,712)
Effect of exchange rate changes on cash and cash equivalents	(85,392)	284,804
Cash and cash equivalents at the beginning of period	57,541,626	67,530,100

Cash and cash equivalents at the end of period (Note 38)	66,026,754	54,113,192

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2024

(All amounts in RMB’000 unless otherwise stated)

1.	GENERAL INFORMATION

Haitong Securities Co., Ltd. (the “Company”) was transformed from Shanghai Haitong Securities Company (上海海通證券公司), which was established in 1988, to a limited liability company upon the authorisation by the People’s Bank of China in September 1994 and changed its name to 海通證券有限公司. In December 2001, the Company was further transformed to a joint-stock company upon the approval from China Securities Regulatory Commission (the “CSRC”). In January 2002, the Company changed its name from 海通證券有限公司 to Haitong Securities Co., Ltd. (海通證券股份有限公司). In June 2007, the Company’s merger with former Shanghai Urban Agro-Business Co., Ltd. (上海市都市農商社股份有限公司) was approved by the CSRC, and was listed on the Shanghai Stock Exchange in July in the same year. After its listing, its name was changed to “Haitong Securities”. On 27 April 2012, the Company issued H shares which were listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”).

The address of the Company’s registered office is Haitong Securities Building, No. 689 Guangdong Road, Shanghai, China, while the address of the Company’s headquarter is Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Huangpu District, Shanghai, China.

The Company is principally engaged in securities brokerage; securities proprietary trading; securities underwriting and sponsorship; securities investment consulting; financial advisory services relating to securities trading and investment activities; direct investment; securities investment fund consignment; provision of intermediary introduction business for the futures companies; margin financing and securities lending; agency sale of financial products; the stock options market making; other businesses approved by the CSRC. In addition, the Company is permitted to set up subsidiaries that are engaged in outbound investments including investments in financial products (activities subject to approval as required by laws shall be conducted upon approval by relevant authorities).

The consolidated financial information is presented in Renminbi (“RMB”), which is also the functional currency of the Company.

2.	APPLICATION OF NEW AND AMENDMENTS TO IFRS ACCOUNTING STANDARDS

For the purpose of preparing and presenting the consolidated financial statements, the Group has applied the following amendments to International Financial Reporting Standards (“IFRS Accounting Standards”) issued by the International Accounting Standards Board (“IASB”) which are relevant to the Group for the first time in the current period:

2.1.	Amended standards adopted by the Group

In the current period, the Group has applied the following amendments to IFRS Accounting Standards issued by the IASB, for the first time, which are mandatorily effective for the Group’s annual period beginning on or after 1 January 2024 for the preparation of the Group’s consolidated financial statements:

Amendments to IFRS 16	Lease Liability in a Sale and Leaseback
Amendments to IAS 1	Classification of Liabilities as Current or Non-current
Amendments to IAS 1	Non-current Liabilities with Covenants
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements

The application of the amendments to IFRS Accounting Standards in the current period has had no material impact on the Group’s financial positions and performance for the current and prior periods and/or on the disclosures set out in these consolidated financial statements.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

2.2.	Impact of standards issued but not yet applied by the Group

The Group has not adopted the following new and amended standards that have been issued but are not yet effective.

Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments[3]
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[1]
Amendments to IFRS Accounting Standards	Annual Improvements to IFRS Accounting Standards – Volume 11[3]
Amendments to IAS 21	Lack of Exchangeability[2]
IFRS 18	Presentation and Disclosure in Financial Statements[4]

[1]	Effective for annual periods beginning on or after a date to be determined

[2]	Effective for annual periods beginning on or after 1 January 2025

[3]	Effective for annual periods beginning on or after 1 January 2026

[4]	Effective for annual periods beginning on or after 1 January 2027

The directors of the Company anticipate that the application of all these new and amendments to IFRSs will have no material impact on the consolidated financial statements.

3.	MATERIAL ACCOUNTING POLICY INFORMATION AND BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards. IFRS Accounting Standards comprise the following authoritative literature:

•	IFRS Accounting Standards

•	IAS Standards

•	Interpretations developed by the IFRS Interpretations Committee or its predecessor body, the Standing Interpretations Committee

In addition, the consolidated financial statements include applicable disclosures required by the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (“Listing Rules”) and by the Hong Kong Companies Ordinance (“CO”).

The consolidated financial statements have been prepared on the historical cost basis except for financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies set out below.

Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based Payment, leasing transactions that are accounted for in accordance with IFRS 16, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 Share-based Payment or value in use in IAS 36 Impairment of Assets.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

For financial instruments, which are transacted at fair value and a valuation technique that unobservable input is to be used to measure fair value in subsequent periods, the valuation technique is calibrated so that at initial recognition the results of the valuation technique equals the transaction price.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

The principal accounting policies are set out below.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities (including structured entities) controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Group has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Group considers all relevant facts and circumstances in assessing whether or not the Group’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Group’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Group, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•	any additional facts and circumstances that indicate that the Group has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and the consolidated statement of total comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the shareholders of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the shareholders of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Non-controlling interests in subsidiaries are presented separately from the Group’s equity therein, which represent present ownership interests entitling their holders to a proportionate share of net assets of the relevant subsidiaries upon liquidation.

Changes in the Group’s ownership interests in existing subsidiaries

Changes in the Group’s interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s relevant components of equity and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries, including re-attribution of relevant reserves between the Group and the non-controlling interests according to the Group’s and the non-controlling interests’ proportionate interest.

Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to shareholders of the Company.

When the Group loses control of a subsidiary, the assets and liabilities of that subsidiary and non-controlling interests (if any) are derecognised. A gain or loss is recognised in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the carrying amount of the assets (including goodwill), and liabilities of the subsidiary attributable to shareholder of the Company. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRS Accounting Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 or, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former shareholders of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition related costs are generally recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value, except that:

•	deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•	liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date (see the accounting policy below);

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard; and

•	lease liabilities are recognised and measured at the present value of the remaining lease payments (as defined in IFRS 16) as if the acquired leases were new leases at the acquisition date, except for leases for which (a) the lease term ends within 12 months of the acquisition date; or (b) the underlying asset is of low value. Right-of-use assets are recognised and measured at the same amount as the relevant lease liabilities, adjusted to reflect favourable or unfavourable terms of the lease when compared with market terms.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net amounts of the identifiable assets acquired and the liabilities assumed as at the acquisition date. If, after re-assessment, the net amount of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the relevant subsidiary’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets or at fair value. The choice of measurement basis is made on a transaction-by-transaction basis.

When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition- date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with the corresponding adjustments made against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the “measurement period” (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates of fair value, with the corresponding gain or loss being recognised in profit or loss.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control), and the resulting gain or loss, if any, is recognised in profit or loss or other comprehensive income, as appropriate. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income and measured under IFRS 9 would be accounted for on the same basis as would be required if the Group had disposed directly of the previously held equity interest.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted retrospectively during the measurement period (see above), and additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less any accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the cash-generating units (or group of cash-generating units) that is expected to benefit from the synergies of the combination, which represent the lowest level at which the goodwill is monitored for internal management purposes and not larger than an operating segment.

A cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. For goodwill arising from an acquisition in a reporting period, the cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is tested for impairment before the end of that reporting period. If the recoverable amount is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill and then to the other assets of the unit on a pro-rata basis based on the carrying amount of each asset in the unit (or group of cash-generating units).

On disposal of the relevant cash-generating unit, or any of the cash-generating unit within the group of cash-generating units, the attributable amount of goodwill is included in the determination of the amount of profit or loss on disposal. When the Group disposes of an operation within the cash-generating unit (or a cash-generating unit within a group of cash-generating units), the amount of goodwill disposed of is measured on the basis of the relative values of the operation (or the cash-generating unit) disposed of and the portion of the cash-generating unit (or the group of cash-generating units) retained.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The Group’s policy for goodwill arising on the acquisition of an associate and a joint venture is described below.

Investments in associates and joint ventures

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The results and assets and liabilities of associates and joint ventures are incorporated in the consolidated financial statements using the equity method of accounting. The financial statements of associates and joint ventures used for equity accounting purposes are prepared using uniform accounting policies as those of the Group for like transactions and events in similar circumstances. Under the equity method, investment in an associate or a joint venture is initially recognised in the consolidated statement of financial position at cost and adjusted thereafter to recognise the Group’s share of the profit or loss and other comprehensive income of the associate or joint venture. Changes in net assets of the associate/joint venture other than profit or loss and other comprehensive income are not accounted for unless such changes resulted in changes in ownership interest held by the Group. When the Group’s share of losses of an associate or joint venture exceeds the Group’s interest in that associate or joint venture (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate or join venture), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of that associate or joint venture.

An investment in an associate or a joint venture is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture. On acquisition of the investment in an associate or a joint venture, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognised immediately in profit or loss in the period in which the investment is acquired.

The Group assesses whether there is an objective evidence that the interest in an associate or a joint venture may be impaired. When any objective evidence exists, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of assets as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognised is not allocated to any asset, including goodwill, that forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

When the Group ceases to have significant influence over an associate or joint control over a joint venture, it is accounted as a disposal of the entire interest in the investee with a resulting gain or loss being recognised in profit or loss. When the Group retains an interest in the former associate or joint venture and the retained interest is a financial asset within the scope of IFRS 9, the Group measures the retained interest at that date and the fair value is regarded as its fair value on initial recognition. The difference between the carrying amount of the associate or joint venture, and the fair value of any retained interest and any proceeds from disposing the relevant interest in the associate or joint venture is included in the determination of the gain or loss on disposal of the associate or joint venture. In addition, the Group accounts for all amounts previously recognised in other comprehensive income in relation to that associate or joint venture on the same basis as would be required if that associate or joint venture had directly disposed of the related assets or liabilities. Therefore, if a gain or loss previously recognised in other comprehensive income by that associate or joint venture would be reclassified to profit or loss on the disposal of the related assets or liabilities, the Group reclassifies the gain or loss from equity to profit or loss (as a reclassification adjustment) upon disposal/partial disposal of the relevant associate or joint venture.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

When the Group reduces its ownership interest in an associate or a joint venture but the Group continues to use the equity method, the Group reclassifies to profit or loss the proportion of the gain or loss that had previously been recognised in other comprehensive income relating to that reduction in ownership interest if that gain or loss would be reclassified to profit or loss on the disposal of the related assets or liabilities.

When a group entity transacts with an associate or a joint venture of the Group, profits and losses resulting from the transactions with the associate or joint venture are recognised in the Group’s consolidated financial statements only to the extent of interests in the associate or joint venture that are not related to the Group.

Revenue from contracts with customers

The Group recognises revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to the customer.

A performance obligation represents a good and service (or a bundle of goods or services) that is distinct or a series of distinct goods or services that are substantially the same.

Control is transferred over time and revenue is recognised over time by reference to the progress towards complete satisfaction of the relevant performance obligation if one of the following criteria is met:

•	the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs;

•	the Group’s performance creates and enhances an asset that the customer controls as the Group performs; or

•	the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.

Otherwise, revenue is recognised at a point in time when the customer obtains control of the distinct good or service.

A contract asset represents the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer that is not yet unconditional. It is assessed for impairment in accordance with IFRS 9. In contrast, a receivable represents the Group’s unconditional right to consideration, i.e. only the passage of time is required before payment of that consideration is due.

A contract liability represents the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

A contract asset and a contract liability relating to a contract are accounted for and presented on a net basis.

Contract with multiple performance obligations (including allocation of transaction pricing)

For contracts that contain more than one performance obligations, the Group allocates the transaction price to each performance obligation on a relative stand-alone selling price basis, except for the allocation of discounts and variable consideration.

The stand-alone selling price of the distinct good or service underlying each performance obligation is determined at contract inception. It represents the price at which the Group would sell a promised good or service separately to a customer. If a stand-alone selling price is not directly observable, the Group estimates it using appropriate techniques such that the transaction price ultimately allocated to any performance obligation reflects the amount of consideration to which the Group expects to be entitled in exchange for transferring the promised goods or services to the customer.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Over time revenue recognition: measurement of progress towards complete satisfaction of a performance obligation

Output method

The progress towards complete satisfaction of a performance obligation is measured based on output method, which is to recognise revenue on the basis of direct measurements of the value of the goods or services transferred to the customer to date relative to the remaining goods or services promised under the contract, that best depict the Group’s performance in transferring control of goods or services.

Variable consideration

For contracts that contain variable consideration, the Group estimates the amount of consideration to which it will be entitled using either (a) the expected value method or (b) the most likely amount, depending on which method better predicts the amount of consideration to which the Group will be entitled.

The estimated amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

At the end of each reporting period, the Group updates the estimated transaction price (including updating its assessment of whether an estimate of variable consideration is constrained) to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting period.

Principal versus agent

When another party is involved in providing goods or services to a customer, the Group determines whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e. the Group is a principal) or to arrange for those goods or services to be provided by the other party (i.e. the Group is an agent).

The Group is a principal if it controls the specified goods or service before that goods or service is transferred to a customer.

The Group is an agent if its performance obligation is to arrange for the provision of the specified good or service by another party. In this case, the Group does not control the specified goods or service provided by another party before that goods or service is transferred to the customer. When the Group acts as an agent, it recognises revenue in the amount of any fee or commission to which it expects to be entitled in exchange for arranging for the specified goods or services to be provided by the other party.

Costs to fulfil a contract

The Group incurs costs to fulfil a contract in its business activities, e.g. sponsorship services. The Group first assesses whether these costs qualify for recognition as an asset in terms of other relevant standards, failing which it recognises an asset for these costs only if they meet all of the following criteria:

(i)	the costs relate directly to a contract or to an anticipated contract that the Group can specifically identify;

(ii)	the costs generate or enhance resources of the Group that will be used in satisfying (or in continuing to satisfy) performance obligations in the future; and

(iii)	the costs are expected to be recovered.

The asset so recognised is subsequently amortised to profit or loss on a systematic basis that is consistent with the transfer to the customer of the goods or services to which the assets relate. The asset is subject to impairment review.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified or arising from business combinations on or after the date of initial application, the Group assesses whether a contract is or contains a lease based on the definition under IFRS 16 at inception, modification date or acquisition date, as appropriate. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Group as a lessee

Allocation of consideration to components of a contract

For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

Non-lease components are separated from lease component on the basis of their relative stand-alone prices.

As a practical expedient, leases with similar characteristics are accounted on a portfolio basis when the Group reasonably expects that the effects on the financial statements would not differ materially from individual leases within the portfolio.

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to leases of buildings/motor vehicles/machinery and equipment that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for lease of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes:

•	the amount of the initial measurement of the lease liability;

•	any lease payments made at or before the commencement date, less any lease incentives received;

•	any initial direct costs incurred by the Group; and

•	an estimate of costs to be incurred by the Group in dismantling and removing the underlying assets, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.

Right-of-use assets in which the Group is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term are depreciated from commencement date to the end of the useful life. Otherwise, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Group presents right-of-use assets as a separate line item on the consolidated statement of financial position.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Refundable rental deposits

Refundable rental deposits paid are accounted under IFRS 9 and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments and included in the cost of right-of-use assets.

Lease liabilities

At the commencement date of a lease, the Group recognises and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

•	fixed payments (including in-substance fixed payments) less any lease incentives receivable;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable by the Group under residual value guarantees;

•	the exercise price of a purchase option if the Group is reasonably certain to exercise the option; and

•	payments of penalties for terminating a lease, if the lease term reflects the Group exercising an option to terminate the lease.

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Group remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever:

•	the lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of assessment.

•	the lease payments change due to changes in market rental rates following a market rent review or expected payment under a guaranteed residual value, in which cases the related lease liability is remeasured by discounting the revised lease payments using the initial discount rate.

The Group presents lease liabilities as a separate line item on the consolidated statement of financial position.

Lease modifications

The Group accounts for a lease modification as a separate lease if:

•	the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

•	the consideration for the leases increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

For a lease modification that is not accounted for as a separate lease, the Group remeasures the lease liability based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The Group accounts for the remeasurement of lease liabilities and lease incentives from lessor by making corresponding adjustments to the relevant right-of-use asset. When the modified contract contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the modified contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

The Group as a lessor

Classification and measurement of leases

Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards incidental to ownership of an underlying asset to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

Amounts due from lessees under finance leases are recognised as receivables at commencement date at amounts equal to net investments in the leases, measured using the interest rate implicit in the respective leases. Initial direct costs are included in the initial measurement of the net investments in the leases. Interest income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Rental income from operating leases is recognised in profit or loss on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset, and such costs are recognised as an expense on a straight-line basis over the lease term. Variable lease payments for operating leases that depend on an index or a rate are estimated and included in the total lease payments using the index or rate as at the commencement date. Variable lease payments that do not depend on an index or a rate are recognised as income when they arise.

Allocation of consideration to components of a contract

When a contract includes both leases and non-lease components, the Group applies IFRS 15 to allocate consideration in a contract to lease and non-lease components. Non-lease components are separated from lease component on the basis of their relative stand-alone selling prices.

Refundable rental deposits

Refundable rental deposits received are accounted under IFRS 9 and initially measured at fair value. Adjustments to fair value at initial recognition are considered as additional lease payments from lessees.

Lease modification

(i)	Operating leases

The Group accounts for a modification to an operating lease as a new lease from the effective date of the modification, considering any prepaid or accrued lease payments relating to the original lease as part of the lease payments for the new lease.

(ii)	Finance leases

The Group accounts for a change in the lease payments of a finance lease as a lease modification, that is not accounted for as a separate lease, in accordance with the requirements of IFRS 9. If the change represents a substantial modification, the finance lease receivables of the original lease are derecognised and a derecognition gain or loss calculated using the revised lease payments discounted at the revised discount rate is recognised in profit or loss on the date of the modification. If the change does not represent a substantial modification, the Group continues to recognise the finance lease receivables in which such carrying amount will be calculated at the present value of the modified contractual cash flows discounted at the related receivables’ original discount rate. Any adjustment to the carrying amount is recognised in profit or loss at the effective date of modification.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Sale and leaseback transactions

The Group applies the requirements of IFRS 15 to assess whether sale and leaseback transaction constitutes a sale by the Group.

The Group as a buyer-lessor

For a transfer of asset that does not satisfy the requirements of IFRS 15 to be accounted for as a sale of asset, the Group as a buyer-lessor does not recognise the transferred asset and recognises a receivable arising from sale and leaseback arrangements equal to the transfer proceeds within the scope of IFRS 9.

For a transfer of asset that satisfies the requirements of IFRS 15 to be accounted for as a sale of asset, the Group as a buyer-lessor accounts for the purchase of the asset applying applicable standards, and for the lease applying the lessor accounting requirements in accordance with IFRS 16.

Leasehold land and building

When the Group makes payments for ownership interests of properties which includes both leasehold land and building elements, the entire consideration is allocated between the leasehold land and the building elements in proportion to the relative fair values at initial recognition.

To the extent the allocation of the relevant payments can be made reliably, interest in leasehold land that is accounted for as an operating lease is presented as “right-of-use assets” in the consolidated statement of financial position. When the consideration cannot be allocated reliably between non-lease building element and undivided interest in the underlying leasehold land, the entire properties are classified as property, plant and equipment.

Foreign currencies

In preparing the financial statements of each individual group entities, transactions in currencies other than the functional currency of that entity (foreign currencies) are recognised at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the re-translation of monetary items, are recognised in profit or loss in the period in which they arise.

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s operations are translated into the presentation currency of the Group using exchange rates prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during the period, in which case, the exchange rates prevailing at the dates of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity under the heading of translation reserve (attributed to non-controlling interests as appropriate).

Goodwill and fair value adjustments on identifiable assets acquired arising on an acquisition of a foreign operation are treated as assets and liabilities of that foreign operation and retranslated at the rate of exchange prevailing at the end of the reporting period. Exchange differences arising are recognised in other comprehensive income.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Government grants

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognised in profit or loss on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognised as deferred income in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

Employee benefits

Social welfare

Social welfare expenditure refers to payments for employees’ social welfare system established by the Government of the People’s Republic of China (“PRC”), including social insurance, housing funds and other social welfare contributions. The Group contributes on a monthly basis to these funds based on certain percentage of the salaries of the employees and the contributions are recognised in profit or loss for the period when employees have rendered service entitling them to the contribution. The Group’s liabilities in respect of these funds are limited to the contribution payable in the reporting period.

Contributions to pension schemes and annuity plans

Payments to defined contribution retirement benefits plan are charged as expenses when employees have rendered service entitling them to the contributions. The employees of the Group participate in various defined contribution pension schemes principally organised by municipal and provincial governments (the “Social Security Plans”). The Group contributes for employees based on a certain percentage of their salary and within the limit prescribed by the government to the pension scheme on a monthly basis. The contribution shall be managed and paid to retired employees through labour and social welfare authorities in accordance with the provisions. There are no forfeited contributions in the Social Security Plans. In addition to the above-mentioned Social Security Plans, certain employees participate in the employer-sponsored enterprise annuity plans (the “annuity plans”) as well. The Group shall contribute to the annuity plans in accordance with agreed bases and percentages. Forfeited contributions by those employees who leave the annuity plans prior to the full vesting of their contributions are not used to reduce the existing level of contributions and are recorded in the public account of the annuity plans to be attributed to the members of the annuity plans after fulfilling the approval procedures.

Retirement benefit costs and termination benefits

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurement, comprising actuarial gains and losses, the effect of the changes to the asset ceiling (if applicable) and the return on plan assets (excluding interest), is reflected immediately in the consolidated statement of financial position with a charge or credit recognised in other comprehensive income in the period in which they occur. Remeasurement recognised in other comprehensive income is reflected immediately in retained earnings and will not be reclassified to profit or loss.

Past service cost is recognised in profit or loss in the period of a plan amendment or curtailment and a gain or loss on settlement is recognised when settlement occurs. When determining past service cost, or a gain or loss on settlement, an entity shall remeasure the net defined benefit liability or asset using the current fair value of plan assets and current actuarial assumptions, reflecting the benefits offered under the plan and the plan assets before and after the plan amendment, curtailment or settlement, without considering the effect of asset ceiling (i.e. the present value of any economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset. However, if the Group remeasures the net defined benefit liability or asset before plan amendment, curtailment or settlement, the Group determines net interest for the remainder of the annual reporting period after the plan amendment, curtailment or settlement using the benefits offered under the plan and the plan assets after the plan amendment, curtailment or settlement and the discount rate used to remeasure such net defined benefit liability or asset, taking into account any changes in the net defined benefit liability or asset during the period resulting from contributions or benefit payments.

Defined benefit costs are categorised as follows:

•	service cost (including current service cost, past service cost, as well as gains and losses on curtailments and settlements);

•	net interest expense or income; and

•	remeasurement.

The retirement benefit obligation recognised in the consolidated statement of financial position represents the actual deficit or surplus in the Group’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

Discretionary contributions made by employees or third parties reduce service cost upon payment of these contributions to the plan.

When the formal terms of the plans specify that there will be contributions from employees or third parties, the accounting depends on whether the contributions are linked to service, as follows:

•	If the contributions are not linked to services (for example contributions are required to reduce a deficit arising from losses on plan assets or from actuarial losses), they are reflected in the remeasurement of the net defined benefit liability or asset.

•	If contributions are linked to services, they reduce service costs. For the amount of contribution that is dependent on the number of years of service, the entity reduces service cost by attributing the contributions to periods of service using the attribution method required by IAS 19 paragraph 70 for the gross benefits.

A liability for a termination benefit is recognised at the earlier of when the Group entity can no longer withdraw the offer of the termination benefit and when it recognises any related restructuring costs.

Short-term and other long-term employee benefits

Short-term employee benefits are recognised at the undiscounted amount of the benefits expected to be paid as and when employees rendered the services. All short-term employee benefits are recognised as an expense unless another IFRS requires or permits the inclusion of the benefit in the cost of an asset.

A liability is recognised for benefits accruing to employees (such as wages and salaries, annual leave and sick leave) after deducting any amount already paid.

Liabilities recognised in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the Group in respect of services provided by employees up to the reporting date. Any changes in the liabilities’ carrying amounts resulting from service cost, interest and remeasurements are recognised in the profit or loss except to the extent that another IFRS requires or permits their inclusion in the cost of an asset.

The liability related to the above supplementary benefit obligations existing at the end of each reporting period, is calculated by independent actuaries using the Projected Unit Credit Method and is recorded as a liability in the consolidated statement of financial position. The liability is determined through discounting the amount of future benefits that the employees are entitled for their services in the current and prior periods. The discount rates are based on the yields of RMB treasury bonds which have terms to maturity approximating the terms of the related liability. All actuarial gains and losses are recognised immediately through other comprehensive income in order for the net pension asset or liability recognised in the consolidated statement of financial position to reflect the full value of the plan deficit or surplus.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Share-based payment transactions

Share options granted to employees

The Company’s subsidiary Haitong International Securities Group Limited (“HISGL”) operates a share option scheme for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Group’s operations. Employees (including directors) of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments (“equity settled transactions”).

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date.

The fair value of the equity-settled share-based payments determined at the grant date without taking into consideration all non-market vesting conditions is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity (share-based payment reserve). At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest based on assessment of all relevant non-market vesting conditions. The impact of the revision of the original estimates, if any, is recognised in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to share options reserve. For share options that vest immediately at the date of grant, the fair value of the share options granted is expensed immediately to profit or loss.

When share options are exercised, the amount previously recognised in share options reserve will be transferred to capital reserve. When share options are forfeited after the vesting date or are still not exercised at the expiry date, the amount previously recognised in share options reserve will be transferred to capital reserve.

Taxation

Income tax expense represents the sum of current and deferred income tax expense.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit before income tax as reported in the consolidated statement of profit or loss because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax base used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary difference to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit and at the time of the transaction does not give rise to equal taxable and deductible temporary differences. In addition, deferred tax liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of the reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realised, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and the deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Property and equipment

Property and equipment including leasehold land (classified as finance lease) and building held for use in the production or supply of goods or services, or for administrative purpose (other than construction in progress), are stated in the consolidated statement of financial position at cost less accumulated depreciation and accumulated impairment losses, if any.

Properties in the course of construction for production, supply or administrative purposes are carried at cost, less any recognised impairment loss. Costs include professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy. Such properties are classified to the appropriate categories of property and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognised so as to write off the cost of items of property and equipment (other than construction in progress) less their residual values over their estimated useful lives, using straight line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

The estimated residual value rates and useful lives of each class of property and equipment are as follows:

Classes	Estimated residual value rates	Useful lives
Land and buildings	3-5%	30-40 years
Furniture, fixtures and equipment	3-10%	5-11 years
Transportation equipment	3-10%	5-8 years
Electronic equipment	3-10%	3-5 years
Assets held for operating lease businesses	15%	18-25 years
Leasehold improvements	nil	Over the shorter of useful life or the lease term

Buildings under development for future shareholder-occupied purpose

When buildings are in the course of development for production or administrative purposes, the amortisation of prepaid lease payment provided during the construction period in included as part of costs of buildings under construction. Buildings under construction are carried at cost, less any identified impairment losses. Deprecation of buildings commences when they are available for use (i.e. when they are in the location and condition necessary for them to be capable of operating in the manner intended by management.)

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Investment properties

Investment properties are properties held to earn rentals and/or for capital appreciation.

Investment properties are initially measured at cost, including any directly attributable expenditure. Subsequent to initial recognition, investment properties are stated at cost less subsequent accumulated depreciation and any accumulated impairment losses.

The above investment properties are depreciated over their estimated useful lives of 30 years and after taking into account their estimated residual value of 3%-5%, using the straight-line method. Depreciation is recognised so as to write off the cost of investment properties over their estimated useful lives and after taking into account of their estimated residual value, using the straight-line method.

An investment property is derecognised upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the profit or loss in the period in which the item is derecognised.

Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at costs less accumulated amortisation and any accumulated impairment losses. Amortisation for intangible assets with finite lives is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less any subsequent accumulated impairment losses.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination are recognised separately from goodwill and are initially recognised at their fair value at the acquisition date (which is regarded as their cost).

Subsequent to initial recognition, intangible assets acquired in a business combination with finite useful lives are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Derecognition of Intangible assets

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset are measured at the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss in the period when the asset is derecognised.

Impairment on property and equipment, right-of-use assets, contract costs and intangible assets other than goodwill

At the end of the reporting period, the Group reviews the carrying amounts of its property and equipment, right-of-use assets, intangible assets with finite useful lives and contract costs to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss, if any. Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that they may be impaired.

The recoverable amount of property, plant and equipment, right-of-use assets, and intangible assets are estimated individually. When it is not possible to estimate the recoverable amount individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

In addition, the Group assesses whether there is indication that corporate assets may be impaired. If such indication exists, corporate assets are also allocated to individual cash-generating units, when a reasonable and consistent basis of allocation can be identified, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Before the Group recognises an impairment loss for assets capitalised as contract costs under IFRS 15, the Group assesses and recognises any impairment loss on other assets related to the relevant contracts in accordance with applicable standards. Then, impairment loss, if any, for assets capitalised as contract costs is recognised to the extent the carrying amounts exceeds the remaining amount of consideration that the Group expects to receive in exchange for related goods or services less the costs which relate directly to providing those goods or services that have not been recognised as expenses. The assets capitalised as contract costs are then included in the carrying amount of the cash-generating unit to which they belong for the purpose of evaluating impairment of that cash-generating unit.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. For corporate assets or portion of corporate assets which cannot be allocated on a reasonable and consistent basis to a cash-generating unit, the Group compares the carrying amount of a group of cash-generating units, including the carrying amounts of the corporate assets or portion of corporate assets allocated to that group of cash-generating units, with the recoverable amount of the group of cash-generating units. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit or the group of cash-generating units. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit or the group of cash-generating units. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount under another standard, in which case the impairment loss is treated as a revaluation decrease under that standard.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit or a group of cash-generating units) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or a cash-generating unit or a group of cash-generating units) or in prior years. A reversal of an impairment loss is recognised immediately in profit or loss.

Inventories

Inventories are stated at the lower of cost and net realisable value. Costs of inventories are determined on a first-in, first-out method. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and the amount of the obligation can be reliably estimated.

The amount recognised as provision is the best estimate of the consideration required to settle the present obligation at the end of each reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Financial instruments

Financial assets and financial liabilities are recognised when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value except for trade receivables arising from contracts with customers which are initially measured in accordance with IFRS 15. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss (“FVTPL”)) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognised immediately in profit or loss.

The effective interest method is a method of calculating the amortised cost of a financial asset or financial liability and of allocating interest income and interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts and payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Interest which are derived from the Group’s ordinary course of business are presented as revenue.

Financial assets

Classification and subsequent measurement of financial assets

Financial assets that meet the following conditions are subsequently measured at amortised cost:

•	the financial asset is held within a business model whose objective is to collect contractual cash flows; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets that meet the following conditions are subsequently measured at fair value through other comprehensive income (“FVTOCI”):

•	the financial asset is held within a business model whose objective is achieved by both selling and collecting contractual cash flows; and

•	the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All other financial assets are subsequently measured at FVTPL, except that at the date of initial application of IFRS 9 initial recognition of a financial asset the Group may irrevocably elect to present subsequent changes in fair value of an equity investment in other comprehensive income if that equity investment is neither held for trading nor contingent consideration recognised by an acquirer in a business combination to which IFRS 3 Business Combinations applies.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

A financial asset is held for trading if:

•	it has been acquired principally for the purpose of selling in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

In addition, the Group may irrevocably designate a financial asset that are required to be measured at the amortised cost or FVTOCI as measured at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

(i)	Amortised cost and interest income

Interest income is recognised using the effective interest method for financial assets measured subsequently at amortised cost and debt instruments subsequently measured at FVTOCI.

Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired (see below). For financial assets that have subsequently become credit-impaired, interest income is recognised by applying the effective interest rate to the amortised cost of the financial asset from the next reporting period. If the credit risk on the credit- impaired financial instrument improves so that the financial asset is no longer credit-impaired, interest income is recognised by applying the effective interest rate to the gross carrying amount of the financial asset from the beginning of the reporting period following the determination that the asset is no longer credit impaired.

(ii)	Debt instruments classified as at FVTOCI

Subsequent changes in the carrying amounts for debt instruments classified as at FVTOCI as a result of interest income calculated using the effective interest method, and foreign exchange gains and losses are recognised in profit or loss. All other changes in the carrying amount of these debt instruments are recognised in other comprehensive income and accumulated under the heading of investment revaluation reserve of financial assets at FVTOCI. Impairment allowances are recognised in profit or loss with corresponding adjustment to other comprehensive income without reducing the carrying amounts of these debt instruments. When these debt instruments are derecognised, the cumulative gains or losses previously recognised in other comprehensive income are reclassified to profit or loss.

(iii)	Equity instruments designated as at FVTOCI

Investments in equity instruments at FVTOCI are initially measured at fair value plus transaction costs. Subsequently, they are measured at fair value with gains and losses arising from changes in fair value recognised in OCI and accumulated in the FVTOCI reserve; and are not subject to impairment assessment. The cumulative gain or loss will not be reclassified to profit or loss on disposal of the equity investments, and will be transferred to retained earnings.

Dividends on these investments in equity instruments are recognised in profit or loss when the Group’s right to receive the dividends is established, unless the dividends clearly represent a recovery of part of the cost of the investment. Dividends are included in the “Investment income and gains (net)” line item in profit or loss.

(iv)	Financial assets at FVTPL

Financial assets that do not meet the criteria for being measured at amortised cost or FVTOCI or designated as FVTOCI are measured at FVTPL.

Financial assets at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognised in profit or loss. The net gain or loss recognised in profit or loss includes any dividend or interest earned on the financial asset and is included in the “Investment income and gains (net)” line item.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Impairment of financial assets and other items subject to impairment assessment under IFRS 9

The Group performs impairment assessment under expected credit loss (“ECL”) model on financial assets (including loans and advances, other loans and receivables, financial assets held under resale agreements, advances to customers on margin financing, accounts receivable, placements to banks and other financial institutions, deposits with other banks, debt instruments measured at FVTOCI, and other items (lease receivables, contract assets, loan commitments and financial guarantee contracts) which are subject to impairment under IFRS 9. The amount of ECL is updated at the end of each reporting period to reflect changes in credit risk since initial recognition.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. In contrast, 12-month ECL (“12m ECL”) represents the portion of lifetime ECL that is expected to result from default events that are possible within 12 months after the reporting date. Assessment are done based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

The Group always recognises lifetime ECL for accounts receivable recognised in accordance with IFRS 15. To measure the ECL, account receivables have been grouped based on shared credit risk characteristics. The Group collectively uses a provision matrix with appropriate ageing groupings to assess level of provision rate.

For all other instruments, the Group measures the loss allowance equal to 12m ECL, unless when there has been a significant increase in credit risk since initial recognition, the Group recognises lifetime ECL. The assessment of whether lifetime ECL should be recognised is based on significant increases in the likelihood or risk of a default occurring since initial recognition.

(i)	Significant increase in credit risk

In assessing whether the credit risk has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

In particular, the following information is taken into account when assessing whether credit risk has increased significantly:

•	Significant degradation of the obligor’s actual or expected internal credit risk level or significant decrease of behaviour scores for assessing credit risks;

•	Actual or expected significant changes in external credit rating on the obligor or the debts;

•	Significant changes in values of collaterals pledged for the debt, which may reduce obligor’s economic incentive to make repayments within the term specified in the contract or affect probability of default incurred; for example, the obligor’s performance guarantee ability is weakened due to decline in values of pledged securities, the obligor fails to provide supplement collaterals as specified in the contract within a reasonable time or the obligor may have stronger incentive to be in arrears with the debt.

•	Actual or expected adverse changes in the obligor’s business, financial or economic status, which may result in significant changes in the obligor’s debt solvency;

•	Overdue information of interests or principals;

•	Significant changes in external market index for credit risks of specific financial instrument or alike financial instrument with the same expected life; for example, the obligor’s credit spread, credit default swap price for the obligor or other market information related to the obligor;

•	Actual or expected significant changes in quality of credit supports provided by the guarantor, which may reduce obligor’s economic incentive to make repayments within the term specified in the contract; for example, if the guarantor will no longer provide financial support for the obligor, that may result in bankruptcy or receivership of the obligor, or increase in probability of these liabilities default when the obligor makes limited payment of operating funds (such as salaries or payments to key suppliers) so as to arrange the payment obligations of financial liabilities at a lower priority;

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

•	Actual or expected significant changes in quality of credit enhancement or support for creditor’s rights issued in securitization, which may result in ability decrease of relevant subordinated interest to absorb ECL.

Irrespective of the outcome of the above assessment, the Group presumes that the credit risk has increased significantly since initial recognition when contractual payments are more than 30 days past due.

Despite the foregoing, the Group assumes that the credit risk on a debt instrument has not increased significantly since initial recognition if the debt instrument is determined to have low credit risk at the reporting date. A debt instrument is determined to have low credit risk if i) it has a low risk of default, ii) the borrower has a strong capacity to meet its contractual cash flow obligations in the near term and iii) adverse changes in economic and business conditions in the longer term may, but will not necessarily, reduce the ability of the borrower to fulfil its contractual cash flow obligations. The Group considers a debt instrument to have low credit risk when it has an internal or external credit rating of ‘investment grade’ as per globally understood definitions.

For loan commitments and financial guarantee contracts, the date that the Group becomes a party to the irrevocable commitment is considered to be the date of initial recognition for the purposes of assessing impairment. In assessing whether there has been a significant increase in the credit risk since initial recognition of a loan commitment, the Group considers changes in the risk of a default occurring on the loan to which a loan commitment relates; for loan commitments and financial guarantee contracts, the Group considers the changes in the risk that the specified debtor will default on the contract.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

(ii)	Definition of default

For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collaterals held by the Group).

Irrespective of the above, the Group considers that default has occurred when the instrument is more than 90 days past due.

(iii)	Credit-impaired financial assets

A financial asset is credit-impaired when one or more events of default that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit- impaired includes observable data about the following events:

(a)	significant financial difficulty of the issuer or the borrower;

(b)	a breach of contract, such as a default or past due event;

(c)	the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

(d)	it is becoming probable that the borrower will enter bankruptcy or other financial reorganisation; or

(e)	the disappearance of an active market for that financial asset because of financial difficulties.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

(iv)	Write-off policy

The Group writes off a financial asset when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off constitutes a derecognition event. Any subsequent recoveries are recognised in profit or loss.

(v)	Measurement and recognition of ECL

The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information. Estimation of ECL reflects an unbiased and probability-weighted amount that is determined with the respective risks of default occurring as the weights.

Generally, the ECL is estimated as the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive, discounted at the effective interest rate determined at initial recognition. For a lease receivable, the cash flows used for determining the ECL is consistent with the cash flows used in measuring the lease receivable in accordance with IFRS 16 Leases.

For a financial guarantee contract, the Group is required to make payments only in the event of a default by the debtor in accordance with the terms of the instrument that is guaranteed. Accordingly, the expected losses is the present value of the expected payments to reimburse the holder for a credit loss that it incurs less any amounts that the Group expects to receive from the holder, the debtor or any other party.

For undrawn loan commitments, the ECL is the present value of the difference between the contractual cash flows that are due to the Group if the holder of the loan commitments draws down the loan, and the cash flows that the Group expects to receive if the loan is drawn down.

For ECL on financial guarantee contracts or on loan commitments for which the effective interest rate cannot be determined, the Group will apply a discount rate that reflects the current market assessment of the time value of money and the risks that are specific to the cash flows but only if, and to the extent that, the risks are taken into account by adjusting the discount rate instead of adjusting the cash shortfalls being discounted.

Where ECL is measured on a collective basis or cater for cases where evidence at the individual instrument level may not yet be available, the financial instruments are grouped on the following basis:

•	Nature of financial instruments;

•	Past-due status;

•	Nature, size and industry of debtors; and

•	External credit ratings where available.

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

Interest income is calculated based on the gross carrying amount of the financial asset unless the financial asset is credit impaired, in which case interest income is calculated based on amortised cost of the financial asset.

For financial guarantee contracts and loan commitments, the loss allowances are recognised at the higher of the amount of the loss allowance determined in accordance with IFRS 9; and the amount initially recognised less, where appropriate, cumulative amount of income recognised over the guarantee period.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

For loss on undrawn loan commitments, the loss allowances are the present value of the difference between:

(a)	the contractual cash flows that are due to the Group if the holder of the loan commitment draws down the loan; and

(b)	the cash flows that the Group expects to receive if the loan is drawn down.

Except for investments in debt instruments that are measured at FVTOCI, loan commitments and financial guarantee contracts, the Group recognises an impairment gain or loss in profit or loss for all financial instruments by adjusting their carrying amount, with the exception of account receivables, finance lease receivables, other receivables and prepayments, loans and advances, other loans and receivables, financial assets held under resale agreements, advance to customers on margin financing, placements to banks and other financial institutions, and deposits with other banks, where the corresponding adjustments is recognised through a loss allowance account. For investments in debt instruments that are measured at FVTOCI, the loss allowance is recognised in OCI and accumulated in the FVTOCI reserve without reducing the carrying amounts of these debt instruments. Such amount represents the changes in the FVTOCI reserve in relation to accumulated loss allowance.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset measured at amortised cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognised in profit or loss.

On derecognition of an investment in a debt instrument classified as at FVTOCI, the cumulative gain or loss previously accumulated in the FVTOCI reserve is reclassified to profit or loss.

On derecognition of an investment in equity instrument which the Group has elected on initial recognition to measure at FVTOCI, the cumulative gain or loss previously accumulated in the investments revaluation reserve is not reclassified to profit or loss, but is transferred to retained earnings.

Financial liabilities and equity instruments

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the group after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Repurchase of the Company’s own equity instruments is recognised and deducted directly in equity. No gain or loss is recognised in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments.

Financial liabilities

All financial liabilities are subsequently measured at amortised cost using the effective interest method or at FVTPL.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination to which IFRS 3 applies, (ii) held for trading or (iii) it is designated as at FVTPL.

A financial liability is held for trading if:

•	it has been acquired principally for the purpose of repurchasing in the near term; or

•	on initial recognition it is a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivative, and IFRS 9 permits the entire combined contract (assets or liability) to be designated as at FVTPL.

For financial liabilities that are designated as at FVTPL, the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is recognised in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. For financial liabilities that contain embedded derivatives, such as convertible loan notes, the changes in fair value of the embedded derivatives are excluded in determining the amount to be presented in other comprehensive income. Changes in fair value attributable to a financial liability’s credit risk that are recognised in other comprehensive income are not subsequently reclassified to profit or loss; instead, they are transferred to retained earnings upon derecognition of the financial liability.

Financial liabilities at amortised cost

Financial liabilities including deposits from central banks, deposits from other banks, customer accounts, borrowings, short-term financing bills payables, placements from banks and other financial institutions, accounts payable to brokerage clients, bond payable, financial assets sold under repurchase agreements and other payables are subsequently measured at amortised cost, using the effective interest method.

Derecognition/non-substantial modification of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

For non-substantial modifications of financial liabilities that do not result in derecognition, the carrying amount of the relevant financial liabilities will be calculated at the present value of the modified contractual cash flows discounted at the financial liabilities’ original effective interest rate. Transaction costs or fees incurred are adjusted to the carrying amount of the modified financial liabilities and are amortised over the remaining term. Any adjustment to the carrying amount of the financial liability is recognised in profit or loss at the date of modification.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Compound financial instruments

The component parts of the convertible loan notes issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. Conversion option that will be settled by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Group’s own equity instruments is an equity instrument.

At the date of issue, both the debt component and derivative components are recognised at fair value. In subsequent periods, the debt component of the convertible loan notes is carried at amortised cost using the effective interest method. The derivative component is measured at fair value with changes in fair value recognised in profit or loss.

The conversion option classified as equity is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, net of income tax effects, and is not subsequently remeasured. In addition, the conversion option classified as equity will remain in equity until the conversion option is exercised, in which case, the balance recognised in equity will be transferred to share premium and share capital. Where the conversion option remains unexercised at the maturity date of the convertible note, the balance recognised in equity will be transferred to retained earnings. No gain or loss is recognised in profit or loss upon conversion or expiration of the conversion option.

Transaction costs that relate to the issue of the convertible loan notes are allocated to the liability and equity components in proportion to the allocation of the gross proceeds. Transaction costs relating to the equity component are charged directly to equity. Transaction costs relating to the liability component are included in the carrying amount of the liability portion and amortised over the period of the convertible loan notes using the effective interest method.

Derivative financial instruments

Derivatives are initially recognised at fair value at the date when derivative contracts are entered into and are subsequently remeasured to their fair value at the end of the reporting period. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which case the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

All derivatives are recognised as assets when the fair value is positive and as liabilities when the fair value is negative.

Embedded Derivative

Derivatives embedded in hybrid contracts that contain financial asset hosts within the scope of IFRS 9 are not separated. The entire hybrid contract is classified and subsequently measured in its entirety as either amortised cost or fair value as appropriate.

Derivatives embedded in non-derivative host contracts that are not financial assets within the scope of IFRS 9 are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at FVTPL.

Generally, multiple embedded derivatives in a single instrument that are separated from the host contracts are treated as a single compound embedded derivative unless those derivatives relate to different risk exposures and are readily separable and independent of each other.

Offsetting a financial asset and a financial liability

A financial asset and a financial liability are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the recognised amounts; and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Financial assets sold under repurchase agreements and financial assets held under resale agreements

Financial assets sold under repurchase agreements continue to be recognised, which do not result in derecognition of the financial assets, and are recorded as “FVTOCI” or “FVTPL” as appropriate. The corresponding liability is included in “financial assets sold under repurchase agreements”. Financial assets held under resale agreements to resell are recorded as “financial assets held under resale agreements”. Financial assets sold under repurchase agreements and financial assets held under resale agreements are initially measured at fair value and are subsequently measured at amortised cost using the effective interest method.

Financial assets held under resale agreements

Financial assets that have been purchased under agreements with a commitment to resell at a specific future date are not recognised in the statement of financial position. The cost of purchasing such assets is presented under “financial assets held under resale agreements” in the consolidated statement of financial position.

Financial assets sold under repurchase agreements

Financial assets sold subject to agreements with a commitment to repurchase at a specific future date are not derecognised in the statement of financial position. The proceeds from selling such assets are presented under “financial assets sold under repurchase agreements” in the consolidated statement of financial position.

Hedge accounting

The Group designates certain derivatives and bank loans for cash flow hedges, or hedges of net investments in foreign operations.

At the inception of the hedging relationship the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument that is used in a hedging relationship is highly effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk.

Assessment of hedging relationship and effectiveness

For hedge effectiveness assessment, the Group considers whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk, which is when the hedging relationships meet all of the following hedge effectiveness requirements:

•	there is an economic relationship between the hedged item and the hedging instrument;

•	the effect of credit risk does not dominate the value changes that result from that economic relationship; and

•	the hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the entity actually uses to hedge that quantity of hedged item.

If a hedging relationship ceases to meet the hedge effectiveness requirement relating to the hedge ratio but the risk management objective for that designated hedging relationship remains the same, the Group adjusts the hedge ratio of the hedging relationship (i.e. rebalances the hedge) so that it meets the qualifying criteria again.

Cash flow hedges

The effective portion of changes in the fair value of derivatives and other qualifying hedging instruments that are designated and qualify as cash flow hedges is recognised in other comprehensive income and accumulated under the heading of cash flow hedging reserve, limited to the cumulative change in fair value of the hedged item from inception of the hedge. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, and is included in the “other income and gains” line item.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Amounts previously recognised in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss, in the same line as the recognised hedged item. However, when the hedged forecast transaction results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously recognised in other comprehensive income and accumulated in equity are removed from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability. This transfer does not affect other comprehensive income. Furthermore, if the Group expects that some or all of the loss accumulated in the cash flow hedging reserve will not be recovered in the future, that amount is immediately reclassified to profit or loss.

Hedges of net investments in foreign operations

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in other comprehensive income and accumulated under the heading of translation reserve. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, and is included in the “other income and gains” line item.

Gains or losses on the hedging instrument relating to the effective portion of hedge accumulated in the translation reserve are reclassified to profit or loss on disposal of foreign operation.

Discontinuation of hedge accounting

The Group discontinues hedge accounting prospectively only when the hedging relationship (or a part thereof) ceases to meet the qualifying criteria (after rebalancing, if applicable). This includes instances when the hedging instrument expires or is sold, terminated or exercised. Discontinuing hedge accounting can either affect a hedging relationship in its entirety or only a part of it (in which case hedge accounting continues for the remainder of the hedging relationship).

For cash flow hedge, any gain or loss recognised in other comprehensive income and accumulated in equity at that time remains in equity and is recognised when the forecast transactions is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognised immediately in profit or loss.

Securities lending

The Group lends investment securities to clients and the cash collaterals balance required under the securities lending agreements and the interest arisen from these are classified as “accounts payable to brokerage clients”. For those securities held by the Group lent to clients that do not result in the derecognition of financial assets, they are included in related financial assets.

Financial guarantee contracts

Financial guarantee contract is contract that require the issuer to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument, namely the payment of principal and/or interests. Acceptance includes the honour commitment made by the note sent to customers by the Group. Acceptance is listed as a financial guarantee and credit commitment transaction and is disclosed as contingent liabilities and commitments.

The financial guarantee contracts issued by a group entity are initially measured at their fair values and, if not designed as at FVTPL, are subsequently measured at the higher of:

•	According to the amount of contractual obligations according to IAS 37; And

•	The amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with the revenue recognition policies.

The financial guarantee contracts issued by Haitong Bank normally have a stated maturity date and a periodic fee, usually paid in advance on a quarterly basis. This fee varies depending on the counterparty risk, the amount and the term of the contract. Therefore, the fair value of the financial guarantee contracts issued by Haitong Bank, at the inception date, equal the initial fee received, which is recognised in the income statement over the period to which it relates. The subsequent periodic fees are recognised in the income statement in period to which they relate.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group’s cash management.

For the purpose of the consolidated statement of financial position, cash and bank balances comprise cash on hand and at banks, including term deposits, which are not restricted as to use.

4.	KEY SOURCES OF ESTIMATION UNCERTAINTY AND CRITICAL ACCOUNTING JUDGEMENT

In the application of the Group’s accounting policies, which are described in Note 3, the directors of the Company are required to make judgements estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Measurement of ECL

The Group regularly reviews its finance leases receivable, financial assets measurement at amortised cost and debt instruments at fair value through other comprehensive income to assess ECL on a periodic basis.

The Group estimates the amount of loss allowance for ECL on the above mentioned financial assets and finance lease receivables, measuring as the asset’s carrying amount and the present value of estimated future cash flows with the consideration of expected future credit loss of these financial assets and finance lease receivables. The assessment of the credit risk involves high degree of estimation and uncertainty. When the actual future cash flows are less than expected or more than expected, a material impairment loss or a material reversal of impairment loss may arise, accordingly.

The following significant judgements are required in applying the accounting requirements for measuring the ECL:

Significant increase of credit risk

An asset moves to stage 2 when its credit risk has increased significantly since initial recognition. In assessing whether the credit risk of an asset has significantly increased, the Group takes into account qualitative and quantitative reasonable and supportable forward looking information, which are detailed in Note 73.

Models and assumptions used

The Group uses various models and assumptions in estimating ECL. Judgement is applied in identifying the most appropriate model for each type of asset, as well as for determining the assumptions used in these models, including assumptions that relate to key drivers of credit risk. Details are set out in Note 73.

Forward-looking information

When measuring ECL the Group uses reasonable and supportable forward looking information, which is based on assumptions for the future movement of different economic drivers and how these drivers will affect each other. Details are set out in Note 73.

Probability of default (PD)

PD constitutes a key input in measuring ECL. PD is an estimate of the likelihood of default over a given time horizon, the calculation of which includes historical data, assumptions and expectations of future conditions. Details are set out in Note 73.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Loss given default (LGD)

LGD is an estimate of the loss arising on default. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, taking into account cash flows from collateral and integral credit enhancements. Details are set out in Note 73.

Fair value measurement of financial instruments

If the market for a financial instrument is not active, the Group estimates fair value by using a valuation technique. Valuation techniques include using recent prices in arm’s length market transactions between knowledgeable and willing parties, if available, reference to the current fair value of another instrument that is substantially the same, or discounted cash flow analyses and option pricing models. To the extent practicable, valuation technique makes the maximum use of observable market inputs. However, where observable market inputs are not available, management needs to make estimates and use alternatives on such unobservable market inputs.

Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The recoverable amount is the higher of an asset’s fair value less costs of disposal and the present value of the estimated future cash flow expected to be derived from the asset. The value in use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and an appropriate discount rate in order to calculate the present value. Where the actual future cash flows are less than expected, a material impairment loss may arise. Details of the recoverable amount calculation are set out in Note 24.

Principal versus agent consideration (principal)

The Group engages in commodity trading. The Group concluded that the Group acts as the principal for such transactions as it controls the specified good before it is transferred to the customer after taking into consideration indicators such as the Group is primarily responsible for fulfilling the promise to provide the goods, and the Group has inventory risk.

Income taxes

There are certain transactions and activities for which the ultimate tax determination is uncertain during the ordinary course of business. Where the final tax outcome of these matters is different from the amounts that were initially estimated, such differences will impact the current income tax and deferred income tax in the period during which such a determination is made.

Determination on classification of financial assets

Classification and measurement of financial assets depends on the result of whether the contractual terms of the financial asset give rise on specific dates to cash flows that are solely payments of principal and interest on the principal amount outstanding and the business model test.

The Group determines the business model at a level that reflects how groups of financial assets are managed together to achieve a particular business objective. This assessment includes judgement reflecting all relevant evidence including how the performance of assets is evaluated and their performance measured, the risks that affect the performance of assets and how these are managed and how the managers of the assets are compensated. The Group monitors financial assets measured at amortised cost or FVTOCI that are derecognised prior to their maturity to understand the reason for their disposal and whether the reasons are consistent with the objective of the business for which the assets was held. Monitoring is part of the Group’s continuous assessment of whether the business model for which the remaining financial assets are held continues to be appropriate and if it is not appropriate whether there has been a change in business model and so a prospective change to the classification of those assets.

When the Group assesses whether the contractual cash flows of the financial assets are consistent with basic lending arrangements, the main judgements are described as below: whether the principal amount may change over the life of the financial asset (for example, if there are prepayments); whether the interest includes only consideration for the time value of money, credit risk, other basic lending risks and a profit margin and cost, associated with holding the financial asset for a particular period of time.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Consolidation of structured entities

All facts and circumstances must be taken into consideration in the assessment of whether the Group, as an investor, controls the investee. The principle of control sets out the following three elements of control: (a) power over the investee; (b) exposure, or rights, to variable returns from involvement with the investee; and (c) the ability to use power over the investee to affect the amount of the investor’s returns. The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

For structured entities where the Group acts as manager or invests in, the Group considers the scope of its decision-making authority and assesses whether the combination of investments it holds together with its remuneration, credit enhancements and other interests creates exposure to variability of returns from the activities of the structured entities that is of such significance that it indicates that the Group is a principal. The structured entities are consolidated if the Group acts in the role of principal. Details of consolidated structured entities and unconsolidated structured entities are set out in Notes 68 and 69 to the consolidated financial statements respectively.

5.	SEGMENT REPORTING

Information reported to the chief operating decision maker (the “CODM”), being the board of directors of the Company, for the purposes of resource allocation and assessment of segment performance focuses on the nature of products sold and services provided by the Group, which is also consistent with the Group’s basis of organisation, whereby the businesses are organised and managed separately as individual strategic business units that offers different products and serves different markets. The Group’s business segments are classified in accordance with the requirements of IFRS Accounting Standards, and are based on the internal organisation structure, management requirements and internal reporting system. The reporting segments are determined based on business segments. A business segment is a component of the Group with all the following conditions satisfied: (1) such component is able to generate revenue and expenses in the ordinary course of the Group, (2) CODM periodically evaluates the operating results of these reporting segments to make decisions about resources to be allocated to the segments and assess their performance; (3) the Group has access to such component’s accounting information including financial position, operating results and cash flows. If two or more business segments have similar economic characteristics or a similar business model, they may be combined as one business segment. Based on its strategic planning and internal management requirements, the Group determines six business segments: wealth management, investment banking, asset management, trading and institution, finance lease and others. Classification of reporting segments is consistent with that of business segments.

Segment information is measured in accordance with the accounting policies and measurement criteria adopted by each segment when reporting to CODM, which are consistent with the accounting and measurement criteria in the preparation of the consolidated financial information.

Specifically, the Group’s operating segments are as follows:

(1)	Wealth Management Segment engages in provision of a full range of financial services and investment solutions to retail and high net-worth clients. Services provided include brokering and dealing in securities and futures, investment consulting, wealth management as well as financial services such as margin financing, security lending, stock pledge, etc.;

(2)	Investment Banking Segment engages in provision of sponsoring and underwriting services to enterprises and government clients for their fund raising activities in equity and debt capital markets, and also engages in provision financial consulting services for enterprises for their corporate actions such as merger and assets restructuring services as well as provision of services related to the National Equities Exchange and Quotations;

(3)	Asset Management Segment engages in provision of investment management services on diversified and comprehensive investment products including asset management, fund management, and private equity management to individual, corporate and institutional clients;

(4)	Trading and Institution Segment engages in provision of stock sales and trading, prime brokerage, stock lending, and stock research in financial markets across the world to global institutional clients, and also engages in provision of market- making services for fixed income, currency and commodity products, futures and options, and derivatives on major exchanges around the world;

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

(5)	Finance Lease Segment engages in provision of innovative financial solutions, including finance lease, operating lease, entrustment loans and relevant consulting to individuals, enterprises and government clients;

(6)	Others Segment engages in provision of other comprehensive financial and information services to institutional clients, including warehouse receipts pledge service, etc.

Segment profit/loss represents the profit earned by/loss measured by each segment without allocation of income tax expenses. This is the measure reported to CODM for the purposes of resource allocation and performance assessment.

Operating and Reportable segment

For the nine months ended 30 September 2024

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Segment revenue and results
Revenue	9,279,204	1,878,405	1,705,723	4,318,083	5,039,339	185,592	22,406,346
Other income and gains	6,280	4,009	31,831	(33,326)	1,017,352	1,986,926	3,013,072

Segment revenue	9,285,484	1,882,414	1,737,554	4,284,757	6,056,691	2,172,518	25,419,418
Segment expenses	(7,626,348)	(1,770,204)	(967,879)	(7,480,608)	(4,563,049)	(2,219,676)	(24,627,764)

Segment results	1,659,136	112,210	769,675	(3,195,851)	1,493,642	(47,158)	791,654

Share of results of associates	–	–	380,008	(262,852)	–	–	117,156

Segment profit/(loss) before income tax	1,659,136	112,210	1,149,683	(3,458,703)	1,493,642	(47,158)	908,810

For the nine months ended 30 September 2023 (unaudited)

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Segment revenue and results
Revenue	10,737,200	3,619,186	1,498,834	7,409,818	5,487,766	(43,001)	28,709,803
Other income and gains	181,724	128,879	184,246	192,972	1,331,621	5,847,820	7,867,262

Segment revenue	10,918,924	3,748,065	1,683,080	7,602,790	6,819,387	5,804,819	36,577,065
Segment expenses	(8,435,764)	(2,384,951)	(1,124,374)	(7,445,016)	(5,421,224)	(5,939,786)	(30,751,115)

Segment results	2,483,160	1,363,114	558,706	157,774	1,398,163	(134,967)	5,825,950

Share of results of associates	–	–	403,279	16,295	–	–	419,574

Segment profit/(loss) before income tax	2,483,160	1,363,114	961,985	174,069	1,398,163	(134,967)	6,245,524

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

As at 30 September 2024

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Segment assets and liabilities
Segment assets	214,318,826	8,501,183	12,613,589	332,095,556	111,701,783	2,774,941	682,005,878
Investments accounted for using equity method	–	–	2,443,768	5,682,140	–	–	8,125,908
Deferred tax assets							3,105,536
Group’s total assets							693,237,322

Segment liabilities	193,195,763	3,036,103	4,539,882	227,014,667	94,603,470	632,409	523,022,294
Deferred tax liabilities							723,546

Group’s total liabilities							523,745,840

For the nine months ended 30 September 2024

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Other segment information (Amounts included in the measure of segment profit or loss)
Depreciation and amortisation	473,894	167,385	133,670	235,768	293,137	3,279	1,307,133
Capital expenditure	141,149	16,693	40,957	250,495	233,776	18,043	701,113
Impairment losses under expected credit loss model	250,427	(16,752)	21,110	467,822	830,540	156,185	1,709,332
Impairment losses on other assets	–	–	–	26,586	12,843	(3,420)	36,009

As at 31 December 2023

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Segment assets and liabilities
Segment assets	212,754,874	10,826,870	13,432,440	377,284,003	125,071,640	2,914,225	742,284,052
Investments accounted for using equity method	–	–	2,367,565	5,748,061	–	–	8,115,626
Deferred tax assets							4,187,114
Group’s total assets							754,586,792

Segment liabilities	171,369,688	4,600,060	5,993,742	290,485,537	105,565,765	937,393	578,952,185
Deferred tax liabilities							835,048

Group’s total liabilities							579,787,233

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

For the nine months ended 30 September 2023

	Wealth management	Investment banking	Asset management	Trading and institution	Finance lease	Others	Consolidated total
Other segment information (Amounts included in the measure of segment profit or loss)
Depreciation and amortisation	387,293	191,138	133,206	252,952	290,250	8,688	1,263,527
Capital expenditure	166,668	96,978	50,701	195,161	31,202	105	540,815
Impairment losses under expected credit loss model	382,355	5,422	31,282	16,825	1,029,115	(666)	1,464,333
Impairment losses on other assets	–	–	–	–	25,494	2,119	27,613

The Group operates mainly in three principal geographical areas, the Chinese mainland (representing the location of majority of the income from external customers and non-current assets of the Group), Hong Kong and Europe (the operation area of Group’s subsidiary). No single customers contribute more than 10% of income to the Group’s income for the nine months ended 30 September 2024 and 2023.

6.	COMMISSION AND FEE INCOME

	Nine months ended 30 September
	2024	2023
		(unaudited)
Securities and futures broking fee income	4,496,777	5,222,221
Underwriting and sponsors fee income	1,180,823	2,876,624
Asset management fee income (including fund management fee income)	1,456,191	1,456,943
Financial advisory and consultancy fee income	286,646	239,751
Others	55,235	69,567

	7,475,672	9,865,106

The major business types of commission and fee income from customers are as follows:

(1)	Brokerage

The Group provides broking, dealing and handling services for securities and futures. Commission income is recognised at a point in time on the execution date of the trades at a certain percentage of the transaction value of the trades executed.

(2)	Investment Banking

The Group provides placing, underwriting or sub-underwriting services to customers for their fund raising activities in equity and debt capital markets, and also structured products arrangement services. Revenue is recognised at a point in time when the relevant placing, underwriting, sub-underwriting or structured products arrangement activities are completed. The Group also provides sponsoring services to clients for their fund raising activities and corporate advisory services to corporate clients for their corporate actions. The Group considers that all the services promised in a particular contract of being a sponsor or corporate adviser are interdependent and interrelated and should therefore be accounted for as a single performance obligation.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

(3)	Asset management

The Group provides asset management and investment advisory services on diversified and comprehensive investment products to customers. The customers simultaneously receive and consumes the benefit provided by the Group, hence the revenue is recognised as a performance obligation satisfied over time. Asset management fee income is charged at a fixed percentage per month of the net asset value of the managed accounts under management of the Group. The Group is also entitled to a performance fee when there is a positive performance for the relevant performance period and it is recognised at the end of the relevant performance period, when it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur and when the uncertainty associated with the variable consideration is subsequently resolved.

As at 30 September 2024, the Group’s most contracts with customers have original expected duration of less than one year.

7.	INTEREST INCOME

	Nine months ended 30 September
	2024	2023
		(unaudited)
Bank interest income	2,770,639	2,970,916
Interest income from advances to customers on margin financing	2,637,601	3,176,040
Interest income from loans and receivable	472,803	695,855
Interest income from financial assets held under resale agreements	1,006,814	1,363,838
Interest income from debt instruments at fair value through other comprehensive income and amortised cost	1,366,430	1,434,214
Interest income from receivables arising from sale and leaseback arrangements	3,761,940	4,168,037
Other interest income	50,857	67,125

	12,067,084	13,876,025

Finance lease income	1,088,189	1,276,510

8.	INVESTMENT INCOME AND GAINS (NET)

	Nine months ended 30 September
	2024	2023
		(unaudited)
Net realised gains arising from financial assets/liabilities at fair value through profit or loss	2,293,317	4,456,859
Fair value change of financial instruments at fair value through profit or loss	(1,514,102)	(1,131,464)
Dividend income from equity instruments at fair value through other comprehensive income	415,053	204,353
Net gains arising from debt instruments at fair value through other comprehensive income	549,401	171,787
Others	31,732	(9,373)

	1,775,401	3,692,162

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

9.	OTHER INCOME AND GAINS

	Nine months ended 30 September
	2024	2023
		(unaudited)
Income from commodity trading	1,963,571	5,843,109
Government grants	362,022	818,979
Rental income from operating lease	520,330	447,917
Service fee income from finance lease	188,252	502,380
Foreign exchange losses	(333,671)	(234,116)
Rental income from investment properties	19,287	38,884
Others	293,281	450,109

	3,013,072	7,867,262

10.	COMMISSION AND FEE EXPENSES

	Nine months ended 30 September
	2024	2023
		(unaudited)
Securities and futures dealing and broking expenses	1,952,324	2,216,718
Commission expenses	109,764	132,045
Services expenses for underwriting, financial advisory and others	65,028	83,371

	2,127,116	2,432,134

11.	INTEREST EXPENSES

	Nine months ended 30 September
	2024	2023
		(unaudited)
Interest expenses for:
– Borrowings	2,334,197	3,072,877
– Deposit taken from banks and other financial institutes	110,783	132,859
– Financial assets sold under repurchase agreements	1,921,099	1,969,290
– Accounts payable to brokerage clients	341,385	512,961
– Advances from China Securities Finance Corporation Ltd. (“CSFC”)	243,854	285,860
– Bonds payables and short-term financing bills payable	4,856,179	5,287,381
– Lease liabilities	30,590	34,209
– Others	605,716	583,758

	10,443,803	11,879,195

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

12.	DEPRECIATION AND AMORTISATION

	Nine months ended 30 September
	2024	2023
		(unaudited)
Depreciation of property and equipment	768,226	738,108
Depreciation for right-of-use assets	296,191	311,399
Depreciation of investment properties	55,232	44,782
Amortisation of other intangible assets	187,484	169,238

	1,307,133	1,263,527

13.	STAFF COSTS

	Nine months ended 30 September
	2024	2023
		(unaudited)
Staff costs (including directors’ remuneration (Note 70))
Salaries, bonus and allowances	3,352,200	4,213,291
Contributions to annuity plans and retirement schemes	912,527	948,809
Other social welfare	384,085	366,025

	4,648,812	5,528,125

The domestic employees of the Group in the PRC participate in a state-managed retirement benefit scheme operated by the respective local government in the PRC. Apart from the state-managed retirement benefit scheme, the Group also makes monthly contributions to annuity plans at fixed rates of the employees’ salaries and bonuses for the period. The Group operates a post-retirement scheme for its qualifying employees in Hong Kong under the Mandatory Provident Fund Schemes Ordinance. The Group’s contributions to these post-retirement plans are charged to profit or loss in the period to which they relate.

The Group’s subsidiary in Portugal operates a defined benefit scheme. As at 30 September 2024, the actuarial valuations indicate that the fair value of plan assets of the Group’s subsidiary in Portugal represents a liability financing level of 135.12 per cent (31 December 2023: 131.81 per cent). As at 30 September 2024, the present value of defined benefit obligations and fair value of plan assets in respect of this scheme amounted to EUR 39,530 thousand equivalent to RMB305,720 thousand (31 December 2023: EUR 40,050 thousand equivalent to RMB314,761 thousand) and EUR 53,413 thousand equivalent to RMB413,089 thousand (31 December 2023: EUR 52,788 thousand equivalent to RMB414,871 thousand) respectively.

14.	IMPAIRMENT LOSSES UNDER EXPECTED CREDIT LOSS MODEL

	Nine months ended 30 September
	2024	2023
		(unaudited)
ECL in respect of:
– Finance lease receivables	336,066	267,265
– Receivables arising from sale and leaseback arrangements	520,102	626,750
– Advances to customers on margin financing	234,137	312,213
– Financial assets held under resale agreements	3,185	71,441
– Other loans and receivables	247,483	232,732
– Debt instruments at amortised cost	(4,607)	18,373
– Debt instruments at fair value through other comprehensive income	68,670	(107,189)
– Loans and advances	(3,993)	2,590
– Other financial assets and other items	308,289	40,158

	1,709,332	1,464,333

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

15.	IMPAIRMENT LOSSES ON OTHER ASSETS

	Nine months ended 30 September
	2024	2023
		(unaudited)
Investment properties	30,509	4,185
Other assets	5,500	23,428

	36,009	27,613

16.	OTHER EXPENSES

	Nine months ended 30 September
	2024	2023
		(unaudited)
Cost of commodity trading	2,015,361	5,820,555
Administrative expenses	2,074,439	2,066,792
Taxes and surcharges	170,802	185,184
Others	94,957	83,657

	4,355,559	8,156,188

17.	INCOME TAX EXPENSE

	Nine months ended 30 September
	2024	2023
		(unaudited)
Current tax	635,374	1,638,793
Deferred tax	485,106	92,349

	1,120,480	1,731,142

Under the Law of the People’s Republic of China on Enterprise Income Tax (the “EIT Law”) and Implementation Regulation of the EIT Law, the tax rate is 25% from 1 January 2008.

The subsidiaries of the Group operated in Hong Kong are subject to Hong Kong Profits Tax, which is calculated at 16.5% on the estimated assessable profits arising in Hong Kong.

Taxation arising in other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.

In December 2021, the Organisation for Economic Co-operation and Development (“OECD”) released the Pillar Two model rules (the Global Anti-Base Erosion Proposal, or “GloBE”). According to the Pillar Two model rules, low-tax jurisdictions with effective tax rate below 15% may have a Top-up Tax impact. Some of jurisdictions where the Group’s overseas operating institutions are located, had implemented Pillar Two legislation during the reporting period, the legislation in the aforementioned jurisdictions do not have a material impact on the financial position and financial performance of the Group for the nine months ended 30 September 2024.

The Group has applied the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar Two income taxes.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

A reconciliation of the tax expense applicable to profit before income tax using the applicable rate to the tax expense at the effective tax rate is as follows:

	Nine months ended 30 September
	2024	2023
		(unaudited)
Profit before income tax	908,810	6,245,524

Tax at the statutory tax rate of 25%	227,202	1,561,381
Effect of share of results of associates	(85,411)	(91,685)
Tax effect of expenses not deductible for tax purpose	703,372	194,808
Tax effect of income not taxable for tax purpose	(1,232,020)	(988,104)
Adjustment in respect of prior years	281	32,577
Utilisation of tax losses previously not recognised	(36,098)	(3,430)
Tax effect of tax losses and deductible temporary differences not recognised	1,029,387	1,031,609
Effect of different tax rates of subsidiaries operating in other jurisdictions	513,767	(6,014)

Tax charge	1,120,480	1,731,142

18.	EARNINGS PER SHARE

The calculation of basic and diluted earnings per share attributable to shareholders of the Company is as follows:

	Nine months ended 30 September
	2024	2023
		(unaudited)
Earnings for the purpose of basic earnings per share:
Profit for the period attributable to shareholders of the Company	(659,452)	4,361,744

Earnings for the purpose of diluted earnings per share	(659,452)	4,361,744

Number of shares for basic and diluted earnings per share:
Number of shares before repurchase (in thousand)	13,064,200	13,064,200
Effect of share repurchase (in thousand)	(66,296)	–
Number of shares in issue (in thousand)	12,997,904	13,064,200

Basic earnings per share (expressed in RMB per share)	(0.05)	0.33
Diluted earnings per share (expressed in RMB per share)	(0.05)	0.33

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

19.	PROPERTY AND EQUIPMENT

	Land and buildings	Leasehold improvements	Electronic equipment	Transportation equipment	Furniture, fixtures and equipment	Construction in progress	Total
Cost
As at 1 January 2024	11,565,483	1,096,653	2,091,402	6,874,074	327,662	211,784	22,167,058
Additions during the period	48,863	34,907	74,111	234,344	5,517	143,032	540,774
Disposals during the period	(4,748)	(92,171)	(183,120)	(14,492)	(34,705)	–	(329,236)
Transfer during the period	–	43,489	1,732	–	1,023	(46,244)	–
Exchange difference	(2,238)	(2,904)	(2,150)	(75,556)	(1,178)	–	(84,026)

As at 30 September 2024	11,607,360	1,079,974	1,981,975	7,018,370	298,319	308,572	22,294,570

Accumulated depreciation
As at 1 January 2024	1,547,476	800,349	1,407,694	1,474,652	206,590	–	5,436,761
Provided for the period	238,893	84,134	210,786	210,708	23,705	–	768,226
Eliminated on disposals	(881)	(79,890)	(180,817)	(13,832)	(32,900)	–	(308,320)
Exchange difference	(478)	(2,302)	(883)	(17,011)	(887)	–	(21,561)

As at 30 September 2024	1,785,010	802,291	1,436,780	1,654,517	196,508	–	5,875,106

Allowance for impairment losses
As at 1 January 2024	30,382	–	4,490	51,391	708	–	86,971
Exchange differences	–	–	(22)	(547)	(3)	–	(572)

As at 30 September 2024	30,382	–	4,468	50,844	705	–	86,399

Carrying amount
As at 30 September 2024	9,791,968	277,683	540,727	5,313,009	101,106	308,572	16,333,065

As at 31 December 2023	9,987,625	296,304	679,218	5,348,031	120,364	211,784	16,643,326

Transportation equipment of the Group includes aircraft held for operating lease businesses, as at 30 September 2024, the cost of aircraft amounts to RMB6,396,237 thousand (31 December 2023: RMB6,278,279 thousand), accumulated depreciation amounts to RMB1,228,694 thousand (31 December 2023: RMB1,070,329 thousand), allowance for impairment losses amounts to RMB50,844 thousand (31 December 2023: RMB51,391 thousand), and the carrying amounts of aircraft amounts to RMB5,116,699 thousand (31 December 2023: RMB5,156,559 thousand).

As at 30 September 2024, buildings amounted to RMB26,158 thousand were yet to obtain the relevant land and building certificates (31 December 2023: RMB27,059 thousand).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

20.	RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Right-of-use assets

	Leasehold land and buildings	Electronic equipment	Transportation equipment	Others	Total
Cost
As at 1 January 2024	2,894,689	804	2,180	2,187	2,899,860
Additions during the period	216,176	295	308	1,072	217,851
Decreases during the period	(286,279)	–	(168)	(1,239)	(287,686)
Exchange difference	(6,981)	(3)	(9)	44	(6,949)

As at 30 September 2024	2,817,605	1,096	2,311	2,064	2,823,076

Accumulated amortisation
As at 1 January 2024	1,133,301	573	1,180	1,639	1,136,693
Provided for the period	310,525	127	404	362	311,418
Decreases during the period	(271,773)	–	(131)	(1,239)	(273,143)
Exchange difference	(4,381)	(1)	(2)	20	(4,364)

As at 30 September 2024	1,167,672	699	1,451	782	1,170,604

Carrying amount
As at 30 September 2024	1,649,933	397	860	1,282	1,652,472

As at 31 December 2023	1,761,388	231	1,000	548	1,763,167

Lease liabilities

	As at 30 September 2024	As at 31 December 2023
Within 1 year	278,213	319,896
1 to 2 years	171,120	220,130
2 to 5 years	366,903	355,289
More than 5 years	183,769	201,850
	1,000,005	1,097,165

Amount due for settlement with 12 months shown under current liabilities	278,213	319,896

Amount due for settlement after 12 months shown under non-current liabilities	721,792	777,269

The Group leases various land and buildings, electronic equipment, transportation equipment and others for its operations. Most lease contracts are entered into for terms from 1 year to 40 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. In determining the lease term and assessing the length of the non-cancellable period, the Group applies the definition of a contract, relevant facts and circumstances and determines the period for which the contract is enforceable.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

For the nine months ended 30 September 2024, total cash outflow for leases amounts to RMB364,824 thousand (for the nine months ended 30 September 2023 (unaudited): RMB342,330 thousand).

For the nine months ended 30 September 2024, interest expenses for lease liabilities amounts to RMB30,590 thousand (for the nine months ended 30 September 2023 (unaudited): RMB34,209 thousand).

As at 30 September 2024, the lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

As at 30 September 2024, the Group did not enter into any significant lease that is not yet commenced.

21.	INVESTMENT PROPERTIES

	As at 30 September 2024	As at 31 December 2023
Cost
At beginning of the period/year	2,773,328	2,710,766
Addition during the period/year	–	18,915
Disposal during the period	(106,048)	–
Exchange difference	(17,472)	43,647

At end of the period/year	2,649,808	2,773,328

Accumulated depreciation
At beginning of the period/year	132,334	69,176
Provided for the period/year	55,232	59,802
Decreases during the period	(4,768)	–
Exchange difference	2,401	3,356

At end of the period/year	185,199	132,334

Allowance for impairment losses
At beginning of the period/year	5,153	–
Additions during the period/year	30,509	5,153
Exchange difference	(208)	–

At end of the period/year	35,454	5,153

Carrying amount
At end of the period/year	2,429,155	2,635,841

The fair values of the Group’s investment properties as at 30 September 2024 were RMB2,653,696 thousand (31 December 2023: RMB3,315,687 thousand). The fair values have been determined by the directors of the Company by reference to recent market prices for similar properties in the same or similar locations and conditions. Fair values disclosed above are categorized as Level 3.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

22.	GOODWILL

Cost and carrying values

Names	31 December 2023	Additions during the period	Decreases during the period	Exchange adjustments	30 September 2024
Goodwill–
Haitong Futures Co., Ltd.	5,896	–	–	–	5,896
Haitong International Securities Group Limited	711,365	–	–	(3,478)	707,887
Haitong UT Capital Group Co., Ltd.	2,289,746	–	–	–	2,289,746
Haitong International Holdings (UK) Limited	133,979	–	–	(655)	133,324
Haitong Bank, S.A.	1,056,968	–	–	(5,167)	1,051,801
Haitong International Financial Services (Singapore) Pte. Ltd.	5,006	–	–	(24)	4,982

	4,202,960	–	–	(9,324)	4,193,636
Less: impairment losses
Haitong Bank, S.A.	(453,110)	–	–	2,215	(450,895)
Haitong International Securities Group Limited	(142,276)	–	–	696	(141,580)
Haitong International Holdings (UK) Limited	(133,979)	–	–	655	(133,324)
Haitong International Financial Services (Singapore) Pte. Ltd.	(5,006)	–	–	24	(4,982)

	3,468,589	–	–	(5,734)	3,462,855

Particulars regarding impairment testing on goodwill are disclosed in Note 24.

23.	OTHER INTANGIBLE ASSETS

	Trading rights	Computer software	Others	Construction in progress	Total
Cost
As at 1 January 2024	222,717	2,211,996	105,238	28,191	2,568,142
Additions during the period	–	148,851	4,254	9,018	162,123
Disposals during the period	–	(27,200)	(582)	–	(27,782)
Transfer during the period	–	18,094	–	(18,094)	–
Exchange difference	(34)	(4,661)	(295)	(705)	(5,695)

As at 30 September 2024	222,683	2,347,080	108,615	18,410	2,696,788

Accumulated amortisation
As at 1 January 2024	115,401	1,672,733	88,563	–	1,876,697
Provided for the period	–	185,921	1,563	–	187,484
Eliminated on disposals	–	(24,708)	(575)	–	(25,283)
Exchange difference	–	(4,600)	(258)	–	(4,858)

As at 30 September 2024	115,401	1,829,346	89,293	–	2,034,040

Carrying amount
As at 30 September 2024	107,282	517,734	19,322	18,410	662,748

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	Trading rights	Computer software	Others	Construction in progress	Total
Cost
As at 1 January 2023	224,619	2,007,925	110,849	25,141	2,368,534
Additions during the year	600	314,015	30	37,744	352,389
Disposals during the year	(2,600)	(167,858)	(6,710)	(66)	(177,234)
Transfer during the year	–	34,892	–	(34,892)	–
Exchange difference	98	23,022	1,069	264	24,453

As at 31 December 2023	222,717	2,211,996	105,238	28,191	2,568,142

Accumulated amortisation
As at 1 January 2023	116,601	1,592,711	89,216	–	1,798,528
Provided for the year	–	224,618	5,067	–	229,685
Eliminated on disposals	(1,200)	(163,995)	(6,548)	–	(171,743)
Exchange difference	–	19,399	828	–	20,227

As at 31 December 2023	115,401	1,672,733	88,563	–	1,876,697

Carrying amount
As at 31 December 2023	107,316	539,263	16,675	28,191	691,445

Trading rights mainly comprise the trading rights in the Shanghai Stock Exchange, the Shenzhen Stock Exchange, the Hong Kong Exchanges and Clearing Limited and the Hong Kong Futures Exchange Limited which allow the Group to trade securities and futures contracts on or through these exchanges. The Group treats trading rights as intangible assets with infinite useful lives.

24.	IMPAIRMENT TESTING ON GOODWILL AND TRADING RIGHTS WITH INDEFINITE USEFUL LIVES

Impairment testing on goodwill

Goodwill set out in Note 22 has been allocated into six individual cash generating units (“CGUs”), including one subsidiary in Shanghai (“Unit A”), one subsidiary in Hong Kong (“Unit B”), one subsidiary with headquarters in Hong Kong and operation mainly in Shanghai (“Unit C”), one subsidiary with headquarters in Portugal (“Unit D”), one subsidiary with headquarters in Japan (“Unit E”) and one subsidiary in Singapore (“Unit F”). Unit E and Unit F were fully impaired as at 31 December 2023.

For the purpose of impairment testing, the carrying amounts of goodwill as at 30 September 2024 allocated to these units are as follows:

	As at 30 September 2024	As at 31 December 2023
Unit A – Haitong Futures	5,896	5,896
Unit B – Haitong International Securities	566,307	569,089
Unit C – Haitong UT Capital	2,289,746	2,289,746
Unit D – Haitong Bank	600,906	603,858
Unit E – Haitong UK	–	–
Unit F – Haitong Singapore	–	–

	3,462,855	3,468,589

During the nine months ended 30 September 2024, management of the Group determined that there were no impairments of Unit A, Unit B, Unit C and Unit D as the recoverable amounts of these CGUs exceed their respective carrying amounts containing goodwill. The Group did not recognise impairment provision against the carrying amount of goodwill for the nine months ended 30 September 2024 (2023: The Group recognised an impairment provision of approximately RMB279,610 thousand against the carrying amount of goodwill in relation to Unit B, Unit E and Unit F).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The basis of the recoverable amounts of the above CGUs and their major underlying assumptions are summarised below:

The recoverable amounts have been determined mainly on the basis of value in use calculation. That calculation uses cash flow projections based on financial budgets approved by management and at a pre-tax discount rate of 14.16% to 22.30%, as at 30 September 2024 (31 December 2023: 14.34% to 24.36%). The discount rates used reflect specific risks relating to the relevant CGUs.

Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted income, gross margin and perpetual growth rate, such estimation is based on the units’ past performance and management’s expectations for the market development. The growth rates for the forecast period of 2025 to 2029 ranged from -5.91% to 27.85% (31 December 2023: for the forecast period of 2024 to 2028 ranged from -8.20% to 18.90%). The terminal growth rates are 2.00%.

Management of the Group believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amounts of Unit A, Unit B, Unit C, or Unit D to exceed their respective aggregate recoverable amounts.

Impairment testing on trading rights with indefinite useful lives

The trading rights held by the Group are considered by the directors of the Company as having indefinite useful lives because they are expected to contribute net cash inflows indefinitely. The trading rights will not be amortised until their useful lives are determined to be finite. Instead, they will be tested for impairment annually and whenever there is an indication that they may be impaired. The respective recoverable amounts of the three CGUs relating to brokerage business whereby these trading rights are allocated to, using a value in use calculation, exceed the carrying amounts. Accordingly, there is no impairment of the trading rights as at 30 September 2024 (as at 31 December 2023: nil).

25.	INVESTMENTS ACCOUNTED FOR USING EQUITY METHOD

	As at 30 September 2024	As at 31 December 2023
Cost of unlisted investments in associates	5,487,568	5,203,865
Share of post-acquisition profits and other comprehensive income, net of dividends received	2,638,340	2,911,761

Total	8,125,908	8,115,626

Details of investments accounted for using equity method:

			Proportion of ownership interest
Name of entity	Place of establishment	Principal activity	As at 30 September 2024	As at 31 December 2023
富國基金管理有限公司	PRC	Fund management	27.78%	27.78%
Fullgoal Fund Management Co., Ltd.*
遼寧中德產業股權投資基金合夥企業(有限合夥)	PRC	Equity investment	19.80%	20.00%
Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership)*
吉林省現代農業和新興產業投資基金有限公司	PRC	Equity investment	35.71%	35.71%
Jilin Modern Agricultural and Emerging Markets Investment Fund Limited*

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

			Proportion of
			ownership interest
			As at	As at
	Place of		30 September	31 December
Name of entity	establishment	Principal activity	2024	2023
西安航天新能源產業基金投資有限公司	PRC	Equity investment	37.07%	37.06%
Xi’an Aerospace and New Energy Industry Fund*
上海文化產業股權投資基金合夥企業(有限合夥)	PRC	Equity investment	42.88%	45.49%
Shanghai Cultural Industries Investment Fund (Limited Partnership)*
上海併購股權投資基金合夥企業(有限合夥)	PRC	Equity investment	33.68%	35.33%
Shanghai M&A Equity Investment Fund (Limited Partnership)*
海通(吉林)現代服務業創業投資基金合夥企業(有限合夥)	PRC	Equity investment	34.89%	35.37%
Haitong (Jilin) Modern Service Industry Investment Fund (Limited Partnership)*
海通興泰(安徽)新興產業投資基金(有限合夥)	PRC	Equity investment	28.72%	28.63%
Haitong Xing Tai (Anhui) Emerging Industrial Investment Fund (Limited Partnership)*
海通齊東(威海)股權投資基金合夥企業(有限合夥)	PRC	Equity investment	39.95%	39.95%
Haitong Qidong (Weihai) Equity Investment Fund (Limited Partnership)*
廣東南方媒體融合發展投資基金(有限合夥)	PRC	Equity investment	27.76%	28.18%
Guangdong South Media Integration Fund (Limited Partnership)*
海通(吉林)股權投資基金合夥企業(有限合夥)	PRC	Equity investment	22.27%	22.46%
Haitong (Jilin) Equity Investment Fund (Limited Partnership)*
西安軍融電子衛星基金投資有限公司	PRC	Equity investment	19.04%	24.24%
Xi’an Civil-Military Integration Satellite Investment Fund Co., Ltd.*
嘉興海通旭初股權投資基金合夥企業(有限合夥)	PRC	Equity investment	19.39%	19.39%
Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership)*
上海併購股權投資基金二期合夥企業(有限合夥)	PRC	Equity investment	18.44%	20.00%
Shanghai M&A Equity Investment Fund II (Limited Partnership)*
遼寧海通新動能股權投資基金合夥企業(有限合夥)	PRC	Equity investment	19.67%	20.00%
Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership)*

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

			Proportion of
			ownership interest
			As at	As at
	Place of		30 September	31 December
Name of entity	establishment	Principal activity	2024	2023
許昌海通創新股權投資基金合夥企業(有限合夥)	PRC	Equity investment	19.35%	20.00%
Xuchang Haitong Innovation Equity Investment Fund (Limited Partnership)*
吉林海通創新衛星投資中心(有限合夥)	PRC	Equity investment	19.02%	20.00%
Jilin Haitong Innovation Satellite Investment Centre (Limited Partnership)*
合肥市海通徽銀股權投資合夥企業(有限合夥)	PRC	Equity investment	20.00%	20.00%
Hefei Haitong Huiyin Equity Investment Partnership (Limited Partnership)*
合肥海通中小基金合夥企業(有限合夥)	PRC	Equity investment	40.00%	40.00%
Hefei Haitong Small or Middle Fund (Limited Partnership)*
西安航天海通創新新材料股權投資合夥企業(有限合夥)	PRC	Equity investment	17.00%	19.61%
Xi’an Aerospace Haitong Innovative New Materials Equity Investment Partnership (Limited Partnership)*
海通(臨沂)股權投資基金合夥企業(有限合夥)	PRC	Equity investment	–	20.00%
Haitong (Linyi) Equity Investment Fund (Limited Partnership)*
央視融媒體產業投資基金(有限合夥)	PRC	Equity investment	18.06%	18.19%
CCTV Financial Media Industry Investment Fund (Limited Partnership)*
安徽省皖能海通雙碳產業併購投資基金合夥企業(有限合夥)	PRC	Equity investment	29.51%	20.00%
Anhui Province Wanneng Haitong dual-carbon Industry M&A Investment Fund (Limited Partnership)*
鹽城中韓產業園二期投資基金(有限合夥)	PRC	Equity investment	30.00%	30.00%
Yancheng China-Korea Industrial Property Investment Fund II (Limited Partnership)*
吉林海創長新投資中心(有限合夥)	PRC	Equity investment	19.02%	19.02%
Jilin Haichuang Changxin Investment Centre (Limited Partnership)*
金華市海通重點產業發展招商併購投資合夥企業(有限合夥)	PRC	Equity investment	19.51%	19.51%
Jinhua Haitong Key Industries Business Development M&A Investment (Limited Partnership)*
上海海通智達私募投資基金合夥企業(有限合夥)	PRC	Equity investment	19.51%	19.51%
Shanghai Haitong Zhida Private Investment Fund (Limited Partnership)*

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

			Proportion of
			ownership interest
			As at	As at
	Place of		30 September	31 December
Name of entity	establishment	Principal activity	2024	2023
上海海通煥新私募投資基金合夥企業(有限合夥)	PRC	Equity investment	22.56%	22.56%
Shanghai Haitong Huanxin Private Investment Fund (Limited Partnership)*
遼寧海通新能源低碳產業股權投資基金有限公司	PRC	Equity investment	49.90%	49.90%
Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd.*
上海海通伊泰一期私募基金合夥企業(有限合夥)	PRC	Equity investment	29.94%	29.94%
Shanghai Haitong Yitai Phase I Private Fund (Limited Partnership)*
安徽海螺海通工業互聯網母基金合夥企業(有限合夥)	PRC	Equity investment	38.00%	38.00%
Anhui Hailuo Haitong Industrial Internet Master Fund (Limited Partnership)*
上海浦東引領區海通私募投資基金合夥企業(有限合夥)	PRC	Equity investment	32.50%	32.50%
Shanghai Pudong Leading Zone Haitong Private Equity Investment Fund (Limited Partnership)*
山東省新舊動能轉換海通奧諮達健康產業投資合夥企業(有限合夥)	PRC	Equity investment	20.00%	20.00%
Shandong Province New and Old Kinetic Energy Conversion Haitong Aozida Health Industry Investment Fund (Limited Partnership)*
南昌政通股權投資基金合夥企業(有限合夥)	PRC	Equity investment	26.52%	26.52%
Nanchang Zhengtong Equity Investment Fund (Limited Partnership)*
湖北省海通高質量轉型升級併購投資基金合夥企業(有限合夥)	PRC	Equity investment	29.51%	29.51%
Hubei Province Haitong High Quality Transformation Upgrading M&A Investment Fund (Limited Partnership)*
陝西空天創新投資合夥企業(有限合夥)	PRC	Equity investment	14.76%	18.40%
Shaanxi Kongtian Innovation Investment (Limited Partnership)*
廣州海科新創業投資基金合夥企業(有限合夥)	PRC	Equity investment	38.00%	38.00%
Guangzhou Haike New Venture Capital Fund (Limited Partnership)*
江蘇泰州海通併購投資合夥企業(有限合夥) (Note iv)	PRC	Equity investment	25.93%	4.08%
Jiangsu Taizhou Haitong M&A Investment (Limited Partnership)
宜春市海宜股權投資基金(有限合夥)	PRC	Equity investment	29.80%	–
Yichun Haiyi Equity Investment Fund (Limited Partnership)

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Notes:

(i)	*The English translated name is for identification only.

(ii)	All of these associates are unlisted entities without quoted market price available.

(iii)	All of these associates are accounted for using the equity method in these consolidated financial statements.

(iv)	Jiangsu Taizhou Haitong M&A Investment (Limited Partnership) became an associate of the Group in 2024 due to additional investment from the Group.

Fullgoal Fund Management Co., Ltd., as a major associate of the Group, is primarily engaged in provision of fund management and fund trading distribution services, and is accounted for using the equity method. The Group holds 27.775% of the shares in Fullgoal Fund Management Co., Ltd. The financial information for the nine months ended 30 September 2024 is as follows:

Fullgoal Fund Management Co., Ltd.

	As at	As at
	30 September	31 December
	2024	2023
Total assets	15,017,751	13,770,413
Total liabilities	6,219,395	5,246,417

Net assets	8,798,356	8,523,996

	Nine months	Nine months
	ended	ended
	30 September	30 September
	2024	2023
		(unaudited)
Revenue for the period	4,675,984	5,183,026
Profit for the period	1,368,167	1,451,951
Total comprehensive income	1,366,360	1,461,078

Aggregate information of associates that are not individually material:

	As at	As at
	30 September	31 December
	2024	2023
The Group’s share of gain	(262,852)	39,727
The Group’s share of other comprehensive income	–	–

The Group’s share of total comprehensive income	(262,852)	39,727

Aggregate carrying amount of the Group’s interests in these associates	5,682,140	5,748,061

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

26.	FINANCE LEASE RECEIVABLES

	As at	As at
	30 September	31 December
	2024	2023
Minimum finance lease receivables
– Within one year	8,731,225	10,513,721
– In the second year	5,334,313	5,835,744
– In the third year	2,547,515	3,275,980
– In the fourth year	1,143,448	1,513,911
– In the fifth year	597,422	779,672
– After five years	1,359,672	1,967,554

Gross amount of finance lease receivables	19,713,595	23,886,582
Less: Unearned finance lease income	(2,413,286)	(3,077,166)

Present value of minimum finance lease receivables	17,300,309	20,809,416
Less: Allowance for ECL	(865,370)	(916,971)

Carrying amount of finance lease receivables	16,434,939	19,892,445

Present value of minimum finance lease receivables
– Within one year	7,642,567	9,131,659
– In the second year	4,661,848	5,037,427
– In the third year	2,217,579	2,844,894
– In the fourth year	1,019,499	1,325,698
– In the fifth year	534,110	694,776
– After five years	1,224,706	1,774,962

Total	17,300,309	20,809,416

Analysed as:
Current assets	7,183,948	8,644,405
Non-current assets	9,250,991	11,248,040

Total	16,434,939	19,892,445

The Group entered into finance lease arrangements with leased assets for machinery equipment of transportation and logistics, advanced manufacturing industries, etc. Substantially all finance leases of the Group are denominated in RMB. The terms of finance leases entered into range from one to twelve years.

As at 30 September 2024, the Group’s finance lease receivables pledged as collateral for the Group’s bank borrowings amounted to RMB295,557 thousand (as at 31 December 2023: RMB618,676 thousand).

The floating interest rates of finance lease receivables were with reference to the Loan Prime Rate (“LPR”) and were adjusted periodically.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	358,787	380,220	177,964	916,971
Changes in the loss allowance:
– ECL (reversed)/recognised	(62,995)	151,379	247,682	336,066
– Write-offs	–	–	(340,090)	(340,090)
– Transfer between stages	(7,665)	(127,505)	135,170	–
– Recovery of finance lease receivables previously written off	–	–	74,396	74,396
– Other derecognition	–	–	(121,973)	(121,973)

As at 30 September 2024	288,127	404,094	173,149	865,370

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	439,314	531,299	619,279	1,589,892
Changes in the loss allowance:
– ECL (reversed)/recognised	(63,053)	156,430	296,281	389,658
– Write-offs	–	–	(680,809)	(680,809)
– Transfer between stages	(17,474)	(307,509)	324,983	–
– Recovery of finance lease receivables previously written off	–	–	132,514	132,514
– Other derecognition	–	–	(514,284)	(514,284)

As at 31 December 2023	358,787	380,220	177,964	916,971

Analysis of present value of minimum finance lease receivables

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	15,600,546	1,444,570	255,193	17,300,309

As at 31 December 2023	19,138,399	1,394,427	276,590	20,809,416

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

27.	RECEIVABLES ARISING FROM SALE AND LEASEBACK ARRANGEMENTS

The table below illustrates the gross and net amounts of receivables arising from sale and leaseback arrangements.

	As at	As at
	30 September	31 December
	2024	2023
– Within one year	40,993,729	43,518,245
– In the second year	23,635,495	26,126,129
– In the third year	11,700,578	12,174,279
– In the fourth year	2,333,539	4,641,182
– In the fifth year	975,030	1,329,793
– Over fifth year	1,116,163	1,076,326

Gross amount of receivables arising from sale and leaseback arrangements	80,754,534	88,865,954
Less: Interest adjustment	(6,511,441)	(7,475,895)

Present value of receivables arising from sale and leaseback arrangements	74,243,093	81,390,059
Less: Allowance for ECL	(2,316,691)	(1,873,554)

Carrying amount of receivables arising from sale and leaseback arrangements	71,926,402	79,516,505

Present value of receivables arising from sale and leaseback arrangements:
– Within one year	37,688,302	39,882,354
– In the second year	21,729,706	23,924,378
– In the third year	10,757,131	11,143,670
– In the fourth year	2,145,379	4,245,686
– In the fifth year	896,411	1,214,360
– Over fifth year	1,026,164	979,611

Total	74,243,093	81,390,059

Analysed as:
Current assets	36,323,124	38,923,317
Non-current assets	35,603,278	40,593,188

Total	71,926,402	79,516,505

As at 30 September 2024, the Group’s receivables arising from sale and leaseback arrangements pledged as collateral for the Group’s bank borrowings amounted to RMB247,823 thousand (31 December 2023: RMB1,420,613 thousand).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	1,003,945	658,069	211,540	1,873,554
Changes in the loss allowance:
– ECL recognised	12,071	213,664	294,367	520,102
– Write-offs	–	–	(69,079)	(69,079)
– Transfer between stages	2,450	(65,938)	63,488	–
– Recovery of receivable arising from sale and leaseback arrangements previously written off	–	–	2,629	2,629
– Other derecognition	–	–	(10,517)	(10,517)
– Exchange difference and others	2	–	–	2

As at 30 September 2024	1,018,468	805,795	492,428	2,316,691

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	952,361	159,715	72,953	1,185,029
Changes in the loss allowance:
– ECL recognised	132,473	501,949	308,878	943,300
– Write-offs	–	–	(23,723)	(23,723)
– Transfer between stages	(80,914)	(3,595)	84,509	–
– Recovery of receivable arising from sale and leaseback arrangements previously written off	–	–	1,021	1,021
– Other derecognition	–	–	(232,098)	(232,098)
– Exchange difference and others	25	–	–	25

As at 31 December 2023	1,003,945	658,069	211,540	1,873,554

Analysis of present value of receivables arising from sale and leaseback arrangements

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	70,035,121	3,395,187	812,785	74,243,093

As at 31 December 2023	77,943,627	2,953,792	492,640	81,390,059

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

28.	EQUITY INSTRUMENTS AT FAIR VALUE THROUGH OTHER COMPREHENSIVE INCOME

	As at	As at
	30 September	31 December
	2024	2023
Equity securities	12,515,063	8,010,844

Analysed as:
– Listed	11,062,334	7,107,446
– Unlisted	1,452,729	903,398

	12,515,063	8,010,844

Notes:

(i)	As at 30 September 2024, equity instruments at fair value through other comprehensive income (“FVTOCI”) include common stocks and non-traded equity instruments held by the Group. As the equity instruments are not held for trading purpose, the Group has designated these investments as equity instruments at FVTOCI.

As a result of the change of investment strategies, the Group disposed certain equity instruments at FVTOCI, and the corresponding losses of RMB136,848 thousand was reclassified from revaluation reserve to retained earnings (31 December 2023: losses of RMB264,600 thousand).

(ii)	As at 30 September 2024, equity instruments at FVTOCI of RMB989,028 thousand were collateralised for securities lending (31 December 2023: RMB1,204,014 thousand were collateralised for securities lending and refinancing).

The dividend income from equity instrument at FVTOCI was disclosed in Note 8.

29.	DEBT INSTRUMENTS AT FAIR VALUE THROUGH OTHER COMPREHENSIVE INCOME

	As at	As at
	30 September	31 December
	2024	2023
Unlisted debt securities	16,314,189	28,389,099
Listed debt securities	25,658,964	32,921,648

	41,973,153	61,310,747
Analysed for reporting purpose as:
Current assets	1,995,524	8,634,537
Non-current assets	39,977,629	52,676,210

	41,973,153	61,310,747

ECL	(196,812)	(134,660)

As at 30 September 2024, debt instruments at fair value through other comprehensive income of RMB21,229 million were mainly collateralised for repurchase agreements, securities lending and derivatives contracts (31 December 2023: RMB48,325 million).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	69,370	47,710	17,580	134,660
Changes in the loss allowance:
– ECL recognised/(reversed)	62,290	8,756	(2,376)	68,670
– Transfer between stages	2,321	(2,321)	–	–
– Exchange difference and others	(3,033)	(19)	(3,466)	(6,518)

As at 30 September 2024	130,948	54,126	11,738	196,812

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	86,989	117,420	–	204,409
Changes in the loss allowance:
– ECL (reversed)/recognised	(42,589)	(44,692)	15,125	(72,156)
– Transfer between stages	24,869	(25,017)	148	–
– Exchange difference and others	101	(1)	2,307	2,407

As at 31 December 2023	69,370	47,710	17,580	134,660

Credit exposure

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	39,591,021	1,761,411	39,524	41,391,956

As at 31 December 2023	58,922,530	1,983,749	42,567	60,948,846

30.	DEBT INSTRUMENTS MEASURED AT AMORTISED COST

	As at	As at
	30 September	31 December
	2024	2023
Analysed by type:
Debt instruments	5,208,505	6,832,530
Less: Allowance for ECL	(27,483)	(34,750)

	5,181,022	6,797,780

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at	As at
	30 September	31 December
	2024	2023
Analysed for reporting purpose as:
Current assets	1,187,832	1,762,587
Non-current assets	3,993,190	5,035,193

	5,181,022	6,797,780

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	23,376	255	11,119	34,750
Changes in the loss allowance:
– ECL reversed	(3,188)	(256)	(1,163)	(4,607)
– Exchange difference and others	(1,410)	1	(1,251)	(2,660)

As at 30 September 2024	18,778	–	8,705	27,483

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	18,990	–	–	18,990
Changes in the loss allowance:
– ECL recognised/(reversed)	5,612	(446)	10,225	15,391
– Transfer between stages	(1,145)	733	412	–
– Exchange difference and others	(81)	(32)	482	369

As at 31 December 2023	23,376	255	11,119	34,750

Credit exposure

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	5,190,024	–	18,481	5,208,505

As at 31 December 2023	6,745,086	66,139	21,305	6,832,530

As at 30 September 2024, debt instruments measured at amortised cost of RMB3,059 million were mainly collateralised for repurchase arrangements and refinancing. (31 December 2023, RMB4,954 million).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

31.	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	As at	As at
	30 September	31 December
	2024	2023
Debt securities	91,036,436	124,194,489
Equity securities	25,664,421	35,718,418
Funds	55,450,792	49,115,360
Others	10,498,819	12,244,823

	182,650,468	221,273,090

Analysed for reporting purpose as:
Current assets	160,638,717	196,506,316
Non-current assets	22,011,751	24,766,774

	182,650,468	221,273,090

Notes:

(i)	As at 30 September 2024, financial assets at fair value through profit or loss of RMB35,960 million were mainly collateralised for repurchase arrangements, securities lending and derivatives contracts (31 December 2023: RMB64,197 million).

(ii)	The restricted financial assets at fair value through profit or loss with a legally enforceable restriction that prevents the Group to dispose of within a specified period amounted to approximately RMB1,177 million as at 30 September 2024 (31 December 2023: RMB3,494 million). The fair value of these financial assets has considered the relevant features including selling restrictions.

(iii)	For financial assets in connection with structured products with remaining maturities over one year, they are classified as non-current assets as they are not expected to be settled within one year.

32.	FINANCIAL ASSETS HELD UNDER RESALE AGREEMENTS

	As at	As at
	30 September	31 December
	2024	2023
Analysed by collateral type:
Stock (Note)	20,480,984	26,409,870
Bonds	11,851,753	11,036,664
Less: Allowance for ECL	(666,487)	(663,302)

	31,666,250	36,783,232

Analysed by market:
Stock Exchange	27,784,620	33,210,608
Inter-bank market	4,548,117	4,235,926
Less: Allowance for ECL	(666,487)	(663,302)

	31,666,250	36,783,232

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at	As at
	30 September	31 December
	2024	2023
Analysed for reporting purpose as:
Current assets	31,334,948	34,769,832
Non-current assets	331,302	2,013,400

	31,666,250	36,783,232

Note:	The financial assets (pledged by stock) held under resale agreements are those resale agreements which qualified investors entered into with the Group with a commitment to purchasing the specified securities at a future date with an agreed price. As at 30 September 2024, for the Group, the gross carrying amount of these agreements within one year was RMB20,149,516 thousand (31 December 2023: RMB24,384,883 thousand), the gross carrying amount of these agreements over one year was RMB331,468 thousand (31 December 2023: RMB2,024,987 thousand);

As at 30 September 2024, the fair value of the collateral was RMB68,308,939 thousand (31 December 2023: RMB83,560,426 thousand).

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	11,418	21,982	629,902	663,302
Changes in the loss allowance:
– ECL (reversed)/recognised	(16,684)	(4,190)	24,059	3,185
– Transfer between stages	14,306	(15,564)	1,258	–

As at 30 September 2024	9,040	2,228	655,219	666,487

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	13,572	1,693	549,293	564,558
Changes in the loss allowance:
– ECL (reversed)/recognised	(1,394)	19,874	115,229	133,709
– Write-offs	–	–	(34,965)	(34,965)
– Transfer between stages	(760)	415	345	–

As at 31 December 2023	11,418	21,982	629,902	663,302

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The following table details the credit risk exposures to financial assets held under resale agreements, which require an expected credit loss assessment:

Credit exposure

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	29,630,226	942,168	1,760,343	32,332,737

As at 31 December 2023	31,431,856	4,109,439	1,905,239	37,446,534

33.	OTHER LOANS AND RECEIVABLES

	As at	As at
	30 September	31 December
	2024	2023
Entrusted loans and others	4,994	425,919
Other loans and receivables	6,062,648	6,100,873

Gross carrying amount	6,067,642	6,526,792
Less: Allowance for ECL	(1,243,640)	(1,236,560)

	4,824,002	5,290,232

Analysed for reporting purpose as:
Current assets	4,805,246	4,742,213
Non-current assets	18,756	548,019

	4,824,002	5,290,232

Movement of allowance for ECL

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	1,670	–	1,234,890	1,236,560
Changes in the loss allowance:
– ECL (reversed)/recognised	(1,122)	–	248,605	247,483
– Other derecognition	–	–	(232,985)	(232,985)
– Exchange difference and others	1	–	(7,419)	(7,418)

As at 30 September 2024	549	–	1,243,091	1,243,640

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	26,939	160,167	654,131	841,237
Changes in the loss allowance:
– ECL (reversed)/recognised	(24,942)	–	393,055	368,113
– Transfer between stages	(492)	(160,167)	160,659	–
– Exchange difference and others	165	–	27,045	27,210

As at 31 December 2023	1,670	–	1,234,890	1,236,560

The following table details the credit risk exposures of other loans and receivables, which are subject to expected credit loss assessment:

Credit exposure

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	961,964	–	5,105,678	6,067,642

As at 31 December 2023	1,015,897	–	5,510,895	6,526,792

34.	LOANS AND ADVANCES

	As at	As at
	30 September	31 December
	2024	2023
Loans and advances	5,809,125	5,675,516
Less: Allowance for ECL	(54,496)	(59,856)

	5,754,629	5,615,660
Analysed for reporting purpose as:
Current assets	323,918	460,278
Non-current assets	5,430,711	5,155,382

	5,754,629	5,615,660

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Movement of ECL for loans and advances:

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2024	22,689	5,926	31,241	59,856
Changes in the loss allowance:
– ECL reversed	(3,025)	(22)	(946)	(3,993)
– Exchange difference and others	(253)	(110)	(1,004)	(1,367)

As at 30 September 2024	19,411	5,794	29,291	54,496

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 1 January 2023	22,711	40,253	46,837	109,801
Changes in the loss allowance:
– ECL (reversed)/recognised	(6,651)	(31,769)	4,502	(33,918)
– Write-offs	–	–	(7,715)	(7,715)
– Transfer between stages	5,511	(5,511)	–	–
– Exchange difference and others	1,118	2,953	(12,383)	(8,312)

As at 31 December 2023	22,689	5,926	31,241	59,856

Credit exposure

		Lifetime ECL	Lifetime ECL
		(not credit-	(credit-
	12m ECL	impaired)	impaired)
	Stage 1	Stage 2	Stage 3	Total
As at 30 September 2024	5,363,307	385,414	60,404	5,809,125

As at 31 December 2023	5,205,801	405,303	64,412	5,675,516

35.	DEFERRED TAXATION

For the purpose of presentation in the Group’s statements of financial position, certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances for financial reporting purposes:

	As at	As at
	30 September	31 December
	2024	2023
Deferred tax assets	3,105,536	4,187,114
Deferred tax liabilities	(723,546)	(835,048)

	2,381,990	3,352,066

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

36.	DEPOSITS WITH EXCHANGES

	As at 30 September 2024	As at 31 December 2023
Deposits with stock exchanges
– Shanghai Stock Exchange	627,501	440,626
– Shenzhen Stock Exchange	386,349	236,397
– National Equities Exchange and Quotations	2,783	2,345
– Stock Exchange of Hong Kong Limited	1,974	1,713

Subtotal	1,018,607	681,081

Deposits with futures and commodity exchanges
– China Financial Futures Exchange	13,572,053	15,713,179
– Shanghai Futures Exchange	4,153,167	2,596,292
– Dalian Commodity Exchange	1,896,130	2,107,484
– Zhengzhou Commodity Exchange	1,202,487	1,200,790
– HKFE Clearing Corporation Limited	24,542	12,989
– Shanghai Gold Exchange	7,469	7,074
– Collateral deposits placed with other stock exchange and brokers	770,101	551,383

Subtotal	21,625,949	22,189,191

Trading rights and other deposits
– Deposit with CSFC	1,716,308	358,195
– Deposit with Shanghai Clearing House	154,272	145,014
– Guarantee fund paid to Hong Kong Securities Clearing Company Ltd.	113,077	94,630
– Guarantee fund paid to Shanghai Stock Exchange	17,538	99,181
– Guarantee fund paid to Shenzhen Stock Exchange	21,606	21,795
– Guarantee fund paid to the Stock Exchange of Hong Kong Options Clearing House Ltd.	5,300	4,492
– Guarantee fund paid to Beijing Stock Exchange	253	200
– Others	18,768	50,043

Subtotal	2,047,122	773,550

Total	24,691,678	23,643,822

Analysed for reporting purpose as:
Current assets	24,536,270	23,480,478
Non-current assets	155,408	163,344

	24,691,678	23,643,822

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

37.	BANK BALANCES AND CASH

	As at 30 September 2024	As at 31 December 2023
General accounts	57,473,926	50,960,039
Cash held on behalf of clients (Note i)	101,582,302	87,407,094

	159,056,228	138,367,133
Less: non-current restricted bank deposits (Note ii)	(1,990,901)	(1,980,005)

	157,065,327	136,387,128

Bank balances and cash comprise of cash on hand and deposits which bear interest at the prevailing market rates.

Notes:

(i)	The Group received and held cash deposited by clients in the course of the conduct of the regulated activities. The Group has recognised the corresponding amount in accounts payable to brokerage clients (Note 50). The Group did not have a legally enforceable right to offset these payables and clients’ deposits.

(ii)	The non-current restricted bank deposits include risk reserves and margin deposits over one year.

38.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise of the following:

	As at 30 September 2024	As at 31 December 2023
Bank balances and cash – general accounts (excluding accrued interest)	57,362,808	50,870,676
Less: Restricted bank deposits (i)	(2,880,487)	(3,132,033)
Deposits with other banks (excluding accrued interest)	119,489	126,069
Deposits with central banks other than legal reserve (excluding accrued interest)	4,179,437	4,236,630
Clearing settlement funds – House accounts	7,245,507	5,440,284

	66,026,754	57,541,626

(i)	The restrictive deposits are special account deposits for risk reserves, margin deposits of notes payable, aircraft maintenance funds.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

39.	OTHER NON-CURRENT ASSETS

	As at 30 September 2024	As at 31 December 2023
Long-term receivables from government cooperation projects	1,483,689	1,460,794
Repossession of finance lease assets	64,575	57,374
Foreclosed assets	38,272	42,563
Others	1,093,961	861,712

	2,680,497	2,422,443

40.	ADVANCES TO CUSTOMERS ON MARGIN FINANCING

	As at 30 September 2024	As at 31 December 2023
Loans to margin clients (Note)	66,349,822	71,880,338
Less: Allowance for ECL	(3,684,042)	(3,462,130)

	62,665,780	68,418,208

Analysed for reporting purpose as:
Current assets	62,665,780	68,418,208

Note:	The credit facility limits for margin clients are determined by the discounted market value of the collateral securities accepted by the Group.

The majority of the loans to margin clients, which are secured by the underlying pledged securities, are interest bearing. The Group maintains a list of approved stocks for margin lending at a specified loan to collateral ratio. Any excess in the lending ratio will trigger a margin call which the customers have to make up the shortfall.

Loans to margin clients as at 30 September 2024 were secured by the customers’ securities to the Group as collateral with undiscounted market value of approximately RMB191,727,567 thousand (31 December 2023: RMB211,658,319 thousand).

As at 30 September 2024, cash collateral received from clients for securities lending and margin financing arrangement, included in the Group’s accounts payable to brokerage clients amounted to approximately RMB6,609,894 thousand (31 December 2023: RMB6,816,255 thousand).

The directors of the Company are of the opinion that the ageing analysis does not give additional value in view of the nature of the business. As a result, no ageing analysis is disclosed. The Group determines the allowance for impaired debts based on the evaluation of collectability and management’s judgement including the assessment of change in credit quality, collateral and the past collection history of each client. The concentration of credit risk is limited due to the customer base being large and unrelated.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Movements of ECL for advances to customers on margin financing.

	12m ECL Stage 1	Lifetime ECL (not credit- Impaired) Stage 2	Lifetime ECL (credit- Impaired) Stage 3	Total
As at 1 January 2024	34,620	16,480	3,411,030	3,462,130
Changes in the loss allowance:
– ECL (reversed)/recognised	(13,709)	(253)	248,099	234,137
– Transfer between stages	11,717	(15,833)	4,116	–
– Exchange difference and others	(17)	1	(12,209)	(12,225)

As at 30 September 2024	32,611	395	3,651,036	3,684,042

	12m ECL Stage 1	Lifetime ECL (not credit- Impaired) Stage 2	Lifetime ECL (credit- Impaired) Stage 3	Total
As at 1 January 2023	52,121	31,984	2,098,636	2,182,741
Changes in the loss allowance:
– ECL (reversed)/recognised	(22,602)	(18,646)	1,299,171	1,257,923
– Transfer between stages	4,911	3,132	(8,043)	–
– Exchange difference and others	190	10	21,266	21,466

As at 31 December 2023	34,620	16,480	3,411,030	3,462,130

Credit exposure

	12m ECL Stage 1	Lifetime ECL (not credit- Impaired) Stage 2	Lifetime ECL (credit- Impaired) Stage 3	Total
As at 30 September 2024	58,319,678	312,647	7,717,497	66,349,822

As at 31 December 2023	58,562,128	6,935,009	6,383,201	71,880,338

41.	ACCOUNTS RECEIVABLE

	As at 30 September 2024	As at 31 December 2023
Accounts receivable from:
– Cash clients	3,066,530	4,379,790
– Brokers, dealers and clearing house	3,882,149	3,395,834
– Asset and fund management	501,413	502,724
– Advisory and financial planning	119,950	205,869
– Others	2,501,045	4,082,780

	10,071,087	12,566,997
Less: Allowance for ECL	(586,196)	(399,722)

	9,484,891	12,167,275

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Ageing analysis of accounts receivable from the trade date is as follows:

	As at 30 September 2024	As at 31 December 2023
Less than 3 months	8,151,544	9,811,009
4 to 6 months	266,009	1,009,842
7 to 12 months	562,751	549,875
More than 1 year	504,587	796,549

	9,484,891	12,167,275

42.	DERIVATIVE INSTRUMENTS

	As at 30 September 2024
	Contractual value	Assets	Liabilities
Derivatives designated in hedge accounting:
Interest rate swaps	1,322,013	25,137	–
Foreign exchange swap	533,256	42,311	–
Forward contracts	269,700	–	11,926

Derivatives held for trading:
Stock index futures contracts (Note i)	11,109,549	–	–
Treasury futures contracts (Note ii)	33,108,830	–	–
Commodity futures contracts (Note iii)	3,740,826	–	–
Interest rate futures contracts (Note iv)	1,118,939	–	–
Foreign exchange futures contracts (Note v)	450,240	–	–
Interest rate swap contracts (Note vi)	242,446,384	257,188	201,347
Equity swap	6,674,330	620,043	219,509
Forward contracts	5,292,489	306,628	82,576
Options (Note vii)	21,200,740	264,742	344,529
Embedded derivative instruments	7,315,944	614	15,866
Foreign exchange swap	570,697	4,074	2,267
Credit default swap	805,000	4,148	498

Total	335,958,937	1,524,885	878,518

	As at 31 December 2023
	Contractual value	Assets	Liabilities
Derivatives designated in hedge accounting:
Interest rate swaps	1,525,629	53,779	–
Foreign exchange swap	539,784	32,794	–
Forward contracts	364,818	1,702	5,719

Derivatives held for trading:
Stock index futures contracts (Note i)	36,376,666	–	–
Treasury futures contracts (Note ii)	34,321,921	–	–
Commodity futures contracts (Note iii)	10,224,376	–	1,657
Interest rate swap contracts (Note vi)	190,994,225	245,196	205,162
Equity swap	33,398,617	1,264,797	694,187
Forward contracts	4,235,114	7,160	33,983
Options (Note vii)	136,458,009	669,653	234,251
Embedded derivative instruments	5,707,332	1,038	13,624
Foreign exchange swap	405,949	304	2,159
Credit default swap	2,740,000	2,132	203

Total	457,292,440	2,278,555	1,190,945

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Notes:

(i)	Stock index futures contracts

Under the daily mark-to-market and settlement arrangement, any gains or losses of the Group’s position in stock index futures (“SIF”) were settled daily and the corresponding payments or receipts were included in “clearing settlement funds” as at 30 September 2024. Accordingly, the net position of the SIF contracts in derivative instruments was nil at the end of reporting period. As at 30 September 2024, the contract value of the outstanding SIF contracts that the Group held for the market risk of the securities lent or to be lent to clients is RMB11,109,549 thousand (31 December 2023: RMB36,376,666 thousand), recognising net derivative assets of RMB330,193 thousand (31 December 2023: net derivative assets of RMB439,223 thousand) before settlement.

(ii)	Treasury futures contracts

Under the daily mark-to-market and settlement arrangement, any gains or losses of the Group’s position in treasury futures (“TF”) contracts were settled daily and the corresponding payments or receipts were included in “clearing settlement funds” as at 30 September 2024. Accordingly, the net position of the TF contracts in derivative instruments was nil at the end of reporting period (31 December 2023: nil).

	As at 30 September 2024
	Contractual value	Fair value
T2412	9,054,868	16,818
TF2412	11,081,755	4,973
TL2412	1,362,963	11,424
TS2412	11,601,505	5,890
TL2503	7,739	6

Total	33,108,830	39,111

Plus: settlements		(39,111)

Net position of TF contracts		–

	As at 31 December 2023
	Contractual value	Fair value
T2403	7,502,908	(18,423)
TF2403	7,640,628	(5,860)
TS2403	17,500,335	(4,981)
TL2403	1,678,050	(1,133)

Total	34,321,921	(30,397)

Plus: settlements		30,397

Net position of TF contracts		–

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

(iii)	Commodity futures contracts

Under the daily mark-to-market and settlement arrangement, any gains or losses of the Group’s position in commodity futures were settled daily and the corresponding payments or receipts were included in “clearing settlement funds”. As at 30 September 2024, the net position of the commodity futures contracts under the daily mark-to-market and settlement arrangement was nil (31 December 2023: nil).

	As at 30 September 2024		As at 31 December 2023
	Contractual value	Fair value	Contractual value	Fair value
Total	3,740,826	(24,319)	10,224,376	8,302

Plus: settlement		24,319		(8,302)

Net position		–		–

(iv)	Interest rate futures contracts

Under the daily mark-to-market and settlement arrangement, any gains or losses of the Group’s position in Interest rate futures contracts were settled daily. As at 30 September 2024, the net position of the outstanding interest rate futures contracts recognising net derivative assets of RMB96,672 thousand (31 December 2023: nil) before settlement.

(v)	Foreign exchange futures contracts

Under the daily mark-to-market and settlement arrangement, any gains or losses of the Group’s position in foreign exchange futures contracts were settled daily. As at 30 September 2024, the net position of the outstanding Foreign exchange futures contracts recognising net derivative liabilities of RMB4,857 thousand (31 December 2023: nil) before settlement.

(vi)	Interest rate swap contracts

Under the daily mark-to-market and settlement arrangements, any gains or losses of the Group’s position in interest rate swap (“IRS”) contracts were settled daily in Shanghai Clearing House and the corresponding payments or receipts were included in “clearing settlement funds” as at 30 September 2024. Accordingly, the net position of the IRS contracts in derivative instruments was nil at the end of reporting period.

For IRS contracts in Chinese Mainland and Hong Kong market not under the daily mark-to-market and settlement arrangement are presented gross at the end of reporting period.

	As at 30 September 2024
	Contractual value	Assets	Liabilities
IRS – settled in Shanghai Clearing House	232,940,000	1,207,106	1,275,015
IRS – non-centralised settlement	9,506,384	257,188	201,347

Total	242,446,384	1,464,294	1,476,362

Plus: settlements		(1,207,106)	(1,275,015)

Net position of IRS contracts		257,188	201,347

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at 31 December 2023
	Contractual value	Assets	Liabilities
IRS – settled in Shanghai Clearing House	189,388,538	601,198	589,279
IRS – non-centralised settlement	1,605,687	245,196	205,162

Total	190,994,225	846,394	794,441

Plus: settlements		(601,198)	(589,279)

Net position of IRS contracts		245,196	205,162

(vii)	Options

At 30 September 2024, the notional principal amounts of the Group’s options purchased or written in Chinese Mainland were approximately RMB19,400,098 thousand (31 December 2023: RMB134,651,609 thousand). The notional principal amounts of the Group’s listed options purchased or written outside Chinese Mainland were approximately RMB1,800,642 thousand (31 December 2023: RMB1,806,400 thousand).

43.	OTHER CURRENT ASSETS

	As at 30 September 2024	As at 31 December 2023
Prepayments	971,998	1,155,114
Inventories	369,551	143,609
Dividend receivable	11,908	33,504
Other receivables (Note i)	2,688,334	4,278,058

	4,041,791	5,610,285
Less: Allowance for ECL (Note ii)	(627,704)	(594,890)

	3,414,087	5,015,395

Notes:

(i)	The other receivables and prepayments include short-term rental deposits placed with landlords under operating leases, other prepaid expenses for daily operation and other receivable and prepayments items such as prepaid taxes.

(ii)	Included in the impairment losses of the Group mainly represents a gross receivable of RMB429,994 thousand from an independent third party. In the opinion of the directors of the Company, the recoverability of the receivable is remote and a full provision was made in prior year.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

44.	PLACEMENTS TO BANKS AND OTHER FINANCIAL INSTITUTIONS

	As at 30 September 2024	As at 31 December 2023
Placements to overseas banks	234,157	330,416
Less: Allowance for ECL	(47)	(121)

	234,110	330,295

45.	CLEARING SETTLEMENT FUNDS

	As at 30 September 2024	As at 31 December 2023
Clearing settlement funds held with clearing houses for:
House accounts	7,245,507	5,440,284
Customers	9,246,219	10,144,094

	16,491,726	15,584,378

These clearing settlement funds are held by the clearing houses for the Group and can be withdrawn by the Group at will. These balances carry interest at prevailing market interest rates.

46.	DEPOSITS WITH CENTRAL BANKS AND OTHER BANKS

	As at 30 September 2024	As at 31 December 2023
Deposits with central banks other than legal reserve	4,179,838	4,238,039
Legal reserve	11,590	14,161

	4,191,428	4,252,200

Deposits with other banks	104,345	111,445

Total	4,295,773	4,363,645

Deposits with central banks other than legal reserve is repayable on demand. Legal reserve deposits are non-interesting bearing.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

47.	BORROWINGS

	As at 30 September 2024	As at 31 December 2023
Short-term borrowings:
Secured borrowings (Note)	2,749,274	–
Unsecured borrowings	26,118,152	31,053,895

	28,867,426	31,053,895
Long-term borrowing:
Secured borrowings (Note)	4,010,850	7,815,910
Unsecured borrowings	30,965,045	34,483,415

	34,975,895	42,299,325

Total	63,843,321	73,353,220

Current liabilities:
Short-term borrowings	28,867,426	31,053,895
Long-term borrowings due within one year	17,728,206	17,888,503

	46,595,632	48,942,398
Non-current liabilities:
Long-term borrowings	17,247,689	24,410,822

	63,843,321	73,353,220

Analysis by maturity:
Less than 1 year	46,595,632	48,942,398
1 to 2 years	11,447,522	17,594,814
2 to 5 years	5,068,844	5,837,069
More than 5 years	731,323	978,939

	63,843,321	73,353,220

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Note:	As at 30 September 2024, borrowings of RMB2,634 million are secured by 70% shares of Haitong International Securities Group Limited held by the Group (As at 31 December 2023, borrowings of RMB1,778 million are secured by the shares of Haitong Bank, S.A. held by the Group).

As at 30 September 2024, borrowings of HKD128 million (RMB115 million) (31 December 2023: nil) were secured by collaterals (listed shares) acquired against the advances to customers on margin financing with the consent of the customers. The fair value of the secured collaterals is HKD1,186 million (RMB1,070 million) (31 December 2023: nil).

As at 30 September 2024, borrowings of RMB4,011 million (31 December 2023: RMB6,038 million) are secured by finance leases receivables, receivables arising from sale and leaseback arrangements, the shares of subsidiaries, and buildings and aircraft for leasing. As at 30 September 2024, the book value of secured finance lease receivable is RMB296 million (31 December 2023: RMB619 million), the book value of receivables arising from sale and leaseback arrangements is RMB248 million (31 December 2023: RMB1,421 million), the book value of secured aircraft and property and equipment for leasing is RMB5,915 million (31 December 2023: RMB6,303 million).

48.	SHORT-TERM FINANCING BILLS PAYABLES

	As at 30 September 2024	As at 31 December 2023
Ultra-short-term bonds	2,006,691	5,043,605
Medium-term notes	–	285,947
Short-term income certificates	7,951,596	7,473,086
Short-term bonds	2,021,810	1,033,166
Short-term corporate bonds	5,117,847	5,017,255

	17,097,944	18,853,059

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at	As at
	30 September	31 December
	2024	2023
Analysed for reporting purpose as:
Current liabilities	75,365,969	78,301,231
Non-current liabilities	98,763,261	115,619,049

	174,129,230	193,920,280

50.	ACCOUNTS PAYABLE TO BROKERAGE CLIENTS

	As at	As at
	30 September	31 December
	2024	2023
Accounts payable to brokerage clients	130,087,170	106,538,717

The majority of the accounts payable balance is repayable on demand except where certain accounts payable to brokerage clients represent margin deposits received from clients for their trading activities under normal course of business. Only the excess amounts over the required margin deposits stipulated are repayable on demand.

Accounts payable mainly include cash held on behalf of clients at the banks and at the clearing houses by the Group. Interest payable on accounts payable to brokerage clients shall be accrued according to the prevailing benchmark interest rate.

51.	CUSTOMER ACCOUNTS

	As at	As at
	30 September	31 December
	2024	2023
Demand deposits – corporate	195,669	241,613
Time deposits – corporate	2,714,069	3,164,475
Demand deposits – individual	17,995	10,662
Time deposits – individual	5,075,588	2,993,165

	8,003,321	6,409,915

Analysed for reporting purpose as:
Current liabilities	5,527,923	4,828,712
Non-current liabilities	2,475,398	1,581,203

	8,003,321	6,409,915

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

52.	OTHER PAYABLES AND ACCRUALS

	As at	As at
	30 September	31 December
	2024	2023
Payable to employees (Note i)	2,423,723	2,583,857
Notes payable	2,158,489	2,027,861
Short term finance lease guarantee deposits	1,699,473	1,754,578
Settlement payables	4,472,842	1,247,727
Amounts due to brokers	1,537,564	790,103
Risk reserve	828,658	751,353
Other tax payable	399,216	400,380
Pending payable to clearing house	693,952	241,834
Dividends payable	469,096	206,184
Commission and fee payables	38,800	99,492
Others (Note ii)	9,474,931	13,677,411

	24,196,744	23,780,780

Analysed for reporting purpose as:
Current liabilities	22,973,472	22,538,352
Non-current liabilities (Note i)	1,223,272	1,242,428

	24,196,744	23,780,780

Notes:

(i)	The Group sets up a detailed plan for the payment of accrued employees’ bonuses. According to the plan, a balance of RMB499,064 thousand is expected to be settled after one year (31 December 2023: RMB499,064 thousand) and therefore classified as non-current liabilities.

(ii)	Others mainly represent payables received in advance of the Group which are non-interest bearing and are settled within one year.

53.	PROVISIONS

	As at	As at
	30 September	31 December
	2024	2023
Pending litigation and other matters	138,399	178,334
External guarantee	7,977	15,630

	146,376	193,964

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

54.	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	As at	As at
	30 September	31 December
	2024	2023
Financial liabilities held for trading	2,158,735	2,169,332
Liabilities arising from consolidation of structured entities	1,121,637	1,930,670
Designated as financial liabilities at fair value through profit or loss (FVTPL) (Note)
– Structured products	5,773,102	11,925,444
– Gold option	637,559	1,333,762
– Income certificates	1,457,089	3,094,197

	11,148,122	20,453,405

Analysed for reporting purpose as:
Current liabilities	9,776,453	13,130,414
Non-current liabilities	1,371,669	7,322,991

	11,148,122	20,453,405

Note:	As at 30 September 2024, the difference between the fair values of the Group’s financial liabilities designated at FVTPL and the contractual payables at maturity is not significant. The amounts of changes in the fair value that are attributable to changes in the Group’s own credit risk are not significant during the nine months ended 30 September 2024 and the year ended 31 December 2023.

As at 30 September 2024, included in the Group’s financial liabilities designated at FVTPL are structured notes issued by the Group, income certificates and non-controlling interests of consolidation of structured entities.

55.	FINANCIAL ASSETS SOLD UNDER REPURCHASE AGREEMENTS

	As at	As at
	30 September	31 December
	2024	2023
Analysed by collateral type:
Stock	1,565,370	2,172,630
Bonds	64,275,166	100,738,908
Gold	7,997,664	9,653,255

	73,838,200	112,564,793

Analysed by market:
Stock exchanges	35,380,506	33,916,235
Inter-bank market	30,388,986	68,860,072
OTC	8,068,708	9,788,486

	73,838,200	112,564,793

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at	As at
	30 September	31 December
	2024	2023
Analysed for reporting purpose as:
Current liabilities	73,063,160	111,617,827
Non-current liabilities	775,040	946,966

	73,838,200	112,564,793

Sales and repurchase agreements are transactions in which the Group sells a security and simultaneously agrees to repurchase it (or an asset that is substantially the same) at a fixed price on a future date. Since the repurchase prices are fixed, the Group is still exposed to substantially all the credit risks and market risks and rewards of those securities sold. These securities are not derecognised from the financial statements but regarded as “collateral” for the liabilities because the Group retains substantially all the risks and rewards of these securities.

The following tables provide a summary of carrying amounts or fair values related to transferred financial assets of the Group and the associated liabilities:

As at 30 September 2024

		Debt
		instruments at	Debt
	Financial	fair value	instruments	Financial
	assets at fair	through other	measured at	assets held
	value through	comprehensive	amortised	under resale
	profit or loss	income	cost	agreements	Others	Total
Carrying amount of transferred assets	31,706,385	17,626,668	1,471,199	104,741	32,027,145	82,936,138
Carrying amount of associated liabilities	28,827,784	15,599,973	1,281,802	94,788	28,033,853	73,838,200

Net position	2,878,601	2,026,695	189,397	9,953	3,993,292	9,097,938

As at 31 December 2023

		Debt
		instruments at	Debt
	Financial	fair value	instruments	Financial
	assets at fair	through other	measured at	assets held
	value through	comprehensive	amortised	under resale
	profit or loss	income	cost	agreements	Others	Total
Carrying amount of transferred assets	54,471,311	40,566,570	3,089,912	588,448	25,739,910	124,456,151
Carrying amount of associated liabilities	49,109,515	36,736,533	2,882,554	483,010	23,353,181	112,564,793

Net position	5,361,796	3,830,037	207,358	105,438	2,386,729	11,891,358

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

56.	PLACEMENTS FROM BANKS AND OTHER FINANCIAL INSTITUTIONS

	As at	As at
	30 September	31 December
	2024	2023
Placements from banks	2,149,428	3,339,205
Placements from CSFC	11,313,120	11,373,159

	13,462,548	14,712,364

Analysed for reporting purpose as:
Current liabilities	11,545,832	12,740,366
Non-current liabilities	1,916,716	1,971,998

	13,462,548	14,712,364

57.	SHARE CAPITAL

	Listed A shares		Listed H shares		Total
	Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount
Registered, issued and fully paid at RMB1.0 per share:
As at 1 January 2024	9,654,631	9,654,631	3,409,569	3,409,569	13,064,200	13,064,200

As at 30 September 2024	9,654,631	9,654,631	3,409,569	3,409,569	13,064,200	13,064,200

As at 30 September 2024, the total share capital of the Company is 13,064,200 thousand shares, and no share is subject to disposal restrictions (as at 31 December 2023: 781,250 thousand shares are subject to disposal restrictions).

58.	TREASURY SHARES

During the nine months ended 30 September 2024, the Company repurchased 35,567,000 (year ended 31 December 2023: 41,507,467) of its own ordinary shares through Shanghai Stock Exchange with an aggregate consideration of RMB303,072,674 (year ended 31 December 2023: RMB414,335,029) paid. At 30 September 2024, the Company had outstanding treasury shares of 77,074,467 shares (31 December 2023: 41,507,467 shares).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

59.	REVALUATION RESERVE

	As at	As at
	30 September	31 December
	2024	2023
At beginning of the period/year	(401,324)	(624,143)
Debt instruments measured at fair value through other comprehensive income
– Net fair value changes during the period/year	521,178	605,479
– Reclassification adjustment to profit or loss on disposal	(304,910)	(127,474)
– Reclassification adjustment to profit or loss for ECL	68,670	(72,156)
– Income tax impact	(70,252)	(103,168)
Equity instruments measured at fair value through other comprehensive income
– Net fair value changes during the period/year	700,353	(418,303)
– Transfer to retained earnings	182,464	342,727
– Income tax impact	(368,773)	3,877
Share of other comprehensive (expense)/income of associates and joint ventures	(502)	1,362
Actuarial gains/(losses) on defined benefit obligations	10,989	(34,915)
Fair value (losses)/gains on hedging instrument designated in cash flow hedges	(17,433)	25,390

At end of the period/year	320,460	(401,324)

60.	RESERVES AND RETAINED EARNINGS

The amounts of the Group’s reserves and the movements therein during the year are presented in the consolidated statement of changes in equity.

(a)	Capital reserve

The balance of capital reserve mainly includes share premium arising from the issuance of new shares at prices in excess of par value attributable to shareholders of the Company and other capital reserve arising from equity transactions.

(b)	Revaluation reserve

It mainly represents the fair value changes of debt instruments measured at FVTOCI and equity instruments measured at FVTOCI.

(c)	General reserve

The general reserve comprise statutory reserve, general risk reserve and transaction risk reserve.

Pursuant to the Company Law of the PRC, 10% of the net profit of the Company, as determined under the PRC accounting regulations and before distribution to shareholders, is required to be transferred to a statutory reserve until such time when this reserve represents 50% of the share capital of the Company. The reserve appropriated can be used for loss-covering, expansion of production scale and capitalisation, in accordance with the Company’s articles of association or approved by the shareholders in a shareholders’ general meeting.

In accordance with the Financial Rules for Financial Enterprises, the Company is required to appropriate 10% of net profit derived in accordance with the relevant accounting rules in the PRC before distribution to shareholders as general risk reserve from retained earnings.

Pursuant to the Securities Law of the PRC, the Company is required to appropriate 10% of the net profit derived in accordance with the relevant accounting rules in the PRC before distribution to shareholders as transaction risk reserve from retained earnings and cannot be distributed or transferred to share capital.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

For the nine months ended 30 September 2024, the Company transferred approximately RMB1,485 thousand to the statutory reserve, general risk reserve and transaction risk reserve pursuant to the above regulatory requirements in the PRC (31 December 2023: RMB2,196,322 thousand).

Each of the Company’s statutory reserve, general risk reserve and transaction risk reserve amounted to approximately RMB10,388,209 thousand as at 30 September 2024 (31 December 2023: RMB10,388,209 thousand).

The Company’s PRC subsidiaries are also subject to the statutory requirements to appropriate their earnings to general reserve. The total amount of general reserve and transaction risk reserve appropriated from the subsidiaries as at 30 September 2024 is RMB2,166,407 thousand and RMB509,133 thousand (31 December 2023: RMB2,124,702 thousand and RMB509,133 thousand).

(d)	Retained earnings

In accordance with the relevant regulations, the distributable profits of the Company is deemed to be the lower of (i) the retained earnings determined in accordance with PRC GAAP and (ii) the retained earnings determined in accordance with IFRS Accounting Standards.

61.	PERPETUAL NOTES

	As at	As at
	30 September	31 December
	2024	2023
Perpetual notes issued by UniTrust (Note)	2,984,252	3,293,829

Note:	Haitong Unitrust International Financial Leasing Co., Ltd. (the “UniTrust”) issued renewable corporate bonds with value date on 21 November 2022 and principal amount of RMB500,000 thousand on 17 November 2022.

UniTrust issued renewable corporate bonds with value date on 17 August 2023 and principal amount of RMB1,000,000 thousand on 16 August 2023.

UniTrust issued renewable corporate bonds with value date on 7 February 2024 and principal amount of RMB1,000,000 thousand on 5 February 2024.

UniTrust issued renewable corporate bonds with value date on 14 March 2024 and principal amount of RMB500,000 thousand on 12 March 2024.

The above financial instruments have no fixed maturity date and the UniTrust has the right to defer the principal in accordance with the contractual terms.

Unless the compulsory interest payment events mentioned below have occurred, the UniTrust has the right to choose to defer current interests and all deferred interests at each interest payment date without limit on the number of times of the interests deferral; Interest deferring under the situations mentioned above are not considered as a breach of the contract for UniTrust.

UniTrust could not defer current interests and all deferred interests when the following compulsory interest payment events occurred within 12 months before the interest payment date:

•	To declare and pay dividend to ordinary shareholders;

•	To decrease registered capital.

Based on the terms and conditions mentioned above, the UniTrust has an unconditional right to avoid delivering cash or other financial assets. Accordingly, the above renewable corporate bonds are presented as non-controlling interests under IAS 32 Financial Instruments: Presentation.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

62.	LONG-TERM PAYABLES

	As at	As at
	30 September	31 December
	2024	2023
Finance lease guarantee deposits	3,515,252	3,927,541
Deferred income	307,348	360,893
Others	633,819	634,840

	4,456,419	4,923,274

Long-term payables are mainly due to the guaranteed fund received by the Group through finance lease business. These amounts will expire beyond one year upon contract agreement and are classified as non-current liabilities.

63.	CREDIT COMMITMENTS

As at 30 September 2024, off-balance credit commitments can be analysed as follows:

	As at	As at
	30 September	31 December
	2024	2023
Guarantees and standby letters of credit	914,848	1,082,706

Irrevocable credit commitments	745,703	592,350

Guarantees and standby letters of credit are banking operations that may imply out-flow by the subsidiary only at default condition.

Irrevocable commitments represent contractual agreements to extend credit to the Haitong Bank’s customers (e.g., unused credit lines). These agreements are, generally, contracted for fixed periods of time or with other expiration requisites, and usually require the payment of a commission. Substantially, all credit commitments require that clients maintain certain conditions verified at the time when the credit was granted.

64.	OPERATING LEASE ARRANGEMENTS

The Group as lessor

At the end of the reporting period, the Group had contracted with tenants for the following future minimum lease payments:

	As at	As at
	30 September	31 December
	2024	2023
Within one year	583,382	563,118
In the second year	528,658	543,308
In the third year	513,482	502,161
In the fourth year	284,074	374,266
In the fifth year	274,519	227,145
Over five years	436,173	626,378

	2,620,288	2,836,376

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

65.	CAPITAL COMMITMENTS

	As at	As at
	30 September	31 December
	2024	2023
Capital expenditure in respect of acquisition of property and equipment:
– Contracted but not provided	150,468	555,423

66.	DIVIDENDS

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Dividends recognised as distribution	1,688,326	2,743,482

According to the approval of the Company’s 2023 Annual General Meeting held on 12 June 2024, the Company declared a cash dividend of RMB1.00 per 10 shares (including tax) for the year 2023 to all shareholders, with a total declared amount of RMB1,298,713 thousand (including tax). As at 8 August 2024, the cash dividend was paid.

On 29 August 2024, the 12th meeting of the 8th board of directors of the Company approved the 2024 mid-term profit distribution plan and agreed to distribute the 2024 mid-term dividend to shareholders in cash, with a distribution of RMB0.3 (including tax) per 10 shares, and a total distribution of RMB389,614 thousand (tax included). According to the authorisation granted by the general meeting of shareholders for year 2023 regarding the distribution of mid-term profits for year 2024, the profit distribution plan does not need to be submitted for review by the general meeting of shareholders.

APPENDIX II FINANCIAL INFORMATION ON HAITONG GROUP

Name of subsidiary	Place and date of incorporation/ establishment	Issued and fully paid capital/ registered capital	Shareholding/equity interest attributable to Haitong Group as at 31 December 2023	30 September 2024	The date of this report	Principal activity	Notes
Indirectly held:							
海通國際證券集團有限公司 Haitong International Securities Group Limited**	Bermuda, 07/05/1996	HKD843,819,160	73%	100%	100%	Investment holding	*(c)*
海通恒信國際融資租賃股份有限公司 Haitong Unitrust International Financial Leasing Co., Ltd.*	Shanghai, 09/07/2004	RMB8,235,300,000	85%	85%	85%	Leasing	*(f)*
海通銀行 Haitong Bank S.A.*	Portugal, 28/02/1983	EUR 871,277,660	100%	100%	100%	Banking	*(g)*

Notes:

* English translated name is for identification only.

** On 26 September 2023, the Resolution on the Privatization of Haitong International Securities Group Limited by Haitong International Holdings Limited was approved by the Board of the Company. On 11 January 2024, Haitong International Securities Group Limited was officially delisted. The consideration paid by the Group was RMB2,932,662 thousand.

(a) The statutory financial statements of 海富通基金管理有限公司 (HFT Investment Management Co., Ltd.), 海通開元投資有限公司 (Haitong Capital Investment Co., Ltd.), 海通創新證券投資有限公司 (Haitong Innovation Securities Investment Company Limited) and 上海海通證券資產管理有限公司 (Shanghai Haitong Securities Asset Management Company Limited) for the year ended 31 December 2023 were prepared in accordance with relevant accounting principles and financial regulations applicable to the PRC enterprises and were audited by PricewaterhouseCoopers Zhong Tian LLP, certified public accountants registered in the PRC.

(b) The statutory financial statements of 海通期貨股份有限公司 (Haitong Futures Co., Ltd.) for the year ended 31 December 2023 were prepared in accordance with relevant accounting principles and financial regulations applicable to the PRC enterprises and were audited by ZhongXingCai GuangHua Certified Public Accountants LLP, certified public accountants registered in the PRC.

(c) The statutory financial statements of 海通國際控股有限公司 (Haitong International Holdings Limited) and 海通國際證券集團有限公司 (Haitong International Securities Group Limited) for the year ended 31 December 2023 were prepared in accordance with HKFRSs issued by the HKICPA and were audited by Deloitte Touche Tohmatsu Certified Public Accountants, certified public accountants registered in Hong Kong.

(d) The statutory financial statements of 海通恒信金融集團有限公司 (Haitong UT Capital Group Co., Limited) for the year ended 31 December 2023 were prepared in accordance with HKFRSs issued by the HKICPA and were audited by PricewaterhouseCoopers, certified public accountants registered in Hong Kong.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Summarised financial information in respect of UniTrust is set out below. The summarised financial information below represents amounts before intra-group eliminations.

	As at 30 September 2024	As at 31 December 2023
Current assets	54,293,814	59,694,209
Non-current assets	56,343,871	63,656,919

Current liabilities	47,230,071	53,865,001
Non-current liabilities	42,838,436	49,240,814

Total equity	20,569,178	20,245,313

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Total income	6,020,677	6,734,528
Profit for the period	1,256,242	1,214,075
Other comprehensive income	(45,005)	99,314
Total comprehensive income for the period
	1,211,237	1,313,389

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Net cash inflow from operating activities	14,464,694	5,459,739
Net cash inflow/(outflow) from investing activities	662,407	(372,339)
Net cash outflow from financing activities	(15,609,100)	(2,728,438)
Impact of exchange rate	(2,962)	4,867
Net cash (outflow)/inflow
	(484,961)	2,363,829

68.	INTERESTS IN CONSOLIDATED STRUCTURED ENTITIES

The Group had consolidated certain structured entities including asset management products. For the asset management products where the Group acts as manager or invested in, the Group assesses whether the combination of investments it held, if any, together with its remuneration and other interests creates exposure to variability of returns from the activities of the asset management products that is of such significance that it indicates that the Group is a principal.

The financial impact of these asset management products on the Group’s financial position as at 30 September 2024, and the results and cash flows for the nine months ended 30 September 2024 though consolidated, are not individually significant to the Group. Therefore, the financial information of these consolidated structured entities is not disclosed individually.

The aggregated assets of all consolidated structured entities directly held by the Group amounted to RMB49,537,571 thousand as at 30 September 2024 (31 December 2023: RMB57,960,317 thousand). Interests in all consolidated structured entities directly held by the Group amounted to fair value of RMB44,453,794 thousand as at 30 September 2024 (31 December 2023: RMB50,450,512 thousand). As at 30 September 2024, the Group does not hold interests in the subordinated tranche of structured products.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

69.	INTEREST IN UNCONSOLIDATED STRUCTURED ENTITIES

Except for the structured entities the Group has consolidated as detailed in Note 68, in the opinion of the directors of the Company, the variable returns the Group exposed to over the structured entities that the Group acts as manager are not significant or does not have power over them. Besides, the Group did not provide financial support to these structured entities. Therefore, the Group did not consolidate these structured entities.

The carrying amount of unconsolidated structured entities in which the Group acted as investment manager and held financial interests (excluding those classified as investments in associates) and its maximum exposure to loss in relation to those interests amounted to RMB8,229,790 thousand as at 30 September 2024 (31 December 2023: RMB5,443,534 thousand). For the nine months ended 30 September 2024, total management income from all structured entities in which the Group acted as investment manager is RMB1,422,146 thousand (for the nine months ended 30 September 2023: RMB1,441,032 thousand).

In addition to those interests in unconsolidated structured entities managed by the Group as disclosed above, the Group also has interests in unconsolidated structured entities in which the Group did not act as investment manager. The total maximum exposure to loss in relation to the Group’s interests in structured products is close to their respective carrying amounts.

70.	DIRECTORS’ AND SUPERVISORS’ EMOLUMENTS

The emoluments of the Directors and Supervisors of the Company paid/payable by the Group for the nine months ended 30 September 2024 are set out below:

For the nine months ended 30 September 2024

Names	Director fee	Salary and commission	Bonuses (a)	Employer’s contribution to pension schemes annuity plans	Total (b)
Executive Directors:
Zhou Jie[1]	–	367	275	53	695
Li Jun[2]	–	741	–	53	794
Han Jianxin[3]	–	147	110	24	281

Independent Non-executive Directors:
Mao Fugen[4]	230	–	–	–	230
Fan Renda[5]	220	–	–	–	220
Mao Huigang[6]	200	–	–	–	200
Zhou Yu7	260	–	–	–	260

Non-executive Directors and Supervisors:
Tu Xuanxuan[8]	–	–	–	–	–
Xiao Hehua[9]	–	–	–	–	–
Shi Lei[10]	–	–	–	–	–
Xu Jianguo[11]	–	–	–	–	–
Tong Jianping[12]	–	–	–	–	–
Song Chunfeng[13]	–	–	–	–	–
Miao Qing[14]	–	–	–	–	–
Ruan Feng[15]	–	–	–	–	–
Li Zhenghao[16]	–	–	–	–	–
Cao Yijian[17]	–	–	–	–	–
Wu Xiangyang[18]	–	617	572	53	1,242
Yu Yang[19]	–	624	572	53	1,249
Cao Zhigang[20]	–	617	516	53	1,186
Xie Weiqing[21]	–	–	–	–	–

	910	3,113	2,045	289	6,357

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

 For the nine months ended 30 September 2023 (unaudited)

Names	Director fee	Salary and commission	Bonuses (a)	Employer’s contribution to pension schemes annuity plans	Total (b)
Executive Directors:
Zhou Jie[1]	–	367	276	50	693
Li Jun[2]	–	690	–	50	740
Ren Peng[22]	–	69	–	5	74

Independent Non-executive Directors:
Zhou Yu7	230	–	–	–	230
Zhang Ming[23]	240	–	–	–	240
Lin Jiali[24]	150	–	–	–	150
Zhu Hongchao[25]	210	–	–	–	210

Non-executive Directors and Supervisors:
Tu Xuanxuan[8]	–	–	–	–	–
Xiao Hehua[9]	–	–	–	–	–
Xu Jianguo[11]	–	–	–	–	–
Zhou Donghui[26]	–	–	–	–	–
Yu Liping[27]	–	–	–	–	–
Tong Jianping[12]	–	–	–	–	–
Zhao Yonggang[28]	–	331	248	50	629
Ruan Feng[15]	–	–	–	–	–
Li Zhenghao[16]	–	–	–	–	–
Cao Yijian[17]	–	–	–	–	–
Wu Xiangyang[18]	–	618	912	50	1,580
Cao Zhigang[20]	–	209	276	17	502
Shi Xu29	–	421	636	33	1,090
Dong Xiaochun[30]	–	–	–	–	–
Dai Li31	–	–	–	–	–

	830	2,705	2,348	255	6,138

Notes:

(a)	The bonuses are discretionary and are determined by reference to the Group’s and the individuals’ performance.

(b)	The Company did not operate any share option scheme during the reporting periods.

1	Mr. Zhou Jie was appointed as the Executive Director of the Company in October 2016, and the Chairman of the Company in October 2016. Mr. Zhou Jie whose emoluments disclosed above include those for service rendered by them as the Executive Director.

2	Mr. Li Jun was appointed as the Executive Director of the Company in September 2021, and the General Manager of the Company in October 2021. Mr. Li Jun whose emoluments disclosed above include those for service rendered by them as the Executive Director.

3	Mr. Han Jianxin was appointed as the Executive Director of the Company in June 2024.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

4	Mr. Mao Fugen was appointed as the Independent Non-executive Director of the Company in October 2023.

5	Mr. Fan Renda was appointed as the Independent Non-executive Director of the Company in October 2023.

6	Mr. Mao Huigang was appointed as the Independent Non-executive Director of the Company in October 2023.

7	Mr. Zhou Yu was appointed as the Independent Non-executive Director of the Company in June 2019.

8	Mr. Tu Xuanxuan was appointed as the Non-executive Director of the Company in June 2019.

9	Mrs. Xiao Hehua was appointed as the Non-executive Director of the Company in June 2023.

10	Mr. Shi Lei was appointed as the Non-executive Director of the Company in October 2023.

11	Mr. Xu Jianguo was appointed as the Non-executive Director of the Company in October 2016.

12	Mr. Tong Jianping was appointed as the Chairman of the Supervisory Board in September 2022.

13	Mr. Song Chunfeng was appointed as the Supervisor of the Company in October 2023.

14	Mrs. Miao Qing was appointed as the Supervisor of the Company in October 2023.

15	Mr. Ruan Feng was appointed as the Supervisor of the Company in October 2020.

16	Mr. Li Zhenghao was appointed as the Supervisor of the Company in June 2020, Mr. Li Zhenghao resigned from the position of the Supervisor of the Company in June 2024.

17	Mr. Cao Yijian was appointed as the Supervisor of the Company in June 2019.

18	Mr. Wu Xiangyang was appointed as the Supervisor of the Company in June 2019.

19	Mrs. Yu Yang was appointed as the Supervisor of the Company in October 2023.

20	Mr. Cao Zhigang was appointed as the Supervisor of the Company in June 2023.

21	Mr. Xie Weiqing was appointed as the Supervisor of the Company in July 2024.

22	Mr. Ren Peng was appointed as the Executive Director of the Company in June 2019 and was appointed as the Vice General Manager of the Company in November 1997. Mr. Ren Peng resigned from the position of the Vice General Manager and Executive Director of the Company in January 2023.

23	Mr. Zhang Ming was appointed as the Independent Non-executive Director of the Company in June 2016, Mr. Zhang Ming resigned from the position of the Independent Non-executive Director of the Company in October 2023.

24	Mr. Lin Jiali was appointed as the Independent Non-executive Director of the Company in April 2017, Mr. Lin Jiali resigned from the position of the Independent Non-executive Director of the Company in October 2023.

25	Mr. Zhu Hongchao was appointed as the Independent Non-executive Director of the Company in June 2019, Mr. Zhu Hongchao resigned from the position of the Independent Non-executive Director of the Company in October 2023.

26	Mr. Zhou Donghui was appointed as the Non-executive Director of the Company in June 2020, Mr. Zhou Donghui resigned from the position of the Non-executive Director of the Company in October 2023.

27	Mrs. Yu Liping was appointed as the Non-executive Director of the Company in June 2015, Mrs. Yu Liping resigned from the position of the Non-executive Director of the Company in May 2023.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

28	Mr. Zhao Yonggang was appointed as the Vice Chairman of the Supervisory Board in June 2021, Mr. Zhao Yonggang resigned from the position of the Vice Chairman of the Supervisory Board in October 2023.

29	Mr. Shi Xu was appointed as the Supervisor of the Company in June 2019, Mr. Shi Xu resigned from the position of the Supervisor of the Company in June 2023.

30	Mr. Dong Xiaochun was appointed as the Supervisor of the Company in October 2020, Mr. Dong Xiaochun resigned from the position of the Supervisor of the Company in October 2023.

31	Mrs. Dai Li was appointed as the Supervisor of the Company in June 2019, Mrs. Dai Li resigned from the position of the Supervisor of the Company in October 2023.

The executive directors’ emoluments shown above were for their services in connection with the management of the affairs of the Company and the Group.

The independent non-executive directors’ emoluments shown above were for their services as directors of the Company.

The supervisors’ emoluments shown above were for their services and their employments as supervisors of the Company.

For the nine months ended 30 September 2024, no directors or supervisors of the Company waived any emoluments and no emoluments were paid by the Company to any of the directors or supervisors as an inducement to join or upon joining the Group or as compensation for redundancy.

The total remuneration received from the Company during the reporting period is the remuneration attributable to and paid during January to September 2023 and excludes deferred remuneration attributable to the previous years and paid during January to September 2023. In particular, Mr. Shi Xu received RMB0.4067 million; Mr. Wu Xiangyang received RMB0.4038 million.

71.	HIGHEST PAID INDIVIDUALS

Of the five individuals with the highest emoluments, none of them are directors, supervisors or senior management. Details of the remuneration of the five highest paid employees during the nine months ended 30 September 2024 are as follows:

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Salary and Employer’s contribution to pension schemes	9,659	8,876
Bonuses	22,125	23,782

	31,784	32,658

Bonuses are discretionary and are determined by reference to the Group’s and the individuals’ performance. No emoluments have been paid to or receivable by these individuals as an inducement to join or upon joining the Group or as compensation for loss of office for the nine months ended 30 September 2024 (for the nine months ended 30 September 2023: nil).

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The emoluments of the highest-paid individuals of the Group fall within the following bands:

	Nine months ended 30 September
	2024 Number of employees	2023 Number of employees
		(Unaudited)
Emolument bands
– RMB4,000,000 to RMB6,000,000	3	–
– RMB6,000,000 to RMB8,000,000	1	5
– RMB8,000,000 to RMB10,000,000	1	–

	5	5

72.	RELATED PARTY TRANSACTIONS

In addition to the associates of the Group set out in Note 25 above, the name and the relationship of other related parties are set out as below:

Name of the related party	Relationship of the related party

Shanghai Guosheng (Group) Co., Ltd.	Shareholders with shareholdings of 5% or above in the Company
Bright Foods (Group) Co., Ltd.	Significant influence
Shanghai Electric Holding Group Co., Ltd.	Significant influence

The Group’s major transactions with related parties are as follows:

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Commission and fee income from:
– CCTV Financial Media Industry Investment Fund (Limited Partnership)	51,880	46,196
– Fullgoal Fund Management Co., Ltd.	31,043	107,132
– Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership)	19,128	19,104
– Hefei Haitong Small or Middle Fund (Limited Partnership)	16,347	9,561
– Shanghai Haitong Huanxin Private Investment Fund (Limited Partnership)	12,877	11,995
– Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership)	11,590	12,780
– Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd.	7,584	25
– Shanghai M&A Equity Investment Fund II (Limited Partnership)	6,180	10,785
– Xi’an Civil-Military Integration Satellite Investment Fund Co., Ltd.	5,492	5,936
– Anhui Province Wanneng Haitong Dual-carbon Industry M&A Investment Fund (Limited Partnership)	5,297	4,192
– Jilin Haichuang Changxin Investment Centre (Limited Partnership)	4,846	2,830
– Shanghai Electric Holding Group Co., Ltd.	4,578	53
– Yancheng China-Korea Industrial Property Investment Fund II (Limited Partnership)	3,556	–
– Shanghai Pudong Leading Zone Haitong Private Equity Investment Fund (Limited Partnership)	3,119	–

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	Nine months ended 30 September
	2024	2023
		(Unaudited)
– Hubei Province Haitong High Quality Transformation Upgrading M&A Investment Fund (Limited Partnership)	2,918	–
– Anhui Hailuo Haitong Industrial Internet Master Fund (Limited Partnership)	2,830	–
– Shaanxi Kongtian Innovation Investment (Limited Partnership)	2,060	–
– Jiangsu Taizhou Haitong M&A Investment (Limited Partnership)	1,784	–
– Haitong Xing Tai (Anhui) Emerging Industrial Investment Fund (Limited Partnership)	1,678	123
– Xuchang Haitong Innovation Equity Investment Fund (Limited Partnership)	1,509	1,509
– Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership)	1,484	13
– Jilin Haitong Innovation Satellite Investment Centre (Limited Partnership)	1,313	1,401
– Jinhua Haitong Key Industries Business Development M&A Investment (Limited Partnership)	1,132	1,201
– Xi’an Aerospace and New Energy Industry Fund	945	3
– Guangdong South Media Integration Fund (Limited Partnership)	908	2,956
– Shanghai Guosheng (Group) Co., Ltd.	799	1,700
– Nanchang Zhengtong Equity Investment Fund (Limited Partnership)	703	–
– Jilin Modern Agricultural and Emerging Markets Investment Fund Limited	69	2,731
– Haitong Qidong (Weihai) Equity Investment Fund (Limited Partnership)	1	40
– Shanghai M&A Equity Investment Fund (Limited Partnership)	–	10
– Bright Foods (Group) Co., Ltd.	–	1,415
– Haitong (Jilin) Equity Investment Fund (Limited Partnership)	–	306
– Shanghai Cultural Industries Investment Fund (Limited Partnership)	–	880

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Net interest income from
– Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership)	2,024	1,202
– Shanghai Guosheng (Group) Co., Ltd.	1,154	443
– Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd.	652	348
– Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership)	597	–
– Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership)	74	281
– Bright Foods (Group) Co., Ltd.	69	249
– Others	679	532

Net investment loss
– Shanghai Guosheng (Group) Co., Ltd.	(11,618)	(3,008)

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at 30 September	As at 31 December
	2024	2023
Accounts receivable from:
– Xi’an Aerospace and New Energy Industry Fund	38,574	38,574
– Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd.	28,739	31,389
– Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership)	20,310	60
– Hefei Haitong Small or Middle Fund (Limited Partnership)	17,328	20,270
– Shanghai Haitong Huanxin Private Investment Fund (Limited Partnership)	13,650	–
– Shanghai M&A Equity Investment Fund II (Limited Partnership)	6,551	–
– Anhui Province Wanneng Haitong Dual-carbon Industry M&A Investment Fund (Limited Partnership)	5,615	–
– Yancheng China-Korea Industrial Property Investment Fund II (Limited Partnership)	3,770	–
– Shanghai Pudong Leading Zone Haitong Private Equity Investment Fund (Limited Partnership)	3,306	–
– Hubei Province Haitong High Quality Transformation Upgrading M&A Investment Fund (Limited Partnership)	3,093	–
– Anhui Hailuo Haitong Industrial Internet Master Fund (Limited Partnership)	3,000	–
– Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership)	2,788	60
– Jiangsu Taizhou Haitong M&A Investment (Limited Partnership)	1,891	–
– Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership)	1,566	934
– Jinhua Haitong Key Industries Business Development M&A Investment (Limited Partnership)	1,200	–
– Shanghai Guosheng (Group) Co., Ltd.	93	495
– Xuchang Haitong Innovation Equity Investment Fund (Limited Partnership)	–	100

	As at 30 September 2024	As at 31 December 2023
Accounts payable to brokerage clients
– Shanghai Guosheng (Group) Co., Ltd.	(143,961)	–
– Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership)	(90,995)	–
– Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd.	(57,187)	(106,941)
– Xi’an Aerospace and New Energy Industry Fund	(24,063)	(36,115)
– Shanghai Haitong Yitai Phase I Private Fund (Limited Partnership)	(10,000)	–
– Haitong Qidong (Weihai) Equity Investment Fund (Limited Partnership)	(8,442)	(35,993)
– Shanghai M&A Equity Investment Fund II (Limited Partnership)	(2,511)	(196)
– Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership)	(1,488)	(339,075)
– Xi’an Civil-Military Integration Satellite Investment Fund Co., Ltd.	(729)	–
– Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership)	(279)	(43,756)
– Shanghai Electric Holding Group Co., Ltd.	(261)	(294)
– Bright Foods (Group) Co., Ltd.	(14)	(39,949)
– Shanghai Cultural Industries Investment Fund (Limited Partnership)	–	(149,995)
– Others	(296)	(1,084)

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at 30 September 2024	As at 31 December 2023
Accounts payable to
– Shanghai Guosheng (Group) Co., Ltd.	(51,033)	(51,614)

Derivative financial assets
– Shanghai Guosheng (Group) Co., Ltd.	–	1,591

Derivative financial liabilities
– Shanghai Guosheng (Group) Co., Ltd.	(10,575)	–

The remuneration of the key management personnel of the Group was as follows (Note):

	Nine months ended 30 September
	2024	2023
		(Unaudited)
Short-term benefits:
– Fees, salaries, commission and bonuses	11,926	16,929

Post-employment benefits:
– Employer’s contribution to pension schemes/annuity plans	592	639

Note:	The total pre-tax compensation received by the key management personnel of the Group during the reporting period is comprised of salaries attributable to 2024 and disbursed in that year.

73.	FINANCIAL RISK MANAGEMENT

Risk Management Policy and Organizational Structure

Risk Management Policy

The Group pays great attention on risk prevention and control with the principles of “pragmatic, pioneering, steady and excellent” operation and “being prudent and even conservative” risk management, giving priorities for compliance and risk management in terms of company operation. The Group has established a sound and effective risk management framework in accordance with relevant laws, regulations and regulatory requirements strictly. Engraved with the bottom line of compliance, the Group prevents the compliance risk, money laundering risk and terrorist financing risk through all kinds of compliance management instruments and compliance monitoring approaches, and the Company also allocates asset steadily, standardizes business processes and comprehensively strengthens prevention, monitoring and post-control for various risks by measuring risks through approaches such as credit investigation and extension, duration analysis, foreign exchange exposure analysis, value at risk analysis, the minimum survival period calculation of the cash flow, gap analysis, sensitivity analysis and stress test, also by establishing a monitoring system for risk control indicators such as net capital. Meanwhile, the Company has integrated the T+1 risk data management of subsidiaries at home and abroad into a unified system to implement vertical risk management, introduced consolidated management of risk control indicators, enhance the risk inspection and risk assessment of subsidiaries, and further develop the Group’s comprehensive risk management framework.

The Group has formulated policies and procedures to identify and evaluate major risks such as credit risk, market risk and liquidity risk occurred in using financial instruments. The Group has strictly carried out risk limits management and internal control processes, scientifically used quantitative model for measurement, as well as carefully considered relevant limitations to perfect various professional information management systems and risk data management to support the efficiency of the risk management functions.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Organizational Structure of Risk Management

The Company makes standardised operations according to the Company Law, the Securities Law, the Guidelines for Internal Control of Securities Companies, the Standards of Comprehensive Risk Management of Securities Companies and the Articles of Association. The Company has built multi-level organizational structure of risk management and determined specific responsibilities in risk management for the board of directors, the board of supervisors, the management, the Chief Risk Officer (“CRO”), the risk management department, the business and administration department, branches and subsidiaries.

The board of directors makes and approves the strategic objectives of risk management. Its responsibilities include the review and approval for the Company’s overall risk management objectives, fundamental policies and major system, overall risk appetite and risk tolerance, as well as solutions of significant risks; regular risk evaluation and reporting, supervision for the implementation of risk management policies; appointment and assessment of the CRO; establishing the mechanism for direct communication with the CRO, and other responsibilities stipulated in the Articles of Association. The board of directors have set up the Compliance and Risk Management Committee to perform risk management functions.

The board of supervisors supervises the Company’s risk management and internal control system. Its responsibilities include supervisions on the risk management and internal control established and implemented by the board of directors and management, as well as other responsibilities stipulated in the Articles of Association.

Based on the authorisation of the board of directors, the management is required to set up an organizational structure with clear responsibilities and processes, make risk management policies, rules and system, carry out overall risk appetite and risk tolerance policies, identify and evaluate all kinds of risks, effectively leverage the sound risk management system and mechanism, timely respond to defects and issues, deliberate significant risk accidents, establish an overall performance evaluation system covering risk management effectiveness, build a perfect IT system and data quality control mechanism, as well as perform other risk management functions given by the board of directors.

The CRO appointed by the board of directors is the senior management who is responsible for the overall risk management of the Company. The CRO is required to organise and implement risk management policies, rules and system determined by the board of directors, arrange supervisions, reviews and evaluations for risk management system established and perfected by the Company, arrange supervisions and inspections for the implementation of risk management policies and procedures, make suggestions and supervisions for improvements on issues in the risk management and regularly organise evaluations for operations and the level of major risks, file the evaluation report to the management, the board of directors and regulatory department, as well as organise the recommendation and assessment for the person in charge of risk management in subsidiaries.

The risk management department led by the CRO performs risk management functions, which is required to draft risk management policies, rules and system, supervise and guide other departments to make the business risk management system and procedures, identify and evaluate major risks of the Company’s businesses, organise supervisions and inspections for the implementation of the risk management system of different businesses, regularly evaluate and report overall risk level and risk management, as well as timely report significant potential risks or risk issues and give suggestions accordingly. In addition, the compliance management department is responsible for the management of compliance risk, money laundering risk and terrorist financing risk, the funds management head office is responsible for the liquidity risk, the general manager office is responsible for the reputational risk, and the IT management department is responsible for the IT risk.

The Company’s departments, branches and subsidiaries are responsible for the risk management within the scope of their operation and management, establishing the sound risk management system and procedures, accordingly, implementing risk management policies and completing related risk management duties. The heads of the above departments, branches and subsidiaries assume direct responsibilities of risk management effectiveness. The departments, branches and subsidiaries appoint personnel to perform risk management functions in respective unit, including the supervision, inspection and reporting for the implementation of risk management policies and system, as well front-line management responsibilities.

The Company’s audit department carries out regular inspections for risk management and regular evaluations for the effectiveness of the risk management system, and make suggestions for improvement based on the evaluation result.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

All subsidiaries operate in a risk standardised manner and operate in accordance with the law. The Group has integrated the risk management of subsidiaries into the Group’s overall risk management system, implemented vertical risk management, introduced consolidated management of risk control indicators, integrated the T+1 risk data management, and further implemented the vertical risk management for subsidiaries in terms of nomination of subsidiaries’ risk management principal, risk limit and report, approval of major risk events, risk data docking, consolidated management of risk control indicators, risk supervision and inspection, risk evaluation and assessment, etc.

Credit risk management

Credit risk refers to the risk that may cause losses operation due to the inability of the debtor, counterparty or debt issuer to fulfil its agreed financial obligations or the deterioration of its credit quality.

The credit risk faced by the Group mainly includes transactional financing business, including margin financing and securities lending, stock-pledged repurchase and margin trading, debenture transaction and investment business, financial leasing business, OTC derivatives business, etc.

For transactional financing business, the Group mainly controls the credit risk of customers through due diligence, internal rating, credit review, pre-loan inspection, daily market surveillance, limit monitoring, post-loan monitoring, additional credit enhancement, position closing, judicial recovery, provision, etc.

For debenture transaction and investment business, the Group emphasises the control of concentration risk through investment diversification, and mainly favours the investment targets involving assets with high credit ratings. In credit risk management, the Group closely tracks the operating conditions and changes in credit rating of investment targets, implements the internal rating and unified credit management mechanisms, and establishes and improves relevant credit risk monitoring indicators regarding issuer, industry and geographic concentration. In post-investment management, the Group updates the debt issuer’s internal rating and credit limit in a timely manner based on changes in financial indicators, major risk events and negative public opinion, and dynamically adjusts the trading strategies.

For financial leasing business, the Group adopts a strategy of equal emphasis on industry and customer to determine credit risk management policies. In terms of industry credit risk management, the Group conducts dynamic tracking and assessment of the degree of prosperity of the industry in which the financial leasing customer is located, formulates the corresponding industry delivery policy and controls the risk of industry concentration on the basis of this. In terms of customer credit risk control, the Group mainly controls the credit risk of customers through due diligence, internal rating, credit review, post-loan asset inspection, risk early warning and monitoring, concentration limit control, etc.

For OTC derivatives business, the Group has established sound management systems and procedures in terms of counterparty selection and credit management, underlying securities management, risk response and disposal, etc., conducts daily marking-to-market over the trading of OTC derivatives during the operating period, and manages counterparty credit risk through strict implementation of measures such as netting settlement and performance guarantee. In addition, the Group pays attention to the correlation between credit risk and market risk, and takes necessary monitoring and response measures against credit risk in the context of market volatility, including but not limited to transaction margin arrangements, counterparty internal rating and credit management, future potential risk exposure measurement, wrong-way risk identification, etc.

The Group continues to improve its credit risk management system in accordance with industry regulatory policies, capital market conditions and the Group’s business development strategies. During the reporting period, with reference to relevant policies such as the credit risk management measures, the Group fully implemented the credit risk identification, assessment, measurement, monitoring, reporting and response work by customers and businesses. Firstly, based on the construction of the wisdom warning centre, the Group has established a credit risk warning management policy to implement proactive, end-to-end risk monitoring and enhance predictive risk management across the Group. Secondly, optimise the credit risk management information system leveraged by the Group’s T+1 risk data market, and continue to improve the credit risk limit system and internal rating framework in the dimensions of asset quality, risk offsetting and concentration risk by enhancing risk identification, measurement and stress testing capabilities. Thirdly, adopting a proactive risk management approach, the Group has revised the credit rating guidelines for legal person clients and enhanced the foresight, timeliness, and standardisation of credit risk assessments. During the reporting period, the Group’s core credit risk monitoring indicators were stable, and the overall credit risk was controllable.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Measurement of ECL model

The Company divides the impairment into stages based on individual financial instrument or financial instrument portfolio so as to effectively monitor the credit risks of the assets and makes adjustments on regular basis. For different types of businesses, the Company establishes distinct criteria for each stage, including but not limited to factors such as the obligor’s financial and operating situations, changes in credit rating, collaterals and guarantees, significant negative public sentiment, judicial litigation and overdue information etc., so as to comprehensively reveal business risk degree and dynamically reflect reliability of the obligor’s performance, providing basis for division of impairment stages. The Company categorizes the impairment of financial instruments into three stages:

(1)	Stage 1

The first stage includes financial instruments with low credit risk on the reporting date or without significant increase in credit risk since initial recognition. The Company measures the impairment provision according to the amount equivalent to the expected-credit-loss of the financial instrument in the next 12 months (if the expected lifetime is less than 12 months, it shall be within the lifetime).

(2)	Stage 2

The second stage includes financial instruments with significant increase in credit risk since initial recognition but without credit impairment, i.e. there is no objective evidence indicating that the financial instrument has become credit-impaired. The Company measures the impairment provision according to the amount equivalent to the expected-credit-loss of the financial instrument in the entire duration.

(3)	Stage 3

The third stage includes financial instruments that are credit impaired, the Company measures the impairment provision according to the amount equivalent to the expected-credit-loss of the financial instrument in the entire duration. Evidences that the financial instruments have become credit-impaired include but not limited to the following observable events:

•	Significant financial difficulty of the obligor;

•	A breach of contract by the obligor, such as a default or overdue in interest or principal payments over 90 (inclusive) calendar days;

•	It becomes probable that the obligor will enter bankruptcy or other financial reorganizations;

•	The disappearance of an active market for given financial assets because of financial difficulties of the obligor;

•	The obligor is obviously lack of or has lost solvency, being assigned with a manager by the court or has started relevant legal proceedings;

•	The creditor, for economic or contractual reasons relating to the obligor’s financial difficulty, granting a concession to the obligor that would not otherwise grant, including but not limited to debt reduction and exemption, paying-a-debt-in-kind and debt-to-equity swap;

•	The obligor has ceased operating activities, with business license cancelled or revoked by the competent authority;

•	The obligor legally declared bankruptcy, shutdown, dismission and termination of legal person qualification.

Credit impairment of the financial instruments may arise from combined effect of several events, and may not necessary be arising from an individually identifiable event.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Criteria for judging a significant increase in credit risk

At the end of each reporting period, the Company assesses the financial instruments regarding whether their credit risks have increased significantly since initial recognition. The Company comprehensively assesses and considers credit risks based on nature of the financial instruments and risk factors of the debtor. When assessing whether there has been a significant increase in credit risk, the Company thinks it is necessary to consider the factors that include but are not limited to:

•	The practical or anticipated significant downgrading of the internal credit risk rating of the obligor since initial recognition, or significant decrease in the internal behaviour score used for assessing credit risk;

•	Upon initial recognition, downgrading of the obligor’s entity or debt rating above AA level (inclusive) granted by the rating institution in Chinese mainland, and the downgraded level is below AA (exclusive); downgrading the obligor’s entity or debt rating above BBB-/Baa3 level (inclusive) granted by the major three international rating institutions, and the downgraded level is below BBB-/Baa3 (exclusive);

•	Upon initial recognition, downgrading of the obligor’s entity or debt rating below AA level granted by the rating institution in Chinese mainland; downgrading the obligor’s entity or debt rating below BBB-/Baa3 level granted by the major three international rating institutions;

•	Obligor fails to make repayments as scheduled, including both failure to repay the principal and the failure to repay the interest and debts under other items specified in the agreement in full amount, and such situation has lasted for more than 30 (inclusive) calendar days; Unless the company can obtain reasonable and solid information at a reasonable cost proving that even after more than 30 natural days, the credit risk of the debtor has not significantly increased;

•	Significant changes in the value of collateral or the guarantee provided by a third party, which may weaken the debtor’s economic motive to repay within the prescribed period, or influence the probability of default; for example, the decrease in value of pledged securities weakens the obligor’s performance guarantee, to the extent that the obligor is unable to supplement collateral within a reasonable period as agreed in the contract or the obligor has a stronger motivation to default;

•	Anticipated significant changes with an adverse effect on the operation, finance or macroeconomic condition that will cause significant changes to the obligor’s economic motive or ability to fulfil obligations as stipulated in the contract;

•	Significant changes in the external market indicators for credit risk of specific financial instruments or similar financial instruments with the same expected maturity; for example, the obligor’s credit spread, credit default swap or other relevant market information;

•	The practical or anticipated significant changes in the quality of credit support provided by the guarantor, which may weaken the obligor’s economic motive to repay within the prescribed period; for example, if the guarantor stops providing financial support to obligor, the latter will face bankruptcy or bankruptcy management, or make limited payment necessary for operation (such as salary and payment to key suppliers) while giving a low priority to paying financial liabilities, leading to increase in probability of default;

•	As for securitization, the practical or anticipated significant changes in their credit enhancement or support quality may lead to decline in ability to absorb expected credit loss by the relevant subordinated interest;

•	Other relative changes that can indicate the default risk of financial instruments before expected maturity, instead of absolute changes in relation to default risk.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

The Company finally concludes division of impairment stages of securities margin and stock pledged repo business in accordance with collateral maintenance ratio of financing entity or contract and complexity of disposing guarantee securities, and comprehensively considering factors such as operating situations, repayment ability, litigation and overdue information of the financing entity at the end of reporting period. For collateral maintenance ratio, the Company sets up different preliminary margin call thresholds and forced liquidation thresholds for different financing entities or contracts in line with credit status of the financing entities at transactions, module to which the guarantee securities belong, liquidity and trade restriction. The preliminary margin call threshold ranges from 150% to 170% and the forced liquidation threshold ranges from 130% to 150%. At the stage of impairment assessment, for purpose of prudently assessing risks of disposing collateralised securities, the Company determines over loss alert threshold for different financing entities or contracts according to the complexity of disposing guarantee securities. The over loss alert threshold ranges from 110% to the forced liquidation threshold.

•	That the collateral maintenance ratio is above or equal to the preliminary margin call threshold is classified into “Stage 1”;

•	That the collateral maintenance ratio is between the preliminary margin call threshold and the over loss alert threshold, or satisfying conditions of “significant increase in credit risk” is classified into “Stage 2”;

•	That the collateral maintenance ratio is below the over loss alert threshold, or that evidence of “credit-impaired” is existed is classified into “Stage 3”.

Parameters and valuation technique of ECL measurement

The key inputs used by the Company to measure expected credit loss are listed as follows:

•	Probability of Default (PD);

•	Loss Given Default (LGD);

•	Exposure at Default (EAD).

As mentioned above, key parameters usually come from the Company’s internally developed risk measurement model and other historical data, and adjustments are made to reflect the forward-looking information of probability weights.

PD refers to estimated value of the likelihood that default will occur within certain period, which is estimated at a certain time point. LGD refers to estimated value of loss resulting from default, which is based on the gap between due contractual cash flows and the Company’s expected amount received, with the consideration of collateral’s expected future cash flows receivable. EAD refers to estimated value of risk exposure at the date of default in the future, with the consideration of anticipated changes in risk exposure after the reporting date, such as repayment of principal and interest, and anticipated loans withdrawn from financing agreements.

The Company uses the ECL model based on three key risk indicators (PD, LGD and EAD) to measure impairment provision for financial instruments at Stage 1 and Stage 2. The product of these three indicators is the ECL of the financial instrument. PD is measured by internal or external credit ratings or at the migration rate or rolling rate calculated based on historical internal data after adjusting forward-looking information. When assessing LGD, the Company calculates the recoverable cash flows of guarantee securities after taking into account of the expected disposal cycle of collateralised securities and impact of value fluctuation within the expected disposal cycle (including factors such as disposable amount of collateralised securities, daily average trading volume, restrictions against circulation, rules for shareholding reduction and historical volatility) as well as relevant taxes. EAD reflects unpaid amount when presuming a default of various financial instruments during corresponding measurement period.

For the financial instruments at Stage 3, the Company assesses the ECL using individually impairment assessment method. Specifically, the Company reasonably assesses cash realisable value of disposing collateralised securities based on specific risks of individual item and adequate considerations about financial status and operating as a going concern of the obligor and the underlying listed company of collateralised securities, judicial litigation, restrictions against shareholding reduction, significant negative public sentiment and delisting risk. Meanwhile, the Company comprehensively judges the obligor’s expected recoverable cash flow in line with valuation of other supplemental credit enhancement assets provided by the obligor, the portion that cannot cover its risk exposure after discounting would be included in impairment provision.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Forward-looking Information

The assessment of significant increase in credit risk (SICR) and the calculation of expected credit losses (ECL) involve forward-looking information.

For bond investment financial assets, the Company qualitatively selects key economic indicators as forward-looking factors, and identifies key economic indicators that affect credit risk and ECL, including the accumulated year-on-year growth rate of broad money supply (M2), gross domestic product (GDP), producer price index (PPI), total retail sales of consumer goods. For financing financial assets, the probability of default (PD) is estimated using the regression analysis method to establish a correlation model between PD and macroeconomic indicators, which will be used in combination with the forecast macroeconomic indicators to infer PD changes. Macroeconomic indicators include, but are not limited to, gross domestic product (GDP) accumulated growth rate, broad money supply (M2) accumulated growth rate, producer price index (PPI) accumulated growth rate, and completed fixed assets investment volume accumulated growth rate, etc. By building relationship between these economic indicators and business risk characteristics, forward-looking adjustments are finally made to ECL of financing financial assets.

In addition to the benchmark economic scenarios, the Company’s management also provides other possible scenarios and corresponding weights taking into account the market expectations. The Company sets different scenarios based on the risk characteristics of main businesses or product categories to reasonably evaluate the possible changes in risks of relevant financial assets under different economic scenarios. The Company reassesses the number of scenarios and their characteristics on each balance sheet date.

The Company believes that, for the Company’s credit financial asset portfolio, three different scenarios (“Optimistic”, “Benchmark” and “Pessimistic”) should be considered to reasonably reflect the possible impact of selected economic indicators on ECL. The Company determines the weight of each scenario based on statistical analysis and expert judgement, also considering the range of possible outcomes represented by each scenario. Currently, the weight of the benchmark scenario used by the Company exceeds the sum of the weights of other scenarios.

The Company measures the related provision for loss by weighted 12-month ECL (Stage 1) or weighted lifetime ECL (Stage 2 and Stage 3). The above weighted ECL is calculated by multiplying the ECL under each scenario by the weight of the corresponding scenario.

Similar to other economic estimates, the forecast economic indicators and probability of occurrence are inherently highly uncertain. As a result, the actual results may be materially different from the estimates. The Company believes that these forecasts reflect the Company’s best estimate of possible outcomes.

Sensitivity analysis

The ECL measurement model will use model parameters, macroeconomic variables for forward-looking forecast, the weights of economic scenarios, and other factors considered when applying expert judgement. Changes in these parameters, assumptions and judgements will have an impact on the measurement of SICR and ECL. The Company regularly re-examines the model every year and appropriately revises the assumptions and parameters used in the model according to the specific circumstances. The adjustment of the model and parameters this year has no significant impact on the ECL results.

The Company conducted a sensitivity analysis on the economic indicators used in forward-looking measurement, which showed that when the weights of the optimistic and pessimistic scenarios changed by 10%, the impact on the provision for ECL made by the Company would not be significant.

At the same time, the Company also conducted a sensitivity analysis on the stage classification of credit risk. Assuming that there was no SICR since the initial recognition that might lead to transfer of all the financial instruments in Stage 2 to Stage 1, the impact on the ECL recognised in the balance sheet would not be significant.

Collateral and other credit enhancements

The Company adopts a series of policies and credit enhancements to lower credit risk exposure to acceptable levels. Among them, the most common method is to provide collateral or guarantee. The amount and type of collateral required depend on an assessment on the credit risk of the counterparty. The collaterals under the advances to customers on margin financing and repurchase agreements are mainly stocks, bonds and funds. The Company regularly monitors the market value of the collateral, requests additional collateral when needed according to the contract, and monitors changes in the market value of the collateral when reviewing the adequacy of loss provision.

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

Management of Impairment of Financial Instruments

To ensure the validity of preparing for impairment of financial instruments, the Company has established a range of policies and processes that are in line with credit risk management objectives for financial instruments. The Company has established a counter-balanced and collaborative working mechanism among business departments, risk management departments and finance departments, and has clarified department responsibilities, so as to measure credit risk of financial instruments and prepare for credit impairment in a prompt, accurate and reasonable manner. The Company’s management and authorised agency manage its impairment of financial instruments through the following measures:

•	Establish a credit risk management framework with clarified rights and liabilities and a complete system based on corporate strategy and risk appetite, and make adjustments promptly;

•	Organise and improve assessment on impairment of financial instruments at the balance sheet date, and ensure that the validation, development and maintenance of the impairment model is effectively guaranteed;

•	Assess impairment of the Company’s financial instruments and potential financial impact, and report to the Board of Directors promptly;

•	Review the Company’s decisions on major impairment events;

•	Establish integrated information system and data quality control mechanism for impairment of financial instruments;

•	Other credit risk management responsibilities promised by the Board of Directors.

During the reporting period, based on the Policy for the Management of Impairment of Financial Instruments of Haitong Securities Co., Ltd. The Company kept optimising the ECL model for the provision of credit impairment to ensure its stability and sensitivity. The measurement of ECL can dynamically describe the change of the obligor’s credit qualification, the fluctuation of market conditions, the impact of macro-economic changes and other factors. The implementation of relevant policies and processes for the management of impairment of financial instruments was kept in place, which provides a guarantee for the reasonableness and timeliness of the Company’s provision for credit impairment.

Without taking into account available collateral or other credit enhancements, the amounts representing the Group’s maximum credit risk exposure at the balance sheet date are as follows:

	As at 30 September 2024	As at 31 December 2023
Advances to customers on margin financing	62,665,780	68,418,208
Accounts receivable	9,484,891	12,167,275
Other receivables	4,201,451	6,039,179
Other loans and receivables	4,824,002	5,290,232
Debt instruments measured at amortised cost	5,181,022	6,797,780
Finance lease receivables	16,434,939	19,892,445
Receivables arising from sale and leaseback arrangements	71,926,402	79,516,505
Debt instruments at fair value through other comprehensive income	41,973,153	61,310,747
Financial assets held under resale agreements	31,666,250	36,783,232
Placements to banks and other financial institutions	234,110	330,295
Financial assets at fair value through profit or loss	96,835,533	129,807,488
Deposits with exchanges	24,691,678	23,643,822
Clearing settlement funds	16,491,726	15,584,378
Bank balances and cash	157,065,327	136,387,128
Restricted bank balances and cash	1,990,901	1,980,005
Deposits with central banks	4,191,428	4,252,200
Deposits with other banks	104,345	111,445

APPENDIX II	FINANCIAL INFORMATION ON HAITONG GROUP

	As at 30 September 2024	As at 31 December 2023
Loans and advances	5,754,629	5,615,660
Derivative financial assets	1,524,885	2,278,555
Maximum credit exposure	557,242,452	616,206,579

Off balance sheet items credit exposure
Guarantee granted	914,848	1,082,706
Irrevocable commitments	745,703	592,350
Maximum off balance sheet items credit exposure	1,660,551	1,675,056

Market risk management

Market risk mainly refers to the risk of loss in the business related to self-owned capital investment due to changes in market prices (stock prices, interest rates, exchange rates, commodity price, etc.) during the Group’s business activities.

The Group uses the value at risk (“VaR”) method to assess and analyses the market risk of various investment financial instruments and positions. The measurement range includes the proprietary investments portfolio across the Group. The VaR model used by the Group has a 95% confidence level and the target period is the next trading day. The details are as follows:

	VaR 95% in nine months ended 30 September 2024
Item	Value at risk of the Group	Value at risk of the Group/ Net assets of the Group
Maximum month-end value in the Reporting Period	346,745	0.20%
Minimum month-end value in the Reporting Period	207,051	0.12%
Average month-end value in the Reporting Period	270,907	0.16%
30 September 2024 end value	267,835	0.16%

	VaR 95% in year ended 31 December 2023
Item	Value at risk of the Group	Value at risk of the Group/ Net assets of the Group
Maximum month-end value in the Reporting Period	317,981	0.18%
Minimum month-end value in the Reporting Period	176,039	0.10%
Average month-end value in the Reporting Period	246,342	0.14%
Year-end value in 2023	226,505	0.13%

For the nine months ended 30 September 2024, the ratio of the Company’s risk value to the Company’s net assets at the end of each month and the ratio of the Group’s risk value to the Group’s net assets were always within 0.2% (For the year ended 31 December 2023:0.2%), and the market risk was controllable and bearable.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

The analysis of the VaR classified by risk types are as follows:

	The Group
Item	As at 30 September 2024	As at 31 December 2023
Equity VaR	287,500	255,638
Interest rate VaR	100,455	79,283
Commodity VaR	1,622	8,316
Exchange rate VaR	32,204	22,406
Overall portfolio VaR	267,835	226,505

Stock price risk

The stock price risk mainly refers to the risk that the Group may suffer losses due to changes in the market price of equity securities in which the Group has invested. The businesses that bear such risks mainly include proprietary trading of equity securities, market-making business, and OTC derivative business, etc.

The stock price risk with great uncertainty is one of the types of market risk that the Group is mainly faced with. The Group pays close attention to the price movement of related assets, and take related measures to prevent it by daily tracking, monitoring and controlling the investment scale of security position and the movement of VaR. The investment scale of varieties of securities is properly controlled and timely adjusted with the diversified investment strategy by the Group. Meanwhile, the market risk is effectively controlled with hedging instruments.

The Group’s stock price risk arises from equity investments in financial assets that are classified as held-for-trading or designated as equity instruments at fair value through other comprehensive income (FVTOCI). The Board of Directors closely monitors investment portfolios to manage risk exposures, and has hedged risks by entering into derivatives contracts.

With all other variables being held constant, if the market price of relevant equity assets rises or falls by 10%, the impact on the Group’s net profit and other comprehensive income will be as follows:

	Nine months ended 30 September	Year ended 31 December
	2024	2023
Profit after income tax
Increase by 10%	1,094,238	2,477,237
Decrease by 10%	(1,094,238)	(2,477,237)

Other comprehensive income after income tax
Increase by 10%	811,788	533,058
Decrease by 10%	(811,788)	(533,058)

Interest rate risk

Interest rate risk refers to the risk caused by changes in the market yield curve or credit spread and other factors. The businesses that carry such risk mainly include bond investments and interest rate derivatives. The Group’s control of interest rate risk is mainly realised by scale control and investment portfolios to achieve reasonable asset allocation, matching the term structures of liabilities and assets, and measuring interest rate risk by regularly measuring investment portfolio duration, convexity, DV01 and other indicators.

The Group uses sensitivity analysis to measure the possible impact (after tax) of changes in interest rates on the Company’s net interest income and gains and losses on changes in fair value and equity. The sensitivity of net interest income refers to the impact on the net interest income arising from the impact of certain interest rate changes on the financial assets and liabilities held at the end of the period that are expected to be subject to an interest rate resetting within one year. The calculation of the sensitivity of gains and losses on changes in fair value and the sensitivity of equity is based on the impact of the revaluation of the fixed-rate financial assets held at the end of the period as financial assets held for trading and other debt investments in response to certain interest rates changes.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

If the market interest rate rises or falls 25 basis points while other variables are held constant, the impacts on the Group’s net profit and other comprehensive income are as follows:

	Nine months ended 30 September	Year ended 31 December
	2024	2023
Profit after income tax
Increase by 25bps	(173,324)	(236,221)
Decrease by 25bps	179,416	262,234

Other comprehensive income after income tax
Increase by 25bps	(278,164)	(303,620)
Decrease by 25bps	282,696	305,819

Exchange-rate risk

Exchange rate risk refers to the risk resulted from changes in exchange rate. Facing the complicated and changing international market, the Group constantly keeps track of and studies foreign exchange market, makes effort in continuing improvement of system development and internal management, and hedges and mitigates exchange rate risk through a series of measures such as hedging. The Group puts priority on the match between assets and liabilities denominated in foreign currencies to narrow the exposure of foreign exchange risk. If RMBis strengthened or weakened by 5% against other foreign currencies while other variables are held constant, the net assets of the Group will increase or decrease by RMB468 million for the nine months ended 30 September 2024 (For the year ended 31 December 2023: RMB377 million).

Commodity price risk

Commodity price risk arises from adverse fluctuation of commodity prices. During the reporting period, the commodity market risk exposure of the Group is relatively low. The Group has managed risk exposures effectively mainly by hedging risks through commodity futures, options and other derivatives.

Liquidity risk management

Liquidity risk is the risk to a company’s inability to timely receive sufficient funds from reasonable costs thus it cannot pay matured debts, fulfil other payable obligations, or meet regular business operation needs. Macro policies, market changes, operation condition, customer credit, as well as unmatched asset and liability structure may cause liquidity risk.

In terms of daily liquidity risk management, the Company, in accordance with the requirements of liquidity risk preference and risk indicator limits, keeps the liquidity risk detectable, controllable and acceptable, and reserves sufficient high quality liquid assets pursuant to management requirements, enabling the smooth operation of the Company’s business and the repayment of due liabilities. The Company carries out ongoing daily liquidity and risk indicators management, and, in combination with the status of assets and liabilities, develops a fund and indicators interconnected system to improve the framework for liquidity risk analysis including the follow-up of the daily indicators and position, prospective analysis of monthly indicators and the breakdown of department indicators, which enrich the liquidity risk management in different periods and enhance the Company’s efficiency in management and forecasting of liquidity risk.

Regarding the medium and long-term liquidity risk management, the Company makes continuous effort on the improvement of asset allocation structure. More analysis is conducted for the development trend of assets and liabilities to control liquidity risks at root. First, the Company establishes the Asset-liability Allocation Committee to carry out asset-liability management work. Through the timely analysis of business development trend and potential medium and long-term cash requirements, the liability maturity structure is adjusted to enable the reasonable matching between the term and scale of assets and that of liabilities. Second, the Company makes continuous effort on the improvement of fine management of liquidity, so that the liability structure and the maturity are more reasonable, maintaining the balance of the assets on safety, liquidity and profitability. During the reporting period, the Company attached importance to its relationship with commercial banks, gave priority to standardised operation, and maintained a good reputation while having its financing channel smoothed.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

In respect of the management on the group level, the Company has promoted relative requirements on group and subsidiaries. Firstly, the Company has continued to group management of subsidiaries from two perspectives of risks, and assets and liabilities management, and make requirements based on three dimensions, organisation system assurance, risk management and control frame, and risk responses to assist subsidiaries to complete their management system. Secondly, the Company has formulated quota requirements for subsidiaries, in line with the differences of industries, regions, and risk features among subsidiaries, based on the liquidity risk consolidated financial statement, in order to monitor their real situation of liquidity risk efficiently. It is also attributable to transmit liquidity risk preferences downwards. Lastly, the Company has formulated Support and Manage Method of Group’s liquidity, for the purpose of reinforcing our capability of disposing liquidity risks and highlighting group’s advantages in managing, adjusting, and controlling information. It is regarded as the overall management policy, which initially established the support system of Group’s liquidity, clarifying the management goals, management principles, labour divisions and responsibilities, and support channels. All in all, the Company has strived to avoid any liquidity risks from happening within the Group.

The table below lists the undiscounted contractual cash flows of the financial liabilities with principal and interest included.

As at 30 September 2024

	On Demand	Less than 3 months	3 months to 1 year	1 year to 5 years	5 years and above	Total
Borrowings	–	29,184,733	18,369,431	17,295,405	788,444	65,638,013
Deposits from central banks	–	93,441	–	–	–	93,441
Customer accounts	234,016	1,831,412	3,614,793	2,947,155	–	8,627,376
Accounts payable to brokerage clients	130,087,170	–	–	–	–	130,087,170
Placements from banks and other financial institutions	–	3,277,030	8,400,758	1,867,994	383,197	13,928,979
Financial assets sold under repurchase agreements	6,184,844	57,236,656	9,779,210	818,663	–	74,019,373
Other payables and accruals	4,276,998	3,928,791	12,428,506	590,921	148,589	21,373,805
Short-term financing bills payables	–	8,616,469	8,598,997	–	–	17,215,466
Bonds payable	–	21,396,334	57,003,945	103,927,346	–	182,327,625
Financial liabilities at fair value through profit or loss	2,184,792	2,047,419	5,544,242	1,367,301	4,368	11,148,122
Derivative financial liabilities	281,608	182,528	166,255	123,994	124,133	878,518
Long-term payables	–	–	–	4,132,190	324,229	4,456,419
Lease liabilities	–	91,061	216,323	575,439	208,249	1,091,072
	143,249,428	127,885,874	124,122,460	133,646,408	1,981,209	530,885,379

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

As at 31 December 2023

	On Demand	Less than 3 months	3 months to 1 year	1 year to 5 years	5 years and above	Total
Borrowings	–	30,343,479	19,973,751	24,600,987	1,065,824	75,984,041
Deposits from central banks	–	–	109,455	–	–	109,455
Customer accounts	402,875	1,923,559	2,506,297	1,796,487	–	6,629,218
Accounts payable to brokerage clients	106,538,717	–	–	–	–	106,538,717
Placements from banks and other financial institutions	–	12,393,795	501,416	1,974,595	248,003	15,117,809
Financial assets sold under repurchase agreements	2,077,064	100,119,848	9,600,427	1,003,402	–	112,800,741
Other payables and accruals	4,018,114	2,639,669	13,384,315	603,014	151,431	20,796,543
Short-term financing bills payables	–	7,816,712	11,244,609	–	–	19,061,321
Bonds payable	–	21,099,872	59,429,154	127,982,189	–	208,511,215
Financial liabilities at fair value through profit or loss	2,126,316	5,809,064	5,195,034	7,316,343	6,648	20,453,405
Derivative financial liabilities	189,105	274,295	445,433	137,065	145,047	1,190,945
Long-term payables	–	–	–	4,600,494	322,780	4,923,274
Lease liabilities	–	99,137	267,886	645,249	237,186	1,249,458
	115,352,191	182,519,430	122,657,777	170,659,825	2,176,919	593,366,142

Fair value of financial assets and liabilities

Some of the Group’s financial assets and liabilities are measured at fair value for financial reporting purposes. The board of directors of the Group has set up certain process to determine the appropriate valuation techniques and inputs for fair value measurements. The appropriateness of the process and the determination of fair value are reviewed by the board of directors periodically.

The fair value of financial assets and financial liabilities are determined as follows:

•	The fair value of financial assets with standard terms and conditions and traded in active liquid markets are determined with reference to quoted market bid prices;

•	The fair value of derivative instruments is calculated using quoted prices. Where such prices are not available, fair value is determined by discounted cash flow analysis using the applicable yield curve for the duration of the instruments for non-option derivatives, and option pricing models for options;

•	The fair value of other financial assets and financial liabilities (excluding those described above) is determined in accordance with generally accepted pricing models based on discounted cash flow analysis, market comparison approach, etc.

The Group uses valuation techniques to determine the fair value of financial instruments when it is unable to obtain the open market quotation in active markets.

The main parameters used in valuation techniques for financial instruments held by the Group include bond prices, interest rates, foreign exchange rates, equity and stocks prices, volatilities, correlations, early repayment rates, counterparty credit spreads and others, which are all observable and obtainable from open market.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

Management determines the fair value of the Group’s level 3 financial instruments using a variety of techniques, including examining correlations of these fair values with macro-economic factors, engaging external values, and using valuation models that incorporate unobservable inputs such as loss coverage ratios. The fair value measurement of these instruments will not change significantly if changing one or more of the unobservable inputs to reflect reasonably possible alternative assumptions. The Group has established internal control procedures to control the Group’s exposure to such financial instruments.

Financial instruments not measured at fair value

The table below summarises the carrying amounts and expected fair values with obvious variances of those financial assets and liabilities not presented on the Group’s consolidated statement of financial position at their fair values

	As at 30 September 2024		As at 31 December 2023
	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial asset
Debt instruments at amortised cost	5,181,022	5,123,623	6,797,780	6,712,823

Financial liability
Non-convertible bonds payable	174,129,230	175,708,541	193,920,280	194,829,867

The fair values of the financial assets and financial liabilities included in the level 2 categories above have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk of counterparties.

Except for the above, the directors of the Company consider that the carrying amounts of financial assets and financial liabilities recorded at amortised cost in the Group’s statements of financial position approximate their fair values.

Financial instruments measured at fair value on a recurring basis

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3.

For Level 1 financial instruments, fair values are unadjusted quotes in active markets for identical assets.

For Level 2 financial instruments, valuations are generally calculated based on the fair value of the underlying investments which are debt securities or publicly traded equity instruments in each portfolio or obtained from third party pricing services agent such as China Central Depository & Clearing Co., Ltd. which are based on the discounted cash flow models, recent transaction prices or other valuation techniques in which all significant inputs are directly or indirectly observable from market data.

For Level 3 financial instruments, the management obtains valuation quotations from counterparties or uses valuation techniques to determine the fair value, including discounted cash flow analysis, net asset value, market comparison approach and option pricing model, etc. The fair value of these financial instruments may be based on unobservable inputs which may have significant impact on the valuation of these financial instruments, and therefore, these assets and liabilities have been classified by the Group as level 3. The unobservable inputs which may have impact on the valuation include weighted average cost of capital, liquidity discount, price to book ratio, etc.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

The following table presents financial assets and financial liabilities measured at fair value as at 30 September 2024.

	Level 1	Level 2	Level 3	Total
As at 30 September 2024
Financial assets at fair value through profit or loss
– Debt securities	443,880	78,565,383	12,027,173	91,036,436
– Equity securities	10,621,157	172,704	14,870,560	25,664,421
– Funds	3,192,389	46,107,577	6,150,826	55,450,792
– Others	–	5,521,061	4,977,758	10,498,819
Debt instruments at fair value through other comprehensive income	1,424,164	39,898,433	650,556	41,973,153
Equity instruments at fair value through other comprehensive income	10,817,280	1,364,427	333,356	12,515,063
Derivative financial assets	15,533	841,341	668,011	1,524,885
	26,514,403	172,470,926	39,678,240	238,663,569

Financial liabilities at fair value through profit or loss
– Financial liabilities held for trading	1,018,358	1,140,377	–	2,158,735
– Designated as financial liabilities at fair value through profit or loss	1,911	3,464,432	5,523,044	8,989,387
Derivative financial liabilities	277,284	290,768	310,466	878,518
	1,297,553	4,895,577	5,833,510	12,026,640

As at 31 December 2023
Financial assets at fair value through profit or loss
– Debt securities	614,516	110,063,862	13,516,111	124,194,489
– Equity securities	17,976,267	506,311	17,235,840	35,718,418
– Funds	12,252,818	30,414,864	6,447,678	49,115,360
– Others	5	6,668,791	5,576,027	12,244,823
Debt instruments at fair value through other comprehensive income	936,773	59,865,736	508,238	61,310,747
Equity instruments at fair value through other comprehensive income	7,107,446	–	903,398	8,010,844
Derivative financial assets	141,099	381,115	1,756,341	2,278,555
	39,028,924	207,900,679	45,943,633	292,873,236

Financial liabilities at fair value through profit or loss
– Financial liabilities held for trading	1,630,647	538,685	–	2,169,332
– Designated as financial liabilities at fair value through profit or loss	27,718	7,754,226	10,502,129	18,284,073
Derivative financial liabilities	2,899	514,796	673,250	1,190,945
	1,661,264	8,807,707	11,175,379	21,644,350

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

Reconciliation of Level 3 fair value measurements of financial assets and financial liabilities

30 September 2024

	Financial assets at fair value through	Equity	Debt	Financial liabilities at fair value through
	profit or loss	instruments at FVTOCI	instruments at FVTOCI	profit or loss	Derivative instruments
As at 31 December 2023 and 1 January 2024	42,775,656	903,398	508,238	10,502,129	1,083,091
Transfer in	1,453,945	–	–	419,773	135,745
(Disposal)/Purchase	(362,301)	–	108,998	(3,903,924)	(816,121)
Transfer out	(2,056,684)	–	–	–	(1,275)
Other losses and gains	(3,784,299)	(570,042)	33,320	(1,494,934)	(43,895)
As at 30 September 2024	38,026,317	333,356	650,556	5,523,044	357,545

31 December 2023

	Financial assets at fair value through	Equity	Debt	Financial liabilities at fair value through
	profit or loss	instruments at FVTOCI	instruments at FVTOCI	profit or loss	Derivative instruments
As at 31 December 2022
and 1 January 2023	46,172,573	994,827	842,892	18,864,214	422,853
Transfer in	2,948,735	562	4,345	–	14,944
Purchase/(Disposal)	1,806,459	1,400	(294,127)	(8,661,820)	585,118
Transfer out	(2,892,258)	–	(137,106)	–	–
Other losses and gains	(5,259,853)	(93,391)	92,234	299,735	60,176
As at 31 December 2023	42,775,656	903,398	508,238	10,502,129	1,083,091

For the nine months ended 30 September 2024, the amounts of financial instruments measured at fair value transferred between level 1 and level 2 were not significant (for the year ended 2023: same).

For the nine months ended 30 September 2024, the Group transferred a portion of its equity investment from level 3 to level 1 as the fair values of these securities were determined using quoted prices instead of valuation techniques, due to expiration of lock-up period. In addition, the Group transferred some financial instruments into level 3 as the valuation method for these instruments changed to that based on significant unobservable inputs (for the year ended 31 December 2023: same).

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

74.	TRANSFER OF FINANCIAL ASSETS

Asset-backed securities

The Group enters into securitization transactions in the normal course of business by which it transfers finance lease receivables and receivables arising from sale and leaseback arrangements to structured entities which issue asset-backed securities to investors. As the Group holds all the junior tranches asset-backed securities, substantially all the risks and rewards of ownership of the transferred assets are retained, so the Group continues to recognise the transferred asset in its entirety and recognises bonds payable for the consideration received.

As at 30 September 2024, the carrying amount of finance lease receivables and receivables arising from sale and leaseback arrangements that have been transferred but not derecognised was RMB10,071 million (31 December 2023: RMB13,642 million).

Asset-backed notes

The Group enters into securitization transactions in the normal course of business by which it transfers finance lease receivables and receivables arising from sale and leaseback arrangements to structured entities which issue asset-backed notes in China Inter-bank market to investors. As the Group holds all the junior tranches asset-backed notes, substantially all the risks and rewards of ownership of the transferred assets are retained, so the Group continues to recognise the transferred asset in its entirety and recognises bonds payable for the consideration received.

As at 30 September 2024, the carrying amount of finance lease receivables and receivables arising from sale and leaseback arrangements that have been transferred but not derecognised was nil (31 December 2023: RMB1,862 million).

Securities lending

The Group enters into securities lending transactions with the customers’ securities or deposits as collateral. As the Group retains all the risks and rewards of such financial assets, it does not derecognise such financial assets in the balance sheet. As at 30 September 2024, the carrying amount of securities that have been transferred but not derecognised was RMB994 million (31 December 2023: RMB2,197 million).

75.	SUBSEQUENT EVENTS

Guotai Junan Securities and Haitong Securities are proposing to merge by way of absorption and a share exchange by Guotai Junan Securities issuing Guotai Junan A Shares to the Haitong Share-Exchange Shareholders holding A shares and Guotai Junan H Shares to the Haitong Share-Exchange Shareholders holding H shares, and a placement of new A shares of Guotai Junan Securities for ancillary fund raising. From the closing date of the proposed merger, Guotai Junan Securities after the proposed merger (the “Post-Merger Company”) will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities. Upon the completion of the merger, Haitong Securities will terminate its listing status and cancel its legal status.

On 9 October 2024 and 21 November 2024, the 13th meeting (extraordinary meeting) and 15th meeting (extraordinary meeting) of the eighth session of the board of the Company respectively considered and approved the proposed transaction. The proposed merger and share exchange still remains subject to approval by the general meeting, and the implementation of which is subject to the approval of competent regulatory authorities.

Except for the above disclosures, no other material events have occurred with the Company from 30 September 2024 to the date of this report.

76.	SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements of Haitong Group, Haitong Securities or any of its subsidiaries have been prepared in respect of any period subsequent to 30 September 2024.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

D.	INDEBTEDNESS STATEMENT

As at the close of business on 30 September 2024, being the most recent practicable date for the purpose of determining this indebtedness statement prior to the printing of this Joint Circular, the details of the Haitong Group’s indebtedness were set out as follows:

(RMB in millions)
Borrowings – unsecured and unguaranteed	57,083
Borrowings – secured and unguaranteed	6,760
Short-term financing bills payables – unsecured and unguaranteed Placements from other financial institutions – unsecured and	17,098
unguaranteed	357
Placements from other financial institutions – unsecured and guaranteed	1,793
Placements from other financial institutions – secured and unguaranteed	11,313
Bonds payable – unsecured and unguaranteed	145,412
Bonds payable – unsecured and guaranteed	19,411
Bonds payable – secured and unguaranteed	9,306
Lease liabilities – unsecured and unguaranteed	20
Lease liabilities – secured and unguaranteed	980
Total	269,533

As at 30 September 2024, the Haitong Group’s unsecured and guaranteed placements from other financial institutions and unsecured and guaranteed bond payables were guaranteed by Haitong Securities or its subsidiaries.

In addition to the issued bonds payables and short-term financing bills payables above, at 30 September 2024, Haitong Group has outstanding authorised but unissued bonds payables and short-term financing bills payables of approximately RMB48,577 million.

In addition to the issued placements from other financial institutions above, at 30 September 2024, Haitong Group has outstanding authorised but unissued placements from other financial institutions of approximately RMB3,730 million.

As at 30 September 2024, Haitong Group has outstanding guarantees and standby letters of credit of RMB915 million, and irrevocable credit commitments of RMB746 million.

APPENDIX II                            FINANCIAL INFORMATION ON HAITONG GROUP

As at 30 September 2024, the Group’s borrowings, placements from other financial institutions, bonds payable and lease liabilities were secured by certain finance lease receivables, receivables arising from sale-and-leaseback arrangements, long-term receivables, margin clients’ stock, fixed assets, equity interests in subsidiaries, deposit with exchanges and rental deposit of the borrowers.

Save as aforesaid or as otherwise disclosed herein and apart from intra-group liabilities, as at the close of business on 30 September 2024, Haitong Group did not have any outstanding loan capital or debt securities issued or authorised or otherwise created but unissued, bank overdrafts, loans or other similar indebtedness, liabilities under acceptances or acceptance credits, debentures, mortgages, charges, hire purchases or lease commitments, guarantees or material contingent liabilities.

E.	MATERIAL CHANGE

The Haitong Directors confirm that, as at the Latest Practicable Date, there had been no material change in the financial or trading position or outlook of the Haitong Group since 30 September 2024, being the date to which the Haitong Group’s latest published audited consolidated financial statements were made up, up to and including the Latest Practicable Date.

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Set out below are the unaudited pro forma consolidated statement of assets and liabilities of the Enlarged Group as at 31 December 2023, and the notes to the Unaudited Pro Forma Financial Information prepared by the Guotai Junan Directors in accordance with the Hong Kong Listing Rules, which have been prepared using IFRS accounting policies and on the basis of the notes set out below for the purpose of illustrating the effect of the Proposed Merger as if it had taken place on 31 December 2023.

A.	THE UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and its subsidiaries (collectively the “Guotai Junan Group”) and Haitong Securities Co., Ltd. (“Haitong Securities”) and its subsidiaries (collectively the “Haitong Group”) entered into the Merger Agreement in relation to a proposed merger (the “Proposed Merger”). Details of the Proposed Merger are set out in the section headed “Letter from Guotai Junan Board” contained in this circular.

The following is an illustrative unaudited pro forma consolidated statement of assets and liabilities (the “Unaudited Pro Forma Financial Information”) of Guotai Junan Group and the Haitong Group (collectively referred to as the “Enlarged Group”) as a result of the completion of the Proposed Merger on the basis set out in the notes below for illustrating the effect of the Proposed Merger, as if the Proposed Merger had taken place on 31 December 2023. The Guotai Junan Directors consider that such basis is appropriate for reflecting the accounting treatment to be adopted upon completion of the Proposed Merger and providing the relevant information to the shareholders of Guotai Junan Securities.

The Unaudited Pro Forma Financial Information is prepared based on (i) the audited consolidated statement of financial position of the Guotai Junan Group as at 31 December 2023 as extracted from the published annual report of the Guotai Junan Group for the year ended 31 December 2023; (ii) the audited consolidated statement of financial position of the Haitong Group as at 30 September 2024 as extracted from the Accountants’ Report on historical financial information of Haitong Securities Co., Ltd and its subsidiaries as set out in Appendix II to this Circular; and (iii) after giving effect to other unaudited pro forma adjustments as described in the accompanying notes.

The Unaudited Pro Forma Financial Information has been prepared by the Guotai Junan Directors in accordance with Rule 4.29 of the Hong Kong Listing Rules for the purposes of illustrating the effect of the Proposed Merger only, based on their judgements, estimations and assumptions, and because of its hypothetical nature, it may not give a true picture of the actual assets and liabilities of the Enlarged Group that would be attained had the Proposed Merger been completed as of the specified date or any future date. Furthermore, the Unaudited Pro Forma Financial Information does not purport to predict the Enlarged Group’s future assets and liabilities.

The Unaudited Pro Forma Financial Information should be read in conjunction with other financial information included elsewhere in this circular.

– III-1 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES OF THE ENLARGED GROUP

	The Guotai Junan Group as at 31 December 2023	The Haitong Group as at 30 September 2024	Other Unaudited Pro forma Adjustments			Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Enlarged Group
	RMB'000 Note 1	RMB'000 Note 2	RMB'000 Note 3	RMB'000 Note 4	RMB'000 Note 5	RMB'000
ASSETS
Property and equipment	4,345,379	16,333,065	1,036,488	–	–	21,714,932
Investment property	1,067,254	2,429,155	127,972	–	–	3,624,381
Right-of-use assets	2,311,388	1,652,472	–	–	–	3,963,860
Goodwill	4,070,761	3,462,855	(3,462,855)	–	–	4,070,761
Other intangible assets	840,235	662,748	58,125	–	–	1,561,108
Investments in associates	7,556,250	8,125,908	1,527,232	–	78,066	17,287,456
Investments in joint ventures	5,234,512	–	–	–	–	5,234,512
Debt investments at amortised cost	3,614,543	5,181,022	–	–	–	8,795,565
Debt instruments at fair value through other comprehensive income	94,146,785	41,973,153	–	(1,728,590)	–	134,391,348
Equity instruments at fair value through other comprehensive income	1,875,680	12,515,063	–	–	–	14,390,743
Financial assets held under resale agreements	69,666,091	31,666,250	–	–	–	101,332,341
Financial assets at fair value through profit or loss	372,574,240	182,650,468	–	(134,515)	(2,277,582)	552,812,611
Refundable deposits	56,787,627	24,691,678	–	(56,158)	(5,307,837)	76,115,310
Deferred tax assets	2,457,519	3,105,536	89,181	–	–	5,652,236
Accounts receivable	16,823,117	9,484,891	–	(2,149,525)	7,394,012	31,552,495
Other assets	2,609,864	16,673,215	–	–	169,821	19,452,900
Margin accounts receivable	89,753,965	62,665,780	–	–	–	152,419,745
Derivative financial assets	9,672,698	1,524,885	–	(204,893)	557,200	11,549,890
Receivables arising from sale and leaseback arrangements	–	71,926,402	–	–	–	71,926,402
Finance lease receivables	–	16,434,939	–	–	–	16,434,939
Placements to other financial institutions	–	234,110	–	–	–	234,110
Clearing settlement funds	7,315,428	16,491,726	–	(10,086)	–	23,797,068
Cash held on behalf of brokerage customers	141,939,238	101,582,302	–	–	–	243,521,540
Cash and bank balances	30,739,910	61,769,699	–	–	–	92,509,609
Total assets	925,402,484	693,237,322				1,614,345,862

– III-2 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	The Guotai Junan Group as at 31 December 2023	The Haitong Group as at 30 September 2024	Other Unaudited Pro forma Adjustments			Unaudited Pro Forma Consolidated Statement of Assets and Liabilities of the Enlarged Group
	RMB'000 Note 1	RMB'000 Note 2	RMB'000 Note 3	RMB'000 Note 4	RMB'000 Note 5	RMB'000
LIABILITIES
Loans and borrowings	12,211,242	63,843,321	–	–	–	76,054,563
Short-term debt instruments	19,372,094	17,097,944	–	–	–	36,470,038
Placements from other financial institutions	11,744,902	13,554,241	–	–	637,559	25,936,702
Accounts payable to brokerage customers	178,055,072	130,087,170	–	(66,244)	–	308,075,998
Employee benefits payable	7,728,844	2,423,723	–	–	–	10,152,567
Income tax payable	1,078,951	642,683	–	–	–	1,721,634
Financial assets sold under repurchase agreements	216,829,590	73,838,200	–	–	–	290,667,790
Financial liabilities at fair value through profit or loss	74,824,261	11,148,122	–	–	(4,627,199)	81,345,184
Derivative financial liabilities	11,488,606	878,518	–	(204,893)	188,628	12,350,859
Bonds payable	134,025,543	174,129,230	1,579,311	(1,863,105)	–	307,870,979
Contract liabilities	80,141	–	–	–	–	80,141
Lease liabilities	1,829,351	1,000,005	–	–	–	2,829,356
Other liabilities	82,600,736	34,379,137	–	(2,149,525)	4,414,692	119,245,040
Deferred tax liabilities	155,141	723,546	–	–	–	878,687
Total liabilities	752,024,474	523,745,840				1,273,679,538
Net Assets	173,378,010	169,491,482				340,666,324

Notes to the Unaudited Pro Forma Financial Information of the Enlarged Group:

1.	The amounts are extracted from the published annual report of the Guotai Junan Group for the year ended 31 December 2023 dated 28 March 2024.

2.	The amounts are extracted from the audited consolidated statement of financial position of the Haitong Group as at 30 September 2024, which are extracted from the Accountants’ Report set out in Appendix II to this Circular.

3.	The Proposed Merger of Haitong Group will be accounted for in the Enlarged Group’s consolidated financial statements under the acquisition method in accordance with International Financial Reporting Standard (“IFRS”) 3 (Revised), Business Combinations.

– III-3 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

The pro forma adjustments made represent:

	Notes	RMB’000
Consideration	i	150,275,388

Less: net assets acquired:
Net assets of the Haitong Group as at 30 September 2024	2	169,491,482
Add: Fair value adjustments
– Property and equipment	ii	1,036,488
– Investment property	ii	127,972
– Other intangible assets	ii	58,125
– Investments in associates	ii	1,527,232
– Bonds payable	ii	(1,579,311)
– Deferred tax related to the fair value adjustments	ii	89,181
Less: the carrying amount of goodwill arising from the prior business combinations	iii	(3,462,855)
Less: Non-controlling interest (“NCI”)	iv	(8,229,365)
Total amount of identifiable net assets acquired		159,058,949
Provisional gain from a bargain purchase arising from the Proposed Merger	v	8,783,561

(i)	The total consideration will be satisfied by issuing 5,985,871,332 Guotai Junan A Shares and 2,113,932,668 Guotai Junan H Shares, details of which are included in the section headed “Letter from Guotai Junan Board” to this Circular. For the purpose of the Unaudited Pro Forma Financial Information, the fair value of each Guotai Junan A Share is deemed at RMB20.97 and each Guotai Junan H Share at HKD12.74, (equivalent to RMB11.71, translated based on an exchange rate of RMB/HKD of 0.91906 at 8 November 2024), being the closing share prices of the Guotai Junan A Share and Guotai Junan H share, respectively, on 8 November 2024, the most recent practicable date determined by the Guotai Junan Directors’ for the purpose of preparing this Unaudited Pro Forma Financial Information prior to the printing of this Joint Circular.

The total consideration at the date of completion will be determined with reference to the fair value of Guotai Junan A share and Guotai Junan H share at the date of completion, which may be substantially different from the value used in the Unaudited Pro Forma Financial Information.

(ii)	Recognition of fair value adjustments of the identifiable assets and liabilities of the Haitong Group and the deferred tax arising therefrom:

For the purpose of the Unaudited Pro Forma Financial Information, the Guotai Junan Directors’ have determined the fair values of the identifiable assets and liabilities of the Haitong Group as at 30 September 2024 mainly with reference to a valuation report in relation to the purchase price allocation of the Proposed Merger. The fair value adjustments on identifiable assets and liabilities are calculated by deducting carrying amounts of identifiable assets and liabilities from their respective fair value as at 30 September 2024.

Deferred tax is recognised for temporary differences that arise in respect of the recognised fair value adjustments on property and equipment, investment property, other intangible assets and bonds payable above and based on a corporate income tax rate of 25%.

Since the carrying amounts and the fair values of the identifiable assets and liabilities of the Haitong Group on the date of completion may be substantially different from those used in the preparation of the Unaudited Pro Forma Financial Information, the fair value adjustments and the deferred tax arising therefrom could be different from the estimated amounts stated herein.

– III-4 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(iii)	For the purpose of allocating consideration to the identifiable assets and liabilities, the carrying amount of goodwill arising from the prior business combination has been excluded.

(iv)	NCI is measured based on the carrying amount of NCI of the Haitong Group, and adjusted for the portion of the above fair value adjustments and related deferred tax attributable to NCI.

(v)	Recognition of gain on bargain purchase

Gain on bargain purchase represents the excess of the amount of the identifiable net assets of Haitong Group over the consideration for the Proposed Merger, details of which are set out above.

For the purpose of the Unaudited Pro Forma Financial Information, the Guotai Junan Directors have, with reference to IFRS 3, reassessed whether they have correctly identified all of the assets acquired and all of the liabilities assumed, and reviewed whether the measurements reflect consideration of all available information regarding the identifiable assets acquired and liabilities assumed and the consideration transferred. Based on the Guotai Junan Directors’ assessment, a gain from a bargain purchase is recognised in profit or loss. For the purpose of the Unaudited Pro Forma Financial Information, no tax provision was made in respect of the gain on bargain purchase.

Since the fair value of shares of Guotai Junan A share and Guotai Junan H share and the fair value of the identifiable assets and liabilities of the Haitong Group at the date of completion may be substantially different from their respective values used in the Unaudited Pro Forma Financial Information, the actual amount of gain on bargain purchase may be different from the amount presented herein. Accordingly, the Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only and because of its nature, it may not give a true picture of the financial position of the Enlarged Group following the completion of the Proposed Merger.

4.	The adjustments represented the elimination of balances between the Guotai Junan Group and the Haitong Group. For the purpose of this Unaudited Pro Forma Financial Information, the balances to be eliminated are determined based on the outstanding balances of the Guotai Junan Group as at 31 December 2023.

5.	The adjustments represented the reclassification to align the presentation of certain account captions of the Guotai Junan Group and the Haitong Group.

6.	No adjustment has been made to the Unaudited Pro Forma Financial Information for acquisition-related costs (including fees to legal advisers, financial adviser, reporting accountants, valuer, printer and other expenses) as the Guotai Junan Directors determined that such costs are insignificant.

7.	Save as disclosed above, no other adjustment has been made to reflect any trading results or other transactions of the Guotai Junan Group and the Haitong Group entered into subsequent to 31 December 2023 and 30 September 2024 respectively for the purpose of preparation of the Unaudited Pro Forma Financial Information, including but not limited to the Proposed Placement described in the section headed “Letter from Guotai Junan Board”.

– III-5 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

B.	REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

The following is the text of a report received from Guotai Junan Securities’ reporting accountants, KPMG, Certified Public Accountants, Hong Kong, in respect of the Enlarged Group’s pro forma financial information for the purpose of inclusion in this circular.

INDEPENDENT REPORTING ACCOUNTANTS’ ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION

TO THE DIRECTORS OF GUOTAI JUNAN SECURITIES CO., LTD.

We have completed our assurance engagement to report on the compilation of pro forma financial information of Guotai Junan Securities Co., Ltd. (the “Guotai Junan Securities”) and its subsidiaries (collectively the “Guotai Junan Group”) by the directors of Guotai Junan Securities (the “Guotai Junan Directors”) for illustrative purposes only. The pro forma financial information consists of the unaudited pro forma consolidated statement of assets and liabilities as at 31 December 2023 and related notes as set out in Part A of Appendix III to the circular dated 22 November 2024 (the “Circular”) jointly issued by Guotai Junan Securities and Haitong Securities Co., Ltd. The applicable criteria on the basis of which the Guotai Junan Directors have compiled the pro forma financial information are described in Part A of Appendix III to the Circular.

The pro forma financial information has been compiled by the Guotai Junan Directors to illustrate the impact of the proposed merger of Haitong Securities Co., Ltd. and its subsidiaries (the “Proposed Merger”) on the Guotai Junan Group’s financial position as at 31 December 2023 as if the Proposed Merger had taken place at 31 December 2023. As part of this process, information about the Guotai Junan Group’s financial position as at 31 December 2023 has been extracted by the Guotai Junan Directors from the consolidated financial statements of Guotai Junan Securities for the year then ended, on which an audit report has been published.

Guotai Junan Directors’ Responsibilities for the Pro Forma Financial Information

The Guotai Junan Directors are responsible for compiling the pro forma financial information in accordance with paragraph 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and with reference to Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” (“AG 7”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”).

– III-6 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Our Independence and Quality Management

We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the HKICPA, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies Hong Kong Standard on Quality Management 1 “Quality Management for Firms that Perform Audits or Reviews of Financial Statements, or Other Assurance or Related Services Engagements”, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountants’ Responsibilities

Our responsibility is to express an opinion, as required by paragraph 4.29(7) of the Listing Rules, on the pro forma financial information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma financial information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

We conducted our engagement in accordance with Hong Kong Standard on Assurance Engagements (“HKSAE”) 3420 “Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus” issued by the HKICPA. This standard requires that the reporting accountants plan and perform procedures to obtain reasonable assurance about whether the Guotai Junan Directors have compiled the pro forma financial information in accordance with paragraph 4.29 of the Listing Rules, and with reference to AG 7 issued by the HKICPA.

For purpose of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of pro forma financial information included in an investment circular is solely to illustrate the impact of a significant event or transaction on the unadjusted financial information of the Guotai Junan Group as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the events or transactions at 31 December 2023 would have been as presented.

– III-7 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

A reasonable assurance engagement to report on whether the pro forma financial information has been properly compiled on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the Guotai Junan Directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the related pro forma adjustments give appropriate effect to those criteria; and

•	the pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the reporting accountants’ judgement, having regard to the reporting accountants’ understanding of the nature of the Guotai Junan Group, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion:

(a)	the pro forma financial information has been properly compiled on the basis stated;

(b)	such basis is consistent with the accounting policies of the Guotai Junan Group; and

(c)	the adjustments are appropriate for the purposes of the pro forma financial information as disclosed pursuant to paragraph 4.29(1) of the Listing Rules.

KPMG

Certified Public Accountants

Hong Kong

22 November 2024

– III-8 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Set out below are the unaudited pro forma consolidated financial statements of the Enlarged Group under CASBE for the year ended 31 December 2023 and the nine months ended 30 September 2024 prepared in relation to the Merger, pursuant to the requirements in the Standards on the Contents and Formats of Information Disclosures by Companies Publicly Offering Securities No.26 – Material Asset Restructuring of Listed Companies (公開發行證券的公司信息披露內容與格式準則第26號––上市公司重大資產重組) issued by CSRC.

C.	UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE ENLARGED GROUP UNDER CASBE FOR THE YEAR ENDED 31 DECEMBER 2023 AND THE NINE MONTHS ENDED 30 SEPTEMBER 2024

Guotai Junan Securities Co., Ltd.

Pro Forma Consolidated Balance Sheet

(Amounts expressed in RMB)

	Note VI	As at 30 September 2024	As at 31 December 2023
Assets
Cash and bank balances	1	364,098,635,870	304,606,631,027
Including: Customer deposits		277,979,695,314	218,543,037,833
Clearing settlement funds	2	42,389,516,099	33,693,013,167
Including: Settlement funds held on behalf of customers		23,171,790,813	20,947,388,520
Placements with banks and other financial institutions	3	234,110,006	330,294,865
Margin accounts receivable	4	145,815,403,878	158,172,172,726
Derivative financial assets	5	12,445,893,354	12,700,466,503
Financial assets held under resale
agreements	6	83,015,825,827	106,449,323,366
Accounts receivable	7	29,804,628,347	35,727,458,514
Refundable deposits	8	98,129,042,168	75,067,454,062
Financial investments:		678,104,276,117	765,187,462,231
Including: Financial assets held for trading	9	540,942,798,933	591,159,674,021
Debt investments	10	9,076,740,682	10,412,322,374
Other debt investments	11	106,302,398,848	153,728,941,420
Other equity instrument investments	12	21,782,337,654	9,886,524,416
Finance lease receivables	13	16,434,938,900	19,892,444,036
Long-term receivables	13	71,926,401,684	79,516,505,297
Long-term equity investments	14	22,719,977,849	22,433,620,334
Investment property	15	3,604,199,276	3,831,066,992
Fixed assets	16	20,345,578,027	20,933,576,012
Construction in progress	17	599,597,290	431,511,069
Right-of-use assets	18	2,477,918,488	2,679,442,746
Intangible assets	19	2,953,928,837	2,956,726,825
Goodwill	20	4,070,761,462	4,070,761,462
Deferred tax assets	21	3,946,939,707	6,644,633,780
Other assets	22	19,265,002,779	20,831,634,944
Total assets		1,622,382,575,965	1,676,156,199,958

The accompanying notes to the financial statements form an integral part of these pro forma consolidated financial statements.

– III-9 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd.

Pro Forma Consolidated Balance Sheet (Continued)

(Amounts expressed in RMB)

		As at 30 September	As at 31 December
	Note VI	2024	2023
Liabilities and equity Liabilities
Short-term borrowings	23	37,998,522,875	42,715,585,547
Short-term debt instruments	24	29,764,016,553	38,225,153,376
Placements from other financial institutions	25	22,197,049,830	27,791,027,690
Financial liabilities held for trading	26	76,380,333,836	86,596,796,896
Derivative financial liabilities	5	16,455,961,513	13,193,954,414
Financial assets sold under repurchase agreements	27	249,757,931,932	329,394,382,554
Accounts payable to brokerage customers	28	369,544,856,362	284,527,544,464
Proceeds from underwriting securities received on behalf of customers	29	379,933,055	872,660,940
Employee benefits payable	30	8,601,168,276	10,312,700,997
Tax payable	31	1,891,495,375	2,616,805,426
Accounts payable	32	96,699,275,058	90,325,983,382
Contract liabilities	33	39,647,265	99,314,914
Provisions	34	425,610,706	522,861,851
Long-term borrowings	35	35,520,370,629	42,848,876,262
Bonds payable	36	301,134,348,312	325,692,359,470
Lease liabilities	37	2,683,836,168	2,926,515,239
Deferred tax liabilities	21	1,274,851,900	1,396,757,652
Other liabilities	38	30,150,936,210	28,640,996,479
Total liabilities		1,280,900,145,855	1,328,700,277,553

Equity
Total equity attributable to equity holders of the Company		326,676,076,923	329,307,435,872
Non-controlling interests		14,806,353,187	18,148,486,533
Total equity		341,482,430,110	347,455,922,405
Total liabilities and equity		1,622,382,575,965	1,676,156,199,958

The accompanying notes to the financial statements form an integral part of these pro forma consolidated financial statements.

– III-10 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd.

Pro Forma Consolidated Income Statement

(Amounts expressed in RMB)

	Note VI	Nine-month period ended 30 September 2024	2023
Operating revenue
Net fee and commission income	39	14,783,642,579	24,418,129,636
Including: Net fee income from brokerage business		6,887,582,608	10,617,240,608
Net fee income from investment banking business		3,145,670,665	7,108,471,819
Net fee income from asset management business		4,278,129,211	6,010,291,776
Net interest income	40	3,966,676,391	6,833,846,315
Including: Interest income		23,035,280,560	33,954,862,924
Finance lease income		1,088,188,686	1,722,242,633
Interest expenses		20,156,792,855	28,843,259,242
Investment gains	41	9,821,109,078	17,340,037,289
Including: Gains from investments in associates and joint ventures		327,772,755	922,984,364
Gains/(losses) from changes in fair value	42	3,021,092,174	(6,788,516,523)
Foreign exchange losses		(298,111,120)	(395,198,767)
Gains on disposal of assets		997,828	26,948,407
Other income	43	1,078,244,246	1,978,752,126
Other operating income	44	9,237,623,645	15,642,024,995
Total operating revenue		41,611,274,821	59,056,023,478

Operating expenses
Tax and surcharges	45	299,126,335	422,369,787
General and administrative expenses	46	18,250,037,997	26,885,857,048
Other asset impairment loss	47	22,869,951	60,306,674
Credit loss expense	48	1,785,127,110	3,450,353,078
Other operating expenses	49	8,624,021,246	14,449,205,087
Total operating expenses		28,981,182,639	45,268,091,674

The accompanying notes to the financial statements form an integral part of these pro forma consolidated financial statements.

– III-11 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd.

Pro Forma Consolidated Income Statement (Continued)

(Amounts expressed in RMB)

		Nine-month period ended 30 September
	Note VI	2024	2023
Operating profit		12,630,092,182	13,787,931,804

Add: Non-operating revenue	50	69,593,803	286,133,388
Less: Non-operating expenses	51	36,173,425	200,431,500

Total profit		12,663,512,560	13,873,633,692

Less: Income tax expenses	52	3,225,696,584	4,109,243,699

Net profit		9,437,815,976	9,764,389,993

Classified by operation continuity
Net profit from continuing operations		9,437,815,976	9,764,389,993
Net profit from discontinued operations		–	–

Classified by ownership
Net profit attributable to equity holders of the Company		8,658,037,544	10,675,600,385
Profit or loss attributable to non-controlling interests		779,778,432	(911,210,392)

The accompanying notes to the financial statements form an integral part of these pro forma consolidated financial statements.

– III-12 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd.

Pro Forma Consolidated Income Statement (Continued)

(Amounts expressed in RMB)

		Nine-month period ended 30 September
	Note VI	2024	2023
Other comprehensive income (net of tax)		1,067,181,755	311,324,073
Other comprehensive income attributable to equity holders of the Company (net of tax)		1,129,430,618	182,015,169
Other comprehensive income that may not be reclassified to profit and loss		946,979,909	(672,441,856)
Changes in re-measurement of defined benefit plan		10,988,671	(34,914,908)
Other comprehensive income that may not be transferred to profit and loss under the equity method		57,684,062	(41,936,814)
Change in fair value of other equity instrument investments		878,307,176	(595,590,134)

Other comprehensive income that will be reclassified to profit and loss		182,450,709	854,457,025
Other comprehensive income that may be transferred to profit and loss under the equity method		4,220,918	5,402,079
Changes in fair value of other debt investments		241,464,016	662,690,673
Credit loss provision of other debt investments		61,551,122	(4,511,231)
Reserve for hedge against cash flow		(17,432,627)	25,390,045
Exchange differences on translation of financial statements in foreign currencies		(107,352,720)	165,485,459
Other comprehensive income attributable non-controlling interests (net of tax)		(62,248,863)	129,308,904

Total comprehensive income		10,504,997,731	10,075,714,066

Including:
Total comprehensive income attributable to equity holders of the Company		9,787,468,162	10,857,615,554
Total comprehensive income attributable to non-controlling interests		717,529,569	(781,901,488)

Earnings per share:
Basic earnings per share		0.48	0.59

Diluted earnings per share		0.48	0.59

The accompanying notes to the financial statements form an integral part of these pro forma consolidated financial statements.

– III-13 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Guotai Junan Securities Co., Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Amounts expressed in RMB)

I.	GENERAL INFORMATION ABOUT THE PARTIES TO THE SHARE EXCHANGE

1	Guotai Junan Securities Co., Ltd.

Guotai Junan Securities Co., Ltd. (the “Company”) was established in 1999 through the merger of Guotai Securities Co., Ltd. (國泰證券有限公司) and Junan Securities Co., Ltd. (君安證券有限責任公司). It is a comprehensive securities company that survived the separation of non-securities assets on 31 December 2001, with its headquarter in Shanghai.

The Company publicly issued RMB-denominated ordinary shares (A shares) and was listed and traded on the Shanghai Stock Exchange on 26 June 2015, with the stock code of 601211. On 11 April 2017, the Company publicly issued overseas listed foreign shares (H shares) on the main board of the Hong Kong Stock Exchange, with the stock code of 02611.

The Company operates in the securities and futures industry. The Company is principally engaged in securities brokerage, securities proprietary trading, securities underwriting and sponsorship, securities investment consultation, the financial advisory business relating to securities trading and securities investment, margin financing and securities lending, the agency sale of securities investment funds, the agency sale of financial products, introducing brokerage for futures companies, asset management, fund management, commodity futures brokerage, financial futures brokerage, futures investment consulting, equity investment, venture capital, investment management, investment consultation and other business activities approved by the China Securities Regulatory Commission (the “CSRC”).

2	Haitong Securities Co., Ltd.

Haitong Securities Co., Ltd. (“Haitong Securities”) was transformed from Shanghai Haitong Securities Company (上海海通證券公司), which was established in 1988, to a limited liability company in September 1994. Upon the approval by the CSRC with the Reply concerning the Overall Change of Haitong Securities Company Limited (海通證券有限公司) into a Joint-stock Limited Liability Company (Zheng Jian Ji Gou Zi [2001] No. 278), on 28 January 2002, Haitong Securities Company Limited (海通證券有限公司) was converted into a joint-stock limited liability company and was renamed as “Haitong Securities Co., Ltd. (海通證券股份有限公司)”.

On 7 June 2007, Haitong Securities’ merger with former Shanghai Urban Agro-Business Co., Ltd. (上海市都市農商社股份有限公司) was approved by the CSRC, and was listed on the Shanghai Stock Exchange on 31 July 2007, with the stock code of 600837. On 27 April 2012, Haitong Securities publicly issued overseas listed foreign shares (H shares) on the main board of the Hong Kong Stock Exchange, with the stock code of 06837.

Haitong Securities is principally engaged in securities brokerage; securities proprietary trading; securities underwriting and sponsorship; securities investment consulting; financial advisory services relating to securities trading and investment activities; direct investment; securities investment fund consignment; provision of intermediary introduction business for the futures companies; margin financing and securities lending; agency sale of financial products; the stock options market making; other businesses approved by the CSRC. In addition, Haitong Securities is permitted to set up subsidiaries that are engaged in outbound investments including investments in financial products (activities subject to approval as required by laws shall be conducted upon approval by relevant authorities).

– III-14 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

II.	PROPOSED ASSET RESTRUCTURING SCHEME

According to the Resolution on the Proposed Merger and Share Exchange between Guotai Junan Securities Co., Ltd. and Haitong Securities Co., Ltd. and the Raising of Ancillary Funds and Related Party Transaction considered and approved at the 28th interim meeting of the sixth session of the board of directors of the Company held on 9 October 2024 and the 13th meeting (the “Interim Meeting”) of the eighth session of the board of directors of Haitong Securities held on 9 October 2024, the Company will issue A Shares to all Haitong Share-Exchange Shareholders of A Shares, and H Shares to all Haitong Share-Exchange Shareholders of H Shares in exchange for the Haitong A Shares and Haitong H Shares held by such shareholders at the same Exchange Ratio. Meanwhile, the Company will issue A Shares to Shanghai State-owned Assets Management Co., Ltd. to raise ancillary funds of not more than RMB10.00 billion. After the Closing Date of the merger, the Post-Merger Company will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Haitong Securities; upon the merger, Haitong Securities will terminate its listing and cancel its status as a legal person. The Company’s A shares and H shares to be issued as a result of the merger by absorption and share exchange will apply to be listed and traded on the Main Board of the SSE and the Main Board of the HKSE, respectively. According to the transaction proposal, the raising of ancillary funds will be underpinned by the merger by absorption and share exchange, while the merger by absorption and share exchange will be not premised on the successful raising of ancillary funds, and thus, the final success of the raising of ancillary funds shall not affect the implementation of the merger by absorption and share exchange.

Pursuant to the Administrative Measures for the Material Asset Restructuring of Listed Companies promulgated by the CSRC, it was determined through negotiation between the merging parties that in the Transaction, the exchange price of A shares of the Company and Haitong Securities shall be determined on the basis of the average trading price of A shares for the 60 trading days prior to the Price Determination Date after ex-rights or ex-dividend adjustment and the Exchange Ratio of A shares and H shares shall be determined as a result thereof, that is, the exchange price of Guotai Junan A Shares is RMB13.83/share, and the exchange price of Haitong Securities A Shares is RMB8.57/share. The number of shares of Guotai Junan for which each share of Haitong Securities can be exchanged = the exchange price of Haitong Securities A Shares/the exchange price of Guotai Junan A Shares (the calculation result shall be rounded to two decimal places). According to the above formula, the Exchange Ratio between Haitong Securities and the Company is 1:0.62, that is, each Haitong Securities A Share can be exchanged for 0.62 Guotai Junan A Share, and each Haitong Securities H Share can be exchanged for 0.62 Guotai Junan H Share.

The total share capital of Haitong Securities is 13,064,200,000 shares, including 9,654,631,180 A shares and 3,409,568,820 H shares. Based on the Exchange Ratio, the number of A shares to be issued by Guotai Junan for the Merger by Absorption and Share Exchange is 5,985,871,332 shares, and the number of H shares is 2,113,932,668 shares.

To protect the interests of the dissenting shareholders of both parties involved in the merger by absorption, the Dissenting Shareholders of the Company will be entitled to the Put Option, and the Haitong Dissenting Shareholders will be entitled to the Cash Put Option in the Transaction, pursuant to the Company Law and the Guidelines No. 6 for the Application of Self-regulatory Rules of Companies Listed on the Shanghai Stock Exchange – Material Asset Restructuring.

The Merger by Absorption and Share Exchange is subject to the satisfaction of a number of conditions, including but not limited to approval by the general meeting of the Company and the general meeting of Haitong Securities, and approval by Hong Kong Stock Exchange, Shanghai Stock Exchange and the CSRC.

III.	BASIS FOR PREPARATION OF PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

These pro forma consolidated financial statements have been prepared on a going concern basis.

These pro forma consolidated financial statements are prepared in accordance with the relevant provisions of the Administrative Measures for the Material Asset Restructuring of Listed Companies and Standards for the Content and Format of Information Disclosure of Companies Offering Securities to the Public No. 26 – Material Asset Restructuring of Listed Companies (Revised in October 2023) promulgated by the CSRC, and are only used by the Company to implement the transactions under the Merger by Absorption and Share Exchange described in Note II to these pro forma consolidated financial statements (the “Transaction”). Therefore, these pro forma consolidated financial statements are not available for other purposes.

– III-15 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

These pro forma consolidated financial statements only include the pro forma consolidated balance sheet as of 31 December 2023 and 30 September 2024, the pro forma consolidated income statement for the year ended 2023 and the nine months ended 30 September 2024, as well as related notes to the pro forma consolidated financial statements. These pro forma consolidated financial statements have been prepared based on the audited consolidated financial statements of the Company for 2023 by KPMG Huazhen LLP and the unaudited consolidated financial statements of the Company for the nine-month period ended 30 September 2024, and the consolidated financial statements of Haitong Securities for 2023 and the nine-month period ended 30 September 2024 audited by BDO China Shu Lun Pan Certified Public Accountants LLP on a going concern basis in accordance with the following method:

1.	In preparing these pro forma consolidated financial statements, these pro forma consolidated financial statements assume that the Transaction as described in Note II has been completed on 1 January 2023, that is, the structure of the Group (the Company and its subsidiaries together with Haitong Securities and its subsidiaries, collectively the “Group”) formed upon the completion of the Transaction has been in existence since 1 January 2023.

2.	Purchase cost

For the preparation of these pro forma consolidated financial statements, it is assumed that the Company has completed the issuance of Guotai Junan A Shares and Guotai Junan H Shares on 1 January 2023. In order to provide more relevant information to report users, it is assumed that the prices of the shares issued by Guotai Junan are determined based on the closing prices on the most recent practicable date determined by the Company to prepare these consolidated financial statements for the subsequent approval process of this proposed merger as described in Note II, being the closing prices of A-shares and H-shares on 8 November 2024, which were RMB20.97 per share and HKD12.74 per share, respectively. The purchase cost is based on the total number of shares to be issued determined by the proposed merger and the equity attributable to the shareholder of the Company shall be adjusted correspondingly.

3.	Initial Measurement of identifiable assets and liabilities of Haitong Securities on 1 January 2023

In preparing these pro forma consolidated financial statements, assets and liabilities of Haitong Securities that are subsequently measured at fair value are determined at the fair value as of 1 January 2023. The assets and liabilities of Haitong Securities that are subsequently measured at historical cost are mainly adjusted based on the valuation as of 30 September 2024, and subsequently measured in the pro forma consolidated financial statements in accordance with the accounting policies and accounting estimates described in Note IV.

4.	Goodwill

The difference of RMB -8,783,561,647 between the purchase cost determined above and the fair value of the share of identifiable net assets of Haitong Securities as of 30 September 2024 to which the Company is entitled after the completion of the Proposed Transaction is recognised as negative goodwill in the consolidated financial statements and adjusted for the beginning undistributed profit as of 1 January 2023.

5.	In view of the special purpose of preparing these pro forma consolidated financial statements, the pro forma consolidated financial statements do not include consolidated statement of cash flows, the pro forma consolidated statement of changes in equity and the Company’s separate financial statements, nor do they disclose notes to the financial statements, such as risks related to financial instruments, undertaking, capital management and segment reporting; the shareholders’ equity in the pro forma consolidated statement of assets and liabilities is presented as “equity attributable to equity holders of the Company “and “non-controlling interests”, and no longer divided into breakdown items including “share capital”, “other equity instruments”, “capital reserve”, “other comprehensive income”, “surplus reserve”, “general risk reserve” and “retained profits”.

6.	In these pro forma consolidated financial statements, the significant transactions and balances between the Company and its subsidiaries and Haitong Securities and its subsidiaries during the relevant period and the balance sheet date are eliminated, in line with the aforesaid business structure on the assumption that the Transaction is completed.

7.	Transaction costs and various taxes that may be incurred due to the Asset Restructuring are not reflected in these pro forma consolidated financial statements.

– III-16 –

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INFORMATION OF THE ENLARGED GROUP

8.	According to the transaction proposal, the raising of ancillary funds will be underpinned by the merger by absorption and share exchange, while the merger by absorption and share exchange will be not premised on the successful raising of ancillary funds, and thus, the success of the raising of ancillary funds shall not affect the implementation of the merger by absorption and share exchange. In these pro forma consolidated financial statements, the effects of the raising of ancillary funds in the transaction proposal are not taken into account.

Except for the above items, these pro forma consolidated financial statements are prepared in accordance with the accounting policies described in Note IV. These accounting policies are in accordance with the requirements of Accounting Standards for Business Enterprises, which are also referred to as China Accounting Standards (“CAS”), issued by the Ministry of Finance (“MOF”) of the People’s Republic of China.

The Transaction is subject to the approval by the general meetings of the Company and Haitong Securities and the approval, authorisation, registration or consent by relevant regulatory authorities. The resolution on the Merger and Share Exchange and the raising of ancillary funds finally approved or the actual effective and executed transaction agreement, the fair value of the issued shares on the actual acquisition date and the fair value of the identifiable net assets of Haitong Securities may differ from the assumptions used in the preparation of these pro forma consolidated financial statements. The Group’s related assets and liabilities, including goodwill, will be reflected in the actual accounting treatment after the completion of the Transaction.

The basis for preparation of these pro forma consolidated financial statements has inherent limitations that may affect the reliability of the information and may not present truly the consolidated financial position of the Group as of 30 September 2024 and 31 December 2023, and the consolidated operating results for the nine-month period ended 30 September 2024 and for the year 2023, assuming the transaction in Note II above had been completed on 1 January 2023.

IV.	SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

1.	Accounting period

The Group’s accounting period is from 1 January to 31 December of the calendar year. The accounting period for the financial information contained in these pro forma consolidated financial statements is from 1 January 2023 to 30 September 2024.

2.	Functional currency

The functional currency of the Group and the currency used in the preparation of these financial statements are both RMB. Unless otherwise specified, all units are expressed in RMB.

The functional currency of the Group’s subsidiaries, joint ventures and associates is selected based on economic environment where they operate, and translated into RMB for the purpose of preparing the financial statements.

3.	The accounting treatment for business combinations under common control and business combinations not under common control

A transaction constitutes a business combination when the Group obtains control of one or more entities (or a group of assets or net assets) which meet the definition of a business. Business combination is classified as either business combinations under common control or business combinations not under common control.

For a transaction not under common control, the acquirer may elect to apply the simplified assessment method, the concentration test, to determine whether an acquired set of assets constitutes a business. If the concentration test is met, the set of assets is determined not to be a business. If the concentration test is not met, the acquirer shall perform the assessment according to the guidance on the determination of a business.

When the set of assets the Group acquired does not constitute a business or net assets, acquisition costs should be allocated to each identifiable assets and liabilities on the basis of their relative fair values at the date of acquisition. The accounting treatments for business combinations described below are not applied.

– III-17 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(1)	Business combinations under common control

A business combination under common control is a business combination in which all of the combining enterprises are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The assets acquired and liabilities assumed are measured at the carrying amounts as recorded in the consolidated financial statements of the ultimate controlling party at the combination date. The sharing of the difference between the carrying amount of the net assets acquired and the carrying amount of consideration paid for the combination (or the total par value of shares issued) is adjusted to share premium in the capital reserve. If the balance of share premium in capital reserve is insufficient, any excess is offset with the surplus reserve and then the retained profits. Any costs directly attributable to the combination are recognised in profit or loss for the current period when occurred. The combination date is the date on which one combining enterprise effectively obtains control of the other combining enterprises.

(2)	Business combinations not under common control

A business combination not under common control is a business combination in which all of the combining entities are not ultimately controlled by the same party or parties both before and after the business combination. Where the aggregate of the fair value at the acquisition date of assets transferred (including the acquirer’s previously-held equity interest in the acquiree), liabilities incurred or assumed, and equity securities issued by the Group as the purchaser to obtain control of the acquiree and the acquirer’s interest in the fair value at the acquisition date of the acquiree’s identifiable net assets, the difference is recognised as goodwill, if positive (see Note IV.18), or recognised in profit or loss for the current period, if negative, after taking into consideration of the related deferred tax effects. Acquisition-related costs arising from the business combination are recognised in profit or loss for the current period. The acquiree’s identifiable assets, liabilities and contingent liabilities, if satisfying the recognition criteria, are recognised by the Group at their fair value at the acquisition date. The acquisition date is the date on which the acquirer effectively obtains control of the acquiree.

4.	Judging criteria for control and preparation of consolidated financial statements

(1)	General principles

The scope of consolidated financial statements is based on control and comprises the Company and its subsidiaries. Control exists when the Group has all of following: power over the investee; exposure, or rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial position, financial performance and cash flows of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Intra-group transactions and balances, and any unrealised profit or loss arising from intra-group transactions, are eliminated on consolidation. Unrealised losses resulting from intra-group transactions are recognised in full if there is evidence that the losses are the relevant asset impairment losses.

(2)	Subsidiaries acquired through a business combination

Where a subsidiary was acquired through a business combination under common control, the financial statements of the subsidiary are included in the consolidated financial statements based on the carrying amounts of the assets and liabilities of the subsidiary in the financial statements of the ultimate controlling party as if the combination had occurred at the date that the ultimate controlling party first obtained control. The opening balances and the comparative figures of the consolidated financial statements are also restated.

Where a subsidiary was acquired through a business combination not under common control, the identifiable assets and liabilities of the acquired subsidiary are included in the scope of consolidation from the date that control commences, based on the fair value of those identifiable assets and liabilities at the acquisition date.

(3)	Disposal of subsidiaries

When the Group loses control of a subsidiary, any resulting disposal gains or losses are recognised as investment income for the current period. The remaining equity investment is remeasured at its fair value at the date when control is lost. Any resulting gains or losses are also recognised as investment income for the current period.

– III-18 –

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INFORMATION OF THE ENLARGED GROUP

(4)	Changes in non-controlling interests

Where the Company acquires a non-controlling interest from a subsidiary’s non-controlling shareholders, the difference between the investment cost and the newly acquired interest in the subsidiary’s net assets is adjusted to the capital reserve (share premium) in the consolidated balance sheet. Where the Company partially disposes an investment of a subsidiary without losing control, the difference between the amount of the consideration and the corresponding share of the net asset in the subsidiary is adjusted to the capital reserve (share premium) in the consolidated balance sheet. If the balance of capital reserve (share premium) is insufficient, any excess is offset with the surplus reserve and then the retained profits.

5.	Determination of cash and cash equivalents

Cash and cash equivalents comprise cash on hand, deposits that can be readily withdrawn on demand, and short-term highly liquid investments that are readily convertible into known amounts of cash and are subject to an insignificant risk of changes in value.

6.	Foreign currency transactions and translation of foreign currency financial statements

When the Group receives capital in foreign currencies from investors, the capital is translated to RMB at the spot exchange rate at the date of the receipt. Other foreign currency transactions are, on initial recognition, translated to RMB at the spot exchange rate on the dates of the transactions.

Monetary items denominated in foreign currencies are translated to RMB at the spot exchange rate at the balance sheet date. The resulting exchange differences are recognised in profit or loss, except those arising from the principals and interests on foreign currency borrowings specifically for the purpose of acquisition, construction of qualifying assets for capitalisation (see Note IV. 16) and exchange differences related to hedging instruments for the purpose of hedging against foreign currency risks are accounted for using hedge accounting. Non-monetary items denominated in foreign currencies that are measured at historical cost are translated using the spot exchange rate ruling at the transaction dates. Non-monetary items denominated in foreign currencies that are measured at fair value are translated using the spot exchange rate on the date of fair value determination. The resulting exchange differences are recognised in profit or loss, except for the differences arising from the re-translation of equity investments at fair value through other comprehensive income, which are recognised in other comprehensive income.

When translating the financial statements of overseas operations, the assets and liabilities items in the balance sheet are translated at the spot exchange rate on the balance sheet date. The translation differences of the equity items other than retained profits and other comprehensive income are translated using the spot exchange rate at the time of occurrence. Income and expense items in the income statement are translated using the approximate exchange rate of the spot exchange rate on the transaction date. The translation difference in the foreign currency financial statements resulting from the above conversion is shown in other comprehensive income. When disposing overseas operations, the foreign currency translation differences should be transferred from other comprehensive income to gains or losses of disposal.

7.	Financial instrument

Financial instruments refer to contracts that create financial assets for one party and financial liabilities or equity instruments for another party.

(1)	Recognition and initial measurement of financial assets and financial liabilities

A financial asset or financial liability are recognised in the balance sheet when the Group becomes a party to the contractual provisions of a financial instrument.

Financial assets and financial liabilities is measured initially at fair value. For financial assets and financial liabilities at fair value through profit or loss, any related directly attributable transaction costs are charged to profit or loss; for other categories of financial assets and financial liabilities, any related directly attributable transaction costs are included in their initial costs. Accounts receivable without a significant financing component or contained in contract over 1 year with a significant financing component is initially measured at the transaction price according to accounting policy in Note IV.25.

– III-19 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(2)	Classification and subsequent measurement of financial assets

(a)	Classification of financial assets of the Group

According to the business model under which the financial asset is managed and the contractual cash flow characteristics, the financial assets are classified to three categories at initial recognition: measured at amortised cost, at fair value through other comprehensive income (FVOCI) and at fair value through profit or loss (FVTPL).

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortised cost if it meets both of the following conditions and is not designated as at FVTPL by the Group:

–	it is held under a business model whose objective is to hold assets to collect contractual cash flows;

–	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

–	it is held under a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets;

–	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably designate it as financial assets at FVOCI. This designation is made on an investment-by-investment basis and the relevant investment meets the definition of equity instrument from the perspective of the issuer.

All financial assets not classified as measured at amortised cost or FVOCI as described above are measured at FVTPL. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortised cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

The business model refers to how the Group manages its financial assets in order to generate cash flows. That is, the Group’s business model determines whether cash flows will result from collecting contractual cash flows, selling financial assets or both. The Group determines the business model for managing the financial assets according to the facts and based on the specific business objective for managing the financial assets determined by the Group’s key management personnel.

The Group assesses the contractual cash flow characteristics of financial assets to determine whether the contractual cash flows arising from the relevant financial assets on specific dates are solely payments of principal and interest on the principal amount outstanding. For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs, as well as a profit margin. In addition, the Group evaluates contractual terms that may result in changes in the timing or amount of contractual cash flows of financial assets to determine whether they meet the above-mentioned contractual cash flow characteristics requirements.

(b)	Subsequent measurement of financial assets of the Group

Financial assets at FVTPL

Subsequent to initial recognition, these financial assets are subsequently measured at fair value. Gains and losses, including any interest or dividend income, are recognised in profit or loss unless the financial assets are part of a hedging relationship.

– III-20 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Financial assets at amortised cost

Subsequent to initial recognition, these financial assets are measured at amortised cost using the effective interest method. A gain or loss on a financial asset that is measured at amortised cost and is not part of a hedging relationship shall be recognised in profit or loss when the financial asset is derecognised, reclassified, or amortised or recognised as impaired using the effective interest method.

Debt investments at FVOCI

Subsequent to initial recognition, these financial assets are subsequently measured at fair value. Interest calculated using the effective interest method, impairment losses or gains and foreign exchange gains and losses are recognised in profit or loss. Other gains and losses are recognised in other comprehensive income. On derecognition, gains and losses accumulated in other comprehensive income are reclassified to profit or loss.

Equity investments designated as at FVOCI

Subsequent to initial recognition, these assets are subsequently measured at fair value. Dividends are recognised as income in profit or loss. Other gains and losses are recognised in other comprehensive income. On derecognition, gains and losses accumulated in other comprehensive income are reclassified to retained earnings.

(3)	Classification and subsequent measurement of financial liabilities

The Group classifies financial liabilities into financial liabilities measured at FVTPL or amortised cost.

Financial liabilities at FVTPL

These financial liabilities include financial liabilities held for trading (including derivatives that are financial liabilities) and financial liabilities designated as measured at FVTPL.

Subsequent to initial recognition, financial liabilities at FVTPL are subsequently measured at fair value and gains and losses, including any interest expense, are recognised in profit or loss, unless the financial liabilities are part of a hedging relationship.

Financial liabilities at amortised cost

Except for financial liabilities at FVTPL, financial liabilities formed by the transfer of financial assets that do not meet the conditions for derecognition or by continued involvement in transferred financial assets, financial guarantee contract and loan commitment, other financial liabilities are classified as financial liabilities at amortised cost, which are subsequently measured at amortised cost and the gains or losses arising from derecognition or amortisation are included in profit or loss.

Financial guarantee contracts

A financial guarantee contract is a contract that requires the issuer to make specified payments to reimburse the holder of the contract for a loss it incurs when a specified debtor fails to make payment when due in accordance with the original or modified terms of a debt instrument. Subsequent to initial recognition, financial liabilities that are not designated as at FVTPL or financial guarantee contracts of the financial liabilities arising from the transfer of financial assets that does not meet the derecognition criteria or those arising from continuing involvement in the transferred financial assets are measured at the higher of: amount of provision for losses; and the amount initially recognised less cumulative amortisation amount determined according to relevant regulations in revenue standards.

– III-21 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(4)	Offset

The financial assets and financial liabilities are presented separately in the balance sheet and are not offset against each other. However, they are presented in the balance sheet in net amounts after offsetting against each other if the following conditions are met:

–	The Group has a legal right to offset the recognised amounts and such legal right is currently enforceable;

–	The Group plans to settle on a net basis, or to realise the financial asset and settle the financial liability at the same time.

(5)	Derecognition of financial assets and financial liabilities

When one of the following conditions is met, the Group derecognised the financial assets:

–	The contractual rights to the cash flows from the financial asset expire;

–	The financial assets have been transferred and the Group transfers substantially all risks and rewards relating to ownership of financial assets to the transferee;

–	The financial assets have been transferred to the transferee, and the Group has not retained its control of the financial assets, although the Group neither transfers nor retains all risks and rewards of ownership of the financial assets.

In the case where the financial asset as a whole qualify for the de-recognition conditions, the difference between the following two amounts shall be recognised in the profit or loss for the period by the Group:

–	The carrying amount of the financial assets transferred as at the date of derecognition;

–	The sum of the consideration received from the transfer, and the portion of de-recognition corresponding to the accumulated change amount of fair value originally recorded directly in other comprehensive income (in the case where the financial assets involved in the transfer are debt investments at fair value through other comprehensive income).

Financial liability (or part of it) is derecognised by the Group when and only when the obligation specified in the contract is discharged.

(6)	Impairment

The Group recognises loss allowances on financial assets measured at amortised cost, debt investments measured at FVOCI, lease receivables and commitments to loans on financial liabilities not at FVTPL and financial guarantee contracts not measured at FVTPL and recognises related loss provisions based on expected credit loss.

For the receivables, contract assets and lease receivables arising from lease transactions that do not contain significant financing components, the Group uses simplified measurement methods to measure loss provisions based on lifetime expected credit losses. Generally, the Group measures loss provisions based on the combination of credit risk characteristics. If the credit risk characteristics of a customer are significantly different from those of other customers in the portfolio, or if the customer’s credit risk characteristics change significantly, the provisions for losses on the receivables from the customer will be made individually.

Other than the above financial assets using the simplified measurement methods, the Group assesses whether the credit risk of financial assets has increased significantly since the initial recognition at each balance sheet date. If the credit risk has not increased significantly since the initial recognition, and is under Stage 1, the Group measures the loss provisions according to the amount equivalent to the expected credit loss during the next twelve-month period, and calculates the interest income based on book balances and effective interest rates; if the credit risk has increased significantly after the initial recognition, but has not been credit-impaired and is under Stage 2, the Group measures the loss provisions according to the amount equivalent to the lifetime expected credit losses, and calculates the interest income based on book balances and effective interest rates; if it has been credit-impaired after the initial recognition and is under Stage 3, the Group measures the loss provisions according to the amount equivalent to the lifetime expected credit losses, and calculates the interest income based on amortised cost and effective interest rates. For financial instruments with only a low credit risk on the balance sheet date, the Group assumes that its credit risk has not increased significantly since the initial recognition.

– III-22 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Significant increase in credit risk

At each balance sheet date, the Group assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. When making the assessment, the Group considers reasonable and supportable information that is available without undue cost or effort, including qualitative and quantitative analyses based on historical data, internal and external credit risk ranking, and forward-looking information. The Group compares the risk of a default occurring on the financial instrument as at the balance sheet date with the risk of a default occurring on the financial instrument as at the date of initial recognition, on either an individual basis or a collective basis for the underlying portfolio of financial instruments with similar credit risk characteristics, to determine the change in the risk of a default occurring over the expected life of the financial instrument.

Relevant considerations in assessing whether the credit risk on the financial instrument has increased significantly include: whether the probability of default has increased significantly at the reporting date since initial recognition, whether the borrower’s operating and financial condition has significant and adverse changes, whether the maintenance margin ratio has under a force liquidation level, whether the latest rating has under investment grade. Generally, the credit risk on a financial instrument is considered to have increased significantly when the contractual payment is more than or equal to 30 days past due regardless of the way in which the Group assesses significant increases in credit risk unless the Group has reasonable and supportable information that is available without undue cost or effort, that demonstrates that the credit risk has not increased significantly even after more than 30 days past due.

Credit-impaired financial asset

Credit impairment may be due to the combined effect of several events rather than a single discrete event. To determine whether a financial asset is credit-impaired, the Group considers one or more of the following both quantitative and qualitative indicators:

–	Financial assets are more than 90 days past due;

–	The collateral valuation falls short of the related loan amounts;

–	The latest ratings are in default grade;

–	Significant financial difficulty of the issuer or the borrower;

–	The disappearance of an active market for that financial asset because of financial difficulties;

–	The Company, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that would not otherwise be considered;

–	It is becoming probable that the borrower will enter bankruptcy or other financial reorganisation;

–	Other circumstances that show financial assets are credit-impaired.

Presentation for allowance of expected credit losses (ECLs)

ECLs are remeasured at each balance sheet date to reflect changes in the financial instrument’s credit risk since initial recognition. Any change in the ECL amount is recognised as an impairment loss and gain in profit or loss. Loss allowances for financial assets measured at amortised cost are deducted from the carrying amount of the financial asset as shown in the balance sheet. For debt investments that are measured at FVOCI, the loss allowance is recognised in other comprehensive income and not deducted from the carrying amount of the assets.

– III-23 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. A write-off constitutes a derecognition event. This generally occurs when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

Subsequent recoveries of an asset that was previously written off are recognised as a reversal of impairment loss in profit or loss in the period in which the recovery occurs.

(7)	Equity instruments

Equity instruments issued by the Company are recorded in shareholders’ equity at the actual issue price, and the related transaction costs are deducted from shareholders’ equity (capital surplus). If the balance of share premium is insufficient, any excess is offset with the surplus reserve and then the retained profits. Consideration and transaction costs paid by the Company for repurchasing self-issued equity instruments are deducted from shareholders’ equity.

When the Company repurchases its own shares, those shares are treated as treasury shares. The entire repurchase expenditure is recorded as the cost of the treasury shares in the reference register. Treasury shares are excluded from profit distributions and are presented as a deduction from shareholders’ equity on the balance sheet.

When treasury shares are cancelled, the share capital should be reduced to the extent of the total par value of the treasury shares cancelled. Where the cost of the treasury shares cancelled exceeds the total par value, the excess is deducted from capital reserve (share premium), surplus reserve and retained earnings sequentially. If the cost of treasury shares cancelled is less than the total par value, the difference is credited to the capital reserve (share premium).

When treasury shares are disposed of, any excess of proceeds above cost is recognised in capital reserve (share premium); otherwise, the shortfall is deducted against capital reserve (share premium), surplus reserve and retained earnings sequentially.

(8)	Convertible instruments

Convertible instruments containing an equity component

Convertible instruments issued by the Group that can be converted to equity instruments of the Group, where a fixed number of equity instruments is issued in exchange for a fixed amount of consideration at the time of conversion, are accounted for as compound financial instruments containing both liability and equity components.

The initial carrying amount of a compound financial instrument is allocated to its liability and equity components. The Group first determines the fair value of the liability component which includes the fair value of any embedded derivatives other than the equity component. The amount allocated to the equity component is the residual amount after deducting the fair value of the liability component from the fair value of the entire compound instrument. Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds.

Subsequent to initial recognition, the liability component is measured at amortised cost using the effective interest method, unless it is designated upon recognition as measured at fair value through profit or loss. The equity component is not re-measured.

If the convertible instrument is converted, the liability component is transferred to equity and the equity component remains as equity, both of which are transferred to the relevant captions in equity. If the convertible instrument is redeemed, the consideration paid for the redemption and the transaction costs that relate to the redemption are allocated to the equity and liability components. The method used to allocate the consideration and transaction costs is consistent with that used for the issue of the convertible instrument. After allocating the consideration and transaction costs, the relevant difference between the allocated amount and carrying amount of the equity component is recognised in equity, and the relevant difference between the allocated amount and carrying amount of the liability component is recognised in profit and loss.

– III-24 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Other convertible instruments not containing an equity component

For other convertible instruments issued by the Group which do not contain an equity component, at initial recognition, the derivative component is measured at fair value, and the remainder of proceeds is recognised as the host liability component.

Subsequent to initial recognition, the derivative component is measured at fair value, and gains or losses arising from changes in fair value are included in current profit or loss. The host liability component is measured at amortised cost using the effective interest rate method.

Upon conversion, the carrying amounts of the host liability components and derivative are transferred to the relevant captions in equity. If the instrument is redeemed, any difference between the redemption amount paid and the carrying amounts of both components is recognised in profit or loss.

(9)	Preference shares and perpetual bonds

At initial recognition, preference shares and perpetual bonds issued by the Group or their components are classified as financial assets, financial liabilities or equity instruments based on their contractual terms and economic substance with reference to the definition of financial assets, financial liabilities and equity instruments.

Preference shares and perpetual bonds issued containing both equity and liability components are accounted for using the accounting policy for convertible instruments containing an equity component. Preference shares and perpetual bonds issued not containing an equity component are accounted for using the accounting policy for other convertible instruments not containing an equity component.

Preference shares and perpetual bonds issued by the Group that should be classified as equity instruments are recognised in equity based on the actual proceeds received. Any distribution of dividends or interests during the instruments’ duration is treated as profit appropriation. When the preference shares and perpetual bonds are redeemed according to the contractual terms, the redemption amount is recognised as a deduction from equity.

8.	Financial assets held under resale agreements and financial assets sold under repurchase agreements

Financial assets held under resale agreements and financial assets sold under repurchase agreements are recorded as the amount actually paid or received when the transactions occurred, and are recognised in the balance sheet. The underlying assets of the agreements to resell are recorded off balance sheet, while the underlying assets of the repurchase agreements continue to be recorded in the balance sheet.

The bid and ask spread of the assets purchased under agreements to resell and assets sold under repurchase agreements are recognised using effective interest rate method as interest income and interest expense during the reselling or repurchasing period.

9.	Accounting methods for deposits held for brokerage customers

Accounts payable to brokerage customers are all deposited in the bank accounts designated by the Group. The Group recognises the funds as liabilities for settlement to the customers.

The Group executes trade orders through stock exchanges on behalf of the customers. If the total amount of purchased securities exceeds that of sold securities, accounts payable to brokerage customers decrease by the difference on the settlement date in addition to the withholding stamp duty and commission receivable from customers. If the total amount of sold securities exceeds that of purchased securities, accounts payable to brokerage customers increase by the difference on the settlement date after deducting the withholding stamp duty and commission receivable from customers.

The Group’s client margin and the Group’s own assets are managed independently of each other and separately in accordance with the Supervision and Regulation of Futures Companies. Client margin refers to the funds deposited by clients engaging in futures transactions with the Company. The Group has opened a special account for margin with a designated settlement bank for the purpose of depositing client margin.

The funds in the special account for clients’ margin are centrally allocated by the Group’s head office, and branch offices are not authorised to allocate funds.

– III-25 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

10.	Margin financing and securities lending services

The Group engages in margin financing and securities lending services, which refer to the lending of funds to customers for purchase of securities, or lending of securities by the Group to customers for short-selling of securities, for which the customers provide the Group with collateral.

Margin financing services

The Group lends funds to customers, creating a debt receivable from the customer. Commission is recognised as interest income according to the margin financing and securities lending agreement.

Securities lending services

The Group lends securities held or incorporated by it to their customers with agreed expiry dates and interest rates, and the same amount of similar securities received on the expiry date. Commission is recognised as interest income according to the margin financing and securities lending agreement. The securities financed by this operation do not meet the conditions for derecognition and continue to be recognised as such financial assets. For the incorporated securities, the securities are not recognised because the main benefits or risks are not enjoyed or borne by the Company.

The Group has made an impairment provision for the margin financing and securities lending services at the balance sheet date using the expected credit loss model as detailed in Note IV. 7(6).

11.	Inventories

Inventories include, among other things, merchandise in stock. Inventories are initially measured at cost. On delivery, the actual costs of inventories are determined using the specific identification method.

At the balance sheet date, inventories are measured at the lower of cost and net realisable value. If the cost of inventories is higher than the net realisable value, a provision for decline in value of inventories is recognised in profit or loss. If factors that previously resulted in the provision for decline in value of inventories no longer exist and the net realisable value of the inventories is higher than its carrying amount, the amount of the write-down is reversed. The reversal is limited to the amount originally provided for the provision for the decline in value of inventories, and is recognised in profit or loss of the current period.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion, the estimated costs necessary to make the sale and relevant taxes. Provision is considered on an individual basis for all inventories.

12.	Long-term equity investments

(1)	Investment cost of long-term equity investments

(a)	Long-term equity investments acquired through a business combination

–	The initial investment cost of a long-term equity investment in subsidiaries acquired through a business combination under common control is the Company’s share of the carrying amount of the merged party’s equity in the consolidated financial statements of the ultimate controlling party at the combination date. The difference between the initial investment cost of a long-term equity investment and the carrying amount of the consideration paid is adjusted to the share premium in the capital reserve. If the balance of the share premium in the capital reserve is insufficient, any excess is offset with the surplus reserve and then the retained profits.

–	For a long-term equity investment in subsidiaries acquired through a business combination not under common control, the initial investment cost is the fair value of assets transferred, liabilities incurred or assumed, and equity securities issued by the Company, in exchange for the right of control over the acquiree on the acquisition date.

(b)	Long-term equity investments acquired other than through a business combination

–	For long-term equity investments acquired other than through a business combination, at initial recognition, for long-term equity investment acquired by payment in cash, the initial investment cost shall be the purchase price actually paid; for long-term equity investments acquired by issuing equity securities, the initial investment cost shall be the fair value of the equity securities issued.

– III-26 –

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INFORMATION OF THE ENLARGED GROUP

(2)	Subsequent measurement and recognition of gains and losses of long-term equity investments

(a)	Investments in subsidiaries

In the Company’s separate financial statements, long-term equity investments in subsidiaries are accounted for using the cost method for subsequent measurement unless the investment is classified as held for sale (see Note IV. 32). Except for cash dividends or profit distributions declared but not yet distributed that have been included in the price or consideration paid in obtaining the investments, the Company recognises its share of the cash dividends or profit distributions declared by the investee as investment income for the current period.

The investments in subsidiaries are stated in the balance sheet at cost less provision for impairment.

For the impairment test and provisioning of the investments in subsidiaries, please refer to Note IV. 20.

In the Group’s consolidated financial statements, investments in subsidiaries are accounted for in accordance with the policies described in Note IV. 4.

(b)	Investments in joint ventures and associates

A joint venture is an arrangement whereby the Group and other parties have joint control (see Note IV. 12(3)) and rights to the net assets of the arrangement.

An associate is an enterprise over which the Group has significant influence (see Note IV. 12(3)).

Long-term equity investments in a joint venture or an associate are accounted for using the equity method for subsequent measurement, unless the investment is classified as held for sale (see Note IV. 32).

The accounting treatments under the equity method adopted by the Group are as follows:

–	Where the initial investment cost of a long-term equity investment exceeds the Group’s interest in the fair value of the investee’s identifiable net assets at the date of acquisition, the investment is initially recognised at cost. Where the initial investment cost of a long-term equity investment is less than the Group’s interest in the fair value of the investee’s identifiable net assets at the date of acquisition, the investment is initially recognised at the investor’s share of the fair value of the investee’s identifiable net assets, and the difference is recognised in profit or loss.

–	After the acquisition of the investment in a joint venture or an associate, the Group recognises its share of the investee’s net profits or losses and other comprehensive income as investment gains or losses and other comprehensive income respectively, and adjusts the carrying amount of the long-term equity investment accordingly. Once the investee declares any cash dividends or profit distributions, the carrying amount of the long-term equity investment is reduced by that amount attributable to the Group.

–	In calculating its share of the investee’s net profits or losses, other comprehensive income and other changes in owners’ equity, the Group recognises investment income and other comprehensive income after making appropriate adjustments to align the accounting policies or accounting periods with those of the Group based on the fair value of the investee’s identifiable net assets at the date of acquisition. Unrealised profits and losses resulting from transactions between the Group and its associates or joint ventures are eliminated to the extent of the Group’s interest in the associates or joint ventures under the equity method. Unrealised losses resulting from transactions between the Group and its associates or joint ventures are recognised in full if there is evidence that the losses are the relevant asset impairment losses.

–	The Group discontinues recognising its share of net losses of the investee after the carrying amount of the long-term equity investment and any long-term interest that in substance forms part of the Group’s net investment in the joint venture or associate is reduced to zero, except to the extent that the Group has an obligation to assume additional losses. If the joint venture or associate subsequently reports net profits, the Group resumes recognising its share of those profits only after its share of the profits equals the share of losses not recognised.

For the impairment test and provisioning of the investments in joint ventures and associates, refer to Note IV. 20.

– III-27 –

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INFORMATION OF THE ENLARGED GROUP

(3)	Criteria for determining the exercise of joint control or significant influence over an investee

Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities (activities with significant influence on the returns of the arrangement) require the unanimous consent of the parties sharing control.

The following factors are usually considered when assessing whether the Group can exercise joint control over an investee:

–	Whether no single participant party is in a position to control the investee’s related activities unilaterally;

–	Whether strategic decisions relating to the investee’s related activities require the unanimous consent of the parties sharing control.

Significant influence is the power to participate in the financial and operating policy decisions of an investee but does not have control or joint control over those policies.

13.	Investment properties

Investment properties are properties held either to earn rental income or for capital appreciation or for both. Investment properties are accounted for using the cost model and stated in the balance sheet at cost less accumulated depreciation, amortisation and provision for impairment. The cost of investment properties, less its estimated net residual value and accumulated provision for impairment, is depreciated using the straight-line method over its useful life, unless the investment properties are classified as held for sale (see Note IV. 32). For the impairment test and provisioning of the investment properties, refer to Note IV. 20.

	Estimated useful life	Estimated net residual value rate	Annual depreciation rate
Buildings	30-42 years	4.0%-5.0%	2.26%-3.20%

14.	Fixed assets

(1)	Recognition criteria for fixed assets

Fixed assets represent the tangible assets held by the Group for operation and administration purposes with useful lives over one accounting year.

The initial cost of a purchased fixed asset comprises the purchase price, related taxes, and any directly attributable expenditure for bringing the asset to working condition for its intended use. The initial cost of self-constructed fixed assets is measured in accordance with the policy set out in Note IV. 15.

Where the parts of an item of fixed assets have different useful lives or provide benefits to the Group in a different pattern thus necessitating the use of different depreciation rates or methods, each part is recognised as a separate fixed asset.

Any subsequent costs including the cost of replacing part of an item of fixed assets are recognised as assets when it is probable that the economic benefits associated with the costs will flow to the Group, and the carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of fixed assets are recognised in profit or loss as incurred.

Fixed assets are stated in the balance sheet at cost less accumulated depreciation and provision for impairment.

(2)	Depreciation of fixed assets

The cost of a fixed asset, less its estimated net residual value and accumulated provision for impairment, is depreciated using the straight-line method over its useful life, unless the fixed asset is classified as held for sale (see Note IV. 32).

– III-28 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

The useful lives, residual value rates and annual depreciation rates of each class of fixed assets are as follows:

	Useful life	Residual value rate	Annual depreciation rate
Buildings	30-42 years	3.0%-5.0%	2.26%-3.23%
Machinery and equipment	5-11 years	3.0%-10.0%	8.18%-19.40%
Electronic communication equipment	2-9 years	0.0%-10.0%	10.00%-50.00%
Motor vehicles	3-10 years	3.0%-10.0%	9.00%-32.33%
Fixed assets held under operating lease (Note)	18-25 years	15.0%	3.40%-4.72%
Other equipment	3-10 years	4.0%-5.0%	9.50%-32.00%

Note:	The fixed assets held under operating lease are aircraft, which are used by subsidiaries to carry out operating lease business. The subsidiaries determine the depreciation method, depreciation life and estimated net residual value based on the aircraft model and other actual conditions.

Useful lives, estimated net residual value and depreciation methods of fixed assets are reviewed at least at each year-end, and are adjusted when necessary.

(3)	For the impairment test and provisioning of the fixed assets, refer to Note IV. 20.

(4)	Disposal of fixed assets

The carrying amount of a fixed asset is derecognised:

–	when the fixed asset is on disposal; or

–	when no future economic benefit is expected to be generated from its use or disposal.

Gains or losses arising from the retirement or disposal of an item of fixed asset are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognised in profit or loss on the date of retirement or disposal.

15.	Construction in progress

The cost of self-constructed fixed assets includes the cost of materials, direct labour, capitalised borrowing costs (see Note IV. 16), and any other costs directly attributable to bringing the asset to working condition for its intended use.

A self-constructed fixed asset is included in construction in progress before it is transferred to the fixed asset when it is ready for its intended use. No depreciation is provided against construction in progress.

The criteria and timing for each type of construction in progress to be transferred to fixed assets are as follows:

	Timing	Criteria
Housing decoration project and equipment modification	Ready for its intended use	Ready for its intended use

Construction in progress is stated in the balance sheet at cost less provision for impairment (see Note IV. 20).

16.	Borrowing costs

Borrowing costs incurred directly attributable to the acquisition or construction of a qualifying asset are capitalised as part of the cost of the asset. Other borrowing costs are recognised as financial expenses when incurred.

– III-29 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

During the capitalisation period, the amount of interest (including amortisation of any discount or premium on borrowing) to be capitalised in each accounting period is determined as follows:

–	Where funds are borrowed specifically for the acquisition or construction of a qualifying asset, the amount of interest to be capitalised is the interest expense calculated using effective interest rates during the period less any interest income earned from depositing the borrowed funds or any investment income on the temporary investment of those funds before being used on the asset.

–	To the extent that the Group borrows funds generally and uses them for the acquisition or construction of a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the weighted average of the excess amounts of cumulative expenditures on the asset over the above amounts of specific borrowings. The capitalisation rate is the weighted average of the effective interest rates applicable to the general-purpose borrowings.

The effective interest rate is determined as the rate that exactly discounts estimated future cash flow through the expected life of the borrowing or, when appropriate, a shorter period to the initially recognised amount of the borrowings.

During the capitalisation period, exchange differences related to the principal and interest on a specific- purpose borrowing denominated in foreign currency are capitalised as part of the cost of the qualifying asset. The exchange differences related to the principal and interest on foreign currency borrowings other than specific-purpose borrowings are recognised as a financial expense in profit or loss when incurred.

The capitalisation period is the period from the date of commencement of capitalisation of borrowing costs to the date of cessation of capitalisation, excluding any period over which capitalisation is suspended. Capitalisation of borrowing costs commences when expenditure for the asset and borrowing costs have been incurred and activities of acquisition or construction that are necessary to prepare the asset for its intended use are in progress, and ceases when the assets become ready for their intended use. Capitalisation of borrowing costs is suspended when the acquisition or construction activities are interrupted abnormally for a period of more than three months.

17.	Intangible assets

Intangible assets are stated in the balance sheet at cost less accumulated amortisation (where the estimated useful life is finite) and provision for impairment (see Note IV. 20). For an intangible asset with a finite useful life, its cost less estimated net residual value and accumulated provision for impairment is amortised over its estimated useful life, unless the intangible assets are classified as held for sale (see Note IV. 32).

The useful life of each intangible asset and its determination basis and amortisation methods are as follows:

	Useful life	Amortisation methods
Trading seat rights	Useful life uncertain	N/A
Software	3-10 years	Straight-line method
Land use right	10-50 years	Straight-line method
Data resources	3 years	Straight-line method
Others	5-10 years	Straight-line method

For an intangible asset with a finite useful life, the Group reviews the useful life and the amortisation methods at least at each year-end.

An intangible asset is regarded as having an indefinite useful life and is not amortised when there is no foreseeable limit to the period over which the asset is expected to generate economic benefits for the Group.

Expenditure during the research phase is expensed when incurred. Expenditure during the development phase is capitalised if development costs can be measured reliably, the product or process is technically and commercially feasible, and the Group intends to and has sufficient resources to complete the development. Capitalised development costs are stated in the balance sheet at cost less impairment losses (see Note IV. 20). Other development expenditure is recognised as an expense in the period in which it is incurred.

– III-30 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

18.	Goodwill

The initial cost of goodwill represents the excess of cost of acquisition over the acquirer’s interest in the fair value of the identifiable net assets of the acquiree under the business combination involving enterprises not under common control.

Goodwill is not amortised and is stated in the balance sheet at cost less accumulated provision for impairment (see Note IV. 20). On disposal of an asset group or a set of asset groups, any attributable goodwill is written off and included in the profit or loss.

19.	Long-term deferred expenses

The Group recognises expenses that have been incurred and have a benefit period of more than one year as long-term deferred expenses. Long-term deferred expenses are stated in the balance sheet at cost less accumulated amortisation and provision for impairment.

Long-term deferred expenses are amortised using the straight-line method within the benefit period. The respective amortisation periods for such expenses are as follows:

Amortisation period
Network and communication systems	5 years
Leasehold improvement fee	Remaining lease term or 5 years, whichever shorter

20.	Impairment of assets other than inventories and financial assets

The carrying amounts of the following assets are reviewed at each balance sheet date based on the internal and external sources of information to determine whether there is any indication of impairment:

–	Fixed assets

–	Construction in progress

–	Right-of-use assets

–	Intangible assets

–	Investment properties measured using a cost model

–	Long-term equity investments

–	Goodwill

–	Long-term deferred expenses, etc.

The Group conducts impairment tests on assets with signs of impairment and estimates the recoverable amount of the assets. In addition, the Group estimates the recoverable amounts of goodwill and intangible assets with an indefinite useful life at each year-end, irrespective of whether there is any indication of impairment. The carrying amount of goodwill is allocated to each asset group or set of asset groups, which is expected to benefit from the synergies of the combination for the purpose of impairment testing.

The recoverable amount of an asset (or asset group, set of asset groups, the same below) is the higher of its fair value (see Note IV. 21) less costs to disposal and its present value of the estimated future cash flows.

An asset group is composed of assets directly related to cash generation and is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or asset groups.

The present value of the estimated future cash flows of an asset is determined by discounting the future cash flows, estimated to be derived from the continuing use of the asset and from its ultimate disposal, to their present value using an appropriate pre-tax discount rate.

– III-31 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

If the estimation results of the recoverable amount indicate that the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is written down to the recoverable amount, and an impairment loss is recognised in profit or loss. A provision for impairment of the asset is recognised accordingly. Impairment losses related to an asset group or a set of asset groups, are allocated first to reduce the carrying amount of any goodwill allocated to the asset group or set of asset groups, and then to reduce the carrying amount of the other assets other than goodwill in the asset group or set of asset groups on a pro-rata basis. However, such allocation would not reduce the carrying amount of an asset below the highest of its fair value less costs to disposal (if measurable), its present value of the estimated future cash flows (if determinable) and zero.

Once an impairment loss of an asset is recognised, it is not reversed in a subsequent period.

21.	Fair value measurement

Unless otherwise specified, the Group measures fair value as follows:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When estimating fair value, the Group takes into account the characteristics of the particular asset or liability (including the condition and location of the asset and restrictions, if any, on the sale or use of the asset) that market participants would consider when pricing the asset or liability at the measurement date, and uses valuation techniques that are appropriate in the circumstances and for which sufficient data and other information are available to measure fair value. Valuation techniques mainly include the market approach, the income approach and the cost approach.

22.	Provisions

A provision is recognised for an obligation related to a contingency if the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

A provision is initially measured at the best estimate of the expenditure required to settle the related present obligation. Where the effect of the time value of money is material, provisions are determined by discounting the estimated future cash flows. Factors pertaining to a contingency such as the risks, uncertainties and time value of money are taken into account as a whole in reaching the best estimate. If there is a continuous range of required expenditure and the probability of various results within the range is the same, the best estimate shall be determined according to the middle value within the range. In other cases, the best estimates are treated as follows:

–	If the contingency involves a single item, it shall be determined according to the most likely amount.

–	If the contingency involves multiple items, it shall be determined according to various possible results and relevant probability calculations.

The Group reviews the carrying amount of a provision at the balance sheet date and adjusts the carrying amount to the current best estimate.

23.	Share-based payments

(1)	Types of share-based payments

Share-based payments are divided into equity-settled share-based payments and cash-settled share-based payments.

(2)	Accounting treatment of share-based payment plans

Equity-settled share-based payments

Where the Group uses shares or other equity instruments as consideration for services received from the employees, the payment is measured at the fair value of the equity instruments granted to the employees at the grant date. If the equity instruments granted do not vest until the completion of services for a period, or until the achievement of a specified performance condition, the Group recognises an amount at each balance sheet date during the vesting period based on the best estimate of the number of equity instruments expected to vest according to the newly obtained subsequent information of the changes of the number of the employees expected to vest the equity instruments. The Group measures the services received at the grant-date fair value of the equity instruments and recognises the costs or expenses as the services are received, with a corresponding increase in capital reserve.

– III-32 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

When the Group receives services, but has no obligation to settle the transaction because the relevant equity instruments are issued by the Company’s ultimate parent or its subsidiaries outside the Group, the Group also classifies the transaction as equity-settled share-based payments.

Cash-settled share-based payments

Where the Group receives services from employees by incurring a liability to deliver cash or other assets for amounts that are determined based on the price of shares or other equity instruments, the service received from employees is measured at the fair value of the liability incurred.

When the Group receives services and has the obligation to settle the transaction, but the relevant equity instruments are issued by the Company’s ultimate parent or its subsidiaries outside the Group, the Group classifies the transaction as cash-settled share-based payments.

24.	Customer asset management business

Customer asset management business refers to the business in which the Group is entrusted to operate and manage customer assets, including fund management business, single asset management business, collective asset management business and special asset management business.

The Group is entrusted to operate asset management business, which is calculated in accordance with securities investment funds, with independent accounts and independent accounting.

The Group recognises revenue that should be enjoyed by the Group based on the proportion stipulated in the contract.

25.	Revenue

Revenue is the gross inflow of economic benefit arising in the course of the Group’s ordinary activities when the inflows result in an increase in shareholders’ equity, other than an increase relating to contributions from shareholders.

Revenue is recognised when the Group satisfies the performance obligation in the contract by transferring the control over relevant goods or services to the customers.

Performance obligations are contractual commitments of the Group to transfer the distinct goods to customers. Goods committed to customers by the Group are clearly distinct if they meet the following conditions: firstly, customers can benefit from the goods themselves or from the use of the goods in conjunction with other readily available resources; secondly, the Group’s commitment to transfer the goods to the customer can be distinguished from other commitments in the contract.

Where a contract has two or more performance obligations, the Group determines the stand-alone selling price at contract inception of the distinct good or service underlying each performance obligation in the contract and allocates the transaction price in proportion to those stand-alone selling prices. The Group recognises as revenue the amount of the transaction price that is allocated to each performance obligation. The stand-alone selling price is the price at which the Group would sell a promised good or render service separately to a customer. If a stand-alone selling price is not directly observable, the Group shall consider all information that is reasonably available to the Group and maximise the use of observable inputs to estimate the stand-alone selling price.

The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. The Group recognises the transaction price only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Where the contract contains a significant financing component, the Group recognises the transaction price at an amount that reflects the price that a customer would have paid for the promised goods or services if the customer had paid cash for those goods or services when (or as) they transfer to the customer. The difference between the transaction price and the amount of promised consideration is amortised using an effective interest method over the contract term. The Group does not adjust the consideration for any effects of a significant financing component if it expects, at contract inception, that the period between when the Group transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

– III-33 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

The Group satisfies a performance obligation over time if one of the following criteria is met; or otherwise, a performance obligation is satisfied at a point in time:

–	The customer simultaneously obtains and consumes the economic benefits provided by the Group’s performance as the Group performs;

–	The customer is able to control goods in progress during the Group’s performance;

–	The goods generated during the Group’s performance have irreplaceable utilisation, and the Group is entitled to collect amounts of cumulative performance part which have been done up to now throughout the contract period.

For performance obligation satisfied over time, the Group recognises revenue over time by measuring the progress towards complete satisfaction of that performance obligation. When the outcome of that performance obligation cannot be measured reasonably, but the Group expects to recover the costs incurred in satisfying the performance obligation, the Group recognises revenue only to the extent of the costs incurred until such time that it can reasonably measure the outcome of the performance obligation.

For performance obligation satisfied at a point in time, the Group recognises revenue at the point in time at which the customer obtains control of relevant goods or services. To determine whether a customer has obtained control of goods or services, the Group considers the following indicators:

–	The Group has a present right to receive the amount for the goods or services;

–	The Group has transferred physical possession of the goods to the customer;

–	The Group has transferred the legal title of the goods or the significant risks and rewards of ownership of the goods to the customer;

–	The customer has accepted the goods or services.

The Group determines whether it is a principal or an agent, based on whether it obtains control of the specified good or service before that good or service is transferred to a customer. The Group is a principal if it controls the specified good or service before that good or service is transferred to a customer, and recognises revenue in the gross amount of consideration which it has received (or which is receivable). Otherwise, the Group is an agent, and recognises revenue in the amount of any commission or fee to which it expects to be entitled. The commission or fee is the net amount of consideration that the Group retains after paying the other party the consideration, or is determined according to the established amount or proportion.

For a change in the scope or price of a contract that is approved by the parties to the contract, the Group accounts for the contract modification according to the following situations:

–	If the addition of promised goods or services is distinct and the price of the contract increases by an amount of consideration that reflects stand-alone selling prices of the additional promised goods or services, the Group shall account for a contract modification as a separate contract;

–	If the above criteria are not met, and the remaining goods or services are distinct from the goods or services transferred on the date of the contract modification, the Group shall account for the contract modification as if it were a termination of the existing contract and the creation of a new contract;

–	If the above criteria are not met, and the remaining goods or services are not distinct from the goods or services transferred on the date of the contract modification, the Group shall account for the contract modification as if it were a part of the existing contract. The effect that the contract modification has on the revenue is recognised as an adjustment to revenue for the current period on the date of the contract modification.

A contract asset is the Group’s right to consideration in exchange for goods or services that it has transferred to a customer when that right is conditional on factors other than the passage of time. The Group recognises loss allowances for expected credit loss on contract assets (see Note IV. 7(6)). A receivable is the Group’s right to consideration that is unconditional (only the passage of time is required). A contract liability is the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

– III-34 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

The following are the details of the accounting policies regarding revenue from the Group’s principal activities:

(1)	Fee and commission income

The amount of fee and commission income is determined based on the fair value of the contract or agreement value received or receivable when the Group provides services in its daily operating activities.

The Group has fulfilled its performance obligations in the contract and recognised the relevant fee and commission income when customers obtain the control of the relevant goods or services:

(a)	Income from securities brokerage business

Fee income from securities brokerage business and futures brokerage business are recognised as revenue on the trading day.

(b)	Income from investment banking business

Underwriting income is recognised as revenue when the Group completes its performance obligations in the underwriting contract.

According to the terms of the contract, sponsorship income is recognised as revenue in the process of the Group fulfilling its performance obligations, or at the point when the performance obligations are completed.

(c)	Income from asset management and fund management business

According to the terms of the contract, the income from the asset management business of entrusted customers and the income from fund management are recognised as revenue for the current period in the process of the Group fulfilling its performance obligations according to the income calculation method agreed in the contract or agreement, to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur.

26.	Contract costs

Contract costs include the incremental cost of obtaining a contract with a customer and the cost to fulfil a contract with a customer.

Incremental cost of obtaining a contract refers to the cost which will not be incurred by the Group had the contract had not been obtained, such as sales commission. If the incremental cost is expected to be recoverable, it will be the cost of obtaining a contract and recognised as an asset of the Group. Other expenses incurred by the Group to obtain a contract (excluding the incremental cost expected to be recoverable) are included in profit or loss for the period as incurred.

27.	Employee benefits

(1)	Short-term employee benefits

In the accounting period when employees render services, the Group recognises employees’ salaries, bonuses, social security contributions such as medical insurance, work injury insurance, maternity insurance and housing provident fund, measured at the amount actually incurred or accrued at the applicable benchmarks and rates, as liabilities, with a corresponding charge to profit or loss or included in the cost of assets where appropriate.

(2)	Post-employment benefits – defined contribution plan

Pursuant to the relevant laws and regulations of the PRC, the Group participated in a defined basic pension insurance plan in the social insurance system established and managed by government organizations. The Group makes contributions to the basic pension insurance plan based on the applicable benchmarks and rates stipulated by the government. Contributions payable by the Group to the basic pension insurance plan are recognised as liabilities in the accounting period when employees render services, with a corresponding charge to profit or loss or included in the cost of assets where appropriate.

– III-35 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(3)	Post-employment benefits – defined benefit plan

The Group’s defined benefit plan refers to the post-employment benefit plan other than the defined contribution plan.

The Group ascribes the benefit obligations arising from the defined benefit plan to the period when the employees provide services, according to the formula determined based on the expected cumulative benefit unit method, and includes them in profit or loss or the cost of assets. The employee benefit cost incurred by the defined benefit plan is divided into the following components:

–	Service costs (including the service costs of the current and past periods and the gains and losses on settlements);

–	Net interest of net liabilities or net assets of the defined benefit plan (including interest income of assets in the plan, the interest cost of obligations under the defined benefit plan and the interest of the impact of the asset cap); and

–	Changes arising from re-measurement of net liabilities or net assets of the defined benefit plan.

The service costs and the net interest of net liabilities or net assets of the defined benefit plan shall be included in profit or loss or the cost of assets. Changes arising from re-measurement of net liabilities or net assets of the defined benefit plan (including actuarial gains or losses, return on assets in the plan deducting the amount included in the net interest of net liabilities or net assets of the defined benefit plan, changes in the impact of the asset cap deducting the amount included in the net interest of net liabilities or net assets of the defined benefit plan) shall be included in other comprehensive income.

(4)	Termination benefits

When the Group terminates the employment with employees before the employment contracts expire, or provides compensation under an offer to encourage employees to accept voluntary redundancy, a provision is recognised with a corresponding expense in profit or loss at the earlier of the following:

–	When the Group cannot unilaterally withdraw the offer of termination benefits because of an employment termination plan or a curtailment proposal;

–	When the Group has a formal detailed restructuring plan involving the payment of termination benefits and has raised a reasonable expectation in those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected by it.

(5)	Other long-term employee benefits

In the accounting period when employees render service, the Group shall accrue the special deferred rewards for employees according to the actual operation, which shall be recognised as liabilities and included in profit or loss or the cost of assets.

28.	Government grants

Government grants are non-reciprocal transfers of monetary or non-monetary assets from the government to the Group except for capital contribution from the government in the capacity as an investor in the Group.

A government grant is recognised when there is reasonable assurance that the grant will be received and that the Group will comply with the conditions attaching to the grant.

If a government grant is in the form of a transfer of a monetary asset, it is measured at the amount received or receivable. If a government grant is in the form of a transfer of a non-monetary asset, it is measured at fair value.

Government grants related to assets are grants whose primary condition is that the Group qualifying for them should purchase, construct or otherwise acquire long-term assets. A government grant related to an asset is offset against the carrying amount of the related asset.

– III-36 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Government grants related to revenue are grants other than those related to assets. A government grant related to assets is recognised as deferred income and amortised over the useful life of the related asset in a reasonable and systematic manner as other income or non-operating income. A government grant related to revenue that compensates the Group for expenses or losses to be incurred in the future is recognised as deferred income, and included in other income or non-operating income in the periods in which the expenses or losses are recognised, otherwise, the grant is included in other income or non-operating income directly.

29.	Income tax

Current tax and deferred tax are recognised in profit or loss for the period except to the extent that they relate to a business combination or items recognised directly in equity (including other comprehensive income).

Current tax is the expected tax payable calculated at the applicable tax rate on taxable income for the year, plus any adjustment to tax payable in respect of previous years.

At the balance sheet date, current tax assets and liabilities are offset only if the Group has a legally enforceable right to set them off and also intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

Deferred tax assets and deferred tax liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases, which include the deductible losses and tax credits carried forward to subsequent periods. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which deductible temporary differences can be utilised.

If a single transaction is not a business combination and neither accounting profit nor taxable income (or deductible loss) is affected at the time of the transaction, and the assets and liabilities initially recognised do not result in an equal amount of taxable temporary difference and deductible temporary difference, then the temporary difference arising from the transaction will not incur deferred income tax. Deferred tax is not recognised for taxable temporary differences arising from the initial recognition of goodwill.

At the balance sheet date, the carrying amount of deferred tax assets and liabilities is measured based on the expected method of recovery or settlement of the deferred tax assets and liabilities, using tax rates that are expected to be applied in the period when the asset is recovered or the liability is settled in accordance with tax laws.

The carrying amount of a deferred tax asset is reviewed by the Group at each balance sheet date. The carrying amount of a deferred tax asset will be reduced to the extent that it is no longer probable that sufficient taxable profit will be available in future periods to deduct the deferred tax asset. Such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

At the balance sheet date, deferred tax assets and deferred tax liabilities are offset if all the following conditions are met:

–	The taxable entity has a legally enforceable right to offset current tax assets and current tax liabilities;

–	They relate to income taxes levied by the same tax authority on either the same taxable entity; or different taxable entities which intend either to settle the current tax liabilities and current tax assets on a net basis, or to realise the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or deferred tax assets are expected to be settled or recovered.

– III-37 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

30.	Lease

The Group assesses at contract inception whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

To assess whether a contract conveys the right to control the use of an identified asset for a period of time, the Group shall assess whether:

–	the contract involves the use of identified assets. An asset is typically identified by being explicitly specified in a contract. However, an asset can also be identified by being implicitly specified at the time that the asset is made available for use by the customer and it is physically distinct. A capacity or other portion of an asset that is not physically distinct is not an identified asset, unless it represents substantially all of the capacity of the asset and thereby provides the customer with the right to obtain substantially all of the economic benefits from use of the asset. If the supplier has the substantive right to substitute the asset throughout the period of use, the asset cannot be treated as an identified asset;

–	the lessee has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use;

–	the lessee has the right to direct the use of the identified asset throughout the period of use.

Where the contract contains multiple lease components, the lessee and the lessor shall separate the lease components and account for each individual lease component separately. Where the contract includes both the lease and the non-lease component, the lessee and the lessor shall separate the lease and non-lease components. For a contract that contains lease and non-lease components, a lessee shall allocate the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components. The lessor allocates the consideration in the contract in accordance with the principles of transaction price allocation described in the accounting policy in Note IV. 25.

(1)	The Group as a lessee

At the commencement date of the lease, the Group recognises right-of-use assets and lease liabilities on leases. The right-of-use assets are initially measured at cost, including the initial measurement amount of lease liabilities, the lease payment made at or before the commencement date of the lease less any lease incentives received, initial direct costs incurred and the estimate cost of dismantling and removing leased assets, restoring the leased assets or restoring the leased assets to the agreed conditions of the lease term.

The Group depreciates the right-of-use assets using the straight-line method. If it is reasonably certain that the lease will transfer ownership of the underlying asset to the lessee by the end of the lease term, the Group depreciates the right-of-use asset from the commencement date to the end of the useful life of the underlying asset. Otherwise, the Group depreciates the right-of-use asset from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. Impairment losses are recognised in accordance with the accounting policy described in Note IV. 20.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.

The Group calculates interest expenses in each period during the lease term based on a constant periodic rate of interest, and recognises the interest expenses in profit or loss or part of the cost of other related assets. Variable lease payments not included in the measurement of the lease liability are recognised in profit or loss or part of the cost of another related asset as incurred.

– III-38 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

After the commencement date of the lease, the Group remeasures the lease liability at the present value of the modified lease payments, if either:

–	there is a change in the amounts expected to be payable under a residual value guarantee;

–	there is a change in future lease payments resulting from a change in an index or a rate used to determine those payments;

–	there is a change in the assessment of an option to purchase the underlying asset, to extend or terminate the lease, or the exercise of the option to extend or terminate the lease is different from the previous assessment.

When the lease liability is re-measured, the Group adjusts the carrying amount of the right-of-use asset accordingly. However, if the carrying amount of the right-of-use asset is reduced to zero and there is a further reduction in the measurement of the lease liability, the Group recognises any remaining amount in profit or loss.

The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases (leases that have a lease term of 12 months or less) and leases of low-value assets (the value of an individual lease asset is lower when it is a new asset), and recognised the lease payments associated with these leases in profit or loss or the cost of related assets on a straight-line basis over the lease term.

(2)	The Group as a lessor

The Group determines at lease inception whether each lease is a finance lease or an operating lease. A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership of an underlying asset irrespective of whether the legal title to the asset is eventually transferred. An operating lease is a lease other than a finance lease.

When the Group is a sub-lessor, it assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease to which the Group applies practical expedient described above, then it classifies the sub-lease as an operating lease.

Under a finance lease, at the commencement date of the lease, the Group recognises the finance lease receivable and derecognizes the finance lease asset. The finance lease receivable is initially measured at an amount equal to the net investment in the lease. The net investment in the lease is measured at the aggregate of the unguaranteed residual value and the present value of the lease receivable that are not received at the commencement date of the lease, discounted using the interest rate implicit in the lease.

The Group recognises finance income over the lease term, based on a pattern reflecting a constant periodic rate of return. The derecognition and impairment of the finance lease receivable are accounted for in accordance with the accounting policy in Note IV. 7. Variable lease payments not included in the measurement of net investment in the lease are recognised in the profit or loss for the current period as they are actually incurred.

Lease receipts from the operating lease are recognised as income using the straight-line method over the lease term. The initial direct costs incurred in respect of the operating lease are initially capitalised and subsequently amortised in profit or loss over the lease term on the same basis as the lease income. Variable lease payments not included in lease receipts are recognised in the profit or loss for the current period as they are actually incurred.

– III-39 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(3)	Sale and leaseback transactions

The Group as a buyer (lessor)

For sale and leaseback transactions that exist before the initial application date, the Group does not reassess whether the transfer of assets belongs to sales according to the “CAS 14 Revenue” on the initial application date. For future transactions after the initial application date, if the transfer of assets in the sale and leaseback transactions is not a sale, the lessee shall continue to recognise the transferred assets and recognise a financial liability equal to the transfer income, and account for the financial liability in accordance with the “CAS 22 Recognition and Measurement of Financial Instruments”; the lessor shall not recognise the transferred assets, but shall recognise a financial asset with an amount equal to the gains on transfer, and account for the financial asset in accordance with the “CAS 22 Recognition and Measurement of Financial Instruments”.

31.	Asset securitisation business

The Group securitises some financial assets and finance lease receivables through the sale of underlying assets to specific purpose entities which then issue asset-backed securities to investors. As an asset service provider, the Group provides services such as asset maintenance and daily management, formulation of annual asset disposal plans, formulation and implementation of asset disposal plans, signing of relevant asset disposal agreements and regularly preparing asset service reports. After paying the trust tax and related expenses, the underlying property is preferentially used to repay the principal and interest of the priority asset-backed securities. After all the principal and interest are repaid, the remaining underlying property is owned by other holders of subordinated asset-backed securities as the income of the subordinated asset-backed securities.

When applying the accounting policies for asset securitisation, the Group has considered the extent of risks and rewards of assets transferred to other entities, as well as the extent to which the Group exercises control over the entity:

–	When the Group has transferred substantially all the risks and rewards of ownership of the asset, the Group will derecognise the asset;

–	When the Group retains substantially all the risks and rewards of ownership of the asset, the Group continues to recognise the asset;

–	If the Group neither transfers nor retains substantially all the risks and rewards of ownership of the asset, the Group will consider whether it has control over the asset. If the Group does not retain control, the Group will derecognise the asset and recognise the rights and obligations generated or retained in the transfer as assets or liabilities respectively. If the Group retains control, the assets are recognised according to the degree of continued involvement in the assets and relevant liabilities will be recognised accordingly.

32.	Held for sale and discontinued operations

(1)	Held for sale

The Group classified a non-current asset or disposal group as held for sale when the carrying amount of a non-current asset or disposal group will be recovered through a sale transaction rather than through continuing use.

A disposal group refers to a group of assets to be disposed of, by sale or otherwise, together as a whole in a single transaction and liabilities directly associated with those assets that will be transferred in the transaction.

A non-current asset or disposal group is classified as held for sale when all the following criteria are met:

–	According to the customary practices of selling such asset or disposal group in similar transactions, the non-current asset or disposal group must be available for immediate sale in their present condition;

–	Its sale is highly probable, that is, the Group has made a resolution on a sale plan and has obtained a firm purchase commitment. The sale is expected to be completed within one year.

– III-40 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Non-current assets held for sale (excluding financial assets (see Note IV. 7), deferred income tax assets (see Note IV. 29) and investment properties subsequently measured using the fair value model (see Note IV. 13)) or disposal group are initially and subsequently measured at the lower of the carrying amount and the net amount of the fair value (see Note IV. 21) less costs to sell. Any excess of the carrying amount over the net amount of the fair value (see Note IV. 21) less costs to sell is recognised as asset impairment loss and included in the profit or loss.

(2)	Discontinued operations

The Group classifies a separate component as a discontinued operation either upon disposal of the operation or when the operation meets the criteria to be classified as held for sale if it is separately identifiable and satisfies one of the following conditions:

–	The component represents a separate major line of business or a separate principal area of operation;

–	The component is part of an associated plan to dispose of a separate major line of business or a separate principal area of operation;

–	The component is a subsidiary acquired exclusively with a view to resale.

Where an operation is classified as discontinued in the current period, profit or loss from continuing operations and profit or loss from discontinued operations are separately presented in the income statement for the current period. At the same time, in the income statement of the comparative period, the information previously reported as profit or loss from continuing operation is restated as the profit or loss from discontinued operation of the comparable accounting period.

33.	Hedge accounting

(1)	Basis of adopting hedge accounting and relevant accounting treatment

Some financial instruments are designated as hedging instruments by the Group for the purpose of managing risk exposure caused by specific risks such as foreign exchange risk, interest rate risk, price risk, credit risk, etc. The Group applies hedging accounting for a hedge that satisfies the prescribed conditions. Hedging activities of the Group include fair value hedges and cash flow hedges and hedges of net investment in overseas operations.

At the inception of the hedge, the Group designates hedging instruments and hedged items formally, and keeps record of the nature of hedging instruments, hedged items and hedged risks as well as the effective assessment methods of hedge (including analysis on the causes for ineffective hedging and the method to determine the hedging ratio).

The Group will terminate the application of hedge accounting if one of the following conditions is met:

–	The risk management objective is changed so that the hedging relationship no longer meets the risk management objective;

–	The hedging instrument expires, or is sold, the contract is terminated or exercised;

–	An economic relationship no longer exists between the hedged items and the hedging instruments, or the effect of credit risk starts to dominate in the changes in value arising from the economic relationship between the hedged items and the hedging instruments;

–	The hedging relationship no longer meets other conditions for hedge accounting.

Fair value hedges

The Group recognises gains or losses on hedged items arising from hedged exposures in profit or loss for the period and adjusts the carrying amount of recognised hedged items not measured at fair value. If the hedged item is a financial instrument classified as at fair value through other comprehensive income or its component, the gain or loss arising from the hedged exposure is included in profit or loss for the period. Where the hedged item is an investment in a non-trading equity instrument that has been elected to be measured at fair value through other comprehensive income or its component, the gain or loss arising from hedged exposures is included in other comprehensive income.

– III-41 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Cash flow hedges

The Group recognises the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge in the other comprehensive income as cash flow hedging reserve, and recognises the portion that is determined to be an ineffective hedge in profit or loss for the period. The cash flow hedging reserve shall be determined to be the lesser of (in absolute amounts): the cumulative gain or loss on the hedging instrument from inception of the hedge; and the cumulative change in present value of the expected future cash flows on the hedged item from inception of the hedge.

If a hedge item of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, or the forecast transaction of a non-financial asset or a non-financial liability forms a firm commitment applicable to fair value hedge accounting, the Group will reclassify the cash flow hedging reserve originally recognised in the other comprehensive income into initial carrying amount of the asset or liability. For the cash flow hedges not under the above conditions, the Group will reclassify the cash flow hedging reserve originally recognised in the other comprehensive income into profit or loss in the same period(s) during which the hedged expected cash flow affects profit or loss. If the cash flow hedging reserve recognised in the other comprehensive income is a loss, all or a portion of which will not be recovered in future accounting periods, the Group shall reclassify into profit or loss the amount that is not expected to be recovered. When the Group terminates the application of hedge accounting to cash flow hedge, if the hedged future cash flow is still expected to happen, the accumulated cash flow hedging reserve should be reserved and an accounting treatment should be made in the above manner; if the hedged future cash flow is expected not to happen, the accumulated cash flow hedging reserve will be reclassified from other comprehensive income into profit or loss for the period.

Hedges of net investment in overseas operations

Hedges of net investment in overseas operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in other comprehensive income, and the gain or loss relating to the ineffective hedge is recognised in profit or loss for the period. The gains and losses recognised in the other comprehensive income are reclassified from the other comprehensive income into profit or loss for the period on the disposal of the overseas operations.

(2)	Method for assessing effectiveness of hedging

The Group assesses whether the hedging relationship conforms to the hedge effectiveness requirements at the inception date of the hedge and the subsequent periods continuously. A hedge is regarded as conforming to the hedge effectiveness requirement if all of the following conditions are met:

–	An economic relationship exists between the hedged items and the hedging instruments;

–	The effect of credit risk is not dominant in the changes in value arising from the economic relationship between the hedged items and the hedging instruments;

–	The hedge ratio of hedging relationship is equal to the ratio between the quantity of actual hedged items of the Group and the actual quantity of hedging instruments to hedge them.

Where the hedging relationship no longer conforms to the hedging effectiveness requirement due to hedge ratio, but the risk management objective for such set of hedging relationship designated by the Group stays unchanged, the Group will rebalance the hedging relationship and adjust the quantity of the hedged items or hedging instruments having existed in the hedging relationship to make the hedge ratio conform to the hedge effectiveness requirement again.

– III-42 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

34.	Profit distribution

(1)	Distribution to shareholders

Dividend distribution proposed in the profit appropriation plan, which will be approved after the balance sheet date, is not recognised as a liability at the balance sheet date but are disclosed in the notes separately.

(2)	Appropriation of general risk reserve

In accordance with the requirements of the Financial Rules for Financial Enterprises (Order No. 42 of the Ministry of Finance of the People’s Republic of China) and its Implementation Guide (Cai Jin [2007] No. 23) issued by the Ministry of Finance, and the CSRC Circular regarding the Annual Reporting of Securities Companies in 2007 (Zhengjian Jigou Zi [2007] No. 320) and Provisional Measures on Supervision and Administration of Risk Provision of Public Offering of Securities Investment Funds (Order of the CSRC No. 94), the Group appropriates a certain proportion of its after-tax profit and securities investment fund management fee to the general risk reserve.

(3)	Appropriation of transaction risk reserve

In accordance with the requirements of the Securities Law of the People’s Republic of China and the CSRC Circular regarding the Annual Reporting of Securities Companies in 2007 (Zhengjian Jigou Zi [2007] No. 320), the Group appropriates a certain proportion of its after-tax profit to the transaction risk reserve.

35.	Related parties

If a party has the power to control, jointly control or exercise significant influence over another party, or vice versa, or where two or more parties are subject to common control or joint control from another party, they are considered to be related parties. Related parties may be individuals or enterprises. Where enterprises are subject to state control but are otherwise unrelated, they are not related parties.

In addition, the Company identifies related parties of the Group or the Company in accordance with the Administrative Measures for Information Disclosure of Listed Companies promulgated by the CSRC.

36.	Significant accounting estimates and judgements

In preparing the financial statements, the management of the Group has to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. The management of the Group evaluates the key assumptions and uncertainties involved in estimates on an ongoing basis, and the impact of changes in accounting estimates is recognised in the current period of change and future periods.

(1)	Significant accounting estimates

In addition to the accounting estimates involved in the depreciation and amortisation of assets such as fixed assets and intangible assets (see Notes IV. 14 and 17) and impairment of assets (see Notes VI. 3, 4, 6, 7, 10, 11, 13, 14, 15, 16, 17, 18, 19, 20 and 22), other major accounting estimates are as follows:

(i)	Note X – Fair value management of financial assets and financial liabilities;

(ii)	Note VI. 21 – Recognition of deferred income tax assets; and

(iii)	Note VI. 48 – Impairment of financial instruments;

(2)	Significant accounting judgements

Significant judgement made by the Group in applying accounting policies is as follow:

(i)	Note VII. 3 – Structured entities or operating entities that form control through entrusted operations, etc.

– III-43 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

(3)	Determination method and selection basis of materiality criteria:

The Group comprehensively evaluates whether the items disclosed in the financial statements are material from two dimensions of nature and amount based on its operating environment and industry conditions. When assessing the materiality of the nature, the Group considers whether it is part of the Group’s daily activities and whether it has significant impact on the Group’s financial position, operating results and cash flows, etc.); when judging the materiality of the amount, the Group considers the proportion of such item of total assets, total profits, or the amount of item listed in the statement.

37.	Changes in accounting policies

(1)	Changes in accounting policies and reasons therefor

(a)	The CAS 25 – Insurance Contracts (Caikuai [2020] No. 20) (the “New Insurance Contracts Standard”) and the Q&As of its related implementation;

The New Insurance Contract Standard replaced the CAS 25 Insurance Contracts and the CAS 26 Reinsurance Contracts that were issued in 2006, and Accounting Requirements for Insurance Contracts (Caikuai [2009] No. 15) that was issued in 2009.

As the Group did not have transactions related to insurance contracts, the application of the above standard did not have a material impact on the financial position or financial performance of the Group.

(b)	The provisions on “the accounting treatment of the exemption of initial recognition not applicable to deferred tax related to assets and liabilities arising from a single transaction” in CAS Bulletin No. 16 (Caikuai [2022] No. 31) (“CAS Bulletin No. 16”);

According to the provisions, the Group did not apply the exemption of initial recognition of deferred tax liabilities and deferred tax assets under the CAS 18 Income Taxes to a single transaction that is not a business combination, and at the time of the transaction, affects neither accounting profits nor taxable profits (or deductible losses), and gives rise to equal taxable and deductible temporary differences upon initial recognition of assets and liabilities.

The application of the above provisions did not have a material impact on the financial position or operating results of the Group.

V.	TAXATION

The Group’s main taxes and tax rates are as follows:

Tax type	Tax base	Tax rate
Corporate income tax	Levied based on taxable profits	16.5% – 25%
Value added tax (“VAT”)	Output VAT is calculated on product sales and taxable services revenue as stipulated by the tax law. The basis for VAT payable is to deduct input VAT from the output VAT for the period.	3% – 13%
City maintenance and construction tax	Levied based on VAT payable	1% – 7%
Education surcharge	Levied based on VAT payable	3%
Local education surcharge	Levied based on VAT payable	2%

1.	Income tax

The corporate income tax rate applicable to the Company and its subsidiaries in Mainland China is 25%.

The income tax rate applicable to the Company’s subsidiaries in Hong Kong is 16.5%. Other overseas subsidiaries of the Company are subject to income taxes at tax rates applicable in their respective jurisdictions.

– III-44 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

2.	VAT

According to the Circular on the Relevant Issues concerning Value-added Tax Levied on Asset Management Products (《關於資管產品增值稅有關問題的通知》) promulgated by the MOF and the State Administration of Taxation (the “SAT”) of the PRC on 30 June 2017, with respect to any VAT-payable activities in the course of managing asset management products, managers of the asset management products could be temporarily subject to the simplified VAT calculation method and thus liable to VAT at 3%.

VI.	NOTES TO KEY ITEMS IN CONSOLIDATED FINANCIAL STATEMENTS

1.	Cash and bank balances

	As at 30 September 2024	As at 31 December 2023
Cash on hand	477,466	504,999
Bank balances	358,528,459,827	298,947,006,208
Including: Customer deposits	277,979,695,314	218,543,037,833
Company deposits	80,548,764,513	80,403,968,375
Other monetary funds	1,378,270,178	1,406,920,126
Balances with the central bank	4,191,428,399	4,252,199,694
Including: Legal reserve deposits	11,590,558	14,160,710
Excess reserve deposits	4,179,837,841	4,238,038,984
Total	364,098,635,870	304,606,631,027

Note 1	As at 30 September 2024, the Group’ cash and bank balances of RMB3,402,467,630 were restricted (31 December 2023: RMB3,632,680,864).

Note 2	As at 30 September 2024, the Group’s ECL allowance for cash and bank balances amounted to RMB24,810,191 (31 December 2023: RMB20,947,928).

Cash and bank balances include the balances denominated in the following currencies:

	As at 30 September 2024			As at 31 December 2023
	Amount in the original currency	Exchange rate	Amount in RMB	Amount in the original currency	Exchange rate	Amount in RMB
Cash on hand RMB	246,477	1.00000	246,477	252,573	1.00000	252,573
USD	11,178	7.00740	78,328	11,176	7.08270	79,157
HKD	141,867	0.90179	127,934	141,892	0.90622	128,586
EUR	794	7.82670	6,213	1,996	7.85920	15,683
Others			18,514			29,000
Total cash on hand			477,466			504,999

Customer deposits RMB	241,138,785,977	1.00000	241,138,785,977	182,435,046,880	1.00000	182,435,046,880
USD	750,562,945	7.00740	5,259,494,780	866,346,382	7.08270	6,136,071,516
HKD	9,564,239,270	0.90179	8,624,935,331	11,573,226,008	0.90622	10,487,888,873
EUR	3,311,538	7.82670	25,918,418	3,189,967	7.85920	25,070,591
Others			233,633,750			186,858,538
Subtotal			255,282,768,256			199,270,936,398

– III-45 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	As at 30 September 2024			As at 31 December 2023
	Amount in			Amount in
	the original currency	Exchange rate	Amount in RMB	the original currency	Exchange rate	Amount in RMB
Customer credit deposits
RMB	19,563,538,911	1.00000	19,563,538,911	15,482,189,551	1.00000	15,482,189,551
USD	215,241,115	7.00740	1,508,280,589	254,181,797	7.08270	1,800,293,417
HKD	1,751,318,144	0.90179	1,579,321,189	1,882,394,169	0.90622	1,705,863,244
EUR	20,892	7.82670	163,512	26,820,247	7.85920	210,785,686
Others			45,622,857			72,969,537
Subtotal			22,696,927,058			19,272,101,435
Total customer deposits	277,979,695,314					218,543,037,833

Self-owned cash deposits of the Company
RMB	64,169,022,419	1.00000	64,169,022,419	66,504,010,997	1.00000	66,504,010,997
USD	1,327,501,855	7.00740	9,302,336,498	1,041,392,439	7.08270	7,375,870,228
HKD	6,695,899,387	0.90179	6,038,295,108	5,714,649,010	0.90622	5,178,729,226
EUR	6,211,155	7.82670	48,612,848	40,894,487	7.85920	321,397,953
Others			990,497,640			1,023,959,971
Subtotal			80,548,764,513			80,403,968,375
Total company deposits			80,548,764,513			80,403,968,375

Other cash and bank balances
RMB	1,115,468,492	1.00000	1,115,468,492	1,054,664,689	1.00000	1,054,664,689
USD	37,503,452	7.00740	262,801,686	49,734,626	7.08270	352,255,437
Subtotal			1,378,270,178			1,406,920,126

Balances with the central bank
EUR	530,881,918	7.82670	4,155,053,506	540,251,579	7.85920	4,245,945,211
Others			36,374,893			6,254,483
Subtotal			4,191,428,399			4,252,199,694
Total			364,098,635,870			304,606,631,027

– III-46 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

2.	Clearing settlement funds

	As at 30 September	As at 31 December
	2024	2023
Settlement funds held on behalf of customers	23,171,790,813	20,947,388,520
Settlement funds held by the Company	19,217,725,286	12,745,624,647
Total	42,389,516,099	33,693,013,167

Clearing settlement funds include the balances denominated in the following currencies:

	As at 30 September 2024			As at 31 December 2023
	Amount in			Amount in
	the original	Exchange	Amount in	the original	Exchange	Amount in
	currency	rate	RMB	currency	rate	RMB
General settlement funds held on behalf of customers
RMB	19,545,302,750	1.00000	19,545,302,750	19,043,131,598	1.00000	19,043,131,598
USD	18,351,693	7.00740	128,597,656	12,741,770	7.08270	90,246,134
HKD	109,900,000	0.90179	99,106,721	78,892,620	0.90622	71,494,070
Subtotal			19,773,007,127			19,204,871,802

Credit settlement funds held on behalf of customers
RMB	3,398,783,686	1.00000	3,398,783,686	1,742,516,718	1.00000	1,742,516,718
Subtotal			3,398,783,686			1,742,516,718

Total settlement funds held on behalf of customers			23,171,790,813			20,947,388,520

Self-owned settlement funds held by the Company
RMB	19,217,725,286	1.00000	19,217,725,286	12,745,624,647	1.00000	12,745,624,647
Subtotal			19,217,725,286			12,745,624,647
Total settlement funds held by the Company			19,217,725,286			12,745,624,647
Total			42,389,516,099			33,693,013,167

– III-47 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

3.	Placements to banks and other financial institutions

	As at 30 September	As at 31 December
	2024	2023
Placements to overseas banks	234,156,606	330,415,943
Less: Impairment losses	46,600	121,078
Total	234,110,006	330,294,865

4.	Margin accounts receivable

(1)	Margin accounts receivable presented by business types:

	As at 30 September	As at 31 December
	2024	2023
Margin loans under the margin financing and securities
lending business	135,280,494,674	147,348,029,331
Margin financing	16,268,550,787	16,368,394,917
Less: Allowance for ECLs (note)	5,733,641,583	5,544,251,522
Net margin accounts receivable	145,815,403,878	158,172,172,726

Note:	The net carrying amount of margin accounts receivable, for which the loss allowance is measured at an amount equal to 12-month and lifetime expected credit losses, was RMB141,151,582,275 (31 December 2023: RMB147,998,181,470) and RMB4,663,821,603 (31 December 2023: RMB10,173,991,256), respectively. For details of the relevant allowance for ECLs, please refer to Note VI. 54.

(2)	Margin accounts receivable analysed by customer types:

	As at 30 September	As at 31 December
Items	2024	2023
In Mainland China:
Individuals	110,377,677,085	120,351,785,593
Institutions	24,902,817,589	26,996,243,738
Less: Allowance for ECLs	1,666,562,163	1,683,475,281
Subtotal	133,613,932,511	145,664,554,050
Outside Mainland China:
Individuals	5,508,532,172	4,725,336,581
Institutions	10,760,018,615	11,643,058,336
Less: Allowance for ECLs	4,067,079,420	3,860,776,241
Subtotal	12,201,471,367	12,507,618,676
Total	145,815,403,878	158,172,172,726

– III-48 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(3)	Fair value of collateral for the margin financing and securities lending business:

	As at 30 September	As at 31 December
Types of collateral	2024	2023
Equity securities	465,093,248,630	473,917,275,660
Funds	18,633,878,870	22,006,815,777
Cash	16,411,880,787	17,043,127,445
Debt securities	1,216,883,906	1,509,711,324
Total	501,355,892,193	514,476,930,206

5.	Derivative financial instruments

	As at 30 September 2024
	Non-hedging instruments			Hedging instruments
		Fair value			Fair value
Items	Nominal amount	Assets	Liabilities	Nominal amount	Assets	Liabilities
Interest rate derivatives	1,857,811,726,622	1,431,349,809	1,430,269,330	1,322,013,236	25,136,969	–
Equity derivatives	302,794,923,247	8,959,400,224	13,261,045,360	–	–	–
Currency derivatives	149,981,703,362	555,365,468	786,453,804	802,955,919	42,310,747	11,925,688
Other derivatives	411,799,122,953	1,432,330,137	966,267,331	–	–	–
Total	2,722,387,476,184	12,378,445,638	16,444,035,825	2,124,969,155	67,447,716	11,925,688

	As at 31 December 2023
	Non-hedging instruments			Hedging instruments
		Fair value			Fair value
Items	Nominal amount	Assets	Liabilities	Nominal amount	Assets	Liabilities
Interest rate derivatives	2,034,535,992,913	1,299,126,543	1,360,857,960	1,525,629,429	53,778,759	–
Equity derivatives	427,695,209,552	10,191,306,687	10,283,526,738	–	–	–
Currency derivatives	159,297,119,504	201,733,750	783,688,083	904,601,834	34,496,226	5,719,273
Other derivatives	223,422,327,727	920,024,538	760,162,360	–	–	–
Total	2,844,950,649,696	12,612,191,518	13,188,235,141	2,430,231,263	88,274,985	5,719,273

Part of the derivative financial instruments held by the Group are subject to daily mark-to-market settlement. As at 30 September 2024, the fair value of the outstanding mark-to-market settlement contracts held by the Group was unrealised profits of RMB813,225,922 (as at 31 December 2023: unrealised losses of RMB118,899,544).

The Group uses hedging instruments to hedge against cash flow fluctuations resulting from interest rate risk and exchange rate risk. The hedged items were borrowings and interest on borrowings. From 1 January 2024 to 30 September 2024, the Group’s net losses eligible for the effective portion of cash flow hedges, amounting to RMB20,508,987, was included in other comprehensive income (2023: net gains of RMB29,870,662), and there was no current profit or loss arising from ineffective cash flow hedges.

– III-49 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

6.	Financial assets held under resale agreements

(1)	Presented by collateral types:

	As at 30 September	As at 31 December
	2024	2023
Equity securities	44,541,527,400	54,582,584,505
Debt securities	40,343,547,420	53,940,715,298
Others	1,004,529,000	757,841,717
Less: Allowance for ECLs (Note)	2,873,777,993	2,831,818,154
Total	83,015,825,827	106,449,323,366

Note:	The net carrying amount of financial assets held under resale agreements, for which the loss allowance is measured at an amount equal to 12-month and lifetime expected credit losses, was RMB80,933,922,228 and RMB2,081,903,599, respectively (as at 31 December 2023: RMB101,086,528,988 and RMB5,362,794,378, respectively). For details of the relevant allowance for ECLs, please refer to Notes VI. 54.

(2)	Presented by business types:

	As at 30 September	As at 31 December
	2024	2023
Stock-pledged repurchase	42,591,383,351	52,695,683,925
Bond-pledged repurchase	39,984,907,440	53,328,860,410
Agreed repurchase securities	1,950,144,049	1,886,900,580
Bonds outright repurchase	358,639,980	611,854,888
Other financial assets held under resale agreements	1,004,529,000	757,841,717
Less: Allowance for ECLs	2,873,777,993	2,831,818,154
Total	83,015,825,827	106,449,323,366

(3)	Fair value of collateral

	As at 30 September	As at 31 December
	2024	2023
Collateral	141,149,070,614	186,781,420,115
Including: Available for sale or repledge	376,484,533	991,328,006
Including: Sold or repledged	104,741,246	598,689,637

For national bond reverse repurchase transactions conducted through the Exchange, where matching is automatically executed by the Exchange and the adequacy of the collateral value is guaranteed, it is unavailable to obtain information about the counterparty’s pledge pool. Consequently, the fair value of the collateral does not include the fair value of any collateral acquired through the Exchange’s national bond reverse repurchase transactions. As of 30 September 2024, the amount of the above-mentioned exchange’s government bond reverse repo was RMB19,418,933,246 (as at 31 December 2023: RMB11,346,381,985).

– III-50 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(4)	Margin accounts receivable from agreed repurchase and pledged repurchase presented by residual maturity:

	As at 30 September	As at 31 December
	2024	2023
Within 1 month	8,275,308,422	8,016,755,458
1 to 3 months	6,964,694,335	6,557,600,452
3 months to 1 year	27,117,279,314	36,183,210,261
Over 1 year	2,184,245,329	3,825,018,334
Total	44,541,527,400	54,582,584,505

(5)	A breakdown of credit impairment allowance for stock-pledged repurchase business:

As at 30 September 2024	Gross carrying amount	Credit impairment allowance	Fair value of collateral
By risk stages
Stage 1	37,700,296,074	58,222,222	108,415,945,310
Stage 2	942,168,468	2,227,471	1,935,054,610
Stage 3	3,948,918,809	2,806,956,206	2,371,586,078
Total	42,591,383,351	2,867,405,899	112,722,585,998

	Gross carrying	Credit impairment	Fair value of
As at 31 December 2023	amount	allowance	collateral
By risk stages
Stage 1	44,621,480,792	106,259,288	120,466,305,821
Stage 2	4,109,439,315	21,981,006	7,829,278,037
Stage 3	3,964,763,818	2,689,427,751	3,549,819,797
Total	52,695,683,925	2,817,668,045	131,845,403,655

– III-51 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

1.	Accounts receivable

(7)	Presented by nature of accounts receivable

	As at 30 September 2024		As at 31 December 2023
	Amount	Proportion	Amount	Proportion
Book value of accounts receivable:
Accounts receivable from brokers and dealers (businesses of subsidiaries in Hong Kong)	9,704,807,170	31%	9,454,718,654	25%
Accounts receivable from settlement of investments	9,092,509,299	29%	12,897,451,138	35%
Prepayments for over-the-counter business	7,234,029,561	23%	9,215,227,845	25%
Accounts receivable from fee and commission	3,047,593,332	10%	3,405,302,919	9%
Others	2,481,644,525	7%	2,313,368,297	6%
Total	31,560,583,887	100%	37,286,068,853	100%
Less: Allowance for ECLs (using the simplified model)	436,396,372		312,174,067

Less: Allowance for ECLs (using the general model)	1,319,559,168		1,246,436,272
Carrying amounts of accounts receivable	29,804,628,347		35,727,458,514

(2)	Ageing analysis of accounts receivable

	As at 30 September 2024
	Carrying amount		Allowance for ECLs
Ageing	Amount	Proportion	Amount	Proportion
Within 1 year	26,857,798,967	85%	266,965,880	15%
1 to 2 years	2,744,200,129	9%	83,966,916	5%
2 to 3 years	506,358,103	2%	207,591,906	12%
Over 3 years	1,452,226,688	4%	1,197,430,838	68%
Total	31,560,583,887	100%	1,755,955,540	100%

	As at 31 December 2023
	Carrying amount		Allowance for ECLs
Ageing	Amount	Proportion	Amount	Proportion
Within 1 year	29,690,666,578	79%	171,590,313	11%
1 to 2 years	5,221,968,574	14%	136,541,106	9%
2 to 3 years	941,056,521	3%	64,291,523	4%
Over 3 years	1,432,377,180	4%	1,186,187,397	76%
Total	37,286,068,853	100%	1,558,610,339	100%

– III-52 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(3)	Allowance for bad debts of accounts receivable

	As at 30 September 2024
	Carrying amount		Allowance for bad debts
Classification	Amount	Proportion	Amount	Proportion
Items
Collective assessment	28,874,866,029	91%	465,522,786	2%
Individual assessment	2,685,717,858	9%	1,290,432,754	48%
Total	31,560,583,887	100%	1,755,955,540	6%

	As at 31 December 2023
	Carrying amount		Allowance for bad debts
Classification	Amount	Proportion	Amount	Proportion
Items
Collective assessment	34,558,456,444	93%	330,906,110	1%
Individual assessment	2,727,612,409	7%	1,227,704,229	45%
Total	37,286,068,853	100%	1,558,610,339	4%

8.	Refundable deposits

	As at 30 September	As at 31 December
	2024	2023
Futures deposits	89,395,084,856	70,180,595,034
Performance deposits	4,819,558,618	2,205,500,499
Trading deposits	2,055,581,741	1,948,831,746
Credit deposits	1,830,583,285	705,794,015
Other deposits	28,233,668	26,732,768
Total	98,129,042,168	75,067,454,062

– III-53 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Refundable deposits include the balances denominated in the following currencies:

	As at 30 September 2024			As at 31 December 2023
	Amount in the original currency	Exchange rate	Amount in RMB	Amount in the original currency	Exchange rate	Amount in RMB
Futures deposits
RMB	89,338,481,557	1.00000	89,338,481,557	70,139,398,315	1.00000	70,139,398,315
HKD	32,949,024	0.90179	29,713,101	19,951,398	0.90622	18,080,356
EUR	3,435,701	7.82670	26,890,198	2,941,313	7.85920	23,116,363
Sub-total			89,395,084,856			70,180,595,034

Trading deposits
RMB	1,948,978,312	1.00000	1,948,978,312	1,835,574,096	1.00000	1,835,574,096
USD	2,042,717	7.00740	14,314,133	1,889,722	7.08270	13,384,334
HKD	94,841,402	0.90179	85,527,028	67,291,956	0.90622	60,981,317
EUR	864,000	7.82670	6,762,268	4,948,595	7.85920	38,891,999
Sub-total			2,055,581,741			1,948,831,746

Performance deposits
RMB	2,966,448,901	1.00000	2,966,448,901	1,924,764,516	1.00000	1,924,764,516
HKD	1,886,856,600	0.90179	1,701,548,413	147,944,615	0.90622	134,070,369
EUR	17,798,255	7.82670	139,301,603	17,092,787	7.85920	134,335,632
Others			12,259,701			12,329,982
Sub-total			4,819,558,618			2,205,500,499

Credit deposits
RMB	1,830,583,285	1.00000	1,830,583,285	705,794,015	1.00000	705,794,015
Sub-total			1,830,583,285	705,794,015

Other deposits
RMB	22,265,684	1.00000	22,265,684	20,780,292	1.00000	20,780,292
USD	300,000	7.00740	2,102,220	300,000	7.08270	2,124,810
HKD	4,286,767	0.90179	3,865,764	4,223,771	0.90622	3,827,666
Sub-total			28,233,668			26,732,768
Total			98,129,042,168			75,067,454,062

– III-54 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

9.	Financial investments: financial assets held for trading

(1)	Financial assets held for trading presented by type of investments:

Classified as financial assets at fair value through profit or loss:

	As at 30 September 2024		As at 31 December 2023
Classification	Cost	Fair value	Cost	Fair value
Debt securities	286,751,913,338	281,116,808,765	281,549,545,234	276,563,901,154
Equity securities/Equity	77,639,201,918	84,893,806,274	106,194,469,949	104,636,150,121
Mutual funds	83,692,510,881	85,828,947,709	81,388,274,019	80,017,016,027
Private funds and
designated accounts	30,059,177,047	30,316,034,847	77,738,356,751	80,398,884,125
Preferred stock/
Perpetual bonds	31,900,497,527	33,780,056,015	26,198,276,146	28,228,111,828
Asset management
products	11,049,654,796	11,605,720,470	9,692,059,069	9,811,302,067
Bank wealth
management products	9,562,365,772	9,650,454,581	6,250,582,469	6,412,015,782
Other investments	5,851,827,493	3,750,970,272	7,081,130,609	5,092,292,917
Total	536,507,148,772	540,942,798,933	596,092,694,246	591,159,674,021

(2)	As at 30 September 2024, financial assets held for trading included RMB122,045,953,819 of pledged, restricted or transferred assets (as at 31 December 2023: RMB211,183,087,824).

(3)	For securities lending included in financial assets held for trading of the Group, please refer to Note VI. 53.

10.	Financial investments: debt investments

	As at 30 September 2024
	Initial cost	Interest	Allowance for ECLs	Carrying amount
Domestic and overseas government bonds	6,354,365,622	108,947,650	(3,658,116)	6,459,655,156
Corporate bonds	1,895,666,408	38,582,265	(18,747,852)	1,915,500,821
Financial bonds	514,561,727	5,354,517	(640,686)	519,275,558
Others	180,773,561	5,971,437	(4,435,851)	182,309,147
Total	8,945,367,318	158,855,869	(27,482,505)	9,076,740,682

	As at 31 December 2023
	Initial cost	Interest	Allowance for ECLs	Carrying amount
Domestic and overseas government bonds	7,196,886,095	69,927,331	(2,993,604)	7,263,819,822
Corporate bonds	2,100,751,841	43,578,398	(20,222,770)	2,124,107,469
Financial bonds	652,232,738	9,802,291	(920,384)	661,114,645
Others	372,303,773	1,589,786	(10,613,121)	363,280,438
Total	10,322,174,447	124,897,806	(34,749,879)	10,412,322,374

– III-55 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

As at 30 September 2024, the carrying amount of debt investments at amortised cost comprised RMB3,895,718,499 of investment from general risk reserve (as at 31 December 2023: RMB3,485,235,776).

As at 30 September 2024, the carrying amount of financial assets with commitment conditions in debt investments at amortised cost of RMB3,058,789,348 (as at 31 December 2023: RMB4,954,090,381) were mainly collateralised for repurchase arrangements and refinancing with bank of Portugal.

For movements of allowance for ECLs of financial assets in debt investments, please refer to Note VI. 54.

11.	Financial investments: other debt investments

	As at 30 September 2024
	Cost	Interest	Changes in fair value	Carrying amount	Allowance for ECLs
Domestic and overseas government bonds	11,662,967,209	229,275,163	97,627,235	11,989,869,607	1,232,365
Local government bonds	33,814,088,880	526,463,882	736,767,672	35,077,320,434	24,882,427
Financial bonds	5,182,405,006	73,502,664	23,048,678	5,278,956,348	4,297,047
Corporate bonds	14,765,488,564	211,653,084	250,022,775	15,227,164,423	85,395,722
Enterprise bonds	15,153,623,291	225,907,566	42,451,543	15,421,982,400	90,563,741
Others	22,953,039,685	310,933,646	43,132,305	23,307,105,636	155,116,204
Total	103,531,612,635	1,577,736,005	1,193,050,208	106,302,398,848	361,487,506

	As at 31 December 2023
	Cost	Interest	Changes in fair value	Carrying amount	Allowance for ECLs
Domestic and overseas government bonds	33,739,854,787	527,998,954	191,606,701	34,459,460,442	783,914
Local government bonds	44,752,990,721	553,886,885	318,214,307	45,625,091,913	26,533,708
Financial bonds	2,721,084,772	31,130,960	(2,867,104)	2,749,348,628	2,871,634
Corporate bonds	33,883,808,625	556,116,223	52,886,949	34,492,811,797	108,406,050
Enterprise bonds	2,815,563,480	80,645,804	85,463,018	2,981,672,302	31,187,645
Others	32,671,506,154	550,011,532	199,038,652	33,420,556,338	124,809,777
Total	150,584,808,539	2,299,790,358	844,342,523	153,728,941,420	294,592,728

As at 30 September 2024, other debt investments included RMB71,537,005,940 of pledged, restricted or transferred assets (as at 31 December 2023: RMB133,974,331,699).

– III-56 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

12.	Financial investments: other equity instrument investments

(1)	The Group has designated some equity securities, equity investments and mutual funds held as non-trading purpose, as non-trading equity instruments at fair value through other comprehensive income. As at 30 September 2024, the fair value of the above other equity instruments investments was RMB21,782,337,654 (as at 31 December 2023: RMB9,886,524,416), and the gains included in other comprehensive income for the period and accumulated losses included in other comprehensive income at the end of the period were RMB876,169,584 and RMB445,269,376 respectively.

The dividend income relating to other equity instruments investments of the Group for the period is disclosed in Note VI. 41. The Group disposed of some other equity instruments investments in response to the change in external conditions. The accumulated losses of the other equity instruments investments disposed of amounted to RMB148,834,783 (2023: losses of RMB531,135,808).

(2)	As at 30 September 2024, other equity instruments investments included RMB565,792,935 (as at 31 December 2023: RMB73,029,309) of pledged, restricted or transferred shares.

(3)	For securities lending included in other equity instruments investments of the Group, please refer to Note VI. 53.

13.	Finance lease receivables and long-term receivables

	As at 30 September	As at 31 December
	2024	2023
Finance lease receivables(1)	16,434,938,900	19,892,444,036
Long-term receivables(2)	71,926,401,684	79,516,505,297
Total	88,361,340,584	99,408,949,333

(1)	Finance lease receivables

	As at 30 September	As at 31 December
	2024	2023
1st year after the balance sheet date	8,731,225,128	10,513,720,689
2nd year after the balance sheet date	5,334,312,690	5,835,744,162
3rd year after the balance sheet date	2,547,514,973	3,275,979,640
4th year after the balance sheet date	1,143,448,045	1,513,910,846
5th year after the balance sheet date	597,421,861	779,672,322
Subsequent years	1,359,672,284	1,967,554,154
Gross minimum finance lease receivables	19,713,594,981	23,886,581,813
Less: Unrealised financing income	2,413,285,716	3,077,167,052
Present value of minimum finance lease receivables	17,300,309,265	20,809,414,761
Less: Allowance for ECLs	865,370,365	916,970,725
Carrying amount of finance lease receivables	16,434,938,900	19,892,444,036

– III-57 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	As at 30 September	As at 31 December
	2024	2023
Including: Carrying amount of finance lease receivables due within one year	7,183,947,656	8,644,404,298
Carrying amount of finance lease receivables due over one year	9,250,991,244	11,248,039,738

Note 1	For finance lease receivables pledged as collateral for the Group’s bank borrowings, please refer to Note VI. 35.

Note 2	The net carrying amount of finance lease receivables, for which the loss allowance is measured at an amount equal to 12-month and lifetime expected credit losses, was RMB15,312,419,108 and RMB1,122,519,792, respectively (as at 31 December 2023: RMB18,779,611,081 and RMB1,112,832,955, respectively). For details of the relevant allowance for ECLs, please refer to Note VI. 54.

(2)	Long-term receivables

	As at 30 September	As at 31 December
	2024	2023
1st year after the balance sheet date	40,993,729,085	43,518,244,830
2nd year after the balance sheet date	23,635,494,908	26,126,128,865
3rd year after the balance sheet date	11,700,577,786	12,174,278,942
4th year after the balance sheet date	2,333,538,523	4,641,182,117
5th year after the balance sheet date	975,029,647	1,329,793,374
Subsequent years	1,116,164,292	1,076,325,975
Total long-term receivables	80,754,534,241	88,865,954,103
Less: Interest adjustment	6,511,441,169	7,475,894,644
Present value of long-term receivables	74,243,093,072	81,390,059,459
Less: Allowance for ECLs	2,316,691,388	1,873,554,162
Carrying amount of long-term receivables	71,926,401,684	79,516,505,297

Including: Carrying amount of long-term receivables due within one year	36,323,124,180	38,923,317,259
Carrying amount of long-term receivables due over one year	35,603,277,504	40,593,188,038

Note 1	Long-term receivables used for pledge at the end of the year are detailed in Note VI. 35.

Note 2	The net carrying amount of long-term receivables, for which the loss allowance is measured at an amount equal to 12-month and lifetime expected credit losses, was RMB69,016,651,043 and RMB2,909,750,641, respectively (as at 31 December 2023: RMB76,939,681,847 and RMB2,576,823,450, respectively). For details of the relevant allowance for ECLs, please refer to Note VI. 54.

– III-58 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

14.	Long-term equity investments

(1)	Listed by categories

	As at 30 September	As at 31 December
	2024	2023
Joint ventures	5,242,960,132	5,234,512,399
Associates	17,477,017,717	17,199,107,935

Total	22,719,977,849	22,433,620,334

(2)	Joint ventures under the equity method

	Change during the period							Provision for
Nine-month period ended 30 September 2024	Opening book value	Increase in investment	Decrease in investment	Gains and losses on investment	Other comprehensive income	Declaration of cash dividends	Closing book value	impairment as at the end of the period
Xiamen Junxin Equity Investment Company LLP	611,481	–	–	804	–	–	612,285	–
Shanghai Guojun Chuangtou Longxu Investment Management Centre LLP	9,713,867	–	–	123,447	–	–	9,837,314	–
Shanghai Guojun Chuangtou Longsheng Investment Centre LLP	13,203,226	–	–	(31,320)	–	–	13,171,906	–
Shanghai Guojun Chuangtou Longzhao Investment Management Centre LLP	158,302,076	–	(13,382,448)	(15,086,693)	–	–	129,832,935	–
Shanghai Junzheng Investment Management Co., Ltd.	12,011,312	–	–	124,539	–	–	12,135,851	–
Shanghai Guojun Chuangtou Zhengjun No. 2 Equity Investment LLP	251,785	616,322	–	1,682	–	–	869,789	–
Shanghai North Industries GTJA Investment Centre LLP	10,849,585	–	–	(874)	–	–	10,848,711	–
Shanghai GTJA Chuangxin Equity Investment Master Fund Centre LLP	4,482,933,655	–	–	36,851,810	–	–	4,519,785,465	–
Qingdao GTJA Xinxing No. 1 Equity Investment Fund LLP	527,224,513	–	–	(716,197)	–	–	526,508,316	–
Yancheng GTJA Zhiyuan No. 1 Investment Centre LLP	19,410,899	–	–	(53,339)	–	–	19,357,560	–
Total	5,234,512,399	616,322	(13,382,448)	21,213,859	–	–	5,242,960,132	–

– III-59 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	Change during the year							Provision for
year ended 31 December 2023	Opening book value	Increase in investment	Decrease in investment	Gains and losses on investment	Other comprehensive income	Declaration of cash dividends	Closing book value	impairment as at the end of the year
Xiamen Junxin Equity Investment Company LLP	2,617,806	–	(2,000,000)	(6,325)	–	–	611,481	–
Shanghai Guojun Chuangtou Longxu Investment Management Centre LLP	8,547,783	–	–	215,723	950,361	–	9,713,867	–
Shanghai Guojun Chuangtou Longsheng Investment Centre LLP	16,454,577	–	(2,940,000)	(311,351)	–	–	13,203,226	–
Shanghai Guojun Chuangtou Longzhao Investment Management Centre LLP	221,117,918	–	(45,782,464)	(17,033,378)	–	–	158,302,076	–
Shanghai Junzheng Investment Management Co., Ltd.	11,994,603	–	–	16,709	–	–	12,011,312	–
Shanghai Guojun Chuangtou Zhengjun No. 2 Equity Investment LLP	1,303,642	–	(3,824,655)	856,596	1,916,202	–	251,785	–
Juntong Phase II Fund	36,182,204	–	(85,262,064)	–	49,079,860	–	–	–
Shanghai North Industries GTJA Investment Centre LLP	16,857,696	–	–	(6,008,111)	–	–	10,849,585	–
Shanghai GTJA Chuangxin Equity Investment Master Fund Centre LLP	4,231,985,272	–	(31,499,561)	282,447,944	–	–	4,482,933,655	–
Qingdao GTJA Xinxing No. 1 Equity Investment Fund LLP	515,111,541	–	–	12,112,972	–	–	527,224,513	–
Yancheng GTJA Zhiyuan No. 1 Investment Centre LLP	19,699,859	–	–	(288,960)	–	–	19,410,899	–
Total	5,081,872,901	–	(171,308,744)	272,001,819	51,946,423	–	5,234,512,399	–

– III-60 –

(3) Associates under the equity method Nine-month period ended 30 September 2024 Opening book value Change during the period Closing book value Provision for impairment as at the end of the period Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Shenzhen GTJA Shenyi Phase I Investment Fund LLP 8,738,904 – – – – – – 8,738,904 – Shanghai Kechuang Centre Equity Investment Fund Management Co., Ltd. 18,119,294 – – 2,043,252 – (1,794,004) – 18,368,542 – Shenzhen United Property and Share Rights Exchange 144,194,399 – (146,502,768) 4,326,057 – (2,017,688) – – – Shanghai Jizhi Consulting & Management Co., Ltd. 1,414,441 – – 32,747 – – – 1,447,188 – Shanghai Urban Renewal Guidance Private Fund LLP 1,000,000 – – – – – – 1,000,000 – Shanghai Securities Co., Ltd. (“Shanghai Securities”) 5,461,745,813 – – 176,845,523 62,406,829 – – 5,700,998,165 – Shanghai Lingang GTJA Technology Frontier Industry Private Fund LLP 815,628,218 – – 3,197,788 – – – 818,826,006 – Shanghai State-owned Capital Investment Master Fund Co., Ltd. 802,238,760 – – 201,908 – – – 802,440,668 – Jinan Huijian Junan Zhizao Industrial Investment Fund LLP 1,001,930 – – (23,317) – – – 978,613 – Jinan Huijian Junan Green Industry Investment Fund LLP 1,001,930 – – 1,740 – – – 1,003,670 – Shanghai Pudong Leading Guotai Junan Kechuang No. 1 Private Equity Fund LLP 301,166,386 – – 2,780,375 – – – 303,946,761 – Huzhou Industry Investment Innovation Leading Equity Investment Partnership Enterprise (Limited Partnership) – 10,000,061 – (3,256) – – – 9,996,805 – Shanghai Equity Custody and Trading Centre Co., Ltd. – 156,132,000 – – – – – 156,132,000 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-61 – 24-29129-1 C1.2 P439

Nine-month period ended 30 September 2024 Opening book value Change during the period Closing book value Provision for impairment as at the end of the period Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Fullgoal Fund Management Company Limited (“Fullgoal Fund”) 3,894,796,483 – – 380,008,366 (501,848) (303,303,000) – 3,971,000,001 – Jilin Modern Agricultural and Emerging Markets Investment Fund Limited 57,323,912 – (37,500,000) (2,582,736) – – – 17,241,176 – Xi’an Aerospace and New Energy Industry Fund 271,055,400 – – (3,300,186) – (6,826,000) – 260,929,214 – Shanghai Cultural Industries Investment Fund (Limited Partnership) 86,030,909 – (56,661,863) 13,296,359 – – – 42,665,405 – Shanghai Equity Investment Fund (Limited Partnership) 1,668,395 – – (1,956) – – – 1,666,439 – Haitong Xingtai (Anhui) Emerging Industry Investment Fund (Limited Partnership) 123,191,468 – (15,106,276) 3,548,356 – – – 111,633,548 – Haitong Qidong (Weihai) Equity Investment Fund (Limited Partnership) 173,780,165 – (8,387,400) (70,637,910) – (8,503,984) – 86,250,871 – Guangdong South Media Integration Fund (Limited Partnership) 182,448,425 – (20,867,868) (23,692,152) – (13,753,383) – 124,135,022 – Haitong (Jilin) Equity Investment Fund (Limited Partnership) 17,790,488 – – (640,705) – – – 17,149,783 – Xi’an Civil-Military Integration Satellite Investment Fund Co., Ltd. 113,192,627 – – (1,152,465) – – – 112,040,162 – Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd. 647,947,804 – – (68,001,173) – – – 579,946,631 – Hefei Haitong Small and Medium sized Fund Partnership Enterprise (Limited Partnership) 534,638,004 80,000,000 – (32,101,311) – – – 582,536,693 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-62 – 24-29129-1 C1.2 P440

Nine-month period ended 30 September 2024 Opening book value Change during the period Closing book value Provision for impairment as at the end of the period Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Anhui Province Wanneng Haitong dual-carbon Industry M & A Investment Fund Partnership (Limited Partnership) 150,965,065 – – 3,607,295 – – – 154,572,360 – Yancheng Sino Korean Industrial Park Phase II Investment Fund (Limited Partnership) 120,391,929 – – 1,224,768 – – – 121,616,697 – Shanghai Haitong Huanxin Private Investment Fund Partnership (Limited Partnership) 228,097,455 – – (2,005,495) – – – 226,091,960 – Haitong (Jilin) Modern Service Industry Investment Fund (Limited Partnership) 19,884,459 – – (3,578,379) – – – 16,306,080 – Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership) 63,439,790 – (5,531,272) (11,883,533) – (6,609,366) – 39,415,619 – Shanghai Equity Investment Fund II (Limited Partnership) 138,320,895 – (43,268,322) 291,594 – (5,240,131) – 90,104,036 – Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership) 623,417,418 – (11,973,596) (71,377,939) – (48,724,751) – 491,341,132 – Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership) 334,287,036 – – (37,966,847) – – – 296,320,189 – Xuchang Haitong Innovation Equity Investment Fund (Limited Partnership) 22,228,873 – – (293,867) – – – 21,935,006 – Jilin Haitong Innovation Satellite Investment Centre (Limited Partnership) 29,154,312 – – (710,632) – – – 28,443,680 – Hefei Haitong Huiyin Equity Investment Partnership (Limited Partnership) 117,465,997 – – 31,789,982 – – – 149,255,979 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-63 – 24-29129-1 C1.2 P441

Nine-month period ended 30 September 2024 Opening book value Change during the period Closing book value Provision for impairment as at the end of the period Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Xi’an Aerospace Haitong Innovative New Materials Equity Investment Partnership (Limited Partnership) 1,373,570 – – (38,192) – – – 1,335,378 – CCTV Financial Media Industry Investment Fund (Limited Partnership) 665,479,272 – – 1,268,237 – (17,696,908) – 649,050,601 – Haitong (Linyi) Equity Investment Fund Partnership (Limited Partnership) 8,169––– ––– 8,169 – Jilin Haichuang Changxin Investment Centre (Limited Partnership) 99,878,665 – – 5,594,739 – – – 105,473,404 – Jinhua Haitong Key Industry Development Investment Promotion M & A Investment Partnership (Limited Partnership) 15,749,673 – – 346,476 – – – 16,096,149 – Shanghai Haitong Zhida Private Investment Fund Partnership (Limited Partnership) 4,080,326 – – 26,592 – – – 4,106,918 – Shanghai Haitong Yitai Phase I Private Fund Partnership (Limited Partnership) 74,454,590 – – 294,219 – – – 74,748,809 – Anhui Hailuo Haitong Industrial Internet Master Fund Partnership (Limited Partnership) 229,359,829 – – 988,652 – – – 230,348,481 – Shanghai Pudong Leading Zone Haitong Private Equity Investment Fund Partnership (Limited Partnership) 325,449,727 325,000,000 – 3,982,729 – – – 654,432,456 – Shandong Province New and Old Kinetic Energy Conversion Haitong Aozida Health Industry Investment Partnership (Limited Partnership) 2,000,971 – – 3,046 – – – 2,004,017 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-64 – 24-29129-1 C1.2 P442

Nine-month period ended 30 September 2024 Opening book value Change during the period Closing book value Provision for impairment as at the end of the period Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Nanchang Zhengtong Equity Investment Fund Partnership Enterprise (Limited Partnership) 16,505,759 – – (190,574) – – – 16,315,185 – Hubei Haitong High Quality Transformation and Upgrading M&A Investment Fund Partnership Enterprise (Limited Partnership) 60,000,000 – – (516,008) – – – 59,483,992 – Shaanxi Aerospace Innovation Investment Partnership Enterprise (Limited Partnership) 45,000,000 – – (255,714) – – – 44,744,286 – Guangzhou Haike New Venture Capital Fund Partnership Enterprise (Limited Partnership) 152,000,000 – – 918,980 – – – 152,918,980 – Yichun Haiyi Equity Investment Fund (Limited Partnership) – 3,000,000 – – – – – 3,000,000 – Jiangsu Taizhou Haitong Mergers and Acquisitions Investment Partnership Enterprise (Limited Partnership) – 75,000,000 – 893,463 – – 20,582,424 96,475,887 – Total 17,199,107,935 649,132,061 (345,799,365) 306,558,896 61,904,981 (414,469,215) 20,582,424 17,477,017,717 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-65 – 24-29129-1 C1.2 P443

Year ended 31 December 2023 Opening book value Change during the year Closing book value Provision for impairment as at the end of the year Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Shenzhen GTJA Shenyi Phase I Investment Fund LLP 8,738,904 – – – – – – 8,738,904 – Shanghai Kechuang Centre Equity Investment Fund Management Co., Ltd. 14,882,569 – – 5,095,725 – (1,859,000) – 18,119,294 – Shenzhen United Property and Share Rights Exchange 139,909,463 – – 6,608,579 – (2,323,643) – 144,194,399 – Shanghai Jizhi Consulting & Management Co., Ltd. 1,158,915 – – 605,363 – (349,837) – 1,414,441 – Shanghai Urban Renewal Guidance Private Fund LLP 1,000,000 – – – – – – 1,000,000 – Shanghai Securities 5,391,501,186 – – 81,297,866 15,935,961 (26,989,200) – 5,461,745,813 – Shanghai Lingang GTJA Technology Frontier Industry Private Fund LLP 805,200,200 – – 10,428,018 – – – 815,628,218 – Shanghai State-owned Capital Investment Master Fund Co., Ltd. – 800,000,000 – 2,238,760 – – – 802,238,760 – Jinan Huijian Junan Zhizao Industrial Investment Fund LLP – 1,000,000 – 1,930 – – – 1,001,930 – Jinan Huijian Junan Green Industry Investment Fund LLP – 1,000,000 – 1,930 – – – 1,001,930 – Shanghai Pudong Leading Guotai Junan Kechuang No. 1 Private Equity Fund LLP – 300,000,000 – 1,166,386 – – – 301,166,386 – Fullgoal Fund 3,678,483,563 – – 503,810,682 1,362,238 (288,860,000) – 3,894,796,483 – Jilin Modern Agricultural and Emerging Markets Investment Fund Limited 65,761,835 – – (8,437,923) – – – 57,323,912 – Xi’an Aerospace and New Energy Industry Fund 292,847,406 – – (13,792,806) – (7,999,200) – 271,055,400 – Shanghai Cultural Industries Investment Fund (Limited Partnership) 100,497,033 – (2,019,455) (8,057,820) – (4,388,849) – 86,030,909 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-66 – 24-29129-1 C1.2 P444

Year ended 31 December 2023 Opening book value Change during the year Closing book value Provision for impairment as at the end of the year Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Shanghai Equity Investment Fund (Limited Partnership) 63,297,670 – (49,367,565) (10,661,764) – (1,599,946) – 1,668,395 – Haitong Xingtai (Anhui) Emerging Industry Investment Fund (Limited Partnership) 172,327,335 – (66,389,179) 17,253,312 – – – 123,191,468 – Haitong Qidong (Weihai) Equity Investment Fund (Limited Partnership) 158,818,784 – (6,258,550) 24,528,151 – (3,308,220) – 173,780,165 – Guangdong South Media Integration Fund (Limited Partnership) 177,443,405 – – 5,005,020 – – – 182,448,425 – Haitong (Jilin) Equity Investment Fund (Limited Partnership) 47,128,869 – (17,741,920) (11,596,461) – – – 17,790,488 – Xi’an Civil-Military Integration Satellite Investment Fund Co., Ltd. 88,525,500 – – 24,667,127 – – – 113,192,627 – Liaoning Haitong New Energy Low-carbon Industry Equity Investment Co., Ltd. 660,118,051 – – (12,170,247) – – – 647,947,804 – Hefei Haitong Small and Medium sized Fund Partnership Enterprise (Limited Partnership) 430,620,950 80,000,000 – 24,017,054 – – – 534,638,004 – Anhui Province Wanneng Haitong dual-carbon Industry M & A Investment Fund Partnership (Limited Partnership) 89,767,615 60,000,000 – 1,197,450 – – – 150,965,065 – Yancheng Sino Korean Industrial Park Phase II Investment Fund (Limited Partnership) 120,020,240 – – 371,689 – – – 120,391,929 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-67 – 24-29129-1 C1.2 P445

Year ended 31 December 2023 Opening book value Change during the year Closing book value Provision for impairment as at the end of the year Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Shanghai Haitong Huanxin Private Investment Fund Partnership (Limited Partnership) 229,011,868 – – (914,413) – – – 228,097,455 – Haitong (Jilin) Modern Service Industry Investment Fund (Limited Partnership) 29,261,604 – – (9,377,145) – – – 19,884,459 – Jiaxing Haitong Xuchu Equity Investment Fund (Limited Partnership) 73,279,350 – (4,874,302) 4,789,482 – (9,754,740) – 63,439,790 – Shanghai Equity Investment Fund II (Limited Partnership) 159,051,464 – (33,750,000) 13,019,431 – – – 138,320,895 – Liaoning China-Germany Industrial Equity Investment Fund (Limited Partnership) 663,313,551 – – (39,896,133) – – – 623,417,418 – Liaoning Haitong New Drivers Equity Investment Fund (Limited Partnership) 310,740,241 – – 27,178,510 – (3,631,715) – 334,287,036 – Xuchang Haitong Innovation Equity Investment Fund (Limited Partnership) 16,598,117 – – 5,630,756 – – – 22,228,873 – Jilin Haitong Innovation Satellite Investment Centre (Limited Partnership) 29,450,673 – – (296,361) – – – 29,154,312 – Hefei Haitong Huiyin Equity Investment Partnership (Limited Partnership) 114,983,055 – – 2,482,942 – – – 117,465,997 – Xi’an Aerospace Haitong Innovative New Materials Equity Investment Partnership (Limited Partnership) 1,390,139 – – (16,569) – – – 1,373,570 – CCTV Financial Media Industry Investment Fund (Limited Partnership) 675,811,839 – – 4,068,198 – (14,400,765) – 665,479,272 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-68 – 24-29129-1 C1.2 P446

Year ended 31 December 2023 Opening book value Change during the year Closing book value Provision for impairment as at the end of the year Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Haitong (Linyi) Equity Investment Fund Partnership (Limited Partnership) 12,026,250 – (12,000,000) 125,484 – (143,565) – 8,169 – Jilin Haichuang Changxin Investment Centre (Limited Partnership) 60,311,978 40,000,000 – (433,313) – – – 99,878,665 – Jinhua Haitong Key Industry Development Investment Promotion M & A Investment Partnership (Limited Partnership) 15,986,777 – – (237,104) – – – 15,749,673 – Shanghai Haitong Zhida Private Investment Fund Partnership (Limited Partnership) 4,070,443 – – 9,883 – – – 4,080,326 – Shanghai Haitong Yitai Phase I Private Fund Partnership (Limited Partnership) – 75,000,000 – (545,410) – – – 74,454,590 – Anhui Hailuo Haitong Industrial Internet Master Fund Partnership (Limited Partnership) – 228,000,000 – 1,359,829 – – – 229,359,829 – Shanghai Pudong Leading Zone Haitong Private Equity Investment Fund Partnership (Limited Partnership) – 325,000,000 – 449,727 – – – 325,449,727 – Shandong Province New and Old Kinetic Energy Conversion Haitong Aozida Health Industry Investment Partnership (Limited Partnership) – 2,000,000 – 971 – – – 2,000,971 – Nanchang Zhengtong Equity Investment Fund Partnership Enterprise (Limited Partnership) – 16,500,000 – 5,759 – – – 16,505,759 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-69 – 24-29129-1 C1.2 P447

Year ended 31 December 2023 Opening book value Change during the year Closing book value Provision for impairment as at the end of the year Increase in investment Decrease in investment Gains and losses on investment Other comprehensive income Declaration of cash dividends Others Hubei Haitong High Quality Transformation and Upgrading M&A Investment Fund Partnership Enterprise (Limited Partnership) – 60,000,000 – – – – – 60,000,000 – Shaanxi Aerospace Innovation Investment Partnership Enterprise (Limited Partnership) – 45,000,000 – – – – – 45,000,000 – Guangzhou Haike New Venture Capital Fund Partnership Enterprise (Limited Partnership) – 152,000,000 – – – – – 152,000,000 – Total 14,903,336,842 2,185,500,000 (192,400,971) 650,982,545 17,298,199 (365,608,680) – 17,199,107,935 – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-70 – 24-29129-1 C1.2 P448

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

15.	Investment property

Buildings
Cost
As at 1 January 2024	4,053,428,970
Decrease for the period	(106,048,079)
Exchange adjustments	(17,471,213)
As at 30 September 2024	3,929,909,678

Accumulated depreciation
As at 1 January 2024	(217,209,096)
Increase for the period	(75,414,297)
Decrease for the period	4,767,510
Exchange adjustments	(2,401,064)
As at 30 September 2024	(290,256,947)

Impairment
As at 1 January 2024	(5,152,882)
Increase for the period	(30,508,833)
Exchange adjustments	208,260
As at 30 September 2024	(35,453,455)

Carrying amount
As at 30 September 2024	3,604,199,276
As at 1 January 2024	3,831,066,992

Buildings
Cost
As at 1 January 2023	3,990,866,828
Increase for the year	18,915,222
Exchange adjustments	43,646,920
As at 31 December 2023	4,053,428,970

Accumulated depreciation
As at 1 January 2023	(127,141,974)
Increase for the year	(86,711,241)
Exchange adjustments	(3,355,881)
As at 31 December 2023	(217,209,096)

Impairment
As at 1 January 2023	-
Increase for the year	(5,152,882)
As at 31 December 2023	(5,152,882)

Carrying amount
As at 31 December 2023	3,831,066,992
As at 1 January 2023	3,863,724,854

– III-71 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

As at 30 September 2024 and 31 December 2023, the cost model was adopted for the measurement of investment properties of the Group and there were no investment properties measured at fair value.

As at 30 September 2024 and 31 December 2023, the Group had obtained title certificates of investment properties.

16.	Fixed assets

(1)	Carrying amount

	As at 30 September 2024	As at 31 December 2023
Original cost of fixed assets	28,671,393,450	28,551,564,562
Less: Accumulated depreciation	8,147,162,984	7,438,764,336
Impairment of fixed assets	178,652,439	179,224,214
Carrying amount of fixed assets	20,345,578,027	20,933,576,012

(2)	Changes in the increase or decrease of fixed assets

	Buildings	Machinery	Electronic communication equipment	Motor vehicles	Fixed assets under operating leases	Other equipment	Total
Cost
As at 1 January 2024	16,648,425,159	374,458,437	4,430,252,513	293,635,095	6,634,693,883	170,099,475	28,551,564,562
Purchases	49,007,090	6,405,720	274,522,798	10,821,286	188,058,408–	4,305,099	533,120,401
Construction in progress or other transfers	–	1,022,796	58,642,328	401,546	–	1,069,003	61,135,673
Disposals or written-offs	(4,748,010)	(40,272,312)	(279,269,765)	(21,069,659)	–	(15,771,755)	(361,131,501)
Exchange adjustments	(39,735,601)	(1,178,200)	(3,216,828)	470,671	(70,100,587)	464,860	(113,295,685)
As at 30 September 2024	16,652,948,638	340,436,441	4,480,931,046	284,258,939	6,752,651,704	160,166,682	28,671,393,450

Accumulated depreciation
As at 1 January 2024	(2,812,707,851)	(219,715,326)	(2,961,678,829)	(240,057,146)	(1,087,505,266)	(117,099,918)	(7,438,764,336)
Depreciation charge	(391,281,797)	(29,473,239)	(451,345,584)	(10,807,171)	(184,857,395)	(7,088,394)	(1,074,853,580)
Disposals or written-offs	880,642	38,024,275	275,131,506	20,146,779	–	15,043,107	349,226,309
Exchange adjustments	669,874	887,170	1,964,559	49,238	13,610,295	47,487	17,228,623
As at 30 September 2024	(3,202,439,132)	(210,277,120)	(3,135,928,348)	(230,668,300)	(1,258,752,366)	(109,097,718)	(8,147,162,984)

Impairment
As at 1 January 2024	(122,634,853)	(708,547)	(4,490,170)	–	(51,390,644)	–	(179,224,214)
Exchange adjustments	–	3,464	21,949	–	546,362	–	571,775
As at 30 September 2024	(122,634,853)	(705,083)	(4,468,221)	–	(50,844,282)	–	(178,652,439)

Carrying amount
As at 30 September 2024	13,327,874,653	129,454,238	1,340,534,477	53,590,639	5,443,055,056	51,068,964	20,345,578,027
As at 1 January 2024	13,713,082,455	154,034,564	1,464,083,514	53,577,949	5,495,797,973	52,999,557	20,933,576,012

– III-72 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

	Buildings	Machinery	Electronic communication equipment	Motor vehicles	Fixed assets under operating leases	Other equipment	Total
Cost
As at 1 January 2023	15,267,063,397	393,278,542	4,058,148,835	298,342,503	6,530,007,145	165,968,171	26,712,808,593
Purchases	1,176,270,602	21,486,872	658,408,265	18,307,743	–	9,937,106	1,884,410,588
Construction in progress or other transfers	284,138,802	7,316,634	74,254,609	–	–	408,924	366,118,969
Disposals or written-offs	(93,866,101)	(48,284,649)	(371,210,951)	(23,588,769)	–	(6,802,008)	(543,752,478)
Exchange adjustments	14,818,459	661,038	10,651,755	573,618	104,686,738	587,282	131,978,890
As at 31 December 2023	16,648,425,159	374,458,437	4,430,252,513	293,635,095	6,634,693,883	170,099,475	28,551,564,562

Accumulated depreciation
As at 1 January 2023	(2,310,138,112)	(223,924,956)	(2,748,168,809)	(246,401,239)	(829,587,937)	(111,051,157)	(6,469,272,210)
Depreciation charge	(498,811,136)	(39,063,309)	(558,805,237)	(15,298,416)	(242,989,218)	(11,452,091)	(1,366,419,407)
Disposals or written-offs	88,580	43,222,239	354,796,088	21,764,205	–	5,518,955	425,390,067
Exchange adjustments	(3,847,183)	50,700	(9,500,871)	(121,696)	(14,928,111)	(115,625)	(28,462,786)
As at 31 December 2023	(2,812,707,851)	(219,715,326)	(2,961,678,829)	(240,057,146)	(1,087,505,266)	(117,099,918)	(7,438,764,336)

Impairment
As at 1 January 2023	(122,634,853)	(698,422)	(4,426,005)	–	(50,533,734)	–	(178,293,014)
Exchange adjustments	–	(10,125)	(64,165)	–	(856,910)	–	(931,200)
As at 31 December 2023	(122,634,853)	(708,547)	(4,490,170)	–	(51,390,644)	–	(179,224,214)

Carrying amount
As at 31 December 2023	13,713,082,455	154,034,564	1,464,083,514	53,577,949	5,495,797,973	52,999,557	20,933,576,012
As at 1 January 2023	12,834,290,432	168,655,164	1,305,554,021	51,941,264	5,649,885,474	54,917,014	20,065,243,369

As at 30 September 2024, certain buildings of the Group have not obtained the property certificates, with a carrying amount of RMB55,772,478 (as at 31 December 2023: RMB58,323,044).

The carrying amount of the Group’s fixed assets used as collateral is disclosed in Note VI. 35.

17.	Construction in progress

	As at 30 September 2024
	Book value	Impairment	Carrying amount
Building improvements and equipment upgrading	428,940,156	–	428,940,156
Software system development	170,657,134	–	170,657,134
Total	599,597,290	–	599,597,290

– III-73 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

	As at 31 December 2023
	Book value	Impairment	Carrying amount
Building improvements and equipment upgrading	234,221,100	–	234,221,100
Software system development	197,289,969	–	197,289,969
Total	431,511,069	–	431,511,069

Note 1	Since the recoverable amount of the Group’s construction in progress was not lower than its carrying amount at the date of the balance sheet, no provision for impairment of construction in progress was required.

18.	Right-of-use assets

Nine-month period ended 30 September 2024

		Electronic communication	Motor
	Buildings	equipment	vehicles	Others	Total
Cost
As at 1 January 2024	5,141,257,366	803,514	2,180,108	2,186,360	5,146,427,348
Additions	643,115,085	295,198	308,126	1,071,905	644,790,314
Disposals or written-offs	(809,701,367)	–	(167,864)	(1,238,665)	(811,107,896)
Exchange adjustments	(7,016,210)	(3,323)	(9,016)	44,424	(6,984,125)
As at 30 September 2024	4,967,654,874	1,095,389	2,311,354	2,064,024	4,973,125,641

Accumulated depreciation
As at 1 January 2024	(2,463,592,860)	(572,443)	(1,180,007)	(1,639,292)	(2,466,984,602)
Depreciation charge	(799,816,472)	(127,109)	(404,334)	(362,130)	(800,710,045)
Disposals or written-offs	766,714,121	–	131,101	1,238,665	768,083,887
Exchange adjustments	4,421,243	842	1,601	(20,079)	4,403,607
As at 30 September 2024	(2,492,273,968)	(698,710)	(1,451,639)	(782,836)	(2,495,207,153)

Impairment
As at 1 January 2024	–	–	–	–	–
Exchange adjustments	–	–	–	–	–
As at 30 September 2024	–	–	–	–	–

Carrying amount
As at 30 September 2024	2,475,380,906	396,679	859,715	1,281,188	2,477,918,488
As at 1 January 2024	2,677,664,506	231,071	1,000,101	547,068	2,679,442,746

– III-74 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Year ended 31 December 2023
		Electronic communication	Motor
	Buildings	equipment	vehicles	Others	Total
Cost
As at 1 January 2023	4,699,766,260	625,617	2,617,367	2,357,176	4,705,366,420
Additions	1,118,992,933	–	299,182	503,672	1,119,795,787
Disposals or written-offs	(696,438,062)	–	(619,193)	(674,488)	(697,731,743)
Exchange adjustments	18,936,235	177,897	(117,248)	–	18,996,884
As at 31 December 2023	5,141,257,366	803,514	2,180,108	2,186,360	5,146,427,348

Accumulated depreciation
As at 1 January 2023	(2,038,272,762)	(294,875)	(1,472,881)	(1,713,536)	(2,041,754,054)
Depreciation charge	(1,072,084,463)	(180,997)	(527,171)	(599,896)	(1,073,392,527)
Disposals or written-offs	649,131,463	–	603,507	674,140	650,409,110
Exchange adjustments	(2,367,098)	(96,571)	216,538	–	(2,247,131)
As at 31 December 2023	(2,463,592,860)	(572,443)	(1,180,007)	(1,639,292)	(2,466,984,602)

Impairment
As at 1 January 2023	–	–	–	–	–
Exchange adjustments	–	–	–	–	–
As at 31 December 2023	–	–	–	–	–

Carrying amount
As at 31 December 2023	2,677,664,506	231,071	1,000,101	547,068	2,679,442,746
As at 1 January 2023	2,661,493,498	330,742	1,144,486	643,640	2,663,612,366

– III-75 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

19.	Intangible assets

Nine-month period ended 30 September 2024

	Software	Trading seat rights	Land-use- right	Others	Total
Cost
As at 1 January 2024	4,209,277,306	429,006,127	1,713,764,081	197,403,626	6,549,451,140
Purchases and transfer	420,103,823	–	–	4,253,770	424,357,593
Disposals or written-offs	(28,967,701)	–	–	(581,907)	(29,549,608)
Exchange adjustments	(4,660,944)	(63,907)	–	(295,095)	(5,019,946)
As at 30 September 2024	4,595,752,484	428,942,220	1,713,764,081	200,780,394	6,939,239,179

Accumulated amortisation
As at 1 January 2024	(2,904,617,223)	(241,924,359)	(324,736,096)	(106,043,509)	(3,577,321,187)
Amortisation	(396,871,348)	–	(24,766,153)	(1,940,752)	(423,578,253)
Disposals or written-offs	25,544,344	–	–	575,005	26,119,349
Exchange adjustments	4,600,335	14,654	–	257,888	4,872,877
As at 30 September 2024	(3,271,343,892)	(241,909,705)	(349,502,249)	(107,151,368)	(3,969,907,214)

Impairment
As at 1 January 2024	–	(4,927,811)	–	(10,475,317)	(15,403,128)
Increase for the period	–	–	–	–	–
As at 30 September 2024	–	(4,927,811)	–	(10,475,317)	(15,403,128)

Net carrying amount
As at 30 September 2024	1,324,408,592	182,104,704	1,364,261,832	83,153,709	2,953,928,837
As at 1 January 2024	1,304,660,083	182,153,957	1,389,027,985	80,884,800	2,956,726,825

– III-76 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

Year ended 31 December 2023

	Software	Trading seat rights	Land-use- right	Others	Total
Cost
As at 1 January 2023	3,651,222,309	430,749,900	1,713,764,081	203,007,055	5,998,743,345
Purchases and transfer	703,046,520	600,000	–	30,000	703,676,520
Disposals or written-offs	(168,012,937)	(2,600,000)	–	(6,709,789)	(177,322,726)
Exchange adjustments	23,021,414	256,227	–	1,076,360	24,354,001
As at 31 December 2023	4,209,277,306	429,006,127	1,713,764,081	197,403,626	6,549,451,140

Accumulated amortisation
As at 1 January 2023	(2,578,136,161)	(243,005,132)	(285,355,757)	(105,057,752)	(3,211,554,802)
Amortisation	(471,227,773)	–	(39,380,339)	(6,697,783)	(517,305,895)
Disposals or written-offs	164,146,527	1,200,000	–	6,547,640	171,894,167
Exchange adjustments	(19,399,816)	(119,227)	–	(835,614)	(20,354,657)
As at 31 December 2023	(2,904,617,223)	(241,924,359)	(324,736,096)	(106,043,509)	(3,577,321,187)

Impairment
As at 1 January 2023	–	(4,927,811)	–	(10,475,317)	(15,403,128)
Increase for the year	–	–	–	–	–
As at 31 December 2023	–	(4,927,811)	–	(10,475,317)	(15,403,128)

Net carrying amount
As at 31 December 2023	1,304,660,083	182,153,957	1,389,027,985	80,884,800	2,956,726,825
As at 1 January 2023	1,073,086,148	182,816,957	1,428,408,324	87,473,986	2,771,785,415

– III-77 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

20.	Goodwill

(1)	Changes in goodwill

Name of investees	Note	Balance as at the beginning of the period	Additions for the period	Disposals for the period	Balance as at the end of the period
HuaAn Funds Management Co., Ltd. (“HuaAn Funds”)	(a)	4,049,865,278	–	–	4,049,865,278
Guotai Junan Securities (Vietnam) Corporation (“Guotai Junan Vietnam”)	(b)	18,405,276	–	–	18,405,276
Guotai Junan Futures Co., Ltd. (“Guotai Junan Futures”)	(c)	2,490,908	–	–	2,490,908
Sub-total		4,070,761,462	–	–	4,070,761,462
Less: Impairment losses		–	–	–	–
Carrying amount		4,070,761,462	–	–	4,070,761,462

(a)	In November 2022, the Company acquired 8% of the shares in HuaAn Funds through equity transfer. As a result, the Company’s equity interests in HuaAn Funds increased to 51%, granting it control of HuaAn Funds. The transaction generated goodwill of RMB4,049,865,278.

(b)	Guotai Junan International Holdings Limited (國泰君安國際控股有限公司) (“Guotai Junan International”) acquired 50.97% equity interests in Guotai Junan Vietnam (former “Vietnam Investment Securities Company”) from a third party in December 2019. The transaction generated goodwill of RMB18,405,276.

(c)	The Company acquired 100% of equity interests in Guotai Junan Futures from a third party in July 2007. The transaction generated goodwill of RMB2,490,908.

(2)	Impairment tests of goodwill

The Group will conduct impairment tests on the carrying amount of goodwill arising from business combinations not under common control at least annually at the end of each year. The Group mainly calculates the recoverable amount mainly based on the higher of the net amount of the fair value of assets less disposal costs and the present value of expected future cash flows. The calculation of recoverable amount is based on the expected future cash flows projected from financial budgets approved by the management. Other assumptions relate to budgeted revenue and gross profit margin, etc., based on past performance and the management’s expectation of market development. As at 31 December 2023, the Group’s expectation of the recoverable amount did not result in a recognition of an impairment loss of goodwill.

As of 30 September 2024, the Group has not identified any impairment indicators of the cash-generating unit (“CGU”) or combinations of the CGU related to goodwill.

– III-78 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

21.	Deferred tax assets and liabilities

Deferred tax assets and liabilities before being offset:

	As at 30 September 2024		As at 31 December 2023
	Deductible temporary differences/ (Taxable temporary differences)	Deferred tax assets/ (liabilities)	Deductible temporary differences/ (Taxable temporary differences)	Deferred tax assets/ (liabilities)
Employee benefits payable	5,893,457,116	1,473,629,052	7,594,145,334	1,898,690,928
Allowance for asset/credit impairment	15,944,002,913	4,011,623,899	16,509,451,523	4,131,323,674
Intangible assets, fixed assets and long-term deferred expenses	(2,038,211,671)	(415,961,888)	(2,320,181,219)	(495,119,321)
Tax deductible on unpaid payables	670,409,185	169,364,341	658,870,587	166,609,693
Changes in fair value	(16,441,680,507)	(4,139,039,383)	(6,325,674,504)	(1,484,712,416)
Right-of-use assets	(2,734,995,058)	(683,748,765)	(2,993,192,931)	(748,298,234)
Lease liabilities	2,818,851,587	704,712,898	3,169,284,427	792,982,128
Deductible tax losses	7,532,854,481	1,744,286,687	5,549,700,130	1,203,638,516
Others	(782,386,939)	(192,779,034)	(886,121,930)	(217,238,840)
Net amount	10,862,301,107	2,672,087,807	20,956,281,417	5,247,876,128

Deferred tax assets and liabilities presented by net amount after being offset:

	As at 30 September 2024 Balance after being offset	As at 31 December 2023 Balance after being offset
Deferred tax assets	3,946,939,707	6,644,633,780
Deferred tax liabilities	(1,274,851,900)	(1,396,757,652)

The Group did not have material unrecognised deductible temporary differences and deductible losses in respect of deferred tax assets.

– III-79 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL
INFORMATION OF THE ENLARGED GROUP

22.	Other assets

	Note	As at 30 September	As at 31 December
		2024	2023
Loans and advances	(1)	5,754,628,728	5,615,659,374
Other loans and receivables	(2)	4,824,001,694	5,290,231,788
Other receivables	(3)	1,171,923,276	1,467,629,378
Deductible tax/Prepaid taxes		1,741,023,954	2,142,594,655
Long-term receivables from government cooperation projects		1,483,688,678	1,460,794,285
Bulk commodity trading inventories		1,052,479,540	1,062,621,219
Long-term deferred expenses	(4)	543,684,627	584,734,513
Others		2,693,572,282	3,207,369,732
Total		19,265,002,779	20,831,634,944

(1)	Loans and advances

	As at 30 September	As at 31 December
	2024	2023
Corporate loans and advances	5,809,124,590	5,675,515,665
Less: Allowance for loan impairment	54,495,862	59,856,291
Total	5,754,628,728	5,615,659,374

(2)	Other loans and receivables

	As at 30 September	As at 31 December
	2024	2023
Overseas loans and receivables	6,062,647,663	6,100,873,472
Domestic entrusted loans and other loans	4,993,810	425,918,698
Sub-total	6,067,641,473	6,526,792,170
Less: Allowance for loan impairment	1,243,639,779	1,236,560,382
Total	4,824,001,694	5,290,231,788

– III-80 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(3)	Other receivables

(i)	Details of other receivables

	As at 30 September	As at 31 December
	2024	2023
Book value of other receivables	2,014,859,280	2,275,460,439
Less: Allowance for bad debts	842,936,004	807,831,061
Carrying amount of other receivables	1,171,923,276	1,467,629,378

(ii)	Other receivables analysed by ageing:

	As at 30 September 2024
Ageing	Carrying amount		Allowance for bad debts
	Amount	Proportion	Amount	Proportion
Within 1 year	900,615,785	45%	2,112,941	1%
1 to 2 years	54,944,880	3%	3,910,692	1%
2 to 3 years	208,854,139	10%	66,329,490	7%
Over 3 years	850,444,476	42%	770,582,881	91%
Total	2,014,859,280	100%	842,936,004	100%

	As at 31 December 2023
Ageing	Carrying amount		Allowance for bad debts
	Amount	Proportion	Amount	Proportion
Within 1 year	1,163,154,413	51%	6,555,981	1%
1 to 2 years	222,649,740	10%	70,087,883	9%
2 to 3 years	145,047,609	6%	41,754,552	5%
Over 3 years	744,608,677	33%	689,432,645	85%
Total	2,275,460,439	100%	807,831,061	100%

(4)	Long-term deferred expenses

	Network and communication systems	Leasehold improvement fee	Others	Total
As at 31 December 2023	9,400,701	532,425,492	42,908,320	584,734,513
Add: Increase for the period	870,891	124,969,305	19,380,836	145,221,032
Less: Decrease for the period	2,308,503	172,369,023	11,593,392	186,270,918
As at 30 September 2024	7,963,089	485,025,774	50,695,764	543,684,627

– III-81 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

23.	Short-term borrowings

	As at 30 September	As at 31 December
	2024	2023
Unsecured loans and borrowings	35,249,248,578	42,715,585,547
Pledge loans	2,749,274,297	–
Total	37,998,522,875	42,715,585,547

As at 30 September 2024, the above loans and borrowings bore interest rates ranging from 2.55% to 7.64% per annum (as at 31 December 2023: 1.58% to 7.13%).

As at 30 September 2024, the Group had nil overdue loans (as at 31 December 2023: Nil).

As of 30 September 2024, the total balance of pledged bank borrowings of Haitong International Securities Group Limited, a subsidiary of the Group, amounted to RMB115 million (as of 31 December 2023: Nil). Such amount was borrowed by pledging the shares of a listed company obtained through the financing funds provided to the customer with its consent. As of 30 September 2024, the fair value of such collateral was RMB1.070 billion (as of 31 December 2023: Nil).

As of 30 September 2024, the Group’s bank loans of approximately RMB2.634 billion were secured by 70% equity interests in Haitong International Securities Group Limited, a subsidiary of the Group.

24.	Short-term debt instruments

Nine-month period ended 30 September 2024

Types	Par value	Issue date	Maturity date	Coupon rate	Balances as at 31 December 2023	Increase for the period	Decrease for the period	Balances as at 30 September 2024
Ultra-short-term bonds
23 Haitong Unitrust SCP004	RMB1,000,000,000	April 2023	January 2024	2.56%	1,017,489,663	1,211,109	(1,018,700,772)	–
23 Haitong Unitrust SCP005	RMB1,000,000,000	August 2023	March 2024	2.40%	1,008,471,074	4,369,728	(1,012,840,802)	–
23 Haitong Unitrust SCP006	RMB1,000,000,000	September 2023	May 2024	2.50%	1,007,782,018	9,813,796	(1,017,595,814)	–
23 Haitong Unitrust SCP007	RMB1,000,000,000	September 2023	June 2024	2.68%	1,007,173,283	11,548,735	(1,018,722,018)	–
23 Haitong Unitrust SCP008	RMB1,000,000,000	November 2023	August 2024	2.81%	1,002,689,051	17,496,504	(1,020,185,555)	–
24 Haitong Unitrust SCP001	RMB1,000,000,000	January 2024	September 2024	2.65%	–	1,018,245,902	(1,018,245,902)	–
24 Haitong Unitrust SCP002	RMB1,000,000,000	June 2024	February 2025	2.15%	–	1,006,524,083	–	1,006,524,083
24 Haitong Unitrust SCP003	RMB1,000,000,000	Sept 2024	June 2025	2.08%	–	1,000,166,708	–	1,000,166,708
Subtotal					5,043,605,089	3,069,376,565	(6,106,290,863)	2,006,690,791

– III-82 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Types	Par value	Issue date	Maturity date	Coupon rate	Balances as at 31 December 2023	Increase for the period	Decrease for the period	Balances as at 30 September 2024
Short-term bonds
23 Haitong Unitrust CP001	RMB1,000,000,000	January 2023	January 2024	3.41%	1,033,166,340	840,822	(1,034,007,162)	–
24 Haitong Unitrust CP001	RMB1,000,000,000	January 2024	January 2025	2.78%	–	1,020,100,333	–	1,020,100,333
24 Haitong Unitrust CP002	RMB1,000,000,000	August 2024	August 2025	1.99%	–	1,001,709,508	–	1,001,709,508
23 Guotai Junan CP002	RMB4,000,000,000	March 2023	March 2024	2.80%	4,090,885,246	20,502,732	(4,111,387,978)	–
23 Guotai Junan CP004	RMB4,000,000,000	May 2023	February 2024	2.44%	4,060,699,178	9,626,301	(4,070,325,479)	–
23 Guotai Junan CP005	RMB4,000,000,000	November 2023	November 2024	2.68%	4,011,454,247	80,473,425	–	4,091,927,672
23 Guotai Junan CP006	RMB4,000,000,000	December 2023	August 2024	2.75%	4,007,835,616	70,821,918	(4,078,657,534)	–
24 Guotai Junan CP001	RMB2,000,000,000	January 2024	June 2024	2.43%	–	2,022,369,315	(2,022,369,315)	–
24 Guotai Junan CP002	RMB3,000,000,000	May 2024	August 2024	1.99%	–	3,013,739,178	(3,013,739,178)	–
24 Guotai Junan CP003	RMB3,000,000,000	June 2024	December 2024	1.93%	–	3,016,814,794	–	3,016,814,794
Subtotal					17,204,040,627	10,256,998,326	(18,330,486,646)	9,130,552,307

Types	Par value	Issue date	Maturity date	Coupon rate	Balances as at 31 December 2023	Increase for the period	Decrease for the period	Balances as at 30 September 2024
Short-term corporate bonds 23 Haitong S1	RMB5,000,000,000	November 2023	October 2024	2.68%	5,017,254,795	100,591,780	-	5,117,846,575
Subtotal					5,017,254,795	100,591,780	-	5,117,846,575
Medium-term notes		January 2023 to June 2024	January 2024 to May 2025	0.00% to 6.31%	2,582,368,135	8,400,279,147	(5,967,261,304)	5,015,385,978
Income certificates		March 2023 to September 2024	January 2024 to September 2025	0.00% to 5.54%	8,377,884,730	17,186,740,861	(17,071,084,689)	8,493,540,902
Total					38,225,153,376	39,013,986,679	(47,475,123,502)	29,764,016,553

– III-83 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Year ended 31 December 2023

Types	Par value	Issue date	Maturity date	Coupon rate	Balances as at 31 December 2022	Increase for the year	Decrease for the year	Balances as at 31 December 2023
Ultra-short-term bonds
22 Haitong Unitrust SCP008	RMB1,000,000,000	May 2022	February 2023	2.05%	1,012,128,649	2,639,726	(1,014,768,375)	–
22 Haitong Unitrust SCP009	RMB500,000,000	June 2022	March 2023	2.06%	505,442,572	1,918,904	(507,361,476)	–
22 Haitong Unitrust SCP010	RMB1,000,000,000	August 2022	April 2023	2.03%	1,007,492,738	6,117,808	(1,013,610,546)	–
22 Haitong Unitrust SCP011	RMB1,000,000,000	August 2022	April 2023	1.86%	1,006,089,683	5,962,192	(1,012,051,875)	–
22 Haitong Unitrust SCP012	RMB500,000,000	October 2022	March 2023	1.86%	501,435,186	1,732,603	(503,167,789)	–
22 Haitong Unitrust SCP013	RMB1,000,000,000	November 2022	August 2023	2.51%	1,002,700,426	15,266,301	(1,017,966,727)	–
23 Haitong Unitrust SCP001	RMB1,000,000,000	February 2023	August 2023	2.63%	–	1,013,762,466	(1,013,762,466)	–
23 Haitong Unitrust SCP002	RMB1,000,000,000	March 2023	September 2023	2.73%	–	1,014,768,852	(1,014,768,852)	–
23 Haitong Unitrust SCP003	RMB1,000,000,000	April 2023	November 2023	2.48%	–	1,014,839,344	(1,014,839,344)	–
23 Haitong Unitrust SCP004	RMB1,000,000,000	April 2023	January 2024	2.56%	–	1,017,489,663	–	1,017,489,663
23 Haitong Unitrust SCP005	RMB1,000,000,000	August 2023	March 2024	2.40%	–	1,008,471,074	–	1,008,471,074
23 Haitong Unitrust SCP006	RMB1,000,000,000	September 2023	May 2024	2.50%	–	1,007,782,018	–	1,007,782,018
23 Haitong Unitrust SCP007	RMB1,000,000,000	September 2023	June 2024	2.68%	–	1,007,173,283	–	1,007,173,283
23 Haitong Unitrust SCP008	RMB1,000,000,000	November 2023	August 2024	2.81%	–	1,002,689,051	–	1,002,689,051
Subtotal					5,035,289,254	8,120,613,285	(8,112,297,450)	5,043,605,089

– III-84 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Types	Par value	Issue date	Maturity date	Coupon rate		Balances as at 31 December 2022	Increase for the year	Decrease for the year	Balances as at 31 December 2023
Short-term bonds
22 Haitong Unitrust CP001	RMB1,000,000,000	October 2022	October 2023	2.45%		1,003,519,613	19,935,617	(1,023,455,230)	–
23 Haitong Unitrust CP001	RMB1,000,000,000	January 2023	January 2024	3.41%		–	1,033,166,340	–	1,033,166,340
22 Guotai Junan CP003	RMB3,200,000,000	December 2022	September 2023	2.65%		3,205,575,890	57,385,206	(3,262,961,096)	–
22 Guotai Junan CP004	RMB4,000,000,000	December 2022	April 2023	2.80%		4,005,216,439	31,605,479	(4,036,821,918)	–
23 Guotai Junan CP001	RMB4,000,000,000	February 2023	October 2023	2.65%		–	4,077,249,315	(4,077,249,315)	–
23 Guotai Junan CP002	RMB4,000,000,000	March 2023	March 2024	2.80%		–	4,090,885,246	–	4,090,885,246
23 Guotai Junan CP003	RMB3,000,000,000	April 2023	November 2023	2.57%		–	3,044,237,705	(3,044,237,705)	–
23 Guotai Junan CP004	RMB4,000,000,000	May 2023	February 2024	2.44%		–	4,060,699,178	–	4,060,699,178
23 Guotai Junan CP005	RMB4,000,000,000	November 2023	November 2024	2.68%		–	4,011,454,247	–	4,011,454,247
23 Guotai Junan CP006	RMB4,000,000,000	December 2023	August 2024	2.75%		–	4,007,835,616	–	4,007,835,616
Subtotal						8,214,311,942	24,434,453,949	(15,444,725,264)	17,204,040,627

Short-term corporate bonds
22 Haitong D1	RMB4,500,000,000	June 2022	June 2023	2.50%	%	4,563,493,151	49,006,849	(4,612,500,000)	–
23 Haitong S1	RMB5,000,000,000	November 2023	October 2024	2.68%	%	–	5,017,254,795	–	5,017,254,795
22 Guojun S1	RMB3,000,000,000	November 2022	May 2023	2.51%	%	3,007,839,452	29,294,795	(3,037,134,247)	–
Subtotal						7,571,332,603	5,095,556,439	(7,649,634,247)	5,017,254,795
Medium-term notes		February 2022 to October 2023	January 2023 to April 2024	0.00% to 6.14%		3,377,869,921	7,810,475,573	(8,605,977,359)	2,582,368,135
Income certificates		December 2021 to December 2023	January 2023 to December 2024	0.00% to 5.54%		5,609,769,195	17,508,888,846	(14,740,773,311)	8,377,884,730
Total						29,808,572,915	62,969,988,092	(54,553,407,631)	38,225,153,376

– III-85 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

25.	Placements from other financial institutions

	30 September 2024	31 December 2023
Placements from banks	10,883,930,219	12,477,479,599
Placements from China Securities Finance Corporation Limited (“CSFC”)	11,313,119,611	15,313,548,091
Total	22,197,049,830	27,791,027,690

The scale, remaining maturity and interest rate range of the Group’s placements from CSFC are shown in the table below.

	30 September 2024	Interest rate	31 December 2023	Interest rate
Within 1 month	–	N/A	5,051,030,000	2.16%
1 to 3 months	3,016,070,833	2.03%	10,262,518,091	2.12%-2.30%
3 months to 1 year	8,297,048,778	2.00%-2.10%	–	N/A
Total	11,313,119,611		15,313,548,091

26.	Financial liabilities held for trading

	As at 30 September 2024
	Classified as financial liabilities at fair value through profit or loss	Designated as financial liabilities at fair value through profit or loss	Total
Equity instruments	1,681,199,701	–	1,681,199,701
Debt instruments	3,922,788,867	65,928,243,666	69,851,032,533
Others	1,164,241,019	3,683,860,583	4,848,101,602
Total	6,768,229,587	69,612,104,249	76,380,333,836

	As at 31 December 2023
	Financial liabilities classified as at fair value through profit or loss	Financial liabilities designated as at fair value through profit or loss	Total
Equity instruments	2,348,323,073	–	2,348,323,073
Debt instruments	2,016,030,534	74,581,149,669	76,597,180,203
Others	957,573,201	6,693,720,419	7,651,293,620
Total	5,321,926,808	81,274,870,088	86,596,796,896

Included in the Group’s financial liabilities designated as at fair value through profit or loss are mainly structured notes and structured income certificates issued by the Group and the interests attributable to third parties of consolidated structured entities.

– III-86 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

27.	Financial assets sold under repurchase agreements

(1)	Presented by collateral type:

	As at 30 September 2024	As at 31 December 2023
Bonds	235,185,405,403	312,611,912,956
Precious metals	13,007,156,821	14,609,840,364
Stocks	1,565,369,708	2,172,629,234
Total	249,757,931,932	329,394,382,554

(2)	Presented by business categories:

	30 September 2024	31 December 2023
Pledged repurchase	180,736,301,073	263,138,243,700
Pledged quotation and repurchase	42,432,094,423	35,986,819,445
Precious metals	16,489,426,683	14,609,840,364
Outright repurchase	10,100,109,753	15,659,479,045
Total	249,757,931,932	329,394,382,554

(3)	Fair value of collateral:

	30 September 2024	31 December 2023
Bonds	264,883,228,989	348,577,291,886
Precious metals	14,821,725,000	15,826,470,000
Stocks	1,880,699,965	2,503,832,162
Total	281,585,653,954	366,907,594,048

(4)	The remaining maturity and balance of the funds raised through the pledged quotation and repurchase are analysed as follows:

	30 September 2024	31 December 2023
Within 1 month	16,784,900,487	17,233,552,343
1 to 3 months	3,685,944,527	4,206,051,066
3 months to 1 year	21,961,249,409	14,547,216,036
Total	42,432,094,423	35,986,819,445

As at 30 September 2024, the interest rate range of the funds raised through the pledged quotation and repurchase is 1.40% – 8.18% (31 December 2023: 0.50% – 8.18%).

– III-87 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

28.	Accounts payable to brokerage customers

	30 September 2024	31 December 2023
General brokerage business
Individuals	182,102,934,820	134,748,427,116
Institutions	162,306,997,304	128,983,156,300
Subtotal	344,409,932,124	263,731,583,416

Credit business
Individuals	20,081,838,706	14,465,087,738
Institutions	5,053,085,532	6,330,873,310
Subtotal	25,134,924,238	20,795,961,048
Total	369,544,856,362	284,527,544,464

29.	Proceeds from underwriting securities received on behalf of customers

	30 September 2024	31 December 2023
Proceeds from underwriting stocks received on behalf of customers	357,988,326	832,475,716
Proceeds from underwriting bonds received on behalf of customers	21,944,729	40,185,224
Total	379,933,055	872,660,940

30.	Employee benefits payable

	31 December 2023	Increase for the period	Decrease for the period	30 September 2024
Short-term employee benefits Salaries, bonuses, allowances and subsidies	10,046,346,964	8,051,163,816	(9,791,118,092)	8,306,392,688
Employee welfare	13,467,665	240,240,430	(252,295,319)	1,412,776
Social insurance contributions	26,250,064	511,789,351	(516,870,633)	21,168,782
Housing fund	38,855,666	618,292,190	(616,016,512)	41,131,344
Labour union expenditure and employee education fund	114,002,884	172,183,133	(123,498,116)	162,687,901
Others	–	84,286,761	(70,260,408)	14,026,353
Post-employment benefit – defined contribution plans
Including: Basic pension insurance	49,334,432	820,002,282	(820,674,808)	48,661,906
Unemployment insurance	1,831,823	22,537,369	(22,403,361)	1,965,831
Enterprise annuity	22,611,499	573,561,655	(592,452,459)	3,720,695
Others	–	773,803	(773,803)	–
Total	10,312,700,997	11,094,830,790	(12,806,363,511)	8,601,168,276

– III-88 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	31 December 2022	Increase for the year	Decrease for the year	31 December 2023
Short-term employee benefits
Salaries, bonuses, allowances and subsidies	13,251,329,837	12,018,105,444	(15,223,088,317)	10,046,346,964
Employee welfare	12,115,227	302,693,847	(301,341,409)	13,467,665
Social insurance contributions	27,062,142	755,828,035	(756,640,113)	26,250,064
Housing fund	31,581,498	777,918,282	(770,644,114)	38,855,666
Labour union expenditure and employee education fund	181,445,531	219,086,373	(286,529,020)	114,002,884
Others	–	20,147,252	(20,147,252)	–
Post-employment benefit – defined contribution plans
Including:
Basic pension insurance	36,691,091	1,025,230,037	(1,012,586,696)	49,334,432
Unemployment insurance	1,976,662	24,304,137	(24,448,976)	1,831,823
Enterprise annuity	512,685	968,690,581	(946,591,767)	22,611,499
Others	–	733,370	(733,370)	–
Total	13,542,714,673	16,112,737,358	(19,342,751,034)	10,312,700,997

31.	Taxes payable

	30 September 2024	31 December 2023
Corporate income tax	1,244,792,440	1,930,512,928
Individual income tax	246,406,077	296,630,032
Value-added tax (“VAT”)	152,027,703	141,636,189
City maintenance and construction tax	17,697,817	12,544,700
Education surcharge and local education surcharge	12,695,426	9,067,816
Others	217,875,912	226,413,761
Total	1,891,495,375	2,616,805,426

32.	Accounts payable

	30 September 2024	31 December 2023
Customer deposits payable	70,734,193,508	75,581,617,038
Settlement payables to clearing house and customers	16,912,312,540	3,532,781,804
Accounts payable to brokers	7,859,128,954	9,650,641,184
Accounts payable arising from equity incentives	173,321,592	361,483,735
Others	1,020,318,464	1,199,459,621
Total	96,699,275,058	90,325,983,382

– III-89 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

33.	Contract liabilities

	30 September 2024	31 December 2023
Advance receivables of fee and commission	21,754,795	64,184,795
Advance receivables for sales of goods	17,892,470	15,955,807
Others	–	19,174,312
Total	39,647,265	99,314,914

34.	Provisions

	30 September 2024	31 December 2023
Outstanding litigation and others	417,633,412	507,231,438
External guarantee	7,977,294	15,630,413
Total	425,610,706	522,861,851

35.	Long-term borrowings

	As at 30 September	As at 31 December
	2024	2023
Unsecured loans and borrowings	31,509,520,818	35,032,966,560
Mortgage and pledge loans	4,010,849,811	7,815,909,702
Total	35,520,370,629	42,848,876,262

As at 30 September 2024, the annual interest rate of the Group’s long-term borrowings was 0.10% – 7.13% (31 December 2023: 0.10% – 7.35%).

As of 31 December 2023, the Group’s bank loans of approximately RMB1.778 billion were secured by the equity interests in Haitong Bank, S. A., a subsidiary of the Group.

As of 30 September 2024, the Group’s borrowings of approximately RMB4.011 billion (31 December 2023: RMB6.038 billion) were secured by finance lease receivables and long-term receivables, and pledged by buildings and aircraft for leasing as fixed assets. As of 30 September 2024, the book value of secured finance lease receivables was RMB0.296 billion (31 December 2023: RMB0.619 billion), and the book value of secured long-term receivables was RMB0.248 billion (31 December 2023: RMB1.421 billion), and the book value of the pledged buildings and aircraft for leasing as fixed assets was RMB5.915 billion (31 December 2023: RMB6.303 billion).

– III-90 –

36. Bonds payable Nine-month period ended 30 September 2024 Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Corporate bond 21 GUOJUN G1 RMB4,000,000,000 RMB4,000,000,000 April 2021 April 2024 3.46% 4,096,751,754 41,648,246 (4,138,400,000) – Corporate bond 21 GUOJUN G2 RMB2,000,000,000 RMB2,000,000,000 April 2021 April 2026 3.75% 2,048,335,179 57,828,960 (75,000,000) 2,031,164,139 Corporate bond 21 GUOJUN G3 RMB3,000,000,000 RMB3,000,000,000 May 2021 May 2024 3.31% 3,059,496,878 39,803,122 (3,099,300,000) – Corporate bond 21 GUOJUN G4 RMB5,000,000,000 RMB5,000,000,000 May 2021 May 2026 3.67% 5,102,480,869 140,608,701 (183,500,000) 5,059,589,570 Corporate bond 21 GUOJUN G5 RMB2,900,000,000 RMB2,900,000,000 June 2021 June 2024 3.40% 2,952,483,053 46,116,947 (2,998,600,000) – Corporate bond 21 GUOJUN G7 RMB1,900,000,000 RMB1,900,000,000 July 2021 July 2024 3.13% 1,924,715,203 34,754,797 (1,959,470,000) – Corporate bond 21 GUOJUN G8 RMB6,100,000,000 RMB6,100,000,000 July 2021 July 2026 3.48% 6,177,503,600 163,992,161 (212,280,000) 6,129,215,761 Corporate bond 21 GUOJUN G9 RMB2,800,000,000 RMB2,800,000,000 August 2021 August 2024 3.01% 2,831,999,286 52,280,714 (2,884,280,000) – Corporate bond 21 GUOJUN 10 RMB4,200,000,000 RMB4,200,000,000 August 2021 August 2026 3.35% 4,247,397,185 108,248,842 (140,700,000) 4,214,946,027 Corporate bond 21 GUOJUN 11 RMB3,000,000,000 RMB3,000,000,000 August 2021 August 2031 3.77% 3,033,032,626 85,612,547 (113,100,000) 3,005,545,173 Corporate bond 21 GUOJUN 12 RMB4,400,000,000 RMB4,400,000,000 September 2021 October 2024 3.09% 4,432,764,664 105,168,028 (131,614,246) 4,406,318,446 Corporate bond 21 GUOJUN 13 RMB3,400,000,000 RMB3,400,000,000 September 2021 September 2031 3.80% 3,419,822,530 98,340,234 (129,200,000) 3,388,962,764 Corporate bond 21 GUOJUN 14 RMB3,300,000,000 RMB3,300,000,000 October 2021 November 2024 3.29% 3,317,388,392 86,468,631 – 3,403,857,023 Corporate bond 21 GUOJUN 15 RMB3,400,000,000 RMB3,400,000,000 October 2021 October 2031 3.99% 3,411,981,881 103,001,374 – 3,514,983,255 Corporate bond 22 GUOJUN G1 RMB2,000,000,000 RMB2,000,000,000 March 2022 March 2025 3.04% 2,045,996,400 47,044,170 (60,800,000) 2,032,240,570 Corporate bond 22 GUOJUN G2 RMB1,400,000,000 RMB1,400,000,000 March 2022 March 2032 3.74% 1,429,878,018 40,131,754 (52,360,000) 1,417,649,772 Corporate bond 22 GUOJUN G3 RMB2,800,000,000 RMB2,800,000,000 April 2022 April 2025 2.96% 2,853,924,390 64,177,161 (82,880,000) 2,835,221,551 Corporate bond 22 GUOJUN G4 RMB2,500,000,000 RMB2,500,000,000 April 2022 April 2032 3.70% 2,542,964,095 70,910,877 (92,500,000) 2,521,374,972 Corporate bond 22 GUOJUN G5 RMB3,100,000,000 RMB3,100,000,000 May 2022 May 2025 2.78% 3,147,752,386 66,867,443 (86,180,000) 3,128,439,829 Corporate bond 22 GUOJUN G6 RMB2,400,000,000 RMB2,400,000,000 May 2022 May 2032 3.58% 2,433,691,284 65,736,671 (85,920,000) 2,413,507,955 Corporate bond 22 GUOJUN G7 RMB2,500,000,000 RMB2,500,000,000 July 2022 July 2025 2.92% 2,531,937,517 56,540,204 (73,000,000) 2,515,477,721 Corporate bond 22 GUOJUN G8 RMB2,500,000,000 RMB2,500,000,000 July 2022 July 2027 3.27% 2,531,096,756 63,029,447 (81,750,000) 2,512,376,203 Corporate bond 22 GUOJUN G9 RMB2,000,000,000 RMB2,000,000,000 September 2022 September 2025 2.52% 2,010,439,751 39,232,571 (50,400,000) 1,999,272,322 Corporate bond 22 GUOJUN 10 RMB3,000,000,000 RMB3,000,000,000 September 2022 September 2027 2.90% 3,005,524,123 68,692,286 (87,000,000) 2,987,216,409 Corporate bond 23 GUOJUN G1 RMB3,000,000,000 RMB3,000,000,000 January 2023 February 2025 2.90% 3,080,597,425 68,095,742 (87,000,000) 3,061,693,167 Corporate bond 23 GUOJUN G2 RMB3,000,000,000 RMB3,000,000,000 January 2023 January 2026 3.07% 3,071,794,171 75,574,853 (92,100,000) 3,055,269,024 Corporate bond 23 GUOJUN G3 RMB1,500,000,000 RMB1,500,000,000 February 2023 February 2025 2.92% 1,536,852,632 33,815,602 (43,800,000) 1,526,868,234 Corporate bond 23 GUOJUN G4 RMB4,500,000,000 RMB4,500,000,000 February 2023 February 2026 3.16% 4,598,318,801 115,526,954 (142,200,000) 4,571,645,755 Corporate bond 23 GUOJUN G5 RMB1,600,000,000 RMB1,600,000,000 May 2023 May 2025 2.79% 1,624,830,950 35,557,847 (44,640,000) 1,615,748,797 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-91 – 24-29129-1 C1.2 P469

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Corporate bond 23 GUOJUN G6 RMB3,400,000,000 RMB3,400,000,000 May 2023 April 2026 2.92% 3,443,332,997 80,792,252 (99,280,000) 3,424,845,249 Corporate bond 23 GUOJUN G7 RMB3,000,000,000 RMB3,000,000,000 August 2023 August 2025 2.53% 3,009,430,343 65,600,126 (75,900,000) 2,999,130,469 Corporate bond 23 GUOJUN G8 RMB2,000,000,000 RMB2,000,000,000 August 2023 August 2026 2.70% 2,006,846,869 44,193,607 (54,000,000) 1,997,040,476 Corporate bond 23 GUOJUN G9 RMB1,500,000,000 RMB1,500,000,000 September 2023 October 2025 2.80% 1,508,997,099 25,288,147 (39,736,986) 1,494,548,260 Corporate bond 23 GUOJUN 10 RMB3,500,000,000 RMB3,500,000,000 September 2023 September 2026 2.89% 3,514,396,660 79,427,270 (101,150,000) 3,492,673,930 Corporate bond 23 GUOJUN 11 RMB900,000,000 RMB900,000,000 October 2023 October 2025 2.82% 901,537,773 20,479,126 – 922,016,899 Corporate bond 23 GUOJUN 12 RMB2,500,000,000 RMB2,500,000,000 October 2023 October 2028 3.12% 2,503,782,221 54,648,361 – 2,558,430,582 Corporate bond 23 GUOJUN 13 RMB3,500,000,000 RMB3,500,000,000 November 2023 November 2025 2.82% 3,486,750,737 83,966,600 – 3,570,717,337 Corporate bond 23 GUOJUN 15 RMB1,700,000,000 RMB1,700,000,000 November 2023 November 2028 3.08% 1,693,991,106 41,007,658 – 1,734,998,764 Corporate bond 24 GUOJUN G1 RMB5,000,000,000 RMB5,000,000,000 May 2024 May 2027 2.30% – 5,028,878,042 – 5,028,878,042 Corporate bond 24 GUOJUN G2 RMB2,000,000,000 RMB2,000,000,000 July 2024 August 2026 2.07% – 2,005,517,947 – 2,005,517,947 Subordinated bond 21 GUOJUN C1 RMB3,000,000,000 RMB3,000,000,000 January 2021 January 2024 3.89% 3,108,607,846 8,092,154 (3,116,700,000) – Subordinated bond 21 GUOJUN C3 RMB2,000,000,000 RMB2,000,000,000 December 2021 December 2024 3.20% 2,002,090,744 49,454,871 – 2,051,545,615 Subordinated bond 22 GUOJUN C1 RMB2,500,000,000 RMB2,500,000,000 January 2022 January 2024 3.00% 2,572,662,059 2,337,941 (2,575,000,000) – Subordinated bond 22 GUOJUN C2 RMB3,500,000,000 RMB3,500,000,000 January 2022 January 2025 3.17% 3,603,877,463 85,750,999 (110,950,000) 3,578,678,462 Subordinated bond 24 GUOJUN C1 RMB3,000,000,000 RMB3,000,000,000 June 2024 August 2027 2.28% – 3,012,318,510 – 3,012,318,510 Subordinated bond 24 JUNQI C1 RMB1,000,000,000 RMB1,000,000,000 March 2024 March 2027 2.77% – 1,015,299,989 – 1,015,299,989 Medium-term note Medium-term note USD1,635,000,000 USD1,635,000,000 March 2021 to June 2024 November 2024 to June 2027 1.6% to 6.27% 8,574,812,882 3,173,305,274 (115,627,754) 11,632,490,402 Medium-term note Medium-term note RMB4,455,000,000 RMB4,455,000,000 March 2023 to February 2024 March 2026 to February 2027 3.25% to 3.35% 3,592,674,030 879,806,182 (106,632,500) 4,365,847,712 Corporate bond 13 Haitong 06 RMB800,000,000 RMB800,000,000 July 2014 July 2024 5.85% 833,913,717 12,886,283 (846,800,000) – Corporate bond 17 Haitong 03 RMB5,500,000,000 RMB5,500,000,000 September 2017 September 2027 4.99% 5,858,416,381 148,437,022 (274,450,000) 5,732,403,403 Corporate bond 20 Haitong 05 RMB700,000,000 RMB700,000,000 April 2020 April 2025 2.88% 711,584,586 16,222,483 (20,160,000) 707,647,069 Corporate bond 21 Haitong 01 RMB6,000,000,000 RMB6,000,000,000 January 2021 January 2024 3.58% 6,105,955,061 108,844,939 (6,214,800,000) – Corporate bond 21 Haitong 02 RMB5,400,000,000 RMB5,400,000,000 February 2021 February 2024 3.79% 5,557,830,610 46,829,390 (5,604,660,000) – Corporate bond 21 Haitong 03 RMB5,000,000,000 RMB5,000,000,000 April 2021 April 2024 3.45% 5,127,865,542 44,634,458 (5,172,500,000) – Corporate bond 21 Haitong 04 RMB2,800,000,000 RMB2,800,000,000 May 2021 May 2024 3.35% 2,861,027,095 32,772,905 (2,893,800,000) – Corporate bond 21 Haitong 05 RMB2,100,000,000 RMB2,100,000,000 June 2021 June 2024 3.40% 2,144,381,548 27,018,452 (2,171,400,000) – Corporate bond 21 Haitong 06 RMB2,000,000,000 RMB2,000,000,000 July 2021 July 2024 3.14% 2,029,017,786 33,782,214 (2,062,800,000) – Corporate bond 21 Haitong 07 RMB3,000,000,000 RMB3,000,000,000 August 2021 August 2024 3.04% 3,035,079,595 56,120,405 (3,091,200,000) – Corporate bond 21 Haitong 08 RMB2,000,000,000 RMB2,000,000,000 August 2021 August 2024 3.10% 2,022,884,499 39,115,501 (2,062,000,000) – Corporate bond 21 Haitong 09 RMB2,000,000,000 RMB2,000,000,000 August 2021 August 2026 3.43% 2,028,323,229 49,922,355 (68,600,000) 2,009,645,584 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-92 – 24-29129-1 C1.2 P470

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Corporate bond 21 Haitong 10 RMB5,000,000,000 RMB5,000,000,000 November 2021 November 2024 3.10% 5,026,632,417 112,031,310 – 5,138,663,727 Corporate bond 21 Haitong 11 RMB5,000,000,000 RMB5,000,000,000 November 2021 November 2024 3.09% 5,020,961,981 112,249,956 – 5,133,211,937 Corporate bond 22 Haitong 01 RMB5,000,000,000 RMB5,000,000,000 January 2022 December 2024 2.84% 5,074,904,585 113,240,570 (142,000,000) 5,046,145,155 Corporate bond 22 Haitong 02 RMB2,900,000,000 RMB2,900,000,000 February 2022 February 2025 2.90% 2,834,039,331 117,917,236 (84,100,000) 2,867,856,567 Corporate bond 22 Haitong 03 RMB500,000,000 RMB500,000,000 March 2022 March 2025 3.03% 512,207,744 11,497,674 (15,150,000) 508,555,418 Corporate bond 22 Haitong 04 RMB5,000,000,000 RMB5,000,000,000 July 2022 July 2025 2.75% 4,979,269,300 76,872,670 (137,500,000) 4,918,641,970 Corporate bond 22 Haitong 05 RMB5,000,000,000 RMB5,000,000,000 September 2022 September 2025 2.53% 4,877,237,176 97,305,273 (126,500,000) 4,848,042,449 Corporate bond 22 Haitong 06 RMB4,700,000,000 RMB4,700,000,000 October 2022 October 2025 2.60% 4,679,069,976 80,401,701 – 4,759,471,677 Corporate bond 22 Haitong 07 RMB3,000,000,000 RMB3,000,000,000 November 2022 November 2025 2.61% 2,889,489,713 109,915,189 – 2,999,404,902 Corporate bond 23 Haitong 01 RMB2,500,000,000 RMB2,500,000,000 February 2023 February 2025 2.95% 2,398,827,489 221,617,209 (73,750,000) 2,546,694,698 Corporate bond 23 Haitong 02 RMB3,000,000,000 RMB3,000,000,000 February 2023 February 2026 3.23% 3,020,607,632 136,145,724 (96,900,000) 3,059,853,356 Corporate bond 23 Haitong 03 RMB2,500,000,000 RMB2,500,000,000 March 2023 March 2025 3.11% 2,458,559,641 60,457,906 (77,750,000) 2,441,267,547 Corporate bond 23 Haitong 04 RMB1,700,000,000 RMB1,700,000,000 March 2023 March 2026 3.26% 1,628,882,448 53,385,589 (55,420,000) 1,626,848,037 Corporate bond 23 Haitong 05 RMB3,300,000,000 RMB3,300,000,000 March 2023 March 2025 2.97% 3,197,310,493 251,020,358 (98,010,000) 3,350,320,851 Corporate bond 23 Haitong 06 RMB2,700,000,000 RMB2,700,000,000 March 2023 March 2026 3.10% 2,565,585,316 259,811,519 (83,700,000) 2,741,696,835 Corporate bond 23 Haitong 07 RMB2,000,000,000 RMB2,000,000,000 April 2023 April 2025 2.89% 1,904,426,683 177,626,303 (57,800,000) 2,024,252,986 Corporate bond 23 Haitong 08 RMB4,000,000,000 RMB4,000,000,000 April 2023 April 2026 3.05% 3,975,470,278 195,989,089 (122,000,000) 4,049,459,367 Corporate bond 23 Haitong 09 RMB3,600,000,000 RMB3,600,000,000 May 2023 May 2026 2.94% 3,558,475,970 142,155,993 (105,840,000) 3,594,791,963 Corporate bond 23 Haitong 10 RMB1,400,000,000 RMB1,400,000,000 May 2023 May 2028 3.10% 1,424,700,315 32,912,501 (43,400,000) 1,414,212,816 Corporate bond 23 Haitong 11 RMB3,000,000,000 RMB3,000,000,000 June 2023 June 2026 2.73% 3,019,851,875 83,005,305 (81,900,000) 3,020,957,180 Corporate bond 23 Haitong 12 RMB2,000,000,000 RMB2,000,000,000 June 2023 June 2028 3.07% 2,030,161,048 46,554,014 (61,400,000) 2,015,315,062 Corporate bond 23 Haitong 13 RMB2,000,000,000 RMB2,000,000,000 July 2023 July 2026 2.72% 1,980,182,128 61,767,188 (54,400,000) 1,987,549,316 Corporate bond 23 Haitong 14 RMB2,700,000,000 RMB2,700,000,000 July 2023 July 2028 3.05% 2,731,317,969 62,416,054 (82,350,000) 2,711,384,023 Corporate bond 23 Haitong 15 RMB3,200,000,000 RMB3,200,000,000 August 2023 August 2026 2.67% 3,146,194,371 85,061,470 (85,440,000) 3,145,815,841 Corporate bond 23 Haitong 16 RMB1,800,000,000 RMB1,800,000,000 November 2023 November 2026 2.95% 1,802,211,498 40,466,468 – 1,842,677,966 Corporate bond 24 Haitong 01 RMB1,000,000,000 RMB1,000,000,000 February 2024 February 2027 2.58% – 911,914,327 – 911,914,327 Corporate bond 24 Haitong 02 RMB5,000,000,000 RMB5,000,000,000 February 2024 February 2029 2.75% – 5,075,038,976 – 5,075,038,976 Corporate bond 24 Haitong 03 RMB1,700,000,000 RMB1,700,000,000 March 2024 March 2027 2.50% – 1,721,838,379 – 1,721,838,379 Corporate bond 24 Haitong 04 RMB3,300,000,000 RMB3,300,000,000 March 2024 March 2029 2.70% – 3,345,707,572 – 3,345,707,572 Corporate bond 24 Haitong 05 RMB4,100,000,000 RMB4,100,000,000 March 2024 March 2027 2.55% – 4,149,295,106 – 4,149,295,106 Corporate bond 24 Haitong 06 RMB3,000,000,000 RMB3,000,000,000 March 2024 March 2029 2.69% – 3,037,901,619 – 3,037,901,619 Corporate bond Haitong International 3.375%N20240719 USD700,000,000 USD700,000,000 July 2019 July 2024 3.38% 4,929,230,854 99,696,112 (5,028,926,966) – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-93 – 24-29129-1 C1.2 P471

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Corporate bond Haitong International 3.125%N20250518 USD400,000,000 USD400,000,000 November 2019 May 2025 3.13% 2,709,726,620 79,466,892 (13,864,352) 2,775,329,160 Corporate bond Haitong International 2.125%B20260520 USD300,000,000 USD300,000,000 May 2021 May 2026 2.13% 1,936,334,457 60,757,076 (10,387,649) 1,986,703,884 Corporate bond U.S.$670,000,0002.107 percent. Guaranteed Bonds due 2025 USD670,000,000 USD670,000,000 March 2020 March 2025 2.11% 4,772,462,521 78,805,687 (152,172,278) 4,699,095,930 Corporate bond CNY¥4,000,000,0003.40 percent, Guaranteed Bonds Due 2026 RMB4,000,000,000 RMB4,000,000,000 April 2023 April 2026 3.40% 4,089,036,509 164,884,390 (196,786,285) 4,057,134,614 Corporate bond CNY¥2,800,000,0003.20 percent, Guaranteed Notes Due 2026 RMB2,800,000,000 RMB2,800,000,000 May 2023 May 2026 3.20% 2,803,351,519 111,597,793 (86,715,578) 2,828,233,734 Corporate bond Haitong Securities 3.3%N20270301 RMB3,500,000,000 RMB3,500,000,000 March 2024 March 2027 3.30% – 3,520,251,747 (19,694,887) 3,500,556,860 Subordinated bond 22 Haitong C1 RMB5,000,000,000 RMB5,000,000,000 January 2022 January 2025 3.18% 5,130,673,559 136,100,849 (312,843,945) 4,953,930,463 Subordinated bond 22 Haitong C2 RMB2,000,000,000 RMB2,000,000,000 February 2022 February 2025 3.15% 2,041,239,230 55,151,382 (63,000,000) 2,033,390,612 Subordinated bond 22 Haitong C3 RMB2,480,000,000 RMB2,480,000,000 March 2022 March 2025 3.29% 2,534,338,083 17,654,548 (81,592,000) 2,470,400,631 Income certificate Income certificate RMB323,623,000 RMB323,623,000 October 2022 to September 2024 September 2024 to January 2026 0.00% to 3.1% 736,271,838 32,079,144 (438,254,462) 330,096,520 Corporate bond 21 Unitrust G1 RMB1,000,000,000 RMB1,000,000,000 April 2021 April 2025 3.65% 683,068,389 26,520,840 (24,820,000) 684,769,229 Corporate bond 21 Unitrust G2 RMB800,000,000 RMB800,000,000 June 2021 June 2025 3.36% 571,829,210 18,713,001 (19,152,000) 571,390,211 Corporate bond 21 Unitrust G3 RMB600,000,000 RMB600,000,000 August 2021 August 2024 3.90% 605,585,021 17,106,072 (622,691,093) – Corporate bond 21 Unitrust G5 RMB1,000,000,000 RMB1,000,000,000 December 2021 December 2024 3.70% 1,004,609,663 24,852,688 – 1,029,462,351 Corporate bond 22 Unitrust G1 RMB1,500,000,000 RMB1,500,000,000 April 2022 April 2024 3.48% 1,527,898,042 23,157,600 (1,551,055,642) – Corporate bond 22 Unitrust K1 RMB500,000,000 RMB500,000,000 May 2022 May 2025 3.57% 505,063,336 16,496,442 (17,282,348) 504,277,430 Corporate bond 22 Unitrust G2 RMB1,000,000,000 RMB1,000,000,000 June 2022 June 2024 3.16% 1,011,286,299 19,024,164 (1,030,310,463) – Corporate bond 22 Unitrust G3 RMB600,000,000 RMB600,000,000 July 2022 July 2025 3.44% 604,062,525 17,623,063 (19,900,846) 601,784,742 Corporate bond 22 Unitrust G4 RMB1,000,000,000 RMB1,000,000,000 October 2022 October 2025 3.13% 1,002,301,185 25,065,175 – 1,027,366,360 Corporate bond 23 Unitrust K1 RMB1,000,000,000 RMB1,000,000,000 April 2023 April 2026 3.90% 1,024,966,204 29,169,863 (38,152,578) 1,015,983,489 Corporate bond 23 Unitrust G1 RMB1,000,000,000 RMB1,000,000,000 June 2023 June 2028 3.80% 1,017,090,098 28,421,917 (37,250,286) 1,008,261,729 Corporate bond 23 Unitrust G2 RMB1,000,000,000 RMB1,000,000,000 July 2023 July 2028 3.63% 1,013,260,787 27,150,412 (35,556,287) 1,004,854,912 Corporate bond 23 Unitrust G3 RMB1,000,000,000 RMB1,000,000,000 October 2023 October 2027 3.47% 1,004,466,727 26,932,388 – 1,031,399,115 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-94 – 24-29129-1 C1.2 P472

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Corporate bond 24 Unitrust G1 RMB1,000,000,000 RMB1,000,000,000 January 2024 January 2028 3.03% – 1,020,189,341 – 1,020,189,341 Corporate bond 24 Unitrust G2 RMB1,000,000,000 RMB1,000,000,000 May 2024 May 2029 2.48% – 1,006,563,059 – 1,006,563,059 Corporate bond 24 Unitrust G4 RMB1,000,000,000 RMB1,000,000,000 June 2024 June 2029 2.29% – 1,002,707,398 – 1,002,707,398 Corporate bond 24 Unitrust Z1 RMB500,000,000 RMB500,000,000 July 2024 July 2029 2.28% – 499,513,399 – 499,513,399 Corporate bond 24 Unitrust K1 RMB1,000,000,000 RMB1,000,000,000 August 2024 August 2029 2.20% – 999,122,758 – 999,122,758 Medium-term note 21 Haitong UniTrust MTN002 RMB1,000,000,000 RMB1,000,000,000 December 2021 December 2024 3.70% 999,733,911 29,785,265 – 1,029,519,176 Medium-term note 22 Haitong UniTrust MTN001 RMB800,000,000 RMB800,000,000 January 2022 January 2025 3.64% 811,641,277 32,776,981 (28,138,343) 816,279,915 Medium-term note 22 Haitong UniTrust MTN002 RMB1,000,000,000 RMB1,000,000,000 May 2022 May 2025 3.42% 1,000,135,722 35,276,513 (33,017,326) 1,002,394,909 Medium-term note 22 Haitong UniTrust MTN003 RMB1,200,000,000 RMB1,200,000,000 August 2022 August 2025 3.25% 1,191,153,746 39,014,110 (37,580,541) 1,192,587,315 Medium-term note 22 Haitong UniTrust MTN004 RMB1,000,000,000 RMB1,000,000,000 December 2022 December 2025 4.13% 1,000,715,357 31,550,417 – 1,032,265,774 Medium-term note 23 Haitong UniTrust MTN001 RMB1,000,000,000 RMB1,000,000,000 February 2023 February 2026 4.20% 1,033,586,124 31,528,767 (41,196,152) 1,023,918,739 Medium-term note 23 Haitong UniTrust MTN002 RMB1,000,000,000 RMB1,000,000,000 June 2023 June 2026 3.81% 1,019,109,849 28,496,712 (37,286,517) 1,010,320,044 Medium-term note 23 Haitong UniTrust MTN003 RMB1,000,000,000 RMB1,000,000,000 August 2023 August 2026 3.46% 1,008,992,890 25,878,904 (33,619,303) 1,001,252,491 Medium-term note 24 Haitong UniTrust MTN001 RMB1,000,000,000 RMB1,000,000,000 March 2024 March 2027 2.80% – 1,013,326,512 – 1,013,326,512 Medium-term note 24 Haitong UniTrust MTN002 RMB1,000,000,000 RMB1,000,000,000 April 2024 April 2029 2.60% – 1,010,121,445 – 1,010,121,445 Assets-backed note 22Feichi-PuhuiABN001 RMB950,000,000 RMB950,000,000 March 2022 May 2024 3.50% 57,397,189 49,947 (57,447,136) – Assets-backed note 23 UT MSEABN001 RMB950,000,000 RMB950,000,000 April 2023 May 2024 3.29% 154,282,389 1,280,618 (155,563,007) – Assets-backed note 23UT Leasing 1ABN002 RMB955,000,000 RMB955,000,000 July 2023 January 2024 2.80% 966,793,328 1,245,425 (968,038,753) – Assets-backed note 23 UT Green 2ABN002 RMB950,000,000 RMB950,000,000 September 2023 March 2024 2.97% 957,335,921 5,179,192 (962,515,113) – Asset-Backed Special Plan Unitrust 52 RMB935,000,000 RMB935,000,000 April 2022 July 2024 3.60%, 4.40% 99,998,196 13,893,495 (113,891,691) – Asset-Backed Special Plan Unitrust 50 RMB950,000,000 RMB950,000,000 June 2022 February 2025 3.60% 236,780,473 2,691,803 (198,287,229) 41,185,047 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-95 – 24-29129-1 C1.2 P473

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Asset-Backed Special Plan Unitrust 53 RMB1,140,000,000 RMB1,140,000,000 July 2022 May 2024 3.00%, 3.03% 113,691,164 520,906 (114,212,070) – Asset-Backed Special Plan Unitrust 54 RMB943,000,000 RMB943,000,000 July 2022 September 2025 4.30% 227,956,157 76,553,369 (279,281,286) 25,228,240 Asset-Backed Special Plan Unitrust 56 RMB1,140,000,000 RMB1,140,000,000 September 2022 August 2024 2.80% 286,909,042 1,153,717 (288,062,759) – Asset-Backed Special Plan Unitrust 55 RMB1,425,000,000 RMB1,425,000,000 September 2022 September 2027 4.10% 1,429,040,072 39,207,982 (36,681,221) 1,431,566,833 Asset-Backed Special Plan Unitrust 57 RMB950,000,000 RMB950,000,000 September 2022 August 2025 2.98%, 3.40% 378,477,211 4,687,459 (240,372,948) 142,791,722 Asset-Backed Special Plan Unitrust 58 RMB984,000,000 RMB984,000,000 October 2022 August 2025 3.43%, 4.00% 264,078,863 7,767,248 (225,492,342) 46,353,769 Asset-Backed Special Plan Unitrust 60 RMB1,140,000,000 RMB1,140,000,000 November 2022 November 2024 3.60% 408,905,784 4,132,128 (400,749,815) 12,288,097 Asset-Backed Special Plan Unitrust 62 RMB1,425,000,000 RMB1,425,000,000 December 2022 December 2027 4.48% 1,428,317,392 44,315,999 (41,910,043) 1,430,723,348 Asset-Backed Special Plan Unitrust 61 RMB950,000,000 RMB950,000,000 January 2023 August 2025 4.50%, 4.70% 512,726,947 13,099,959 (276,816,458) 249,010,448 Asset-Backed Special Plan Unitrust 64 RMB1,140,000,000 RMB1,140,000,000 March 2023 January 2025 3.63%, 3.70% 503,643,267 6,830,139 (437,291,443) 73,181,963 Asset-Backed Special Plan Unitrust 63 RMB950,000,000 RMB950,000,000 March 2023 July 2025 3.70%, 4.00% 507,707,535 9,410,633 (293,941,122) 223,177,046 Asset-Backed Special Plan Unitrust 59 RMB737,000,000 RMB737,000,000 March 2023 October 2025 3.92%, 4.80% 292,895,904 2,460,480 (189,204,460) 106,151,924 Asset-Backed Special Plan Unitrust 65 RMB1,140,000,000 RMB1,140,000,000 May 2023 March 2025 3.28%, 3.43% 535,305,145 9,066,361 (439,791,581) 104,579,925 Asset-Backed Special Plan Unitrust 66 RMB950,000,000 RMB950,000,000 May 2023 December 2025 3.48%, 3.62% 586,338,661 11,404,978 (375,126,752) 222,616,887 Asset-Backed Special Plan G Unitrust 1 RMB950,000,000 RMB950,000,000 June 2023 March 2026 3.38%, 3.58% 573,652,257 12,761,095 (251,321,838) 335,091,514 Asset-Backed Special Plan Unitrust 67 RMB1,140,000,000 RMB1,140,000,000 June 2023 June 2025 3.18%, 3.41% 699,304,895 12,197,107 (488,750,111) 222,751,891 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-96 – 24-29129-1 C1.2 P474

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2023 Increase for the period Decrease for the period Balance as at 30 September 2024 Asset-Backed Special Plan Unitrust 68 RMB950,000,000 RMB950,000,000 August 2023 March 2026 3.16%, 3.30% 637,207,534 12,642,315 (240,090,468) 409,759,381 Asset-Backed Special Plan Unitrust 69 RMB1,140,000,000 RMB1,140,000,000 September 2023 April 2025 3.00%, 3.09% 1,146,322,033 11,963,868 (866,158,939) 292,126,962 Asset-Backed Special Plan Unitrust 71 RMB950,000,000 RMB950,000,000 November 2023 April 2026 3.28%, 3.50% 949,167,703 15,429,205 (461,257,681) 503,339,227 Asset-Backed Special Plan Unitrust 72 RMB950,000,000 RMB950,000,000 December 2023 December 2025 3.25%, 3.45% 947,093,941 16,052,414 (597,754,606) 365,391,749 Asset-Backed Special Plan Unitrust 75 RMB1,140,000,000 RMB1,140,000,000 December 2023 December 2025 3.14%, 3.32% 1,134,823,094 19,499,332 (713,509,892) 440,812,534 Asset-Backed Special Plan Unitrust 74 RMB1,350,000,000 RMB1,350,000,000 December 2023 November 2026 3.10%- 3.60% 1,185,257,189 181,761,290 (594,434,579) 772,583,900 Asset-Backed Special Plan G Unitrust 2 RMB873,000,000 RMB873,000,000 February 2024 February 2026 3.20%, 3.85% – 885,435,168 (495,398,543) 390,036,625 Asset-Backed Special Plan Unitrust 76 RMB950,000,000 RMB950,000,000 May 2024 November 2026 2.18%- 2.39% – 953,070,726 (411,055,030) 542,015,696 Asset-Backed Special Plan Unitrust 77 RMB950,000,000 RMB950,000,000 September 2024 January 2027 2.10%- 2.29% – 944,838,748 – 944,838,748 Private placement note 21 Haitong UniTrust PPN002 RMB1,000,000,000 RMB1,000,000,000 November 2021 November 2024 4.19% 1,004,224,577 32,802,749 – 1,037,027,326 Medium-term note Haitong UniTrust N2406 USD100,000,000 USD100,000,000 June 2021 June 2024 3.00% 703,585,655 9,050,967 (712,636,622) – Medium-term note Haitong UniTrust N2504 USD200,000,000 USD200,000,000 April 2022 April 2025 4.20% 1,416,717,112 33,434,754 (27,971,631) 1,422,180,235 Medium-term note Haitong UniTrust N2703-R RMB1,000,000,000 RMB1,000,000,000 March 2024 March 2027 3.65% – 961,669,759 (18,038,719) 943,631,040 Financial bond Financial bond BRL1,241,029,161 BRL1,241,029,161 June 2021 to March 2024 January 2024 to July 2026 5.28% to 13.35% 2,109,545,926 124,856,722 (1,185,923,653) 1,048,478,995 Financial bond HAITIB405/29/27Corp USD150,000,000 USD150,000,000 May 2022 May 2027 4.00% 1,017,727,655 22,124,944 (18,295,292) 1,021,557,307 Financial bond HAITIBFloat02/08/25Corp EUR106,800,000 EUR106,800,000 February 2022 February 2025 4.97% 1,817,528,053 368,566 (976,577,702) 841,318,917 Total 325,692,359,470 55,398,520,990 (79,956,532,148) 301,134,348,312 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-97 – 24-29129-1 C1.2 P475

Year ended 31 December 2023 Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond 18 GUOJUN G4 RMB300,000,000 RMB300,000,000 July 2018 July 2023 4.64% 306,483,288.00 7,436,712.00 (313,920,000.00) – Corporate bond 20 GUOJUN G1 RMB4,000,000,000 RMB4,000,000,000 January 2020 January 2023 3.37% 4,131,663,679 3,136,321 (4,134,800,000) – Corporate bond 20 GUOJUN G2 RMB4,000,000,000 RMB4,000,000,000 March 2020 March 2023 3.05% 4,092,758,755 29,241,245 (4,122,000,000) – Corporate bond 20 GUOJUN G4 RMB5,000,000,000 RMB5,000,000,000 July 2020 July 2023 3.55% 5,073,643,636 103,856,364 (5,177,500,000) – Corporate bond 20 GUOJUN G5 RMB4,000,000,000 RMB4,000,000,000 September 2020 September 2023 3.75% 4,042,937,411 107,062,589 (4,150,000,000) – Corporate bond 20 GUOJUN G7 RMB2,000,000,000 RMB2,000,000,000 November 2020 November 2023 3.90% 2,004,850,302 73,149,698 (2,078,000,000) – Corporate bond 20 GUOJUN G9 RMB2,900,000,000 RMB2,900,000,000 December 2020 December 2023 3.77% 2,903,249,758 106,080,242 (3,009,330,000) – Corporate bond 21 GUOJUN G1 RMB4,000,000,000 RMB4,000,000,000 April 2021 April 2024 3.46% 4,089,234,923 145,916,831 (138,400,000) 4,096,751,754 Corporate bond 21 GUOJUN G2 RMB2,000,000,000 RMB2,000,000,000 April 2021 April 2026 3.75% 2,046,163,874 77,171,305 (75,000,000) 2,048,335,179 Corporate bond 21 GUOJUN G3 RMB3,000,000,000 RMB3,000,000,000 May 2021 May 2024 3.31% 3,055,161,187 103,635,691 (99,300,000) 3,059,496,878 Corporate bond 21 GUOJUN G4 RMB5,000,000,000 RMB5,000,000,000 May 2021 May 2026 3.67% 5,098,300,210 187,680,659 (183,500,000) 5,102,480,869 Corporate bond 21 GUOJUN G5 RMB2,900,000,000 RMB2,900,000,000 June 2021 June 2024 3.40% 2,945,449,317 105,633,736 (98,600,000) 2,952,483,053 Corporate bond 21 GUOJUN G7 RMB1,900,000,000 RMB1,900,000,000 July 2021 July 2024 3.13% 1,921,183,494 63,001,709 (59,470,000) 1,924,715,203 Corporate bond 21 GUOJUN G8 RMB6,100,000,000 RMB6,100,000,000 July 2021 July 2026 3.48% 6,170,938,152 218,845,448 (212,280,000) 6,177,503,600 Corporate bond 21 GUOJUN G9 RMB2,800,000,000 RMB2,800,000,000 August 2021 August 2024 3.01% 2,827,655,263 88,624,023 (84,280,000) 2,831,999,286 Corporate bond 21 GUOJUN 10 RMB4,200,000,000 RMB4,200,000,000 August 2021 August 2026 3.35% 4,243,617,673 144,479,512 (140,700,000) 4,247,397,185 Corporate bond 21 GUOJUN 11 RMB3,000,000,000 RMB3,000,000,000 August 2021 August 2031 3.77% 3,031,815,615 114,317,011 (113,100,000) 3,033,032,626 Corporate bond 21 GUOJUN 12 RMB4,400,000,000 RMB4,400,000,000 September 2021 October 2024 3.09% 4,422,735,707 145,988,957 (135,960,000) 4,432,764,664 Corporate bond 21 GUOJUN 13 RMB3,400,000,000 RMB3,400,000,000 September 2021 September 2031 3.80% 3,417,735,000 131,287,530 (129,200,000) 3,419,822,530 Corporate bond 21 GUOJUN 14 RMB3,300,000,000 RMB3,300,000,000 October 2021 November 2024 3.29% 3,310,665,472 115,292,920 (108,570,000) 3,317,388,392 Corporate bond 21 GUOJUN 15 RMB3,400,000,000 RMB3,400,000,000 October 2021 October 2031 3.99% 3,410,123,312 137,518,569 (135,660,000) 3,411,981,881 Corporate bond 22 GUOJUN G1 RMB2,000,000,000 RMB2,000,000,000 March 2022 March 2025 3.04% 2,044,011,664 62,784,736 (60,800,000) 2,045,996,400 Corporate bond 22 GUOJUN G2 RMB1,400,000,000 RMB1,400,000,000 March 2022 March 2032 3.74% 1,428,672,709 53,565,309 (52,360,000) 1,429,878,018 Corporate bond 22 GUOJUN G3 RMB2,800,000,000 RMB2,800,000,000 April 2022 April 2025 2.96% 2,851,153,879 85,650,511 (82,880,000) 2,853,924,390 Corporate bond 22 GUOJUN G4 RMB2,500,000,000 RMB2,500,000,000 April 2022 April 2032 3.70% 2,540,816,604 94,647,491 (92,500,000) 2,542,964,095 Corporate bond 22 GUOJUN G5 RMB3,100,000,000 RMB3,100,000,000 May 2022 May 2025 2.78% 3,144,691,228 89,241,158 (86,180,000) 3,147,752,386 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-98 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond 22 GUOJUN G6 RMB2,400,000,000 RMB2,400,000,000 May 2022 May 2032 3.58% 2,429,236,446 90,374,838 (85,920,000) 2,433,691,284 Corporate bond 22 GUOJUN G7 RMB2,500,000,000 RMB2,500,000,000 July 2022 July 2025 2.92% 2,529,478,851 75,458,666 (73,000,000) 2,531,937,517 Corporate bond 22 GUOJUN G8 RMB2,500,000,000 RMB2,500,000,000 July 2022 July 2027 3.27% 2,528,725,184 84,121,572 (81,750,000) 2,531,096,756 Corporate bond 22 GUOJUN G9 RMB2,000,000,000 RMB2,000,000,000 September 2022 September 2025 2.52% 2,008,479,660 52,360,091 (50,400,000) 2,010,439,751 Corporate bond 22 GUOJUN 10 RMB3,000,000,000 RMB3,000,000,000 September 2022 September 2027 2.90% 3,009,846,011 82,678,112 (87,000,000) 3,005,524,123 Corporate bond 23 GUOJUN G1 RMB3,000,000,000 RMB3,000,000,000 January 2023 February 2025 2.90% – 3,080,597,425 – 3,080,597,425 Corporate bond 23 GUOJUN G2 RMB3,000,000,000 RMB3,000,000,000 January 2023 January 2026 3.07% – 3,071,794,171 – 3,071,794,171 Corporate bond 23 GUOJUN G3 RMB1,500,000,000 RMB1,500,000,000 February 2023 February 2025 2.92% – 1,536,852,632 – 1,536,852,632 Corporate bond 23 GUOJUN G4 RMB4,500,000,000 RMB4,500,000,000 February 2023 February 2026 3.16% – 4,598,318,801 – 4,598,318,801 Corporate bond 23 GUOJUN G5 RMB1,600,000,000 RMB1,600,000,000 May 2023 May 2025 2.79% – 1,624,830,950 – 1,624,830,950 Corporate bond 23 GUOJUN G6 RMB3,400,000,000 RMB3,400,000,000 May 2023 April 2026 2.92% – 3,443,332,997 – 3,443,332,997 Corporate bond 23 GUOJUN G7 RMB3,000,000,000 RMB3,000,000,000 August 2023 August 2025 2.53% – 3,009,430,343 – 3,009,430,343 Corporate bond 23GUOJUNG8 RMB2,000,000,000 RMB2,000,000,000 August 2023 August 2026 2.70% – 2,006,846,869 – 2,006,846,869 Corporate bond 23GUOJUNG9 RMB1,500,000,000 RMB1,500,000,000 September 2023 October 2025 2.80% – 1,508,997,099 – 1,508,997,099 Corporate bond 23GUOJUN10 RMB3,500,000,000 RMB3,500,000,000 September 2023 September 2026 2.89% – 3,514,396,660 – 3,514,396,660 Corporate bond 23GUOJUN11 RMB900,000,000 RMB900,000,000 October 2023 October 2025 2.82% – 901,537,773 – 901,537,773 Corporate bond 23GUOJUN12 RMB2,500,000,000 RMB2,500,000,000 October 2023 October 2028 3.12% – 2,503,782,221 – 2,503,782,221 Corporate bond 23GUOJUN13 RMB3,500,000,000 RMB3,500,000,000 November 2023 November 2025 2.82% – 3,486,750,737 – 3,486,750,737 Corporate bond 23GUOJUN15 RMB1,700,000,000 RMB1,700,000,000 November 2023 November 2028 3.08% – 1,693,991,106 – 1,693,991,106 Subordinated bond 21GUOJUNC1 RMB3,000,000,000 RMB3,000,000,000 January 2021 January 2024 3.89% 3,102,376,922 122,930,924 (116,700,000) 3,108,607,846 Subordinated bond 21GUOJUNC2 RMB4,000,000,000 RMB4,000,000,000 December 2021 December 2023 3.09% 4,003,976,902 119,623,098 (4,123,600,000) – Subordinated bond 21GUOJUNC3 RMB2,000,000,000 RMB2,000,000,000 December 2021 December 2024 3.20% 2,000,089,224 66,001,520 (64,000,000) 2,002,090,744 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-99 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Subordinated bond 22GUOJUNC1 RMB2,500,000,000 RMB2,500,000,000 January 2022 January 2024 3.00% 2,570,125,647 77,536,412 (75,000,000) 2,572,662,059 Subordinated bond 22GUOJUNC2 RMB3,500,000,000 RMB3,500,000,000 January 2022 January 2025 3.17% 3,600,385,513 114,441,950 (110,950,000) 3,603,877,463 Convertible debt Guojun convertible debt RMB7,000,000,000 RMB7,000,000,000 July 2017 July 2023 2.00% 7,165,019,597 174,662,164 (7,339,681,761) – Medium-term note Medium-term note USD1,200,000,000 USD1,200,000,000 March 2021 to November 2021 November 2024 to April 2026 1.60% to 2.00% 8,380,142,655 356,076,201 (161,405,974) 8,574,812,882 Medium-term note Medium-term note RMB3,655,000,000 RMB3,655,000,000 March 2023 to December 2023 March 2026 to December 2026 3.35% to 3.35% – 3,625,085,280 (32,411,250) 3,592,674,030 Corporate bond 13Haitong03 RMB2,390,000,000 RMB2,390,000,000 November 2013 November 2023 6.18% 2,477,440,540 60,261,460 (2,537,702,000) – Corporate bond 13Haitong06 RMB800,000,000 RMB800,000,000 July 2014 July 2024 5.85% 856,416,000 24,297,717 (46,800,000) 833,913,717 Corporate bond 17Haitong03 RMB5,500,000,000 RMB5,500,000,000 September 2017 September 2027 4.99% 5,935,281,000 197,585,381 (274,450,000) 5,858,416,381 Corporate bond 18 Offshore USD Bonds USD300,000,000 USD300,000,000 December 2018 December 2023 4.50% 2,091,000,537 291,490,296 (2,382,490,833) – Corporate bond 18 Offshore EUR Bonds EUR230,000,000 EUR230,000,000 December 2018 December 2023 Euribor+ 165bps 1,704,749,370 297,042,378 (2,001,791,748) – Corporate bond 20Haitong01 RMB5,000,000,000 RMB5,000,000,000 February 2020 February 2023 3.01% 5,131,420,000 19,080,000 (5,150,500,000) – Corporate bond 20Haitong02 RMB3,500,000,000 RMB3,500,000,000 March 2020 March 2023 2.99% 3,585,809,500 18,840,500 (3,604,650,000) – Corporate bond 20Haitong04 RMB5,600,000,000 RMB5,600,000,000 April 2020 April 2023 2.38% 5,684,672,000 48,608,000 (5,733,280,000) – Corporate bond 20Haitong05 RMB700,000,000 RMB700,000,000 April 2020 April 2025 2.88% 710,154,200 21,590,386 (20,160,000) 711,584,586 Corporate bond 20Haitong06 RMB6,700,000,000 RMB6,700,000,000 May 2020 May 2023 2.70% 6,812,573,400 68,326,600 (6,880,900,000) – Corporate bond 20Haitong08 RMB6,000,000,000 RMB6,000,000,000 August 2020 August 2023 3.53% 6,116,208,000 95,592,000 (6,211,800,000) – Corporate bond 21Haitong01 RMB6,000,000,000 RMB6,000,000,000 January 2021 January 2024 3.58% 6,153,159,699 167,595,362 (214,800,000) 6,105,955,061 Corporate bond 21Haitong02 RMB5,400,000,000 RMB5,400,000,000 February 2021 February 2024 3.79% 5,609,478,773 153,011,837 (204,660,000) 5,557,830,610 Corporate bond 21Haitong03 RMB5,000,000,000 RMB5,000,000,000 April 2021 April 2024 3.45% 5,155,845,000 144,520,542 (172,500,000) 5,127,865,542 Corporate bond 21Haitong04 RMB2,800,000,000 RMB2,800,000,000 May 2021 May 2024 3.35% 2,873,295,600 81,531,495 (93,800,000) 2,861,027,095 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-100 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond 21Haitong05 RMB2,100,000,000 RMB2,100,000,000 June 2021 June 2024 3.40% 2,154,404,700 61,376,848 (71,400,000) 2,144,381,548 Corporate bond 21Haitong06 RMB2,000,000,000 RMB2,000,000,000 July 2021 July 2024 3.14% 2,033,008,000 58,809,786 (62,800,000) 2,029,017,786 Corporate bond 21Haitong07 RMB3,000,000,000 RMB3,000,000,000 August 2021 August 2024 3.04% 3,037,854,000 88,425,595 (91,200,000) 3,035,079,595 Corporate bond 21Haitong08 RMB2,000,000,000 RMB2,000,000,000 August 2021 August 2024 3.10% 2,025,790,000 59,094,499 (62,000,000) 2,022,884,499 Corporate bond 21Haitong09 RMB2,000,000,000 RMB2,000,000,000 August 2021 August 2026 3.43% 2,030,340,000 66,583,229 (68,600,000) 2,028,323,229 Corporate bond 21Haitong10 RMB5,000,000,000 RMB5,000,000,000 November 2021 November 2024 3.10% 5,032,110,000 149,522,417 (155,000,000) 5,026,632,417 Corporate bond 21Haitong11 RMB5,000,000,000 RMB5,000,000,000 November 2021 November 2024 3.09% 5,025,635,000 149,826,981 (154,500,000) 5,020,961,981 Corporate bond 22Haitong01 RMB5,000,000,000 RMB5,000,000,000 January 2022 December 2024 2.84% 5,066,794,418 150,110,167 (142,000,000) 5,074,904,585 Corporate bond 22Haitong02 RMB2,900,000,000 RMB2,900,000,000 February 2022 February 2025 2.90% 2,829,743,667 88,395,664 (84,100,000) 2,834,039,331 Corporate bond 22Haitong03 RMB500,000,000 RMB500,000,000 March 2022 March 2025 3.03% 512,074,500 15,283,244 (15,150,000) 512,207,744 Corporate bond 22Haitong04 RMB5,000,000,000 RMB5,000,000,000 July 2022 July 2025 2.75% 4,960,464,027 156,305,273 (137,500,000) 4,979,269,300 Corporate bond 22Haitong05 RMB5,000,000,000 RMB5,000,000,000 September 2022 September 2025 2.53% 4,846,877,189 156,859,987 (126,500,000) 4,877,237,176 Corporate bond 22Haitong06 RMB4,700,000,000 RMB4,700,000,000 October 2022 October 2025 2.60% 4,652,802,600 148,467,376 (122,200,000) 4,679,069,976 Corporate bond 22Haitong07 RMB3,000,000,000 RMB3,000,000,000 November 2022 November 2025 2.61% 2,872,595,848 95,193,865 (78,300,000) 2,889,489,713 Corporate bond GCHaitong01 RMB2,700,000,000 RMB2,700,000,000 December 2022 December 2023 2.90% 2,708,156,700 71,644,500 (2,779,801,200) – Corporate bond 23Haitong01 RMB2,500,000,000 RMB2,500,000,000 February 2023 February 2025 2.95% – 2,398,827,489 – 2,398,827,489 Corporate bond 23Haitong02 RMB3,000,000,000 RMB3,000,000,000 February 2023 February 2026 3.23% – 3,020,607,632 – 3,020,607,632 Corporate bond 23Haitong03 RMB2,500,000,000 RMB2,500,000,000 March 2023 March 2025 3.11% – 2,458,559,641 – 2,458,559,641 Corporate bond 23Haitong04 RMB1,700,000,000 RMB1,700,000,000 March 2023 March 2026 3.26% – 1,628,882,448 – 1,628,882,448 Corporate bond 23Haitong05 RMB3,300,000,000 RMB3,300,000,000 March 2023 March 2025 2.97% – 3,197,310,493 – 3,197,310,493 Corporate bond 23Haitong06 RMB2,700,000,000 RMB2,700,000,000 March 2023 March 2026 3.10% – 2,565,585,316 – 2,565,585,316 Corporate bond 23Haitong07 RMB2,000,000,000 RMB2,000,000,000 April 2023 April 2025 2.89% – 1,904,426,683 – 1,904,426,683 Corporate bond 23Haitong08 RMB4,000,000,000 RMB4,000,000,000 April 2023 April 2026 3.05% – 3,975,470,278 – 3,975,470,278 Corporate bond 23Haitong09 RMB3,600,000,000 RMB3,600,000,000 May 2023 May 2026 2.94% – 3,558,475,970 – 3,558,475,970 Corporate bond 23Haitong10 RMB1,400,000,000 RMB1,400,000,000 May 2023 May 2028 3.10% – 1,424,700,315 – 1,424,700,315 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-101 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond 23Haitong11 RMB3,000,000,000 RMB3,000,000,000 June 2023 June 2026 2.73% – 3,019,851,875 – 3,019,851,875 Corporate bond 23Haitong12 RMB2,000,000,000 RMB2,000,000,000 June 2023 June 2028 3.07% – 2,030,161,048 – 2,030,161,048 Corporate bond 23Haitong13 RMB2,000,000,000 RMB2,000,000,000 July 2023 July 2026 2.72% – 1,980,182,128 – 1,980,182,128 Corporate bond 23Haitong14 RMB2,700,000,000 RMB2,700,000,000 July 2023 July 2028 3.05% – 2,731,317,969 – 2,731,317,969 Corporate bond 23Haitong15 RMB3,200,000,000 RMB3,200,000,000 August 2023 August 2026 2.67% – 3,146,194,371 – 3,146,194,371 Corporate bond 23Haitong16 RMB1,800,000,000 RMB1,800,000,000 November 2023 November 2026 2.95% – 1,802,211,498 – 1,802,211,498 Subordinated bond 22HaitongC1 RMB5,000,000,000 RMB5,000,000,000 January 2022 January 2025 3.18% 5,108,035,000 181,638,559 (159,000,000) 5,130,673,559 Subordinated bond 22HaitongC2 RMB2,000,000,000 RMB2,000,000,000 February 2022 February 2025 3.15% 2,030,666,000 73,573,230 (63,000,000) 2,041,239,230 Subordinated bond 22HaitongC3 RMB2,480,000,000 RMB2,480,000,000 March 2022 March 2025 3.29% 2,524,404,400 91,525,683 (81,592,000) 2,534,338,083 Income certificate Income certificate RMB726,437,000 RMB726,437,000 January 2022 to December 2023 January 2024 to December 2025 0.00% - 3.25% 595,787,047 582,734,059 (442,249,268) 736,271,838 Corporate bond 20HaiziG1 RMB1,000,000,000 RMB1,000,000,000 November 2020 November 2023 3.85% 1,010,899,000 27,601,000 (1,038,500,000) – Subordinated bond 18Haizi01 RMB1,000,000,000 RMB1,000,000,000 April 2018 April 2023 5.00% 103,726,027 1,273,973 (105,000,000) – Corporate bond 20UnitrustF1 RMB1,000,000,000 RMB1,000,000,000 May 2020 May 2023 3.50% 1,000,000,000 34,232,660 (1,034,232,660) – Corporate bond 20UnitrustG1 RMB1,200,000,000 RMB1,200,000,000 July 2020 July 2023 4.00% 1,200,000,000 46,518,772 (1,246,518,772) – Corporate bond 20UnitrustG2 RMB1,000,000,000 RMB1,000,000,000 September 2020 September 2023 4.20% 1,000,000,000 40,469,651 (1,040,469,651) – Corporate bond 20UnitrustG3 RMB800,000,000 RMB800,000,000 October 2020 October 2023 4.15% 811,200,000 20,638,308 (831,838,308) – Corporate bond 21UnitrustG1 RMB1,000,000,000 RMB1,000,000,000 April 2021 April 2025 3.65% 1,000,000,000 721,564,990 (1,038,496,601) 683,068,389 Corporate bond 21UnitrustG2 RMB800,000,000 RMB800,000,000 June 2021 June 2025 3.36% 800,000,000 600,827,068 (828,997,858) 571,829,210 Corporate bond 21UnitrustG3 RMB600,000,000 RMB600,000,000 August 2021 August 2024 3.90% 600,000,000 27,957,849 (22,372,828) 605,585,021 Corporate bond 21UnitrustG4 RMB1,000,000,000 RMB1,000,000,000 October 2021 October 2023 3.80% 1,000,000,000 36,015,046 (1,036,015,046) – Corporate bond 21UnitrustG5 RMB1,000,000,000 RMB1,000,000,000 December 2021 December 2024 3.70% 1,008,410,000 31,726,994 (35,527,331) 1,004,609,663 Corporate bond 22UnitrustG1 RMB1,500,000,000 RMB1,500,000,000 April 2022 April 2024 3.48% 1,500,000,000 76,401,107 (48,503,065) 1,527,898,042 Corporate bond 22UnitrustK1 RMB500,000,000 RMB500,000,000 May 2022 May 2025 3.57% 500,000,000 22,040,332 (16,976,996) 505,063,336 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-102 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond 22UnitrustG2 RMB1,000,000,000 RMB1,000,000,000 June 2022 June 2024 3.16% 1,000,000,000 40,503,005 (29,216,706) 1,011,286,299 Corporate bond 22UnitrustG3 RMB600,000,000 RMB600,000,000 July 2022 July 2025 3.44% 600,000,000 23,551,307 (19,488,782) 604,062,525 Corporate bond 22UnitrustG4 RMB1,000,000,000 RMB1,000,000,000 October 2022 October 2025 3.13% 1,000,000,000 31,762,665 (29,461,480) 1,002,301,185 Corporate bond 23UnitrustK1 RMB1,000,000,000 RMB1,000,000,000 April 2023 April 2026 3.90% – 1,024,966,204 – 1,024,966,204 Corporate bond 23UnitrustG1 RMB1,000,000,000 RMB1,000,000,000 June 2023 June 2028 3.80% – 1,017,090,098 – 1,017,090,098 Corporate bond 23UnitrustG2 RMB1,000,000,000 RMB1,000,000,000 July 2023 July 2028 3.63% – 1,013,260,787 – 1,013,260,787 Corporate bond 23UnitrustG3 RMB1,000,000,000 RMB1,000,000,000 October 2023 October 2027 3.47% – 1,004,466,727 – 1,004,466,727 Medium-term note 20Haitong UniTrustMTN001 RMB500,000,000 RMB500,000,000 August 2020 August 2023 4.20% 503,049,500 17,398,508 (520,448,008) – Medium-term note 21Haitong UniTrustMTN001 RMB500,000,000 RMB500,000,000 January 2021 January 2023 4.00% 500,339,000 19,591,840 (519,930,840) – Medium-term note 21Haitong UniTrustMTN002 RMB1,000,000,000 RMB1,000,000,000 December 2021 December 2024 3.70% 996,970,000 38,083,283 (35,319,372) 999,733,911 Medium-term note 22Haitong UniTrustMTN001 RMB800,000,000 RMB800,000,000 January 2022 January 2025 3.64% 795,736,000 43,662,767 (27,757,490) 811,641,277 Medium-term note 22Haitong UniTrustMTN002 RMB1,000,000,000 RMB1,000,000,000 May 2022 May 2025 3.42% 985,507,000 47,117,251 (32,488,529) 1,000,135,722 Medium-term note 22Haitong UniTrustMTN003 RMB1,200,000,000 RMB1,200,000,000 August 2022 August 2025 3.25% 1,175,976,000 52,113,687 (36,935,941) 1,191,153,746 Medium-term note 22Haitong UniTrustMTN004 RMB1,000,000,000 RMB1,000,000,000 December 2022 December 2025 4.13% 1,000,000,000 40,715,023 (39,999,666) 1,000,715,357 Medium-term note 23Haitong UniTrustMTN001 RMB1,000,000,000 RMB1,000,000,000 February 2023 February 2026 4.20% – 1,033,586,124 – 1,033,586,124 Medium-term note 23Haitong UniTrustMTN002 RMB1,000,000,000 RMB1,000,000,000 June 2023 June 2026 3.81% – 1,019,109,849 – 1,019,109,849 Medium-term note 23Haitong UniTrustMTN003 RMB1,000,000,000 RMB1,000,000,000 August 2023 August 2026 3.46% – 1,008,992,890 – 1,008,992,890 Asset-Backed Note 21UT MSEABN002 RMB950,000,000 RMB950,000,000 November 2021 May 2023 3.95% 186,351,880 1,173,351 (187,525,231) – Asset-Backed Note 22 Feichi-PuhuiABN001 RMB950,000,000 RMB950,000,000 March 2022 August 2024 3.50% 453,886,000 7,851,061 (404,339,872) 57,397,189 Asset-Backed Note 22 UT Leasing1ABN001 RMB855,000,000 RMB855,000,000 July 2022 January 2023 2.30% 854,504,100 9,822,695 (864,326,795) – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-103 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Asset-Backed Note 22 UT Green 2ABN001Preferred RMB950,000,000 RMB950,000,000 September 2022 March 2023 2.10% 950,000,000 8,400,037 (958,400,037) – Asset-Backed Note 23 UT Leasing 1ABN001 Preferred RMB955,000,000 RMB955,000,000 January 2023 July 2023 2.98% – 969,190,515 (969,190,515) – Asset-Backed Note 23UT Green2ABN001 Preferred RMB950,000,000 RMB950,000,000 March 2023 September 2023 2.96% – 963,790,356 (963,790,356) – Asset-Backed Note 23UT Leasing1ABN002 RMB955,000,000 RMB955,000,000 July 2023 January 2024 2.80% – 966,793,328 – 966,793,328 Asset-Backed Note 23 UT Green 2ABN002 RMB950,000,000 RMB950,000,000 September 2023 March 2024 2.97% – 957,335,921 – 957,335,921 Asset-backed Securities Scheme 2020 Changjiang Pension ABS (first phase) RMB190,000,000 RMB190,000,000 April 2020 February 2023 5.00% 190,000,000 2,226,386 (192,226,386) – Asset-backed Securities Scheme Unitrust32 RMB950,000,000 RMB950,000,000 October 2020 June 2023 4.30% 7,074,000 26,848 (7,100,848) – Asset-backed Securities Scheme Unitrust33 RMB950,000,000 RMB950,000,000 December 2020 January 2023 4.30% 40,369,000 372,705 (40,741,705) – Asset-backed Securities Scheme Unitrust34 RMB950,000,000 RMB950,000,000 February 2021 February 2023 4.55% 44,685,000 431,729 (45,116,729) – Asset-backed Securities Scheme Unitrust36 RMB950,000,000 RMB950,000,000 March 2021 February 2023 4.50% 49,315,000 418,340 (49,733,340) – Asset-backed Securities Scheme Unitrust38 RMB950,000,000 RMB950,000,000 April 2021 June 2023 4.00%, 4.50% 88,336,000 1,034,281 (89,370,281) – Asset-backed Securities Scheme Unitrust39 RMB950,000,000 RMB950,000,000 May 2021 January 2023 4.35% 39,240,000 391,694 (39,631,694) – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-104 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Asset-backed Securities Scheme Unitrust40 RMB950,000,000 RMB950,000,000 June 2021 May 2023 3.80%, 4.40% 84,410,000 778,299 (85,188,299) – Asset-backed Securities Scheme Unitrust42 RMB950,000,000 RMB950,000,000 August 2021 June 2023 3.50%, 4.20% 114,188,000 988,882 (115,176,882) – Asset-backed Securities Scheme Unitrust41 RMB950,000,000 RMB950,000,000 September 2021 April 2023 3.83%, 3.99% 138,320,000 1,252,754 (139,572,754) – Asset-backed Securities Scheme Unitrust44 RMB950,000,000 RMB950,000,000 November 2021 May 2023 3.80%, 3.95% 231,740,000 2,411,394 (234,151,394) – Asset-backed Securities Scheme Unitrust45 RMB950,000,000 RMB950,000,000 December 2021 August 2023 4.00% 179,816,000 1,755,749 (181,571,749) – Asset-backed Securities Scheme Unitrust49 RMB950,000,000 RMB950,000,000 January 2022 May 2023 3.30%, 3.40% 140,720,000 879,207 (141,599,207) – Asset-backed Securities Scheme Unitrust52 RMB935,000,000 RMB935,000,000 April 2022 December 2024 3.60%, 4.40% 435,758,495 19,935,511 (355,695,810) 99,998,196 Asset-backed Securities Scheme Unitrust50 RMB950,000,000 RMB950,000,000 June 2022 February 2025 3.19%, 3.60% 701,325,000 13,334,493 (477,879,020) 236,780,473 Asset-backed Securities Scheme Unitrust54 RMB943,000,000 RMB943,000,000 July 2022 September 2025 3.50%, 4.30% 630,576,000 21,594,603 (424,214,446) 227,956,157 Asset-backed Securities Scheme Unitrust55 RMB1,425,000,000 RMB1,425,000,000 September 2022 September 2027 4.10% 1,425,000,000 52,229,610 (48,189,538) 1,429,040,072 Asset-backed Securities Scheme Unitrust57 RMB950,000,000 RMB950,000,000 September 2022 August 2025 2.98%, 3.40% 822,404,000 15,440,868 (459,367,657) 378,477,211 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-105 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Asset-backed Securities Scheme Unitrust58 RMB984,000,000 RMB984,000,000 October 2022 August 2025 3.43%, 4.00% 984,000,000 18,281,277 (738,202,414) 264,078,863 Asset-backed Securities Scheme Unitrust62 RMB1,425,000,000 RMB1,425,000,000 December 2022 December 2027 4.48% 1,425,000,000 59,034,087 (55,716,695) 1,428,317,392 Asset-backed Securities Scheme Unitrust03 RMB950,000,000 RMB950,000,000 December 2022 November 2023 4.30% 950,000,000 31,669,848 (981,669,848) – Asset-backed Securities Scheme Unitrust61 RMB950,000,000 RMB950,000,000 January 2023 August 2025 4.50%, 4.70% – 977,375,797 (464,648,850) 512,726,947 Asset-backed Securities Scheme Unitrust59 RMB737,000,000 RMB737,000,000 March 2023 October 2025 3.58%- 4.80% – 752,745,904 (459,850,000) 292,895,904 Asset-backed Securities Scheme Unitrust63 RMB950,000,000 RMB950,000,000 March 2023 July 2025 3.20%- 4.00% – 966,657,935 (458,950,400) 507,707,535 Asset-backed Securities Scheme Unitrust66 RMB950,000,000 RMB950,000,000 May 2023 December 2025 2.68%- 3.62% – 963,076,251 (376,737,590) 586,338,661 Asset-backed Securities Scheme GUnitrust1 RMB950,000,000 RMB950,000,000 June 2023 March 2026 2.70%- 3.58% – 959,810,277 (386,158,020) 573,652,257 Asset-backed Securities Scheme Unitrust68 RMB950,000,000 RMB950,000,000 August 2023 March 2026 2.59%- 3.30% – 956,704,814 (319,497,280) 637,207,534 Asset-backed Securities Scheme Unitrust71 RMB950,000,000 RMB950,000,000 November 2023 April 2026 2.90%- 3.50% – 949,167,703 – 949,167,703 Asset-backed Securities Scheme Unitrust72 RMB950,000,000 RMB950,000,000 December 2023 December 2025 3.09%- 3.45% – 947,093,941 – 947,093,941 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-106 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Asset-backed Securities Scheme Unitrust75 RMB1,140,000,000 RMB1,140,000,000 December 2023 December 2025 2.94%- 3.32% – 1,134,823,094 – 1,134,823,094 Private publication note 21Haitong Unitrust PPN001 RMB1,000,000,000 RMB1,000,000,000 June 2021 June 2023 3.95% 1,003,318,000 35,348,985 (1,038,666,985) – Private publication note 21Haitong Unitrust PPN002 RMB1,000,000,000 RMB1,000,000,000 November 2021 November 2024 4.19% 1,002,308,000 42,213,630 (40,297,053) 1,004,224,577 Asset-Backed Note 23UT MSEABN001 RMB950,000,000 RMB950,000,000 April 2023 May 2024 3.29% – 962,886,546 (808,604,157) 154,282,389 Asset-backed Securities Scheme Unitrust47 RMB760,000,000 RMB760,000,000 December 2021 August 2023 3.95% 235,300,000 2,882,521 (238,182,521) – Asset-backed Securities Scheme Unitrust51 RMB1,140,000,000 RMB1,140,000,000 April 2022 December 2023 3.24%, 3.40% 421,266,000 3,471,500 (424,737,500) – Asset-backed Securities Scheme Unitrust48 RMB1,140,000,000 RMB1,140,000,000 May 2022 December 2023 2.95%, 3.20% 569,885,000 6,732,071 (576,617,071) – Asset-backed Securities Scheme Unitrust53 RMB1,140,000,000 RMB1,140,000,000 July 2022 May 2024 3.00%, 3.03% 792,705,000 11,756,686 (690,770,522) 113,691,164 Asset-backed Securities Scheme Unitrust56 RMB1,140,000,000 RMB1,140,000,000 September 2022 August 2024 2.79%, 2.80% 961,900,000 14,397,604 (689,388,562) 286,909,042 Asset-backed Securities Scheme Unitrust60 RMB1,140,000,000 RMB1,140,000,000 November 2022 November 2024 3.50%, 3.60% 1,140,000,000 24,464,582 (755,558,798) 408,905,784 Asset-backed Securities Scheme Unitrust64 RMB1,140,000,000 RMB1,140,000,000 March 2023 January 2025 3.15%- 3.70% – 1,159,788,387 (656,145,120) 503,643,267 Asset-backed Securities Scheme Unitrust65 RMB1,140,000,000 RMB1,140,000,000 May 2023 March 2025 2.69%- 3.43% – 1,155,153,045 (619,847,900) 535,305,145 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-107 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Asset-backed Securities Scheme Unitrust67 RMB1,140,000,000 RMB1,140,000,000 June 2023 June 2025 2.69%- 3.41% – 1,152,052,615 (452,747,720) 699,304,895 Asset-backed Securities Scheme Unitrust69 RMB1,140,000,000 RMB1,140,000,000 September 2023 April 2025 2.55%- 3.09% – 1,146,322,033 – 1,146,322,033 Asset-backed Securities Scheme Unitrust74 RMB1,350,000,000 RMB1,350,000,000 December 2023 November 2026 3.10%- 3.60% – 1,185,257,189 – 1,185,257,189 Medium-term note Haitong Unitrust N2406 USD100,000,000 USD100,000,000 June 2021 June 2024 3.00% 681,240,029 26,934,290 (4,588,664) 703,585,655 Medium-term note Haitong Unitrust N2504 USD200,000,000 USD200,000,000 April 2022 April 2025 4.20% 1,385,934,845 87,920,854 (57,138,587) 1,416,717,112 Corporate bond Haitong International 3.375% N20240719 USD700,000,000 USD700,000,000 July 2019 July 2024 3.38% 4,659,425,813 269,805,041 – 4,929,230,854 Corporate bond Haitong International 3.125% N20250518 USD400,000,000 USD400,000,000 November 2019 May 2025 3.13% 2,566,779,062 142,947,558 – 2,709,726,620 Corporate bond Haitong International 2.125% B20230702 USD400,000,000 USD400,000,000 July 2020 July 2023 2.13% 2,733,930,602 184,582,813 (2,918,513,415) – Corporate bond Haitong International 2.125% B20260520 USD300,000,000 USD300,000,000 May 2021 May 2026 2.13% 1,820,468,325 115,866,132 – 1,936,334,457 Corporate bond U.S.$670,000,000 2.107 per cent. Guaranteed Bonds due 2025 USD670,000,000 USD670,000,000 March 2020 March 2025 2.11% 4,690,174,498 238,905,502 (156,617,479) 4,772,462,521 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-108 –

Type of bonds Item Par value Issue amount Issue date Maturity date Coupon rate Balance as at 31 December 2022 Increase for the year Decrease for the year Balance as at 31 December 2023 Corporate bond CNY ¥4,000,000,000 3.40 per cent, Guaranteed Bonds Due 2026 RMB4,000,000,000 RMB4,000,000,000 April 2023 April 2026 3.40% – 4,290,233,157 (201,196,648) 4,089,036,509 Corporate bond CNY ¥2,800,000,000 3.20 per cent, Guaranteed Notes Due 2026 RMB2,800,000,000 RMB2,800,000,000 May 2023 May 2026 3.20% – 2,991,653,058 (188,301,539) 2,803,351,519 Medium-term note HIIP EUR INDEX 01-2026 (MTN-S-901) USD350,000 USD350,000 February 2018 October 2023 1.71% 1,663,601 – (1,663,601) – Medium-term note HIIP EQF OMEAEHA JUL2023 (MTN-S-904) EUR1,300,000 EUR1,300,000 July 2018 July 2023 1.15% 8,842,458 – (8,842,458) – Financial bond Financial bond BRL1,263,334,339 BRL1,263,334,339 May 2018 to November 2023 January 2023 to July 2026 5.28% -15.25% 1,269,881,583 943,388,181 (103,723,838) 2,109,545,926 Financial bond HAITIB Float 02/08/25 Corp EUR230,000,000 EUR230,000,000 February 2022 February 2025 5.41% 1,706,841,098 110,686,955 – 1,817,528,053 Financial bond HAITIB 4 05/29/27 Corp USD150,000,000 USD150,000,000 May 2022 May 2027 4.00% 979,240,823 55,943,725 (17,456,893) 1,017,727,655 Total 308,718,577,178 126,856,702,929 (109,882,920,637) 325,692,359,470 APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-109 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

37.	Lease liabilities

The maturity analysis of lease liabilities is as follows:

	As at 30 September 2024	As at 31 December 2023
Within 1 year	890,944,245	935,166,976
1 to 5 years	1,579,573,069	1,739,908,157
After 5 years	213,318,854	251,440,106
Total	2,683,836,168	2,926,515,239

38.	Other liabilities

	Note	As at 30 September 2024	As at 31 December 2023
Other payables	(1)	8,443,450,881	10,114,230,052
Deposit taking		8,003,320,796	6,409,915,166
Long-term payables		6,261,825,135	6,807,584,162
Bank’s acceptance bill payable		2,999,489,081	3,115,341,843
Dividends payable		2,619,947,539	607,965,776
Customer maintenance fees payable		290,190,634	284,037,458
Borrowing from the central bank and state foreign exchange deposits		91,693,410	89,568,195
Receivings from vicariously cashed securities		32,945,914	33,006,016
Others		1,408,072,820	1,179,347,811
Total		30,150,936,210	28,640,996,479

(1)	Other payables

	As at 30 September 2024	As at 31 December 2023
Warehouse receipt pledge	5,085,757,842	6,466,591,160
Payables for the securities investor protection fund and risk reserve	1,111,307,168	985,509,669
Others	2,246,385,871	2,662,129,223
Total	8,443,450,881	10,114,230,052

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

39.	Net fee and commission income

(1)	Revenue streams

		Note	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Net income from securities brokerage business			5,907,564,181	9,256,812,117
Including:	income from securities brokerage business		7,821,188,232	12,213,221,926
Including:	Securities brokerage business		6,434,985,400	9,654,279,129
	Leasing of trading unit seats		838,931,543	1,595,490,984
	Agency sale of financial products		547,271,289	963,451,813
Including:	expenses of securities brokerage business		1,913,624,051	2,956,409,809
Including:	securities brokerage business		1,913,624,051	2,956,409,809
Net income from futures brokerage business			979,610,741	1,348,676,163
Including:	Income from futures brokerage business		4,835,433,688	4,800,264,657
	Expenses of futures brokerage business		3,855,822,947	3,451,588,494
Net income from other brokerage business			407,686	11,752,328
Including:	Income from other brokerage business		407,686	11,752,328
Net income from investment banking business			3,145,670,665	7,108,471,819
Including:	Income from investment banking business		3,245,371,084	7,322,885,027
Including:	Securities underwriting business		2,847,711,218	6,637,746,218
	Securities sponsorship business		84,533,698	162,994,843
	Financial advisory business	(i)	313,126,168	522,143,966
Including:	expenses of investment banking business		99,700,419	214,413,208
Including:	Securities underwriting business		81,679,250	198,689,416
	Financial advisory business	(i)	18,021,169	15,723,792
Net income from entrusted asset management business			1,231,075,275	1,240,265,034
Including:	Income from asset management business		1,231,075,275	1,240,265,034
Net income from fund management business			3,047,053,936	4,770,026,742
Including:	Income from fund management business		3,095,095,665	4,865,668,227
	Expenses of fund management business		48,041,729	95,641,485
Net income from investment consulting business			158,987,171	169,311,390
Including:	Income from investment consulting business		159,204,186	169,372,673
	Expenses of investment consulting business		217,015	61,283
Other fee and commission net income			313,272,924	512,814,043
Including:	Other fee and commission income		373,880,142	619,993,374

	Other fee and commission expenses		60,607,218	107,179,331
Total			14,783,642,579	24,418,129,636
Including:	Total fee and commission income		20,761,655,958	31,243,423,246
	Total fee and commission expenses		5,978,013,379	6,825,293,610

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(i)	Financial advisory business:

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Net income from financial advisory business for mergers and acquisitions and restructuring
– Listed in mainland China	19,647,858	61,710,358
– Others	11,935,974	171,044,691
Net income from other financial advisory business	263,521,167	273,665,125
Total	295,104,999	506,420,174

(2)	Disaggregation of fee and commission income

In the following table, fee and commission income are disaggregated by timing of revenue recognition:

	Nine-month period ended 30 September 2024
	At a point in time	Over time
Income from securities brokerage and investment consulting business	7,980,800,104	–
Income from investment bank business	3,221,125,046	24,246,038
Income from asset management and fund management business	–	4,326,170,940
Income from futures brokerage business	4,835,433,688	–
Other fee and commission income	44,428,143	329,451,999
Total	16,081,786,981	4,679,868,977

	Year ended 31 December 2023
	At a point in time	Over time
Income from securities brokerage and investment consulting business	12,394,346,927	–
Income from investment bank business	7,322,885,027	–
Income from asset management and fund management business	–	6,105,933,261
Income from futures brokerage business	4,800,264,657	–
Other fee and commission income	58,564,975	561,428,399
Total	24,576,061,586	6,667,361,660

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

40.	Net interest income

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Interest income
1. Interest income from margin financing and securities lending	6,483,411,837	10,261,568,858
Including: Interest income from margin financing business	636,848,557	944,996,727
2. Interest income from cash and bank balances and clearing settlement funds	6,812,029,155	9,145,809,143
3. Interest income from long-term receivables	3,761,939,917	5,541,080,433
4. Interest income from financial assets held under resale agreements	2,337,070,882	4,008,707,863
Including: interest income from stock-pledged repurchase	1,617,276,967	2,711,869,842
Interest income from agreed repurchase	67,784,109	133,764,786
5. Interest income from other debt instruments	2,709,957,073	3,624,278,916
6. Interest income from loans and receivables	477,504,651	837,321,217
7. Interest income from debt investment	295,920,868	380,264,297
8. Other interest income	157,446,177	155,832,197
Subtotal	23,035,280,560	33,954,862,924
Interest income from finance lease	1,088,188,686	1,722,242,633
Total income	24,123,469,246	35,677,105,557

Interest expenses
1. Interest expenses of bonds payable	7,940,488,692	11,113,069,514
Including: Interest expenses of subordinated bonds	415,812,153	809,815,757
2. Interest expenses of financial assets sold under repurchase agreements	5,508,505,499	7,178,839,766
Including: Interest expenses on quotation and repurchase	804,455,688	920,673,350
3. Interest expense of borrowing	3,315,866,512	4,822,192,427
4. Interest expenses of customer deposits	1,134,054,254	1,763,397,750
5. Interest expenses of short-term debt instruments	792,463,941	1,078,769,954
6. Interest expenses of placements from other financial institutions	593,913,234	1,333,618,594
Including: interest expenses of margin financing borrowings	281,007,288	612,349,740
7. Interest expenses on securities lending	86,925,342	239,494,931
8. Interest expenses of lease liabilities	75,947,125	109,359,773
9. Interest expenses on gold leasing	35,706,568	72,491,942
10. Other interest expenses	672,921,688	1,132,024,591
Total expenses	20,156,792,855	28,843,259,242
Net interest income	3,966,676,391	6,833,846,315

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

41.	Investment gains

		Nine-month period ended 30 September 2024	Year ended 31 December 2023
1. Gains recognised from long-term equity investments under the equity method		327,772,755	922,984,364
2. Gains during the holding period of financial instruments		10,545,956,583	15,980,536,467
Including:	Financial instruments held for trading	9,856,407,943	15,724,185,361
	Other equity instrument investment	689,548,640	256,351,106
3. Gains from disposal		(1,052,620,260)	436,516,458
Including:	Financial instruments held for trading	(7,724,106,383)	(3,470,775,170)
	Derivative financial instruments	5,141,400,286	3,406,478,340
	Other debt investments	1,527,209,383	491,916,279
	Long-term equity investment	(26,556,354)	5,400,517
	Others	29,432,808	3,496,492
Total		9,821,109,078	17,340,037,289

The breakdown of investment income from financial instruments held for trading is as follows:

		Nine-month period ended 30 September 2024	Year ended 31 December 2023
Financial assets classified as at fair value through profit or loss	Gains during the holding period	9,984,810,555	15,891,500,229
	Losses from the disposal	(7,537,560,302)	(2,470,287,450)
Financial assets designated as at fair value through profit or loss	Gains during the holding period	–	–
	Gains from the disposal	–	–
Financial liabilities classified as at fair value through profit or loss	Losses during the holding period	(128,402,612)	(167,314,868)
	Gains from the disposal	436,330,615	69,561,675
Financial liabilities designated as at fair value through profit or loss	Gains during the holding period	–	–
	Losses from the disposal	(622,876,696)	(1,070,049,395)
Total		2,132,301,560	12,253,410,191

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

42.	Gains/(Losses) on changes in fair value

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Financial assets held for trading	6,473,750,443	(6,474,884,684)
Financial liabilities held for trading	(1,039,187,685)	(1,190,469,306)
Including: financial liabilities designated as at fair value through profit or loss	(769,634,732)	(1,260,162,052)
Derivative financial instruments	(2,413,470,584)	876,837,467
Total	3,021,092,174	(6,788,516,523)

43.	Other income

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Government grants	962,248,840	1,830,912,777
Others	115,995,406	147,839,349
Total	1,078,244,246	1,978,752,126

The above other incomes are included in current non-recurring gains and losses, and the government grants received by the Group are those related to daily activities and mainly are fiscal support funds.

44.	Other operating income

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Income from sales of bulk commodity	8,229,594,641	13,918,985,320
Service income	188,252,250	541,736,483
Rental income	574,894,257	683,104,767
Others	244,882,497	498,198,425
Total	9,237,623,645	15,642,024,995

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

45.	Tax and surcharges

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
City maintenance and construction tax	97,150,388	150,454,779
Education surcharge and local education surcharge	87,025,070	108,291,206
Property taxes	68,331,715	110,010,010
Others	46,619,162	53,613,792
Total	299,126,335	422,369,787

46.	General and administrative expenses

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Employee benefits	11,135,684,519	16,251,800,776
Electronic equipment and software-related expenses	850,745,969	1,416,590,679
Sales service fees	791,278,665	1,098,708,777
Depreciation of right-of-use assets	800,710,045	1,073,392,527
Depreciation of fixed assets	889,996,185	1,123,430,189
Consulting fees	406,102,873	682,912,116
Business travel expenses	360,733,701	590,903,004
Stock exchange management fees	400,469,180	533,564,332
Amortisation of intangible assets	408,350,303	517,305,895
Marketing and advertising expenses	243,993,486	467,965,672
Administrative operating expenses	270,656,511	517,887,546
Others	1,691,316,560	2,611,395,535
Total	18,250,037,997	26,885,857,048

47.	Other asset impairment losses

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Impairment losses on investment properties	30,508,833	5,152,882
Impairment (reversal)/losses on inventories	(13,139,022)	32,399,455
Impairment losses on other assets	5,500,140	22,754,337
Total	22,869,951	60,306,674

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

48.	Credit loss expenses

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Impairment losses on long-term receivables	520,102,266	943,299,773
Impairment losses on finance lease receivables	336,066,265	389,658,438
Bad debts losses on accounts receivables	265,227,001	138,137,503
Impairment losses on other loans and receivables	247,483,133	368,112,929
Impairment losses on margin accounts receivable	210,035,921	1,311,505,856
Impairment losses on other debt investments	114,433,305	54,629,866
Impairment losses on financial assets held under
resale agreements	41,959,661	154,298,599
Bad debts losses on other receivables	34,496,998	34,551,322
Impairment (reversal)/losses on debt investments	(4,607,483)	15,390,887
Impairment losses/(reversal) of cash and bank balances	4,081,667	(373,418)
Reversal of impairment on loans and advances	(3,992,822)	(33,917,324)
Impairment losses on other financial assets	19,841,198	75,058,647
Total	1,785,127,110	3,450,353,078

49.	Other operating cost

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Cost of sales of bulk commodity	8,263,780,037	13,970,394,817
Lease cost	306,808,280	395,920,630
Others	53,432,929	82,889,640
Total	8,624,021,246	14,449,205,087

50.	Non-operating revenue

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Non-operating revenue	69,593,803	286,133,388

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

51.	Non-operating expenses

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Donation expenses	61,468,435	62,266,744
Losses on the disposal of non-current assets	3,781,940	13,961,714
Others	(29,076,950)	124,203,042
Total	36,173,425	200,431,500

52.	Income tax expenses

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Current income tax	1,340,145,968	4,034,719,964
Deferred income tax	1,885,550,616	74,523,735
Total	3,225,696,584	4,109,243,699

Reconciliation from the total profit in the consolidated income statement to income tax expense is as follows:

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Total profit	12,663,512,560	13,873,633,692
Income tax at the main applicable tax rates	3,165,878,140	3,468,408,423
Effect of different tax rates of certain subsidiaries	394,574,646	806,435,784
Effect of adjustments in respect of income tax of prior years	(63,127,994)	(90,462,745)
Non-taxable income	(1,849,500,117)	(1,815,311,105)
Profits and losses attributable to joint ventures and associates	(131,222,669)	(146,054,415)
Non-deductible expenses	912,193,820	752,989,040
Effect of utilisation of tax losses and deductible temporary differences previously	(135,448,859)	(20,743,733)
Effect of tax losses and deductible temporary differences not recognised	1,074,568,367	1,299,482,450
Deductible distribution of other equity instrument	(142,218,750)	(145,500,000)
Effective income tax	3,225,696,584	4,109,243,699

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

53.	Securities lending

Items	As at 30 September 2024	As at 31 December 2023
Other equity instrument investments	1,491,258,715	1,899,774,841
Financial assets held for trading	1,179,212,452	2,729,486,995
Securities from CSFC	–	4,957,610,526
Total	2,670,471,167	9,586,872,362

As at 30 September 2024, the Group had no securities from CSFC (31 December 2023: RMB13,350,981,262).

As at 30 September 2024 and 31 December 2023, there is no default in the securities lending of the Group.

54.	Allowances for other asset impairment/credit impairment

	1 January 2024	Accrual/ (reversal) for the period	Written off and others	30 September 2024
Cash and bank balances	20,947,928	4,081,667	(219,404)	24,810,191
Margin accounts receivable	5,544,251,522	210,035,921	(20,645,860)	5,733,641,583
Financial assets held under resale agreements	2,831,818,154	41,959,661	178	2,873,777,993
Accounts Receivables	1,558,610,339	265,227,001	(67,881,800)	1,755,955,540
Debt investments	34,749,879	(4,607,483)	(2,659,891)	27,482,505
Other debt investments	294,592,728	114,433,305	(47,538,527)	361,487,506
Finance lease receivables	916,970,725	336,066,265	(387,666,625)	865,370,365
Long-term receivables	1,873,554,162	520,102,266	(76,965,040)	2,316,691,388
Loans and advances	59,856,291	(3,992,822)	(1,367,607)	54,495,862
Other loans and receivables	1,236,560,382	247,483,133	(240,403,736)	1,243,639,779
Other receivables	807,831,061	34,496,998	607,945	842,936,004
Other financial assets	157,478,689	19,841,198	(1,338,835)	175,981,052
Investment property	5,152,882	30,508,833	(208,260)	35,453,455
Fixed assets	179,224,214	–	(571,775)	178,652,439
Intangible assets	15,403,128	–	–	15,403,128
Other assets	131,041,720	(7,638,882)	(1,699,556)	121,703,282
Total	15,668,043,804	1,807,997,061	(848,558,793)	16,627,482,072

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	1 January 2023	Accrual/ (reversal) for the year	Written off and others	31 December 2023
Cash and bank balances	22,253,720	(373,418)	(932,374)	20,947,928
Margin accounts receivable	4,187,234,565	1,311,505,856	45,511,101	5,544,251,522
Financial assets held under resale agreements	2,712,478,008	154,298,599	(34,958,453)	2,831,818,154
Accounts Receivables	1,518,191,109	138,137,503	(97,718,273)	1,558,610,339
Debt investments	18,990,282	15,390,887	368,710	34,749,879
Other debt investments	303,408,722	54,629,866	(63,445,860)	294,592,728
Finance lease receivables	1,589,892,330	389,658,438	(1,062,580,043)	916,970,725
Long-term receivables	1,185,029,179	943,299,773	(254,774,790)	1,873,554,162
Loans and advances	109,801,072	(33,917,324)	(16,027,457)	59,856,291
Other loans and receivables	841,237,482	368,112,929	27,209,971	1,236,560,382
Other receivables	772,099,745	34,551,322	1,179,994	807,831,061
Other financial assets	84,673,772	75,058,647	(2,253,730)	157,478,689
Investment property	–	5,152,882	–	5,152,882
Fixed assets	178,293,014	–	931,200	179,224,214
Intangible assets	15,403,128	–	–	15,403,128
Other assets	98,840,862	55,153,792	(22,952,934)	131,041,720
Total	13,637,826,990	3,510,659,752	(1,480,442,938)	15,668,043,804

Including: Analysis of the stages of credit impairment allowance at the end of the year

As at 30 September 2024	Stage 1	Stage 2	Stage 3
Cash and bank balances	24,810,191	–	–
Margin accounts receivable	220,838,051	11,978,041	5,500,825,491
Financial assets held under resale agreements (note)	64,594,316	2,227,471	2,806,956,206
Accounts Receivable	60,764,930	172,849,421	1,522,341,189
Debt investments	18,777,985	–	8,704,520
Other debt investments	253,726,853	96,022,212	11,738,441
Finance lease receivables	288,127,102	404,093,880	173,149,383
Long-term receivables	1,018,470,346	805,794,409	492,426,633
Loans and advances	19,411,091	5,793,431	29,291,340
Other loans and receivables	548,953	–	1,243,090,826
Other receivables	28,195,237	11,268,898	803,471,869
Other financial assets	28,287,212	50,431,227	97,262,613
Total	2,026,552,267	1,560,458,990	12,689,258,511

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APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

As at 31 December 2023	Stage 1	Stage 2	Stage 3
Cash and bank balances	20,947,928	–	–
Margin accounts receivable	268,209,042	34,153,479	5,241,889,001
Financial assets held under resale agreements (note)	120,409,397	21,981,006	2,689,427,751
Accounts Receivable	96,395,376	169,823,439	1,292,391,524
Debt investments	23,375,966	255,016	11,118,897
Other debt investments	223,957,287	53,055,206	17,580,235
Finance lease receivables	358,786,611	380,220,485	177,963,629
Long-term receivables	1,003,946,478	658,068,545	211,539,139
Loans and advances	22,688,735	5,925,879	31,241,677
Other loans and receivables	1,670,257	–	1,234,890,125
Other receivables	63,607,893	9,347,559	734,875,609
Other financial assets	31,563,665	49,309,415	76,605,609
Total	2,235,558,635	1,382,140,029	11,719,523,196

Note:	The credit impairment allowance for financial assets held under resale agreements is mainly resulting from stock-pledged financing, for details of the credit impairment allowance for stock-pledged financing, see Note VI.6.

55.	Assets with restrictive ownership titles or right of use

For details of assets with restrictive ownership titles or right of use, please refer to Note VI.1. Cash and bank balances, Note VI.9. Financial assets held for trading, Note VI.10. Debt investments, Note VI.11. Other debt investments, Note VI.12. Other equity instrument investments, Note VI.13. Finance lease receivables and long-term receivables and Note VI.16. Fixed assets.

56.	Foreign currency monetary items

Exchange rate used for main statement items of operating entities outside Mainland China :

	30 September 2024	31 December 2023
USD	7.00740	7.08270
HKD	0.90179	0.90622
EUR	7.82670	7.85920

- III-121 -

VII. INTERESTS IN OTHER ENTITIES 1. Interests in subsidiaries (1) Details of major subsidiaries consolidated by the Group are as follows: Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan Innovation Investment Co., Ltd. (“Guotai Junan Innovation Investment”) Shanghai PRC RMB7,500,000,000 Equity investment and investment consulting 100% – 100% – Shanghai Guotai Junan Securities Asset Management Co., Ltd. (“GTJA Asset Management”) Shanghai PRC RMB2,000,000,000 Securities asset management and fund management 100% – 100% – Guotai Junan Zhengyu Investment Co., Ltd. (“Guotai Junan Zhengyu”) Shanghai PRC RMB4,500,000,000 Equity investment and financial products investment 100% – 100% – Shanghai Guoxiang Properties Co., Ltd. (“Guoxiang Properties”) Shanghai PRC RMB1,050,000,000 Real estate and property management 100% – 100% – Guotai Junan Financial Holdings Limited (“Guotai Junan Financial Holdings”) HK PRC HKD2,611,980,000 Investment service 100% – 100% – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-122 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan Risk Management Co., Ltd. Shanghai PRC RMB1,200,000,000 Warehouse service, cooperation hedge, investment management and corporate management consulting – 100% – 100% Shanghai Gelong Entrepreneurship Investment Co., Ltd. Shanghai PRC RMB100,000,000 Venture capital investment and management – 100% – 100% Shanghai GTJA Juntong Investment Management Co., Ltd. Shanghai PRC RMB20,000,000 Investment management, industrial investment and investment consulting – 100% – 100% Guotai Junan Futures (Singapore) Pte. Ltd. Singapore SGD20,000,000 Commodity futures and foreign exchange brokers and dealers – 100% – 100% Guotai Junan Futures Shanghai PRC RMB5,000,000,000 Futures brokerage and futures investment consulting 100% – 100% – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-123 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan Capital Management Co., Ltd. Shanghai PRC RMB1,233,560,000 Asset management, equity investment and fund management – 99% – 99% GTJA Yuancheng (Shanghai) Private Fund Management Co., Ltd. Shanghai PRC RMB730,030,000 Investment management, industrial investment and investment consulting – 99% – 99% Shanghai GTJA Haojing Investment Management Co., Ltd. Shanghai PRC RMB10,000,000 Investment management, industrial investment and investment consulting – 100% – 100% HuaAn Funds Shanghai PRC RMB150,000,000 Fund establishment and fund management 51% – 51% – HuaAn Asset Management (Hong Kong) Limited HK PRC HKD100,000,000 Financial services – 51% – 51% HuaAn Future Asset Management (Shanghai) Limited Shanghai PRC RMB500,000,000 Asset management for specific clients – 51% – 51% Guotai Junan Investments (Hong Kong) Limited HK PRC HKD1,533,500,000 Investment – 100% – 100% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-124 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan Consultancy Services (Shenzhen) Limited Shenzhen PRC HKD12,000,000 Investment consulting, marketing planning and corporate management consulting – 100% – 100% Guotai Junan Holdings Limited British Virgin Is. USD1 Debt financing – 100% – 100% Guotai Junan International HK PRC HKD10,902,000,000 Investment and financing – 73.74% – 73.74% Guotai Junan (Hong Kong) Limited Samoa USD816,000,000 Investment and administrative management – 73.74% – 73.74% Guotai Junan Fund Management Limited HK PRC HKD10,000,000 Fund management and securities trading – 36.87% – 36.87% Guotai Junan Securities (Hong Kong) Limited HK PRC HKD7,500,000,000 Securities brokerage – 73.74% – 73.74% Guotai Junan Finance (Hong Kong) Limited HK PRC HKD300,000,000 Investment and financing – 73.74% – 73.74% Guotai Junan Futures (Hong Kong) Limited HK PRC HKD50,000,000 Futures brokerage – 73.74% – 73.74% Guotai Junan Capital Limited HK PRC HKD50,000,000 Investment consulting – 73.74% – 73.74% Guotai Junan Asset Management (Asia) Limited HK PRC HKD50,000,000 Fund management – 73.74% – 73.74% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-125 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan FX Limited HK PRC HKD30,000,000 Foreign exchange dealing – 73.74% – 73.74% Guotai Junan International (Singapore) Pte. Limited Singapore SGD9,300,000 Investment management – 73.74% – 73.74% Guotai Junan International Asset Management (Singapore) Pte. Limited Singapore SGD21,700,000 Asset management – 73.74% – 73.74% Guotai Junan Financial Products Limited HK PRC HKD1,000,000 Investment and securities trading – 73.74% – 73.74% Guotai Junan International Securities (Singapore) Pte. Limited Singapore SGD34,130,000 Securities brokerage – 73.74% – 73.74% Guotai Junan Global Ltd. British Virgin Is. USD5,000,000 Investment management – 100% – 100% Guotai Junan Securities USA Holding, Inc. USA USD5,000,000 Investment management – 100% – 100% Guotai Junan Securities USA, Inc. USA USD5,000,000 Investment management – 100% – 100% Guotai Junan Securities (Vietnam) Corporation Vietnam VND693.5 billion Securities brokerage – 37.59% – 37.59% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-126 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Guotai Junan Securities Macau Holding, Inc. Macau PRC MOP100,000,000 Securities trading, wealth management and financing services generated by investment financial instruments – 73.74% – 73.74% Guotai Junan Securities (UK) Limited UK GBP7,846,000 Investment – 100% – 100% HFT Investment Management Co., Ltd. Shanghai PRC RMB300,000,000 Fund management 51% – 51% – Shanghai Fucheng Haifutong Asset Management Co., Ltd. Shanghai PRC RMB200,000,000 Asset management – 51% – 51% Haitong Capital Investment Co., Ltd. Shanghai PRC RMB5,500,000,000 Private equity investment management 100% – 100% – Haitong-Fortis Private Equity Fund Management Co., Ltd. Shanghai PRC RMB100,000,000 Fund management – 67% – 67% Haitong Jihe Private Equity Fund Investment Fund Management Co., Ltd. Shanghai PRC RMB50,000,000 Equity investment management – 51% – 51% Haitong Innovation Private Equity Fund Management Co., Ltd. Shanghai PRC RMB50,000,000 Equity investment management – 51% – 51% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-127 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Haitong Creative Private Equity Fund Management Co., Ltd. Shanghai PRC RMB120,000,000 Equity investment management – 53.25% – 53.25% Haitong New Energy Private Equity Fund Investment Management Co., Ltd. Shanghai PRC RMB50,000,000 Equity investment management – 51% – 51% Haitong M&A (Shanghai) PE Fund Management Co., Ltd. Shanghai PRC RMB100,000,000 Equity investment management – 51% – 51% Shanghai Haitong Xuyu Equity Investment Co., Ltd. Shanghai PRC RMB350,000,000 Equity investment – 100% – 100% Shanghai Haitong Chuangshi Investment Management Co., Ltd. Shanghai PRC RMB1,000,000 Equity investment management – 53.25% – 53.25% Haitong Innovation Securities Investment Co., Ltd. Shanghai PRC RMB11,500,000,000 Financial products investment, equity investment and securities investment 100% – 100% – Shanghai Haitong Securities Asset Management Company Limited Shanghai PRC RMB2,200,000,000 Securities asset management 100% – 100% – APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-128 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Shanghai Weitai Properties Management Co., Ltd. Shanghai PRC RMB10,000,000 Property management, real estate development and management, catering enterprise management 100% – 100% – Haitong International Holdings Limited HK PRC HKD11,179,730,000 Investment holdings 100% – 100% – Haitong Investment Ireland PLC Ireland EUR825,000 Non-banking financial company – 100% – 100% Haitong Futures Co., Ltd. Shanghai PRC RMB1,301,500,000 Futures agency 83.22% – 83.22% – Shanghai Haitong Resource Management Co., Ltd. Shanghai PRC RMB1,000,000,000 Resource management – 83.22% – 83.22% Haitong International Securities Group Limited (“Haitong International Securities”) Bermuda/ HK PRC HKD843,820,000 Investment holdings – 100% – 73.40% Haitong International Investment Managers Limited HK PRC HKD47,000,000 Asset management – 100% – 73.40% Haitong International Asset Management Limited HK PRC HKD13,000,000 Asset management – 100% – 73.40% Haitong International Asset Management (HK) Limited HK PRC HKD20,000,000 Asset management – 100% – 73.40% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-129 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Haitong International Securities Company Limited HK PRC HKD11,500,000,000 Brokerage services – 100% – 73.40% Haitong International Securities Nominees Limited HK PRC HKD2 Brokerage services – 100% – 73.40% Haitong International Futures Limited HK PRC HKD400,000,000 Brokerage services – 100% – 73.40% Haitong International Financial Products Limited HK PRC HKD50,000,000 FICC and derivatives – 100% – 73.40% Haitong International Financial Solutions Limited HK PRC HKD1,000,000 FICC and derivatives – 100% – 73.40% Haitong International Capital (HK) Co., Ltd. HK PRC HKD10,000,000 Corporate financing – 100% – 73.40% Haitong International Capital Limited HK PRC HKD20,000,000 Corporate financing – 100% – 73.40% Haitong International Research Limited HK PRC HKD1,000,000 Research services – 100% – 73.40% Haitong International (Japan) K.K. Japan JYP10,000,000 Research services – 100% – 73.40% Haitong International (UK) Limited UK GBP8,334,563 Research services – 100% – 73.40% Haitong International Securities (USA) Inc. USA USD12,654,319 Research services – 100% – 73.40% Haitong International Securities Group (Singapore) Pte Ltd. Singapore SGD730,550,721 Investment holdings – 100% – 73.40% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-130 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Haitong Securities India Private Limited India INR260,732,520 Securities services – 100% – 73.40% Haitong International Securities (Australia) Pty Ltd. Australia AUD1,380,435 Brokerage services – 100% – 73.40% Yantian Information Technology (Shenzhen) Co., Ltd. PRC HKD10,000,000 Provision of software development services – 100% – 73.40% Haitong UT Capital Group Co., Limited HK PRC HKD4,146,160,000 Investment holdings 100% – 100% – Haitong Unitrust International Financial Leasing Co., Ltd. (“Haitong UT Leasing”) Shanghai PRC RMB8,235,300,000 Leasing – 85% – 85% Haitong Unitrust International Financial Leasing (Tianjin) Co., Ltd. Tianjin PRC RMB210,000,000 Leasing – 85% – 85% Shanghai UniCircle Investment & Development Co., Ltd. Shanghai PRC RMB100,000,000 Property management, logistics management service for companies, catering management – 85% – 85% Haitong Unifortune Financial Leasing (Shanghai) Corporation Shanghai PRC RMB1,360,000,000 Leasing – 85% – 85% Haitong UT Leasing HK Limited HK PRC USD284,380,000 Leasing – 85% – 85% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-131 –

Subsidiaries Place of registration or primary business Registered Capital Principal activities Equity interests held as at 30 September 2024 Equity interests held as at 31 December 2023 Direct Indirect Direct Indirect Haitong UT MSE Financial Leasing (Shanghai) Co., Ltd Shanghai PRC RMB1,500,000,000 Leasing – 85% – 85% Haitong Bank, S.A. Portugal EUR871,270,000 Banking – 100% – 100% Haitong Global Asset Management, SGOIC, S.A. Portugal EUR25,000,000 Asset management – 100% – 100% Haitong Banco de Investimento do Brasil S.A. Brazil BRL420,000,000 Investment banking – 80% – 80% Haitong Negccios, S.A. Brazil BRL111,380,000 Investment holdings – 80% – 80% Haitong Securities do Brasil Corretora de Câmbioe Valores Mobiliários S.A. Brazil BRL100,000,000 Securities brokerage – 80% – 80% Haitong do Brasil Distribuidora de Títulose Valores Mobiliários S.A. Brazil BRL51,900,000 Asset management – 80% – 80% APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP – III-132 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

2.	Interests in joint ventures and associates

	As at	As at
	30 September	31 December
Item	2024	2023
Joint ventures
– Immaterial joint ventures	5,242,960,132	5,234,512,399
Associates
– Material associates	9,671,998,166	9,356,542,296
– Immaterial associates	7,805,019,551	7,842,565,639

Sub-total	22,719,977,849	22,433,620,334
Less: Impairment losses	–	–
Total	22,719,977,849	22,433,620,334

(1)	Material associates

	Place of
	registration/
	principal		Shareholding
Name of	place of	Principal	percentage	Accounting
enterprises	business	activities	Direct Indirect	Treatment
Shanghai Securities	Shanghai, China	Securities brokerage, proprietary trading, underwriting, investment consulting, etc.	24.99%	–Equity method
Fullgoal Fund	Shanghai, China	Fund management	27.775%	– Equity method

– III-133 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(2)	Key financial information of principal associates

The following table summarises the key financial information of the principal associates of the Group, adjusted for fair value adjustments at acquisition and differences in accounting policies. The table also reconciles the summarised financial information to the carrying amount of the Group’s investments in the associates under the equity method:

Unit: RMB million

	Shanghai Securities		Fullgoal Fund
	As at 30 September	As at 31 December	As at 30 September	As at 31 December
	2024	2023	2024	2023
Assets	83,371	73,072	15,018	13,770
Liabilities	65,027	55,707	6,219	5,246
Net assets	18,344	17,365	8,799	8,524
Non-controlling interests	–	–	–	–
Equity attributable to holders of ordinary shares of the Company	18,344	17,365	8,799	8,524
Net assets pro rata to shareholding ratio	4,584	4,340	2,443	2,367
Other adjustments	1,117	1,122	1,528	1,528
Carrying amount of investment in associates	5,701	5,462	3,971	3,895

	Nine-month period ended	Year ended	Nine-month period ended	Year ended
	30 September	31 December	30 September	31 December
	2024	2023	2024	2023
Operating Revenue	3,618	3,418	4,676	6,715
Net profit	729	353	1,368	1,814
Other comprehensive income	250	64	(2)	5
Other adjustments	(21)	(28)	–	–
Total comprehensive income	958	389	1,366	1,819
Dividends from associates for the period	–	27	303	289

– III-134 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(3)	The following table summarises the aggregate financial information of immaterial joint ventures and associates of the Group:

Unit: RMB million

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Net profit
Joint ventures	21	272

Associates	(250)	66

	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Total comprehensive income
Joint ventures	21	276

Associates	(250)	66

3.	Structured entities or operating entities that were controlled through entrusted operations

For those investment funds and asset management schemes where the Group is involved as a manager or investment counsellor, and limited partnerships where the Group is involved as the general partner or investment manager, the Group considered that it had control rights over some investment funds, asset management schemes and limited partnerships and incorporated them into the consolidated category after comprehensively taking into account various factors such as the investment decision rights they owned and their exposures to the variable returns.

4.	Interests in structured entities not included in the consolidated financial statements

As at 30 September 2024 and 31 December 2023, the structured entities of the Group not included in the consolidated financial statements mainly included funds, asset management schemes and partnerships managed by the Group. These structured entities invest in various licensed financial products according to contractual agreements.

– III-135 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

As at 30 September 2024, the carrying amount of the Group’s investments in the above funds, asset management schemes and partnerships amounted to RMB22.2 billion. As at 31 December 2023, the carrying amount of the Group’s investments in the above funds, asset management schemes and partnerships amounted to RMB20.8 billion.

For the nine-month period ended 30 September 2024, the management fee of the Group arising from funds, asset management schemes and partnerships sponsored by the Group but not included in the consolidated financial statements and in which the Group had no interests on the balance sheet date, amounted to RMB3.1 billion (2023: RMB3.6 billion).

5.	Interests in structured entities sponsored by third-party institutions

The Group has an interest in the structured entities sponsored by third-party institutions through direct holding of investments. The types of structured entities that the Group does not consolidate but in which it holds interests include funds, bank financial products, trust schemes, securities asset management products and partnerships. The nature and purpose of these structured entities are to generate fees from managing assets on behalf of investors. These vehicles are financed through the issue of units to investors.

As at 30 September 2024 and 31 December 2023, the maximum exposure to loss of interests held by the Group in the unconsolidated structured entities sponsored by third-party institutions approximates the carrying amount of the related accounts in the consolidated statements of financial position.

VIII.	RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

1.	Major shareholders

Prior to the Proposed Transaction, controlling shareholders and de facto controllers of the Company are as follows:

				Shareholding	Percentage
Name of shareholders	Place of registration	Nature of business	Registered capital	percentage to the Company	of voting rights to the Company	Relationship with the Company
				(%)	(%)
Shanghai State-owned Assets Management Co., Ltd. (“Shanghai SA”)	Shanghai	Industrial Investment, capital operation, asset acquisition, etc.	RMB5.5 billion	23.06	23.06	Controlling shareholder
Shanghai International Group Co., Ltd (“Shanghai International”)	Shanghai	Investments primarily focused on finance with non-finance as support, capital operation, asset management, etc.	RMB30 billion	9.05	9.05	Actual controller

– III-136 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Pursuant to the way of carrying out the Proposed Merger, if the raising of ancillary funds is not taken into consideration, and the influence of the Put Option Providers of the Dissenting Shareholders and the Cash Put Option Providers of the Dissenting Shareholders is not taken into consideration, upon the completion of the Merger by Absorption and Share Exchange, the controlling shareholder will be Shanghai SA and the actual controller will be Shanghai International, and there is no change in control caused by the Proposed Merger.

2.	Subsidiaries

Basic and related information of subsidiaries is disclosed in Note VII.1.

3.	Joint ventures and associates

Joint ventures and associates are disclosed in Note VI.14.

4.	Other related parties

Name of other related parties	Relationship with related parties

Shenzhen Investment Holdings Company Limited	The director of the Company acts as the chief accountant of the entity
Shanghai Guoxin Investment Development Co., Ltd	Shanghai SA controls the entity
Shanghai Zhenghai Guoxin Investment Centre (L.P.)	Shanghai SA controls the entity
Shanghai Guoxin Venture Investment Co., Ltd	Shanghai SA controls the entity
Shanghai International Group (Hong Kong) Co., Ltd.	Shanghai International controls the entity
Shanghai International Group Asset Management Co., Ltd	Shanghai International controls the entity
New China Capital Management Limited	The director of the Company acts as the director of the entity
New China Asset Management (Hong Kong) Limited	The director of the Company acts as the chairman of the entity
Shanghai Pudong Development Bank	The director of the Company acts as the director of the entity
Shanghai Guosheng Capital Management Co., Ltd.	The director of the Company acts as the director of the entity
Shanghai Integrated Circuit Industry Investment Fund Management Co., Ltd	The director of the Company acts as the director of the entity
Youngor Fashion (Shanghai) TechnologyCo., Ltd.	The relative of director of the Company acts as the director of the entity
Allinpay Network Services Co., Ltd.	The director of the Company acts as the director of the entity

– III-137 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Name of other related parties	Relationship with related parties

Jingtian & Gongcheng	The director of the Company acts as the partner of the entity
China Three Gorges Corporation	The ex-director of the Company acts as the external director of the entity
New China Asset Management Company Limited	The ex-director of the Company acted as the vice president of the entity
China Securities Credit Investment Co., Ltd.	The senior management of the Company acts as the director of the entity
Anhui Huamao Industrial Investment Co., Ltd.	The supervisor of the Company acts as the director of the entity
China Great Wall Securities Co., Ltd.	The supervisor of the Company acted as the vice chairman of the entity
Shenzhen Energy Group Co., Ltd.	The supervisor of the Company acts as the Secretary to the Board of the entity
Shanghai Guohe Modern Services Industries Equity Investment Management Co., Ltd.	The senior management of Shanghai International acts as the chairman of the entity
Shanghai Huahong (Group) CO., Ltd.	The senior management of Shanghai International acts as the director of the entity
Shanghai Rural Commercial Bank Co., Ltd.	The senior management of Shanghai International acts as the director of the entity
SPDB Financial Leasing Co., Ltd.	The senior management of Shanghai SA acts as the director of the entity
Guotai Junan Investment Management Co., Ltd.	Company in which Shanghai SA holds more than 30% of the shares
Guotai Junan Financial Holding Investment (Shanghai) Co., Ltd.	Subsidiary of a company in which Shanghai SA holds more than 30% of the shares
Beijing Futaihua Investment Management Co., Ltd.	Subsidiary of a company in which Shanghai SA holds more than 30% of the shares
China Foreign Economy and Trade Trust Co., Ltd.	The trustee of a trust in favour of Shanghai SA
Guang Dong Yuecai Trust Co., Ltd	The trustee of a trust in favour of Shanghai SA

Other related parties can be individuals or enterprises, which include members of the Board of Directors, the Board of Supervisors and senior management, and close family members of such individuals.

– III-138 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

5.	Major related party transactions

The transactions between the Group and its related parties are conducted at market prices, with pricing mechanisms adhering to the principles of fairness, reasonableness and market orientation.

(1)	Fee and commission income received by the Group from related parties

Related parties	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Major shareholders and their subsidiaries	1,031,791	3,062,007
Associates and joint ventures of the Group	285,547,768	546,800,090
Other major related parties	3,025,440	4,678,718

(2)	Interest received by the Group from related parties

Related parties	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Associates and joint ventures of the Group	4,634,660	6,834,845
Other major related parties	249,548,034	332,859,045

(3)	Investment gains incurred by the Group with related parties

Related parties	Nine-month period ended 30 September 2024	Year ended 31 December 2023
Other major related parties	(69,295,546)	(4,289,176)

– III-139 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(4)	Gain or loss on fair value changes incurred by the Group with related parties

	Nine-month period ended 30 September	Year ended 31 December
Related parties	2024	2023
Other major related parties	(32,236,600)	(51,040,689)

(5)	Interest paid by the Group to related parties

	Nine-month period ended	Year ended
Related parties	30 September 2024	31 December 2023
Major shareholders and their subsidiaries	75,821	74,194
Associates and joint ventures of the Group	1,270,732	1,115,499
Other major related parties	230,154,208	406,939,987

(6)	Operating expenses and costs payable by the Group to related parties

	Nine-month period ended	Year ended
Related parties	30 September 2024	31 December 2023
Associates and joint ventures of the Group	11,621	22,315
Other major related parties	18,845,393	49,313,627

(7)	For details on the dividend amounts distributed to the Group by its associates and joint ventures, please refer to Note VI.14.

(8)	Balances of deposits with related parties

Related parties	As at 30 September 2024	As at 31 December 2023
Other major related parties	11,993,860,414	11,804,055,489

– III-140 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(9)	Balances of financial assets held under resale agreements

	As at 30 September	As at 31 December
Related parties	2024	2023
Other major related parties	–	47,653,063

(10)	Balances of accounts receivable

Related parties	As at 30 September 2024	As at 31 December 2023
Associates and joint ventures of the Group	159,338,968	100,618,131
Other major related parties	760	9,502,876

(11)	Balances of other assets

Related parties	As at 30 September 2024	As at 31 December 2023
Other major related parties	–	406,867

(12)	Balances of accounts payable

Related parties	As at 30 September 2024	As at 31 December 2023
Associates and joint ventures of the Group	216,459	204,100
Other major related parties	27,643,231	29,491,061

(13)	Balances of financial assets sold under repurchase agreements

	As at 30 September	As at 31 December
Related parties	2024	2023
Other major related parties	158,433,883	1,112,333,388

– III-141 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(14)	Balances of accounts payable to brokerage customers

Related parties	30 September 2024	31 December 2023
Major shareholders and their subsidiaries	–	1,008
Associates and joint ventures of the Group	–	713,155,106
Other major related parties	60,608,307	247,521

(15)	Bonds held by the Group issued by related parties

Related parties	30 September 2024	31 December 2023
Associates and joint ventures of the Group	30,697,784	105,923,178
Other major related parties	1,080,887,830	2,108,457,477

(16)	Loans and borrowings with related parties

Related parties	30 September 2024	31 December 2023
Other major related parties	7,651,390,808	8,731,050,397

(17)	Derivative transactions with related parties

Related parties	30 September 2024	31 December 2023
Derivative financial assets Associates and joint ventures of the Group	6,108,045	3,127,897
Other major related parties	432,996,768	283,750,983
Derivative financial liabilities Associates and joint ventures of the Group	2,318,327	116,017
Other major related parties	475,311,991	120,400,523

IX.	CONTINGENCIES

1.	Pending litigation

As at 31 December 2023 and 30 September 2024, the Group had no material litigation and arbitration required to be disclosed by the Rules Governing the Listing of Stocks on Shanghai Stock Exchange (Revised in April 2024).

– III-142 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

X.	FAIR VALUE OF FINANCIAL INSTRUMENTS

1.	Assets and liabilities measured at fair value

The following table sets forth the fair value measurement hierarchy of the Group’s relevant assets and liabilities:

Financial instruments measured at fair value:

	Input used in fair value measurement
As at 30 September 2024	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Financial assets held for trading Bonds	1,549,194,723	266,837,624,515	12,729,989,527	281,116,808,765
Funds	40,362,636,921	62,250,719,944	13,531,625,691	116,144,982,556
Stock/equity	64,286,979,476	2,732,945,280	17,873,881,518	84,893,806,274
Other investments	5,169,878,626	48,079,003,229	5,538,319,483	58,787,201,338
Other debt investments	1,424,163,667	104,227,679,098	650,556,083	106,302,398,848
Other equity instrument investments	19,345,329,884	1,931,620,314	505,387,456	21,782,337,654
Derivative financial assets	719,945,785	10,500,736,346	1,225,211,223	12,445,893,354
Total assets	132,858,129,082	496,560,328,726	52,054,970,981	681,473,428,789

Financial liabilities held for trading
Financial liabilities classified as fair value through profit or loss	2,699,556,839	4,068,672,748	–	6,768,229,587
Financial liabilities designated as fair value through profit or loss	568,808,628	61,422,286,561	7,621,009,060	69,612,104,249
Derivative financial liabilities	2,859,317,109	13,122,322,415	474,321,989	16,455,961,513
Total liabilities	6,127,682,576	78,613,281,724	8,095,331,049	92,836,295,349

– III-143 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

	Input used in fair value measurement
As at 31 December 2023	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Financial assets held for trading Bonds	2,623,620,338	259,431,877,256	14,508,403,560	276,563,901,154
Funds	50,620,083,298	96,058,822,032	13,736,994,822	160,415,900,152
Stock/equity	77,400,872,800	6,809,932,958	20,425,344,363	104,636,150,121
Other investments	1,626,444,865	41,075,807,775	6,841,469,954	49,543,722,594
Other debt investments	1,478,840,649	151,741,863,194	508,237,577	153,728,941,420
Other equity instrument investments	8,810,007,795	1,416,754	1,075,099,867	9,886,524,416
Derivative financial assets	1,106,127,420	8,979,139,223	2,615,199,860	12,700,466,503
Total assets	143,665,997,165	564,098,859,192	59,710,750,003	767,475,606,360

Financial liabilities held for trading Financial liabilities classified as fair value through profit or loss	3,170,274,224	2,151,652,584	–	5,321,926,808
Financial liabilities designated as fair value through profit or loss	1,089,911,345	69,731,868,999	10,453,089,744	81,274,870,088
Derivative financial liabilities	643,565,886	11,190,446,715	1,359,941,813	13,193,954,414
Total liabilities	4,903,751,455	83,073,968,298	11,813,031,557	99,790,751,310

2.	Fair value valuation

The fair value of financial assets and financial liabilities is determined as the amount that would result from a voluntary exchange of assets or settlement of liabilities between knowledgeable parties in an arm’s length transaction, rather than a forced sale or liquidation situation. The following methods and assumptions are used to estimate fair value.

(1)	Basis for determining level 1 fair value at market price

The fair values of financial assets and liabilities held for trading, other debt investments and other equity instrument investments traded in active markets are determined based on quoted market prices as at the date of the balance sheet.

– III-144 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(2)	Valuation techniques used and the qualitative and quantitative information of key parameters for Level 2 fair value measurements

The fair values of financial assets and liabilities held for trading, and bond investments in other debt investments are quoted by the valuation system of the relevant bond registration and settlement agency. The relevant quotation agencies use observable inputs that reflect market conditions in the process of forming quotations.

The fair values of financial assets and liabilities held for trading, debts in other debt investments and other equity instrument investments that are not traded in an active market, equity instrument investments and structured entities are determined by valuation techniques. Observable inputs required by valuation techniques include and are not limited to valuation parameters such as yield curve, net asset value, and price-to-earnings ratio.

For derivative financial assets and liabilities for which there is no quoted market price, the fair value is determined by discounting future cash flows using market interest rates or exchange rates based on the terms and maturity date of each contract. The fair value of the derivative instruments embedded in the equity swap contract is determined using the return on the underlying equity securities calculated using quoted prices on the underlying exchanges.

For the nine-month period ended 30 September 2024 and the year 2023, the valuation technique used in the above-mentioned recurring Level 2 fair value measurement of the Group has not changed.

(3)	Valuation techniques used and the qualitative and quantitative information of key parameters for Level 3 fair value measurements

For unlisted equity investments, unlisted fund investments, bond investments, other investments, financial liabilities and derivative financial instruments, the Group obtains quotations from counterparties or adopts valuation techniques to determine the fair value. Valuation techniques include discounted cash flow analysis and a market comparison approach. The fair value measurement may involve significant unobservable inputs, such as credit spreads, volatility, liquidity discounts, etc. The fair values of restricted shares, unlisted equity investments, other investments and financial liabilities are not materially sensitive to reasonable changes in these unobservable inputs.

For the nine-month period ended 30 September 2024 and the year 2023, the valuation technique used in the above-mentioned continuous Level 3 fair value measurement of the Group has not changed.

– III-145 –

APPENDIX III UNAUDITED PRO FORMA FINANCIALINFORMATION OF THE ENLARGED GROUP3. Reconciliation of fair value measurementsThe reconciliation of recurring fair value measurements categorised within Level 3 is as follows:Balanceas at31 December2023Total gain or loss for the periodIncrease Decrease Transfer out Transfer inBalanceas at30 September2024Included inprofit or lossIncludedin othercomprehensiveincomeFinancial assets heldfor trading 55,512,212,699 (3,860,800,759) (19,198,516) 1,867,785,872 (3,257,663,489) (2,056,684,203) 1,488,164,615 49,673,816,219Other debt investments 508,237,577 25,155,123 8,164,418 235,553,262 (126,554,297) – – 650,556,083Other equity instrumentinvestments 1,075,099,867 – (566,394,730) – (3,344,623) – 26,942 505,387,456Derivative financialinstruments 1,255,258,047 1,036,880,327 – 1,893,367,800 (3,569,086,527) (1,275,363) 135,744,950 750,889,234Financial liabilities heldfor trading (10,453,089,744) (7,936,986) 25,543,034 (4,597,204,601) 7,831,451,783 – (419,772,546) (7,621,009,060)

– III-146 –

APPENDIX III UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUPBalanceas at31 December2022Total gain or loss for the periodIncrease Decrease Transfer out Transfer inBalanceas at31 December2023Included inprofit or lossIncludedin othercomprehensiveincomeFinancial assets heldfor trading 60,516,919,146 (5,107,017,493) 107,258,957 6,604,327,501 (6,479,189,040) (3,196,982,719) 3,066,896,347 55,512,212,699Other debt investments 842,891,803 91,418,761 814,344 238,810,921 (532,937,873) (137,105,668) 4,345,289 508,237,577Other equity instrumentinvestments 1,241,139,589 – (100,344,578) 1,585,500 (67,762,304) (79,980) 561,640 1,075,099,867Derivative financialinstruments 691,961,963 (665,513,675) – 9,873,229,946 (8,659,364,009) – 14,943,822 1,255,258,047Financial liabilities heldfor trading (13,312,065,398) 604,746,474 (97,272,072) (337,145,532) 2,869,059,894 – (180,413,110) (10,453,089,744)

– III-147 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

4.	Fair value of financial assets and financial liabilities not measured at fair value

There are no material differences between the carrying amounts and fair values of the Group’s financial assets and financial liabilities as at 30 September 2024 and 31 December 2023, except for the following items.

Unit: thousand yuan

	As at 30 September 2024		As at 31 December 2023
	Carrying		Carrying
	amount	Fair value	amount	Fair value
Debt investments	9,076,741	9,223,254	10,412,322	10,437,294
Bonds payable	301,134,348	306,162,547	325,692,359	328,665,119

5.	Transfer among levels

For assets and liabilities measured at fair value on a recurring basis, the Group determines whether there is a transfer among levels by reassessing the classification at the end of each reporting year based on the lowest level input that has a significant impact on the overall fair value measurement.

There were no significant transfers between Level 1 and Level 2 of the financial instruments measured at fair value and held by the Group during the Reporting Period.

XI.	EVENTS AFTER THE DATE OF THE BALANCE SHEET

1.	Planning for material asset restructuring

On 9 October 2024 and 21 November 2024, the proposal of the proposed merger and share exchange of the Company and Haitong Securities was considered and approved at the 28th extraordinary meeting and the 29th extraordinary meeting of the sixth session of the Board of the Company, respectively. The Transaction is subject to the approval by the general meetings of the Company and Haitong Securities and the approval, authorisation, registration or consent by relevant regulatory authorities.

– III-148 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

SUPPLEMENTARY MATERIALS

I.	Statement of non-recurring profit or loss

	Nine-month period ended	Year ended
Item	30 September 2024	31 December 2023
(Losses)/Gains from disposal of non-current assets	(1,668,030)	14,360,128
Government subsidy included in profit or loss for the period	962,398,494	1,833,698,718
Losses arising from contingencies unrelated to the normal business of the Company	(864,545)	(56,570,959)
Other non-operating income and expenses besides the items above	152,796,533	299,914,534
Total non-recurring profit or loss	1,112,662,452	2,091,402,421
Effect of income tax	(274,705,309)	(561,461,790)
Effect of minority interests (after tax)	(41,510,923)	(136,427,317)
Total	796,446,220	1,393,513,314

The Group’s recognition of non-recurring profit or loss items follows the requirements of the “Explanatory Announcement No.1 on Information Disclosure of Companies Offering Securities to the Public – Non-recurring Profit or Loss (revised in 2023)” (Announcement [2023] No.65) issued by the China Securities Regulatory Commission.

II.	Return on net assets and earnings per share

Nine-month period ended 30 September 2024

	Weighted	Earnings per share
	average	Basic	Diluted
	return on	earnings	earnings
	net assets	per share	per share
	(%)
Net profit attributable to ordinary shareholders of the Company	2.61	0.48	0.48
Net profit after deducting non-recurring profit or loss attributable to ordinary shareholders of the Company	2.35	0.43	0.43

– III-149 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

Year ended 31 December 2023

	Weighted	Earnings per share
	average	Basic	Diluted
	return on	earnings	earnings
	net assets	per share	per share
	(%)
Net profit attributable to ordinary shareholders of the Company	3.25	0.59	0.59
Net profit after deducting non-recurring profit or loss attributable to ordinary shareholders of the Company	2.79	0.51	0.51

– III-150 –

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

The following management discussion and analysis of the results of Haitong Group is extracted from the annual reports of Haitong Securities for the three years ended 31 December 2021, 2022 and 2023 and is prepared based on the quarterly report and consolidated financial statements for the period ended 30 September 2024 which are set out in the section headed “C. Audited Consolidated Financial Statements of the Haitong Group for the nine months ended 30 September 2024” in Appendix II to this Joint Circular.

RESULTS OF OPERATIONS

As of 31 December 2021, 31 December 2022, 31 December 2023 and 30 September 2024, the total assets of Haitong Group amounted to RMB744,925 million, RMB753,609 million, RMB754,587 million and RMB693,237 million, respectively, while the net assets attributable to the parent company amounted to RMB163,138 million, RMB164,592 million, RMB163,244 million and RMB161,229 million, respectively. For the three years ended 31 December 2023 and the nine months ended 30 September 2024, Haitong Group realised revenue of RMB57,810 million, RMB41,980 million, RMB41,765 million and RMB25,419 million, respectively; the net profit attributable to the parent company was RMB12,827 million, RMB6,545 million, RMB1,008 million and RMB(659) million, respectively.

(1)	Composition of revenue

	For the year ended 31 December			For the nine months ended 30 September
Item	2021	2022	2023	2023	2024
		(Audited)
	(Audited)	(Restated)	(Audited)	(Unaudited)	(Audited)
	(RMB’000)
Commission and fee income	18,762,734	14,668,674	12,497,095	9,865,106	7,475,672
Interest income	15,625,976	17,514,777	18,319,806	13,876,025	12,067,084
Finance lease income	3,336,406	2,302,792	1,722,243	1,276,510	1,088,189
Investment income and gains (net)	10,678,856	(1,034,439)	481,234	3,692,162	1,775,401
Other income and gains	9,405,589	8,528,417	8,744,745	7,867,262	3,013,072
Total revenue, gains and other income	57,809,561	41,980,221	41,765,123	36,577,065	25,419,418

a.	Year Ended 31 December 2022 Compared to Year Ended 31 December 2021

In 2022, the total revenue, gains and other income realised by Haitong Group amounted to RMB41,980 million, representing a decrease of RMB15,829 million or 27.38% as compared to the corresponding period of last year, mainly due to the decrease of investment income and gains (net).

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

Commission and fee income

	For the year ended 31 December
Item	2021	2022
	(Audited)	(Audited) (Restated)
	(RMB’000)
Securities and futures broking fee income	9,668,840	7,645,318
Underwriting and sponsor fee income	4,578,454	3,952,650
Asset management fee income (including fund management income)	3,691,479	2,305,142
Financial advisory and consultancy fee income	651,515	632,859
Others	172,446	132,705
Total commission and fee income	18,762,734	14,668,674

In 2022, Haitong Group’s commission and fee income amounted to RMB14,669 million, representing a decrease of RMB4,094 million or 21.82% as compared to the corresponding period of last year, mainly due to the decrease of securities and futures broking fee income.

Interest income

In 2022, Haitong Group’s interest income amounted to RMB17,515 million, representing an increase of RMB1,889 million or 12.09% as compared to the corresponding period of last year, mainly due to the increase of interest income from receivables arising from sale and leaseback arrangements.

Investment income and gains (net)

In 2022, Haitong Group’s investment income and gains (net) recorded a loss of RMB1,034 million, representing a decrease of RMB11,713 million or 109.69% as compared to the corresponding period of last year, mainly due to the decrease of investment income and gain (net) from financial instruments.

b.	Year Ended 31 December 2023 Compared to Year Ended 31 December 2022

In 2023, the total revenue, other income and gains realised by Haitong Group amounted to RMB41,765 million, representing a decrease of RMB215 million or 0.51% as compared to the corresponding period of last year, mainly due to the decrease of commission and fee income.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

Commission and fee income

	For the year ended 31 December
Item	2022	2023
	(Audited) (Restated)	(Audited)
	(RMB’000)
Securities and futures broking fee income	7,645,318	6,815,148
Underwriting and sponsor fee income	3,952,650	3,183,399
Asset management fee income (including fund management income)	2,305,142	2,004,330
Financial advisory and consultancy fee income	632,859	389,264
Others	132,705	104,954
Total commission and fee income	14,668,674	12,497,095

In 2023, Haitong Group’s commission and fee income amounted to RMB12,497 million, representing a decrease of RMB2,172 million or 14.80% as compared to the corresponding period of last year, mainly due to the decrease of securities and futures broking fee income and underwriting and sponsor fee income.

Interest income

In 2023, Haitong Group’s interest income amounted to RMB18,320 million, representing an increase of RMB805 million or 4.60% as compared to the corresponding period of last year, mainly due to the increase of interest income from receivables arising from sale and leaseback arrangements.

Investment income and gains (net)

In 2023, Haitong Group’s investment income and gains (net) amounted to RMB481 million, representing an increase of RMB1,516 million as compared to the corresponding period of last year, mainly due to an increase in investment gains from financial instruments.

c.	Nine Months Ended 30 September 2024 Compared to Nine Months Ended 30 September 2023

In the nine months ended 30 September 2024, the total revenue, gains and other income realised by Haitong Group amounted to RMB25,419 million, representing a decrease of RMB11,158 million or 30.50% as compared to the corresponding period of last year, mainly due to the decrease of sales revenue from a subsidiary.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

Commission and fee income

	Nine months ended 30 September
Items	2023	2024
	(Unaudited)	(Audited)
	(RMB’000)
Securities and futures broking fee income	5,222,221	4,496,777
Underwriting and sponsor fee income	2,876,624	1,180,823
Asset management fee income (including fund management fee income)	1,456,943	1,456,191
Financial advisory and consultancy fee income	239,751	286,646
Others	69,567	55,235
Total commission and fee income	9,865,106	7,475,672

In the nine months ended 30 September 2024, Haitong Group’s commission and fee income amounted to RMB7,476 million, representing a decrease of RMB2,389 million or 24.22% as compared to the corresponding period of last year, mainly due to the decrease in underwriting and sponsor fee income and securities and futures broking fee income.

Interest income

In the nine months ended 30 September 2024, Haitong Group’s interest income amounted to RMB12,067 million, representing a decrease of RMB1,809 million or 13.04% as compared to the corresponding period of last year, mainly due to the decrease in interest income from advances to customers on margin financing, interest income from receivables arising from sale and leaseback arrangements and interest income from financial assets held under resale agreements.

Investment income and gains (net)

In the nine months ended 30 September 2024, Haitong Group’s investment income and gains (net) amounted to RMB1,775 million, representing a decrease of RMB1,917 million or 51.91% as compared to the corresponding period of last year, mainly due to the decrease of financial instrument investment income.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

(2)	Principal businesses by segment

	For the year ended 31 December			Nine months ended 30 September
Segment revenue	2021	2022	2023	2023	2024
		(Audited)
	(Audited)	(Restated)	(Audited)	(Unaudited)	(Audited)
	(RMB’000)
Wealth management business	17,491,517	15,253,339	14,368,367	10,918,924	9,285,484
Investment banking business	5,715,894	4,651,178	4,344,741	3,748,065	1,882,414
Asset management business	4,148,860	2,858,111	2,475,823	1,683,080	1,737,554
Trading and institutional client services	15,667,264	4,464,902	5,315,759	7,602,790	4,284,757
Financial leasing business	8,877,646	8,973,629	9,097,568	6,819,387	6,056,691
Others	5,908,380	5,779,062	6,162,865	5,804,819	2,172,518

a.	Year Ended 31 December 2022 Compared to Year Ended 31 December 2021

In 2022, Haitong Group’s wealth management segment revenue amounted to RMB15,253 million, representing a decrease of RMB2,239 million or 12.80% compared to RMB17,492 million of the corresponding period of last year, mainly due to decline in market trading turnover and margin trading scale compared to last period, decreased commission and fee income from brokerage business and interest income from margin financing and securities lending business. In the meantime, Haitong Group adhered to the “client-centricity” philosophy, strengthened major functionalities of the wealth management business through enhancing its trading services, investment advisory capability and asset allocation-based product sales capabilities, enhanced the sales of financial products and maintained steady growth of the AUM. Investment banking segment revenue amounted to RMB4,651 million, representing a decrease of RMB1,065 million or 18.63% as compared to RMB5,716 million of the corresponding period of last year mainly because the Hong Kong capital market suffered significant decline in equity financing scale and reduction in overseas investment banking revenue compared to the corresponding period of last year. In the domestic equity capital market, Haitong Group achieved a new high performance through continuously following the strategy of “industry focus” and “region focus”. Asset management segment revenue amounted to RMB2,858 million, representing a decrease of RMB1,291 million or 31.11% as compared to RMB4,149 million of the corresponding period of last year, mainly due to decrease in asset management fee income compared to the corresponding period of last year, caused by decrease in AUM of its asset management subsidiaries. Trading and institutional client services segment revenue amounted to RMB4,465 million, representing a decrease of RMB11,202 million or 71.50% as compared to RMB15,667 million of the corresponding period of last year, mainly due to fair value change caused by high market volatility. Financial leasing segment revenue amounted to RMB8,974 million, representing an increase of RMB96 million or 1.08% as compared to RMB8,878 million of the corresponding period of last year. The financial leasing industry was in a critical period of transformation and optimisation in 2022. Haitong Group’s financial leasing business closely followed national strategy and policy guidance, further served the real economy, and continued to optimise its asset allocation structure through steadily increase investment in key industries including urban public utility, construction, culture and tourism, energy and environment, healthcare and advanced manufacturing. Other segment revenue amounted to RMB5,779 million, representing a decrease of RMB129 million or 2.19% as compared to RMB5,908 million of the corresponding period of last year.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

b.	Year Ended 31 December 2023 Compared to Year Ended 31 December 2022

In 2023, Haitong Group’s wealth management segment revenue amounted to RMB14,368 million representing a decrease of RMB885 million or 5.80% compared to RMB15,253 million of the corresponding period of last year, mainly due to a year-on-year decrease in securities brokerage fee income. Haitong Group continues to promote the institutional transformation of wealth management business, strengthen the construction of all-round branches, establish a service system for strategic customers, explore deeper synergy and combination of “investment, financing, sponsorship and research” and wealth management business and improve comprehensive service abilities. Haitong Group’s investment banking segment revenue amounted to RMB4,345 million representing a decrease of RMB306 million or 6.59% compared to RMB4,651 million of the corresponding period of last year, primarily due to a reduction in the size of initial public offerings in both onshore and offshore capital markets, leading to a decline in equity underwriting income of Haitong Group compared to last year. Haitong Group continues to deepen reform, strengthen resource integration, keep strategic focus on professionalism and regionalization, consolidate advantage in STAR market and achieve top-tier performance. Haitong Group’s asset management segment revenue amounted to RMB2,476 million representing a decrease of RMB382 million or 13.38% compared to RMB2,858 million of the corresponding period of last year, mainly due to decrease in AUM and fee rate of its asset management subsidiaries, resulting in reduced management fee income compared to last year. Haitong Group continues to enhance the active management capability, adhere to long-term investment philosophy and strengthen product innovation and investment research ability. Haitong Group’s trading and institutional client services segment revenue amounted to RMB5,316 million representing an increase of RMB851 million or 19.06% compared to RMB4,465 million of the corresponding period of last year, mainly due to the fluctuation of financial markets. Haitong Group’s financial leasing segment revenue amounted to RMB9,098 million representing an increase of RMB124 million or 1.38% compared to RMB8,974 million of the corresponding period of last year. Haitong Group commits to the origin of leasing, focuses on serving the national strategy, increases business investment in advanced manufacturing, energy and environmental protection, transportation and communication, digital economy and other industries and strengthens the ability to serve the real economy.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

c.	Nine Months Ended 30 September 2024 Compared to Nine Months Ended 30 September 2023

In the nine months ended 30 September 2024, Haitong Group’s wealth management segment revenue amounted to RMB9,285 million, representing a decrease of RMB1,634 million or 14.96% compared to RMB10,919 million of the corresponding period of last year, mainly due to the year-on-year decrease in the net income of financing businesses. Haitong Group continuously improved the brand influence and service capability of “Ying Investment Advisory” (盈投顧), accelerated the expansion of the regional cooperation ecosystem, gave full play to advantages in comprehensive financial services, and promoted the cultivation of new quality productivity. Haitong Group’s investment banking segment revenue amounted to RMB1,882 million, representing a decrease of RMB1,866 million or 49.78% compared to RMB3,748 million of the corresponding period of last year, primarily due to a reduction in the size of initial public offerings, leading to a decline in equity underwriting income of Haitong Group compared to the correspondence period of last year. Haitong Group’s asset management segment revenue amounted to RMB1,738 million, representing an increase of RMB55 million or 3.24% compared to RMB1,683 million of the corresponding period of last year. Haitong Securities adhered to the building of a customer-centric service system, continuously improved the level of investment and research ability and the active management capability, and achieved a steady increase in the AUM. Haitong Group’s trading and institutional client services segment revenue amounted to RMB4,285 million, representing a decrease of RMB3,318 million or 43.64% compared to RMB7,603 million of the corresponding period of last year, mainly due to the fluctuation of market, resulting in decrease of investment income and gains (net). Haitong Group’s financial leasing segment revenue amounted to RMB6,057 million, representing a decrease of RMB762 million or 11.18% compared to RMB6,819 million of the corresponding period of last year. Haitong Group commits to the integration of production and finance, actively promoted the research and development of innovative products, and achieved stable business development.

(3)	Composition of expenses

	For the year ended 31 December			Nine months ended 30 September
Total expenses	2021	2022	2023	2023	2024
		(Audited)
	(Audited)	(Restated)	(Audited)	(Unaudited)	(Audited)
	(RMB’000)
Depreciation and amortisation	1,569,341	1,581,428	1,719,390	1,263,527	1,307,133
Staff costs	9,025,250	5,785,269	6,340,923	5,528,125	4,648,812
Commission and fee expenses	3,770,637	3,083,635	3,144,130	2,432,134	2,127,116
Interest expenses	12,341,619	13,607,710	15,953,502	11,879,195	10,443,803

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

	For the year ended 31 December			Nine months ended 30 September
Total expenses	2021	2022	2023	2023	2024
		(Audited)
	(Audited)	(Restated)	(Audited)	(Unaudited)	(Audited)
	(RMB’000)
Impairment losses under expected credit loss model	3,351,674	1,665,649	3,188,708	1,464,333	1,709,332
Impairment losses on other assets	499,168	65,121	307,518	27,613	36,009
Other expenses	10,357,962	8,978,954	10,088,615	8,156,188	4,355,559
Total	40,915,651	34,767,766	40,742,786	30,751,115	24,627,764

a.	Year Ended 31 December 2022 Compared to Year Ended 31 December 2021

In 2022, the total expenses of Haitong Group amounted to RMB34,768 million, representing a decrease of RMB6,148 million or 15.03% as compared to last year, mainly due to the decrease of staff costs.

In 2022, Haitong Group recorded a net profit attributable to owners of Haitong Securities of RMB6,545 million, representing a decrease of 48.97 % as compared to the corresponding period of last year. Haitong Group recorded basic earnings per share of RMB0.50, representing a decrease of 48.98% as compared to the corresponding period of last year; the weighted average return on net assets amounted to 3.99%, representing a decrease of 4.10 percentage points as compared to the corresponding period of last year.

b.	Year Ended 31 December 2023 Compared to Year Ended 31 December 2022

In 2023, the total expenses of Haitong Group amounted to RMB40,743 million, representing an increase of RMB5,975 million or 17.19% as compared to last year, mainly due to the increase of interest expenses and expected credit losses.

In 2023, Haitong Group recorded a net profit attributable to owners of Haitong Securities of RMB1,008 million, representing a decrease of 84.59% as compared to the corresponding period of last year. Haitong Group recorded basic earnings per share of RMB0.08, representing a decrease of 84.00% as compared to the corresponding period of last year; the weighted average return on net assets amounted to 0.61%, representing a decrease of 3.38 percentage points as compared to the corresponding period of last year.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

c.	Nine Months Ended 30 September 2024 Compared to Nine Months Ended 30 September 2023

In the nine months ended 30 September 2024, the total expenses of Haitong Group amounted to RMB24,628 million, representing a decrease of RMB6,123 million or 19.91% as compared to the same period of last year, mainly due to the decrease of the cost of sales of a subsidiary. In the nine months ended 30 September 2024, Haitong Group recorded net loss attributable to owners of Haitong Securities of RMB659 million, representing a decrease as compared to the net profit attributable to owners of Haitong Securities of RMB4,362 million for the corresponding period of last year.

WORKING CAPITAL AND CAPITAL STRUCTURE

(1)	Cash flows

As at the end of 2021, Haitong Group’s net cash and cash equivalents amounted to RMB57,705 million, in which:

(a)	Net cash from operating activities was RMB52,747 million which was mainly due to cash inflow of RMB31,349 million caused by increase in financial assets sold under repurchase agreements, cash inflow of RMB20,873 million caused by increase in accounts payable to brokerage clients and other payables and accruals, and cash inflow of RMB14,489 million caused by decrease in financial assets held under resale agreements.

(b)	Net cash used in investing activities was RMB20,937 million which was mainly due to cash outflow of RMB30,272 million caused by purchases of debt instruments at fair value through other comprehensive income.

(c)	Net cash used in financing activities was RMB11,162 million which was mainly due to cash outflow of RMB8,361 million caused by interest paid for borrowings and bonds.

As at the end of 2022, Haitong Group’s net cash and cash equivalents amounted to RMB67,530 million, in which:

(a)	Net cash from operating activities was RMB17,793 million which was mainly due to cash inflow of RMB9,782 million caused by increase in financial assets sold under repurchase agreements, and cash inflow of RMB8,737 million caused by decrease in cash held on behalf of clients.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

(b)	Net cash used in investing activities was RMB15,284 million which was mainly due to cash outflow of RMB43,591 million caused by purchases of debt instruments at fair value through other comprehensive income, and cash inflow of RMB27,903 million caused by proceeds from disposal of debt instruments at fair value through other comprehensive income.

(c)	Net cash from financing activities was RMB6,133 million which was mainly due to cash inflow of RMB104,859 million caused by proceeds from issuance of non-convertible bonds and short-term financing bills payable, cash inflow of RMB71,594 million caused by borrowings raised, and cash outflow of RMB155,278 million caused by repayment of borrowings, commercial paper, non-convertible bonds and others.

As at the end of 2023, Haitong Group’s net cash and cash equivalents amounted to RMB57,542 million, in which:

(a)	Net cash from operating activities was RMB14,902 million which was mainly due to cash inflow of RMB11,849 million caused by decrease in cash held on behalf of clients, and cash inflow of RMB10,870 million caused by increase in financial assets sold under repurchase agreements.

(b)	Net cash used in investing activities was RMB8,803 million which was mainly due to cash outflow of RMB37,064 million caused by purchases of debt instruments at fair value through other comprehensive income, and cash inflow of RMB29,649 million caused by proceeds from disposal of debt instruments at fair value through other comprehensive income.

(c)	Net cash used in financing activities was RMB16,540 million which was mainly due to cash outflow of RMB170,288 million caused by repayment of borrowings, short-term bonds, nonconvertible bonds and others, cash inflow of RMB114,035 million caused by proceeds from issuance of short-term bonds and non-convertible bonds, and cash inflow of RMB54,141 million caused by borrowings raised.

At the end of the third quarter of 2024, Haitong Group’s net cash and cash equivalents amounted to RMB66,027 million, in which:

(a)	Net cash from operating activities was RMB33,288 million which was mainly due to cash inflow of RMB37,798 million caused by decrease in financial assets at fair value through profit or loss and derivative financial assets, and cash inflow of RMB23,240 million caused by increase in accounts payable to brokerage clients and other payables and accruals.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

(b)	Net cash from investing activities was RMB19,184 million which was mainly due to cash inflow of RMB58,773 million caused by proceeds from disposal of debt instruments at fair value through other comprehensive income and cash outflow of RMB38,589 million caused by purchases of debt instruments at fair value through other comprehensive income.

(c)	Net cash used in financing activities was RMB43,901 million which was mainly due to cash outflow of RMB124,643 million caused by repayment of borrowings, short-term bonds, non-convertible bonds and others, cash inflow of RMB54,687 million caused by proceeds from issuance of non-convertible bonds, short-term financing bills payables and others, and cash inflow of RMB39,211 million caused by borrowings raised.

(2)	Analysis on major items of consolidated statement of financial position

	As at 31 December		As at 30 September
	2021	2022	2023	2024
		(Audited)
	(Audited)	(Restated)	(Audited)	(Audited)
	(RMB’000)
Non-current assets	157,943,199	187,513,724	192,117,950	169,731,216
Current assets	586,981,950	566,095,581	562,468,842	523,506,106
Total assets	744,925,149	753,609,305	754,586,792	693,237,322
Current liabilities	401,513,715	389,397,820	420,156,185	394,071,038
Net current assets	185,468,235	176,697,761	142,312,657	129,435,068
Non-current liabilities	165,656,648	186,589,427	159,631,048	129,674,802
Total liabilities	567,170,363	575,987,247	579,787,233	523,745,840
Accounts payable to brokerage clients	123,202,200	115,513,463	106,538,717	130,087,170
Equity attributable to owners of the Company	163,137,964	164,591,957	163,243,990	161,228,933
Total equity	177,754,786	177,622,058	174,799,559	169,491,482
Net assets per share attributable to owners of the Company (RMB/share)	12.49	12.60	12.50	12.34
Gearing ratio (%)(1)	71.41	72.16	73.03	69.90

Note (1): Gearing ratio = (total liabilities – accounts payable to brokerage clients)/(total assets – accounts payable to brokerage clients)

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

a.	As at 31 December 2022 Compared to 31 December 2021

As at 31 December 2022, Haitong Group’s non-current assets amounted to RMB187,514 million, representing an increase of 18.72% as compared to the end of 2021, mainly due to the increase of receivables arising from sale and leaseback arrangements; the current assets amounted to RMB566,096 million, representing a decrease of 3.56% as compared to the end of 2021, mainly due to the decrease of financial assets measured at fair value through profit or loss. Haitong Group’s current liabilities were RMB389,398 million, representing a decrease of 3.02% as compared to the end of 2021, mainly due to the decrease of placements from banks and other financial institutions; the net current assets were RMB176,698 million, representing a decrease of 4.73% as compared to the end of 2021; the non-current liabilities were RMB186,589 million, representing an increase of 12.64% as compared to the end of 2021, mainly due to the increase of bonds payable.

As at 31 December 2022, Haitong Group’s equity attributable to owners of Haitong Securities was RMB164,592 million, representing an increase of RMB1,454 million or 0.89% as compared to the end of 2021; without taking into account the accounts payable to brokerage customers, Haitong Group’s gearing ratio was 72.16%, representing an increase of 0.75 percentage point as compared to 71.41% as at the end of 2021. Haitong Group’s asset-liability structure remained relatively stable.

Borrowings and bond financing

As of 31 December 2022, the total borrowings and bond financing of Haitong Group amounted to RMB288,806 million. The following table sets forth the breakdown of Haitong Group’s borrowings and bond financing as at the end of 2021 and 2022:

	As at 31 December
	2021	2022
	(Audited)	(Audited) (Restated)
	(RMB’000)
Bonds payable	163,586,070	181,830,918
Borrowings	79,154,061	90,816,245
Short-term financing bills payable	24,986,688	16,159,094
Total	267,726,819	288,806,257

As at 31 December 2022, Haitong Group’s borrowings, short-term financing bills payable and bonds payable due within one year amounted to RMB133,177 million, and Haitong Group’s net current assets, after deducting liabilities such as bonds payable, borrowings and short-term financing bills payable due within one year, amounted to RMB176,698 million. For the interest rates and maturities of the borrowings and bond financing, please refer to notes 47, 48 and 49 to the Financial Report contained in the 2022 Haitong Annual Report.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

Save for the liabilities disclosed in the 2022 Haitong Annual Report, as at 31 December 2022, Haitong Group had no outstanding mortgages, charges, bonds, other debt capital, liabilities under acceptance or other similar indebtedness, lease purchase and financial leasing commitment, guarantee or other material contingent liabilities.

b.	As at 31 December 2023 Compared to 31 December 2022

As at 31 December 2023, Haitong Group’s non-current assets amounted to RMB192,118 million, representing an increase of 2.46% as compared to the end of 2022, mainly due to the increase of debt instruments measured at fair value through other comprehensive income; the current assets amounted to RMB562,469 million, representing a decrease of 0.64% as compared to the end of 2022, mainly due to the decrease of bank balances and cash. The current liabilities were RMB420,156 million, representing an increase of 7.90% as compared to the end of 2022, mainly due to the increase of bonds payable; the net current assets were RMB142,313 million, representing a decrease of 19.46% as compared to the end of 2022; the non-current liabilities were RMB159,631 million, representing a decrease of 14.45% as compared to the end of 2022, mainly due to the decrease of financial liabilities at fair value through profit or loss.

As at 31 December 2023, Haitong Group’s equity attributable to owners of Haitong Securities was RMB163,244 million, representing a decrease of RMB1,348 million or 0.82% as compared to the end of 2022; without taking into account the accounts payable to brokerage customers, Haitong Group’s gearing ratio was 73.03%, representing an increase of 0.87 percentage point as compared to 72.16% as at the end of 2022. Haitong Group’s asset-liability structure remained relatively stable.

Borrowings and bond financing

As of 31 December 2023, the total borrowings and bond financing of Haitong Group amounted to RMB286,127 million. The following table sets forth the breakdown of Haitong Group’s borrowings and bond financing as at the end of 2023:

	As at 31 December
	2022	2023
	(Audited) (Restated)	(Audited)
	(RMB’000)
Bonds payable	181,830,918	193,920,280
Borrowings	90,816,245	73,353,220
Short-term financing bills payable	16,159,094	18,853,059
Total	288,806,257	286,126,559

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

As at 31 December 2023, Haitong Group’s borrowings, short-term financing bills payable and bonds payable due within one year amounted to RMB146,097 million, and Haitong Group’s net current assets, after deducting liabilities such as bonds payable, borrowings and short-term financing bills payable due within one year, amounted to RMB142,313 million. For the interest rates and maturities of the borrowings and bond financing, please refer to notes 47, 48 and 49 to the Financial Report contained in the 2023 Haitong Annual Report.

Save for the liabilities disclosed in the 2023 Haitong Annual Report, as at 31 December 2023, Haitong Group had no outstanding mortgages, charges, bonds, other debt capital, liabilities under acceptance or other similar indebtedness, lease purchase and financial leasing commitment, guarantee or other material contingent liabilities.

c.	As at 30 September 2024 Compared to 31 December 2023

As at 30 September 2024, Haitong Group’s non-current assets amounted to RMB169,731 million, representing a decrease of 11.65% as compared to the end of 2023, mainly due to a decrease in debt instruments at fair value through other comprehensive income; the current assets amounted to RMB523,506 million, representing a decrease of 6.93% as compared to the end of 2023, mainly due to decrease in financial assets at fair value through profit or loss. The current liabilities were RMB394,071 million, representing a decrease of 6.21% as compared to the end of 2023, mainly due to decrease in financial assets sold under repurchase agreements; the net current assets were RMB129,435 million, representing a decrease of 9.05% as compared to the end of 2023; the non-current liabilities were RMB129,675 million, representing a decrease of 18.77% as compared to the end of 2023, mainly due to decrease in bonds payable.

As at 30 September 2024, Haitong Group’s equity attributable to owners of Haitong Securities was RMB161,229 million, representing a decrease of RMB2,015 million or 1.23% as compared to the end of 2023; without taking into account the accounts payable to brokerage customers, Haitong Group’s gearing ratio was 69.90%, representing a decrease of 3.13 percentage points as compared to 73.03% as at the end of 2023. Haitong Group’s asset-liability structure remained relatively stable.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

Borrowings and bond financing

As at 30 September 2024, the total borrowings and bond financing of Haitong Group amounted to RMB255,070 million. The following table sets forth the breakdown of Haitong Group’s borrowings and bond financing as at the end of September 2024:

	As at 31 December	As at 30 September
	2023	2024
	(Audited)	(Audited)
	(RMB’000)
Bonds payable	193,920,280	174,129,230
Borrowings	73,353,220	63,843,321
Short-term financing bills payable	18,853,059	17,097,944
Total	286,126,559	255,070,495

As at 30 September 2024, Haitong Group’s borrowings, short-term financing bills payable and bonds payable due within one year amounted to RMB139,060 million, and Haitong Group’s net current assets, after deducting liabilities such as bonds payable, borrowings and short-term financing bills payable due within one year, amounted to RMB129,435 million. For the interest rates and maturities of the borrowings and bond financing, please refer to notes 47, 48 and 49 to the 2024 Q3 Haitong Financial Statements in Appendix II to this Joint Circular.

As disclosed in the 2024 Q3 Haitong Financial Statements, as at 30 September 2024, Haitong Group had no outstanding mortgage, charges, bonds, other debt capital, liabilities under acceptance or other similar indebtedness, hire purchase and financial leasing commitments, guarantees or other material contingent liabilities.

EXCHANGE RATE FLUCTUATION RISK

Haitong Group’s international layout continued to improve. Facing the complex and volatile overseas market, Haitong Group continued to track and study the latest developments in the foreign exchange market, constantly optimised system construction and internal management, and took various measures to hedge and mitigate exchange rate risk exposure. Haitong Group focused on matching foreign currency assets and liabilities to control the foreign exchange risk exposure. For details, please refer to note 76 to the consolidated financial statements contained in the 2021 Haitong Annual Report and 2022 Haitong Annual Report, and note 74 to the consolidated financial statements contained in the 2023 Haitong Annual Report.

APPENDIX IV	MANAGEMENT DISCUSSIONS AND ANALYSIS ON HAITONG GROUP’S PERFORMANCE

EMPLOYEES, REMUNERATION POLICIES AND TRAINING PLANS

(I)	Employees

As of 31 December 2021, Haitong Group had a total of 11,631 employees, of whom 5,485 were from its subsidiaries. As of 31 December 2022, Haitong Group had a total of 12,143 employees (including senior management), consisting of 5,178 female employees (accounting for 42.64% of the total number of employees) and 6,965 male employees (accounting for 57.36% of the total number of employees). As of 31 December 2023, Haitong Group had a total of 13,637 employees (including senior management), consisting of 5,800 female employees (accounting for 42.53% of the total number of employees) and 7,837 male employees (accounting for 57.47% of the total number of employees), and therefore had achieved gender diversity across the workforce.

(II)	Remuneration policy

Haitong Securities attaches great importance to talent attraction, motivation, training and retention, and continuously reviews and optimises Haitong Securities’ remuneration mechanism, adheres to the incentive principle of market-oriented distribution, performance-orientation and fairness, and continues to improve the mechanisms, including remuneration deferred payment and recourse deduction. The remuneration package of Haitong Securities consists of basic salary, performance-based bonus and benefits. Pursuant to the applicable laws and regulations, Haitong Securities has maintained various social insurance (pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing funds for its employees, and made abovementioned social insurance and housing fund contributions in full in accordance with applicable laws and regulations. Haitong Securities also established a corporate annuity plan which provided supplemental pension protection for employees, and also maintained supplementary medical insurance and personal accident insurance for employees.

(III)	Training Plans

Haitong Securities adheres to the principles of overall planning, category-based training, development empowerment and intelligent operation. Relying on its party committee and party school, Haitong Securities enriched the forms of running the school by launching the “Haitong Party School (海通黨校)” column on Haitong Wealth Research Academy (海通財富研修院) APP, to enhance the learning convenience of party members and cadres and facilitate the talent pool building. Haitong Securities promoted the content innovation, integrate group resources on the basis of training courses categorization, and updated and improved courses to meet the needs of employees for customized learning and learning whenever needed. Haitong Securities upgraded its key projects and built talent development systems for different categories and levels of employees, with the “Dolphin Programme (海豚計劃)” focusing on fresh graduates, the “Starfish Programme (海星計劃)” enhancing new employees’ connection with its culture, the “Seagull Programme (海燕計劃)” focusing on the building of international talent pool, and “Dandelion Programme (蒲公英計劃)” highlighting business communication and collaboration. Haitong Securities improved its platform functions customising and launching innovative project cases, branch columns and other knowledge columns to comprehensively upgrade the Cloud Library and help employees continuously improve their professional quality and capability.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

1.	RESPONSIBILITY STATEMENT

As at the date of this Joint Circular, the Guotai Junan Board comprises Mr. ZHU Jian and Mr. LI Junjie as executive directors; Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang as non-executive directors; and Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao as independent non-executive directors. The Guotai Junan Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Joint Circular (other than in relation to Haitong Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Joint Circular (other than those expressed by the Haitong Directors) have been arrived at after due and careful consideration and there are no other facts not contained in this Joint Circular, the omission of which would make any statement in this Joint Circular misleading.

2.	SHARE CAPITAL

(a)	As at the Latest Practicable Date, the authorised and issued share capital of Guotai Junan Securities were as follows:

The registered capital of Guotai Junan Securities is RMB8,903,730,620, consisting of 1,391,827,180 H shares of par value RMB1.00 each, and 7,511,903,440 A shares of par value RMB1.00 each. As at the Latest Practicable Date, the share capital of Guotai Junan Securities was fully issued and fully paid up.

(b)	All Guotai Junan Securities Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)	On 27 May 2024, Guotai Junan Securities redeemed and cancelled 880,196 Guotai Junan A Shares under the Restricted Share Incentive Scheme. Save as such redemption and cancellation, from 31 December 2023 (i.e., the date on which Guotai Junan Securities’ previous financial year ends) to the Latest Practicable Date, Guotai Junan Securities did not issue or redeem any Guotai Junan Shares.

(d)	As at the Latest Practicable Date, there is no outstanding option, warrant or conversion right affecting the Guotai Junan Shares.

(e)	There has been no reorganisation of the capital of Guotai Junan Securities during the two financial years preceding the date of the Joint Announcement.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

3.	MARKET PRICES

The table below sets out the closing price of the Guotai Junan H Shares on the Hong Kong Stock Exchange on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

Closing price for each Guotai Junan H Share
(HK$)
30 April 2024	8.35
31 May 2024	8.30
28 June 2024	7.75
31 July 2024	8.14
30 August 2024	8.29
5 September 2024 (Last Trading Date)	8.07
30 September 2024	7.91(Note 1)
31 October 2024	11.42
19 November 2024 (Latest Practicable Date)	11.60

Note:

(1)	This is the ex-dividend closing price as quoted on the Hong Kong Stock Exchange on the Last Trading Date after taken into account the Guotai Junan 2024 Interim Dividend. Guotai Junan H Shares were suspended from trading on the Hong Kong Stock Exchange from 9 a.m. on 6 September 2024 and resumed trading at 9 a.m. on 10 October 2024.

During the Relevant Period, the highest closing price of the Guotai Junan H Shares as quoted on the Hong Kong Stock Exchange was HK$13.04 each on 7 November 2024 and the lowest closing price of the Guotai Junan H Shares as quoted on the Hong Kong Stock Exchange was HK$7.65 each on 12 April 2024.

The table below sets out the closing price of the Guotai Junan A Shares on the SSE on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

Closing price for each Guotai Junan A Share
(RMB)
30 April 2024	13.76
31 May 2024	13.94
28 June 2024	13.55
31 July 2024	14.38
30 August 2024	14.76
5 September 2024 (Last Trading Date)	14.70
30 September 2024	14.70(Note 1)
31 October 2024	18.92
19 November 2024 (Latest Practicable Date)	19.64

Note:

(1)	This is the closing price on the Last Trading Date. Guotai Junan A Shares were suspended from trading on the SSE from 6 September 2024 and resumed trading on 10 October 2024.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

During the Relevant Period, the highest closing price of the Guotai Junan A Shares as quoted on the SSE was RMB21.50 each on 7 November 2024 and the lowest closing price of the Guotai Junan A Shares as quoted on the SSE was RMB13.05 each on 12 April 2024.

4.	DISCLOSURE OF INTERESTS IN GUOTAI JUNAN SHARES

(a)	As at the Latest Practicable Date, save for the persons below, none of the directors, supervisors and chief executive of Guotai Junan Securities had any interest or short position in the shares, underlying shares and debentures of Guotai Junan Securities or any of its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to Guotai Junan Securities and the Hong Kong Stock Exchange pursuant to Part XV of the SFO (including interests or short positions which they are deemed or taken to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be recorded in the register kept under such provisions, or which were required to be notified to Guotai Junan Securities and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers, or which were required to be disclosed under the Takeovers Code:

				Number(1)/	As an	As an
				Nature	Approximate	Approximate
				of Shares	Percentage of	Percentage of
		Nature of		Directly or	the Relevant	the Total Issued
Name	Positions	Interest	Class	Indirectly Held	Class of Shares	Share Capital
					(%)	(%)
LI Junjie	Vice chairman of the Guotai Junan Board, Executive Director and President of Guotai Junan Securities	Beneficial owner	A Shares	599,686/ Long positions	0.0080	0.0067

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

(b)	As at the Latest Practicable Date, the persons below (not being a director, supervisor and chief executive of Guotai Junan Securities) either had interests and/or short positions in the shares or underlying shares of Guotai Junan Securities (as the case may be) which were required to be notified to Guotai Junan Securities and the Hong Kong Stock Exchange pursuant to Divisions 2 and 3 of Part XV of the SFO, or held interests representing 5% or more in the issued share capital of any class of Guotai Junan Securities:

Name of Shareholders	Nature of Interests	Class	Number(1)/ Nature of Shares Directly or Indirectly Held	As an Approximate Percentage of the Relevant Class of Shares	As an Approximate Percentage of the Total Issued Share Capital
				(%)	(%)
Shanghai International	Beneficial owner	A Shares	682,215,791/ Long positions	9.08	7.66
	Beneficial owner	H Shares	124,000,000/ Long positions	8.91	1.39
	Interest held by controlled corporations	A Shares	2,012,109,666/ Long positions(2)	26.79	22.60
	Interest held by controlled corporations	H Shares	152,000,000/ Long positions(3)	10.92	1.71

Shanghai SA	Beneficial owner	A Shares	1,900,963,748/ Long positions	25.31	21.35
	Beneficial owner	H Shares	152,000,000/ Long positions	10.92	1.71

Shenzhen Investment Holdings Co., Ltd.	Beneficial owner	A Shares	609,428,357/ Long positions	8.11	6.84
	Interest held by controlled corporations	H Shares	103,373,800/ Long positions(4)	7.43	1.16

SIHC Hong Kong Investment Holdings Limited (深圳投控香港投資控股有限公司)	Beneficial owner	H Shares	103,373,800/ Long positions	7.43	1.16

New China Asset Management (Hong Kong) Limited	Beneficial owner	H Shares	423,294,000/ Long positions	30.41	4.75

New China Asset Management Company Limited	Interest held by controlled corporations	H Shares	423,294,000/ Long positions(5)	30.41	4.75

New China Life Insurance Company Ltd.	Interest held by controlled corporations	H Shares	428,401,200/ Long positions(5)	30.78	4.81

Newton Industrial Limited	Beneficial owner	H Shares	100,000,000/ Long positions	7.18	1.12

Shenzhen Energy Group Co., Ltd.	Interest held by controlled corporations	H Shares	100,000,000/ Long positions(6)	7.18	1.12

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Notes:

(1)	Pursuant to Section 336 of the SFO, Guotai Junan Shareholders shall submit forms to disclose their interests when certain conditions are met. As Guotai Junan Shareholders are not required to inform Guotai Junan Securities and the Hong Kong Stock Exchange of any changes in their shareholdings in Guotai Junan Securities unless certain conditions are met, the latest shareholdings of substantial Shareholders in Guotai Junan Securities may be inconsistent with the shareholdings reported to the Hong Kong Stock Exchange.

(2)	As at the Latest Practicable Date, Shanghai SA, Shanghai International Group Asset Management Co., Ltd., Shanghai International Group Asset Operation Co., Ltd. and Shanghai SITICO Assets Management Co., Ltd. were interested in 1,900,963,748, 34,732,152, 931,505 and 75,482,261 Guotai Junan A Shares respectively. Shanghai SA, Shanghai International Group Asset Management Co., Ltd. and Shanghai International Group Asset Operation Co., Ltd. are wholly-owned subsidiaries of Shanghai International, and Shanghai SITICO Assets Management Co., Ltd. is a subsidiary in which Shanghai International holds 80% equity interest. Therefore, Shanghai International is deemed to be interested in the 2,012,109,666 Guotai Junan A Shares held by Shanghai SA, Shanghai International Group Asset Management Co., Ltd., Shanghai International Group Asset Operation Co., Ltd. and Shanghai SITICO Assets Management Co., Ltd. for the purpose of the SFO.

(3)	Shanghai SA is a wholly-owned subsidiary of Shanghai International. Therefore, Shanghai International is deemed to be interested in the 152,000,000 Guotai Junan H Shares held by Shanghai SA for the purpose of the SFO.

(4)	SIHC Hong Kong Investment Holdings Limited (深圳投控香港投資控股有限公司) is a wholly-owned subsidiary of Shenzhen Investment Holdings Co., Ltd. Therefore, Shenzhen Investment Holdings Co., Ltd. is deemed to be interested in the 103,373,800 Guotai Junan H Shares held by SIHC Hong Kong Investment Holdings Limited (深圳投控香港投資控股有限公司) for the purpose of the SFO.

(5)	New China Asset Management Company Limited holds 60% equity interest in New China Asset Management (Hong Kong) Limited, and New China Life Insurance Company Ltd. owns 99.4% equity interest in New China Asset Management Company Limited. Therefore, New China Life Insurance Company Ltd. and New China Asset Management Company Limited are deemed to be interested in the 423,294,000 Guotai Junan H Shares held by New China Asset Management (Hong Kong) Limited for the purpose of the SFO.

(6)	Newton Industrial Limited is wholly-owned by Shenzhen Energy Group Co., Ltd. Therefore, Shenzhen Energy Group Co., Ltd. is deemed to be interested in 100,000,000 Guotai Junan H Shares held by Newton Industrial Limited for the purpose of the SFO.

Save as disclosed above, as at the Latest Practicable Date, to the knowledge of the Guotai Junan Directors, there was no other person having interests or short positions in the shares or underlying shares of Guotai Junan Securities (as the case may be) which were required to be notified to Guotai Junan Securities and the Hong Kong Stock Exchange pursuant to Divisions 2 and 3 of Part XV of the SFO.

(c)	As at the Latest Practicable Date:

(i)	save as disclosed in “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, none of Guotai Junan Securities nor Guotai Junan Concert Parties (excluding exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) held interest in nor borrowed or lent, any Guotai Junan Shares, or convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares;

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

(ii)	no person who owned Guotai Junan Shares or person who controlled such person had, prior to the dispatch of this Joint Circular, given irrevocable undertakings to Guotai Junan Securities, to vote in favour of the Proposed Merger and the Proposed Placement at the Guotai Junan EGM;

(iii)	there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between Guotai Junan Securities or any Guotai Junan Concert Parties and any other person.

5.	DISCLOSURE OF INTERESTS IN HAITONG SHARES

(a)	save as disclosed in the section headed “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, as at the Latest Practicable Date, none of Guotai Junan Securities nor Guotai Junan Concert Parties (excluding exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) held interests in nor borrowed or lent any Haitong Shares, convertible securities, warrants, options, or derivatives in respect of any Haitong Shares;

(b)	as at the Latest Practicable Date, no person who owned Haitong Shares or person who controlled such person had, prior to the dispatch of this Joint Circular, given irrevocable undertakings to Guotai Junan Securities, to vote in favour of the Proposed Merger at the shareholders’ meeting of Haitong Securities; and

(c)	as at the Latest Practicable Date, there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between Guotai Junan Securities or any Guotai Junan Concert Parties and any other person.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

6.	DEALINGS IN THE GUOTAI JUNAN SHARES

(a)	During the Relevant Period, save as disclosed below, neither Guotai Junan Securities nor any of the Guotai Junan Directors had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares:

		Class of
		Guotai		Number of	Price Per
	Date of	Junan	Type of	Guotai Junan	Guotai
Entity	transaction	Shares	transaction(Note)	Shares (shares)	Junan Share
Guotai Junan Securities	27 May 2024	A Shares	Buy	437,486	RMB5.87
Guotai Junan Securities	27 May 2024	A Shares	Buy	442,710	RMB6.74

Note:	Represent restricted A shares of Guotai Junan Securities granted to certain incentive participants but were repurchased and cancelled by Guotai Junan Securities.

(b)	During the Relevant Period, save as disclosed below, none of the Guotai Junan Concert Parties had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares:

(i)	Subsidiaries of Guotai Junan Securities which are Guotai Junan Shareholders

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

Entity	Period of transaction	Type of transaction(Note)	Class of Guotai Junan Shares	Number of Guotai Junan Shares (shares)	Highest price	Lowest price
GTJA Asset Management	22 July 2024 to 28 July 2024	Sell	A Shares	32,400	RMB13.85	RMB13.85
HuaAn Funds	15 April 2024 to 21 April 2024	Buy	A Shares	200	RMB13.48	RMB13.48
HuaAn Funds	15 April 2024 to 21 April 2024	Sell	A Shares	33,500	RMB13.43	RMB13.26
HuaAn Funds	22 April 2024 to 28 April 2024	Buy	A Shares	1,300	RMB13.38	RMB13.38
HuaAn Funds	22 April 2024 to 28 April 2024	Sell	A Shares	2,500	RMB13.34	RMB13.34
HuaAn Funds	29 April 2024 to 5 May 2024	Buy	A Shares	200	RMB13.77	RMB13.77

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Period of transaction	Type of transaction(Note)	Class of Guotai Junan Shares	Number of Guotai Junan Shares (shares)	Highest price	Lowest price
HuaAn Funds	13 May 2024 to 19 May 2024	Sell	A Shares	2,900	RMB13.78	RMB13.78
HuaAn Funds	20 May 2024 to 26 May 2024	Sell	A Shares	22,600	RMB13.93	RMB13.68
HuaAn Funds	27 May 2024 to 2 June 2024	Buy	A Shares	23,600	RMB13.86	RMB13.85
HuaAn Funds	10 June 2024 to 16 June 2024	Buy	A Shares	200	RMB13.67	RMB13.67
HuaAn Funds	10 June 2024 to 16 June 2024	Sell	A Shares	276,100	RMB14.09	RMB13.64
HuaAn Funds	17 June 2024 to 23 June 2024	Buy	A Shares	41,200	RMB14.18	RMB14.06
HuaAn Funds	17 June 2024 to 23 June 2024	Sell	A Shares	2,100	RMB14.36	RMB14.36
HuaAn Funds	24 June 2024 to 30 June 2024	Buy	A Shares	3,900	RMB14.04	RMB13.68
HuaAn Funds	24 June 2024 to 30 June 2024	Sell	A Shares	100	RMB14.06	RMB14.06
HuaAn Funds	1 July 2024 to 7 July 2024	Buy	A Shares	13,600	RMB13.71	RMB13.71
HuaAn Funds	1 July 2024 to 7 July 2024	Sell	A Shares	100	RMB13.71	RMB13.71
HuaAn Funds	8 July 2024 to 14 July 2024	Buy	A Shares	45,700	RMB13.59	RMB13.30
HuaAn Funds	15 July 2024 to 21 July 2024	Buy	A Shares	40,200	RMB13.99	RMB13.63
HuaAn Funds	22 July 2024 to 28 July 2024	Buy	A Shares	21,700	RMB14.17	RMB14.01
HuaAn Funds	29 July 2024 to 4 August 2024	Buy	A Shares	200	RMB14.01	RMB14.01
HuaAn Funds	5 August 2024 to 8 August 2024	Buy	A Shares	2,000	RMB14.32	RMB14.17

Note:	the dealings above were conducted as part of the relevant entity’s ordinary course of fund management or asset management business.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

				Number of
	Date of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
HuaAn Funds	9 August 2024	Buy	A Shares	12,600	RMB14.13	RMB14.13
HuaAn Funds	19 August 2024	Buy	A Shares	200	RMB14.26	RMB14.26
HuaAn Funds	22 August 2024	Buy	A Shares	700	RMB13.99	RMB13.99
HuaAn Funds	23 August 2024	Buy	A Shares	700	RMB14.14	RMB14.14
HuaAn Funds	26 August 2024	Buy	A Shares	9,300	RMB14.12	RMB14.12
HuaAn Funds	29 August 2024	Buy	A Shares	3,800	RMB14.18	RMB14.18
HuaAn Funds	4 September 2024	Buy	A Shares	200	RMB14.48	RMB14.48

Note: the dealings above were conducted as part of the relevant entity’s ordinary course of fund management business.

(ii)	Orient Securities and China Universal

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

				Number of
	Period of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
Orient Securities	9 April 2024 to 14 April 2024	Buy	A Shares	62,500	RMB13.57	RMB13.28
Orient Securities	9 April 2024 to 14 April 2024	Sell	A Shares	73,100	RMB13.41	RMB13.11
Orient Securities	15 April 2024 to 21 April 2024	Buy	A Shares	80,900	RMB14.82	RMB13.22
Orient Securities	15 April 2024 to 21 April 2024	Sell	A Shares	45,100	RMB13.42	RMB13.15
Orient Securities	22 April 2024 to 28 April 2024	Buy	A Shares	162,400	RMB13.57	RMB13.23
Orient Securities	22 April 2024 to 28 April 2024	Sell	A Shares	19,900	RMB13.69	RMB13.28
Orient Securities	29 April 2024 to 5 May 2024	Buy	A Shares	95,500	RMB13.91	RMB13.88
Orient Securities	29 April 2024 to 5 May 2024	Sell	A Shares	10,500	RMB13.87	RMB13.74

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
Orient Securities	06 May 2024 to 12 May 2024	Buy	A Shares	351,900	RMB13.91	RMB13.75
Orient Securities	06 May 2024 to 12 May 2024	Sell	A Shares	55,300	RMB13.89	RMB13.69
Orient Securities	13 May 2024 to 19 May 2024	Buy	A Shares	106,700	RMB13.93	RMB13.74
Orient Securities	13 May 2024 to 19 May 2024	Sell	A Shares	10,200	RMB13.90	RMB13.77
Orient Securities	20 May 2024 to 26 May 2024	Buy	A Shares	33,100	RMB13.97	RMB13.71
Orient Securities	20 May 2024 to 26 May 2024	Sell	A Shares	37,300	RMB14.07	RMB13.70
Orient Securities	27 May 2024 to 02 June 2024	Buy	A Shares	38,700	RMB14.09	RMB13.97
Orient Securities	27 May 2024 to 2 June 2024	Sell	A Shares	214,800	RMB14.16	RMB13.87
Orient Securities	3 June 2024 to 9 June 2024	Buy	A Shares	58,600	RMB13.84	RMB13.72
Orient Securities	3 June 2024 to 9 June 2024	Sell	A Shares	272,300	RMB13.87	RMB13.65
Orient Securities	10 June 2024 to 16 June 2024	Buy	A Shares	229,900	RMB14.22	RMB13.65
Orient Securities	10 June 2024 to 16 June 2024	Sell	A Shares	42,200	RMB14.03	RMB13.58
Orient Securities	17 June 2024 to 23 June 2024	Buy	A Shares	247,600	RMB14.40	RMB14.16
Orient Securities	17 June 2024 to 23 June 2024	Sell	A Shares	207,900	RMB14.46	RMB14.06
Orient Securities	24 June 2024 to 30 June 2024	Buy	A Shares	85,900	RMB14.09	RMB13.63
Orient Securities	24 June 2024 to 30 June 2024	Sell	A Shares	10,400	RMB14.06	RMB13.88
Orient Securities	1 July 2024 to 7 July 2024	Buy	A Shares	11,900	RMB13.76	RMB13.50
Orient Securities	1 July 2024 to 7 July 2024	Sell	A Shares	102,600	RMB13.67	RMB13.49
Orient Securities	8 July 2024 to 14 July 2024	Buy	A Shares	150,900	RMB13.58	RMB13.37
Orient Securities	8 July 2024 to 14 July 2024	Sell	A Shares	12,000	RMB13.49	RMB13.31

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
Orient Securities	15 July 2024 to 21 July 2024	Buy	A Shares	61,800	RMB13.91	RMB13.47
Orient Securities	15 July 2024 to 21 July 2024	Sell	A Shares	33,200	RMB13.86	RMB13.43
Orient Securities	22 July 2024 to 28 July 2024	Buy	A Shares	42,300	RMB14.20	RMB13.83
Orient Securities	22 July 2024 to 28 July 2024	Sell	A Shares	128,500	RMB14.08	RMB13.88
Orient Securities	29 July 2024 to 4 August 2024	Buy	A Shares	357,600	RMB14.37	RMB13.94
Orient Securities	29 July 2024 to 4 August 2024	Sell	A Shares	111,300	RMB14.54	RMB13.96
Orient Securities	5 August 2024 to 08 August 2024	Buy	A Shares	70,400	RMB14.23	RMB14.15
Orient Securities	5 August 2024 to 08 August 2024	Sell	A Shares	84,600	RMB14.25	RMB14.11
China Universal	9 April 2024 to 14 April 2024	Buy	A Shares	27,800	RMB13.53	RMB13.11
China Universal	9 April 2024 to 14 April 2024	Sell	A Shares	309,700	RMB13.51	RMB13.09
China Universal	9 April 2024 to 14 April 2024	Stock lending	A Shares	21,100	RMB0.68	RMB0.68
China Universal	15 April 2024 to 21 April 2024	Buy	A Shares	513,100	RMB13.47	RMB13.12
China Universal	15 April 2024 to 21 April 2024	Sell	A Shares	118,600	RMB13.43	RMB13.24
China Universal	22 April 2024 to 28 April 2024	Buy	A Shares	138,500	RMB13.66	RMB13.31
China Universal	22 April 2024 to 28 April 2024	Sell	A Shares	221,200	RMB13.66	RMB13.28
China Universal	22 April 2024 to 28 April 2024	Stock lending	A Shares	21,100	RMB0.68	RMB0.68
China Universal	29 April 2024 to 5 May 2024	Buy	A Shares	6,800	RMB13.80	RMB13.80
China Universal	29 April 2024 to 5 May 2024	Sell	A Shares	465,700	RMB13.88	RMB13.76
China Universal	6 May 2024 to 12 May 2024	Buy	A Shares	121,600	RMB13.86	RMB13.78
China Universal	6 May 2024 to 12 May 2024	Sell	A Shares	514,500	RMB13.84	RMB13.71

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
China Universal	6 May 2024 to 12 May 2024	Stock lending	A Shares	21,100	RMB0.68	RMB0.68
China Universal	13 May 2024 to 19 May 2024	Buy	A Shares	148,600	RMB13.93	RMB13.79
China Universal	13 May 2024 to 19 May 2024	Sell	A Shares	213,100	RMB13.90	RMB13.79
China Universal	20 May 2024 to 26 May 2024	Buy	A Shares	267,800	RMB14.02	RMB13.67
China Universal	20 May 2024 to 26 May 2024	Sell	A Shares	172,900	RMB14.03	RMB13.91
China Universal	20 May 2024 to 26 May 2024	Stock lending	A Shares	21,100	RMB0.68	RMB0.68
China Universal	27 May 2024 to 2 June 2024	Buy	A Shares	1,211,300	RMB14.09	RMB13.92
China Universal	27 May 2024 to 2 June 2024	Sell	A Shares	474,400	RMB14.11	RMB13.87
China Universal	3 June 2024 to 9 June 2024	Buy	A Shares	715,400	RMB13.88	RMB13.62
China Universal	3 June 2024 to 9 June 2024	Sell	A Shares	1,161,800	RMB13.88	RMB13.60
China Universal	10 June 2024 to 16 June 2024	Buy	A Shares	969,200	RMB14.26	RMB13.64
China Universal	10 June 2024 to 16 June 2024	Sell	A Shares	415,600	RMB14.12	RMB13.63
China Universal	17 June 2024 to 23 June 2024	Buy	A Shares	94,700	RMB14.45	RMB14.09
China Universal	17 June 2024 to 23 June 2024	Sell	A Shares	505,500	RMB14.45	RMB14.13
China Universal	24 June 2024 to 30 June 2024	Buy	A Shares	161,300	RMB14.08	RMB13.67
China Universal	24 June 2024 to 30 June 2024	Sell	A Shares	502,200	RMB14.11	RMB13.68
China Universal	1 July 2024 to 7 July 2024	Buy	A Shares	289,900	RMB13.75	RMB13.47
China Universal	1 July 2024 to 7 July 2024	Sell	A Shares	190,600	RMB13.72	RMB13.44
China Universal	8 July 2024 to 14 July 2024	Buy	A Shares	223,168	RMB13.57	RMB13.26
China Universal	8 July 2024 to 14 July 2024	Sell	A Shares	46,100	RMB13.42	RMB13.38

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
China Universal	15 July 2024 to 21 July 2024	Buy	A Shares	270,700	RMB14.05	RMB13.47
China Universal	15 July 2024 to 21 July 2024	Sell	A Shares	117,300	RMB13.92	RMB13.42
China Universal	22 July 2024 to 28 July 2024	Buy	A Shares	202,000	RMB14.04	RMB13.83
China Universal	22 July 2024 to 28 July 2024	Sell	A Shares	428,700	RMB14.09	RMB13.98
China Universal	29 July 2024 to 4 August 2024	Buy	A Shares	2,984,300	RMB14.53	RMB13.89
China Universal	29 July 2024 to 4 August 2024	Sell	A Shares	163,000	RMB14.53	RMB13.96
China Universal	5 August 2024 to 8 August 2024	Buy	A Shares	734,800	RMB14.19	RMB14.14
China Universal	5 August 2024 to 8 August 2024	Sell	A Shares	63,600	RMB14.22	RMB14.11

Note: the dealings above were conducted as part of the relevant entity’s ordinary course of business as financial institution.

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

				Number of
	Date of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
Orient Securities	9 August 2024	Buy	A Shares	100	RMB14.12	RMB14.12
Orient Securities	9 August 2024	Sell	A Shares	1,000	RMB14.14	RMB14.14
Orient Securities	12 August 2024	Buy	A Shares	27,000	RMB14.01	RMB14.01
Orient Securities	12 August 2024	Sell	A Shares	400	RMB14.01	RMB14.01
Orient Securities	13 August 2024	Buy	A Shares	100	RMB14.01	RMB14.01
Orient Securities	13 August 2024	Sell	A Shares	1,200	RMB13.92	RMB13.92
Orient Securities	14 August 2024	Buy	A Shares	100	RMB14.02	RMB14.02
Orient Securities	14 August 2024	Sell	A Shares	16,700	RMB13.99	RMB13.99
Orient Securities	15 August 2024	Buy	A Shares	100	RMB14.18	RMB14.18
Orient Securities	15 August 2024	Sell	A Shares	600	RMB14.26	RMB14.26
Orient Securities	16 August 2024	Sell	A Shares	13,300	RMB14.25	RMB14.25
Orient Securities	19 August 2024	Buy	A Shares	149,700	RMB14.26	RMB14.26
Orient Securities	19 August 2024	Sell	A Shares	27,700	RMB14.27	RMB14.27
Orient Securities	20 August 2024	Buy	A Shares	3,400	RMB14.26	RMB14.26

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Date of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
Orient Securities	20 August 2024	Sell	A Shares	66,200	RMB14.21	RMB14.21
Orient Securities	21 August 2024	Sell	A Shares	7,800	RMB14.14	RMB14.14
Orient Securities	22 August 2024	Sell	A Shares	100	RMB14.05	RMB14.05
Orient Securities	23 August 2024	Sell	A Shares	9,100	RMB14.04	RMB14.04
Orient Securities	27 August 2024	Buy	A Shares	3,200	RMB13.97	RMB13.97
Orient Securities	27 August 2024	Sell	A Shares	500	RMB13.96	RMB13.96
Orient Securities	28 August 2024	Buy	A Shares	5,100	RMB13.99	RMB13.99
Orient Securities	28 August 2024	Sell	A Shares	400	RMB13.98	RMB13.98
Orient Securities	29 August 2024	Buy	A Shares	1,300	RMB14.19	RMB14.19
Orient Securities	29 August 2024	Sell	A Shares	1,800	RMB14.09	RMB14.09
Orient Securities	30 August 2024	Buy	A Shares	21,400	RMB14.66	RMB14.66
Orient Securities	30 August 2024	Sell	A Shares	22,500	RMB14.56	RMB14.56
Orient Securities	2 September 2024	Sell	A Shares	32,300	RMB14.45	RMB14.45
China Universal	9 August 2024	Buy	A Shares	51,000	RMB14.19	RMB14.19
China Universal	9 August 2024	Sell	A Shares	48,100	RMB14.12	RMB14.12
China Universal	12 August 2024	Buy	A Shares	164,800	RMB14.01	RMB14.01
China Universal	12 August 2024	Sell	A Shares	2,100	RMB14.01	RMB14.01
China Universal	13 August 2024	Buy	A Shares	86,000	RMB13.97	RMB13.97
China Universal	13 August 2024	Sell	A Shares	61,500	RMB13.98	RMB13.98
China Universal	14 August 2024	Buy	A Shares	24,800	RMB14.04	RMB14.04
China Universal	15 August 2024	Buy	A Shares	39,800	RMB14.23	RMB14.23
China Universal	15 August 2024	Sell	A Shares	98,400	RMB14.20	RMB14.20
China Universal	16 August 2024	Buy	A Shares	99,600	RMB14.21	RMB14.21
China Universal	16 August 2024	Sell	A Shares	66,200	RMB14.25	RMB14.25
China Universal	19 August 2024	Buy	A Shares	48,800	RMB14.28	RMB14.28
China Universal	19 August 2024	Sell	A Shares	100	RMB14.26	RMB14.26
China Universal	20 August 2024	Buy	A Shares	133,400	RMB14.21	RMB14.21
China Universal	20 August 2024	Sell	A Shares	1,400	RMB14.20	RMB14.20
China Universal	21 August 2024	Buy	A Shares	7,500	RMB14.10	RMB14.10
China Universal	21 August 2024	Sell	A Shares	56,500	RMB14.09	RMB14.09
China Universal	22 August 2024	Buy	A Shares	38,500	RMB14.04	RMB14.04
China Universal	22 August 2024	Sell	A Shares	33,600	RMB13.99	RMB13.99
China Universal	23 August 2024	Buy	A Shares	25,200	RMB14.05	RMB14.05
China Universal	23 August 2024	Sell	A Shares	200	RMB14.01	RMB14.01
China Universal	26 August 2024	Buy	A Shares	70,800	RMB14.14	RMB14.14
China Universal	26 August 2024	Sell	A Shares	1,500	RMB14.11	RMB14.11
China Universal	27 August 2024	Buy	A Shares	19,200	RMB13.96	RMB13.96
China Universal	28 August 2024	Buy	A Shares	36,000	RMB13.98	RMB13.98
China Universal	29 August 2024	Buy	A Shares	153,100	RMB14.13	RMB14.13
China Universal	29 August 2024	Sell	A Shares	88,600	RMB14.11	RMB14.11
China Universal	30 August 2024	Buy	A Shares	354,500	RMB14.68	RMB14.68

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Date of	Type of	Class of Guotai	Guotai Junan
Entity	transaction	transaction(Note)	Junan Shares	Shares (shares)	Highest price	Lowest price
China Universal	30 August 2024	Sell	A Shares	36,900	RMB14.55	RMB14.55
China Universal	2 September 2024	Buy	A Shares	180,900	RMB14.48	RMB14.48
China Universal	2 September 2024	Sell	A Shares	98,400	RMB14.48	RMB14.48
China Universal	3 September 2024	Buy	A Shares	11,900	RMB14.52	RMB14.52
China Universal	3 September 2024	Sell	A Shares	190,700	RMB14.52	RMB14.52
China Universal	4 September 2024	Buy	A Shares	7,600	RMB14.53	RMB14.53
China Universal	4 September 2024	Sell	A Shares	317,700	RMB14.49	RMB14.49
China Universal	5 September 2024	Buy	A Shares	7,400	RMB14.58	RMB14.58
China Universal	5 September 2024	Sell	A Shares	353,200	RMB14.66	RMB14.66

Note:	the dealings above were conducted as part of the relevant entity’s ordinary course of business as financial institution.

(c)	Save as disclosed above, during the Relevant Period:

(i)	none of the Guotai Junan Concert Parties (excluding exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares;

(ii)	no person who has irrevocably committed themselves to accept or reject the Proposed Merger had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares; and

(iii)	no persons who had any arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with Guotai Junan Securities or any of the Guotai Junan Concert Parties had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

7.	DEALINGS IN THE HAITONG SHARES

(a)	During the Relevant Period, save as disclosed below, neither Guotai Junan Securities nor any of the Guotai Junan Directors had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares:

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

				Number of
	Period of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
Guotai Junan Securities	9 April 2024 to 14 April 2024	Buy	A Shares	12,900	RMB8.43	RMB8.10
Guotai Junan Securities	9 April 2024 to 14 April 2024	Sell	A Shares	74,400	RMB8.44	RMB8.03
Guotai Junan Securities	15 April 2024 to 21 April 2024	Buy	A Shares	536,956	RMB8.04	RMB7.85
Guotai Junan Securities	15 April 2024 to 21 April 2024	Sell	A Shares	1,238,700	RMB8.04	RMB7.84
Guotai Junan Securities	22 April 2024 to 28 April 2024	Buy	A Shares	287,400	RMB8.28	RMB8.06
Guotai Junan Securities	22 April 2024 to 28 April 2024	Sell	A Shares	210,800	RMB8.33	RMB8.06
Guotai Junan Securities	29 April 2024 to 5 May 2024	Buy	A Shares	57,500	RMB8.55	RMB8.42
Guotai Junan Securities	29 April 2024 to 5 May 2024	Sell	A Shares	35,900	RMB8.59	RMB8.40
Guotai Junan Securities	6 May 2024 to 12 May 2024	Buy	A Shares	31,200	RMB8.52	RMB8.35
Guotai Junan Securities	6 May 2024 to 12 May 2024	Sell	A Shares	432,356	RMB8.50	RMB8.33
Guotai Junan Securities	13 May 2024 to 19 May 2024	Buy	A Shares	250,000	RMB8.40	RMB8.28
Guotai Junan Securities	13 May 2024 to 19 May 2024	Sell	A Shares	100,300	RMB8.41	RMB8.27
Guotai Junan Securities	20 May 2024 to 26 May 2024	Buy	A Shares	102,000	RMB8.56	RMB8.22
Guotai Junan Securities	20 May 2024 to 26 May 2024	Sell	A Shares	236,800	RMB8.46	RMB8.16
Guotai Junan Securities	27 May 2024 to 2 June 2024	Buy	A Shares	2,781,800	RMB8.54	RMB8.25

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
Guotai Junan Securities	27 May 2024 to 2 June 2024	Sell	A Shares	265,400	RMB8.46	RMB8.24
Guotai Junan Securities	3 June 2024 to 9 June 2024	Buy	A Shares	179,200	RMB8.19	RMB8.10
Guotai Junan Securities	3 June 2024 to 9 June 2024	Sell	A Shares	287,503	RMB8.20	RMB8.08
Guotai Junan Securities	10 June 2024 to 16 June 2024	Buy	A Shares	625,300	RMB8.46	RMB8.14
Guotai Junan Securities	10 June 2024 to 16 June 2024	Sell	A Shares	989,500	RMB8.85	RMB8.10
Guotai Junan Securities	17 June 2024 to 23 June 2024	Buy	A Shares	1,791,600	RMB8.96	RMB8.72
Guotai Junan Securities	17 June 2024 to 23 June 2024	Sell	A Shares	1,028,468	RMB9.15	RMB8.64
Guotai Junan Securities	24 June 2024 to 30 June 2024	Buy	A Shares	1,333,400	RMB8.74	RMB8.68
Guotai Junan Securities	24 June 2024 to 30 June 2024	Sell	A Shares	3,018,400	RMB8.74	RMB8.63
Guotai Junan Securities	1 July 2024 to 7 July 2024	Buy	A Shares	687,400	RMB8.56	RMB8.42
Guotai Junan Securities	1 July 2024 to 7 July 2024	Sell	A Shares	1,088,600	RMB8.49	RMB8.40
Guotai Junan Securities	8 July 2024 to 14 July 2024	Buy	A Shares	290,800	RMB8.28	RMB8.16
Guotai Junan Securities	8 July 2024 to 14 July 2024	Sell	A Shares	600,900	RMB8.30	RMB8.08
Guotai Junan Securities	15 July 2024 to 21 July 2024	Buy	A Shares	1,099,700	RMB8.75	RMB8.34
Guotai Junan Securities	15 July 2024 to 21 July 2024	Sell	A Shares	151,600	RMB8.72	RMB8.35
Guotai Junan Securities	22 July 2024 to 28 July 2024	Buy	A Shares	494,800	RMB8.76	RMB8.62
Guotai Junan Securities	22 July 2024 to 28 July 2024	Sell	A Shares	268,000	RMB8.82	RMB8.59
Guotai Junan Securities	29 July 2024 to 4 August 2024	Buy	A Shares	413,400	RMB9.06	RMB8.68
Guotai Junan Securities	29 July 2024 to 4 August 2024	Sell	A Shares	683,600	RMB9.03	RMB8.68
Guotai Junan Securities	5 August 2024 to 8 August 2024	Buy	A Shares	134,100	RMB8.72	RMB8.56
Guotai Junan Securities	5 August 2024 to 8 August 2024	Sell	A Shares	224,700	RMB8.76	RMB8.54

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

				Number of
	Date of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
Guotai Junan Securities	9 August 2024	Buy	A Shares	13,100	RMB8.59	RMB8.59
Guotai Junan Securities	9 August 2024	Sell	A Shares	46,600	RMB8.52	RMB8.52
Guotai Junan Securities	12 August 2024	Buy	A Shares	896,800	RMB8.45	RMB8.45
Guotai Junan Securities	12 August 2024	Sell	A Shares	24,900	RMB8.44	RMB8.44
Guotai Junan Securities	13 August 2024	Buy	A Shares	99,300	RMB8.48	RMB8.48
Guotai Junan Securities	13 August 2024	Sell	A Shares	900	RMB8.47	RMB8.47
Guotai Junan Securities	14 August 2024	Buy	A Shares	58,100	RMB8.57	RMB8.57
Guotai Junan Securities	14 August 2024	Sell	A Shares	1,500	RMB8.56	RMB8.56
Guotai Junan Securities	15 August 2024	Buy	A Shares	123,100	RMB8.72	RMB8.72
Guotai Junan Securities	15 August 2024	Sell	A Shares	38,600	RMB8.73	RMB8.53
Guotai Junan Securities	16 August 2024	Buy	A Shares	3,000	RMB8.72	RMB8.72
Guotai Junan Securities	16 August 2024	Sell	A Shares	168,100	RMB8.69	RMB8.69
Guotai Junan Securities	19 August 2024	Buy	A Shares	23,400	RMB8.76	RMB8.73
Guotai Junan Securities	19 August 2024	Sell	A Shares	8,600	RMB8.71	RMB8.71
Guotai Junan Securities	20 August 2024	Buy	A Shares	49,400	RMB8.70	RMB8.69
Guotai Junan Securities	20 August 2024	Sell	A Shares	41,300	RMB8.69	RMB8.69
Guotai Junan Securities	21 August 2024	Buy	A Shares	15,500	RMB8.71	RMB8.70
Guotai Junan Securities	21 August 2024	Sell	A Shares	11,700	RMB8.69	RMB8.69
Guotai Junan Securities	22 August 2024	Buy	A Shares	28,000	RMB8.77	RMB8.62
Guotai Junan Securities	22 August 2024	Sell	A Shares	76,200	RMB8.62	RMB8.59
Guotai Junan Securities	23 August 2024	Buy	A Shares	172,500	RMB8.65	RMB8.65
Guotai Junan Securities	23 August 2024	Sell	A Shares	11,300	RMB8.69	RMB8.69
Guotai Junan Securities	26 August 2024	Buy	A Shares	6,100	RMB8.75	RMB8.72
Guotai Junan Securities	26 August 2024	Sell	A Shares	16,700	RMB8.70	RMB8.70
Guotai Junan Securities	27 August 2024	Buy	A Shares	4,100	RMB8.60	RMB8.60
Guotai Junan Securities	27 August 2024	Sell	A Shares	160,700	RMB8.62	RMB8.62
Guotai Junan Securities	28 August 2024	Buy	A Shares	24,000	RMB8.66	RMB8.66
Guotai Junan Securities	28 August 2024	Sell	A Shares	21,000	RMB8.66	RMB8.65
Guotai Junan Securities	29 August 2024	Buy	A Shares	104,200	RMB8.62	RMB8.53
Guotai Junan Securities	29 August 2024	Sell	A Shares	102,200	RMB8.59	RMB8.51
Guotai Junan Securities	30 August 2024	Buy	A Shares	133,500	RMB8.62	RMB8.62
Guotai Junan Securities	30 August 2024	Sell	A Shares	857,500	RMB8.64	RMB8.64
Guotai Junan Securities	2 September 2024	Buy	A Shares	9,300	RMB8.56	RMB8.56
Guotai Junan Securities	2 September 2024	Sell	A Shares	125,700	RMB8.44	RMB8.44
Guotai Junan Securities	3 September 2024	Buy	A Shares	10,100	RMB8.49	RMB8.49
Guotai Junan Securities	3 September 2024	Sell	A Shares	39,200	RMB8.49	RMB8.49
Guotai Junan Securities	4 September 2024	Buy	A Shares	30,000	RMB8.56	RMB8.55
Guotai Junan Securities	4 September 2024	Sell	A Shares	11,400	RMB8.49	RMB8.49
Guotai Junan Securities	5 September 2024	Buy	A Shares	181,100	RMB8.74	RMB8.74
Guotai Junan Securities	5 September 2024	Sell	A Shares	3,100	RMB8.62	RMB8.62

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Dealing in derivatives involving Haitong Shares (during the Relevant Period disclosed on a daily basis)

	Date of				Number of reference securities to
	transaction and date of entering into the		Type of Haitong		which the derivative relates	Reference price per Haitong
Entity	derivative	Nature of dealing	Shares involved	Maturity date	(shares)	Share
Guotai Junan Securities	16 April 2024	Total return swap arrangements (long position)	A Share	29 May 2024	984,900	RMB7.84
Guotai Junan Securities	14 June 2024	Total return swap arrangements (long position)	A Share	28 June 2024	300,000	RMB8.85
Guotai Junan Securities	17 June 2024	Total return swap arrangements (long position)	A Share	28 June 2024	150,000	RMB8.83
Guotai Junan Securities	19 June 2024	Total return swap arrangements (long position)	A Share	18 July 2024	42,800	RMB8.87
Guotai Junan Securities	28 June 2024	Total return swap arrangements (long position)	A Share	27 December 2024	465,300	RMB8.64
Guotai Junan Securities	2 July 2024	Total return swap arrangements (long position)	A Share	16 July 2024	1,141,400	RMB8.48
Guotai Junan Securities	2 July 2024	Total return swap arrangements (long position)	A Share	12 August 2024	881,400	RMB8.48
Guotai Junan Securities	8 July 2024	Total return swap arrangements (long position)	A Share	12 July 2024	610,000	RMB8.25
Guotai Junan Securities	8 July 2024	Total return swap arrangements (long position)	A Share	19 July 2024	235,700	RMB8.25
Guotai Junan Securities	8 July 2024	Total return swap arrangements (long position)	A Share	8 January 2025	227,000	RMB8.24
Guotai Junan Securities	12 July 2024	Total return swap arrangements (long position)	A Share	26 July 2024	610,000	RMB8.27
Guotai Junan Securities	16 July 2024	Total return swap arrangements (long position)	A Share	23 July 2024	1,141,400	RMB8.57

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

					Number of
					reference
	Date of				securities to
	transaction and				which the	Reference
	date of entering				derivative	price per
	into the		Type of Haitong		relates	Haitong
Entity	derivative	Nature of dealing	Shares involved	Maturity date	(shares)	Share
Guotai Junan Securities	18 July 2024	Total return swap arrangements (long position)	A Share	31 July 2024	42,800	RMB8.74
Guotai Junan Securities	18 July 2024	Over-the-counter option (selling of long position)(1)	A Share	18 July 2025	1,154,721	RMB8.56
Guotai Junan Securities	19 July 2024	Total return swap arrangements (long position)	A Share	23 July 2024	235,700	RMB8.75
Guotai Junan Securities	23 July 2024	Total return swap arrangements (long position)	A Share	2 August 2024	191,300	RMB8.64
Guotai Junan Securities	25 July 2024	Over-the-counter option (selling of long position)(2)	A Share	25 July 2025	580,235	RMB8.52
Guotai Junan Securities	26 July 2024	Total return swap arrangements (long position)	A Share	9 August 2024	610,000	RMB8.85
Guotai Junan Securities	2 August 2024	Total return swap arrangements (long position)	A Share	6 August 2024	191,300	RMB8.63
Guotai Junan Securities	6 August 2024	Total return swap arrangements (long position)	A Share	13 August 2024	191,300	RMB8.58
Guotai Junan Securities	9 August 2024	Total return swap arrangements (long position)	A Share	22 August 2024	610,000	RMB8.48
Guotai Junan Securities	13 August 2024	Total return swap arrangements (long position)	A Share	16 August 2024	93,800	RMB8.56
Guotai Junan Securities	16 August 2024	Total return swap arrangements (long position)	A Share	20 August 2024	20,600	RMB8.72
Guotai Junan Securities	16 August 2024	Total return swap arrangements (long position)	A Share	23 August 2024	120,300	RMB8.69
Guotai Junan Securities	30 August 2024	Total return swap arrangements (long position)	A Shares	29 November 2024	832,200	RMB8.64

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Notes:

1.	The exercise period of the over-the-counter option is 18 July 2024 to 18 July 2025. The exercise price is RMB8.5594 per Haitong A Share and the option premium is RMB1,150,000. As of the Latest Practicable Date, the over-the-counter option had been terminated.

2.	The exercise period of the over-the-counter option is 25 July 2024 to 25 July 2025. The exercise price is RMB8.517 per Haitong A Share and the option premium is RMB575,000. As of the Latest Practicable Date, the over-the-counter option had been terminated.

(b)	During the Relevant Period, save as disclosed below, none of the Guotai Junan Concert Parties had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares:

(i)	Subsidiaries of Guotai Junan Securities which are Haitong Shareholders

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

				Number of
	Period of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
HuaAn Funds	9 April 2024 to 14 April 2024	Sell	A Shares	31,800	RMB8.47	RMB8.47
HuaAn Funds	15 April 2024 to 21 April 2024	Buy	A Shares	7,200	RMB8.09	RMB8.09
HuaAn Funds	15 April 2024 to 21 April 2024	Sell	A Shares	168,990	RMB8.05	RMB7.86
HuaAn Funds	22 April 2024 to 28 April 2024	Buy	A Shares	2,700	RMB8.09	RMB8.09
HuaAn Funds	29 April 2024 to 5 May 2024	Buy	A Shares	639,500	RMB8.57	RMB8.57
HuaAn Funds	13 May 2024 to 19 May 2024	Sell	A Shares	6,000	RMB8.34	RMB8.34
HuaAn Funds	20 May 2024 to 26 May 2024	Sell	A Shares	48,200	RMB8.39	RMB8.17
HuaAn Funds	27 May 2024 to 2 June 2024	Buy	A Shares	51,000	RMB8.39	RMB8.19
HuaAn Funds	27 May 2024 to 2 June 2024	Sell	A Shares	113,800	RMB8.52	RMB8.52
HuaAn Funds	3 June 2024 to 9 June 2024	Sell	A Shares	265,000	RMB8.17	RMB8.17
HuaAn Funds	10 June 2024 to 16 June 2024	Sell	A Shares	673,700	RMB8.40	RMB8.10
HuaAn Funds	17 June 2024 to 23 June 2024	Buy	A Shares	86,700	RMB9.12	RMB8.63
HuaAn Funds	17 June 2024 to 23 June 2024	Sell	A Shares	4,400	RMB8.83	RMB8.83

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
HuaAn Funds	24 June 2024 to 30 June 2024	Buy	A Shares	113,900	RMB8.73	RMB8.68
HuaAn Funds	24 June 2024 to 30 June 2024	Sell	A Shares	300	RMB8.71	RMB8.71
HuaAn Funds	1 July 2024 to 7 July 2024	Buy	A Shares	29,100	RMB8.52	RMB8.52
HuaAn Funds	8 July 2024 to 14 July 2024	Buy	A Shares	97,900	RMB8.30	RMB8.17
HuaAn Funds	15 July 2024 to 21 July 2024	Buy	A Shares	85,800	RMB8.73	RMB8.57
HuaAn Funds	15 July 2024 to 21 July 2024	Sell	A Shares	263,300	RMB8.59	RMB8.59
HuaAn Funds	22 July 2024 to 28 July 2024	Buy	A Shares	47,500	RMB8.89	RMB8.64
HuaAn Funds	22 July 2024 to 28 July 2024	Sell	A Shares	100	RMB8.81	RMB8.81
HuaAn Funds	29 July 2024 to 4 August 2024	Buy	A Shares	252,400	RMB9.07	RMB8.75
HuaAn Funds	29 July 2024 to 4 August 2024	Sell	A Shares	250,700	RMB8.70	RMB8.70
HuaAn Funds	5 August 2024 to 8 August 2024	Buy	A Shares	2,400	RMB8.68	RMB8.60
GTJA Asset Management	9 April 2024 to 14 April 2024	Sell	A Shares	100	RMB8.42	RMB8.42
GTJA Asset Management	15 April 2024 to 21 April 2024	Buy	A Shares	100	RMB8.05	RMB8.05
GTJA Asset Management	6 May 2024 to 12 May 2024	Sell	A Shares	500	RMB8.41	RMB8.40
GTJA Asset Management	13 May 2024 to 19 May 2024	Sell	A Shares	1,000	RMB8.31	RMB8.31
GTJA Asset Management	27 May 2024 to 2 June 2024	Buy	A Shares	400	RMB8.35	RMB8.28
GTJA Asset Management	10 June 2024 to 16 June 2024	Sell	A Shares	3,600	RMB8.07	RMB8.07
GTJA Asset Management	17 June 2024 to 23 June 2024	Buy	A Shares	800	RMB8.84	RMB8.82
GTJA Asset Management	8 July 2024 to 14 July 2024	Buy	A Shares	2,800	RMB8.18	RMB8.18
GTJA Asset Management	15 July 2024 to 21 July 2024	Buy	A Shares	400	RMB8.56	RMB8.56
GTJA Asset Management	22 July 2024 to 28 July 2024	Sell	A Shares	54,400	RMB8.63	RMB8.59
GTJA Asset Management	29 July 2024 to 4 August 2024	Buy	A Shares	400	RMB8.89	RMB8.89
Guotai Junan International	9 April 2024 to 14 April 2024	Buy	A Shares	6,200	RMB8.46	RMB8.36

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

				Number of
	Period of	Type of	Class of	Haitong Shares	Highest	Lowest
Entity	transaction	transaction	Haitong Shares	(shares)	price	price
Guotai Junan International	9 April 2024 to 14 April 2024	Sell	A Shares	55,400	RMB8.46	RMB8.29
Guotai Junan International	15 April 2024 to 21 April 2024	Sell	A Shares	6,100	RMB7.85	RMB7.76
Guotai Junan International	22 April 2024 to 28 April 2024	Buy	A Shares	76,900	RMB8.39	RMB8.05
Guotai Junan International	22 April 2024 to 28 April 2024	Sell	A Shares	300	RMB8.12	RMB8.07
Guotai Junan International	29 April 2024 to 5 May 2024	Buy	A Shares	3,800	RMB8.58	RMB8.42
Guotai Junan International	29 April 2024 to 5 May 2024	Sell	A Shares	2,300	RMB8.51	RMB8.40
Guotai Junan International	6 May 2024 to 12 May 2024	Buy	A Shares	9,600	RMB8.50	RMB8.30
Guotai Junan International	6 May 2024 to 12 May 2024	Sell	A Shares	13,000	RMB8.50	RMB8.33
Guotai Junan International	13 May 2024 to 19 May 2024	Buy	A Shares	3,500	RMB8.42	RMB8.26
Guotai Junan International	13 May 2024 to 19 May 2024	Sell	A Shares	2,800	RMB8.42	RMB8.27
Guotai Junan International	20 May 2024 to 26 May 2024	Buy	A Shares	800	RMB8.41	RMB8.41
Guotai Junan International	20 May 2024 to 26 May 2024	Sell	A Shares	3,000	RMB8.51	RMB8.23
Guotai Junan International	27 May 2024 to 2 June 2024	Buy	A Shares	100	RMB8.27	RMB8.27
Guotai Junan International	27 May 2024 to 2 June 2024	Sell	A Shares	70,100	RMB8.49	RMB8.22
Guotai Junan International	3 June 2024 to 9 June 2024	Buy	A Shares	2,600	RMB8.10	RMB8.10
Guotai Junan International	3 June 2024 to 9 June 2024	Sell	A Shares	100	RMB8.06	RMB8.06
Guotai Junan International	10 June 2024 to 16 June 2024	Buy	A Shares	100	RMB8.14	RMB8.14
Guotai Junan International	17 June 2024 to 23 June 2024	Sell	A Shares	5,800	RMB9.12	RMB8.85
Guotai Junan International	15 July 2024 to 21 July 2024	Buy	A Shares	700	RMB8.57	RMB8.57
Guotai Junan International	22 July 2024 to 28 July 2024	Sell	A Shares	200	RMB8.60	RMB8.60
Guotai Junan International	29 July 2024 to 4 August 2024	Sell	A Shares	500	RMB8.98	RMB8.98

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

Entity	Date of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
HuaAn Funds	09 August 2024	Buy	A Shares	27,200	RMB8.54	RMB8.54
HuaAn Funds	12 August 2024	Buy	A Shares	200	RMB8.43	RMB8.43
HuaAn Funds	13 August 2024	Buy	A Shares	100	RMB8.49	RMB8.49
HuaAn Funds	19 August 2024	Buy	A Shares	400	RMB8.73	RMB8.73
HuaAn Funds	22 August 2024	Sell	A Shares	300	RMB8.69	RMB8.69
HuaAn Funds	26 August 2024	Buy	A Shares	19,900	RMB8.68	RMB8.68
HuaAn Funds	28 August 2024	Buy	A Shares	69,900	RMB8.68	RMB8.68
HuaAn Funds	29 August 2024	Buy	A Shares	8,000	RMB8.61	RMB8.61
HuaAn Funds	29 August 2024	Sell	A Shares	5,400	RMB8.62	RMB8.62
HuaAn Funds	4 September 2024	Buy	A Shares	1,500	RMB8.48	RMB8.48
GTJA Asset Management	12 August 2024	Sell	A Shares	2,800	RMB8.44	RMB8.42
GTJA Asset Management	21 August 2024	Sell	A Shares	1,000	RMB8.71	RMB8.71
GTJA Asset Management	29 August 2024	Sell	A Shares	2,000	RMB8.63	RMB8.62
GTJA Asset Management	3 September 2024	Buy	A Shares	700	RMB8.46	RMB8.46

Dealing in derivatives involving Haitong Shares (during the Relevant Period disclosed on a daily basis)

Entity	Date of transaction and date of entering into the derivative	Nature of dealing	Type of Haitong Shares involved	Maturity date	Reference price per Haitong Share	Number of reference securities to which the derivative relates (shares)
Guotai Junan (Hong Kong)	16 April 2024	Total return swap arrangements (short position)	A Share	29 May 2024	RMB7.84	984,900
Guotai Junan (Hong Kong)	16 April 2024	Total return swap arrangements (long position)	A Share	29 May 2024	RMB7.84	984,900

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction and date of entering into the derivative	Nature of dealing	Type of Haitong Shares involved	Maturity date	Reference price per Haitong Share	Number of reference securities to which the derivative relates (shares)
Guotai Junan (Hong Kong)	28 June 2024	Total return swap arrangements (short position)	A Shares	27 December 2024	RMB8.64	465,300
Guotai Junan (Hong Kong)	28 June 2024	Total return swap arrangements (long position)	A Shares	27 December 2024	RMB8.64	465,300
Guotai Junan (Hong Kong)	2 July 2024	Total return swap arrangements (short position)	A Shares	16 July 2024	RMB8.48	1,141,400
Guotai Junan (Hong Kong)	2 July 2024	Total return swap arrangements (long position)	A Shares	23 July 2024	RMB8.48	1,141,400
Guotai Junan (Hong Kong)	2 July 2024	Total return swap arrangements (long position)	A Shares	12 August 2024	RMB8.47	881,400
Guotai Junan (Hong Kong)	2 July 2024	Total return swap arrangements (short position)	A Shares	12 August 2024	RMB8.48	881,400
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (short position)	A Shares	12 July 2024	RMB8.25	610,000
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (short position)	A Shares	19 July 2024	RMB8.25	235,700

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction and date of entering into the derivative	Nature of dealing	Type of Haitong Shares involved	Maturity date	Reference price per Haitong Share	Number of reference securities to which the derivative relates (shares)
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	20 August 2024	RMB8.25	20,600
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	23 July 2024	RMB8.25	44,400
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	16 August 2024	RMB8.25	73,200
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	13 August 2024	RMB8.25	97,500
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	22 August 2024	RMB8.25	610,000
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (short position)	A Shares	8 January 2025	RMB8.24	227,000
Guotai Junan (Hong Kong)	8 July 2024	Total return swap arrangements (long position)	A Shares	8 January 2025	RMB8.24	227,000
Guotai Junan (Hong Kong)	12 July 2024	Total return swap arrangements (short position)	A Shares	26 July 2024	RMB8.27	610,000

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction and date of entering into the derivative	Nature of dealing	Type of Haitong Shares involved	Maturity date	Reference price per Haitong Share	Number of reference securities to which the derivative relates (shares)
Guotai Junan (Hong Kong)	16 July 2024	Total return swap arrangements (short position)	A Shares	23 July 2024	RMB8.57	1,141,400
Guotai Junan (Hong Kong)	19 July 2024	Total return swap arrangements (short position)	A Shares	23 July 2024	RMB8.75	235,700
Guotai Junan (Hong Kong)	23 July 2024	Total return swap arrangements (short position)	A Shares	2 August 2024	RMB8.64	191,300
Guotai Junan (Hong Kong)	26 July 2024	Total return swap arrangements (short position)	A Shares	9 August 2024	RMB8.85	610,000
Guotai Junan (Hong Kong)	2 August 2024	Total return swap arrangements (short position)	A Shares	6 August 2024	RMB8.63	191,300
Guotai Junan (Hong Kong)	6 August 2024	Total return swap arrangements (short position)	A Shares	13 August 2024	RMB8.58	191,300
Guotai Junan (Hong Kong)	9 August 2024	Total return swap arrangements (short position)	A Shares	22 August 2024	RMB8.48	610,000
Guotai Junan (Hong Kong)	13 August 2024	Total return swap arrangements (short position)	A Shares	16 August 2024	RMB8.56	93,800

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction and date of entering into the derivative	Nature of dealing	Type of Haitong Shares involved	Maturity date	Reference price per Haitong Share	Number of reference securities to which the derivative relates (shares)
Guotai Junan (Hong Kong)	16 August 2024	Total return swap arrangements (short position)	A Shares	20 August 2024	RMB8.72	20,600
Guotai Junan (Hong Kong)	30 August 2024	Total return swap arrangements (short position)	A Shares	29 November 2024	RMB8.64	832,200
Guotai Junan (Hong Kong)	30 August 2024	Total return swap arrangements (long position)	A Shares	29 November 2024	RMB8.64	832,200

(ii)	Orient Securities and China Universal

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

Entity	Period of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
Orient Securities	9 April 2024 to 14 April 2024	Buy	A Shares	25,800	RMB8.49	RMB8.25
Orient Securities	9 April 2024 to 14 April 2024	Sell	A Shares	1,200	RMB7.92	RMB7.92
Orient Securities	15 April 2024 to 21 April 2024	Buy	A Shares	37,100	RMB8.05	RMB7.86
Orient Securities	15 April 2024 to 21 April 2024	Sell	A Shares	12,700	RMB7.87	RMB7.84
Orient Securities	22 April 2024 to 28 April 2024	Buy	A Shares	105,400	RMB8.24	RMB8.05
Orient Securities	22 April 2024 to 28 April 2024	Sell	A Shares	3,900	RMB8.15	RMB8.06
Orient Securities	29 April 2024 to 5 May 2024	Buy	A Shares	322,600	RMB8.49	RMB8.47

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Period of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
Orient Securities	29 April 2024 to 5 May 2024	Sell	A Shares	1,000	RMB8.39	RMB8.39
Orient Securities	6 May 2024 to 12 May 2024	Buy	A Shares	21,800	RMB8.44	RMB8.33
Orient Securities	6 May 2024 to 12 May 2024	Sell	A Shares	117,000	RMB8.46	RMB8.38
Orient Securities	13 May 2024 to 19 May 2024	Buy	A Shares	14,700	RMB8.45	RMB8.29
Orient Securities	13 May 2024 to 19 May 2024	Sell	A Shares	68,700	RMB8.42	RMB8.28
Orient Securities	20 May 2024 to 26 May 2024	Buy	A Shares	1,900	RMB8.49	RMB8.37
Orient Securities	20 May 2024 to 26 May 2024	Sell	A Shares	11,200	RMB8.38	RMB8.22
Orient Securities	27 May 2024 to 2 June 2024	Buy	A Shares	24,300	RMB8.41	RMB8.39
Orient Securities	27 May 2024 to 2 June 2024	Sell	A Shares	60,700	RMB8.39	RMB8.25
Orient Securities	3 June 2024 to 9 June 2024	Buy	A Shares	32,300	RMB8.20	RMB8.15
Orient Securities	3 June 2024 to 9 June 2024	Sell	A Shares	62,300	RMB8.19	RMB8.19
Orient Securities	10 June 2024 to 16 June 2024	Buy	A Shares	24,100	RMB8.23	RMB8.13
Orient Securities	10 June 2024 to 16 June 2024	Sell	A Shares	96,400	RMB8.55	RMB8.55
Orient Securities	17 June 2024 to 23 June 2024	Sell	A Shares	867,900	RMB8.83	RMB8.71
Orient Securities	24 June 2024 to 30 June 2024	Sell	A Shares	30,500	RMB8.78	RMB8.69
Orient Securities	1 July 2024 to 7 July 2024	Buy	A Shares	44,000	RMB8.43	RMB8.43
Orient Securities	1 July 2024 to 7 July 2024	Sell	A Shares	17,600	RMB8.45	RMB8.37
Orient Securities	8 July 2024 to 14 July 2024	Sell	A Shares	17,400	RMB8.25	RMB8.24
Orient Securities	15 July 2024 to 21 July 2024	Sell	A Shares	9,000	RMB8.24	RMB8.24
Orient Securities	22 July 2024 to 28 July 2024	Buy	A Shares	7,600	RMB8.79	RMB8.56
Orient Securities	22 July 2024 to 28 July 2024	Sell	A Shares	800	RMB8.75	RMB8.75
Orient Securities	29 July 2024 to 4 August 2024	Buy	A Shares	159,800	RMB9.08	RMB8.76
Orient Securities	5 August 2024 to 8 August 2024	Buy	A Shares	1,100	RMB8.63	RMB8.53

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Period of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
Orient Securities	5 August 2024 to 8 August 2024	Sell	A Shares	35,600	RMB8.62	RMB8.60
China Universal	9 April 2024 to 14 April 2024	Buy	A Shares	15,100	RMB8.46	RMB7.94
China Universal	9 April 2024 to 14 April 2024	Sell	A Shares	36,000	RMB8.43	RMB8.27
China Universal	15 April 2024 to 21 April 2024	Buy	A Shares	27,200	RMB8.04	RMB7.75
China Universal	15 April 2024 to 21 April 2024	Sell	A Shares	179,000	RMB8.04	RMB7.85
China Universal	22 April 2024 to 28 April 2024	Buy	A Shares	15,100	RMB8.26	RMB8.04
China Universal	22 April 2024 to 28 April 2024	Sell	A Shares	173,700	RMB8.31	RMB8.07
China Universal	29 April 2024 to 5 May 2024	Sell	A Shares	1,162,700	RMB8.55	RMB8.43
China Universal	6 May 2024 to 12 May 2024	Buy	A Shares	24,800	RMB8.41	RMB8.35
China Universal	6 May 2024 to 12 May 2024	Sell	A Shares	9,900	RMB8.38	RMB8.38
China Universal	13 May 2024 to 19 May 2024	Buy	A Shares	6,300	RMB8.30	RMB8.30
China Universal	13 May 2024 to 19 May 2024	Sell	A Shares	513,000	RMB8.42	RMB8.27
China Universal	20 May 2024 to 26 May 2024	Buy	A Shares	38,100	RMB8.41	RMB8.20
China Universal	20 May 2024 to 26 May 2024	Sell	A Shares	1,578,700	RMB8.38	RMB8.21
China Universal	27 May 2024 to 2 June 2024	Buy	A Shares	737,800	RMB8.53	RMB8.33
China Universal	27 May 2024 to 2 June 2024	Sell	A Shares	11,100	RMB8.35	RMB8.22
China Universal	27 May 2024 to 2 June 2024	Short-sell	A Shares	93,100	RMB8.34	RMB8.34
China Universal	3 June 2024 to 9 June 2024	Buy	A Shares	3,900	RMB8.20	RMB8.09
China Universal	3 June 2024 to 9 June 2024	Sell	A Shares	33,400	RMB8.17	RMB8.12
China Universal	3 June 2024 to 9 June 2024	Return of borrowed shares	A Shares	93,100	RMB8.18	RMB8.18
China Universal	10 June 2024 to 16 June 2024	Buy	A Shares	819,500	RMB8.67	RMB8.06
China Universal	10 June 2024 to 16 June 2024	Sell	A Shares	227,300	RMB8.24	RMB8.24

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Period of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
China Universal	17 June 2024 to 23 June 2024	Buy	A Shares	69,700	RMB9.15	RMB8.63
China Universal	17 June 2024 to 23 June 2024	Sell	A Shares	561,732	RMB8.88	RMB8.70
China Universal	17 June 2024 to 23 June 2024	Short-sell	A Shares	299,800	RMB9.17	RMB8.71
China Universal	24 June 2024 to 30 June 2024	Buy	A Shares	64,200	RMB8.73	RMB8.69
China Universal	24 June 2024 to 30 June 2024	Sell	A Shares	1,094,240	RMB8.72	RMB8.68
China Universal	24 June 2024 to 30 June 2024	Short-sell	A Shares	5,000	RMB8.70	RMB8.64
China Universal	1 July 2024 to 7 July 2024	Buy	A Shares	68,800	RMB8.46	RMB8.39
China Universal	1 July 2024 to 7 July 2024	Sell	A Shares	9,200	RMB8.45	RMB8.45
China Universal	1 July 2024 to 7 July 2024	Short-sell	A Shares	14,200	RMB8.50	RMB8.41
China Universal	1 July 2024 to 7 July 2024	Return of borrowed Shares	A Shares	19,400	RMB8.44	RMB8.44
China Universal	8 July 2024 to 14 July 2024	Buy	A Shares	33,800	RMB8.30	RMB8.19
China Universal	8 July 2024 to 14 July 2024	Sell	A Shares	9,500	RMB8.35	RMB8.35
China Universal	8 July 2024 to 14 July 2024	Short-sell	A Shares	4,200	RMB8.22	RMB8.22
China Universal	15 July 2024 to 21 July 2024	Buy	A Shares	163,300	RMB8.72	RMB8.57
China Universal	15 July 2024 to 21 July 2024	Sell	A Shares	31,900	RMB8.69	RMB8.57
China Universal	15 July 2024 to 21 July 2024	Return of borrowed Shares	A Shares	63,100	RMB8.68	RMB8.68
China Universal	22 July 2024 to 28 July 2024	Buy	A Shares	101,900	RMB8.79	RMB8.57
China Universal	22 July 2024 to 28 July 2024	Sell	A Shares	35,300	RMB8.77	RMB8.69
China Universal	22 July 2024 to 28 July 2024	Return of borrowed shares	A Shares	240,700	RMB8.80	RMB8.75
China Universal	29 July 2024 to 4 August 2024	Buy	A Shares	11,000	RMB9.08	RMB8.86
China Universal	29 July 2024 to 4 August 2024	Sell	A Shares	162,600	RMB9.07	RMB8.75

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Period of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
China Universal	29 July 2024 to 4 August 2024	Short-sell	A Shares	50,000	RMB9.04	RMB8.74
China Universal	5 August 2024 to 8 August 2024	Buy	A Shares	15,700	RMB8.68	RMB8.52
China Universal	5 August 2024 to 8 August 2024	Sell	A Shares	1,700	RMB8.64	RMB8.64
China Universal	5 August 2024 to 8 August 2024	Short-sell	A Shares	205,800	RMB8.69	RMB8.51

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

Entity	Date of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
Orient Securities	9 August 2024	Buy	A Shares	100	RMB8.65	RMB8.65
Orient Securities	14 August 2024	Sell	A Shares	33,600	RMB8.47	RMB8.47
Orient Securities	15 August 2024	Buy	A Shares	100	RMB8.52	RMB8.52
Orient Securities	16 August 2024	Buy	A Shares	100	RMB8.68	RMB8.68
Orient Securities	20 August 2024	Sell	A Shares	16,900	RMB8.66	RMB8.66
Orient Securities	21 August 2024	Buy	A Shares	100	RMB8.69	RMB8.69
Orient Securities	21 August 2024	Sell	A Shares	2,800	RMB8.74	RMB8.74
Orient Securities	28 August 2024	Sell	A Shares	100	RMB8.63	RMB8.63
Orient Securities	29 August 2024	Buy	A Shares	2,900	RMB8.63	RMB8.63
Orient Securities	29 August 2024	Sell	A Shares	9,000	RMB8.54	RMB8.54
Orient Securities	30 August 2024	Buy	A Shares	16,800	RMB8.67	RMB8.67
Orient Securities	30 August 2024	Sell	A Shares	100	RMB8.65	RMB8.65
Orient Securities	2 September 2024	Sell	A Shares	87,700	RMB8.48	RMB8.48
China Universal	9 August 2024	Buy	A Shares	200	RMB8.58	RMB8.58
China Universal	9 August 2024	Short-sell	A Shares	7,100	RMB8.57	RMB8.57
China Universal	12 August 2024	Buy	A Shares	10,200	RMB8.44	RMB8.44
China Universal	12 August 2024	Sell	A Shares	4,500	RMB8.43	RMB8.43
China Universal	13 August 2024	Buy	A Shares	4,800	RMB8.49	RMB8.49
China Universal	13 August 2024	Sell	A Shares	8,200	RMB8.43	RMB8.43
China Universal	13 August 2024	Short-sell	A Shares	16,400	RMB8.46	RMB8.46
China Universal	14 August 2024	Buy	A Shares	2,000	RMB8.58	RMB8.58
China Universal	14 August 2024	Short-sell	A Shares	27,200	RMB8.56	RMB8.56
China Universal	15 August 2024	Buy	A Shares	1,600	RMB8.73	RMB8.73
China Universal	15 August 2024	Short-sell	A Shares	2,500	RMB8.67	RMB8.67
China Universal	15 August 2024	Return of borrowed shares	A Shares	5,800	RMB8.67	RMB8.67
China Universal	16 August 2024	Buy	A Shares	12,700	RMB8.72	RMB8.72
China Universal	16 August 2024	Sell	A Shares	7,800	RMB8.70	RMB8.70

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
China Universal	19 August 2024	Short-sell	A Shares	65,100	RMB8.74	RMB8.74
China Universal	19 August 2024	Return of borrowed shares	A Shares	35,300	RMB8.74	RMB8.74
China Universal	20 August 2024	Sell	A Shares	3,300	RMB8.68	RMB8.68
China Universal	20 August 2024	Short-sell	A Shares	50,400	RMB8.71	RMB8.71
China Universal	21 August 2024	Buy	A Shares	2,600	RMB8.74	RMB8.74
China Universal	21 August 2024	Short-sell	A Shares	20,800	RMB8.71	RMB8.71
China Universal	22 August 2024	Buy	A Shares	15,400	RMB8.71	RMB8.71
China Universal	22 August 2024	Return of borrowed shares	A Shares	4,400	RMB8.69	RMB8.69
China Universal	23 August 2024	Buy	A Shares	4,200	RMB8.60	RMB8.60
China Universal	23 August 2024	Short-sell	A Shares	4,400	RMB8.60	RMB8.60
China Universal	23 August 2024	Return of borrowed shares	A Shares	7,100	RMB8.61	RMB8.61
China Universal	26 August 2024	Buy	A Shares	29,400	RMB8.77	RMB8.77
China Universal	26 August 2024	Sell	A Shares	3,000	RMB8.68	RMB8.68
China Universal	26 August 2024	Short-sell	A Shares	10,100	RMB8.70	RMB8.70
China Universal	27 August 2024	Short-sell	A Shares	500	RMB8.63	RMB8.63
China Universal	27 August 2024	Return of borrowed shares	A Shares	13,100	RMB8.64	RMB8.64
China Universal	28 August 2024	Return of borrowed shares	A Shares	27,200	RMB8.61	RMB8.61
China Universal	29 August 2024	Sell	A Shares	14,600	RMB8.61	RMB8.61
China Universal	30 August 2024	Buy	A Shares	696,000	RMB8.67	RMB8.67
China Universal	30 August 2024	Return of borrowed shares	A Shares	5,800	RMB8.64	RMB8.64
China Universal	2 September 2024	Buy	A Shares	1,500	RMB8.45	RMB8.45
China Universal	2 September 2024	Sell	A Shares	8,700	RMB8.45	RMB8.45
China Universal	2 September 2024	Return of borrowed shares	A Shares	75,300	RMB8.48	RMB8.48
China Universal	3 September 2024	Buy	A Shares	4,200	RMB8.45	RMB8.45
China Universal	3 September 2024	Short-sell	A Shares	3,700	RMB8.45	RMB8.45
China Universal	3 September 2024	Return of borrowed shares	A Shares	8,300	RMB8.47	RMB8.47
China Universal	4 September 2024	Buy	A Shares	6,200	RMB8.57	RMB8.57
China Universal	4 September 2024	Short-sell	A Shares	1,800	RMB8.51	RMB8.51

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

Entity	Date of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Highest price	Lowest price
China Universal	4 September 2024	Return of borrowed shares	A Shares	100	RMB8.51	RMB8.51
China Universal	5 September 2024	Buy	A Shares	4,200	RMB8.53	RMB8.53
China Universal	5 September 2024	Sell	A Shares	4,700	RMB8.77	RMB8.77
China Universal	14 October 2024	Return of borrowed shares	A Shares	283,400	RMB11.68	RMB11.68

(c)	During the Relevant Period, no person who has irrevocably committed themselves to accept or reject the Proposed Merger had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares;

(d)	Save as disclosed above, during the Relevant Period:

(i)	none of the Guotai Junan Concert Parties (excluding exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code) had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares; and

(ii)	no persons who had any arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with Guotai Junan Securities or any of the Guotai Junan Concert Parties had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares.

8.	ARRANGEMENTS WITH GUOTAI JUNAN SECURITIES IN CONNECTION WITH THE PROPOSED MERGER

(a)	Save as disclosed in “3. Principal Terms of the Merger Agreement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, there is no agreement, arrangement or undertaking, including any compensation arrangement, between Guotai Junan Securities or any party acting in concert with it on the one hand and any of the Haitong Directors, recent Haitong Directors, Haitong Shareholders or recent Haitong Shareholders on the other hand having any connection with or dependence upon the Proposed Merger.

(b)	There is no agreement or arrangement (other than the Merger Agreement) to which Guotai Junan Securities is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a condition to the Proposed Merger.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

(c)	The emoluments of the Guotai Junan Directors will not be affected by the Proposed Merger or by any associated transaction.

9.	CONFLICT OF INTERESTS

As at the Latest Practicable Date, none of the Guotai Junan Directors or, to the best of their knowledge, any of their close associates had any interest in any business (other than business in the Guotai Junan Group) which competes or may compete with the business of the Enlarged Group, whether directly or indirectly, which would otherwise require disclosure under Rule 8.10 of the Hong Kong Listing Rules if such person had been controlling shareholder thereof.

10.	INTERESTS IN ENLARGED GROUP’S ASSETS, MATERIAL CONTRACTS OR ARRANGEMENTS

As at the Latest Practicable Date, none of the directors or supervisors of Guotai Junan Securities owned any interest in any asset that had been purchased, sold, leased or proposed to be purchased, or leased by any member company of the Enlarged Group since 31 December 2023 (being the date of the latest published audited consolidated financial statements of Guotai Junan Securities).

As at the Latest Practicable Date, none of the directors or supervisors of Guotai Junan Securities owned any material interest in contracts or arrangements material to the Enlarged Group that remains effective on the date of printing this Joint Circular.

11.	MATERIAL CONTRACTS

The following contracts (being contracts not entered into in the ordinary course of business carried on or intended to be carried on by Guotai Junan Group) have been entered into by members of Guotai Junan Group within two years immediately before the date of the Joint Announcement up to and including the Latest Practicable Date, which are or may be material:

(i)	the Placement Subscription Agreement; and

(ii)	the Merger Agreement.

12.	MATERIAL LITIGATION

As at the Latest Practicable Date, none of the members of the Guotai Junan Group was engaged in any litigation, arbitration or claim of material importance and there was no litigation, arbitration or claim of material importance known to Guotai Junan Directors to be pending or threatened by or against any member of the Guotai Junan Group.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

13.	EXPERTS’ QUALIFICATIONS AND CONSENT

(a)	The following are the names and qualifications of the experts whose letter, opinions or advice are contained or referred to in this Joint Circular:

Name	Qualification

UBS AG Hong Kong Branch	the financial adviser to Guotai Junan Securities in relation to the Proposed Merger, a registered institution licensed under the SFO to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities

Gram Capital Limited	a licensed corporation under the SFO to carry on Type 6 (advising on corporate finance) regulated activity

KPMG	Certified Public Accountants

(collectively, “Guotai Junan Experts”)

(b)	Except for Guotai Junan Shares held and/or controlled by member(s) of the UBS Group acting in the capacity of exempt principal trader(s) and/or exempt fund manager(s), each of the Guotai Junan Experts did not, directly or indirectly, own shares or any rights to subscribe or nominate others to subscribe any securities of any member company of Guotai Junan Securities, whether or not such rights are legally enforceable.

(c)	Each of the Guotai Junan Experts has given and has not withdrawn its written consent to the issue of this Joint Circular with the inclusion therein of its opinions, and references to its name and opinions in the form and context in which they respectively appear.

(d)	As at the Latest Practicable Date, each of the Guotai Junan Experts had not owned any direct or indirect interests in any asset that had been purchased or sold or leased, or proposed to be purchased or sold or leased by any member company of the Guotai Junan Securities and Haitong Securities since 31 December 2023 (namely the preparation date of the latest published audited consolidated financial statements of the Guotai Junan Group).

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

14.	SERVICE CONTRACTS IN RESPECT OF GUOTAI JUNAN SECURITIES

As at the Latest Practicable Date, none of the Guotai Junan Directors had any existing service contract with Guotai Junan Group which was not determinable by Guotai Junan Securities within one year without payment of compensation (other than statutory compensation).

15.	RIGHTS OF GUOTAI JUNAN SHAREHOLDERS DISSENTING FROM THE PROPOSED MERGER WHOSE H SHARES ARE HELD BY AGENT, TRUSTEE OR NOMINEE OR HELD AS COLLATERAL

As mentioned in the Joint Announcement, after satisfaction or waiver (as applicable) of all the Conditions, Qualified Guotai Junan Dissenting Shareholders may, pursuant to the Proposed Merger and during the Guotai Junan Put Option Declaration Period, require the relevant Guotai Junan Put Option Provider to pay cash consideration for all or part of Guotai Junan Shares held by such shareholders in return for transferring such shares to the relevant Guotai Junan Put Option Provider. Such put option applies to registered holders (including HKSCC Nominees Limited) of Guotai Junan Shares who propose to exercise the Guotai Junan Put Option. Therefore, any Guotai Junan Shareholders whose Guotai Junan H Shares are held by an agent or trustee (for instance, including, without limitation, any CCASS broker/custodian participant holding Guotai Junan H Shares through the CCASS operated by the HKSCC) and who intends to exercise the Guotai Junan Put Option are encouraged to:

(a)	take actions to register such Guotai Junan H Shares under such investor’s name and deliver his/her/its Guotai Junan H Shares to become the registered shareholder of such shares prior to the Guotai Junan EGM if such Guotai Junan Shareholders wish to vote in person against the Proposed Merger and exercise the Guotai Junan Put Option. The respective transfer documents and relevant share certificates must be lodged with Guotai Junan Securities’ share registrar for H shares, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024 to register the Guotai Junan H Shares under his/her/its name; or

(b)	instruct his/her/its agent, trustee or nominee, or make separate arrangements to his/her/its agent, trustee or nominee so that such agent, trustee or nominee will strictly follow instructions of such Guotai Junan Shareholders in accordance with the above-mentioned conditions and procedures.

Guotai Junan Dissenting Shareholders who have surrendered Guotai Junan H Shares as collateral for margin trading and securities lending shall transfer his/her/its Guotai Junan H Shares from customers’ credit guarantee account with a securities company to his/her/its ordinary securities account prior to the start of the Guotai Junan Put Option Declaration Period before exercising the Guotai Junan Put Option. Guotai Junan Dissenting Shareholders that have undertaken agreed repurchase securities trading shall complete the early repurchase procedures in time prior to the start of the Guotai Junan Put Option Declaration Period before exercising the Guotai Junan Put Option.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

16.	OTHER INFORMATION

(a)	Principal members of Guotai Junan Concert Parties include Shanghai International and its subsidiaries, subsidiaries of Guotai Junan Securities which are Haitong Shareholders (i.e. HuaAn Funds and GTJA Asset Management), Mr. LI Junjie, members of the UBS Group (excluding members of the UBS Group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code and are connected for the sole reason that they control, are controlled by or are under the same control as UBS), Orient Securities and China Universal, a company controlled (as defined under the Takeovers Code) by Orient Securities.

(b)	Shanghai International is the controlling shareholder of Guotai Junan Securities and the Guotai Junan Shares held by Shanghai International and its subsidiaries in aggregate represent approximately 33.36% of the total issued shares in Guotai Junan Securities as at the Latest Practicable Date.

(c)	As at the Latest Practicable Date, the Guotai Junan Board comprises ZHU Jian and LI Junjie as executive directors; LIU Xinyi, GUAN Wei, ZHONG Maojun, CHEN Hua, SUN Minghui, ZHANG Manhua, WANG Tao and CHEN Yijiang as non-executive directors; and DING Wei, LI Renjie, BAI Wei, WANG Guogang, YIM, Chi Hung Henry and PU Yonghao as independent non-executive directors.

(d)	Guotai Junan Securities was founded as a joint-stock limited company on 18 August 1999 through the merger of Guotai Securities Co., Ltd. (國泰證券有限公司) and J&A Securities Co., Ltd. (君安證券有限責任公司).

(e)	The address of the registered office and principal place of business of Guotai Junan Securities is located at No. 618 Shangcheng Road, China (Shanghai) Pilot Free-Trade Zone, Shanghai, PRC. The address of Guotai Junan Securities’ principal place of business in Hong Kong is 40th Floor, Dah Sing Financial Centre, No. 248 Queen’s Road East, Wanchai, Hong Kong.

(f)	Guotai Junan Securities’ share registrar for transfer of H shares is Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(g)	Mr. Nie Xiaogang and Ms. Tsang Wing Man (an associate member of The Chartered Governance Institute and The Hong Kong Chartered Governance Institute) are the joint company secretaries of Guotai Junan Securities.

(h)	The registered address of UBS is 52/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

APPENDIX V	GENERAL INFORMATION ON GUOTAI JUNAN SECURITIES

(i)	The registered address of Gram Capital Limited is Room 1209, 12/F, Nan Fung Tower, 173 Des Voeux Road Central, Central, Hong Kong.

(j)	The registered address of Shanghai International is No. 511, Weihai Road, Jing’an District, Shanghai, PRC. The legal representative and chairman of Shanghai International is Mr. YU Beihua. Shanghai International is wholly-owned by Shanghai SASAC as at the Latest Practicable Date.

(k)	The registered address of HuaAn Funds is Room 2118, Building B, 888 Huanhu West 2nd Road, Lingang New Area, China (Shanghai) Pilot Free Trade Zone, PRC. The directors of HuaAn Funds are ZHU Xuehua, ZHANG Xiaoling, GUO Chuanping, ZHOU Jun, WU Boqing, GU Chuanzheng, YAN Hong, MA Mingju, CHEN Zhigang.

(l)	The registered address of GTJA Asset Management is Room 409A10, 381 Nansuzhou Road, Huangpu District, Shanghai, PRC. The directors of GTJA Asset Management are XIE Lebin, TAO Geng, HUANG Wei, YUAN Zhigang, WANG Xinyu, WANG Jixue, LIU Jingdong, CHEN Zhen, QIAN Jun.

(m)	The correspondence address of Mr. LI Junjie is 22nd Floor, No. 768 Nanjing West Road, Jing’an District, Shanghai, PRC.

(n)	The registered address of Orient Securities is Orient Securities Building, No. 119 South Zhongshan Road, Huangpu District, Shanghai, PRC. The directors of Orient Securities are JIN Wenzhong, GONG Dexiong, LU Weiming, YU Xuechun, ZHOU Donghui, LI Yun, REN Zhixiang, ZHU Jiang, WU Hong, FENG Xingdong, LUO Xinyu, CHAN Hon and ZHU Kai.

(o)	The registered address of China Universal is Room H686, 6th Floor, Area H, 666 Beijing East Road, Huangpu District, Shanghai, PRC. The directors of China Universal are LI Wen, LI Yun, LIN Fujie, ZHANG Hui, Shang Jin WEI, HWANG Yuh-Chang, and LIAN Ping.

(p)	Guotai Junan Securities does not have any intention to transfer, charge or pledge any Haitong Share acquired pursuant to the Proposed Merger to any other person.

(q)	As at the Latest Practicable Date, Guotai Junan Securities intended to continue with the existing business of Haitong Securities and had no intention to redeploy the fixed assets of Haitong Securities, or introduce any major changes to Haitong Securities’ existing business or discontinue employment of the employees of the Haitong Securities.

(r)	In case of inconsistency, the English version of this Joint Circular shall prevail over the Chinese version.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

1.	RESPONSIBILITY STATEMENT

As at the date of this Joint Circular, the Haitong Board comprises Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin as executive directors; Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo as non-executive directors; and Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang as independent non-executive directors. The Haitong Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Joint Circular (other than in relation to Guotai Junan Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Joint Circular (other than those expressed by the Guotai Junan Directors) have been arrived at after due and careful consideration and there are no other facts not contained in this Joint Circular, the omission of which would make any statement in this Joint Circular misleading.

2.	SHARE CAPITAL

(a)	As at the Latest Practicable Date, the authorised and issued share capital of Haitong Securities were as follows:

The registered capital of Haitong Securities is RMB13,064,200,000, consisting of 3,409,568,820 H shares of par value RMB1.00 each, and 9,654,631,180 A shares of par value RMB1.00 each. As at the Latest Practicable Date, the share capital of Haitong Securities was fully issued and fully paid up.

(b)	Save for the treasury Haitong A Shares which do not carry any rights as to transfer of reserves into capital, dividends or voting pursuant to relevant PRC laws and regulations, all other Haitong Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)	From 31 December 2023 (i.e. the date on which Haitong Securities’ previous financial year ends) to the Latest Practicable Date, Haitong Securities did not issue any Haitong Shares.

(d)	As at the Latest Practicable Date, there is no outstanding option, warrant or conversion right affecting the Haitong Shares.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

3.	MARKET PRICES

The table below sets out the closing price of the Haitong H Shares on the Hong Kong Stock Exchange on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

	Closing price for each Haitong H Share
	(HK$)
30 April 2024	3.76
31 May 2024	3.84
28 June 2024	3.63
31 July 2024	3.61
30 August 2024	3.47
5 September 2024 (Last Trading Date)	3.66
30 September 2024	3.63	(Note 1)
31 October 2024	6.49
19 November 2024 (Latest Practicable Date)	6.96

Note:

(1)	This is the ex-dividend closing price as quoted on the Hong Kong Stock Exchange on the Last Trading Date after taking into account the Haitong 2024 Interim Dividend. Haitong H Shares were suspended from trading on the Hong Kong Stock Exchange from 9 a.m. on 6 September 2024 and resumed trading at 9 a.m. on 10 October 2024.

During the Relevant Period, the highest closing price of the Haitong H Shares as quoted on the Hong Kong Stock Exchange was HK$7.39 each on 7 November 2024 and the lowest closing price of the Haitong H Shares as quoted on the Hong Kong Stock Exchange was HK$3.39 each on 10 July 2024.

The table below sets out the closing price of the Haitong A Shares on the SSE on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

	Closing price for each Haitong A Share
	(RMB)
30 April 2024	8.39
31 May 2024	8.29
28 June 2024	8.56
31 July 2024	9.07
30 August 2024	8.62
5 September 2024 (Last Trading Date)	8.77
30 September 2024	8.77	(Note 1)
31 October 2024	11.79
19 November 2024 (Latest Practicable Date)	11.71

Note:

(1)	This is the closing price on the Last Trading Date. Haitong A Shares were suspended from trading on the SSE from 6 September 2024 and resumed trading on 10 October 2024.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

During the Relevant Period, the highest closing price of the Haitong A Shares as quoted on the SSE was RMB13.35 each on 18 October 2024 and the lowest closing price of the Haitong A Shares as quoted on the SSE was RMB7.78 each on 16 April 2024.

4.	DISCLOSURE OF INTERESTS IN HAITONG SHARES

(a)	As at the Latest Practicable Date, none of the directors, supervisors and chief executive of Haitong Securities had any interest or short position in the shares, underlying shares and debentures of Haitong Securities or any of its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to Haitong Securities and the Hong Kong Stock Exchange pursuant to Part XV of the SFO (including interests or short positions which are deemed or taken to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be recorded in the register kept under such provisions, or which were required to be notified to Haitong Securities and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers, or which were required to be disclosed under the Takeovers Code.

(b)	As at the Latest Practicable Date, the persons below (not being a director, supervisor and chief executive of Haitong Securities) either had interests and/or short positions in the shares or underlying shares of Haitong Securities (as the case may be) which were required to be notified to Haitong Securities and the Hong Kong Stock Exchange pursuant to Divisions 2 and 3 of Part XV of the SFO, or held interests representing 5% or more interests in the issued share capital of any class of Haitong Securities:

No.	Name of shareholders	Type of share	Nature of interests	Number of shares held (shares)	Percentage of total issued shares of the Company	Percentage of total issued A Shares/H Shares of the Company	Long position/ short position/ shares in lending pool
					(%)	(%)
1.	Maunakai Capital Partners (Hong Kong) Limited	H Share	Investment manager	272,590,000	2.09	7.99	Long position
2.	BSA Strategic Fund I	H Share	Beneficial owner	272,590,000	2.09	7.99	Long position
3.	Shi Jing	H Share	Founder of discretionary trust	228,000,000	1.75	6.69	Long position
4.	Wickhams Cay Trust Company Limited	H Share	Trustee (Note 2)	228,000,000	1.75	6.69	Long position

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

No.	Name of shareholders	Type of share	Nature of interests	Number of shares held (shares)	Percentage of total issued shares of the Company	Percentage of total issued A Shares/H Shares of the Company	Long position/ short position/ shares in lending pool
					(%)	(%)
5.	Abhaya Limited	H Share	Interests in controlled corporation (Note 2)	228,000,000	1.75	6.69	Long position
6.	Heyday Trend Limited	H Share	Beneficial owner (Note 2)	228,000,000	1.75	6.69	Long position
7.	Shanghai Guosheng Group	H Share	Beneficial owner	255,456,400	1.96	7.49	Long position
	Co., Ltd.	A Share	Beneficial owner	1,100,871,067	8.43	11.40	Long position
8.	Shanghai Electric Holdings Group Co., Ltd.	H Share	Beneficial owner and interests in controlled corporation (Note 3)	307,409,200	2.35	9.02	Long position
9.	China National Tobacco Corporation	A Share	Beneficial owner	635,084,623	4.86	6.58	Long position

Notes:

(1)	Pursuant to Section 336 of the SFO, Haitong Shareholders shall submit forms to disclose their interests when certain conditions are met. As Haitong Shareholders are not required to inform Haitong Securities and the Hong Kong Stock Exchange of any changes in their shareholdings in Haitong Securities unless certain conditions are met, the latest shareholdings of substantial Shareholders in Haitong Securities may be inconsistent with the shareholdings reported to the Hong Kong Stock Exchange.

(2)	Heyday Trend Limited holds 228,000,000 Haitong H Shares. Abhaya Limited holds 228,000,000 Haitong H Shares through its wholly-owned Heyday Trend Limited. Abhaya Limited is wholly-owned by Wickhams Cay Trust Company Limited; Shi Yuzhu is a director of Abhaya Limited, and other directors in Abhaya Limited are accustomed to taking instructions from Shi Yuzhu. Therefore, Wickhams Cay Trust Company Limited and Shi Yuzhu are deemed to have interests in the 228,000,000 Haitong H Shares held by Abhaya Limited.

(3)	Shanghai Electric Group Hong Kong Limited (上海電氣集團香港有限公司) holds 4,746,800 Haitong H Shares. Shanghai Electric Group Hong Kong Limited (上海電氣集團香港有限公司) is wholly-owned by Shanghai Electric Holding Group Co., Ltd., and thus Shanghai Electric Holding Group Co., Ltd. is deemed to be interested in the 4,746,800 Haitong H Shares held by Shanghai Electric Group Hong Kong Limited (上海電氣集團香港有限公司).

Save as disclosed above, as at the Latest Practicable Date, to the knowledge of the Haitong Directors, there was no other person having interests or short positions in the shares or underlying shares of Haitong Securities (as the case may be) which were required to be notified to Haitong Securities and the Hong Kong Stock Exchange pursuant to Divisions 2 and 3 of Part XV of the SFO.

(c)	As at the Latest Practicable Date:

(i)	none of the Haitong Directors was interested in any Haitong Shares or any warrants, options, convertible securities or derivatives in respect of any Haitong Shares;

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(ii)	save as disclosed below and in the section headed “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, none of the subsidiaries of Haitong Securities, the pension funds of the Haitong Group or any person who is presumed to be acting in concert with Haitong Securities by virtue of class (5) of the definition of “acting in concert” in the Takeovers Code or who is an associate of Haitong Securities by virtue of class (2) of the definition of “associate” under in the Takeovers Code (but excluding any exempt principal traders and exempt fund managers), owned or controlled any Haitong Shares, or any convertible securities, warrants, options or derivatives in respect of any Haitong Shares:

Name	Type of securities	Number of securities held (shares)	Percentage of total issued A Shares/ H Shares of Haitong Securities	Percentage of total issued shares of Haitong Securities	Long position/ short position
			(%)	(%)
DBS Group	H Shares	6,161,407	0.18	0.05	Long position

(iii)	there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of classes (1), (2), (3) or (5) of the definition of “acting in concert” in the Takeovers Code, or any person who is an associate of Haitong Securities by virtue of classes (2), (3) or (4) of the definition of “associate” under the Takeovers Code, and any other person;

(iv)	no fund manager (other than exempt fund manager) connected with Haitong Securities had managed any Haitong Shares or any convertible securities, warrants, options or derivatives in respect of any Haitong Shares on a discretionary basis; and

(v)	neither Haitong Securities nor any of the Haitong Directors had borrowed or lent any Haitong Shares or any convertible securities, warrants, options or derivatives in respect of any Haitong Shares, save for any borrowed shares which have been either on-lent or sold.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

5.	DISCLOSURE OF INTERESTS IN GUOTAI JUNAN SHARES

As at the Latest Practicable Date:

(a)	save as disclosed in the section headed “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, Haitong Securities did not own any Guotai Junan Shares, convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares;

(b)	none of the Haitong Directors had any interest in Guotai Junan Shares, convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares;

(c)	save as disclosed below and in the section headed “1. Background Information of the Proposed Merger – (3) Shareholding Structure Chart before and after the Proposed Merger and Proposed Placement” under the section headed “Terms and Information of the Proposed Merger and the Proposed Placement”, none of the subsidiaries of Haitong Securities, pension funds of the Haitong Group or any person who is presumed to be acting in concert with Haitong Securities by virtue of class (5) of the definition of “acting in concert” in the Takeovers Code or who is an associate of Haitong Securities by virtue of class (2) of the definition of “associate” in the Takeovers Code (but excluding any exempt principal traders and any exempt fund managers), owned or controlled any Guotai Junan Shares, or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares;

Name	Type of securities	Number of securities held (shares)	Percentage of total issued A Shares/H Shares of Guotai Junan	Percentage of total issued shares of Guotai Junan	Long position/ short position
			(%)	(%)
HTI Financial Solutions Limited	A Shares	600	0.000008	0.000007	Long position

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

Name	Nature of derivative	Type of Guotai Junan Shares involved	Maturity date(1)	Reference price per Guotai Junan Share	Number of reference securities to which the derivative relates (shares)

HTI Financial Solutions Limited	Total return swap arrangement (short position)	A Shares	n.a. (Note 1)	RMB14.48	600

Note:

1.	The expiry date of the relevant total return swap arrangement is 2 September 2025. The total return swap arrangement may be terminated prior to, or rollover upon, the expiry date as mutually agreed by the parties thereto.

(d)	there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of classes (1), (2), (3) or (5) of the definition of “acting in concert” in the Takeovers Code, or any person who is an associate of Haitong Securities by virtue of classes (2), (3) or (4) of the definition of “associate” under the Takeovers Code, and any other person;

(e)	save as disclosed below, no fund manager (other than exempt fund manager) connected with Haitong Securities had managed any Guotai Junan Shares or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares on a discretionary basis; and

Percentage of
					total issued	Percentage of	Long position/
				Number of	A Shares/	total issued	short position/
			Nature of	shares held	H Shares of	shares of	shares in lending
No.	Name	Type of shares	interests	(shares)	Guotai Junan	Guotai Junan	pool
					(%)	(%)
1	Shanghai Haitong Securities Asset Management Company Ltd.	H Shares	Connected fund manager	18,600	0.001	0.0002	Long position

(f)	neither Haitong Securities nor any of the Haitong Directors had borrowed or lent any Guotai Junan Shares or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares, save for any borrowed shares which have been either on-lent or sold.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

6.	DEALINGS IN THE HAITONG SHARES

(a)	During the Relevant Period, none of the Haitong Directors had dealt for value in any Haitong Shares, or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares.

(b)	During the offer period and up to and including the Latest Practicable Date, save as disclosed below, none of the subsidiaries of Haitong Securities, or pension funds of Haitong Securities or of a subsidiary of Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of class (5) of the definition of “acting in concert” in the Takeovers Code or who is an associate of Haitong Securities by virtue of class (2) of the definition of “associate” in the Takeovers Code (but excluding any exempt principal trader and any exempt fund manager) had dealt for value in any Haitong Shares or any convertible securities, warrants, options or derivatives in respect of any Haitong Shares:

Entity	Date of transaction	Type of transaction	Class of Haitong Shares	Number of Haitong Shares (shares)	Price
Bank of China (Hong Kong) Limited	10 October 2024	Buy	H Shares	20,000	HKD8.1748
Haitong International Asset Management (HK) Limited	14 October 2024	Sell	A Shares	15,545	HKD11.5305
Haitong International Asset Management (HK) Limited	14 October 2024	Sell	A Shares	13,147	HKD11.5248

(c)	During the offer period and up to and including the Latest Practicable Date:

(i)	no person between whom there is an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code and Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of classes (1), (2), (3) or (5) of the definition of “acting in concert” in the Takeovers Code, or any of Haitong Securities’ associates by virtue of classes (2), (3) or (4) of the definition of “associate” in the Takeovers Code had dealt for value in any Haitong Shares or any convertible securities, warrants, options, or derivatives in respect of any Haitong Shares;

(ii)	no fund manager connected with Haitong Securities (other than any exempt fund manager) who managed funds on a discretionary basis had dealt for value in any Haitong Shares or any other convertible securities, warrants, options or derivatives in respect of any Haitong Shares.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

7.	DEALINGS IN THE GUOTAI JUNAN SHARES

(a)	During the Relevant Period, save as disclosed below, neither Haitong Securities nor any of the Haitong Directors had dealt for value in any Guotai Junan Shares, or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares:

During the period beginning on 9 April 2024 (being six months prior to the commencement of the Offer Period) and ending on 8 August 2024 (disclosed on a weekly aggregated basis)

	Period of transaction	Type of	Class of Guotai	Number of Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	9 April 2024 to 12 April 2024	Buy	A Shares	35,400	RMB13.57	RMB13.04
Haitong Securities	9 April 2024 to 12 April 2024	Sell	A Shares	178,200	RMB13.57	RMB13.04
Haitong Securities	9 April 2024 to 12 April 2024	Borrow	A Shares	26,700	n.a.	n.a.
Haitong Securities	9 April 2024 to 12 April 2024	Lend	A Shares	1,200	n.a.	n.a.
Haitong Securities	15 April 2024 to 19 April 2024	Buy	A Shares	270,300	RMB13.53	RMB12.95
Haitong Securities	15 April 2024 to 19 April 2024	Sell	A Shares	241,000	RMB13.54	RMB12.97
Haitong Securities	15 April 2024 to 19 April 2024	Borrow	A Shares	31,000	n.a.	n.a.
Haitong Securities	15 April 2024 to 19 April 2024	Lend	A Shares	800	n.a.	n.a.
Haitong Securities	15 April 2024 to 19 April 2024	Return of lent shares	A Shares	1,000	n.a.	n.a.
Haitong Securities	22 April 2024 to 26 April 2024	Buy	A Shares	69,200	RMB13.85	RMB13.18
Haitong Securities	22 April 2024 to 26 April 2024	Sell	A Shares	200,500	RMB13.90	RMB13.19
Haitong Securities	22 April 2024 to 26 April 2024	Borrow	A Shares	26,700	n.a.	n.a.
Haitong Securities	22 April 2024 to 26 April 2024	Lend	A Shares	1,900	n.a.	n.a.
Haitong Securities	22 April 2024 to 26 April 2024	Return of lent shares	A Shares	400	n.a.	n.a.
Haitong Securities	29 April 2024 to 3 May 2024	Buy	A Shares	10,100	RMB13.95	RMB13.71

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

	Period of transaction	Type of	Class of Guotai	Number of Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	29 April 2024 to 3 May 2024	Sell	A Shares	55,100	RMB14.02	RMB13.74
Haitong Securities	29 April 2024 to 3 May 2024	Return of lent shares	A Shares	3,500	n.a.	n.a.
Haitong Securities	6 May 2024 to 10 May 2024	Buy	A Shares	107,600	RMB13.95	RMB13.67
Haitong Securities	6 May 2024 to 10 May 2024	Sell	A Shares	240,200	RMB13.92	RMB13.68
Haitong Securities	6 May 2024 to 10 May 2024	Borrow	A Shares	27,700	n.a.	n.a.
Haitong Securities	13 May 2024 to 17 May 2024	Buy	A Shares	102,000	RMB14.00	RMB13.76
Haitong Securities	13 May 2024 to 17 May 2024	Sell	A Shares	203,700	RMB14.00	RMB13.74
Haitong Securities	13 May 2024 to 17 May 2024	Borrow	A Shares	30,000	n.a.	n.a.
Haitong Securities	13 May 2024 to 17 May 2024	Lend	A Shares	100	n.a.	n.a.
Haitong Securities	13 May 2024 to 17 May 2024	Return of lent shares	A Shares	800	n.a.	n.a.
Haitong Securities	13 May 2024 to 17 May 2024	Buy	H Shares	2,882,000	HKD9.04	HKD8.94
Haitong Securities	20 May 2024 to 24 May 2024	Buy	A Shares	36,300	RMB14.15	RMB13.68
Haitong Securities	20 May 2024 to 24 May 2024	Sell	A Shares	104,400	RMB14.12	RMB13.63
Haitong Securities	20 May 2024 to 24 May 2024	Borrow	A Shares	27,700	n.a.	n.a.
Haitong Securities	20 May 2024 to 24 May 2024	Lend	A Shares	1,000	n.a.	n.a.
Haitong Securities	20 May 2024 to 24 May 2024	Return of lent shares	A Shares	6,000	n.a.	n.a.
Haitong Securities	20 May 2024 to 24 May 2024	Buy	H Shares	581,000	HKD9.33	HKD9.33
Haitong Securities	27 May 2024 to 31 May 2024	Buy	A Shares	38,000	RMB14.17	RMB13.70
Haitong Securities	27 May 2024 to 31 May 2024	Sell	A Shares	226,000	RMB14.24	RMB13.80
Haitong Securities	27 May 2024 to 31 May 2024	Borrow	A Shares	1,000	n.a.	n.a.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

	Period of transaction	Type of	Class of Guotai	Number of Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	27 May 2024 to 31 May 2024	Return of lent shares	A Shares	400	n.a.	n.a.
Haitong Securities	3 June 2024 to 7 June 2024	Buy	A Shares	869,500	RMB13.95	RMB13.53
Haitong Securities	3 June 2024 to 7 June 2024	Sell	A Shares	539,200	RMB13.88	RMB13.51
Haitong Securities	3 June 2024 to 7 June 2024	Borrow	A Shares	62,700	n.a.	n.a.
Haitong Securities	3 June 2024 to 7 June 2024	Return of lent shares	A Shares	600	n.a.	n.a.
Haitong Securities	10 June 2024 to 14 June 2024	Buy	A Shares	278,300	RMB14.61	RMB13.59
Haitong Securities	10 June 2024 to 14 June 2024	Sell	A Shares	251,100	RMB14.65	RMB13.62
Haitong Securities	10 June 2024 to 14 June 2024	Borrow	A Shares	31,000	n.a.	n.a.
Haitong Securities	10 June 2024 to 14 June 2024	Lend	A Shares	26,800	n.a.	n.a.
Haitong Securities	17 June 2024 to 21 June 2024	Buy	A Shares	266,800	RMB14.61	RMB14.00
Haitong Securities	17 June 2024 to 21 June 2024	Sell	A Shares	484,300	RMB14.63	RMB13.99
Haitong Securities	17 June 2024 to 21 June 2024	Borrow	A Shares	127,700	n.a.	n.a.
Haitong Securities	17 June 2024 to 21 June 2024	Lend	A Shares	4,200	n.a.	n.a.
Haitong Securities	17 June 2024 to 21 June 2024	Return of borrowed shares	A Shares	30,000	n.a.	n.a.
Haitong Securities	17 June 2024 to 21 June 2024	Return of lent shares	A Shares	24,900	n.a.	n.a.
Haitong Securities	24 June 2024 to 28 June 2024	Buy	A Shares	96,400	RMB14.14	RMB13.47
Haitong Securities	24 June 2024 to 28 June 2024	Sell	A Shares	256,600	RMB14.14	RMB13.49
Haitong Securities	24 June 2024 to 28 June 2024	Borrow	A Shares	1,000	n.a.	n.a.
Haitong Securities	24 June 2024 to 28 June 2024	Lend	A Shares	2,600	n.a.	n.a.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

	Period of transaction	Type of	Class of Guotai	Number of Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	24 June 2024 to 28 June 2024	Return of borrowed shares	A Shares	1,000	n.a.	n.a.
Haitong Securities	1 July 2024 to 5 July 2024	Buy	A Shares	241,400	RMB13.79	RMB13.45
Haitong Securities	1 July 2024 to 5 July 2024	Sell	A Shares	74,400	RMB13.80	RMB13.44
Haitong Securities	1 July 2024 to 5 July 2024	Borrow	A Shares	61,700	n.a.	n.a.
Haitong Securities	1 July 2024 to 5 July 2024	Lend	A Shares	3,100	n.a.	n.a.
Haitong Securities	1 July 2024 to 5 July 2024	Return of lent shares	A Shares	2,200	n.a.	n.a.
Haitong Securities	1 July 2024 to 5 July 2024	Buy	H Shares	866,600	HKD7.94	HKD7.86
Haitong Securities	8 July 2024 to 12 July 2024	Buy	A Shares	109,100	RMB13.63	RMB13.14
Haitong Securities	8 July 2024 to 12 July 2024	Sell	A Shares	138,400	RMB13.62	RMB13.16
Haitong Securities	8 July 2024 to 12 July 2024	Lend	A Shares	800	n.a.	n.a.
Haitong Securities	8 July 2024 to 12 July 2024	Return of lent shares	A Shares	6,000	n.a.	n.a.
Haitong Securities	15 July 2024 to 19 July 2024	Buy	A Shares	82,600	RMB14.08	RMB13.43
Haitong Securities	15 July 2024 to 19 July 2024	Sell	A Shares	94,000	RMB14.08	RMB13.43
Haitong Securities	15 July 2024 to 19 July 2024	Borrow	A Shares	100,000	n.a.	n.a.
Haitong Securities	15 July 2024 to 19 July 2024	Lend	A Shares	1,500	n.a.	n.a.
Haitong Securities	15 July 2024 to 19 July 2024	Return of borrowed shares	A Shares	26,700	n.a.	n.a.
Haitong Securities	15 July 2024 to 19 July 2024	Return of lent shares	A Shares	1,800	n.a.	n.a.
Haitong Securities	22 July 2024 to 26 July 2024	Buy	A Shares	270,200	RMB14.17	RMB13.75
Haitong Securities	22 July 2024 to 26 July 2024	Sell	A Shares	89,900	RMB14.21	RMB13.76
Haitong Securities	22 July 2024 to 26 July 2024	Lend	A Shares	10,200	n.a.	n.a.
Haitong Securities	22 July 2024 to 26 July 2024	Return of lent shares	A Shares	1,500	n.a.	n.a.
Haitong Securities	22 July 2024 to 26 July 2024	Buy	H Shares	541,000	HKD8.04	HKD7.94

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

	Period of transaction	Type of	Class of Guotai	Number of Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	29 July 2024 to 2 August 2024	Buy	A Shares	21,700	RMB14.59	RMB13.88
Haitong Securities	29 July 2024 to 2 August 2024	Sell	A Shares	169,100	RMB14.57	RMB13.89
Haitong Securities	29 July 2024 to 2 August 2024	Lend	A Shares	10,000	n.a.	n.a.
Haitong Securities	29 July 2024 to 2 August 2024	Return of borrowed shares	A Shares	35,000	n.a.	n.a.
Haitong Securities	29 July 2024 to 2 August 2024	Return of lent shares	A Shares	43,200	n.a.	n.a.
Haitong Securities	5 August 2024 to 8 August 2024	Buy	A Shares	10,100	RMB14.29	RMB14.04
Haitong Securities	5 August 2024 to 8 August 2024	Sell	A Shares	57,200	RMB14.35	RMB14.10
Haitong Securities	5 August 2024 to 8 August 2024	Lend	A Shares	10,700	n.a.	n.a.
Haitong Securities	5 August 2024 to 8 August 2024	Return of lent shares	A Shares	10,200	n.a.	n.a.

During the period beginning on 9 August 2024 and ending on the Latest Practicable Date (transactions during the period beginning on 9 August 2024 and ending on 8 September 2024 are disclosed on a daily aggregated basis)

				Number of
	Date of transaction	Type of	Class of Guotai	Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	9 August 2024	Buy	A Shares	4,800	RMB14.22	RMB14.07
Haitong Securities	9 August 2024	Sell	A Shares	63,400	RMB14.15	RMB14.09
Haitong Securities	12 August 2024	Buy	A Shares	42,700	RMB14.03	RMB13.99
Haitong Securities	12 August 2024	Sell	A Shares	1,100	RMB14.02	RMB14.01
Haitong Securities	12 August 2024	Return of lent shares	A Shares	10,600	n.a.	n.a.
Haitong Securities	13 August 2024	Buy	A Shares	46,900	RMB14.03	RMB13.91
Haitong Securities	13 August 2024	Sell	A Shares	2,400	RMB14.09	RMB13.90
Haitong Securities	13 August 2024	Return of borrowed shares	A Shares	100,000	n.a.	n.a.
Haitong Securities	14 August 2024	Buy	A Shares	19,000	RMB14.09	RMB14.01
Haitong Securities	14 August 2024	Sell	A Shares	400	RMB14.09	RMB14.02

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

				Number of
	Date of transaction	Type of	Class of Guotai	Guotai Junan
Entity	(on an aggregated basis)	transaction	Junan Shares	Shares (shares)	Highest price	Lowest price
Haitong Securities	14 August 2024	Buy	H Shares	416,400	HKD8.03	HKD8.03
Haitong Securities	15 August 2024	Buy	A Shares	400	RMB14.29	RMB14.14
Haitong Securities	15 August 2024	Sell	A Shares	500	RMB14.30	RMB14.30
Haitong Securities	15 August 2024	Buy	H Shares	262,200	HKD8.10	HKD8.10
Haitong Securities	16 August 2024	Buy	A Shares	100	RMB14.25	RMB14.25
Haitong Securities	16 August 2024	Sell	A Shares	2,000	RMB14.29	RMB14.16
Haitong Securities	19 August 2024	Buy	A Shares	200	RMB14.31	RMB14.24
Haitong Securities	19 August 2024	Sell	A Shares	2,600	RMB14.33	RMB14.23
Haitong Securities	20 August 2024	Buy	A Shares	3,100	RMB14.31	RMB14.15
Haitong Securities	20 August 2024	Sell	A Shares	1,100	RMB14.22	RMB14.16
Haitong Securities	21 August 2024	Buy	A Shares	16,400	RMB14.17	RMB14.05
Haitong Securities	21 August 2024	Sell	A Shares	1,200	RMB14.16	RMB14.07
Haitong Securities	22 August 2024	Buy	A Shares	7,200	RMB14.07	RMB13.98
Haitong Securities	22 August 2024	Sell	A Shares	2,900	RMB14.11	RMB13.96
Haitong Securities	23 August 2024	Buy	A Shares	4,900	RMB14.14	RMB13.97
Haitong Securities	23 August 2024	Sell	A Shares	1,100	RMB14.16	RMB13.99
Haitong Securities	26 August 2024	Buy	A Shares	2,300	RMB14.16	RMB14.07
Haitong Securities	26 August 2024	Sell	A Shares	4,500	RMB14.14	RMB14.08
Haitong Securities	27 August 2024	Buy	A Shares	6,300	RMB14.08	RMB13.94
Haitong Securities	27 August 2024	Sell	A Shares	43,000	RMB13.98	RMB13.93
Haitong Securities	28 August 2024	Buy	A Shares	2,400	RMB14.01	RMB13.92
Haitong Securities	28 August 2024	Sell	A Shares	60,000	RMB14.03	RMB13.91
Haitong Securities	29 August 2024	Buy	A Shares	23,500	RMB14.22	RMB14.10
Haitong Securities	29 August 2024	Sell	A Shares	6,300	RMB14.22	RMB14.10
Haitong Securities	30 August 2024	Buy	A Shares	55,100	RMB14.84	RMB14.45
Haitong Securities	30 August 2024	Sell	A Shares	101,100	RMB14.84	RMB14.12
Haitong Securities	30 August 2024	Buy	H Shares	644,000	HKD8.46	HKD8.46
Haitong Securities	2 September 2024	Buy	A Shares	31,400	RMB14.64	RMB14.42
Haitong Securities	2 September 2024	Sell	A Shares	6,500	RMB14.60	RMB14.47
Haitong Securities	3 September 2024	Buy	A Shares	24,500	RMB14.60	RMB14.45
Haitong Securities	3 September 2024	Sell	A Shares	7,400	RMB14.50	RMB14.41
Haitong Securities	4 September 2024	Buy	A Shares	9,700	RMB14.64	RMB14.46
Haitong Securities	4 September 2024	Sell	A Shares	36,800	RMB14.62	RMB14.45
Haitong Securities	5 September 2024	Buy	A Shares	36,200	RMB14.73	RMB14.53
Haitong Securities	5 September 2024	Sell	A Shares	5,700	RMB14.59	RMB14.49

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

Dealing in derivatives involving Guotai Junan Shares (during the Relevant Period disclosed on a daily basis)

			Type of Guotai		Number of reference securities to which the	Reference price
		Nature of	Junan Shares		derivative relates	per Guotai
Entity	Date of transaction	dealing	involved	Maturity date	(shares)	Junan Share
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	1 March 2025	9,800	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	1 March 2025	100	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	14 April 2025	200	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	14 April 2025	104,900	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	28 April 2025	43,400	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	16 May 2025	14,500	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	9 June 2025	4,700	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	14 July 2025	65,900	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	10,300	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	1,500	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	5,000	RMB20.42

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

			Type of Guotai		Number of reference securities to which the	Reference price
		Nature of	Junan Shares		derivative relates	per Guotai
Entity	Date of transaction	dealing	involved	Maturity date	(shares)	Junan Share
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	2,900	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	15,500	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	1,000	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	7,100	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	100	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	3,600	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	800	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	5,600	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	800	RMB20.42
Haitong Securities	12 November 2024	Total return swap arrangements (closing out)	A Shares	31 December 2025	33,400	RMB20.42

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(b)	During the offer period and up to and including the Latest Practicable Date, save as disclosed below, none of the subsidiaries of Haitong Securities, or pension funds of Haitong Securities or of a subsidiary of Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of class (5) of the definition of “acting in concert” in the Takeovers Code or who is an associate of Haitong Securities by virtue of class (2) of the definition of “associate” in the Takeovers Code (but excluding any exempt principal trader and any exempt fund manager) had dealt for value in any Guotai Junan Shares or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares:

				Number of
		Type of	Class of Guotai	Guotai Junan
Entity	Date	transaction	Junan Shares	Shares (shares)	Price
Haitong International Asset Management (HK) Limited	14 October 2024	Sell	A Shares	15,111	HKD18.9965
Haitong International Asset Management (HK) Limited	14 October 2024	Sell	A Shares	6,100	HKD18.9818

(c)	During the offer period and up to and including the Latest Practicable Date:

(i)	no person between whom there is an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code and Haitong Securities, or any person who is presumed to be acting in concert with Haitong Securities by virtue of classes (1), (2), (3) or (5) of the definition of “acting in concert” in the Takeovers Code, or any of Haitong Securities’ associates by virtue of classes (2), (3) or (4) of the definition of “associate” in the Takeovers Code had dealt for value in any Guotai Junan Shares or any convertible securities, warrants, options, or derivatives in respect of any Guotai Junan Shares;

(ii)	no fund manager connected with Haitong Securities (other than any exempt fund manager) who managed funds on a discretionary basis had dealt for value in any Guotai Junan Shares or any other convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares.

8.	ARRANGEMENTS IN CONNECTION WITH THE PROPOSED MERGER

As at the Latest Practicable Date:

(i)	no benefit (save for statutory compensation required under appropriate laws) would be given to any Haitong Director as compensation for loss of office or otherwise in connection with the Proposed Merger;

(ii)	save for the Proposed Merger, there were no agreements or arrangements between any Haitong Director and any other person which is conditional on or dependent upon the outcome of the Proposed Merger or otherwise connected with the Proposed Merger; and

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(iii)	there were no material contracts entered into by Guotai Junan Securities in which any Haitong Director has a material personal interest.

9.	MATERIAL CONTRACTS

The following contract (being a contract not entered into in the ordinary course of business carried on or intended to be carried on by Haitong Group) has been entered into by members of the Haitong Group within two years immediately before the date of the Joint Announcement up to and including the Latest Practicable Date, which is or may be material:

(i)	the Merger Agreement.

10.	MATERIAL LITIGATION

As at the Latest Practicable Date, no member of the Haitong Group was engaged in any litigation, arbitration or claim of material importance and there was no litigation, arbitration or claim of material importance known to Haitong Directors to be pending or threatened by or against any member of the Haitong Group.

11.	EXPERTS’ QUALIFICATIONS AND CONSENT

(a)	The following are the names and qualifications of the experts whose letter, opinions or advice are contained or referred to in this Joint Circular:

Name	Qualification

DBS Asia Capital Limited	the financial adviser to Haitong Securities in relation to the Proposed Merger, a corporation licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities under the SFO

Altus Capital Limited	the independent financial adviser to Haitong IBC, a corporation licensed to carry out Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities

Deloitte Touche Tohmatsu	Certified public accountants, and Registered Public Interest Entity Auditor under Accounting and Financial Reporting Council Ordinance

(collectively, “Haitong Experts”)

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(b)	Each of the Haitong Experts has given and has not withdrawn its written consent to the issue of this Joint Circular with the inclusion therein of its opinions, and references to its name and opinions in the form and context in which they respectively appear.

12.	SERVICE CONTRACTS IN RESPECT OF HAITONG SECURITIES

As at the Latest Practicable Date, save as disclosed below, none of the Haitong Directors had entered into any existing service contract with Haitong Securities or any of its subsidiaries or associated companies (1) which (including both continuous or fixed term contracts) had been entered into or amended within six months before the date of the Joint Announcement, (2) which was a continuous contract with a notice period of 12 months or more, or (3) which was a fixed term contract with more than 12 months to run irrespective of the notice period:

Name	Contracting Entity	Expiry Date of Service Contract	Amount of Fixed Remuneration Payable under the Contract	Amount of Variable Remuneration Payable under the Contract
Mr. Zhou Jie (周杰)	Haitong Securities	11 October 2026	–Note (1)	The remuneration shall be determined pursuant to Haitong Securities’ management system in relation to remuneration and performance appraisal.
Mr. Li Jun (李軍)	Haitong Securities	11 October 2026	–Note (1)	The remuneration shall be determined pursuant to Haitong Securities’ management system in relation to remuneration and performance appraisal.
	Haitong International Securities Group Limited	31 December 2026	–Note (3)	–
Mr. Han Jianxin (韓建新)	Haitong Securities	11 October 2026	–Note (1)	The remuneration shall be determined pursuant to Haitong Securities’ management system in relation to remuneration and performance appraisal.
Mr. Tu Xuanxuan (屠旋旋)	Haitong Securities	11 October 2026	–Note (2)	–
Mr. Shi Lei (石磊)	Haitong Securities	11 October 2026	–Note (2)	–
Ms. Xiao Hehua (肖荷花)	Haitong Securities	11 October 2026	–Note (2)	–
Mr. Xu Jianguo (許建國)	Haitong Securities	11 October 2026	–Note (2)	–

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

Name	Contracting Entity	Expiry Date of Service Contract	Amount of Fixed Remuneration Payable under the Contract	Amount of Variable Remuneration Payable under the Contract
Mr. Zhou Yu (周宇)	Haitong Securities	11 October 2026	RMB200,000 per annum (tax inclusive)	The remuneration shall be determined pursuant to the “Resolution with regard to Adjustments to Allowances of the Directors and Supervisors” of Haitong Securities as approved by Haitong Shareholders.
Mr. Fan Ren Da Anthony (范仁達)	Haitong Securities	11 October 2026	RMB200,000 per annum (tax inclusive)	The remuneration shall be determined pursuant to the “Resolution with regard to Adjustments to Allowances of the Directors and Supervisors” of Haitong Securities as approved by Haitong Shareholders.
Mr. Mao Fugen (毛付根)	Haitong Securities	11 October 2026	RMB200,000 per annum (tax inclusive)	The remuneration shall be determined pursuant to the “Resolution with regard to Adjustments to Allowances of the Directors and Supervisors” of Haitong Securities as approved by Haitong Shareholders.
Mr. Mao Huigang (毛惠剛)	Haitong Securities	11 October 2026	RMB200,000 per annum (tax inclusive)	The remuneration shall be determined pursuant to the “Resolution with regard to Adjustments to Allowances of the Directors and Supervisors” of Haitong Securities as approved by Haitong Shareholders.

Note (1):	None of the executive directors, being Mr. Zhou Jie, Mr. Li Jun and Mr. Han Jianxin, receives any fixed remuneration from Haitong Securities in their capacity as Haitong Directors. However, they received fixed and variable remuneration for their managerial roles in Haitong Securities. Please refer to the annual reports of Haitong Securities for further details.
Note (2):	None of the executive directors, being Mr. Tu Xuanxuan, Mr. Shi Lei, Ms. Xiao Hehua and Mr. Xu Jianguo, receives any remuneration from Haitong Securities.
Note (3):	Mr. Li Jun does not receive any remuneration from Haitong International Securities Group Limited.

13.	RIGHTS OF HAITONG SHAREHOLDERS DISSENTING FROM THE PROPOSED MERGER WHOSE H SHARES ARE HELD BY AGENT OR TRUSTEE OR HELD AS COLLATERAL

As mentioned in the Joint Announcement, after satisfaction or waiver (as applicable) of all the Conditions, Qualified Haitong Dissenting Shareholders may, pursuant to the Proposed Merger and during the Haitong Put Option Declaration Period, require the relevant Haitong Put Option Provider(s) to pay cash consideration for all or part of Haitong Shares held by such shareholders in return for transferring such shares to the relevant Haitong Put Option Provider(s). Such put option applies to registered holders of Haitong Shares (including HKSCC Nominees Limited) who propose to exercise the Haitong Put Option. Therefore, any Haitong Shareholders whose Haitong H Shares are held by an agent or trustee (for instance, including, without limitation, any CCASS broker/custodian participant holding Haitong H Shares through the CCASS operated by the HKSCC) and who intends to exercise the Haitong Put Option is encouraged to:

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(i)	take actions to register such Haitong H Shares under such investor’s name and deliver his/her/its Haitong H Shares to become the registered shareholder of such shares prior to the Haitong EGM and the Haitong H Shareholders’ Class Meeting if such Haitong Shareholders wish to vote in person against the Proposed Merger and exercise the Haitong Put Option. The respective transfer documents and relevant share certificates must be lodged with Haitong Securities’ share registrar for H shares, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024 to register the Haitong H Shares under his/her/its name; or

(ii)	instruct his/her/its agent or trustee or make separate arrangements to his/her/its agent or nominee so that such agent or trustee will strictly follow instructions of such Haitong Shareholders in accordance with the above-mentioned conditions and procedures.

Haitong Dissenting Shareholders who have surrendered Haitong H Shares as collateral for margin trading and securities lending shall transfer his/her/its Haitong H Shares from customers’ credit guarantee account with a securities company to his/her/its ordinary securities account prior to the start of the Haitong Put Option Declaration Period before exercising the Haitong Put Option. Haitong Dissenting Shareholders that have undertaken agreed repurchase securities trading shall complete the early repurchase procedures in time prior to the start of the Haitong Put Option Declaration Period before exercising the Haitong Put Option.

14.	OTHER INFORMATION

(a)	The address of the registered office of Haitong Securities is located at Haitong Securities Building, No. 689 Guangdong Road, Shanghai, the PRC and its business address is at Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Huangpu District, Shanghai, the PRC.

(b)	The address of Haitong Securities’ principal place of business in Hong Kong is 15/F, One Island South, 2 Heung Yip Road, Wong Chuk Hang, Hong Kong.

(c)	As at the Latest Practicable Date, the Haitong Board comprises Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin as executive directors; Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo as non-executive directors; and Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang as independent non-executive directors.

APPENDIX VI	GENERAL INFORMATION ON HAITONG SECURITIES

(d)	The registered office of DBS Asia Capital Limited is at 73/F, The Center, 99 Queen’s Road Central, Central, Hong Kong.

(e)	The registered office of BOC International (China) Co., Ltd. is at 39th Floor, Bank of China Tower, No. 200 Yincheng Middle Road, Pudong New Area, Shanghai.

(f)	The registered office of Altus Capital Limited is at 21 Wing Wo Street, Central, Hong Kong.

(g)	The registered office of Deloitte Touche Tohmatsu is at 35/F, One Pacific Place, 88 Queensway, Hong Kong.

(h)	Haitong Securities’ H share registrar is Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(i)	In case of inconsistency, the English version of this Joint Circular shall prevail over the Chinese version.

APPENDIX VII	DOCUMENTS ON DISPLAY

Copies of the following documents are available for inspection on the websites of (1) the Hong Kong Stock Exchange (http://www.hkexnews.hk), (2) the SFC (http://www.sfc.hk), (3) Guotai Junan Securities (http://www.gtja.com) and (4) Haitong Securities (http://www.htsec.com) from the date of this Joint Circular until the date on which the offer period ends or the date on which the Proposed Merger is withdrawn or lapse (both dates inclusive), whichever is the earliest:

(a)	Guotai Junan Securities’ Articles;

(b)	Haitong Securities’ Articles;

(c)	the annual reports of Guotai Junan Securities for the three financial years ended 31 December 2021, 2022 and 2023, the interim report of Guotai Junan Securities for the six months ended 30 June 2024 and the quarterly report of Guotai Junan Securities for the nine months ended 30 September 2024;

(d)	the annual reports containing the audited consolidated financial statements of Haitong Securities for the three financial years ended 31 December 2021, 2022 and 2023, the unaudited consolidated financial statements of Haitong Securities for the six months ended 30 June 2024 and the audited consolidated financial statements of Haitong Securities for the nine months ended 30 September 2024;

(e)	the letter from Guotai Junan Board, the full text of which is set out in this Joint Circular from pages 74 to 104;

(f)	the letter from the Guotai Junan IBC, the full text of which is set out in this Joint Circular from pages 105 to 106;

(g)	the letter from the Guotai Junan IFA, the full text of which is set out in this Joint Circular from pages 107 to 125;

(h)	the letter from Haitong Board, the full text of which is set out in this Joint Circular from pages 126 to 143;

(i)	the letter from the Haitong IBC, the full text of which is set out in this Joint Circular from pages 144 to 145;

(j)	the letter from the Haitong IFA, the full text of which is set out in this Joint Circular from pages 146 to 211;

(k)	the letter of consent from each of the Guotai Junan Experts and the Haitong Experts;

(l)	the report on the unaudited pro forma financial information of the Enlarged Group, the full text of which is set out in Appendix III to this Joint Circular;

– VII-1 –

APPENDIX VI	DOCUMENTS ON DISPLAY

(m)	the material contracts referred to in the paragraph headed “Material Contracts” in Appendix V and in Appendix VI;

(n)	the service contracts of Haitong Directors referred to in the paragraph headed “12. Service Contracts in respect of Haitong Securities” in Appendix VI;

(o)	a full list of all dealings by Guotai Junan Concert Parties in any Guotai Junan Shares or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares during the Relevant Period under the paragraph headed “6. Dealings in the Guotai Junan Shares” in Appendix V;

(p)	a full list of all dealings by Guotai Junan Securities and Guotai Junan Concert Parties in any Haitong Shares or any convertible securities, warrants, options or derivatives in respect of any Haitong Shares during the Relevant Period under the paragraph headed “7. Dealings in the Haitong Shares” in Appendix V;

(q)	a full list of all dealings by Haitong Securities in any Guotai Junan Shares or any convertible securities, warrants, options or derivatives in respect of any Guotai Junan Shares during the Relevant Period under the paragraph headed “7. Dealings in the Guotai Junan Shares” in Appendix VI; and

(r)	this Joint Circular.

– VII-2 –

NOTICE OF THE 2024 THIRD EXTRAORDINARY
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

(A joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 02611)

NOTICE OF THE 2024 THIRD EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT an extraordinary general meeting (the “Guotai Junan EGM”) of Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) will be held at 1:30 p.m. on Friday, 13 December 2024 at Xinghui Hall, 2nd Floor, Yan’an Hotel, No. 1111 Yan’an Middle Road, Jing’an District, Shanghai, China for the purposes of considering and, if thought fit, passing with or without amendments, the following resolutions of Guotai Junan Securities (unless otherwise indicated, capitalised terms used in this notice shall have the same meanings as those defined in the circular jointly issued by Guotai Junan Securities and Haitong Securities Co., Ltd. (“Haitong Securities”) dated 22 November 2024 (the “Joint Circular”)):

AS SPECIAL RESOLUTIONS

1.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements of the relevant laws and regulations in relation to the material asset restructuring of listed companies.

2.	To consider and approve the proposal of the Proposed Merger and the Proposed Placement and related transaction.

2.1	Details of the Proposed Merger

2.1.1.	Parties to the Proposed Merger;

2.1.2.	Method of the Proposed Merger;

2.1.3.	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange;

2.1.4.	Share Exchange targets and Record Date for Share Exchange;

2.1.5.	Exchange price and Exchange Ratio;

2.1.6.	Number of Guotai Junan Shares to be issued under the Share Exchange;

NOTICE OF THE 2024 THIRD EXTRAORDINARY
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

2.1.7.	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange;

2.1.8.	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions;

2.1.9.	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders;

2.1.10.	Protection mechanism for the interests of Haitong Dissenting Shareholders;

2.1.11.	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement;

2.1.12.	Transfer of assets;

2.1.13.	Arrangements for employees;

2.1.14.	Arrangements for Transitional Period; and

2.1.15.	Arrangements for profit distribution and accumulated profits.

2.2	Details of the Proposed Placement

2.2.1	Fundraising amount under the Proposed Placement;

2.2.2	Class and par value of the Placement A Shares;

2.2.3	Pricing basis, date of pricing and issue price of the Placement A Shares;

2.2.4	Issuance targets and method of subscription of the Proposed Placement;

2.2.5	Number of the shares to be issued under the Proposed Placement;

2.2.6	Place of listing of the Placement A Shares;

2.2.7	Lock-up period of the Placement A Shares;

2.2.8	Use of proceeds of the Proposed Placement; and

2.2.9	Arrangements for profit distribution and accumulated profits.

NOTICE OF THE 2024 THIRD EXTRAORDINARY
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

2.3	Effective period of the resolution

3.	To consider and approve the MAR Report and its extract.

4.	To consider and approve the execution of the Merger Agreement.

5.	To consider and approve the execution of the Placement Subscription Agreement.

6.	To consider and approve that the Proposed Merger and the Proposed Placement constitute material asset restructuring of Guotai Junan Securities.

7.	To consider and approve that the Proposed Placement constitutes a related party/connected transaction.

8.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under sections 11 and 43 of the Administrative Measures for Restructuring.

9.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.

10.	To consider and approve that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring.

11.	To consider and approve the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.

12.	To consider and approve that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guideline No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guideline No. 6 of the Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.

13.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with section 11 of the Administrative Measures for the Registration of Securities Offering by Listed Companies.

NOTICE OF THE 2024 THIRD EXTRAORDINARY
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

14.	To consider and approve the purchases or sales of assets within the 12 months before the Proposed Merger and the Proposed Placement.

15.	To consider and approve the pro forma consolidated financial statements related documents in relation to the Proposed Merger and the Proposed Placement.

16.	To consider and approve the Orient Securities Valuation Report in relation to the Proposed Merger and the Proposed Placement.

17.	To consider and approve the independence of Orient Securities as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation, and the fairness of the valuation.

18.	To consider and approve the dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement.

19.	To consider and approve the Future Return Plan.

20.	To consider and approve the grant of authorisation at a general meeting to Guotai Junan Board and its authorised person to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement.

21.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Guotai Junan A Shares and Guotai Junan H Shares in respect of the Proposed Merger.

22.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Placement A Shares in respect of the Proposed Placement.

By order of the board of Guotai Junan Securities Co., Ltd. ZHU Jian Chairman

Shanghai, PRC

22 November 2024

As at the date of this notice, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

NOTICE OF THE 2024 THIRD EXTRAORDINARY
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

Notes:

(1)	In order to determine the holders of H Shares who are entitled to attend the Guotai Junan EGM, the H Share register of members of Guotai Junan Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which period no share transfer will be registered. In order for holders of H Shares to be qualified for attending the Guotai Junan EGM, all share certificates together with the share transfer documents must be lodged with the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, by 4:30 p.m. on Monday, 9 December 2024. Holders of H Shares who are registered with Computershare Hong Kong Investor Services Limited on Friday, 13 December 2024 are entitled to attend the Guotai Junan EGM.

(2)	Holders of H Shares who are entitled to attend and vote at the Guotai Junan EGM may designate one or more proxies to attend and vote at the Guotai Junan EGM on his/her behalf. A proxy need not be a shareholder of Guotai Junan Securities.

To be valid, the proxy form together with the power of attorney (if any) and other relevant authorisation document(s) (if any) which have been notarized shall be deposited at the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, not less than 24 hours before the time designated for the Guotai Junan EGM (i.e., by 1:30 p.m. on Thursday, 12 December 2024). Completion and return of the proxy form will not preclude the shareholders of H Shares from attending and voting at the Guotai Junan EGM should they so wish.

The address of the Guotai Junan Securities’ Board’s office is at 768 Nanjing West Road, Jing’an District, Shanghai, the PRC, Postal code: 200041 (Tel: (8621) 3867 6798, Fax: (8621) 3867 0798). The address of the H Share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, is at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(3)	Any voting on any resolution at the Guotai Junan EGM shall be taken by poll.

(4)	In case of joint shareholders of Guotai Junan Securities, if more than one of them are presented at the meeting, either in person or by proxy, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint shareholders. For this purpose, seniority shall be determined by the order in which the names of the joint shareholders stand in the register of members of Guotai Junan Securities in respect of the joint shareholding.

(5)	The Guotai Junan EGM is expected to last for half a day. Shareholders attending (in person or by proxy) the Guotai Junan EGM shall be responsible for their own travel and accommodation expenses. Shareholders or their proxies shall produce their identity documents when attending the Guotai Junan EGM.

(6)	Guotai Junan Shareholder who has a material interest in the Proposed Merger and/or the Proposed Placement is required to abstain from voting on the relevant resolutions approving the Proposed Merger and/or the Proposed Placement at the Guotai Junan EGM. Subsidiaries of Guotai Junan Securities who are Guotai Junan Shareholders are required to abstain from voting on all of the special resolutions. Haitong Securities and its subsidiaries who are Guotai Junan Shareholders shall abstain from voting on the special resolutions regarding the Proposed Merger (i.e. special resolutions numbered 1, 2.1 (with all sub-resolutions thereunder), 2.3, 3, 4, 6, 8 to 21). Shanghai International and its associates shall abstain from voting on the special resolutions regarding the Proposed Placement (i.e. special resolutions numbered 2.2 (with all sub-resolutions thereunder), 5, 7, and 22). Save as disclosed above, there is no other Guotai Junan Shareholder required to abstain from voting on the relevant resolutions at the Guotai Junan EGM.

(7)	According to the Administrative Measures for Restructuring and other applicable PRC rules and regulations, a listed company that issues shares to purchase assets may raise ancillary funds at the same time. The Proposed Placement is subject to and conditional upon the Proposed Merger and is conducted together with the Proposed Merger. The Proposed Merger and the Proposed Placement will be submitted to the SSE for review and the CSRC for registration as a whole. Therefore, the inclusion of both Proposed Merger and Proposed Placement in the above resolutions (including special resolutions numbered 6 to 18) is consistent with A-share market practice. As the Proposed Merger and the Proposed Placement are proposed for the Guotai Junan Shareholders to consider and approve under separate resolutions (i.e. special resolutions numbered 2.1 and 2.2), the requirements under Part 2, paragraph F.2.1 of the Corporate Governance Code set out in Appendix C1 to the Hong Kong Listing Rules have been met.

(8)	Please refer to the Joint Circular for the details of the above resolution to be proposed at the Guotai Junan EGM for consideration and approval.

NOTICE OF THE 2024 SECOND EXTRAORDINARY
GENERAL MEETING OF HAITONG SECURITIES

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 06837)

NOTICE OF THE 2024 SECOND EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 2024 second extraordinary general meeting (the “Haitong Securities Extraordinary General Meeting”) of Haitong Securities Co., Ltd. (“Haitong Securities”) will be held at 1:30 p.m. on Friday, 13 December 2024 at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the People’s Republic of China, for the following purposes. Unless otherwise stated, capitalised terms used herein shall have the same meanings as defined in the circular jointly issued by Haitong Securities and Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) dated 22 November 2024 (the “Joint Circular”).

SPECIAL RESOLUTIONS

1.	To consider and approve that the Proposed Merger has complied with the requirements of the relevant laws and regulations in relation to the material asset restructuring of listed companies.

2.	To consider and approve the proposal of the Proposed Merger and the Proposed Placement, including:

2.1.	Details of the Proposed Merger

2.1.1.	Parties to the Proposed Merger;

2.1.2.	Method of the Proposed Merger;

2.1.3.	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange;

2.1.4.	Share Exchange targets and Record Date for Share Exchange;

2.1.5.	Exchange price and Exchange Ratio;

2.1.6.	Number of Guotai Junan Shares to be issued under the Share Exchange;

NOTICE OF THE 2024 SECOND EXTRAORDINARY
GENERAL MEETING OF HAITONG SECURITIES

2.1.7.	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange;

2.1.8.	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions;

2.1.9.	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders;

2.1.10.	Protection mechanism for the interests of Haitong Dissenting Shareholders (including the Special Deal);

2.1.11.	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement;

2.1.12.	Transfer of assets;

2.1.13.	Arrangements for employees;

2.1.14.	Arrangements for the Transitional Period; and

2.1.15.	Arrangements for profit distribution and accumulated profits.

2.2.	Details of the Proposed Placement

2.2.1.	Fundraising amount under the Proposed Placement;

2.2.2.	Class and par value of the Placement A Shares;

2.2.3.	Pricing basis, date of pricing and issue price of the Placement A Shares;

2.2.4.	Issuance targets and method of subscription of the Proposed Placement;

2.2.5.	Number of the Placement A Shares to be issued;

2.2.6.	Place of listing of the Placement A Shares to be issued;

2.2.7.	Lock-up period for the Placement A Shares to be issued;

2.2.8.	Use of proceeds of the Proposed Placement; and

2.2.9.	Arrangements for profit distribution and accumulated profits.

NOTICE OF THE 2024 SECOND EXTRAORDINARY
GENERAL MEETING OF HAITONG SECURITIES

2.3.	Effective period of the resolution

3.	To consider and approve the MAR Report and its extract.

4.	To consider and approve the execution of the Merger Agreement.

5.	To consider and approve that the Proposed Merger constitutes material asset restructuring of Haitong Securities.

6.	To consider and approve that the Proposed Merger does not constitute a related party transaction of Haitong Securities.

7.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 11 of the Administrative Measures for Restructuring.

8.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.

9.	To consider and approve that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring.

10.	To consider and approve the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.

11.	To consider and approve that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guideline No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guideline No. 6 of the Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.

12.	To consider and approve the purchase or sale of assets within the 12 months before the Proposed Merger and the Proposed Placement.

13.	To consider and approve the resolution regarding the accountants’ reports in relation to the Proposed Merger and the Proposed Placement.

NOTICE OF THE 2024 SECOND EXTRAORDINARY
GENERAL MEETING OF HAITONG SECURITIES

14.	To consider and approve the BOCI (China) Valuation Report prepared by BOCI (China) in relation to the Proposed Merger and the Proposed Placement.

15.	To consider and approve the independence of BOCI (China) as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation in the BOCI (China) Valuation Report, and the fairness of the valuation.

16.	To consider and approve that Haitong Board and its operational management be authorised at a general meeting to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement.

By order of the board of Haitong Securities Co., Ltd. ZHOU Jie Chairman

Shanghai, the PRC

22 November 2024

Notes:

1.	Eligibility for attending the Haitong Securities Extraordinary General Meeting and date of registration of members for H shares

The register of members of H shares of Haitong Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which time no share transfers of H shares will be effected. Holders of shares registered as Shareholders on the H share register of members of Haitong Securities on Friday, 13 December 2024 are entitled to attend and vote in respect of all resolutions to be proposed at the Haitong Securities Extraordinary General Meeting. In order to attend the Haitong Securities Extraordinary General Meeting, holders of H shares should ensure that the relevant share certificates, accompanied by all transfer documents, are lodged with Haitong Securities’ H share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:30 p.m. on Monday, 9 December 2024.

2.	Proxy

(1)	Each shareholder (the “Shareholder”) entitled to attend and vote at the Haitong Securities Extraordinary General Meeting may appoint one or more proxies in writing to attend and vote on his/her behalf. A proxy need not be a Shareholder.

(2)	The instrument appointing a proxy must be in writing under the hand of the appointor or his attorney duly authorised in writing, or if the appointor is a legal entity, either under seal or signed by a director or a duly authorised attorney. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign or other documents of authorisation must be notarised.

To be valid, for holders of H shares, the form of proxy and notarised power of attorney or other documents of authorisation must be delivered to the Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not less than 24 hours before the time appointed for the Haitong Securities Extraordinary General Meeting (i.e. 1:30 p.m. on Thursday, 12 December 2024) or not less than 24 hours before the time appointed for voting by poll.

(3)	Any voting at the Haitong Securities Extraordinary General Meeting shall be taken by poll.

NOTICE OF THE 2024 SECOND EXTRAORDINARY
GENERAL MEETING OF HAITONG SECURITIES

3.	Registration procedures for attending the Haitong Securities Extraordinary General Meeting

A Shareholder or his proxy should present proof of identity when attending the Haitong Securities Extraordinary General Meeting. If a Shareholder is a legal person, its legal representative or other person authorised by the board of directors or other governing body may attend the Haitong Securities Extraordinary General Meeting by providing a copy of the resolution of the board of directors or other governing body of such Shareholder appointing such person to attend the meeting.

4.	Voting by poll

According to Rule 13.39(4) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, any vote of Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Accordingly, the chairman of the Haitong Securities Extraordinary General Meeting will demand a poll in relation to all the proposed resolutions at the Haitong Securities Extraordinary General Meeting in accordance with Article 122 of the articles of association of Haitong Securities.

Guotai Junan Securities and its subsidiaries (who are Haitong A Shareholders) are required to abstain from voting on all of the special resolutions at the Haitong Securities Extraordinary General Meeting. For the purposes of Rule 25 of the Takeovers Code, any votes cast by a Haitong Shareholder who is not an Independent Haitong Shareholder on the special resolution concerning the Haitong Put Option arrangements (including the Special Deal) (i.e. sub-resolution number 2.1.10) at the Haitong Securities Extraordinary General Meeting will not be counted towards votes attaching to the Haitong Shares held by the Independent Haitong Shareholders.

5.	Miscellaneous

(1)	The Haitong Securities Extraordinary General Meeting is expected to be held for no more than half a day. Shareholders who attend the meeting in person or by proxy shall bear their own travelling and accommodation expenses.

(2)	The address of Computershare Hong Kong Investors Services Limited is:

Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong

(3)	The registered office of Haitong Securities:

Haitong Securities Building

No. 689 Guangdong Road

Shanghai

The People’s Republic of China

Contact address: Floor 15, Block A, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Huangpu District, Shanghai, the People’s Republic of China

Contact Office: Office of the Board

Telephone No.: 86 (21) 6341 1000

Facsimile No.: 86 (21) 6341 0627

Email: dshbgs@haitong.com

(4)	Please refer to the circular published by Haitong Securities in relation to the Haitong Securities Extraordinary General Meeting and Haitong Securities H Shareholders’ Class Meeting dated 22 November 2024 for details of the resolutions to be proposed at the Haitong Securities Extraordinary General Meeting for consideration and approval.

As at the date of this notice, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’
CLASS MEETING OF HAITONG SECURITIES

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 06837)

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’ CLASS MEETING

NOTICE IS HEREBY GIVEN that the 2024 first H shareholders’ class meeting (the “Haitong Securities H Shareholders’ Class Meeting”) of Haitong Securities Co., Ltd. (“Haitong Securities”) will be held at 2:30 p.m. on Friday, 13 December 2024 or immediately following the conclusion of the Haitong EGM and the Haitong A Shareholders’ Class Meeting or any adjournment thereof at Conference Room 616, Block C, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road, Shanghai, the People’s Republic of China, for the following purposes. Unless otherwise stated, capitalised terms used herein shall have the same meanings as defined in the circular jointly issued by Haitong Securities and Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) dated 22 November 2024 (the “Joint Circular”).

SPECIAL RESOLUTIONS

1.	To consider and approve the proposal of the Proposed Merger and the Proposed Placement, including:

1.1.	Details of the Proposed Merger

1.1.1.	Parties to the Proposed Merger;

1.1.2.	Method of the Proposed Merger;

1.1.3.	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange;

1.1.4.	Share Exchange targets and Record Date for Share Exchange;

1.1.5.	Exchange price and Exchange Ratio;

1.1.6.	Number of Guotai Junan Shares to be issued under the Share Exchange;

1.1.7.	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange;

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’
CLASS MEETING OF HAITONG SECURITIES

1.1.8.	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions;

1.1.9.	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders;

1.1.10.	Protection mechanism for the interests of Haitong Dissenting Shareholders;

1.1.11.	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement;

1.1.12.	Transfer of assets;

1.1.13.	Arrangements for employees;

1.1.14.	Arrangements for the Transitional Period; and

1.1.15.	Arrangements for profit distribution and accumulated profits.

1.2.	Details of the Proposed Placement

1.2.1.	Fundraising amount under the Proposed Placement;

1.2.2.	Class and par value of the Placement A Shares;

1.2.3.	Pricing basis, date of pricing and issue price of the Placement A Shares;

1.2.4.	Issuance targets and method of subscription of the Proposed Placement;

1.2.5.	Number of the Placement A Shares to be issued;

1.2.6.	Place of listing of the Placement A Shares to be issued;

1.2.7.	Lock-up period for the Placement A Shares to be issued;

1.2.8.	Use of proceeds of the Proposed Placement; and

1.2.9.	Arrangements for profit distribution and accumulated profits.

1.3.	Effective period of the resolution

2.	To consider and approve the execution of the Merger Agreement.

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

3.	To consider and approve that Haitong Board and its operational management be authorised at a general meeting to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement.

By order of the board of Haitong Securities Co., Ltd. ZHOU Jie Chairman

Shanghai, the PRC

22 November 2024

Notes:

1.	Eligibility for attending the Haitong Securities H Shareholders’ Class Meeting and date of registration of members for H shares

The register of members of H shares of Haitong Securities will be closed from Tuesday, 10 December 2024 to Friday, 13 December 2024 (both days inclusive), during which time no share transfers of H shares will be effected. Holders of shares registered as shareholders on the H Share register of members of Haitong Securities on Friday, 13 December 2024 are entitled to attend and vote in respect of all resolutions to be proposed at the Haitong Securities H Shareholders’ Class Meeting. In order to attend the Haitong Securities H Shareholders’ Class Meeting, holders of H shares should ensure that the relevant share certificates, accompanied by all transfer documents, are lodged with the Haitong Securities H share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, before 4:30 p.m. on Monday, 9 December 2024.

2.	Proxy

(1)	Each shareholder (the “Shareholder”) entitled to attend and vote at the Haitong Securities H Shareholders’ Class Meeting may appoint one or more proxies in writing to attend and vote on his/her behalf. A proxy need not be a Shareholder.

(2)	The instrument appointing a proxy must be in writing under the hand of the appointor or his attorney duly authorised in writing, or if the appointor is a legal entity, either under seal or signed by a director or a duly authorised attorney. If that instrument is signed by an attorney of the appointor, the power of attorney authorising that attorney to sign or other documents of authorisation must be notarised.

To be valid, for holders of H shares, the form of proxy and notarised power of attorney or other documents of authorisation must be delivered to the Computershare Hong Kong Investor Services Limited at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not less than 24 hours before the time appointed for the Haitong Securities H Shareholders’ Class Meeting (i.e. 2:30 p.m. on 12 December 2024) or not less than 24 hours before the time appointed for voting by poll.

(3)	Any voting at the Haitong Securities H Shareholders’ Class Meeting shall be taken by poll.

3.	Registration procedures for attending the Haitong Securities H Shareholders’ Class Meeting

A Shareholder or his proxy should present proof of identity when attending the Haitong Securities H Shareholders’ Class Meeting. If a Shareholder is a legal person, its legal representative or other person authorised by the board of directors or other governing body may attend the Haitong Securities H Shareholders’ Class Meeting by providing a copy of the resolution of the board of directors or other governing body of such Shareholder appointing such person to attend the meeting.

NOTICE OF THE 2024 FIRST H SHAREHOLDERS’
GENERAL MEETING OF GUOTAI JUNAN SECURITIES

4.	Voting by poll

According to Rule 13.39(4) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, any vote of Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Accordingly, the chairman of the Haitong Securities H Shareholders’ Class Meeting will demand a poll in relation to all the proposed resolutions at the Haitong Securities H Shareholders’ Class Meeting in accordance with Article 122 of the articles of association of Haitong Securities.

Under the Applicable Laws of the PRC, there are no restrictions imposed on any Haitong H Shareholder to cast votes on the special resolutions at the Haitong Securities H Shareholders’ Class Meeting. Any votes cast by a Haitong Securities Shareholder who is not a Disinterested Haitong H Shareholder on the special resolutions relating to the Merger Agreement and the Proposed Merger (i.e. resolution number 1.1, including all sub-resolutions thereunder, and resolution numbers 1.3, 2 and 3) at the Haitong H Shareholders’ Class Meeting will not be counted towards votes attaching to the Haitong H Shares held by the Disinterested Haitong H Shareholders for the purposes of Rule 2.10 of the Takeovers Code.

5.	Miscellaneous

(1)	The Haitong Securities H Shareholders’ Class Meeting is expected to be held for no more than half a day. Shareholders who attend the meeting in person or by proxy shall bear their own travelling and accommodation expenses.

(2)	The address of Computershare Hong Kong Investors Services Limited is:

Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong

(3)	The registered office of Haitong Securities:

Haitong Securities Building

No. 689 Guangdong Road Shanghai

The People’s Republic of China

Contact address: Floor 15, Block A, Haitong Bund Finance Plaza, No. 888 South Zhongshan Road,
Huangpu District, Shanghai, the People’s Republic of China

Contact Office: Office of the Board
Telephone No.: 86 (21) 6341 1000

Facsimile No.: 86 (21) 6341 0627
Email: dshbgs@haitong.com

(4)	Please refer to the circular published by Haitong Securities in relation to the Haitong Securities Extraordinary General Meeting and Haitong Securities H Shareholders’ Class Meeting dated 22 November 2024 for details of the resolutions to be proposed at the Haitong Securities H Shareholders’ Class Meeting for consideration and approval.

As at the date of this notice, the executive directors of Haitong Securities are Mr. ZHOU Jie, Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.